As filed with the Securities and Exchange Commission on October 9, 2026
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SCANCELL HOLDINGS PLC
(Exact name of Registrant as specified in its charter)
Not Applicable
(Translation of Registrant’s name into English)
England and Wales (State or other jurisdiction of incorporation or organization)	2836 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)
Unit 202 Bellhouse Building
Sanders Road, Oxford Science Park
Oxford OX4 4GD, United Kingdom
Tel: +44 (0)1865 582 066
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Cogency Global Inc.
122 East 42nd Street,
18th Floor
New York, NY 10168
Tel: (800) 221-0102
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Claire Keast-Butler Courtney Thorne Rita Sobral Cooley (UK) LLP 22 Bishopsgate London EC2N 4BQ, UK +44(0) 20 7583 4055	Spyridon Papapetropoulos Interim Chief Executive Officer Neuphoria Therapeutics Inc. 14 Milliston Road, Box 195 Millis, Massachusetts 02054 +1 (339) 240-6066	David A. Sakowitz Andrew Edge Winston Taylor LLP New York, NY 10166 +1 (212) 294-6700

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company ☒
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

†
The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The information herein is subject to completion or amendment. The registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
PRELIMINARY — SUBJECT TO COMPLETION — DATED OCTOBER 9, 2026
        , 2026
MERGER PROPOSAL — YOUR VOTE IS VERY IMPORTANT
Dear Neuphoria Therapeutics Inc. Stockholders:
Scancell Holdings plc (“Scancell”) and Neuphoria Therapeutics Inc. (“Neuphoria”) have entered into an Agreement and Plan of Merger, dated as of July 23, 2026 (the “Merger Agreement”), under which an indirect, wholly-owned subsidiary of Scancell will be merged with and into Neuphoria (the “Merger”), and Neuphoria will continue as the surviving corporation in the Merger and an indirect, wholly-owned subsidiary of Scancell. If the Merger is completed, Neuphoria stockholders will receive, in exchange for each share of Neuphoria common stock, par value $0.00001 per share (“Neuphoria Common Stock”), owned immediately prior to the Merger (1) a number of American Depositary Shares (the “Scancell ADSs”), each representing 10 ordinary shares in the share capital of Scancell (the “Scancell Shares” and each a “Scancell Share”), determined by reference to the exchange ratio set forth in the Merger Agreement, and (2) one contingent value right, representing the right to receive contingent consideration upon the achievement of certain milestones relating to the Partner Agreements (as defined below) and the R&D Tax Claim (as defined in the CVR Agreement). Under the exchange ratio formula set forth in the Merger Agreement, as of immediately following the effective time of the Merger, former Neuphoria stockholders are expected to own approximately 10.6% of Scancell and its subsidiaries (including Neuphoria) on an undiluted basis following the Merger. Based on Neuphoria’s and Scancell’s relative capitalization, each as of October 7, 2026, each share of Neuphoria Common Stock is currently estimated to be entitled to receive approximately 3.77246 Scancell ADSs (representing 37.72464 Scancell Shares before giving effect to the proposed AIM Reverse Split). The change from the exchange ratio estimated as of the date of the Merger Agreement to the currently estimated exchange ratio reflects a change in the number of shares of Neuphoria Common Stock outstanding (on a fully diluted basis) between signing and the date of this proxy statement/prospectus, and does not reflect any change to the Neuphoria Valuation, the Scancell Valuation or any other term of the Merger Agreement. This estimated exchange ratio is subject to adjustment based on the number of shares of Neuphoria Common Stock or Scancell Shares outstanding (on a fully diluted basis) immediately prior to the Effective Time as described in more detail in the section titled “The Merger Agreement — Merger Consideration” of the accompanying proxy statement/prospectus.
In connection with the execution of the Merger Agreement, on July 23, 2026, Scancell entered into subscription agreements (the “Subscription Agreements”) with certain qualified institutional buyers, institutional accredited investors, and non-U.S. investors (the “PIPE Investors”). Pursuant to the Subscription Agreements, the PIPE Investors agreed to subscribe for and purchase, and Scancell agreed to issue and sell to the PIPE Investors, concurrently with the closing of the Merger, an aggregate of 324,190,865 Scancell Shares (including Scancell Shares to be represented by Scancell ADSs) and non-voting ordinary shares (collectively, the “PIPE Securities”), at a purchase price of $0.1205 per PIPE Security (the “Placement Price”), for aggregate gross proceeds of approximately $39.1 million (the “PIPE Financing”). Concurrently with the signing of the Merger Agreement, Scancell also entered into a placing agreement with Panmure Liberum Limited for a UK placing of approximately £13.0 million ($17.4 million) via an accelerated bookbuild process with selected UK institutional investors at the GBP equivalent of the Placement Price (the “UK Placing”), and a retail offer via Winterflood, a division of Marex Financial, for aggregate gross proceeds of approximately £2.7 million ($3.6 million) to qualifying UK retail investors at the GBP equivalent of the Placement Price (the “Retail Offer” and, together with the UK Placing, the “UK Offerings”). The UK Offerings closed in July 2026. In addition, On September 24, 2026, Scancell entered into an agreement with Kreos Capital VIII (UK) Ltd, a growth and venture lending fund managed by BlackRock Investment Management (UK) Limited, an affiliate of BlackRock Inc. (“Kreos”) for secured, interest-bearing debt facilities of up to $25.0 million (the “Debt Financing”). The PIPE Financing, the UK Offerings and the Debt Financing (collectively, the “Financing”) are collectively expected to result in aggregate gross proceeds of not less than $75,000,000 (such minimum amount, the “Concurrent Investment Amount”). Receipt by Scancell of aggregate cash proceeds of not less than the Concurrent Investment Amount from the Financing, at or prior to the closing of the Merger, is a condition to the parties’ obligations to consummate the Merger. For purposes of the Subscription Agreements, the parties have assumed that each Scancell ADS represents one Scancell Share as of the closing of the Merger (subject to adjustment if the actual ratio differs at closing of the Merger), which assumed ratio applies solely to the pricing mechanics of the Subscription Agreements and differs from the 10-to-1 ratio applicable to the Scancell ADSs issued as Merger Consideration. The obligations of each party to consummate the PIPE Financing are conditioned upon, among other things, (i) the Scancell ADSs (including any PIPE Securities issuable in the form of ADSs) having been approved for listing on Nasdaq; and (ii) satisfaction of all conditions precedent to the closing of the Merger set forth in the Merger Agreement. The obligations of the PIPE Investors to consummate the PIPE Financing are further subject to additional conditions, including, among other things: (i) the Merger Agreement shall not have been amended, modified, or supplemented, and no condition waived thereunder, in a manner that would reasonably be expected to materially and adversely affect the economic benefits that a PIPE Investor would reasonably expect to receive under the Subscription Agreement; (ii) the material truth and accuracy of the representations and warranties of Scancell in the Subscription Agreement, subject to customary bringdown standards; (iii) no Subscription Agreement, or other agreements or understandings (including side letters) entered into in connection with the sale of PIPE Securities under the Subscription Agreements, with any other PIPE Investor shall have been amended, modified, or waived in any manner that benefits such other PIPE Investor unless all PIPE Investors have been offered substantially the same benefits; and (iv) there has not occurred any material adverse effect with respect to Scancell since the date of the Subscription Agreement that is continuing.
Neuphoria Common Stock trades on The Nasdaq Stock Market (“Nasdaq”) under the ticker symbol “NEUP.” As of        , 2026, the last trading day before the date of this proxy statement/prospectus, the last reported sales price of Neuphoria Common Stock at the end of regular trading hours, as reported on Nasdaq, was $      .
Scancell Shares trade on AIM, a market operated by the London Stock Exchange (“AIM”) under the ticker symbol “SCLP.” Prior to consummation of the Merger, Scancell intends to file an initial listing application for the Scancell ADSs with Nasdaq. After completion of the Merger, Scancell ADSs are expected to be listed for trading on Nasdaq under the symbol “SCLT.” As of       , 2026, the last trading day before the date of this proxy statement/prospectus, the last reported sales price of Scancell Shares at the end of regular trading hours, as reported on AIM, was £      .
Neuphoria stockholders are cordially invited to attend the special meeting of Neuphoria stockholders. The special meeting will be held at        Eastern Time, on        , 2026, via a virtual meeting at        , or at such other time, on such other date and at such other place to which the special meeting may be adjourned. At the special meeting, Neuphoria stockholders will be asked to vote on the approval and adoption of the Merger Agreement, the approval, on a non-binding, advisory basis, of the transaction-related named executive officer compensation and the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve and adopt the Merger Agreement.
The exchange of Neuphoria Common Stock for Merger Consideration in the Merger is expected to be a taxable transaction for U.S. federal income tax purposes to U.S. Holders (as defined in “Material U.S. Federal Income Tax Considerations”). We encourage Neuphoria stockholders to carefully review the information under “Material U.S. Federal Income Tax Considerations” beginning on page 224 of the accompanying proxy statement/prospectus for a description of material U.S. federal income tax consequences of the Merger.
We cannot complete the Merger without the approval and adoption of the Merger Agreement by Neuphoria stockholders. It is important that your shares of Neuphoria Common Stock be represented and voted regardless of the size of your holdings. Whether or not you plan to attend the special meeting, we urge you to submit a proxy to have your shares of Neuphoria Common Stock voted in advance of the special meeting by using one of the methods described in the accompanying proxy statement/prospectus.
The Neuphoria Board recommends that Neuphoria stockholders vote “FOR” the approval and adoption of the Merger Agreement, “FOR” the approval, on a non-binding, advisory basis, of the transaction-related named executive officer compensation and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve and adopt the Merger Agreement.
The accompanying proxy statement/prospectus provides important information regarding the special meeting and a detailed description of the Merger Agreement, the Merger and the matters to be presented at the special meeting. We urge you to read the accompanying proxy statement/prospectus, including all documents incorporated by reference into the accompanying proxy statement/prospectus, and its annexes carefully and in their entirety. Please pay particular attention to “Risk Factors” beginning on page 37 of the accompanying proxy statement/prospectus.

We hope to see you at the special meeting and look forward to the successful completion of the Merger.
Sincerely,

Alan Fisher
Chairman of the Board of Directors
Neuphoria Therapeutics Inc.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Merger or the securities to be issued in connection with the Merger as described in the accompanying proxy statement/prospectus, passed upon the merits or fairness of the Merger or determined that the accompanying proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
The accompanying proxy statement/prospectus is dated       , 2026, and is first being mailed to Neuphoria stockholders on or about       , 2026.

14 Milliston Road, Box 195
Millis, Massachusetts 02054
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON           , 2026
           , 2026
To the Stockholders of Neuphoria Therapeutics Inc.:
A special meeting of stockholders of Neuphoria Therapeutics Inc., a Delaware corporation (“Neuphoria”), will be held at        Eastern Time, on       , 2026, via a virtual meeting at       , or at such other time, on such other date and at such other place to which the special meeting may be adjourned. At the special meeting, Neuphoria stockholders will be asked to take action:
•
to approve and adopt the Agreement and Plan of Merger, dated as of July 23, 2026 (a copy of which is attached as Annex A to the accompanying proxy statement/prospectus) (the “Merger Agreement”), by and among Neuphoria, Scancell Holdings plc, a public limited company incorporated under the laws of England and Wales (“Scancell”) and Scancell Merger Sub, Inc., a Delaware corporation and an indirect, wholly-owned subsidiary of Scancell (“Merger Sub”), pursuant to which Merger Sub will be merged with and into Neuphoria (the “Merger”), and Neuphoria will continue as the surviving corporation in the Merger and an indirect, wholly-owned subsidiary of Scancell (the “Merger Proposal”);

•
to approve, on a non-binding, advisory basis, the compensation payments that will or may be paid by Neuphoria or Scancell to Neuphoria’s named executive officers and that are based on or otherwise related to the Merger and the agreements and understandings pursuant to which such compensation may be paid or become payable, referred to as the transaction-related named executive officer compensation (the “Advisory Vote Proposal”); and

•
to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve and adopt the Merger Agreement (the “Adjournment Proposal”).

Neuphoria will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournment or postponement thereof. Please refer to the accompanying proxy statement/prospectus for further information with respect to the business to be transacted at the special meeting.
The Neuphoria Board of Directors (the “Neuphoria Board”) has fixed the close of business on       , 2026 as the record date for the special meeting, referred to as the record date. Only holders of Neuphoria Common Stock as of the record date are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof.
After careful consideration, the Neuphoria Board unanimously determined that the Merger Agreement and the transactions contemplated by the Merger Agreement are advisable and in the best interests of Neuphoria stockholders and has unanimously approved the Merger Agreement.
The Neuphoria Board unanimously recommends that Neuphoria stockholders vote “FOR” the Merger Proposal, “FOR” the Advisory Vote Proposal and “FOR” the Adjournment Proposal. The approval of the Merger Proposal by Neuphoria stockholders is a condition to the obligations of Neuphoria and Scancell to complete the Merger. Neither the approval of the Advisory Vote Proposal nor the approval of the Adjournment Proposal is a condition to the obligations of Neuphoria or Scancell to complete the Merger.
Your vote is very important regardless of the number of shares that you own. Even if you plan to attend the special meeting, please sign, date and return, as promptly as possible, the enclosed proxy card (a prepaid reply envelope is provided for your convenience) or grant your proxy electronically over the internet or by telephone (using the instructions found on the proxy card). If you attend the special meeting and vote at the special meeting, your vote will revoke any proxy that you have previously submitted. If you fail to return your proxy and do not attend the special meeting, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting.
We urge you to read the accompanying proxy statement/prospectus, including all documents incorporated by reference into the accompanying proxy statement/prospectus, and its annexes carefully and in their entirety. In particular, see “Risk Factors” beginning on page 37 of the accompanying proxy statement/prospectus. If you have any questions concerning the Merger, the Merger Agreement, the non-binding, advisory vote on the transaction-related named executive officer compensation, the vote to adjourn the special meeting, if necessary or appropriate, the special meeting or the accompanying proxy statement/prospectus, or if you would like additional copies of the accompanying proxy statement/prospectus (at no charge) or need help submitting a proxy to have your shares of Neuphoria Common Stock voted, please contact Neuphoria’s proxy solicitor, Sodali & Co., at the following address and telephone number:
Sodali & Co.
430 Park Avenue, 14th Floor
New York, NY 10022
Stockholders and All Others Call Toll Free: (800) 662-5200
Banks and Brokers Call: (203) 658-9400
Email: NEUP@investor.sodali.com
By Order of the Board of Directors,

Alan Fisher
Chairman of the Board of Directors
Burlington, Massachusetts 01803
           , 2026

ABOUT THIS PROXY STATEMENT/PROSPECTUS
This proxy statement/prospectus, which forms part of a registration statement on Form F-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) by Scancell Holdings plc (“Scancell”), constitutes a prospectus of Scancell under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the ordinary shares in the share capital of Scancell (the “Scancell Shares” and each a “Scancell Share”), which will be represented by American Depositary Shares of Scancell (the “Scancell ADSs”) to be issued to stockholders of Neuphoria Therapeutics Inc. (“Neuphoria”) pursuant to the merger of a wholly-owned indirect subsidiary of Scancell with and into Neuphoria, with Neuphoria continuing as the surviving corporation in the merger and an indirect, wholly-owned subsidiary of Scancell (the “Merger”). This proxy statement/prospectus also constitutes a proxy statement of Neuphoria under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and constitutes a notice of meeting with respect to a special meeting of Neuphoria stockholders (the “Neuphoria Special Meeting”).
No person has been authorized to provide you with information that is different from that which is contained in, or incorporated by reference into, this proxy statement/prospectus. Scancell and Neuphoria take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you and, if given, such information must not be relied upon as having been authorized. This proxy statement/prospectus is dated          , 2026. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of such information. Neither the mailing of this proxy statement/prospectus to Neuphoria stockholders nor the issuance by Scancell of Scancell ADSs in connection with the Merger will create any implication to the contrary.
This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation. Information contained in this proxy statement/prospectus regarding Scancell has been provided by Scancell and information contained in this proxy statement/prospectus regarding Neuphoria has been provided by Neuphoria.
Neither Scancell shareholders nor Neuphoria stockholders should construe the contents of this proxy statement/prospectus as legal, tax or financial advice. Scancell shareholders and Neuphoria stockholders should consult with their own legal, tax, financial or other professional advisors. All summaries of, and references to, the agreements governing the terms of the transactions described in this proxy statement/prospectus are qualified by the full copies of and complete text of such agreements in the forms attached hereto as annexes.
Neither the SEC nor any state securities commission, nor any securities regulatory authority in any other jurisdiction, has approved or disapproved of the securities to be issued in connection with the Merger or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense. For the avoidance of doubt, this proxy statement/prospectus does not constitute an offer to buy or sell securities or a solicitation of an offer to buy or sell any securities in the United Kingdom or any state in the European Economic Area (the “EEA”) or a solicitation of a proxy under the laws of England and Wales, and it is not intended to be, and is not, a prospectus or an offer document for the purposes of the EU Prospectus Regulation (Regulation (EU) 2017/1129), the UK Public Offers and Admissions to Trading Regulations 2024, the UK Financial Conduct Authority’s Prospectus Rules: Admission to Trading on a Regulated Market sourcebook or any other laws or regulations of the United Kingdom or any other member state of the EEA concerning offers of securities to the public.

THIS PROXY STATEMENT/PROSPECTUS INCORPORATES ADDITIONAL INFORMATION
This proxy statement/prospectus incorporates important business and financial information about Neuphoria from documents that Neuphoria has filed with or furnished to the SEC, but that have not been included in this proxy statement/prospectus. Please see “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” located elsewhere in this proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by Neuphoria at no cost from the SEC’s website at www.sec.gov. You may also request copies of these documents, including documents incorporated by reference into this proxy statement/prospectus (other than certain exhibits or schedules to these documents), at no cost by requesting them in writing or by telephone from Neuphoria at the following address and telephone number:
Neuphoria Therapeutics Inc.
Attention: Investor Relations
14 Milliston Road, Box 195
Millis, Massachusetts 02054
Telephone number: (339) 240-6066
In addition, if you have questions about the Merger, the Neuphoria Special Meeting, or the proposals to be considered at the Neuphoria Special Meeting, need additional copies of this document and the annexes to this document or need to obtain proxy cards or other information related to the proxy solicitation, you may contact Neuphoria’s proxy solicitor, Sodali & Co., at the following address and telephone number:
Sodali & Co.
430 Park Avenue, 14th Floor
New York, NY 10022
Stockholders and All Others Call Toll Free: (800) 662-5200
Banks and Brokers Call: (203) 658-9400
      Email: NEUP@investor.sodali.com
In order for Neuphoria stockholders to receive timely delivery of the documents in advance of the Neuphoria Special Meeting, Neuphoria stockholders must request the documents no later than          , 2026.
CURRENCIES
In this proxy statement/prospectus, unless otherwise specified or the context otherwise requires:
•
“$,” “USD,” “US$” and “U.S. dollar” each refer to the United States dollar; and

•
“£,” “GBP,” “pound sterling,” “pence” and “p” each refer to the British pound sterling (or units thereof).

MARKET, INDUSTRY AND OTHER DATA
Unless otherwise indicated, information contained in this proxy statement/prospectus concerning Scancell’s industry and the markets in which Scancell operates, including Scancell’s general expectations about its product candidates, market position, market opportunity, market size, competitive position and the incidence of certain medical conditions, is based on or derived from publicly available information released by industry analysts and third-party sources, independent market research, industry and general publications and surveys, governmental agencies, Scancell’s internal research and Scancell’s industry experience. Scancell’s estimates of the potential market opportunities for its product candidates include a number of key assumptions based on Scancell’s industry knowledge and industry publications, the latter of which may be based on small sample sizes and fail to accurately reflect such information, and you are cautioned not to give undue weight to such estimates. While Scancell believes that its internal assumptions are reasonable, no independent source has verified such assumptions. Industry publications and third-party research often indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information and such information is inherently imprecise. In some cases, Scancell does not expressly refer to the sources from which this data is derived. In that regard, when Scancell refers to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from the same sources, unless otherwise expressly stated or the context otherwise requires. In addition, projections, assumptions and estimates of Scancell’s future performance and the future performance of the industry in which Scancell operates are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and elsewhere in this proxy statement/prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by independent third parties and by Scancell.
PRESENTATION OF FINANCIAL INFORMATION
This proxy statement/prospectus includes Scancell’s audited consolidated financial statements as of and for the years ended April 30, 2026 and 2025, prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”). None of Scancell’s financial statements were prepared in accordance with U.S. GAAP.
Scancell’s financial information is presented in pound sterling. For the convenience of the reader, Scancell has translated pound sterling amounts included in such financial information, including in the section “Scancell’s Management’s Discussion and Analysis of Financial Condition and Results of Operations of Scancell” into U.S. dollars at the noon buying rate of the Federal Reserve Bank of New York on April 30, 2026, which was £1.00 to $1.3580. Such U.S. dollar amounts are not necessarily indicative of the amounts of U.S. dollars that could actually have been purchased upon exchange of pound sterling at the dates indicated as of that or any other date, and such translations should not be considered representations that any such amounts have been, could have been, or could be converted into U.S. dollars at that or any other exchange rate as of that or any other date.
Scancell has made rounding adjustments to some of the figures included in this proxy statement/prospectus. Accordingly, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that preceded them.
TRADEMARKS, SERVICE MARKS AND TRADENAMES
This proxy statement/prospectus contains references to Scancell’s trademarks and service marks. Solely for convenience, the trademarks, service marks, logos and trade names referred to in this proxy statement/prospectus may appear without the ® and ™ symbols, but such references are not intended to indicate, in any way, that Scancell will not assert, to the fullest extent under applicable law, its rights or the rights of the applicable licensors to these trademarks, service marks, and trade names. This proxy statement/prospectus contains additional trademarks, service marks, and trade names of others, which are the property of their respective owners. All trademarks, service marks, and trade names appearing in this proxy statement/prospectus are, to Scancell’s knowledge, the property of their respective owners. Scancell does not intend its use or display of other companies’ trademarks, service marks, copyrights or trade names to imply a relationship with, or endorsement or sponsorship of Scancell by, any other companies.

Page
QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE NEUPHORIA SPECIAL MEETING	iv
FREQUENTLY USED TERMS	xi
SUMMARY	1
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	12
UNAUDITED COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA	30
COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION	33
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	35
RISK FACTORS	37
THE NEUPHORIA SPECIAL MEETING	104
Date, Time and Place of Neuphoria Special Meeting	104
Purpose of Neuphoria Special Meeting	104
Recommendation of the Neuphoria Board of Directors	104
The Neuphoria Board unanimously recommends that Neuphoria stockholders vote “FOR” the Merger Proposal, “FOR” the Advisory Vote Proposal and “FOR” the Adjournment Proposal	104
Who Can Vote at the Neuphoria Special Meeting	104
Vote Required for Approval	105
Voting Procedures	106
How You Can Reduce the Number of Copies of Neuphoria’s Proxy Materials You Receive	109
Cost of Proxy Distribution and Solicitation	109
Other Matters	109
PROPOSAL 1 — THE MERGER PROPOSAL	110
PROPOSAL 2 — THE ADVISORY VOTE PROPOSAL	111
PROPOSAL 3 — THE ADJOURNMENT PROPOSAL	112
THE MERGER	113
Summary of the Merger	113
Background of the Merger	113
Neuphoria’s Reasons for the Merger	126
Opinion of Neuphoria’s Financial Advisor	129
Board of Directors and Senior Management of the Combined Company	134
Accounting Treatment	134
Interests of Neuphoria’s Directors and Executive Officers in the Merger	134
Treatment of Neuphoria Options and Neuphoria Units	134
Scancell’s Reasons for the Merger	134
Appraisal Rights	137
Listing of the Scancell ADSs and Scancell Shares	138
Delisting and Deregistration of Neuphoria Common Stock	138
Restrictions on Sales of Scancell ADSs Received in the Merger	138
Litigation Related to the Merger	139
THE MERGER AGREEMENT	140
The Merger	140

i

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE NEUPHORIA SPECIAL MEETING
The following questions and answers address briefly some questions you may have regarding the proposed merger and the Neuphoria Special Meeting. These questions and answers may not address all questions that may be important to you. Please refer to the more detailed information contained elsewhere in this proxy statement/prospectus, as well as the additional documents referred to in, or incorporated by reference into, this proxy statement/prospectus.
General Questions and Answers about the Merger
What is the proposed transaction on which I am being asked to vote?
You are being asked to vote to approve and adopt the Agreement and Plan of Merger, dated as of July 23, 2026 (as it may be amended from time to time, the “Merger Agreement”), by and among Scancell, Merger Sub and Neuphoria. Pursuant to the Merger Agreement, Merger Sub will merge with and into Neuphoria, with Neuphoria surviving the Merger as an indirect, wholly-owned subsidiary of Scancell. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus. See “The Merger Agreement.”
Why am I receiving this document and why am I being asked to vote on the Merger Agreement?
Neuphoria is holding the Neuphoria Special Meeting to obtain the stockholder approval necessary to adopt the Merger Agreement. Approval of the Merger Proposal requires the affirmative vote of holders of at least a majority of the outstanding shares of Neuphoria Common Stock entitled to vote thereon, and such approval is a condition to completion of the Merger. Neuphoria stockholders will also be asked to approve, on a non-binding, advisory basis, the transaction-related named executive officer compensation and to approve the adjournment of the Neuphoria Special Meeting, if necessary or appropriate, to solicit additional proxies. This document is being delivered to you as both the proxy statement for the Neuphoria Special Meeting and the prospectus of Scancell for the Scancell ADSs to be issued in the Merger.
Is my vote important?
Yes. Your vote is very important, regardless of the number of shares of Neuphoria Common Stock you own. The failure to vote, or an abstention, will have the same effect as a vote “AGAINST” the Merger Proposal, assuming a quorum is present. Approval of the Merger Proposal by Neuphoria stockholders is a condition to completion of the Merger, so the Merger cannot be completed without your support.
What will Neuphoria stockholders receive in the Merger?
If the Merger is completed, Neuphoria stockholders will receive, in exchange for each share of Neuphoria Common Stock owned immediately prior to the Merger (other than excluded shares), (1) a number of Scancell ADSs equal to the Exchange Ratio and (2) one contingent value right (a “CVR”), representing the right to receive contingent consideration upon the achievement of certain milestones relating to the Partner Agreements (as defined below) and the R&D Tax Claim (as defined in the CVR Agreement), together referred to as the “Merger Consideration.” No fractional Scancell ADSs will be issued; any fractional entitlement will be rounded to the nearest whole Scancell ADS with no cash paid in lieu thereof. See “The Merger Agreement — Merger Consideration.”
What are the CVRs?
The CVRs represent the non-transferable contractual right to receive contingent cash and/or other consideration from Scancell if specified milestones relating to the Partner Agreements (as defined below) and the R&D Tax Claim (as defined in the CVR Agreement) are achieved within agreed time periods, pursuant to a contingent value rights agreement (the “CVR Agreement”) to be entered into by Scancell and a rights agent at or prior to the Effective Time (as defined below), substantially in the form attached as Annex B to this proxy statement/prospectus. The CVRs will not be evidenced by a certificate, will not have voting or dividend rights, and will not represent any equity or ownership interest in Scancell. See “The CVR Agreement.”

After the Merger, how much of the Combined Company will Neuphoria stockholders own?
Based on the Exchange Ratio formula set forth in the Merger Agreement, former Neuphoria stockholders are expected to own approximately 10.6% of the outstanding equity interests of the combined company on an undiluted basis immediately following the Effective Time, subject to dilution from the PIPE Financing, the UK Offerings and, potentially, the Debt Financing, described below.
Can the value of the Merger Consideration change between now and the time the Merger is consummated?
Yes. The Exchange Ratio is a fixed formula based on the relative valuations of Neuphoria and Scancell set forth in the Merger Agreement, and is not tied to the trading price of Scancell Shares or Neuphoria Common Stock. However, the number of Scancell ADSs ultimately issued, and therefore the value of the Merger Consideration, may change based on fluctuations in the trading price of Scancell Shares, the Scancell ADS-to-Scancell Share ratio then in effect and currency exchange rates.
What will happen to my Neuphoria options or Neuphoria restricted stock units in the Merger?
Neuphoria Options
At the Effective Time, each outstanding Neuphoria stock option, whether or not vested, will be automatically cancelled for no consideration, and the holder will have no further rights with respect thereto. No Neuphoria options will remain outstanding following completion of the Merger.
Neuphoria Restricted Stock Units
No later than five business days prior to the Effective Time (subject to the occurrence of the closing of the Merger), each outstanding and unvested Neuphoria restricted stock unit award that vests solely based on the passage of time will become fully vested and will be settled in shares of Neuphoria Common Stock (net of applicable tax withholding). Those shares will then be treated the same as other outstanding shares of Neuphoria Common Stock and will be converted into the right to receive the Merger Consideration in the Merger.
What is a Scancell ADS?
A Scancell ADS is an American Depositary Share, a security that allows investors in the United States to hold and trade an interest in a company organized outside the United States more easily. Each Scancell ADS represents 10 Scancell Shares held on deposit with a custodian by Citibank, N.A., as depositary. See “Description of the Scancell American Depositary Shares.”
Will Neuphoria stockholders be able to trade the Scancell ADSs that they receive in the transaction?
Yes. The Scancell ADSs to be issued in the Merger will be freely transferable under U.S. federal securities laws, except for Scancell ADSs held by persons who are or become “affiliates” of Scancell for purposes of Rule 144 under the Securities Act, and except as set forth in the lock-up agreements described under “The Support Agreements and Lock-Up Agreements” below (the “Lock-Up Agreements”). Scancell ADSs are expected to be approved for listing on Nasdaq prior to completion of the Merger.
Can I receive Scancell Shares in the Merger instead of Scancell ADSs?
No. Neuphoria stockholders will receive Scancell ADSs, not Scancell Shares directly, as part of the Merger Consideration. If you wish to hold Scancell Shares directly rather than Scancell ADSs, you may do so after the Merger by surrendering your Scancell ADSs to the depositary in accordance with the deposit agreement and paying the applicable fees, as described under “Description of the Scancell American Depositary Shares — Withdrawal of Ordinary Shares Upon Cancellation of ADSs.”
What are the material U.S. federal income tax considerations of the Merger for me?
The exchange of Neuphoria Common Stock for Merger Consideration in the Merger is expected to be a taxable transaction for U.S. federal income tax purposes to U.S. Holders (as defined in “Material U.S. Federal

v

Income Tax Considerations”). Please carefully review the information under “Material U.S. Federal Income Tax Considerations” of this proxy statement/prospectus for a description of the material U.S. federal income tax consequences of the Merger to U.S. Holders. The tax consequences to you will depend on your own situation. You are urged to consult your tax advisors as to the specific tax consequences to you of the Merger and your receipt of the Merger Consideration, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws in light of your particular circumstances.
What are the material U.K. tax considerations of owning Scancell ADSs for me?
You are referred to the section of this proxy statement/prospectus titled “Material U.K. Tax Considerations” for a summary of certain anticipated material U.K. tax considerations of the acquisition, ownership and disposal of Scancell ADSs. You are urged to consult your own tax advisor for a full understanding of the U.K. tax consequences to you of owning and disposing of Scancell ADSs.
When is the Merger expected to be completed?
Scancell and Neuphoria expect to complete the Merger promptly after Neuphoria receives, at the Neuphoria Special Meeting, the affirmative vote in favor of the approval and adoption of the Merger Agreement by holders of a majority of the outstanding shares of Neuphoria Common Stock entitled to vote thereon (the “Neuphoria Stockholder Approval”) and Scancell receives the approval by Scancell shareholders of the resolutions required to effect the Merger and the Financing at the Scancell EGM (“Scancell Shareholder Approval”). Scancell and Neuphoria currently anticipate that the Merger will occur in the fourth quarter of 2026. However, neither Scancell nor Neuphoria can predict the exact timing of the completion of the Merger because the Merger is subject to certain other conditions to closing as set forth in the Merger Agreement. See the section titled “The Merger Agreement — Conditions to Closing” elsewhere in this proxy statement/prospectus.
What is required to complete the Merger?
Completion of the Merger is subject to a number of conditions, including: (i) approval of the Merger Proposal by Neuphoria stockholders and approval by Scancell shareholders of the Scancell Shareholder Approval; (ii) the absence of any law or order prohibiting the Merger; (iii) the Subscription Agreements remaining in full force and effect and receipt of aggregate cash proceeds of at least the Concurrent Investment Amount from the Financing; (iv) the Form F-4 having been declared effective by the SEC; (v) approval of the Scancell ADSs for listing on Nasdaq and the filing of an application for admission of the underlying Scancell Shares to trading on AIM; and (vi) the expiration, termination or receipt of any required antitrust consents. Scancell’s and Neuphoria’s respective obligations are also subject to additional conditions described under “The Merger Agreement — Conditions to Closing,” including bring-down of representations and warranties, performance of covenants, the absence of a material adverse effect, and delivery of the Lock-Up Agreements, as applicable.
What happens if the Merger is not completed?
If the Merger Agreement is not adopted by Neuphoria stockholders or the Merger is not otherwise completed, Neuphoria stockholders will not receive the Merger Consideration, and Neuphoria is expected to remain an independent public company with its common stock continuing to be listed on Nasdaq. Under specified circumstances described under “The Merger Agreement — Termination Events” and “— Termination Fees,” Neuphoria may be required to pay Scancell a “No Vote Payment,” or Scancell may be required to pay Neuphoria a “No Vote Payment,” in each case equal to the paying party’s reasonable transaction expenses. Neither party is subject to a fixed termination fee of the kind more commonly seen in comparable transactions.
What do I need to do?
After carefully reading this proxy statement/prospectus, including its annexes, please submit your proxy as promptly as possible by internet, telephone or mail using the instructions on your proxy card, or attend the Neuphoria Special Meeting and vote virtually or by proxy, so that your shares are represented regardless of whether you plan to attend.

If I am a Neuphoria stockholder and I oppose the Merger Proposal, but all such proposals are approved, what are my rights?
Neuphoria stockholders are entitled to appraisal rights under Section 262 of the DGCL, provided they satisfy the special criteria and conditions set forth in Section 262 of the DGCL. Neuphoria Common Stock held by stockholders that do not vote for approval of the Merger and make a demand for appraisal in accordance with the DGCL will not be converted into Scancell ADSs, but will be converted into the right to receive from the Combined Company consideration determined in accordance with Delaware law.
For more information regarding dissenters’ or appraisal rights, please see “Appraisal Rights.”
Questions and Answers about the Neuphoria Special Meeting
When and where is the Neuphoria Special Meeting?
The special meeting of stockholders of Neuphoria will be held virtually via live audio webcast at     , on     , 2026, at      Eastern Time.
How can I attend the Neuphoria Special Meeting?
Only holders of record of Neuphoria Common Stock at the close of business on   , 2026, the record date for the Special Meeting, and persons holding valid proxies for the Special Meeting are entitled to notice of, to attend and to vote at the Special Meeting. As of the record date, there were   shares of Neuphoria Common Stock issued and outstanding.
To attend the Neuphoria Special Meeting, you must access the live audio webcast at   and follow the instructions provided with your proxy materials to register, check in and verify your ownership or authority to vote. If you hold shares through a broker, bank or other nominee (that is, in “street name”), you should follow the instructions provided by that broker, bank or other nominee and be prepared to provide proof of beneficial ownership as of the record date. To vote virtually at the Special Meeting, a street-name holder must obtain a signed proxy from the record holder giving the holder the right to vote the shares. See the section titled “The Neuphoria Special Meeting — Who Can Vote at the Neuphoria Special Meeting” beginning on page 104.
What matters will Neuphoria stockholders vote on at the Neuphoria Special Meeting?
Neuphoria stockholders will be asked to consider and vote on: the proposal to approve and adopt the Agreement and Plan of Merger, dated July 23, 2026, by and among Scancell Holdings plc, Scancell Merger Sub, Inc. and Neuphoria, which is referred to as the “Merger Proposal”; the proposal to approve, on a non-binding, advisory basis, the transaction-related compensation that may be paid or become payable to Neuphoria’s named executive officers in connection with the Merger, which is referred to as the “Advisory Vote Proposal”; and the proposal to approve the adjournment of the Neuphoria Special Meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of the Merger Proposal, which is referred to as the “Adjournment Proposal.”
The Neuphoria Board unanimously recommends that Neuphoria stockholders vote “FOR” the Merger Proposal, “FOR” the Advisory Vote Proposal and “FOR” the Adjournment Proposal. Completion of the Merger is conditioned on approval of the Merger Proposal, but is not conditioned on approval of the Advisory Vote Proposal or the Adjournment Proposal. See the sections titled “The Neuphoria Special Meeting — Purpose of Neuphoria Special Meeting” and “The Neuphoria Special Meeting — Recommendation of the Neuphoria Board of Directors,” each beginning on page 104.
How many votes are needed for the proposals considered by Neuphoria stockholders at the Neuphoria Special Meeting?
Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Neuphoria Common Stock entitled to vote on the Merger Proposal. Approval of each of the Advisory Vote Proposal and the Adjournment Proposal requires the affirmative vote of a majority of the votes cast affirmatively or negatively by holders of shares of Neuphoria Common Stock present virtually or represented by proxy at the Neuphoria Special Meeting.

At the close of business on the record date, Neuphoria’s directors and executive officers, together with certain of their respective affiliates, beneficially owned and were entitled to vote approximately           % of the outstanding shares of Neuphoria Common Stock. In connection with the execution of the Merger Agreement, certain Neuphoria directors and executive officers entered into voting and support agreements pursuant to which they granted an irrevocable proxy to Neuphoria, among other things, to vote their respective shares of Neuphoria Common Stock in favor of adoption of the Merger Agreement. See the sections titled “The Neuphoria Special Meeting — Vote Required for Approval” and “The Neuphoria Special Meeting — Share Ownership of Directors and Executive Officers of Neuphoria,” each beginning on page 106.
What is the quorum requirement for the Neuphoria Special Meeting?
A quorum will be present if holders of at least a majority in voting power of the stock issued and outstanding and entitled to vote as of the record date are present virtually or represented by proxy at the Neuphoria Special Meeting. Your shares will be counted toward the quorum only if you submit a valid proxy, a valid proxy is submitted on your behalf by your broker or other nominee, or you attend and vote virtually at the Neuphoria Special Meeting. Abstentions and any broker non-votes will be counted toward the quorum requirement.
If there is no quorum, the chairperson of the Special Meeting or holders of a majority in voting power of the stockholders entitled to vote at the meeting and present virtually or represented by proxy may adjourn the Special Meeting to another time or date. Even if a quorum is present, the Special Meeting may be adjourned to provide additional time to solicit proxies if the Adjournment Proposal receives the required vote. See the section titled “The Neuphoria Special Meeting — Vote Required for Approval — Quorum” beginning on page 105.
As a Neuphoria stockholder, how can I vote?
If you are a stockholder of record as of the record date, you may vote your shares before the Special Meeting by completing, signing and dating the enclosed proxy card and returning it in the accompanying pre-addressed envelope, by submitting a proxy over the Internet at the web address shown on the proxy card or by calling the telephone number shown on the proxy card. You may also attend the Special Meeting and vote virtually. Proxy cards submitted by mail must be received no later than      , 2026, at 11:59 p.m. Eastern Time. The Internet and telephone voting facilities will close at 11:59 p.m. Eastern Time on        , 2026.
If your shares are held in “street name,” you should complete and return the voting instruction card provided by your broker, bank or other nominee, or submit voting instructions by Internet or telephone if those methods are made available by your broker, bank or other nominee. The availability of Internet and telephone voting for street-name shares will depend on the voting procedures of your broker, bank or other nominee. To vote your street-name shares virtually at the Special Meeting, you must obtain a signed proxy from the record holder giving you the right to vote those shares.
All shares represented by properly completed proxies received before the Special Meeting and not revoked will be voted in accordance with your instructions. If you return a properly signed proxy card without indicating how your shares should be voted, the shares represented by that proxy will be voted “FOR” the Merger Proposal, “FOR” the Advisory Vote Proposal and “FOR” the Adjournment Proposal. If you hold shares in street name and do not provide voting instructions, your shares will not be voted on any proposal. For a more detailed explanation of the voting procedures, see the section titled “The Neuphoria Special Meeting — Voting Procedures” beginning on page 106.
As a Neuphoria stockholder, what happens if I do not vote?
Your vote is very important. If you fail to vote or abstain from voting on the Merger Proposal, it will have the same effect as a vote “AGAINST” the Merger Proposal, assuming a quorum is present. A failure to vote or an abstention will have no effect on the outcome of the Advisory Vote Proposal or the Adjournment Proposal because each of those proposals is determined by a majority of the votes cast affirmatively or negatively.
Under Nasdaq rules, all matters to be considered at the Special Meeting are non-routine. Brokers, banks and other nominees therefore have no discretionary authority to vote your shares on any proposal without your instructions, and Neuphoria does not expect to receive any broker non-votes. If broker non-votes are received, they will have the same effect as votes “AGAINST” the Merger Proposal, assuming a quorum is present, but will have no effect on the Advisory Vote Proposal or the Adjournment Proposal. The Neuphoria Board unanimously recommends that you vote “FOR” each of the three proposals. See the section titled “The Neuphoria Special Meeting — Vote Required for Approval — Effect of Not Voting and Abstentions” beginning on page 105.
As a Neuphoria stockholder, may I change my vote after I have submitted a proxy card or voting instruction card?
Yes. If you are a stockholder of record, you may change your vote at any time before the vote at the Special Meeting by granting a new proxy bearing a later date, which will automatically revoke any earlier proxy; by filing a written instrument revoking your proxy; or by attending the Special Meeting and voting virtually. Attendance at the Special Meeting alone will not revoke a previously granted proxy unless you specifically request revocation or vote virtually at the meeting.
If your shares are held in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee or by attending the Special Meeting and voting virtually after obtaining a signed proxy from the record holder giving you the right to vote your shares. Only your latest validly submitted proxy or voting instruction will be counted. See the section titled “The Neuphoria Special Meeting — Voting Procedures — Revoking Proxies or Voting Instructions” beginning on page 107.
Should Neuphoria stock certificates be sent in now?
No. Neuphoria stockholders should not send in stock certificates at this time. If the Merger is completed, the exchange agent will send to Neuphoria stockholders a letter of transmittal and instructions explaining how to surrender certificates representing shares of Neuphoria Common Stock in exchange for the Merger Consideration, consisting of Scancell ADSs, each representing 10 ordinary shares of Scancell, determined in accordance with the exchange ratio formula set forth in the Merger Agreement, and one contingent value right for each share of Neuphoria Common Stock.
No fractional Scancell ADSs will be issued in the Merger; the number of Scancell ADSs otherwise issuable will be rounded to the nearest whole Scancell ADS in accordance with the Merger Agreement. The availability and exercise of any appraisal rights are addressed separately and remain subject to the disclosure in this proxy statement/prospectus. See the sections titled “The Merger Agreement — Exchange Agent; Letter of Transmittal,” “The Merger Agreement — Merger Consideration” and “Appraisal Rights,” beginning on page 140.
What do Neuphoria stockholders need to do now?
After carefully reading and considering the information contained in and incorporated by reference into this proxy statement/prospectus, including its annexes and the risks described under “Risk Factors,” you should submit your proxy as promptly as possible. You may vote before the Neuphoria Special Meeting over the Internet, by telephone or by completing, signing, dating and returning the enclosed proxy card, in each case in accordance with the instructions in your proxy materials. You may instead attend the Neuphoria Special Meeting and vote virtually. If your shares are held in street name, follow the voting instructions provided by your broker, bank or other nominee.
If you have questions about the Merger, the proposals to be voted on at the Neuphoria Special Meeting, how to vote or revoke a proxy, or if you need additional copies of this proxy statement/prospectus or voting materials, please contact Neuphoria’s proxy solicitor, Sodali & Co., at 430 Park Avenue, 14th Floor, New York, NY, 10022, Stockholders and All Others Call Toll Free: (800) 662-5200, Banks and Brokers Call: (203) 658-9400, email: NEUP@investor.sodali.com. You may also contact Neuphoria Investor Relations, Neuphoria Therapeutics Inc., 14 Milliston Road, Box 195, Millis, Massachusetts 02054, telephone (339) 240-6066. See the section titled “The Neuphoria Special Meeting — Contact for Questions and Assistance in Voting” beginning on page 107.

Who can help answer my questions?
Neuphoria stockholders with questions about the Merger or the other matters to be voted on at the Neuphoria Special Meeting or who desire additional copies of this proxy statement/prospectus or additional proxy cards should contact:
Sodali & Co.
430 Park Avenue, 14th Floor
New York, NY 10022
If you need additional copies of this proxy statement/prospectus or voting materials, contact Sodali & Co at the details above, or Neuphoria at the following address and telephone number:
Neuphoria Therapeutics Inc.
Attention: Investor Relations
14 Milliston Road, Box 195
Millis, Massachusetts 02054
Telephone number: (339) 240-6066

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FREQUENTLY USED TERMS
Unless otherwise stated or unless the context otherwise requires, in this document:
“Advisory Vote Proposal” means the non-binding, advisory Neuphoria stockholder proposal to approve the transaction-related named executive officer compensation payable in connection with the Merger;
“Adjournment Proposal” means the Neuphoria stockholder proposal to approve the adjournment of the Neuphoria Special Meeting, if necessary or appropriate, to solicit additional proxies;
“Aggregate Valuation” means the combined agreed valuation of Scancell and Neuphoria of $169,210,951, being the sum of the agreed Neuphoria valuation of $24,598,949 and the agreed Scancell valuation of $144,612,002, used to calculate the Exchange Ratio;
“AIM” means AIM, a market operated by the London Stock Exchange;
“AIM Reverse Split” means the share consolidation of every ten existing ordinary shares into one consolidated ordinary share that Scancell intends to implement prior to the closing of the Merger, subject to shareholder approval at the Scancell EGM;
“Anti-Kickback Statute” means the federal Health Care Program Anti-Kickback Statute;
“Armistice” means Armistice Capital Master Fund Ltd.;
“BLA” means a Biologics License Application submitted to the FDA;
“cGMP” means current good manufacturing practice;
“Combined Company” means Scancell and its subsidiaries (including Neuphoria) following completion of the Merger;
“Companies Act” means the U.K. Companies Act 2006, as amended;
“Concurrent Investment Amount” means the minimum aggregate cash proceeds of not less than $75,000,000 from the Financing, receipt of which at or prior to the closing of the Merger is a condition to the parties’ obligations to consummate the Merger;
“CVR” means a contingent value right issued in the Merger, representing the right to receive contingent consideration upon the achievement of certain milestones relating to the Partner Agreements (as defined below) and the R&D Tax Claim (as defined in the CVR Agreement);
“CVR Agreement” means the contingent value rights agreement to be entered into by Scancell and a rights agent, substantially in the form attached as Annex B to this proxy statement/prospectus;
“CVR Term” means the period beginning on the Effective Date (as defined in the CVR Agreement) and ending upon the fifteenth (15th) anniversary of the Effective Date (as defined in the CVR Agreement);
“Debt Financing” means the secured, interest-bearing debt facilities of up to $25.0 million provided by Kreos pursuant to the Loan Agreement;
“DGCL” means the Delaware General Corporation Law, as amended;
“EEA” means the European Economic Area;
“Effective Time” means the effective time of the Merger;
“EMA” means the European Medicines Agency;
“End Date” means February 28, 2027, the outside date by which the Merger must be consummated under the Merger Agreement, subject to an automatic 60-day extension in certain circumstances;
“Equity Consideration” means the Scancell ADSs to be issued in consideration for Neuphoria Common Stock, which together with the CVRs comprise the Merger Consideration;
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended;
“Exchange Ratio” means the ratio, determined in accordance with the formula set forth in the Merger Agreement, as may be adjusted pursuant to the settlement of the potential execution of the Armistice Warrant, pursuant to which each share of Neuphoria Common Stock will be converted into Scancell ADSs;

“FCA” means the U.S. federal civil and criminal False Claims Act;
“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977, as amended;
“FDA” means the U.S. Food and Drug Administration;
“Financing” means, collectively, the PIPE Financing, the UK Offerings and the Debt Financing;
“GCP” means good clinical practice;
“GDPR” means, collectively, the UK GDPR and the EU General Data Protection Regulation;
“Kreos” means Kreos Capital VIII (UK) Ltd, a company incorporated in England and Wales, acting through BlackRock Investment Management (UK) Limited as its investment manager;
“Kreos Warrants” means warrants exercisable for Scancell Shares to be issued to the Warrantholder on each drawdown under the Debt Financing pursuant to the Kreos Warrant Instrument;
“Kreos Warrant Instrument” means the warrant instrument to be entered into by Scancell by as a deed poll in favor of the Warrantholder;
“Loan Agreement” means the loan agreement dated September 24, 2026 between Scancell and Kreos with respect to the Debt Financing;
“Lock-Up Agreements” means, collectively, the lock-up agreements entered into by certain officers, directors and significant stockholders of Neuphoria and Scancell;
“Merger” means the merger of Merger Sub with and into Neuphoria, with Neuphoria continuing as the surviving corporation and an indirect, wholly-owned subsidiary of Scancell;
“Merger Agreement” means the Agreement and Plan of Merger, dated as of July 23, 2026, by and among Scancell, Merger Sub and Neuphoria, as it may be amended from time to time;
“Merger Consideration” means, collectively, the Equity Consideration and the CVRs issuable to Neuphoria stockholders in the Merger;
“Merger Proposal” means the Neuphoria stockholder proposal to approve and adopt the Merger Agreement;
“Merger Sub” means Scancell Merger Sub, Inc., a Delaware corporation and an indirect, wholly-owned subsidiary of Scancell;
“Nasdaq” means The Nasdaq Stock Market;
“NDA” means a New Drug Application submitted to the FDA;
“Neuphoria” means Neuphoria Therapeutics Inc., a Delaware corporation;
“Neuphoria Board” means the board of directors of Neuphoria;
“Neuphoria Common Stock” means the common stock, par value $0.00001 per share, of Neuphoria;
“Neuphoria Special Meeting” means the special meeting of Neuphoria stockholders to consider and vote upon the Merger Proposal, the Advisory Vote Proposal and the Adjournment Proposal;
“Neuphoria Stockholder Approval” means the affirmative vote of the holders of at least a majority of the outstanding shares of Neuphoria Common Stock entitled to vote thereon to approve and adopt the Merger Agreement;
“Non-Voting Ordinary Shares” means the non-voting ordinary shares in the share capital of Scancell, to be created pursuant to the amendment of Scancell’s articles of association approved at the Scancell EGM, with a nominal value of £0.01 each;
“Partner Agreements” means, collectively, the Participants Agreement, the CRC Commercialisation License Agreements and the Merck Research and Collaboration Agreement, each as defined in the CVR Agreement;

“PIPE Financing” means the private placement pursuant to which the PIPE Investors agreed to subscribe for and purchase, and Scancell agreed to issue and sell, PIPE Securities pursuant to the Subscription Agreements for aggregate gross proceeds of approximately $39.1 million;
“PIPE Investors” means the investors that entered into the Subscription Agreements with Scancell in connection with the PIPE Financing;
“PIPE Securities” means, collectively, Scancell Shares, Scancell ADSs and Non-Voting Ordinary Shares, sold to the PIPE Investors pursuant to the Subscription Agreements;
“Placement Price” means $0.1205 per PIPE Security;
“Post-Closing Scancell Shares” means the Scancell Outstanding Shares divided by the Scancell Allocation Percentage, used to calculate the Exchange Ratio;
“Retail Offer” means the offering of Scancell Shares to qualifying UK retail investors at the GBP equivalent of the Placement Price for aggregate gross proceeds of approximately £2.7 million ($3.6 million);
“Scancell” means Scancell Holdings plc, a public limited company incorporated under the laws of England and Wales;
“Scancell ADSs” means the American Depositary Shares, each Scancell ADS representing 10 Scancell Shares;
“Scancell Allocation Percentage” means the agreed Scancell valuation divided by the Aggregate Valuation, used to calculate the Post-Closing Scancell Shares for purposes of the Exchange Ratio;
“Scancell Board” means the board of directors of Scancell;
“Scancell EGM” means the general meeting of Scancell to be held in connection with the shareholder approvals required to effect the Merger and the Financing;
“Scancell Outstanding Shares” means the total number of Scancell Shares outstanding immediately prior to the Effective Time, excluding Scancell Shares issued in the PIPE Financing and expressed on a fully diluted basis;
“Scancell Shareholder Approval” means the approval by Scancell shareholders of the resolutions required to effect the Merger and the Financing at the Scancell EGM;
“Scancell Shares” means the ordinary shares in the share capital of Scancell with a nominal value of £0.001 each, and, following the effectiveness of the AIM Reverse Split, a nominal value of £0.01 each;
“SEC” means the U.S. Securities and Exchange Commission;
“Securities Act” means the U.S. Securities Act of 1933, as amended;
“Subscription Agreements” means the subscription agreements entered into by Scancell and the PIPE Investors in connection with the PIPE Financing;
“Transactions” means the Merger and the other transactions contemplated by the Merger Agreement;
“UK Offerings” means, collectively, the UK Placing and the Retail Offer;
“UK Placing” means the UK placing of Scancell Shares with selected UK institutional investors for aggregate gross proceeds of approximately £13.0 million ($17.4 million); and
“Warrantholder” means Kreos Capital VIII Aggregator SCSp, an affiliate of Kreos.

SUMMARY
This summary highlights information contained elsewhere in this proxy statement/prospectus. This summary may not contain all the information that may be important to you, and you are urged to read this entire proxy statement/prospectus carefully, including the attached annexes, and the other documents to which this proxy statement/prospectus refers or which are incorporated by reference herein in order for you to fully understand the proposed Merger. See also the sections titled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”
Information about the Companies
Scancell Holdings plc
Scancell is a clinical stage biotechnology company developing targeted, off-the-shelf, active immunotherapies, generated by its ImmunoBody® and other platforms, designed to stimulate durable anti-tumor responses. Scancell’s lead product candidate, iSCIB1+ for the treatment of advanced melanoma with checkpoint inhibitors, is administered by needle-free intramuscular injection and developed from Scancell’s ImmunoBody platform, which uses DNA-encoded modified antibodies engineered to express epitopes from cancer antigens and to target activated antigen presenting cells in vivo.
The principal executive offices and registered address of Scancell are located at Unit 202, Bellhouse Building, Sanders Road, Oxford Science Park, Oxford OX4 4GD, United Kingdom; its telephone number is +44 (0) 1865 582 066; and its website is www.scancell.co.uk. Information contained on, or that can be accessed through, this website is not incorporated by reference into this proxy statement/prospectus, and you should not consider information on this website to be part of this proxy statement/prospectus. Scancell’s agent for service of process in the United States is Cogency Global Inc., 122 East 42nd Street, 18th Floor, New York, NY 10168.
Scancell Merger Sub, Inc.
Merger Sub is an indirect, wholly-owned subsidiary of Scancell and was formed exclusively for the purpose of effecting the Merger. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the Merger. Merger Sub’s separate corporate existence will cease upon the consummation of the Merger and Neuphoria will continue as the surviving corporation.
The address and telephone number for Merger Sub’s principal executive offices are the same as Scancell’s.
Neuphoria Therapeutics Inc.
Neuphoria Therapeutics Inc. is a public company incorporated in Delaware. Neuphoria is a clinical-stage biotechnology company dedicated to developing therapies that address the complex needs of individuals affected by neuropsychiatric disorders. Neuphoria is advancing the lead drug candidate, BNC210, an oral, proprietary, selective negative allosteric modulator of the α7 nicotinic acetylcholine receptor for the treatment of post-traumatic stress disorder (“PTSD”). BNC210 is a first-of-its-kind, well tolerated, broad spectrum anti-anxiety experimental therapeutic, designed to restore neurotransmitter balance in relevant brain areas, providing rapid relief from stress and anxiety symptoms without the common pitfalls of sedation, cognitive impairment, or addiction. Following the announcement from the AFFIRM-1 Phase 3 clinical trial on October 20, 2025, in which Neuphoria announced that the trial missed its primary and secondary endpoints, Neuphoria has halted development of BNC210 in social anxiety disorder.
Neuphoria Common Stock trades on Nasdaq under the ticker symbol “NEUP.” The principal executive offices of Neuphoria are located at 14 Milliston Road, Box 195, Millis, Massachusetts 02054; its telephone number is (339) 240-6066; and its website is www.neuphoriatx.com. Information on Neuphoria’s website is not incorporated by reference into or otherwise part of this proxy statement/prospectus.
Summary of the Merger and the Merger Agreement
Subject to the terms and conditions of the Merger Agreement, Merger Sub, an indirect, wholly-owned subsidiary of Scancell, will be merged with and into Neuphoria, and Neuphoria will continue as the surviving corporation in the Merger (the “Surviving Corporation”) and an indirect, wholly-owned subsidiary of Scancell. At the Effective Time, Neuphoria’s certificate of incorporation will be amended and restated in the form prescribed in the Merger Agreement, and will be the certificate of incorporation of the Surviving Corporation from and after the Effective Time.
A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus. You should read the entire Merger Agreement carefully because it is the principal document governing the Merger. For a further discussion of the Merger Agreement, see the section titled “The Merger Agreement” located elsewhere in this proxy statement/prospectus.
Merger Consideration
Subject to the terms and conditions of the Merger Agreement, at the Effective Time, Neuphoria stockholders will receive, in exchange for each outstanding share of Neuphoria Common Stock owned immediately prior to completion of the Merger (except for any dissenting shares and shares held as treasury stock): (1) a number of Scancell ADSs, each representing 10 Scancell Shares (following the effectiveness of the AIM Reverse Split), determined by reference to the Exchange Ratio described below, and (2) one CVR, representing the right to receive contingent consideration upon the achievement of certain milestones relating to certain Neuphoria products, together referred to as the “Merger Consideration.”
Under the Exchange Ratio formula set forth in the Merger Agreement, as of immediately following the Effective Time, former Neuphoria stockholders are expected to own approximately 10.6% of the outstanding equity interests in the Combined Company on an undiluted basis, subject to dilution from the PIPE Financing, the UK Offerings and, potentially, the Debt Financing. The Exchange Ratio is derived based on (i) a Neuphoria fixed valuation of $24,598,949 (the “Neuphoria Valuation”) and (ii) a Scancell fixed valuation of $144,612,002 (the “Scancell Valuation”), for an Aggregate Valuation of $169,210,951. Because the Exchange Ratio relies on values that are not determinable until immediately prior to the Effective Time, including the number of Scancell Outstanding Shares and the number of Neuphoria Outstanding Shares, the final Exchange Ratio will not be determined until the Closing. The final number of Scancell ADSs issuable to Neuphoria stockholders pursuant to the final Exchange Ratio may also be adjusted downwards to account for Scancell ADSs issuable to Armistice (if any) pursuant to the Armistice Warrant. No fractional Scancell ADSs will be issued in the Merger; any fractional entitlement will be rounded to the nearest whole Scancell ADS with no cash paid in lieu thereof.
The CVRs
The CVRs will be governed by the terms of the CVR Agreement, which will be entered into at or prior to the Effective Time by Scancell and a rights agent, substantially in the form attached as Annex B to this proxy statement/prospectus.
The CVRs represent the non-transferable contractual right to receive certain payments from Scancell if specified milestones are achieved within agreed time periods. Each share of Neuphoria Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive one CVR, in addition to the Equity Consideration. Each CVR represents a right to receive a pro rata share of 100% of the net proceeds actually received by Scancell or its affiliates from (i) the Merck Research and Collaboration Agreement for 15 years from the Closing Date, (ii) the Participants Agreement and CRC Commercialization License Agreements, including the Pfizer KAT6 license, for 15 years from the Closing Date, (iii) any monetization of certain Company IP within the applicable timeframe set out in the CVR Agreement, and (iv) an Australian R&D tax credit for the year ended June 30, 2026.
The CVRs may not be sold, assigned, transferred, pledged or disposed of in any other manner, in whole or in part, other than in the limited circumstances specified in the CVR Agreement. In addition, the CVRs (i) will not be evidenced by a certificate or other instrument, (ii) will not have any voting or dividend rights and (iii) will not represent any equity or ownership interest in Scancell or any of its subsidiaries or in the surviving corporation. No interest will accrue on any amounts payable in respect of the CVRs.
Conditions to Closing
Each party’s obligation to effect the Merger is subject to satisfaction or mutual written waiver of the following conditions:

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the Neuphoria Stockholder Approval and the Scancell Shareholder Approval shall have been obtained;

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no temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other governmental authority and remain in effect, and there shall not be any law which has the effect of making the consummation of the Merger illegal;

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the Form F-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceeding (or threatened proceeding by the SEC);

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the Scancell ADSs issuable to the Neuphoria stockholders shall have been approved for listing on Nasdaq, subject to official notice of issuance, and the Scancell Shares underlying the Scancell ADSs shall have been approved for admission to trading on AIM;

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the Subscription Agreements shall be in full force and effect, and Scancell shall have received aggregate cash proceeds of at least the Concurrent Investment Amount from the Financing at or prior to the closing of the Merger;

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the expiration, termination or receipt of any required antitrust consents; and

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Neuphoria’s Closing Net Cash shall be greater than or equal to $10,000,000 (as a condition to Scancell’s obligations) and various customary bring-down and compliance conditions shall have been satisfied by each party.

Termination Events
The Merger Agreement may be terminated at any time prior to the Effective Time by mutual written consent of Scancell and Neuphoria. Either party may terminate the Merger Agreement if: (i) the Merger shall not have been consummated by February 28, 2027 (the “End Date”), subject to an automatic 60-day extension in certain circumstances; (ii) a court or governmental authority shall have issued a final and nonappealable order permanently prohibiting the Merger; (iii) the Neuphoria Stockholder Approval was not obtained after a final vote at the Neuphoria Special Meeting; or (iv) the Scancell Shareholder Approval was not obtained after a final vote at the Scancell EGM. Each party may also terminate the Merger Agreement if the other party’s board makes an adverse recommendation change, or upon a material uncured breach of any representation, warranty, covenant or agreement by the other party such that the applicable closing conditions would not be satisfied.
Termination Fees
The Merger Agreement provides for “No Vote Payments” rather than traditional fixed termination fees. If the Merger Agreement is terminated due to a failure to obtain the required Neuphoria Stockholder Approval or Scancell Shareholder Approval, the party whose stockholders or shareholders failed to approve may be required to pay the other party a “No Vote Payment” equal to such party’s reasonable transaction expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby. Neither party is subject to a fixed termination fee of the kind more commonly seen in comparable transactions.
Treatment of Neuphoria Equity Awards and Warrants
Neuphoria Options
At the Effective Time, each outstanding Neuphoria Stock Option, whether or not vested, will be automatically cancelled for no consideration, and the holder will have no further rights with respect thereto. No Neuphoria Stock Options will remain outstanding following the consummation of the Merger.
Neuphoria Restricted Stock Units
No later than five business days prior to the Effective Time (but subject to the occurrence of the closing of the Merger), each outstanding and unvested Neuphoria RSU Award that vests solely based on the passage of time will become fully vested and will be settled in shares of Neuphoria Common Stock (net of applicable tax withholding). Those shares will then be treated the same as other outstanding shares of Neuphoria Common Stock and will be converted into the right to receive the Merger Consideration in the Merger.

Armistice Warrant
At the closing of the Merger, the Armistice Warrant held by Armistice will be treated in accordance with the Armistice Agreement. If Armistice exercises the Armistice Warrant at Closing (or within thirty days following the Closing), the first $3,500,000 of Black Scholes Value (as defined in the Armistice Warrant) will be paid in cash, and any Excess Amount may be paid, at Armistice’s option, in Scancell Shares, Scancell ADSs or warrants to purchase Scancell Shares or Scancell ADSs. Any Scancell equity issuable to Armistice will reduce, on a share-for-share basis, the number of Scancell ADSs otherwise issuable to holders of Neuphoria Common Stock.
Appraisal Rights
Record holders of Neuphoria Common Stock who do not vote in favor of the Merger Proposal and otherwise comply with the requirements and procedures of Section 262 of the DGCL are entitled to exercise appraisal rights, which generally entitle stockholders to receive in lieu of the Merger Consideration a cash payment of an amount determined by the Delaware Court of Chancery to be equal to the fair value of their Neuphoria Common Stock as of the Effective Time. The fair value of Neuphoria Common Stock as of the Effective Time could be less than, more than or the same as the Merger Consideration. Stockholders will not know the appraised fair value at the time such holders must elect whether to seek appraisal. To seek appraisal, you must deliver a written demand for appraisal to Neuphoria before the vote on the adoption of the Merger Agreement at the Neuphoria Special Meeting, and you must not vote in favor of the adoption of the Merger Agreement. Failure to follow exactly the procedures specified under the DGCL will result in the loss of appraisal rights. Due to the complexity of the procedures described above, Neuphoria stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel.
Neuphoria’s Reasons for the Merger
After careful consideration, the Neuphoria Board unanimously (i) determined that the transactions contemplated by the Merger Agreement are fair to, advisable and in the best interests of Neuphoria and its stockholders, (ii) approved and declared advisable the Merger Agreement and the consummation by Neuphoria of the Transactions, and (iii) recommended, upon the terms and subject to the conditions set forth in the Merger Agreement, that Neuphoria’s stockholders vote to approve the Merger and the Transactions. In evaluating the Merger Agreement and reaching its decision to recommend that Neuphoria’s stockholders approve the Merger and the Transactions, the Neuphoria Board consulted with Neuphoria’s management, as well as its outside legal and financial advisors, and considered a number of factors, including: the belief that a stand-alone scenario presented significant risk to Neuphoria stockholders; that the Merger creates more value for Neuphoria stockholders than the potential value that might have resulted from other strategic options available to Neuphoria; the potential market opportunities represented by Scancell’s product pipeline; the potential for Neuphoria stockholders to receive cash payments following the Closing pursuant to the CVR Agreement; the size, terms and expected availability of the Financing; and the opinion of Newbridge that, as of July 22, 2026, the Equity Consideration was fair, from a financial point of view, to Neuphoria’s stockholders. The Neuphoria Board also considered certain risks and other countervailing factors related to the Merger. For a further discussion of the material factors considered by the Neuphoria Board, see the section titled “The Merger — Neuphoria’s Reasons for the Merger” located elsewhere in this proxy statement/prospectus.
Opinion of Neuphoria’s Financial Advisor
Neuphoria retained Newbridge Securities Corporation (“Newbridge”) as its financial advisor in connection with the Merger. The Neuphoria Board selected Newbridge to act as Neuphoria’s financial advisor based on Newbridge’s qualifications, reputation and experience. In connection with this engagement, Neuphoria requested that Newbridge evaluate the fairness, from a financial point of view, to the holders of the outstanding shares of Neuphoria Common Stock (other than excluded shares) of the Merger Consideration proposed to be paid to such holders pursuant to the Merger Agreement. On July 22, 2026, Newbridge rendered to the Neuphoria Board its opinion that, as of such date and based upon and subject to the assumptions made and limitations upon the review undertaken by Newbridge in preparing its opinion, the

Share Exchange Consideration to be received by Neuphoria’s common stockholders in the Merger was fair, from a financial point of view, to such holders.
Newbridge’s financial advisory services and opinion were provided for the information and assistance of the members of the Neuphoria Board (in their capacity as directors and not in any other capacity) in connection with and for purposes of the Neuphoria Board’s consideration of the Merger and the Newbridge opinion addressed only the fairness, from a financial point of view, as of the date thereof, to the holders of the outstanding shares of Neuphoria Common Stock (other than excluded shares) of the Share Exchange Consideration to be paid to such holders pursuant to the terms of the Merger Agreement. The Newbridge opinion did not address any other term or aspect of the Merger Agreement or the Merger and does not constitute a recommendation to any stockholder of Neuphoria as to whether or how such holder should vote with respect to the Merger or otherwise act with respect to the Merger or any other matter. Newbridge has provided its written consent to the reproduction of its opinion in this proxy statement/prospectus.
The full text of the Newbridge written opinion, dated July 22, 2026, which describes the assumptions made and limitations upon the review undertaken by Newbridge in preparing its opinion, is attached hereto as Annex C and is incorporated by reference herein. You should read the opinion carefully in its entirety.
Board of Directors and Senior Management of the Combined Company
Following the closing of the Merger, the Scancell board of directors will consist of such number and composition of directors as Scancell determines, provided that, subject to Nasdaq independence requirements and Scancell’s prior approval (not to be unreasonably withheld), one director will be an individual designated by Neuphoria immediately prior to the closing of the Merger. Scancell currently expects that its current management team and board of directors will serve as the management and board of directors of the Combined Company following the closing of the Merger, subject to the addition of the Neuphoria-designated director described above. For more information about Scancell’s current management team and board of directors, please see “Scancell Management” below.
Accounting Treatment
The Merger will be accounted for in accordance with IFRS as issued by the IASB, and in particular with IFRS 3, under which the Merger qualifies as the acquisition of Neuphoria by Scancell. On the date of the acquisition, the identifiable assets acquired and liabilities of Neuphoria will be recorded by Scancell at their respective fair values. Any excess of the consideration transferred over the net fair value at the date of the acquisition of the identifiable assets acquired and liabilities assumed will be recognized as goodwill.
Interests of Neuphoria’s Directors and Executive Officers in the Merger
In considering the recommendation of the Neuphoria Board to adopt the Merger Agreement and approve the transactions contemplated by the Merger Agreement, Neuphoria stockholders should be aware that some of the Neuphoria directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of Neuphoria stockholders generally, including, but not limited to, the following:
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under the terms of the Merger Agreement, one Neuphoria director will be designated to serve on the Combined Company Board immediately prior to Closing;

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WG Partners is entitled to a finder’s fee in connection with the Merger and the Chairman and Chief Executive Officer of WG Partners is David Wilson, a current Director of Neuphoria;

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directors and officers have continuing rights to indemnification and directors’ and officers’ liability insurance.

These interests and arrangements may create potential conflicts of interest. The Neuphoria Board was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the Merger Agreement and the transactions contemplated by the Merger Agreement.

Scancell’s Reasons for the Merger
The Scancell Board unanimously (1) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement would be most likely to promote the success of Scancell for the benefit of its shareholders as a whole, and (2) approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, including the PIPE Financing and the UK Offerings. The Scancell Board believes that a merger with Neuphoria, together with the PIPE Financing and the UK Offerings, was the best option to obtain a Nasdaq listing and access additional capital to support the advancement of Scancell’s pipeline and the operations of the Combined Company. The Scancell Board considered a variety of other factors in favor of the Merger, which are discussed further in the section titled “The Merger — Scancell’s Reasons for the Merger” located elsewhere in this proxy statement/prospectus.
Listing of the Scancell ADSs and Scancell Shares
The approval for listing of the Scancell ADSs on Nasdaq and the filing of an application for admission of the Scancell Shares underlying the Scancell ADSs to trading on AIM, in each case subject only to official notice of issuance, are each a condition to the obligations of Scancell and Neuphoria to consummate the Merger. Scancell has applied to list the Scancell ADSs on Nasdaq and intends to apply for admission of the Scancell Shares underlying the Scancell ADSs to trading on AIM. Scancell expects that the Scancell ADSs will trade on Nasdaq under the symbol “SCLT.”
Delisting and Deregistration of Neuphoria Common Stock
If the Merger is completed, Neuphoria Common Stock will be deregistered under the Exchange Act and will cease to be listed for trading on Nasdaq.
Restrictions on Sales of Scancell ADSs Received in the Merger
The Scancell ADSs to be issued in connection with the Merger will be freely transferable under the Securities Act and the Exchange Act, except for Scancell ADSs issued to any holder who may be deemed to be an “affiliate” of Scancell for purposes of Rule 144 under the Securities Act. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with Scancell and may include the senior management, directors and significant stockholders of Scancell. In addition to the Rule 144 restrictions, certain officers, directors and significant stockholders of Neuphoria and Scancell have each entered into Lock-Up Agreements pursuant to which each such signatory has agreed, subject to customary exceptions, not to sell, transfer, hedge or otherwise dispose of Scancell Shares, Scancell non-voting ordinary shares, Scancell ADSs or securities convertible into or exchangeable for the foregoing (excluding any PIPE Securities) for a period of 180 days following the Effective Time. Delivery of the Lock-Up Agreements, in full force and effect, is a condition to Scancell’s and Neuphoria’s respective obligations to complete the Merger. For more information, see the section titled “The Merger — Restrictions on Sales of Scancell ADSs Received in the Merger” located elsewhere in this proxy statement/prospectus.
Litigation Related to the Merger
It is a condition to the Merger that no temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger Agreement or the transactions contemplated thereby shall have been issued by any court of competent jurisdiction or other governmental authority and remain in effect. Neither Neuphoria nor Scancell is aware of any lawsuit or proceeding specific to the Merger having been filed to date. If such a lawsuit or other proceeding is commenced, and a plaintiff is successful in obtaining a restraining order or injunction, the closing of the Merger may be delayed or may never occur, and the parties may be required to pay damages, fees or expenses in respect of related claims. For more information, see the section titled “The Merger — Litigation Related to the Merger” located elsewhere in this proxy statement/prospectus.
Agreement Not to Solicit Other Offers
Each of Neuphoria and Scancell has agreed, subject to customary fiduciary exceptions described in the Merger Agreement, that it will not, directly or indirectly: solicit, initiate or knowingly facilitate or encourage any acquisition proposal or acquisition inquiry; enter into or participate in discussions or negotiations regarding, or furnish non-public information in connection with, any acquisition proposal or acquisition inquiry; approve, recommend or enter into any letter of intent, agreement or agreement in principle relating to an acquisition proposal; or make an adverse recommendation change. At any time before the relevant stockholder or shareholder approval is obtained, upon receipt of an unsolicited bona fide written acquisition proposal that its board determines in good faith, after consultation with financial and legal advisors, constitutes or is reasonably likely to lead to a superior proposal, a party may furnish non-public information under an acceptable confidentiality agreement and engage in discussions or negotiations with the third party.
Change of Recommendation
Subject to specified exceptions, Neuphoria has agreed that its board of directors will recommend that Neuphoria stockholders vote to adopt the Merger Agreement and will not withdraw or modify that recommendation in a manner adverse to Scancell. Neuphoria’s board may make an adverse recommendation change only if, prior to receipt of the Neuphoria Stockholder Approval, it receives a bona fide written acquisition proposal that its board determines constitutes or is reasonably likely to lead to a superior proposal, and, after consultation with outside legal counsel, determines that failing to make the adverse recommendation change would be inconsistent with its fiduciary duties under Delaware law, subject to prior written notice to Scancell and a good-faith negotiation period. Scancell’s board of directors has similarly agreed to recommend the Scancell Shareholder Approval and not to withdraw or modify its recommendation in a manner adverse to Neuphoria, subject to similar fiduciary exceptions.
Recommendation of the Neuphoria Board and its Reasons for the Merger
After careful consideration, the Neuphoria Board unanimously determined that the Merger Agreement and the transactions contemplated by the Merger Agreement are advisable and in the best interests of Neuphoria stockholders and has unanimously approved the Merger Agreement.
The Neuphoria Board unanimously recommends that Neuphoria stockholders vote “FOR” the Merger Proposal, “FOR” the Advisory Vote Proposal and “FOR” the Adjournment Proposal.
The Financing
PIPE Financing
In connection with the execution of the Merger Agreement, on July 23, 2026, Scancell entered into the Subscription Agreements with the PIPE Investors. Pursuant to the Subscription Agreements, the PIPE Investors agreed to subscribe for and purchase, and Scancell agreed to issue and sell to the PIPE Investors, concurrently with the closing of the Merger, an aggregate of 324,190,865 PIPE Securities, at a purchase price of $0.1205 per PIPE Security, for aggregate gross proceeds of approximately $39.1 million.
UK Offerings
Concurrently with the signing of the Merger Agreement, Scancell also entered into a placing agreement for the UK Placing of approximately £13.0 million ($17.4 million) via an accelerated bookbuild process with selected UK institutional investors at the GBP equivalent of the Placement Price, and the Retail Offer for aggregate gross proceeds of approximately £2.7 million ($3.6 million) to qualifying UK retail investors at the GBP equivalent of the Placement Price. The UK Offerings closed in July 2026.
Debt Financing
On September 24, 2026, Scancell entered into the Loan Agreement with Kreos for the Debt Financing, comprising secured, interest-bearing debt facilities of up to $25.0 million. The Debt Financing comprises seven tranches, including four term loan facilities and three convertible facilities. Interest on the term loan facilities accrues at a rate of 10.50% per annum, and interest on the convertible facilities accrues at a payment-in-kind rate of 10.95% per annum. The Debt Financing is secured over substantially all of the assets of Scancell and Scancell Limited pursuant to an English law governed debenture. See “The Merger Agreement — Other Agreements — Debt Financing” for additional details regarding the terms of the Debt Financing.

The PIPE Financing, the UK Offerings and the Debt Financing are collectively expected to result in aggregate gross proceeds of not less than $75,000,000 (such minimum amount, the “Concurrent Investment Amount”). Receipt by Scancell of aggregate cash proceeds of not less than the Concurrent Investment Amount from the Financing, at or prior to the closing of the Merger, is a condition to the parties’ obligations to consummate the Merger.
Comparative per Share Market Price and Dividend Information
Scancell Shares are quoted in pence on AIM under the symbol “SCLP.” Shares of Neuphoria Common Stock are listed for trading in U.S. dollars on Nasdaq under the symbol “NEUP.” The following table sets forth the closing sales prices of a Scancell Share (as reported on AIM in pence) and of Neuphoria Common Stock (as reported on Nasdaq in U.S. dollars), each on July 22, 2026, the last trading day before the day on which Scancell and Neuphoria announced the execution of the Merger Agreement, and on          , 2026, the last practicable trading day before the date of this proxy statement/prospectus.
	Scancell Share Price per Share (pence)	Neuphoria Common Stock Price per Share (US$)
July 22, 2026	12.75	3.33
, 2026
The market prices of Scancell Shares and shares of Neuphoria Common Stock, and the currency exchange rates, will fluctuate before the Neuphoria Special Meeting and before the Merger is consummated. You should obtain current stock or currency rate quotations from a newspaper, the Internet or your broker or banker.
Scancell’s Dividend Policy.   Scancell has never paid or declared any cash dividends on its ordinary shares, and does not anticipate paying any cash dividends on its ordinary shares in the foreseeable future. Scancell intends to retain all available funds and any future earnings to fund the development and expansion of its business. Under English law, among other things, Scancell may only pay dividends if it has sufficient distributable reserves (on a non-consolidated basis), which are calculated as Scancell’s accumulated realized profits that have not been previously distributed or capitalized less its accumulated realized losses, so far as such losses have not been previously written off in a reduction or reorganization of capital.
Neuphoria’s Dividend Policy. Neuphoria has never declared or paid cash dividends on its capital stock. Neuphoria intends to retain all available funds and any future earnings to fund the development and expansion of its business and does not anticipate paying any cash dividends in the foreseeable future.
The Neuphoria Special Meeting
Date, Time and Place of the Neuphoria Special Meeting
The Neuphoria Special Meeting is scheduled to be held via a virtual meeting at          Eastern Time, on          , 2026, via a virtual meeting at           , or at such other time, on such other date and at such other place to which the special meeting may be adjourned.
Purpose
At the Neuphoria Special Meeting, Neuphoria stockholders will be asked to approve the Merger Proposal, the Advisory Vote Proposal and the Adjournment Proposal.
The Neuphoria Board unanimously recommends a vote “FOR” the Merger Proposal, “FOR” the Advisory Vote Proposal and “FOR” the Adjournment Proposal.
Who Can Vote at the Neuphoria Special Meeting
Only Neuphoria stockholders of record at the close of business on           , 2026, the record date for the Neuphoria Special Meeting, and other persons holding valid proxies for the Neuphoria Special Meeting will be entitled to attend the Neuphoria Special Meeting. As of the record date, there were          shares of

Neuphoria Common Stock issued and outstanding. Each share of Neuphoria Common Stock is entitled to one vote on each matter properly brought before the Neuphoria Special Meeting.
Voting Procedures
Record holders of shares of Neuphoria Common Stock may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. Neuphoria stockholders who hold shares in “street name” may vote by mail by completing, signing and dating the voting instruction cards provided by their brokers or other nominees and mailing them in the accompanying pre-addressed envelopes. Neuphoria stockholders may also submit proxies over the Internet at the web address shown on the proxy card or by calling the telephone number shown on the proxy card.
Share Ownership and Voting by Neuphoria Directors and Executive Officers
At the close of business on the record date for the Neuphoria Special Meeting, directors and executive officers of Neuphoria (together with certain of their respective affiliates) beneficially owned and were entitled to vote approximately           % of the shares of Neuphoria Common Stock outstanding on that date. Simultaneously with the execution and delivery of the Merger Agreement, certain Neuphoria directors and executive officers entered into support agreements with Scancell pursuant to which such individuals granted an irrevocable proxy to Neuphoria, among other things, to vote their respective shares of Neuphoria Common Stock in favor of the adoption of the Merger Agreement.
The Support Agreements and Lock-Up Agreements
Concurrently with the execution of the Merger Agreement, certain officers, directors and stockholders of Neuphoria holding, in aggregate, 10,453 shares of Neuphoria Common Stock, representing less than 1% of Neuphoria’s outstanding shares of common stock as of the date of the Merger Agreement, entered into voting agreements in favor of Scancell and Merger Sub, providing, among other things, that such persons will vote all of their shares of Neuphoria Common Stock in favor of the Neuphoria Stockholder Approval and against any competing acquisition proposal. Similarly, Scancell’s directors and certain officers and shareholders of Scancell holding, in aggregate, 443,249,106 Scancell Shares, representing approximately 42.7% of the Scancell Shares outstanding as of the date of the Merger Agreement (prior to completion of the UK Placing and the Retail Offer), entered into voting agreements in favor of Neuphoria, providing, among other things, that such persons will vote all of their Scancell Shares in favor of the Scancell Shareholder Approval and against any competing acquisition proposal.
In addition, concurrently with the execution and delivery of the Merger Agreement, certain shareholders, officers and directors of Neuphoria and Scancell each entered into a lock-up agreement (the “Lock-Up Agreements”), pursuant to which each signatory agreed that, for a period of 180 days following the Effective Time, it will not, subject to customary exceptions, sell, offer to sell, hedge or otherwise transfer or dispose of Scancell Shares, Scancell non-voting ordinary shares, Scancell ADSs or securities convertible into or exchangeable for the foregoing (excluding any shares acquired in the PIPE Financing or the UK Offerings). Delivery of duly executed Lock-Up Agreements from each signatory, in full force and effect as of immediately following the Effective Time, is a condition to each party’s obligation to complete the Merger. For more information, see the section titled “The Support Agreements and Lock-Up Agreements” located elsewhere in this proxy statement/prospectus.
Material U.S. Federal Income Tax Considerations
The exchange of Neuphoria Common Stock for Merger Consideration in the Merger will be a taxable transaction for U.S. federal income tax purposes to U.S. Holders (as defined in “Material U.S. Federal Income Tax Considerations”). Please carefully review the information under “Material U.S. Federal Income Tax Considerations” beginning on page 224 of this proxy statement/prospectus for a description of material U.S. federal income tax consequences of the Merger to U.S. Holders. The tax consequences to you will depend on your own situation. You are urged to consult your tax advisors as to the specific tax consequences to you of the Merger and your receipt of the Merger Consideration, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws in light of your particular circumstances.

Material U.K. Tax Considerations
For a summary of the anticipated material U.K. tax considerations of ownership of Scancell ADSs, please see the section of this proxy statement/prospectus titled “Material U.K. Tax Considerations.” As a result of the Merger, Neuphoria stockholders will become holders of Scancell ADSs, and will have different rights as holders of Scancell ADSs than they had as holders of Neuphoria Common Stock. The differences between the rights of these respective holders result from the differences among (1) English and Delaware law, (2) the respective governing documents of Scancell and Neuphoria, and (3) the terms of the deposit agreement among Citibank, N.A., Scancell and the holders and beneficial owners of Scancell ADSs. For additional information, see “Comparison of Shareholder Rights” and “Description of the Scancell American Depositary Shares.”
Summary of Risk Factors
You should carefully read this proxy statement/prospectus and especially consider the factors discussed in “Risk Factors” in connection with your consideration of the Merger before deciding whether to vote for approval of the Merger Agreement and the Merger.
•
The Merger is subject to a number of conditions, some of which are outside of the parties’ control, and, if these conditions are not satisfied, the Merger Agreement may be terminated and the Merger may not be completed.

•
Failure to complete the Merger could negatively affect the share prices and the future business and financial results of either or both of Scancell and Neuphoria.

•
Because the Exchange Ratio is based on fixed agreed valuations rather than the trading price of Scancell Shares at the time of completion of the Merger, and will be unaffected by any changes in exchange rates or in the market value of Scancell Shares or Neuphoria Common Stock, Neuphoria stockholders cannot be sure of the market value of the Scancell ADSs they will receive.

•
The Merger is conditioned upon Scancell receiving aggregate cash proceeds of at least the Concurrent Investment Amount of $75,000,000 from the Financing. If this condition is not satisfied, the Merger may not be completed.

•
The PIPE Financing and the Debt Financing undertaken alongside the Merger will substantially dilute the ownership interests of existing Scancell shareholders.

•
After the Merger, Neuphoria stockholders will have a significantly lower ownership and voting interest in the Combined Company than they currently have in Neuphoria, and will exercise less influence over management.

•
The Merger is expected to be a taxable transaction for U.S. federal income tax purposes.

•
You may not receive any payment on the CVRs.

•
The Combined Company may not fully realize the anticipated benefits of the Merger or realize such benefits within the timing anticipated.

•
Failure to establish and maintain effective internal controls could have a material adverse effect on Scancell’s business and stock price.

•
The Combined Company’s consolidated financial statements will be prepared in accordance with IFRS, which differs from U.S. GAAP, and the conversion of Neuphoria’s historical financial statements into IFRS could result in material changes in the reported results of operations, financial position and cash flows.

•
The market price for Scancell ADSs and the underlying Scancell Shares may be volatile and may decline regardless of Scancell’s operating performance, and the value of your investment could materially decline.

•
The rights of Neuphoria’s stockholders who become holders of Scancell ADSs in the Merger will not be the same as the rights of holders of Scancell Shares or Neuphoria Common Stock.

•
Scancell has a limited operating history and has never generated any revenue from product sales.

•
Scancell will need additional funding to complete the development of its current product candidates and to commercialize its product candidates, if approved. If Scancell is unable to raise capital when needed, it could be forced to delay, reduce, or eliminate its product development programs or any future commercialization efforts.

•
Scancell has incurred significant operating losses since inception, carries indebtedness under the Debt Financing, and has a net liability position. These factors create ongoing financial risks and could adversely affect Scancell’s business and ability to operate.

•
The terms of the Loan Agreement impose restrictions on Scancell’s operations, and Scancell’s failure to comply with covenants or satisfy drawdown conditions could result in an event of default and acceleration of indebtedness under the Debt Financing.

•
Raising additional capital may cause dilution to, or adversely affect the rights of, Scancell’s security holders, including holders of Scancell ADSs received in the Merger; restrict Scancell’s operations; or require Scancell to relinquish rights to its technologies or product candidates.

•
Scancell depends heavily on the success of iSCIB1+, Modi-1, and its GlyMab antibody candidates. Scancell cannot give any assurance that any of these product candidates will receive regulatory approval, which is necessary before they can be commercialized.

•
Scancell’s product candidates are in clinical development. Clinical drug development is a lengthy and expensive process with uncertain timelines and uncertain outcomes, and results of earlier studies and trials may not be predictive of future results.

•
Scancell’s product candidates may have serious adverse, undesirable, or unacceptable side effects which may delay or prevent marketing approval or lead to the withdrawal of approval after it has been granted.

•
Scancell depends on enrollment of patients in its clinical trials for its product candidates. If Scancell is unable to enroll patients in its clinical trials, or enrollment is slower than anticipated, its research and development efforts could be adversely affected.

•
The regulatory approval processes of the FDA, MHRA, European Commission following an opinion from the EMA, and comparable foreign authorities are lengthy, time consuming, and inherently unpredictable, and if Scancell is ultimately unable to obtain regulatory approval for its product candidates, its business will be substantially harmed.

•
The manufacturing processes for iSCIB1+, Modi-1, and Scancell’s antibody candidates are novel and complex. If Scancell or its CMOs encounter difficulties in production, scale-up, or quality control, it could significantly delay or harm Scancell’s development and commercialization programs.

•
Scancell operates in a highly competitive and rapidly changing industry, which may result in others acquiring, developing, or commercializing competing products before or more successfully than Scancell does.

•
The successful commercialization of Scancell’s product candidates will depend in part on the extent to which governmental authorities and health insurers establish adequate coverage, reimbursement levels, and pricing policies.

•
Scancell relies, and expects to continue to rely, on third parties, including independent investigators and CROs, to conduct its clinical trials. If these CROs do not successfully carry out their contractual duties or meet expected deadlines, Scancell may not be able to obtain regulatory approval for or commercialize its product candidates.

•
Scancell currently relies on third-party contract manufacturing organizations for the production of clinical supply of Scancell’s product candidates and intends to rely on CMOs for the production of commercial supply of Scancell’s product candidates, if approved.

•
Scancell relies on patents and other intellectual property rights to protect its product candidates, the obtainment, enforcement, defense and maintenance of which may be challenging and costly. Failure to enforce or protect these rights adequately could harm Scancell’s ability to compete and impair its business.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
On 23 July 2026, Scancell Holdings plc (“Scancell”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Neuphoria Therapeutics Inc. (“Neuphoria”) and Scancell Merger Sub Inc (“Merger Sub”). Pursuant to the Merger Agreement, and subject to the satisfaction or waiver of the conditions set forth therein, Merger Sub will merge with and into Neuphoria, with Neuphoria surviving the merger as an indirect wholly owned subsidiary of Scancell (the “Merger”). The Merger becomes effective at the time the Certificate of Merger is filed in Delaware (the “Effective Time”), and completion of the Merger is referred to herein as “Completion.” The combined company will operate under the name Scancell and has applied to trade on the Nasdaq Stock Market under the symbol “SCLT,” in addition to Scancell’s existing admission to trading on AIM. The combined company following the Merger is referred to herein as the “Combined Company.” The Combined Company will continue Scancell’s business as a clinical stage biotechnology company developing targeted, off-the-shelf, active immunotherapies generated by the ImmunoBody and other platforms. The following unaudited pro forma condensed combined financial information and related notes have been prepared to give effect to the Merger and the related transactions described below.
The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, Pro Forma Financial Information, as amended, which is herein referred to as “Article 11.” Article 11 provides simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and the option to present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management Adjustments”). Scancell has elected not to present any Management Adjustments, except as outlined for Neuphoria transaction-related costs in Note (3)(b), in the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information is presented under International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (the “IASB”) and in pounds sterling, which are the reporting framework and presentation currency of Scancell. Amounts in tables within this pro forma information are presented in thousands of pounds sterling and, where denominated in US dollars, in thousands of US dollars, except share and per share data. Financial amounts contained within narrative are typically disclosed in millions of pounds sterling (to one decimal place) unless more precision is considered useful, and the same convention is applied to amounts denominated in US dollars. Amounts in the narrative are rounded and may therefore differ slightly from the corresponding amounts in the tables and notes, which are presented in thousands.
The unaudited pro forma condensed combined statement of financial position as at 30 April 2026 gives effect to the Merger and the related transactions as if they had occurred on 30 April 2026. The unaudited pro forma condensed combined statement of comprehensive loss for the year ended 30 April 2026 gives effect to the Merger and the related transactions as if they had occurred on 1 May 2025, the beginning of the earliest period presented.
The Merger and Related Transactions
At the Effective Time and subject to the conditions set forth in the Merger Agreement, each share of Neuphoria common stock outstanding immediately prior to the Effective Time will be converted into the right to receive:
(i)
a number of Scancell American Depositary Shares (each, an “ADS,” with each ADS representing 100 Ordinary Shares) determined by applying the estimated exchange ratio of 37.72464 Ordinary Shares for each share of Neuphoria common stock (the “Exchange Ratio”), resulting in the issue of an estimated 2,041,406 ADS representing an aggregate of 204,140,627 ordinary shares of Scancell (the “Ordinary Shares” and, as issued to Neuphoria stockholders, the “Equity Consideration”), and

(ii)
one contingent value right (each, a “CVR” and together, the “CVRs”), to be issued under a contingent value rights agreement (the “CVR Agreement”), for each share of Neuphoria common stock held, representing the right to receive a pro rata share of 100 per cent of net proceeds (gross proceeds less permitted deductions, principally applicable taxes, documented costs and expenses of performing the underlying agreements or completing a disposition, rights agent fees and a $0.1 million maintenance fund) received by Scancell under specified pre-existing partner agreements and on any disposition of the intellectual property arising under those agreements, and in respect of an Australian research and development tax credit for the year ended 30 June 2026, net of the related costs of preparing the claim and applicable taxes. The CVRs are non-transferable and will not be listed.
Each Neuphoria stock option outstanding at the Effective Time is cancelled for no consideration, and each unvested Neuphoria restricted stock unit that vests solely with the passage of time vests in full and is settled in Neuphoria common stock five business days before the Effective Time and is then exchanged on the same basis as other Neuphoria common stock. Because Scancell is not replacing any Neuphoria share-based awards, no pro forma adjustment is presented: neither affects the consideration transferred or the identifiable net assets acquired, and any resulting share-based payment charge is a pre-combination expense recognized in Neuphoria’s own consolidated financial statements. The sole outstanding warrant over Neuphoria common stock is settled in cash at Completion at its Black Scholes Value (as defined in the Armistice Warrant). No fractional ADS are issued and no cash is paid in respect of fractions.
Alongside the Merger, Scancell has entered into a series of financing transactions (together, the “Financing”):
(i)
PIPE Financing.   Concurrently with the execution of the Merger Agreement, Scancell entered into subscription agreements (the “Subscription Agreements”) with certain existing and new accredited investors to raise gross proceeds of US$39.1 million through the issue of 279,377,587 new Ordinary Shares and 44,813,278 non-voting ordinary shares (the “Non-Voting Ordinary Shares”) at a price of $0.1205, being 9 pence (the “Placement Price”) per Ordinary Share or Non-Voting Ordinary Share (equivalent to £9.00 per ADS) (the “PIPE Financing”). The closing of the PIPE Financing is conditional upon the passing of certain resolutions at a general meeting of Scancell’s shareholders (the “EGM”), the closing of the Merger and the Nasdaq listing.

(ii)
UK Placing and Retail Offer.   On 27 July 2026, Scancell raised gross proceeds of £13.0 million through a placing of 144,444,444 new Ordinary Shares with UK institutional investors (the “UK Placing”) and a further £2.7 million through a retail offer of 30,004,836 new Ordinary Shares (the “Retail Offer”), in each case at 9 pence per Ordinary Share, being the pounds sterling equivalent of the Placement Price. Neither is conditional on the Merger or the Nasdaq listing, and both were completed within Scancell’s existing share capital authorities in July 2026, after the date of the pro forma statement of financial position. Both are reflected in the unaudited pro forma condensed combined financial information so that the pro forma statement of financial position presents the capital structure of the Combined Company following the Merger and the Financing.

(iii)
Debt Financing.   Scancell has agreed the form of a secured loan agreement with certain funds and accounts controlled by BlackRock for debt facilities of up to $25.0 million, to be drawn in Tranches A, B, C and D (the “Debt Financing”). Tranche A of $7.0 million is expected to be drawn before the registration statement on Form F-4 relating to the Merger (the “Form F-4”) becomes effective, and is the only tranche given pro forma effect. Tranches B and C, of $3.0 million and $5.0 million respectively, are committed and will be available at completion of the Merger, subject to the drawdown conditions in the agreement, but are not expected to have been drawn and are accordingly not given pro forma effect. Tranche D of $10.0 million is not currently probable and is also not given pro forma effect. Amounts drawn under Tranches A, B and C bear cash pay interest at 10.50 per cent per annum on the Term Debt portion of each Tranche and payment-in-kind interest at 10.95 per cent per annum on the Convertible Debt portion, for a twelve month period. The agreement has not yet been executed, and remains subject to shareholder approval at the EGM. $5.0 million of the amount drawn under Tranches A, B and C is convertible into Scancell equity at a fixed price of 11.7 pence per share, and the lender receives warrants on each drawdown equal to 4.5 per cent of the amount drawn divided by the Placement Price. The warrants are concluded to be a liability under IAS 32 rather than equity, with a preliminary fair value of £0.2 million on the warrants arising on Tranche A — see Note 5. Management has elected to carry Tranche A2 as a whole at fair value through profit or loss under IFRS 9.4.3.5, rather than separately classifying the conversion feature as equity or as a liability. The fair value on initial recognition represents Tranche A2’s allocated share of the Tranche A proceeds, as outlined in Note 5. Tranche A2 is presented within current liabilities because BlackRock may convert at any time from drawdown and the conversion feature is not an equity component (IAS 1.69(d)); this is consistent with the Redmile convertible loan notes.

(iv)
CLN Conversion.   Pursuant to a side letter dated 23 July 2026, the outstanding convertible loan notes issued by Scancell to funds controlled by Redmile Group, LLC (the “Redmile Funds”) — comprising Nil Rate Unsecured Convertible Loan Notes with an outstanding principal amount of £1,747,106 and 3 per cent Unsecured Convertible Loan Notes with an outstanding principal amount of £16,450,748 — were modified to provide for automatic conversion into 191,687,890 shares represented by restricted ADS and/or Non-Voting Ordinary Shares immediately following completion of the Merger (the “CLN Conversion”). The CLN Conversion is irrevocable, subject to the passing of the requisite resolutions at the EGM and completion of the Merger, and has been given pro forma effect in the combined financial information as outlined further below.

In connection with the Merger and the Financing, a number of the existing Ordinary Shares held by the Redmile Funds will be re-designated as Non-Voting Ordinary Shares such that, following Completion, the Redmile Funds will hold no more than 9.99 per cent of the voting share capital of Scancell (the “Redmile Funds Redesignation”). The Non-Voting Ordinary Shares rank pari passu with Scancell’s existing Ordinary Shares in all respects, including economic rights, save that they carry no voting rights, and they will not be admitted to trading on AIM. The Redmile Funds Redesignation changes the class of shares in issue and does not change the total number of shares in issue or the net assets of Scancell, and accordingly no pro forma adjustment arises.
Scancell has also proposed a consolidation of its Ordinary Shares on the basis of 10 Ordinary Shares to 1 consolidated Ordinary Share, in effect a 1-for-10 reverse stock split (the “AIM Reverse Split”), which is conditional on the passing of the requisite resolutions at the EGM and is expected to become effective before Completion. The AIM Reverse Split had not become effective as at the date of this unaudited pro forma condensed combined financial information, and accordingly all share counts and per share amounts presented herein are stated on a pre-consolidation basis. Following the AIM Reverse Split each ADS will represent 10 consolidated Ordinary Shares, equivalent to the 100 Ordinary Shares per ADS presented herein on a pre-consolidation basis. The AIM Reverse Split changes the number of shares and the per share amounts but not the net assets or the loss of the Combined Company, and no Transaction Accounting Adjustment is therefore required for it.
Accounting for the Merger
For accounting purposes, Scancell is treated as the accounting acquirer and Neuphoria as the accounting acquiree. This determination is based on the relative size of the two companies, the composition of the board of directors and senior management of the Combined Company, and the expectation that, immediately following the Merger, the existing shareholders of Scancell will hold the largest proportion of the voting interests and a substantial majority of ownership in the Combined Company. The factors supporting this determination are set out in Note 2.
The Merger is accounted for using the acquisition method in accordance with IFRS 3, Business Combinations. Under the acquisition method, the identifiable assets acquired and the liabilities assumed are recognized and measured at their acquisition-date fair values, and the excess of the consideration transferred over the net of those amounts is recognized as goodwill. The Combined Company’s financial statements following the Merger will represent a continuation of the financial statements of Scancell, and the results of Neuphoria will be included from the acquisition date.
The accounting for the Merger depicted in the unaudited pro forma condensed combined financial information is incomplete, and the Transaction Accounting Adjustments are preliminary and based on assumptions and estimates described in the accompanying notes. The fair value of the consideration transferred depends on the market price of Scancell’s Ordinary Shares at the acquisition date, and the identifiable assets acquired and the liabilities assumed will be measured by reference to Neuphoria’s balance sheet at the acquisition date rather than at 30 June 2026. The Merger Agreement requires Neuphoria to settle at or before Completion: the cost of a directors’ and officers’ liability insurance tail policy, remaining lease and contract termination costs, notice payments, change in control payments, and the costs of winding down its legacy operations, which are not fully reflected in Neuphoria’s 30 June 2026 balance sheet. Neuphoria’s own acquisition-related costs incurred through 30 June 2026 are included in Neuphoria’s historical administrative expenses, estimates of costs to be incurred after 30 June 2026 are reflected in adjustment K, outlined below. The write-off of Neuphoria’s prepaid expenses (principally directors’ and officers’ insurance), the settlement of its accounts payable and accrued expenses before Completion, and the collection of the Australian research and development tax receivable and related payments to holders of CVRs after Completion are likewise not reflected, other than the CVR liability recognized in adjustment B outlined further below. The actual amounts will be determined on completion of the Merger and may vary materially from these preliminary estimates. In particular, the amount of goodwill to be recognized on the acquisition date may vary significantly from the amount presented below, depending on the movement in Scancell’s share price. The accounting for the Financing, Merger and its related effects will be finalized within the measurement period, which under IFRS 3.45 ends no later than twelve months from the acquisition date. The effect on the consideration transferred and on goodwill of a range of prices per Ordinary Share is set out in Note 3.
Pro Forma Capitalization
The following table summarizes the estimated ownership of the Combined Company immediately following the Merger and the Financing, on a pre-consolidation basis and including both Ordinary Shares and Non-Voting Ordinary Shares. Percentages may not sum to 100 per cent due to rounding.
	Shares	% of Shares	Votes	% of Votes
Existing Scancell shareholders	1,037,781,403	53.7%	833,814,863	55.1%
Investors in the PIPE Financing	324,190,865	16.8%	279,377,587	18.5%
Investors in the UK Placing and the Retail Offer	174,449,280	9.0%	174,449,280	11.5%
Redmile Funds, on conversion of the convertible loan notes	191,687,890	9.9%	20,175,010	1.3%
Neuphoria stockholders	204,140,627	10.6%	204,140,627	13.5%
Estimated total	1,932,250,065	100.0%	1,511,957,367	100.0%
The estimated ownership percentages and share amounts are preliminary and subject to change based on, among other things: the final number of Neuphoria shares of common stock outstanding at the Effective Time, the final amount raised in the PIPE Financing, adjustment to the conversion price of the convertible loan notes for the dilutive impact of the Financing, any estimated payment of accrued interest under the convertible loan notes assumed to be made in shares for pro forma purposes, and the AIM Reverse Split expected to become effective prior to the Effective Time. The “Existing Scancell shareholders” row reflects the Ordinary Shares in issue at 30 April 2026, which include the Ordinary Shares then held by the Redmile Funds, and the votes attaching to that row are stated after the Redmile Funds Redesignation, which affects only the Redmile Funds. Existing shareholders who also subscribed in the UK Placing or the Retail Offer are included in the separate row for those offers, and the row therefore does not represent the total holding or voting position of Scancell’s existing shareholders as a group. The Redmile Funds conversion row shows only the shares issued on the CLN Conversion and is not the total holding of the Redmile Funds, who held 297,188,365 Ordinary Shares at 30 April 2026 (included in the first row) and are also to be issued 44,813,278 Non-Voting Ordinary Shares in the PIPE Financing (included in the PIPE Financing subscription row). The votes shown for the Redmile Funds conversion row are the 20,175,010 Ordinary Shares only; the 171,512,880 Non-Voting Ordinary Shares issued on the CLN Conversion carry no votes. The percentage shown against the shares issued on the CLN Conversion is that holding related to the conversion expressed as a proportion of total shares in issue and is unrelated to the 9.99 per cent ceiling on the Redmile Funds’ voting share capital, which is measured on votes rather than shares. The table excludes any shares reserved for future issuance under Scancell’s share incentive plan and any shares issuable on exercise of any warrants that may be issued in connection with the Debt Financing.
Other Information
The unaudited pro forma condensed combined financial information and related notes have been derived from and should be read in conjunction with:
•
the accompanying notes to the unaudited pro forma condensed combined financial information;

•
the historical audited consolidated financial statements of Scancell as of and for the year ended 30 April 2026 and the related notes included elsewhere in this registration statement; and

•
the audited consolidated financial statements of Neuphoria as of and for the year ended 30 June 2026 and the related notes, included in Neuphoria’s Annual Report on Form 10-K for the year ended 30 June 2026 and incorporated by reference into this registration statement.

Neuphoria’s historical financial information, prepared under US GAAP in US dollars, has been converted to IFRS and translated to pounds sterling for inclusion in the unaudited pro forma condensed combined financial information. The resulting IFRS conversion adjustments are described in Note 7. Scancell and Neuphoria have no historical relationship requiring elimination of intercompany balances or transactions.
The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized had Scancell and Neuphoria been a combined organization during the periods presented, nor is it necessarily indicative of the future financial position or results of operations of the Combined Company. The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies, synergies, cost savings, or other benefits or expenses that may be associated with the integration of Scancell and Neuphoria. Actual results reported in periods following the Effective Time may differ significantly from those reflected in the unaudited pro forma condensed combined financial information presented herein.

Unaudited Pro Forma Condensed Combined Statement of Financial Position
As at 30 April 2026
(in thousands of pounds sterling)
	Historical		Transaction Accounting Adjustments				Pro Forma Combined
	Scancell 30 April 2026	Neuphoria 30 June 2026	Merger Adjustments		Financing Adjustments
Assets
Non-current assets
Goodwill	—	£2,647	£2,314	C	—		£7,564
			2,603	K
Intangible assets	1,617	3,134	(2,591)	C	—		2,160
Property, plant and equipment	108	—	—		—		108
Right-of-use assets	236	—	—		—		236
Financial asset – CRC Agreements	—	—	1,316	C	—		1,316
Total non-current assets	1,961	5,781	3,642		—		11,384
Current assets
Trade and other receivables	670	910	31	D	—		1,611
Taxation receivable	2,407	—	—		—		2,407
Cash and cash equivalents	5,323	15,030	(1,350)	J	27,253	E	63,258
			(2,603)	K	14,370	F
					5,235	G
Total current assets	8,400	15,940	(3,922)		46,858		67,276
Total assets	£10,361	£21,721	£(280)		£46,858		£78,660
Liabilities
Current liabilities
Trade and other payables	(4,262)	(572)	(3,311)	D	(215)	G	(8,360)
Convertible loan notes	(16,834)	—	—		(1,745)	G	(1,745)
					16,834	H
Derivative liabilities	(8,426)	—	(1,350)	C	(194)	G	(194)
			1,350	J	8,426	H
Lease liabilities	(201)	—	—		—		(201)
Total current liabilities	(29,723)	(572)	(3,311)		23,105		(10,501)
Non-current liabilities
Borrowings (Tranche A1)	—	—	—		(3,153)	G	(3,153)
Lease liabilities	(48)	—	—		—		(48)
Contingent consideration	—	(776)	776	C	—		—
Contingent value rights liability	—	—	(2,465)	B	—		(2,465)
Deferred tax liability	—	(269)	269	C	—		—
Other non-current liabilities	—	(1,491)	1,491	C	—		—
Total non-current liabilities	(48)	(2,536)	71		(3,153)		(5,665)
Total liabilities	£(29,771)	£(3,108)	£(3,240)		£19,953		£(16,166)
Net assets / (liabilities)	£(19,410)	£18,613	£(3,520)		£66,811		£62,494

	Historical		Transaction Accounting Adjustments				Pro Forma Combined
	Scancell 30 April 2026	Neuphoria 30 June 2026	Merger Adjustments		Financing Adjustments
Equity
Share capital	1,038	—	204	A	324	E	1,932
					174	F
					192	H
Share premium	82,483	164,727	18,169	A	26,929	E	158,836
			(164,727)	C	14,195	F
					17,060	H
Merger reserve	5,043	—	—		—		5,043
Share option reserve	5,927	560	(560)	C	—		5,927
Accumulated other comprehensive loss, net of tax	—	(1,561)	1,561	C	—		—
Cumulative translation adjustment reserve	—	(581)	581	C	—		—
Retained losses	(113,901)	(144,532)	144,532	C	8,008	H	(109,245)
					(72)	G
			(3,280)	D
Total equity	£(19,410)	£18,613	£(3,520)		£66,811		£62,494

Neuphoria’s historical share capital of £41 rounds to nil in thousands of pounds sterling. Substantially all of Neuphoria’s contributed capital is presented within share premium, and both are eliminated in Merger adjustment C.

Unaudited Pro Forma Condensed Combined Statement of Comprehensive Loss
For the year ended 30 April 2026
(in thousands of pounds sterling, except share and per share data)
	Historical		Transaction Accounting Adjustments				Pro Forma Combined
	Scancell Year ended 30 April 2026	Neuphoria Twelve months ended 30 June 2026	Merger Adjustments		Financing Adjustments
Revenue	—	£875	—		—		£875
Cost of sales	—	—	—		—		—
Gross profit	—	875	—		—		875
Research and development expenses	(12,033)	(2,641)	(54)	BB	—		(14,728)
Administrative expenses	(5,391)	(6,496)	(3,280)	AA	—		(15,167)
Impairment of goodwill	—	(3,995)	3,995	CC	—		—
Operating loss	£(17,424)	£(12,257)	£661		—		£(29,020)
Interest receivable and similar income	300	496	—		—		796
Interest expense	(1,959)	—	—		1,938	DD	(582)
					(561)	FF
Finance expense relating to derivative liability revaluation	(1,124)	—	—		1,124	EE	—
Other income and expense, net	(20)	2,206	—		—		2,186
Loss before taxation	(20,227)	(9,555)	661		2,501		(26,620)
Taxation	2,326	104	—		—		2,430
Loss for the period from continuing operations	£(17,901)	£(9,451)	£661		£2,501		£(24,190)
Basic and diluted loss per share (pence)	(1.73)						(1.69)
Weighted average shares outstanding, basic and diluted	1,037,592,362						1,433,420,879

Notes to Unaudited Pro Forma Condensed Combined Financial Information
1.   Description of the Merger and Related Transactions
The Merger and the related transactions are described above under “The Merger and Related Transactions,” “Accounting for the Merger” and “Pro Forma Capitalization.” Capitalized terms used but not defined in these notes have the meanings given to them above or elsewhere in this registration statement.
The following transactions have been given pro forma effect in the unaudited pro forma condensed combined financial information:
Transaction	Column in which presented	Basis on which pro forma effect is given
Merger	Merger Adjustments	Acquisition by Scancell of the entire issued share capital of Neuphoria in exchange for the Equity Consideration and the CVRs.
Contingent Value Rights	Merger Adjustments	Contingent consideration forming part of the consideration transferred in the Merger, recognized as a financial liability at fair value.
PIPE Financing	Financing Adjustments	Subscription Agreements have been executed and completion of the PIPE Financing is inter-conditional with Completion of the Merger.
UK Placing and Retail Offer	Financing Adjustments
Completed in July 2026, after the pro forma balance sheet date, within Scancell’s existing share capital authorities. Neither offer is conditional on the Merger or the Nasdaq listing, and both are reflected so that the pro forma statement of financial position presents the capital structure of the Combined Company following the Merger and the Financing.

Debt Financing	Financing Adjustments
Tranche A of $7.0 million of the $25.0 million BlackRock facility is reflected as drawn, expected to be drawn before the Form F-4 becomes effective. Tranches B and C, of $3.0 million and $5.0 million respectively, are committed and will be available at completion but are not expected to have been drawn, and are therefore not reflected. The remaining $10.0 million (Tranche D) is not reflected, because whether and when it is drawn is subject to future further financing conditions and not probable at the date of this registration statement.

CLN Conversion	Financing Adjustments	The Redmile Funds have irrevocably consented to convert the convertible loan notes immediately following Completion.
The Redmile Funds Redesignation is a reclassification of existing Ordinary Shares into Non-Voting Ordinary Shares. It changes neither the total number of shares in issue nor net assets and is accordingly reflected in the presentation of share classes in Note 4 but gives rise to no pro forma adjustment. The Redmile Funds have made an election, as announced in the Circular, as to the number of Ordinary Shares to be redesignated, which under the terms of the Merger Agreement may not result in their holding of voting share capital exceeding 9.99 per cent. The redesignation of 203,966,540 Ordinary Shares presented in Note 4 is the number of Consolidated Ordinary Shares in the Circular and proposed resolutions subject to shareholder approval restated to the pre-consolidation basis, which reflects the election made by the Redmile Funds, within the cap described above.
The AIM Reverse Split is conditional on approval of the requisite resolutions at the EGM and is not yet effective. It is not reflected in the unaudited pro forma condensed combined financial information, and all share and per share amounts are presented on a pre-consolidation basis.
2.   Basis of Presentation
The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X and presents the pro forma results of operations of the combined company based on the historical financial statements of Scancell and Neuphoria after giving effect to the Merger and the other adjustments described in these notes.
The Merger is expected to complete by the end of December 2026, subject to the closing conditions in the Merger Agreement. The acquisition date will be the date of Completion, being the date of the Effective Time, at which Scancell obtains control of Neuphoria.
For accounting purposes, Scancell is the accounting acquirer and Neuphoria the accounting acquiree, and the Merger is accounted for as a business combination using the acquisition method in accordance with IFRS 3, Business Combinations. This determination reflects that, immediately following the Merger:
•
the existing shareholders of Scancell will hold of the largest proportion of the voting rights and the substantial ownership majority in the Combined Company;

•
Scancell will determine the composition of the board of directors of the Combined Company and will hold a majority of the seats;

•
the senior management of the Combined Company will be drawn predominantly from the existing management of Scancell;

•
Scancell is the entity issuing equity interests as consideration for the entire issued share capital of Neuphoria; and

•
Scancell is significantly the larger of the combining entities by implied equity value and initiated and structured the Merger.

Amounts denominated in US dollars in respect of the Financing have been translated at US$1.33705 to the pound, the rate on 22 July 2026. Neuphoria’s assets and liabilities have been translated into pounds sterling at the closing rate of US$1.321719 to the pound at 30 June 2026, and its income and expenses at the average rate of US$1.342142 to the pound for the year ended 30 June 2026.
Scancell’s financial year ends on 30 April and Neuphoria’s financial year ends on 30 June. Under Article 11 of Regulation S-X, where the acquiree’s financial year end differs from the registrant’s by 93 days or less, the registrant combines its statement of operations with that of the acquiree using their respective financial years. The difference between the two financial year ends is within 93 days, and Neuphoria’s historical financial information has accordingly been combined with Scancell’s annual results without further updating. Scancell has selected 30 April to continue as the financial year end of the Combined Company.
No tax effect is presented in respect of the Transaction Accounting Adjustments, because neither Scancell nor Neuphoria recognizes a deferred tax asset on its tax losses. At 30 April 2026 Scancell had tax losses of approximately £51.5 million, the majority of which can be carried forward indefinitely, and an unrecognized deferred tax asset on those losses of approximately £12.9 million. At 30 June 2026 Neuphoria had net operating loss carryforwards of approximately $123.5 million, comprising US federal losses of approximately $10.6 million, US state losses of approximately $9.2 million and Australian losses of approximately $103.7 million, against which it holds a valuation allowance covering substantially all of its deferred tax assets ($25.4 million at 30 June 2026 against gross deferred tax assets of $26.2 million). Accordingly, no current or deferred tax is recognized on the Transaction Accounting Adjustments.
Scancell reports under IFRS as issued by the IASB in pounds sterling. Neuphoria reports under accounting principles generally accepted in the United States, in US dollars. Neuphoria’s historical financial information has been converted to IFRS, translated to pounds sterling and mapped to the presentation adopted by Scancell, as described under “Other Information” above and in Note 7.
3.   Consideration Transferred and Purchase Price Allocation
The consideration transferred in the Merger comprises the Equity Consideration and the CVRs. The following table sets out the components of the consideration transferred and the basis on which each has been measured (in thousands of pounds sterling, except share and per share amounts):
Component	Amount
Fair value of the Equity Consideration(a)	£18,373
Fair value of the Contingent Value Rights	2,465
Total consideration transferred	£20,838

(a)
Measured at an estimated 204,140,627 Equity Consideration at an interim price of 9 pence per Ordinary Share. Both the share count and the price will be updated — the former for Neuphoria’s final fully diluted share count at the Effective Time (expected to be offset by an adjustment to the exchange ratio), and the latter for the price on the most recent practicable date before the Form F-4 is declared effective.

The Merger Agreement provides for settlement of the sole outstanding warrant over Neuphoria common stock in cash at Completion of its Black Scholes Value (as defined in the Armistice Warrant). The Black Scholes Value is currently estimated at $1.8 million, calculated as defined in the Armistice Warrant, using an option term running from the public announcement of the Merger to the warrant’s original expiry on 2 June 2029, the highest single-day volume-weighted average price of Neuphoria common stock since the day before that announcement, and a US Treasury rate matched to that term. The amount has been recognized as a liability assumed of £1.4 million in the table below. Neuphoria’s historical column already carries its accompanying warrants liability of £1.5 million, so the fair value adjustment required to state the obligation at £1.4 million is a reduction of £0.1 million. The estimated £1.4 million is paid in cash at Completion (adjustment J). The £1.5 million is translated at the 30 June 2026 closing rate and the $1.8 million obligation at the rate on 22 July 2026.
Each Neuphoria stockholder receives one CVR per share, representing the right to a pro rata share of net proceeds received by Scancell under specified pre-existing Partner Agreements — including a research collaboration with Merck Sharp & Dohme Corp. and the Participants Agreement and associated CRC Commercialization License Agreements (including the CRC’s existing license agreement with Pfizer relating to KAT6) (the “CRC Agreements”) — and an Australian research and development tax credit. The CVRs are non-transferable, are not listed, and impose a contractual obligation on Scancell to deliver cash and are accordingly classified as a financial liability.
The minimum amount payable under the CVRs is nil, as no payment arises unless the underlying proceeds are received. An estimate of the maximum undiscounted amount payable cannot be made. The amounts payable are not subject to any cap and depend on clinical, regulatory and commercial outcomes that are within the control of counterparties rather than of Scancell, on whether any disposition of the relevant intellectual property occurs at all, and on a term that, in respect of the underlying agreements, continues for 15 years from the Effective Date, subject to earlier termination of the CVR Agreement if the payment obligations under those agreements expire.
The fair value of $3.3 million at which the CVRs are carried is Scancell’s management’s September 2026 estimate, comprising $726,000 in respect of the research collaboration and license agreement with Merck Sharp & Dohme Corp., $1.8 million in respect of the CRC Agreements and $811,000 in respect of the Australian research and development tax incentive receivable for the year ended 30 June 2026, which falls within the scope of the CVR Agreement. Under the CVR Agreement, the CVR rights in respect of these agreements and in respect of the tax credit continue for 15 years from Completion but may terminate earlier if the payment obligations expire earlier. A change in the fair value of the CVRs would change the contingent consideration and, by the same amount, goodwill.

The following table sets out the recognized amounts of the identifiable assets acquired and liabilities assumed, and the resulting goodwill (in thousands of pounds sterling):
	Neuphoria historical	Fair value adjustments	Recognised amount
Cash and cash equivalents(b)	£15,030	(2,603)	£12,427
Trade and other receivables	910	—	910
Intangible assets	3,134	(3,134)	—
Goodwill recognised by Neuphoria	2,647	(2,647)	—
Intangible assets – Merck programme rights	—	543	543
Financial asset – CRC Agreements	—	1,316	1,316
Trade and other payables	(572)	—	(572)
Contingent consideration	(776)	776	—
Deferred tax liability	(269)	269	—
Warrants liability	(1,491)	141	(1,350)
Net identifiable assets acquired	£18,613	£(5,339)	£13,274
Total consideration transferred			£20,838
Goodwill			£7,564

(b)
Management adjustment reflecting Neuphoria’s estimated transaction costs of £2.6 million ($3.5 million), accrued and paid from its cash at Completion (adjustment K).

Goodwill and intangible assets recognized by Neuphoria relate to its own pre-Merger acquisitions and are not identifiable assets acquired by Scancell; they have accordingly been derecognized, together with the associated deferred tax liability. Neuphoria’s goodwill of £2.6 million is stated after the impairment charge of £4.0 million recognized in its historical results for the twelve months ended 30 June 2026, which is eliminated from the pro forma statement of comprehensive loss in adjustment CC. The rights underlying the CVRs are recognized as identifiable assets acquired. The Merck programme rights of £0.5 million are presented at estimated acquisition date fair value as an intangible asset under IAS 38, because Scancell acquires the rights to the underlying assets of that programme. The CRC Agreements’ rights of £1.3 million are presented as a financial asset measured at fair value through profit or loss under IFRS 9, because the underlying assets are held in trust, and it was determined that a contractual right to a share of net cash proceeds is acquired, rather than the underlying assets themselves. Both amounts are components of management’s fair value estimate of the CVRs described above. Neuphoria’s contingent consideration of £776,000 arose under a pre-existing arrangement unrelated to the Merger and is payable only on milestones relating to the Cancer Stem Cell technology. It is measured at a fair value of nil in the purchase price allocation, consistent with the nil fair value attributed to the related intangible asset, and the credit is absorbed in goodwill. Neuphoria’s accompanying warrants liability of £1.5 million is carried in its historical column and is reduced by £0.1 million in the allocation, as described further above.
A lower price per Ordinary Share could result in the consideration transferred being less than the net identifiable assets acquired, which would give rise to a gain on a bargain purchase rather than goodwill; see footnote (a) to the consideration table above.
4.   Shares Issued in the Merger and the Financing
The following table sets out the Ordinary Shares and Non-Voting Ordinary Shares in issue on a pro forma basis, reconciled from the Ordinary Shares in issue at 30 April 2026. Amounts are presented on a pre-consolidation basis.

	Ordinary Voting Shares	Non-Voting Ordinary Shares	Total
In issue at 30 April 2026	1,037,781,403	—	1,037,781,403
Equity Consideration shares issued in the Merger	204,140,627	—	204,140,627
Shares issued in the PIPE Financing	279,377,587	44,813,278	324,190,865
Shares issued in the UK Placing and the Retail Offer	174,449,280	—	174,449,280
Shares issued on the CLN Conversion	20,175,010	171,512,880	191,687,890
Redmile Funds Redesignation	(203,966,540)	203,966,540	—
Pro forma shares in issue	1,511,957,367	420,292,698	1,932,250,065
The Non-Voting Ordinary Shares have the same nominal value as, and rank pari passu in all economic respects with, the Ordinary Shares. They carry no voting rights and are not admitted to trading on AIM.
The 191,687,890 shares issuable on the CLN Conversion are presented as 171,512,880 Non-Voting Ordinary Shares and 20,175,010 Ordinary Shares. The Redmile Funds may elect to receive restricted ADS in place of Non-Voting Ordinary Shares, which would change the allocation between the two classes but not the total number of shares in issue. The table excludes any shares issuable on exercise of the 98,070,456 Scancell share options outstanding at 30 April 2026, any shares issuable on exercise of any warrants that may be issued in connection with the Debt Financing, and any shares issuable on conversion of the convertible portion of the Debt Financing. Shares issuable in settlement of accrued interest on the convertible loan notes are included in the CLN Conversion row above. The amounts credited to share capital and share premium on an allotment of shares otherwise than for cash are determined by UK company law (which sits outside IFRS) rather than by reference to fair value; on the CLN Conversion, share premium is accordingly the redemption amount of the loan notes released, plus the value of any interest settled in shares, with any difference from the accounting carrying amount of the liability derecognized dealt with by a transfer within equity rather than through profit or loss — see adjustment H.
Under the Merger Agreement, each Neuphoria stock option outstanding at the Effective Time is cancelled for no consideration, and each unvested restricted stock unit that vests solely with the passage of time vests in full and is settled in Neuphoria common stock five business days before the Effective Time, which is then exchanged on the same basis as other Neuphoria common stock. The aggregate number of Equity Consideration shares is determined by the agreed relative valuations of Scancell and Neuphoria and by Scancell’s own fully diluted share capital immediately prior to the Effective Time and does not vary with the number of Neuphoria shares outstanding. Shares issued in respect of Neuphoria common stock issued on settlement of restricted stock units are therefore included within, and not in addition to, the Equity Consideration shares presented in the pro forma adjustments. The Exchange Ratio, being the number of Ordinary Shares, delivered in the form of ADS, receivable for each Neuphoria share, remains an estimate until the Effective Time and varies with Neuphoria’s fully diluted share count and is therefore affected by the settlement of the restricted stock units.
5.   Pro Forma Adjustments
The pro forma adjustments are based on preliminary estimates that could change materially as additional information is obtained. Amounts in tables are stated in thousands of pounds sterling and, where denominated in US dollars, in thousands of US dollars, except share, per share and per ADS amounts and exchange rates. Amounts in narrative are generally stated in millions to one decimal place unless more precision is useful, and may differ slightly from the tables due to rounding.
Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Financial Position
A.   Reflects the issue of the Equity Consideration shares to Neuphoria stockholders at their estimated fair value described in Note 3, to share capital and share premium. The corresponding amount forms part of the consideration transferred, which is applied in the purchase price allocation in adjustment C.
B.   Reflects the recognition of the CVR liability of £2.5 million, being the acquisition-date fair value of the CVRs of $3.3 million translated into pounds sterling. The CVRs are contingent consideration forming part of the consideration transferred under IFRS 3.39 and are classified as a financial liability under IAS 32.11 because Scancell has a contractual obligation to deliver cash with no right to settle in its own equity instruments. The corresponding amount increases the consideration transferred, which is applied in the purchase price allocation in adjustment C. The component of that fair value attributable to the Australian research and development tax incentive, being $0.8 million (£0.6 million), is contingent consideration in the same way as the other CVR components; because the underlying receivable is already an identifiable asset acquired within trade and other receivables, its recognition increases goodwill rather than giving rise to an additional asset. No adjustment is made in the pro forma statement of comprehensive loss in respect of that incentive; the corresponding amount increases the consideration transferred and goodwill and is reflected in adjustment C.
C.   Reflects the elimination of Neuphoria’s pre-acquisition equity and the purchase price allocation described in Note 3, including the derecognition of Neuphoria’s own goodwill, intangible assets and related deferred tax liability, the recognition of the £0.5 million Merck programme rights within intangible assets and of the £1.3 million CRC Agreements rights as a financial asset, the measurement of Neuphoria’s pre-existing contingent consideration at a fair value of nil, the reduction of £0.1 million in the warrants liability required to state at £1.4 million the warrant obligation described in Note 3, and the recognition of goodwill arising on the Merger.
D.   Reflects £3.3 million of estimated Scancell acquisition-related transaction costs not yet recognized as at 30 April 2026, charged to retained losses. The costs are accrued within trade and other payables at £3.3 million at the pro forma balance sheet date, being the £3,280,000 charge plus £31,000 of recoverable value added tax, the latter of which is also recognized within trade and other receivables. The total estimated cost is a preliminary estimate, as described in Note 3. Acquisition-related costs are expensed in the periods in which the costs are incurred and the services are received in accordance with IFRS 3.53 and are not part of the consideration transferred.
E.   Reflects the cash proceeds of the PIPE Financing, being gross proceeds of £29.2 million less estimated issue costs of £1.9 million, to share capital and share premium.
F.   Reflects the cash proceeds of the UK Placing and the Retail Offer, being gross proceeds of £15.7 million less estimated issue costs of £1.3 million, to share capital and share premium. Both completed in July 2026, after the pro forma balance sheet date, and are accordingly not reflected in Scancell’s historical financial information.
G.   Reflects the drawdown of Tranche A of $7.0 million under the Debt Financing, translated to pounds sterling and giving gross cash proceeds of £5.2 million. Tranche A1, the $4.7 million Term Debt portion, is recognized as borrowings at amortized cost, net of its allocated debt issue costs and the full £0.2 million fair value of the BlackRock warrants — issued in respect of the whole drawdown rather than either tranche, so the deduction falls on Tranche A1, a derivative liability under IAS 32 measured using a preliminary Black-Scholes estimate. Tranche A2, the $2.3 million Convertible Debt portion, is carried as a single liability at fair value through profit or loss under IFRS 9.4.3.5, at its allocated share of the Tranche A proceeds; its allocated issue costs of £72,000 are expensed at inception rather than capitalized as outlined in adjustment FF. Tranche A2 is presented within current liabilities, in convertible loan notes, rather than in borrowings: BlackRock may convert at any time from drawdown and the conversion feature is not an equity component, so Scancell has no right to defer settlement for at least 12 months (IAS 1.69(d)), consistent with the Redmile convertible loan notes. Borrowings in the pro forma statement of financial position therefore comprise Tranche A1 only (£3.2 million, net of allocated issue costs and the BlackRock warrant liability), which is presented within non-current liabilities because it has no conversion feature and its first principal repayment falls after an initial interest-only period of 18 months, and the Tranche A2 fair value of £1.7 million is presented in the Financing Adjustments column of convertible loan notes alongside the derecognition of the Redmile notes (adjustment H). The BlackRock warrants liability of £0.2 million is presented within derivative liabilities in current liabilities, because the lender may exercise the warrants at any time and Scancell therefore has no right to defer settlement for at least 12 months (IAS 1.69(d)). Tranches B and C ($8.0 million in aggregate) are committed but not expected to have been drawn and are not reflected. Tranche D ($10.0 million) is not reflected because it is not yet probable.
H.   Reflects the automatic conversion of the convertible loan notes, pursuant to the side letter dated 23 July 2026, and the associated embedded derivative liability, into equity immediately following Completion.

The notes are presented as outstanding in the historical column, since they were modified but not yet converted as of the balance sheet date, and converted in this adjustment. Share capital is credited with the nominal value of the 191,687,890 shares issued, £0.2 million, and share premium with the redemption amount of the notes released — £1.75 million for the Nil Rate notes and £16.45 million for the 3 per cent notes — plus the interest element, being an estimated 13,415,610 shares issued in settlement of accrued interest on the November notes valued at the post-PIPE adjusted November conversion price of £0.1139, together £17.1 million. The £8.0 million difference between that amount and the £25.3 million carrying amount derecognized is dealt with by a transfer within equity to retained losses, with no gain or loss recognized in profit or loss. The adjustment is within equity and does not affect pro forma net assets or loss per share.
J.   Reflects the cash settlement at Completion of the Neuphoria warrant, estimated at £1.4 million on an interim basis, which reduces cash and cash equivalents and derivative liabilities.
K.   Reflects Neuphoria's estimated transaction costs of £2.6 million ($3.5 million), accrued and paid from Neuphoria’s cash at Completion, which reduce the net assets acquired and increase goodwill.
Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Comprehensive Loss
AA.   Reflects the charge to administrative expenses of £3.3 million in respect of the Scancell acquisition-related transaction costs described in adjustment D. The charge is presented as if the Merger had occurred on 1 May 2025, the beginning of the period presented.
BB.   Reflects amortization of £54,000 in respect of the identifiable intangible assets acquired in the Merger, over the useful lives determined in the purchase price allocation. The only identifiable intangible asset recognized in the allocation is the £0.5 million of Merck programme rights described in Note 3, amortized on a straight-line basis over an assumed useful life of ten years from an assumed available-for-use date at the acquisition date. The CRC Agreements rights are a financial asset measured at fair value through profit or loss (Note 3) and are not amortized.
CC.   Reflects the elimination of £4.0 million of goodwill impairment recognized in Neuphoria’s historical results for the twelve months ended 30 June 2026. Neuphoria’s goodwill is derecognized in the purchase price allocation (adjustment C), so the Combined Company carries no Neuphoria goodwill against which the impairment could arise. No tax effect is recognized on this adjustment, as described in Note 2.
DD.   Reflects the elimination of £1.9 million of interest expense recognized in Scancell’s historical statement of comprehensive loss in respect of the convertible loan notes, being the £1,959 thousand of interest expense reported less £21 thousand of interest on lease liabilities, which the conversion does not affect. The notes convert to equity immediately following Completion and, presented as if the conversion had occurred on 1 May 2025, no interest arises in the period.
EE.   Reflects the elimination of £1.1 million of finance expense recognized in Scancell’s historical statement of comprehensive loss in respect of the revaluation of the embedded derivative liabilities on the convertible loan notes. The derivative liabilities are derecognized on conversion and, presented as if the conversion had occurred on 1 May 2025, no remeasurement arises in the period.
FF.   Reflects effective interest and transaction costs of £0.6 million for a twelve month period on the Tranche A drawdown under the Debt Financing. Tranche A1 bears cash pay interest at 10.50 per cent per annum, with an effective rate reflecting its allocated issue costs, the BlackRock warrant fair value, and the End of Loan Payment due at maturity. Tranche A2 is carried at fair value through profit or loss (adjustment G) and so carries no interest accretion; its allocated issue costs of £72,000 are expensed at inception and included in this line. Tranches B and C are committed but not expected to have been drawn and are excluded, as is the more tentative Tranche D.
6.   Pro Forma Loss Per Share
The pro forma weighted average number of shares outstanding for the year ended 30 April 2026 has been determined by adjusting Scancell’s historical weighted average number of shares outstanding to give effect to the shares issued or to be issued to consummate the Merger and the Financing, as if those shares had been outstanding from 1 May 2025, the beginning of the period presented, before the exclusion of the Financing shares described below.
	Ordinary Shares	Non-Voting Ordinary Shares	Total
Scancell historical weighted average, year ended 30 April 2026	1,037,592,362	—	1,037,592,362
Equity Consideration shares issued in the Merger	204,140,627	—	204,140,627
Shares issued in the PIPE Financing	279,377,587	44,813,278	324,190,865
Shares issued in the UK Placing and the Retail Offer	174,449,280	—	174,449,280
Shares issued on the CLN Conversion	20,175,010	171,512,880	191,687,890
Redmile Funds Redesignation	(203,966,540)	203,966,540	—
Total shares outstanding as if issued from 1 May 2025, before exclusion of Financing shares	1,511,768,326	420,292,698	1,932,061,024
The PIPE Financing, UK Placing and Retail Offer shares (453,826,867 Ordinary Shares and 44,813,278 Non-Voting Ordinary Shares, 498,640,145 shares in aggregate) are excluded from the weighted average number of shares used to calculate pro forma loss per share. The pro forma weighted average number of shares outstanding is accordingly 1,057,941,459 Ordinary Shares and 375,479,420 Non-Voting Ordinary Shares, 1,433,420,879 shares in total, giving a pro forma basic and diluted loss per share of 1.69 pence.
The Non-Voting Ordinary Shares are ordinary shares as defined in IAS 33. They rank pari passu with the Ordinary Shares in all economic respects and differ only in carrying no voting rights and not being admitted to trading on AIM. A single combined loss per share is presented for the two classes together because they have the same right to share in the profit or loss for the period.
The Redmile Funds Redesignation row above reclassifies shares from the Ordinary Shares column to the Non-Voting Ordinary Shares column; because both classes participate pari passu in profit or loss and are combined in the total column, this reclassification does not remove any shares from the pro forma loss per share computation.
Because the Combined Company is in a net loss position, any adjustment for potentially dilutive shares would be anti-dilutive; accordingly, basic and diluted loss per share are the same. At 30 April 2026, the following potentially dilutive securities were outstanding:
•
        Scancell share options outstanding at 30 April 2026; and

•
the Ordinary Shares issuable on conversion of the convertible portion of the Debt Financing and on exercise of any warrants that may be issued to the lender. The convertible portion of the Tranche A drawdown ($2.3 million) converts at a fixed £0.117 per share, illustratively approximately 14,915,685 Ordinary Shares translating the US dollar principal to pounds sterling at the announcement rate, the most recent rate available; the lender also receives warrants on each drawdown, illustratively approximately 2,617,704 Ordinary Shares on the $7.0 million given pro forma effect. Both figures are estimates. The lender warrants are concluded to be a liability under IAS 32, with a preliminary fair value of £0.2 million — see Note 5. Management elected in September 2026 to carry Tranche A2 at fair value through profit or loss under IFRS 9.4.3.5 rather than classifying its conversion feature separately as equity or as a liability — see Note 5. The lender chooses the rate used to translate the US dollar principal on the conversion date, so the number of shares issued if BlackRock elects to convert will differ if the rate on that date differs from the rate used here. Both remain potentially dilutive instruments excluded from this computation because the Combined Company is loss-making.

The CVRs confer rights to cash payments only and are accordingly not potential ordinary shares. Neuphoria’s stock options are cancelled for no consideration at the Effective Time under the Merger Agreement and give rise to no Ordinary Shares of the Combined Company, and Neuphoria’s restricted stock units are settled in Neuphoria common stock before the Effective Time and are exchanged for Equity Consideration shares on the same basis as other Neuphoria common stock.

Share counts and per-share amounts are presented on a pre-consolidation basis. The AIM Reverse Split is conditional on approval of the requisite resolutions at the EGM and has not occurred, and IAS 33 requires retrospective adjustment of the weighted average number of shares only for a consolidation occurring before the financial statements are authorized for issue.
7.   Conversion of Neuphoria’s Historical Financial Information to IFRS and to Pounds Sterling
Neuphoria’s historical financial information is reported in US dollars under accounting principles generally accepted in the United States. The as reported columns below agree to Neuphoria’s audited consolidated financial statements included in its Annual Report on Form 10-K for the year ended 30 June 2026. The Neuphoria column of the unaudited pro forma condensed combined financial information is presented under IFRS and in pounds sterling, being the reporting framework and presentation currency of Scancell. The following tables reconcile Neuphoria’s historical financial information as reported to the amounts presented in the Neuphoria column, showing separately the adjustments to convert to IFRS and the effect of translation to pounds sterling.
Assets and liabilities have been translated at the closing rate at the balance sheet date and income and expenses at the average rate for the period, in accordance with IAS 21. The rates applied are set out in Note 2. Components of equity have been translated at the closing rate, and the accumulated deficit presented is the balancing amount that reconciles the translated components of equity to Neuphoria’s translated net assets, an IFRS retained earnings roll-forward at the rates in effect when the underlying losses arose not being available. A separate cumulative translation adjustment reserve is presented for the exchange differences on the net investment in a foreign operation described below, in accordance with IAS 21.39(c) and IAS 21.41. Neuphoria’s remaining accumulated other comprehensive loss is presented separately, its composition not having been analyzed by component. All of Neuphoria’s pre-acquisition equity, including both reserves, is eliminated in full in Transaction Accounting Adjustment C, and the Combined Company’s cumulative translation adjustment reserve accumulates from the acquisition date. The translation adjustment column is the difference between the amount on an IFRS basis in US dollars and the amount presented in pounds sterling.
Statement of financial position as at 30 June 2026
	As reported US$’000		IFRS conversion adjustments US$’000	Translation adjustments £’000	As presented £’000
Cash and cash equivalents	US$	19,866	—	£(4,836)	£15,030
Trade and other receivables (including prepaid expenses)		1,203	—	(293)	910
Intangible assets		4,142	—	(1,008)	3,134
Goodwill		3,498	—	(851)	2,647
Right-of-use assets		—	—	—	—
Total assets	US$	28,709	—	£(6,988)	£21,721
Trade and other payables		(757)	—	185	(572)
Lease liabilities		—	—	—	—
Contingent consideration		(1,025)	—	249	(776)
Deferred tax liability		(356)	—	87	(269)
Warrants liability		(1,971)	—	480	(1,491)
Total liabilities	US$	(4,109)	—	£1,001	£(3,108)
Net assets	US$	24,600	—	£(5,987)	£18,613
Equity
Common stock		—	—	—	—
Additional paid-in capital		218,462	(740)	(52,996)	164,726
Share option reserve		—	740	(180)	560
Accumulated other comprehensive loss, net of tax		(2,063)	—	502	(1,561)
Cumulative translation adjustment reserve		—	(767)	187	(580)
Accumulated deficit		(191,799)	767	46,499	(144,533)
Total shareholders’ equity	US$	24,600	—	£(5,988)	£18,612

Statement of profit or loss for the twelve months ended 30 June 2026
	As reported US$’000		IFRS conversion adjustments US$’000		Translation adjustments £’000	As presented £’000
Collaborative arrangement revenue	US$	1,174		—	£(299)	£875
Research and development expenses		(3,545)		—	904	(2,641)
Administrative expenses (including restructuring costs)		(8,718)		—	2,222	(6,496)
Impairment of goodwill		(5,362)		—	1,367	(3,995)
Operating loss	US$	(16,451)		—	£4,194	£(12,257)
Interest receivable and similar income		666		—	(170)	496
Other income and expense, net		2,194		767	(755)	2,206
Loss before taxation		(13,591)		767	3,269	(9,555)
Taxation		139		—	(35)	104
Loss for the period	US$	(13,452)	US$	767	£3,234	£(9,451)
The IFRS conversion adjustments comprise the differences between accounting principles generally accepted in the United States and IFRS affecting Neuphoria’s reported amounts, and the reclassification of Neuphoria’s captions to the presentation adopted by Scancell. Each adjustment is described below. The goodwill impairment charge of US$5.4 million recognized by Neuphoria in the twelve months ended 30 June 2026 is presented as a separate caption because an impairment of goodwill is not an administrative expense in substance. It is eliminated from the pro forma statement of comprehensive loss in Transaction Accounting Adjustment CC (Note 5).
The IFRS conversion adjustments comprise three items, none of which changes Neuphoria’s total shareholders’ equity and only the first of which changes its loss for the period.
First, $0.8 million of revaluation on long-term intercompany debt is transferred from profit or loss to the cumulative translation adjustment reserve. Exchange differences on a monetary item that forms part of a net investment in a foreign operation are recognized in other comprehensive income (loss) under IAS 21.32. The loss for the period reduces by $0.8 million and the cumulative translation adjustment reserve increases by the same amount. The reserve is presented separately from Neuphoria’s other accumulated other comprehensive loss, which is unchanged on conversion to IFRS.
Second, $0.7 million in respect of Neuphoria stock options cancelled in the period is reclassified from additional paid-in capital to a share option reserve to align with Scancell’s classification, with no effect on total equity. It is eliminated in adjustment C with the rest of Neuphoria’s pre-acquisition equity.
Third, Neuphoria’s share-based payment reserve of $20,000 is reclassified from additional paid-in capital to a share option reserve, to align with Scancell’s classification. It is eliminated in adjustment C with the rest of Neuphoria’s pre-acquisition equity.
Neuphoria’s accompanying warrants liability of $2.0 million is not reclassified to equity on conversion to IFRS, and the related US GAAP fair value gain of $1.7 million is not removed from profit or loss. Cash settlement of warrant’s Black Scholes Value is required under the Merger Agreement and is not at the issuer’s discretion, so the instrument is not equity under IAS 32. The liability is settled in cash at Completion (adjustment J), and the reduction of $0.2 million needed to state the obligation at $1.8 million is a fair value adjustment in the purchase price allocation in Note 3.
Exchange differences recognized in Neuphoria’s profit or loss are included within other income and expense, net. On an IFRS basis they are a net gain of $232,000 (£173,000), being the loss on foreign currency transactions of $536,000 reported in Neuphoria’s Annual Report on Form 10-K for the year ended 30 June 2026, less the $767,000 transferred to the cumulative translation adjustment reserve, disclosed under IAS 21.52(a).

UNAUDITED COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA
The table set forth below contains selected unaudited historical, pro forma and pro forma equivalent per share information for Scancell Shares and shares of Neuphoria Common Stock.
Historical Per Share Data for Scancell Shares and Neuphoria Common Stock
The historical per share data for Scancell Shares and Neuphoria Common Stock below is derived from the audited consolidated financial statements of Scancell as of and for the year ended April 30, 2026 and of Neuphoria as of and for the year ended June 30, 2026. For Scancell, this information is under IFRS. For Neuphoria, this information is under U.S. GAAP.
Combined Unaudited Pro Forma Per Share Data for Scancell Shares
The combined unaudited pro forma per share data for Scancell Shares is extracted from the unaudited pro forma condensed combined financial information appearing elsewhere in this proxy statement/prospectus. The unaudited pro forma condensed combined financial information is based on, and should be read in conjunction with, the historical consolidated financial statements and accompanying notes of each of Scancell and Neuphoria for the applicable periods, which are included elsewhere in, or incorporated by reference into, this proxy statement/prospectus. See the section titled “Unaudited Pro Forma Condensed Combined Financial Information” for additional information.
The combined unaudited pro forma per share data for Scancell Shares does not purport to represent what the Combined Company’s actual results of operations or financial condition would have been had the acquisition occurred on the dates assumed, nor is it necessarily indicative of the Combined Company’s future results of operations or financial condition. In particular, the unaudited pro forma condensed combined financial information does not reflect the effect of anticipated cost and revenue synergies associated with the combination of Scancell and Neuphoria, if any.
The pro forma data assume that the Merger and the Financing occurred on May 1, 2025 for the statement of comprehensive loss and on April 30, 2026 for the statement of financial position, and that 204,140,627 Scancell Shares (an estimated aggregate 2,041,406 ADS equivalents, before giving effect to the treatment of fractional ADS entitlements; no fractional ADSs will be issued and no cash will be paid for fractions) are issued as Equity Consideration shares at the estimated Exchange Ratio of 37.72464 Scancell Shares for each share of Neuphoria Common Stock. All share and per share data are stated before the proposed 1-for-10 AIM Reverse Split.
Combined Unaudited Pro Forma Per Neuphoria Equivalent Share Data
The combined unaudited pro forma per Neuphoria equivalent share data set forth below shows the effect of the Merger from the perspective of an owner of Neuphoria Common Stock. The information was calculated by multiplying the unaudited pro forma combined per share data for Scancell Shares by the estimated Exchange Ratio.
The final Exchange Ratio will be determined pursuant to a formula described in more detail in the Merger Agreement and elsewhere in this proxy statement/prospectus. The final Exchange Ratio will depend on Neuphoria’s fully diluted share count at the Effective Time. The aggregate number of Equity Consideration shares is determined pursuant to the formula in the Merger Agreement based on the agreed relative valuations and Scancell’s fully diluted capitalization immediately before the Effective Time. Changes in Scancell’s share price or applicable exchange rates will affect the value of the Merger Consideration but will not, by themselves, change the Exchange Ratio. The aggregate number of Equity Consideration shares may also change for the final PIPE Financing, any adjustment to the convertible loan note conversion price and shares issued for accrued interest on the convertible loan notes.
Generally
You should read the below information in conjunction with the selected consolidated financial information of Scancell and Neuphoria included elsewhere in this proxy statement/prospectus, the historical consolidated financial statements of Scancell and related notes included elsewhere in this proxy statement/

prospectus and the historical consolidated financial statements of Neuphoria and related notes that have been filed with the SEC, certain of which are incorporated by reference into this proxy statement/prospectus. See the sections titled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” included elsewhere in this proxy statement/prospectus.
Scancell historical share and per-share amounts and the pro forma share and per-share amounts are presented on a pre-AIM Reverse Split basis (see footnote (5)). Neuphoria historical per-share amounts are not affected by the proposed AIM Reverse Split of Scancell Shares.
	As of and for the Year Ended April 30, 2026	As of and for the Year Ended June 30, 2026
Scancell Historical Data (pence) (IFRS):
Basic loss per share(1)	(1.73)
Diluted loss per share(1)	(1.73)
Book value per share(2)	(1.87)
Cash dividends declared per share(3)	—
Neuphoria Historical Data (US$) (U.S. GAAP):
Basic loss per share(1)(4)		(3.06)
Diluted loss per share(1)(4)		(3.06)
Book value per share(2)(4)		4.55
Cash dividends declared per share(3)		—
Combined Unaudited Pro Forma per Scancell Share Data (pence)(5):
Basic loss from continuing operations per share(1)(6)	(1.69)
Diluted loss from continuing operations per share(1)(6)	(1.69)
Book value per share(2)(7)	3.23
Cash dividends declared per share(3)	—
Combined Unaudited Pro Forma per Neuphoria Equivalent Share Data (£)(8):
Basic loss from continuing operations per share(1)	(0.64)
Diluted loss from continuing operations per share(1)	(0.64)
Book value per share(2)	1.22
Cash dividends declared per share(3)	—

(1)
Basic and diluted loss per share are the same because Scancell and Neuphoria each reported, and the Combined Company is presented as having, a loss from continuing operations attributable to ordinary equity holders, so potential ordinary shares would be antidilutive. Excluded from diluted loss per share are: (a) for Scancell, 98,070,456 share options at April 30, 2026 and the Redmile convertible loan notes (30,331,708 Scancell Shares issuable on the August 2020 convertible loan notes and 129,533,448 on the November 2020 convertible loan notes, at April 30, 2026, which form part of the 191,687,890 shares issued on the CLN Conversion in the pro forma information; the amendment providing for automatic conversion on the Merger was made after year end, as such the April 30, 2026 amounts exclude interest, due to Scancell not utilizing its issuer option to settle interest on the notes in shares instead of in cash prior to the amendment, and incremental shares, issued to Redmile as a result of the Financings.); (b) for Neuphoria, 115,910 stock options, 42,684 restricted stock units (all of which vest at Neuphoria’s next annual meeting or on its acquisition by Scancell) and the warrant over 1,054,381 shares of Neuphoria Common Stock (which will be cash settled at Completion), none of which is expected to result in Scancell Shares beyond the Equity Consideration; and (c) for the pro forma combined, the options in (a) (98,070,456 at April 30, 2026), approximately 14,915,685 Scancell Shares issuable on conversion of the Tranche A convertible debt, and approximately 2,617,704 Scancell Shares issuable on exercise of the lender warrants, each an estimate calculated at the most recent USD/GBP rate available because the lender chooses the rate applied on the conversion date.

(2)
Historical book value per share is total shareholders’ equity (deficit) divided by shares outstanding at period end: for Scancell, a total shareholders’ deficit of £(19.4) million divided by 1,037,781,403 Scancell Shares in issue at April 30, 2026; for Neuphoria, total stockholders’ equity of US$24.6 million divided by 5,411,334 shares of Neuphoria Common Stock outstanding at June 30, 2026. Pro forma book value per share is described in footnote (7).

(3)
Neither Scancell nor Neuphoria declared dividends in the periods presented.

(4)
Neuphoria’s historical per share data is as reported in its Form 10-K under U.S. GAAP in U.S. dollars (net loss of US$13.5 million divided by 4,395,776 weighted-average shares; total stockholders’ equity of US$24.6 million divided by 5,411,334 shares outstanding) and is not on the same basis as the IFRS pro forma information. At the rates used in that information (US$1.342142 to the pound, the average rate for the twelve months ended June 30, 2026, for loss; US$1.321719, the closing rate on June 30, 2026, for book value), these equal a net loss per share of £(2.28) and book value per share of £3.44.

(5)
Pro forma per share data is derived from the unaudited pro forma condensed combined financial information (IFRS, pounds sterling), which gives effect to the Merger and the Financing as if they had occurred on May 1, 2025 (statement of comprehensive loss) and April 30, 2026 (statement of financial position). Amounts are stated before the proposed 1-for-10 AIM Reverse Split, which has not become effective; thereafter, per Scancell Share amounts would be ten times those shown.

(6)
Pro forma loss per share is the pro forma loss for the year of £24.2 million divided by 1,433,420,879 weighted average shares, comprising Scancell’s historical weighted average of 1,037,592,362 shares, 204,140,627 Equity Consideration shares and 191,687,890 CLN Conversion shares, each deemed outstanding from May 1, 2025. Shares issued in the PIPE Financing and the UK Placing and Retail Offer are excluded because the related proceeds are not used in any pro forma income statement adjustment. Ordinary Shares and Non-Voting Ordinary Shares are presented as a single class because they share equally in profit or loss.

(7)
Pro forma book value per share is pro forma total equity of £62.5 million divided by 1,932,250,065 Scancell Shares (Ordinary Shares and Non-Voting Ordinary Shares) in issue at the pro forma balance sheet date, being the 1,037,781,403 shares in issue at April 30, 2026 plus the Equity Consideration shares and the shares issued in the PIPE Financing, the UK Placing and Retail Offer and the CLN Conversion. Unlike the loss per share denominator, this includes the PIPE Financing and UK Placing and Retail Offer shares because the related proceeds are reflected in the pro forma statement of financial position. Scancell’s historical weighted average of 1,037,592,362 shares is 189,041 shares below the 1,037,781,403 shares in issue at April 30, 2026 because 1,000,000 options were exercised during the year.

(8)
Pro forma equivalent per Neuphoria share data is the pro forma per Scancell Share amount, before rounding, multiplied by the estimated Exchange Ratio of 37.72464 Scancell Shares for each share of Neuphoria Common Stock (0.3772464 Scancell ADS, each representing 100 Scancell Shares before the AIM Reverse Split), stated in pounds sterling. The Exchange Ratio is an estimate and will vary with Neuphoria’s final fully diluted share count at the Effective Time. The equivalent amounts exclude the contingent value right that each Neuphoria stockholder will also receive in the Merger and therefore do not represent the total value of the Merger Consideration.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION
Scancell Shares are quoted on AIM under the symbol “SCLP.” Shares of Neuphoria’s common stock are listed for trading on Nasdaq under the symbol “NEUP.”
On            , 2026, the last practicable trading day prior to the date of this proxy statement/prospectus, there were        Scancell Shares outstanding and       shares of Neuphoria Common Stock outstanding. As of such date, Scancell had       holders of record of the Scancell Shares and Neuphoria had       holders of record of its Common Stock.
Recent Closing Prices and Comparative Market Price Information
The following table sets forth the closing sales prices of a Scancell Share (as reported on AIM in pence) and of Neuphoria Common Stock (as reported on Nasdaq in U.S. dollars), each on July 22, 2026, the last trading day before the day on which Scancell and Neuphoria announced the execution of the Merger Agreement, and on            , 2026, the last practicable trading day before the date of this proxy statement/prospectus. This table also shows the equivalent value of the Share Consideration to be received by Neuphoria stockholders in the Merger per share of Neuphoria Common Stock, which was calculated by multiplying the closing price of a Scancell Share on AIM as of the dates specified (converted into U.S. dollars at the Federal Reserve Bank of New York’s reported U.S. dollar to pound sterling exchange rate on such dates) by the Implied Neuphoria Ownership.
	Scancell Share Price per Share	Neuphoria Common Stock Price per Share	Equivalent Value of the Share Consideration per Share of Neuphoria Common stock
	(pence)	(US$)
July 22, 2026	12.75	3.33	$0.02
, 2026
The market prices of Scancell Shares and shares of Neuphoria Common Stock, and the currency exchange rates, will fluctuate before the Neuphoria Special Meeting and before the Merger is consummated. You should obtain current stock or currency rate quotations from a newspaper, the Internet or your broker or banker.
The Implied Neuphoria Ownership referenced above is an estimate only and the actual percentage of outstanding equity interests in the Combined Company to be held by former Neuphoria stockholders immediately following the closing of the Merger will be determined by the final Exchange Ratio, calculated pursuant to a formula described in more detail in the Merger Agreement and elsewhere in this proxy statement/prospectus. Because the number of Scancell ADSs to be exchanged for each share of Neuphoria Common Stock will be unaffected by any increase or decrease in exchange rates or in the share price of Scancell Shares between now and the closing of the Merger, the notional value of the Merger Consideration and the exact number of Scancell ADSs that will be issued to Neuphoria stockholders as of the date of the Neuphoria Special Meeting and as of the closing date of the Merger cannot be determined with precision in advance of the Effective Time.
Dividend Policy
Scancell’s Dividend Policy.   Scancell has never paid or declared any cash dividends on its ordinary shares, and does not anticipate paying any cash dividends on its ordinary shares in the foreseeable future. Scancell intends to retain all available funds and any future earnings to fund the development and expansion of its business. Under English law, among other things, Scancell may only pay dividends if it has sufficient distributable reserves (on a non-consolidated basis), which are calculated as Scancell’s accumulated realized profits that have not been previously distributed or capitalized less its accumulated realized losses, so far as such losses have not been previously written off in a reduction or reorganization of capital.
Neuphoria’s Dividend Policy.   Neuphoria has never declared or paid cash dividends on its capital stock. Neuphoria intends to retain all available funds and any future earnings to fund the development and expansion of its business and does not anticipate paying any cash dividends in the foreseeable future.

For a summary of the anticipated material U.K. tax considerations of ownership of Scancell ADSs, please see the section of this proxy statement/prospectus titled “Material U.K. Tax Considerations.” As a result of the Merger, Neuphoria stockholders will become holders of Scancell ADSs, and will have different rights as holders of Scancell ADSs than they had as holders of Neuphoria Common Stock. The differences between the rights of these respective holders result from the differences among (1) English and Delaware law, (2) the respective governing documents of Scancell and Neuphoria, and (3) the terms of the deposit agreement among Citibank, N.A., Scancell and the holders and beneficial owners of Scancell ADSs. For additional information, see “Comparison of Shareholder Rights” and “Description of the Scancell American Depositary Shares.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus contains or incorporates statements that constitute forward-looking statements within the meaning of the federal securities laws in relation to Neuphoria, Scancell, the Merger, the Financing and the other proposed transactions contemplated thereby. Any express or implied statements that do not relate to historical or current facts or matters are forward-looking statements. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “would,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “forecasts,” “seeks,” “target,” “endeavor,” “potential,” “continue” or the negative of these terms or other comparable terminology, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements are based on current expectations and beliefs concerning future developments and their potential effects. There can be no assurance that future developments affecting Neuphoria, Scancell or the proposed transaction will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond Neuphoria’s or Scancell’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. In addition to other factors and matters contained in or incorporated by reference in this document, Scancell and Neuphoria believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:
•
the ability to satisfy the conditions to the Merger, including the ability to obtain the Neuphoria Stockholder Approval, on the proposed terms and timeframe;

•
the possibility that the Merger does not close when expected or at all, or that the parties are required to modify its terms or accept adverse conditions to obtain required approvals;

•
the risk that the PIPE Financing is not completed in a timely manner or at all;

•
risks related to changes in the market price of shares of Neuphoria Common Stock or Scancell Shares relative to the Exchange Ratio;

•
the risk of unanticipated costs, liabilities or delays relating to the Merger, including the outcome of any legal proceedings relating to the Merger;

•
the risk that competing offers or acquisition proposals will be made;

•
the inherent uncertainty of financial projections, including projected cash utilization and reserves for contingent liabilities and business operations;

•
the potential harm to customer, supplier, employee and other relationships caused by the announcement or the closing of the Merger;

•
changes in law or regulations, or international, national, or local economic, social or political conditions that could adversely affect the parties to the Merger or the Combined Company and their respective businesses;

•
the ability to develop, commercialize, acquire or in-license product candidates, or enter into strategic relationships with third parties to do so, in a timely and cost-effective manner, and risks relating to research and development programs;

•
the ability to hire and retain key personnel;

•
the ability to realize the anticipated benefits of transactions related to the Merger and any related restructuring or other initiatives in a timely manner or at all;

•
risks relating to expectations regarding the capitalization, resources and ownership of the Combined Company;

•
the risk that Scancell may be unable to continue as a going concern absent completion of the Merger and the Financing on the anticipated terms and timing;

•
the risk that the Merger will be treated as a taxable transaction for U.S. federal income tax purposes to U.S. Holders of Neuphoria Common Stock, and the uncertain U.S. federal income tax treatment of the CVRs;

•
the amount, timing and likelihood of any payments under the CVRs;

•
risks associated with the conversion of Neuphoria’s historical U.S. GAAP financial statements to IFRS and the preparation of the Combined Company’s future financial statements under IFRS, which could result in material changes to reported results of operations, financial position and cash flows;

•
the ability of Scancell to establish and maintain effective internal control over financial reporting;

•
risks associated with Scancell’s status as a foreign private issuer and emerging growth company, and the dual listing of Scancell Shares on AIM and Scancell ADSs on Nasdaq, including compliance with multiple regulatory regimes;

•
the substantial dilution of existing Scancell shareholders resulting from the PIPE Financing and the Debt Financing;

•
Scancell’s ability to comply with the covenants under, and avoid an event of default or acceleration of indebtedness under, the Loan Agreement governing the Debt Financing;

•
the risk that the Combined Company identifies or fails to identify material weaknesses, such as Neuphoria’s previously disclosed material weakness relating to its evaluation of goodwill for impairment, or deficiencies in internal control over financial reporting;

•
estimates regarding expenses, future revenues, capital requirements, and the Combined Company’s need for additional financing in the future, including the availability of sufficient resources to conduct or continue planned clinical development programs; and

•
other risks and uncertainties described in this proxy statement/prospectus, including those under the section entitled “Risk Factors.”

Should one or more of these risks or uncertainties materialize, or should any of Neuphoria’s or Scancell’s assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. There may be additional risks that Neuphoria considers immaterial or which are unknown. You are urged to carefully review the disclosures Neuphoria and Scancell make concerning these risks and other factors that may affect Neuphoria’s and Scancell’s business and operating results under the section titled “Risk Factors” of this proxy statement/prospectus. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in Neuphoria’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed from time to time with the SEC and incorporated by reference herein. Please see the section titled “Where You Can Find More Information” of this proxy statement/prospectus. There can be no assurance that the Merger or the Financing will be completed, or if these transactions are completed, that they will be completed within the anticipated time period or that the expected benefits of the Merger and the Financing will be realized.
If any of these risks or uncertainties materialize or any of these assumptions prove incorrect, the results of Neuphoria, Scancell or the Combined Company could differ materially from the forward-looking statements. Any public statements or disclosures by Neuphoria and Scancell following this proxy statement/prospectus that modify or impact any of the forward-looking statements contained in this proxy statement/prospectus will be deemed to modify or supersede such statements in this proxy statement/prospectus. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. Neuphoria and Scancell do not intend, and undertake no obligation, to update any forward-looking information to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events, unless required by law to do so.

RISK FACTORS
In addition to the other information included or incorporated by reference in this proxy statement/prospectus, including the matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the following risk factors in connection with your consideration of the Merger before deciding whether to vote for approval of the Merger Agreement and the Merger. In addition, you should read and consider the risks associated with each of the businesses of Scancell and Neuphoria because these risks will relate to the Combined Company. The risks and uncertainties described below are not the only risks and uncertainties the parties may face. Additional risks and uncertainties not presently known to the parties, or that the parties currently consider immaterial, could also negatively affect the business, financial condition, results of operations, prospects, profits and stock prices of Scancell, Neuphoria or the Combined Company. If any of the risks described below or incorporated by reference herein actually occur, the business, financial condition, results of operations, prospects, profits and stock prices of Scancell, Neuphoria or the Combined Company could be materially adversely affected, as could the likelihood and magnitude of any payments being made under the CVRs. You should also consider the other information in this proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” located elsewhere in this proxy statement/prospectus.
Risk Factors Related to the Merger
The Merger is subject to a number of conditions, some of which are outside of the parties’ control, and, if these conditions are not satisfied, the Merger Agreement may be terminated and the Merger may not be completed.
The Merger Agreement contains a number of conditions that must be fulfilled to complete the Merger. These conditions include, among other customary conditions, (i) the approval and adoption of the Merger Agreement by Neuphoria’s stockholders, (ii) the approval and adoption of the requisite resolutions at a meeting of Scancell’s shareholders, (iii) the absence of any temporary restraining order, preliminary or permanent injunction or any other order preventing the consummation of the Merger and any law that makes illegal the consummation of the Merger, (iv) the Subscription Agreements remaining in full force and effect, (v) Scancell having received, or being reasonably expected to receive, cash proceeds of not less than $75.0 million in the aggregate from the PIPE Financing Subscription Agreements, the UK Offerings, the Debt Financing (as defined below) and any further equity commitments which may be executed in connection with the Transactions, (vi) the SEC having declared effective this registration statement on Form F-4 and the registration statement on Form F-6, (vii) this proxy statement/prospectus having been made available to Scancell’s shareholders in conjunction with Scancell’s Circular, (viii) the approval for listing on Nasdaq, subject to official notice of issuance, of the Scancell ADSs to be issued in the Merger, and the submission of an application for admission to trading on AIM of the Scancell Shares underlying the Scancell ADSs to be issued in the Merger, and (ix) the expiration, termination or receipt of any applicable antitrust or foreign investment approvals or waiting periods. In addition, Scancell’s obligations to complete the Merger are subject to further conditions, including, subject to certain materiality exceptions, the accuracy of Neuphoria’s representations and warranties and Neuphoria’s compliance with its covenants under the Merger Agreement, the absence of a material adverse effect with respect to Neuphoria, the receipt of an exemption from the application of Neuphoria’s Rights Agreement dated October 27, 2025, and the closing net cash of Neuphoria being at least $10,000,000 as of December 31, 2026 or, if earlier, the Closing. Neuphoria’s obligation to complete the Merger is subject to further conditions, including, subject to certain materiality exceptions, the accuracy of Scancell’s representations and warranties and Scancell’s compliance with its covenants under the Merger Agreement, and the absence of a material adverse effect with respect to Scancell.
The required satisfaction of the foregoing conditions could delay the completion of the Merger for a significant period of time or prevent it from occurring. Any delay in completing the Merger could cause the Combined Company not to realize some or all of the benefits that the parties expect the Combined Company to achieve. Further, there can be no assurance that the conditions to the closing of the Merger will be satisfied or waived or that the Merger will be completed.
In addition, if the Merger is not completed by February 28, 2027 (subject to potential extensions), either Scancell or Neuphoria may choose to terminate the Merger Agreement. Scancell or Neuphoria may also elect to terminate the Merger Agreement in certain other circumstances, and the parties can mutually decide to terminate the Merger Agreement at any time prior to the closing of the Merger, before or after shareholder approval, as applicable. See “The Merger Agreement — Termination Events” for a more detailed description of these circumstances.
Failure to complete the Merger could negatively affect the share prices and the future business and financial results of either or both of Scancell and Neuphoria.
If the Merger is not completed, the ongoing businesses of either or both of Scancell and Neuphoria may be adversely affected. Additionally, if the Merger is not completed and the Merger Agreement is terminated, in certain circumstances Neuphoria may be required to pay Scancell a Company No Vote Payment equal to Scancell’s aggregate fees and expenses reasonably incurred in connection with the Merger (including any applicable VAT). See “The Merger Agreement — Termination Events” and “The Merger Agreement — Termination Fees” for a more detailed description of these circumstances. In addition, Scancell and Neuphoria have incurred and will continue to incur significant transaction expenses in connection with the Merger regardless of whether the Merger is completed. Furthermore, Scancell or Neuphoria may experience negative reactions from the financial markets, including negative impacts on their stock prices, or negative reactions from their suppliers or other business partners, should the Merger not be completed.
The foregoing risks, or other risks arising in connection with the failure to consummate the Merger, including the diversion of management attention from conducting the business of the respective companies and pursuing other opportunities during the pendency of the Merger, may have a material adverse effect on the businesses, operations, financial results and share and stock prices of Scancell and Neuphoria. Either or both of Scancell or Neuphoria could also be subject to litigation related to any failure to consummate the Merger or any related action that could be brought to enforce a party’s obligations under the Merger Agreement.
Because the Exchange Ratio is based on fixed agreed valuations for Scancell and Neuphoria rather than the trading price of Scancell Shares at the time of completion of the Merger, and will be unaffected by any changes in exchange rates or in the market value of Scancell Shares or Neuphoria Common Stock between the signing of the Merger Agreement and the completion of the Merger, Neuphoria stockholders cannot be sure of the market value of the Scancell ADSs they will receive.
Under the Exchange Ratio formula set forth in the Merger Agreement, the Exchange Ratio is the quotient obtained by dividing the Scancell Merger Shares by the Neuphoria Outstanding Shares. The Scancell Merger Shares are calculated by multiplying the Post-Closing Scancell Shares by the Neuphoria Allocation Percentage (the agreed Neuphoria Valuation of $24,598,949 divided by the combined agreed valuation of Scancell and Neuphoria of $169,210,951 (the combined agreed valuation, the “Aggregate Valuation”)). Any Scancell Shares, Scancell ADSs or other Scancell equity issued or issuable under the Armistice Agreement (as defined below) shall be accounted for as part of the Neuphoria Allocation Percentage for purposes of determining the Exchange Ratio and shall not impact the Scancell Valuation in any way; accordingly, any such Scancell equity shall reduce, on a share-for-share basis, the number of Scancell ADSs otherwise issuable to holders of Neuphoria Common Stock. The Post-Closing Scancell Shares refers to the quotient obtained by dividing the Scancell Outstanding Shares (the total number of Scancell Shares outstanding immediately prior to the Effective Time, excluding Scancell Shares issued in the PIPE Financing and expressed on a fully diluted basis) by the Scancell Allocation Percentage (the agreed Scancell valuation of $144,612,002 divided by the Aggregate Valuation). The Neuphoria Outstanding Shares means the total number of shares of Neuphoria Common Stock outstanding immediately prior to the Effective Time, calculated on a fully diluted basis in accordance with the Merger Agreement. In addition, prior to the closing of the Merger, Scancell will implement the AIM Reverse Split (as defined below) which will affect the number of Scancell Shares outstanding and, consequently, the relationship between Scancell Shares and the Scancell ADSs to be issued in consideration for Neuphoria Common Stock (“Equity Consideration,” and together with the CVRs, the “Merger Consideration”). Because the Exchange Ratio is determined by reference to these fixed agreed valuations rather than a trading-price measurement period, and will be unaffected by any increase or decrease in exchange rates or in the share price of Scancell Shares or Neuphoria Common Stock between the signing of the Merger Agreement and the closing of the Merger, the notional value of the Equity Consideration will vary directly with changes in the market price of Scancell Shares and Neuphoria Common Stock. Additionally, the exact number of Scancell ADSs that will be issued to Neuphoria stockholders cannot be determined with precision until immediately prior to the Effective Time, as it will depend on (i) the number of Scancell Shares and shares of Neuphoria Common Stock outstanding on a fully diluted basis at that time and (ii) whether any Scancell equity is to be issued or issuable to Armistice pursuant to the Armistice Agreement. See “— If the Neuphoria share price increases or other factors cause the Black Scholes Value of the Armistice Warrant to exceed $3,500,000, Neuphoria stockholders will receive fewer Scancell ADSs than would otherwise be issuable under the Exchange Ratio” below.
The number of Scancell ADSs that will be issued to Neuphoria stockholders as a result of the Merger will not be adjusted in the event of any increase or decrease in currency exchange rates or in the share price of either Scancell Shares or Neuphoria Common Stock between the date of execution of the Merger Agreement and the completion of the Merger, and the parties do not have a right to terminate the Merger Agreement based upon changes in currency exchange rates or in the market price of Scancell Shares or Neuphoria Common Stock.
The dollar value of the Scancell ADSs that Neuphoria stockholders will receive upon completion of the Merger will depend upon the Exchange Ratio as calculated at the Effective Time, the AIM Reverse Split ratio, and the market value of Scancell Shares at the time of completion of the Merger. In addition, Scancell ADSs will be denominated in U.S. dollars and will each represent ten Scancell Shares (as adjusted to reflect the AIM Reverse Split), which are denominated in pence sterling. Both the market price of Scancell Shares and the U.S. dollar-pound sterling exchange rate fluctuate continuously. Accordingly, each may be different from the closing price and exchange rate on each of the last full trading day preceding public announcement that Scancell and Neuphoria entered into the Merger Agreement, the last full trading day prior to the date of this proxy statement/prospectus and the last full trading day prior to the dates of the Scancell EGM and Neuphoria Special Meeting. Moreover, completion of the Merger will occur, if at all, sometime after the requisite shareholder approvals have been obtained. The market value of Scancell Shares and the U.S. dollar-pound sterling exchange rate have varied since Scancell and Neuphoria entered into the Merger Agreement and will continue to vary in the future due to changes in the business, operations and prospects of Scancell and Neuphoria, market assessments of the Merger, third-party acquisition proposals and regulatory considerations, in the case of the share price, and market and economic considerations and other factors both within and beyond the control of Scancell and Neuphoria, in the case of both the share price and the exchange rate.
If the Neuphoria share price increases or other factors cause the Black Scholes Value of the Armistice Warrant to exceed $3,500,000, Neuphoria stockholders will receive fewer Scancell ADSs than would otherwise be issuable under the Exchange Ratio.
On July 20, 2026, Neuphoria entered into a letter agreement (the “Armistice Agreement”) with Armistice Capital Master Fund Ltd. (“Armistice”) in respect of a Common Stock Purchase Warrant issued by Neuphoria to Armistice in December 2024 (the “Armistice Warrant”). Pursuant to the Armistice Agreement, if Armistice exercises the Armistice Warrant at Closing (or within the thirty (30) days following the Closing), the first $3,500,000 of Black Scholes Value will be paid in cash, and any amount in excess thereof (the “Excess Amount”) may be paid, at Armistice’s option, in Scancell Shares, Scancell ADSs or warrants to purchase Scancell Shares or Scancell ADSs (or a combination thereof), with the number of Scancell Shares constituting or underlying the applicable equity consideration equal to 125% of the Excess Amount divided by the Parent Per Share Price (as defined in the Merger Agreement).
Any Scancell Shares, Scancell ADSs or other Scancell equity issued or issuable under the Armistice Warrant (as amended by the Armistice Agreement) shall be accounted for as part of the Neuphoria Allocation Percentage for purposes of determining the Exchange Ratio and shall not impact the Scancell Valuation in any way; accordingly, any such Scancell equity shall reduce, on a share-for-share basis, the number of Scancell ADSs otherwise issuable to holders of Neuphoria Common Stock. Therefore, if any equity consideration is issuable to Armistice pursuant to the Armistice Agreement at Closing, holders of Neuphoria Common Stock will receive for every share of Neuphoria Common Stock a number of Scancell ADSs equal to the Exchange Ratio, minus the pro rata portion of Scancell ADSs issuable to Armistice.

The Merger is conditioned upon Scancell receiving at least $75.0 million in proceeds from the Financing. Failure to satisfy this condition could prevent the Merger from being completed.
One of the conditions to the closing of the Merger is that Scancell shall have received, or be reasonably expected to receive, cash proceeds of not less than $75.0 million from the Financing (which is comprised of the PIPE Financing, UK Offerings and the Debt Financing) at or prior to the Effective Time. While certain investors have committed to fund the PIPE Financing, and Scancell entered into the Loan Agreement with Kreos for the Debt Financing of up to $25.0 million, there can be no assurance that the PIPE Financing or any drawdowns under the Debt Financing will close on the required terms or at all. If the aggregate proceeds actually received or reasonably expected to be received from these sources are less than $75.0 million, the condition to the Merger relating to the Financing will not be satisfied and the Merger cannot be completed unless such condition is waived. If the Merger is not completed as a result of a failure to close the PIPE Financing or the Debt Financing, Scancell and Neuphoria could experience negative reactions from the financial markets, disruptions to their respective businesses, and diversion of management attention, each of which could have a material adverse effect on Scancell’s and Neuphoria’s respective businesses, financial conditions, results of operations and stock prices.
Litigation against Scancell and Neuphoria, or the members of the Neuphoria Board, could prevent or delay the completion of the Merger or result in the payment of damages following completion of the Merger.
It is a condition to the Merger that no temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger Agreement or the transactions contemplated thereby shall have been issued by any court of competent jurisdiction or other governmental authority of competent jurisdiction and remain in effect. Neither Neuphoria nor Scancell is aware of any lawsuit or proceeding specific to the Merger having been filed to date. If such a lawsuit or other proceeding is commenced and if in any such litigation or proceeding a plaintiff is successful in obtaining a restraining order or injunction prohibiting the consummation of the Merger Agreement or the transactions contemplated thereby, then the closing of the Merger may be delayed or may never occur. Even if the Merger is permitted to occur, the parties may be required to pay damages, fees or expenses in respect of claims related to the Merger or the transactions contemplated thereby.
The treatment of the Armistice Warrant in connection with the Merger could result in the issuance of additional Scancell ADSs or warrants, which may reduce the number of Scancell ADSs otherwise issuable to holders of Neuphoria Common Stock.
In connection with the Merger, Neuphoria entered into the Armistice Agreement with Armistice in respect of the Armistice Warrant. Under the Armistice Agreement, if the Black Scholes Value otherwise payable to Armistice upon exercise of the Cash-Out Right under the Armistice Warrant in connection with the Merger exceeds $3,500,000, the Excess Amount is payable to Armistice, at its option and in lieu of in cash, in the form of Scancell Shares, Scancell ADSs, warrants to purchase Scancell Shares or Scancell ADSs, or a combination thereof. If Armistice elects to receive all or part of the Excess Amount in Scancell ADSs, ordinary shares, or warrants, then any such Scancell equity issued or issuable to Armistice shall be accounted for as part of the Neuphoria Allocation Percentage for purposes of determining the Exchange Ratio, and any such Scancell equity shall reduce, on a share-for-share basis, the number of Scancell ADSs otherwise issuable to holders of Neuphoria Common Stock. The number of Scancell Shares issuable in respect of the Excess Amount is not fixed and will depend on the Parent Per Share Price (as defined in the Merger Agreement), which introduces additional uncertainty as to the dilutive effect of this arrangement.
Uncertainty about the Merger may adversely affect the relationships of Scancell with its suppliers and employees, whether or not the Merger is completed.
In response to the announcement of the Merger, existing or prospective suppliers of Scancell may:
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delay, defer or cease providing goods or services to Scancell or the Combined Company;

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delay or defer other decisions concerning Scancell or the Combined Company, or refuse to extend credit to Scancell or the Combined Company; or

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otherwise seek to change the terms on which they do business with Scancell or the Combined Company.

Any such delays or changes to terms could seriously harm the business of each company or, if the Merger is completed, the Combined Company. These disruptions could also have an adverse effect on the ability of Neuphoria to achieve the milestones specified in the CVR Agreement.
In addition, as a result of the Merger, current and prospective employees could experience uncertainty about their future with Scancell or the Combined Company. These uncertainties may impair the Combined Company’s ability to retain, recruit or motivate key management, technical and other personnel.
The Merger Agreement contains provisions that limit each party’s ability to pursue alternatives to the Merger, could discourage a potential competing acquiror of either Scancell or Neuphoria from making an alternative transaction proposal and, in specified circumstances, could require Scancell or Neuphoria to pay a termination payment to, respectively, Neuphoria or Scancell.
The Merger Agreement provides that Scancell and Neuphoria shall not, and requires each of Scancell and Neuphoria to refrain from authorizing, directing or permitting its representatives to, solicit, participate in negotiations with respect to or approve or recommend any third-party proposal for an alternative transaction, subject to exceptions set forth in the Merger Agreement relating to the receipt of certain unsolicited offers. If the Merger Agreement is terminated following the failure of Neuphoria’s stockholders to approve the Merger, and Scancell’s shareholders have already approved the Merger, Neuphoria may be required to pay Scancell a Company No Vote Payment equal to Scancell’s aggregate fees and expenses reasonably incurred in connection with the Merger. If the Merger Agreement is terminated following the failure of Scancell’s stockholders to approve the Merger, and Neuphoria’s stockholders have already approved the Merger, Scancell may be required to pay Neuphoria a Parent No Vote Payment equal to Neuphoria’s aggregate fees and expenses reasonably incurred in connection with the Merger.
These provisions could discourage a potential third-party acquiror or merger partner that might have an interest in acquiring all or a significant portion of Scancell or Neuphoria or pursuing an alternative transaction from considering or proposing such a transaction, even if it were prepared to pay consideration with a higher per share cash or market value than the consideration in the Merger, or might result in a potential third-party acquiror or merger partner proposing to pay a lower price to Scancell shareholders or Neuphoria stockholders than it might otherwise have proposed to pay because of the added expense of the termination payment that may become payable in certain circumstances.
If the Merger Agreement is terminated and either Scancell or Neuphoria determines to seek another business combination, Scancell or Neuphoria, as applicable, may not be able to negotiate a transaction with another party on terms comparable to, or better than, the terms of the Merger.
The Merger is subject to conditions beyond the control of Scancell and Neuphoria and delays in completing the Merger may significantly reduce the benefits that Scancell and Neuphoria expect to achieve.
The Merger is subject to a number of conditions that are beyond the control of Scancell and Neuphoria and that may prevent, delay or otherwise materially adversely affect completion of the Merger. Scancell and Neuphoria cannot predict whether and when these conditions will be satisfied. See “The Merger Agreement — Conditions to Closing” elsewhere in this proxy statement/prospectus.
Any delay in completing the Merger may significantly reduce the benefits that Scancell and Neuphoria expect to achieve if they successfully complete the Merger within the expected timeframe. In particular, any delay is likely to increase the costs incurred by both parties and may affect the ability of the Combined Company to advance its clinical programs, including the Phase 3 registrational trial of iSCIB1+. See “The Merger Agreement — Merger Consideration” elsewhere in this proxy statement/prospectus.
Until the completion of the Merger or the termination of the Merger Agreement in accordance with its terms, each of Scancell and Neuphoria is prohibited from entering into certain transactions and taking certain actions that might otherwise be beneficial to Scancell or Neuphoria and their respective shareholders.
Until the completion of the Merger or the termination of the Merger Agreement in accordance with its terms, Scancell and Neuphoria are each prohibited from entering into certain transactions and taking certain actions that might otherwise be beneficial to Scancell or Neuphoria and their respective shareholders.

Additionally, until the completion of the Merger or the termination of the Merger Agreement in accordance with its terms, the Merger Agreement restricts Scancell and Neuphoria from taking specified actions without the consent of the other party, and requires each of Scancell and Neuphoria to operate in the ordinary course of business consistent with past practices. These restrictions may prevent Scancell and Neuphoria from making appropriate changes to their respective businesses or pursuing attractive business opportunities that may arise prior to the completion of the Merger. See the sections entitled “The Merger Agreement — Restrictions on Neuphoria’s Business Pending the Closing” and “— Restrictions on Scancell’s Business Pending the Closing” elsewhere in this proxy statement/prospectus for a description of the restrictive covenants applicable to each of Scancell and Neuphoria.
After the Merger, Neuphoria stockholders will have a significantly lower ownership and voting interest in the Combined Company than they currently have in Neuphoria, and will exercise less influence over management.
Upon completion of the Merger, former Neuphoria stockholders will receive Scancell ADSs representing Scancell Shares. The exact percentage of the Combined Company’s outstanding equity that will be held by former Neuphoria stockholders will depend on the Exchange Ratio as calculated at the Effective Time and the AIM Reverse Split ratio agreed between Scancell and Neuphoria. Consequently, former Neuphoria stockholders will have less influence over the management and policies of the Combined Company than they currently have over Neuphoria. In addition, pursuant to the Merger Agreement, one individual designated by Neuphoria shall be appointed to the Board of Directors of the Combined Company immediately following the closing of the Merger, subject to Nasdaq independence requirements and Scancell’s prior approval, which shall not be unreasonably withheld.
The PIPE Financing and the Debt Financing undertaken alongside the Merger will substantially dilute the ownership interests of existing Scancell shareholders.
In connection with the Merger, Scancell is undertaking the PIPE Financing and the Debt Financing. The PIPE Financing is expected to result in the issuance of a substantial number of new Scancell Shares, Non-Voting Ordinary Shares, and Scancell ADSs, in addition to the Scancell ADSs to be issued as Equity Consideration to former Neuphoria stockholders. As a result, existing Scancell shareholders who do not participate in these transactions will experience significant dilution of their proportionate ownership and voting interests in Scancell. In addition, each drawdown made pursuant to the Loan Agreement will result in Scancell issuing warrants (“Kreos Warrants”) to Kreos Capital VIII Aggregator SCSp, an affiliate of Kreos designated as the warrantholder (the “Warrantholder”), over such number of Scancell Shares as is equal to 4.5% of the amount of each such drawdown divided by the subscription price, pursuant to a warrant instrument to be entered into by Scancell as a deed poll in favor of the Warrantholder (the “Kreos Warrant Instrument”). The Debt Financing also includes convertible tranches (the “Convertible Facilities”) that allow Kreos to convert the outstanding principal amount (including capitalized PIK interest) into Scancell Shares at a conversion price of 11.7 pence per share (subject to adjustment for the AIM Reverse Split).
In addition, prior to the closing of the Merger, Scancell intends to implement a share consolidation (the “AIM Reverse Split”) at a ratio to be mutually agreed with Neuphoria. While the AIM Reverse Split is not expected to affect a shareholder’s proportionate ownership interest (other than through the treatment of fractional entitlements), it will affect the number of Scancell Shares outstanding and the price per Scancell Share and Scancell ADS, and there can be no assurance as to the effect, if any, that the AIM Reverse Split will have on the market price of the Scancell ADSs or Scancell Shares following completion of the Merger.
The actual amount of dilution resulting from the PIPE Financing and the Debt Financing will depend, in the case of the PIPE Financing, on the AIM Reverse Split ratio and the final Exchange Ratio, each of which may differ from current expectations and, in the case of the Debt Financing, on how many advances Scancell draws down under the Debt Financing, whether Kreos exercises its Kreos Warrants for Scancell Shares, and whether Kreos chooses to exercise its conversion rights under the Convertible Facilities.
The opinion of Neuphoria’s financial advisor does not reflect changes in circumstances that may occur between the original signing of the Merger Agreement and the completion of the Merger.
Consistent with market practices, the Neuphoria Board has not obtained an updated opinion from its financial advisor as of the date of this proxy statement/prospectus and does not expect to receive an updated, revised or reaffirmed opinion prior to the completion of the Merger. Changes in the operations and prospects of Neuphoria, general market and economic conditions and other factors that may be beyond the control of Neuphoria, and on which Neuphoria’s financial advisor’s opinion was based, may significantly alter the value of Neuphoria or the price of Scancell Shares or Neuphoria Common Stock by the time the Merger is completed. The opinion does not speak as of the time the Merger will be completed or as of any date other than the date of such opinion. Because Neuphoria’s financial advisor will not be updating its opinion, the opinion will not address the fairness of the Merger Consideration from a financial point of view at the time the Merger is completed. The Neuphoria Board’s recommendation that Neuphoria stockholders vote “FOR” the Merger Proposal, however, is made as of the date of this proxy statement/prospectus. For a description of the opinion that the Neuphoria Board received from its financial advisor, please refer to the section entitled “The Merger — Opinion of Neuphoria’s Financial Advisor” located elsewhere in this proxy statement/prospectus.
The Merger is expected to be a taxable transaction for U.S. federal income tax purposes.
The exchange of Neuphoria Common Stock for Merger Consideration in the Merger is expected to be a taxable transaction for U.S. federal income tax purposes. However, no opinion of counsel or ruling from the IRS with respect to the tax treatment of the Merger has or will be sought, and there can be no assurance that the IRS will not assert a contrary position. Assuming the Merger will be a taxable transaction for U.S. federal income tax purposes, the amount of gain or loss a holder of Neuphoria Common Stock recognizes, and the timing and potentially the character of a portion of such gain or loss, depends in part on the U.S. federal income tax treatment of the CVRs, with respect to which there is substantial uncertainty. For further discussion, see “Material U.S. Federal Income Tax Considerations — Material U.S. Federal Income Tax Consequences of the Merger to U.S. Holders” elsewhere in this proxy statement/prospectus. Neuphoria stockholders should be aware that the Merger Consideration they will be entitled to receive upon the completion of the Merger does not include a cash component to pay any taxes that may be due as a result of the Merger.
The U.S. federal income tax treatment of the CVRs is unclear.
There is no legal authority directly addressing the U.S. federal income tax treatment of the CVRs or the treatment of payments that may be received pursuant to the CVRs. Accordingly, the amount, timing and character of any gain, income or loss with respect to the CVRs are uncertain. In addition, there is no legal authority directly addressing the U.S. federal income tax treatment of the expiration of any rights to receive a payment of cash with respect to the CVRs. Any change in the value of the CVRs will affect the amount of any gain or loss recognized with respect to the receipt of the CVRs. For further discussion, see “Material U.S. Federal Income Tax Considerations — Material U.S. Federal Income Tax Consequences of the Merger to U.S. Holders” elsewhere in this proxy statement/prospectus.
Risk Factors Related to the CVRs
You may not receive any payment on the CVRs.
In October 2025, Neuphoria announced that the Phase 3 AFFIRM-1 clinical trial of its lead product candidate for social anxiety disorder failed to meet its primary and secondary endpoints, and subsequently discontinued that program, paused development of the same candidate in post-traumatic stress disorder, terminated substantially all of its employees, exited its facilities, and conducted a strategic review of alternatives that led to the Merger. As a result, at the time of the Merger, Neuphoria’s remaining pipeline value consists primarily of legacy collaboration and license arrangements, including its collaboration with Merck & Co., Inc. and the Participants Agreement and associated CRC Commercialisation License Agreements, rather than any active, wholly owned clinical development program of its own.
The CVRs entitle holders only to a pro rata share of net proceeds actually received by Scancell, if any, from these legacy arrangements, from monetization of certain Neuphoria intellectual property, and from an Australian research and development tax credit. Because Neuphoria has ceased independent development of the underlying product candidates, any future proceeds under these arrangements will depend entirely on the efforts and decisions of Neuphoria’s partners (including Merck and the counterparties to the Participants

Agreement and CRC Commercialisation License Agreements), over whom Scancell will have no control. There can be no assurance that any of these collaboration or license arrangements will result in any milestone, royalty, or other payments, that any Neuphoria intellectual property will be successfully monetized, or that the Australian research and development tax credit will be realized. If none of these sources generates Net Proceeds, then the CVRs will expire without any payment to holders.
You will not be able to determine the amount of cash to be received under the CVRs until Net Proceeds are actually received by Scancell.
Your right to receive any future payment on the CVRs is contingent upon Scancell and its subsidiaries receiving Net Proceeds during each annual CVR Payment Period from amounts received under the Participants Agreement, the CRC Commercialisation License Agreements, and the Merck Research and Collaboration Agreement (each as defined in the CVR Agreement, and together, the “Partner Agreements”), or from any Disposition Agreement with respect to Neuphoria’s legacy pipeline assets, in each case during the CVR Term, plus any amount payable in respect of Neuphoria’s pending Australian research and development tax credit claim. If no such Net Proceeds are received and no such tax credit payment is made during the CVR Term for any reason, no payment will be made under the CVRs and the CVRs will expire valueless. Accordingly, the value, if any, of the CVRs is speculative, and the CVRs may ultimately have no value. See “The CVR Agreement” elsewhere in this proxy statement/prospectus.
If any payment is made on the CVRs, it will not be made until Scancell actually receives Net Proceeds amounting to at least $250,000 during an applicable CVR Payment Period (with amounts under $250,000 received during a CVR Payment Period being rolled forward to the subsequent CVR Payment Period until the aggregate CVR Payment amounts to at least $250,000). As such, you will not know the precise value, if any, of your CVRs until such Net Proceeds are received, or until the CVRs expire.
The CVRs are nontransferable.
The CVRs are nontransferable, meaning that they may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of either in whole or in part, other than in certain limited circumstances. The CVRs will not be registered as securities and they will not be listed or traded on any stock exchange in the United States or elsewhere. Therefore, the CVRs are not liquid and you will not be permitted to sell or transfer them, except for in certain limited circumstances. See “The CVR Agreement” elsewhere in this proxy statement/prospectus.
Any payments in respect of the CVRs will rank at parity with Scancell’s other unsecured and unsubordinated indebtedness.
The CVRs will rank equal in right of payment to all existing and future unsecured unsubordinated indebtedness of Scancell. The CVRs, however, will be effectively subordinated in right of payment to all of Scancell’s secured obligations to the extent of the collateral securing such obligations. Additionally, the CVRs will be effectively subordinated to all existing and future indebtedness, claims of holders of capital stock and other liabilities, including trade payables, of Scancell’s subsidiaries.
Risk Factors Related to the Combined Company
The Combined Company may not fully realize the anticipated benefits of the Merger or realize such benefits within the timing anticipated.
Scancell and Neuphoria entered into the Merger Agreement because each company believes that the Merger will be beneficial to each of Scancell, the Scancell shareholders, Neuphoria and the Neuphoria stockholders. The Combined Company may not be able to achieve the anticipated long-term strategic benefits of the Merger within the timing anticipated or at all. For example, the benefits from the Merger will be partially offset by the costs incurred in completing the transaction. In addition, if the net cash held by Neuphoria at the closing of the Merger is lower than each party currently anticipates, the cash position of the Combined Company will be weaker than expected. Any delays and challenges that may be encountered in completing the Merger or in the post-Merger process of consolidation could have an adverse effect on the business and results of operations of the Combined Company, and may affect the value of the Scancell ADSs and Scancell Shares after the completion of the Merger.
The Combined Company will incur significant transaction-related costs in connection with the Merger.
Scancell and Neuphoria expect to incur significant costs associated with the Merger. The amount of these costs may not be determined as of the Effective Time and may be material to the financial position and results of operations of the Combined Company. Scancell expects that the substantial majority of expenses resulting from the Merger will be comprised of transaction costs related to the Merger and employee-related costs. Scancell and Neuphoria will also incur fees and costs related to integration and systems consolidation. The elimination of duplicative costs may not offset incremental transaction-related and other integration costs in the near term.
Scancell may have failed to discover undisclosed liabilities of Neuphoria.
Scancell’s investigations and due diligence review of Neuphoria may have failed to discover undisclosed liabilities of Neuphoria. If Neuphoria has undisclosed liabilities, Scancell as a successor owner may be responsible for such undisclosed liabilities. Scancell has tried to minimize its exposure to undisclosed liabilities, for example by obtaining certain protections under the Merger Agreement, including representations and warranties from Neuphoria regarding undisclosed liabilities, which expire by their terms on the completion of the Merger. There can be no assurance that such provisions in the Merger Agreement will protect Scancell against any undisclosed liabilities being discovered or provide an adequate remedy for any undisclosed liabilities that are discovered. Such undisclosed liabilities could have an adverse effect on the business and results of operations of Scancell and its subsidiaries and may adversely affect the value of the Scancell ADSs and Scancell Shares after the consummation of the Merger.
The Combined Company’s goodwill or other intangible assets may become impaired, which could result in material non-cash charges to its results of operations.
The Combined Company will have a substantial amount of goodwill and other intangible assets resulting from the Merger. At least annually, or whenever events or changes in circumstances indicate a potential impairment in the carrying value as defined by IFRS, the Combined Company will evaluate this goodwill for impairment based on the recoverable value, being the higher of fair value less costs to sell and value in use, of the cash generating units to which goodwill has been allocated. Estimated fair values could change if there are changes in the Combined Company’s capital structure, cost of debt, interest rates, capital expenditure levels, operating cash flows or market capitalization. Impairments of goodwill or other intangible assets could require material non-cash charges to the Combined Company’s results of operations.
Future results of the Combined Company may differ materially from the unaudited pro forma financial information included in this proxy statement/prospectus.
The Combined Company’s future results may be materially different from those shown in the unaudited pro forma financial information presented in this proxy statement/prospectus that show only a combination of Scancell’s and Neuphoria’s historical results. Scancell expects to incur significant costs associated with completing the Merger, and the exact magnitude of these costs is not yet known. Furthermore, these costs may decrease capital that could be used by Scancell for future income-earning investments.
The financial analyses and forecasts considered by Scancell, Neuphoria and their respective financial advisors may not be realized.
While the financial projections utilized by Scancell, Neuphoria and their respective advisors in connection with the Merger were prepared in good faith based on information available at the time of preparation, no assurances can be made regarding future events or that the assumptions made in preparing such projections will accurately reflect future conditions. In preparing such projections, the management of Scancell and Neuphoria made assumptions regarding, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant uncertainties and contingencies, including, among others, risks and uncertainties described or incorporated by reference in this section and the section entitled “Cautionary Note Regarding

Forward-Looking Statements,” all of which are difficult to predict and many of which are beyond the control of Scancell and Neuphoria and will be beyond the control of the Combined Company. There can be no assurance that the underlying assumptions or projected results will be realized, and actual results will likely differ, and may differ materially, from such projections, which could result in a material adverse effect on the Combined Company’s business, financial condition, results of operations and prospects.
After the Merger, Scancell will be a “foreign private issuer” under the rules and regulations of the SEC and, as a result, will be exempt from a number of rules under the Exchange Act and will be permitted to file less information with the SEC than a company incorporated in the United States.
Following completion of the Merger, Scancell will continue to be incorporated as a public limited company in England and Wales and will be deemed to be a “foreign private issuer” under the rules and regulations of the SEC. As a foreign private issuer, Scancell will be exempt from certain rules under the Exchange Act that would otherwise apply if Scancell were a company incorporated in the United States, including:
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the requirement to file periodic reports and financial statements with the SEC as frequently or as promptly as United States companies with securities registered under the Exchange Act;

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the requirement to file financial statements prepared in accordance with U.S. GAAP;

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the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations; and

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the requirement to comply with Regulation FD, which imposes certain restrictions on the selective disclosure of material information.

In addition, Scancell’s officers, directors and principal shareholders will be exempt from the “short-swing” profit recovery provisions of Section 16 of the Exchange Act. Effective March 18, 2026, directors and officers (excluding principal shareholders) of foreign private issuers became subject to Section 16(a) of the Exchange Act, requiring reporting of equity ownership and transactions of its securities on Forms 3, 4 and 5, which eliminated the prior blanket exemption for such persons. However, pursuant to an order issued on March 5, 2026 by the SEC, directors and officers of certain foreign private issuers, including those subject to substantially comparable home jurisdiction reporting requirements, are exempt from Section 16(a) reporting. Scancell is expected to qualify for this exemption, and therefore its directors and officers are not required to comply with Section 16(a) reporting obligations. Accordingly, after the completion of the Merger, if you hold Scancell ADSs, you may receive less information about the Combined Company than you currently receive about Neuphoria and be afforded less protection under the United States federal securities laws than you are entitled to currently.
As a foreign private issuer, Scancell will not be required to comply with some of the corporate governance standards of Nasdaq applicable to companies incorporated in the United States.
Following completion of the Merger, the Scancell Board will be required to meet certain corporate governance standards under the Nasdaq Listing Rules, including the requirement to maintain an audit committee comprised of three or more directors satisfying the independence standards of Nasdaq applicable to audit committee members.
Foreign private issuers are not required to comply with most of the other corporate governance rules of Nasdaq. Neither the corporate laws of England nor Scancell’s articles of association require a majority of directors to be independent; Scancell may, from time to time, include non-independent directors as members of its nominations and remuneration committees; and its independent directors may not necessarily hold regularly scheduled meetings at which only independent directors are present.
Scancell believes it currently complies with, and intends to continue to comply with, the majority of such requirements, including the requirements to maintain a majority of independent directors and nominating and compensation committees of its board of directors comprised solely of independent directors. Scancell will be required to continue to follow the AIM Rules for Companies published by the London Stock Exchange, and has adopted the Corporate Governance Code published by the Quoted Companies Alliance. As a result, holders of Scancell ADSs may not be afforded the benefits of the corporate governance standards of Nasdaq to the same extent applicable to companies incorporated in the United States.
Scancell will be an emerging growth company, and the reduced disclosure requirements applicable to emerging growth companies may make the Scancell ADSs less attractive to investors.
Scancell will qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). For as long as Scancell continues to be an emerging growth company, it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 with respect to internal control over financial reporting, reduced disclosure obligations regarding executive compensation, and an extended transition period for complying with new or revised accounting standards applicable to public companies. Scancell may take advantage of these exemptions until it is no longer an emerging growth company. Scancell will remain an emerging growth company until the earliest of (i) the last day of the fiscal year following the fifth anniversary of the completion of an initial public offering of equity securities pursuant to an effective registration statement under the Securities Act, (ii) the last day of the fiscal year in which Scancell has total annual gross revenue of $1.235 billion or more, (iii) the date on which Scancell has, during the previous three-year period, issued more than $1.0 billion in non-convertible debt, or (iv) the date on which Scancell is deemed to be a “large accelerated filer” under the Exchange Act, which would occur if the market value of the Scancell ADSs and Scancell Shares held by non-affiliates exceeds $700 million as of the last business day of Scancell’s most recently completed second fiscal quarter. Scancell cannot predict whether investors will find the Scancell ADSs less attractive if it relies on these exemptions. If some investors find the Scancell ADSs less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for the Scancell ADSs and the price of the Scancell ADSs may be more volatile.
If, following the listing of the Scancell ADSs on Nasdaq, Scancell fails to satisfy Nasdaq’s continued listing requirements, the Scancell ADSs could be delisted, which would adversely affect the liquidity and market price of the Scancell ADSs.
Following completion of the Merger, Scancell’s ability to maintain the listing of the Scancell ADSs on Nasdaq will depend on its ongoing compliance with Nasdaq’s continued listing requirements, including requirements relating to minimum bid price, market value of listed securities or publicly held shares, minimum stockholders’ equity, and minimum number of round lot holders, in addition to the corporate governance standards described above. Scancell’s ordinary shares have traded on AIM at prices substantially below what would be required, on a comparable basis, to satisfy Nasdaq’s minimum bid price requirement, and the AIM Reverse Split is intended in part to address this. There can be no assurance that the AIM Reverse Split will result in a per-ADS trading price sufficient to maintain compliance with Nasdaq’s minimum bid price requirement on a sustained basis, or that Scancell will otherwise satisfy Nasdaq’s other continued listing requirements at all times following the listing.
If Scancell fails to satisfy Nasdaq’s continued listing requirements, the Scancell ADSs could be delisted from Nasdaq. A delisting would likely reduce the liquidity and market price of the Scancell ADSs, impair Scancell’s ability to raise additional capital, and reduce the pool of investors willing to hold or acquire the Scancell ADSs, including because many institutional investors will not invest in securities that are not listed on a national securities exchange. Delisting could also result in negative publicity, make it more difficult for Scancell to attract and retain key personnel, and adversely affect the price and liquidity of Scancell Shares on AIM.
Additional reporting requirements may apply if Scancell loses its status as a foreign private issuer.
If Scancell loses its status as a foreign private issuer at some future time, then it will no longer be exempt from such rules and, among other things, will be required to file periodic reports and financial statements as if it were a company incorporated in the United States. The costs incurred in fulfilling these additional regulatory requirements could be substantial.

Although Scancell’s reporting obligations as a foreign private issuer will be fewer than those of a public company incorporated in the United States, Scancell’s costs of complying with its SEC reporting requirements will be significant, and its management will be required to devote substantial time to complying with SEC regulations.
Scancell is not currently subject to SEC rules. However, following the completion of the Merger, Scancell will be a foreign private issuer and subject to certain SEC reporting requirements. As such, Scancell expects to incur significant legal, accounting, and other expenses that it did not incur previously, even though Scancell Shares are already traded on AIM. These costs include costs associated with its SEC reporting requirements under the Exchange Act and compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”). Scancell’s senior management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase Scancell’s legal and financial compliance costs and will make some activities more time-consuming and costly. For example, Scancell expects that these rules and regulations may make it more expensive for Scancell to obtain director and officer liability insurance, which in turn could make it more difficult for Scancell to attract and retain qualified senior management personnel or members for the Scancell Board. In addition, these rules and regulations are often subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.
Failure to establish and maintain effective internal controls could have a material adverse effect on Scancell’s business and stock price.
Pursuant to Section 404, Scancell will be required to furnish a report by its senior management on its internal control over financial reporting. However, for as long as Scancell remains an emerging growth company under the JOBS Act, Scancell will not be required to include an attestation report on internal control over financial reporting issued by its independent registered public accounting firm, and Scancell’s management will not be required to make its first assessment of Scancell’s internal control over financial reporting until its second annual report on Form 20-F. Scancell will be engaged in a process to document and evaluate its internal control over financial reporting, which is both costly and challenging. In this regard, Scancell will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented, and implement a continuous reporting and improvement process for internal control over financial reporting. Despite Scancell’s efforts, there is a risk that it will not be able to conclude, within the prescribed timeframe or at all, that its internal control over financial reporting is effective as required by Section 404. If Scancell identifies one or more material weaknesses, it could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of Scancell’s financial statements. In addition, once Scancell is no longer an emerging growth company or otherwise loses the benefit of this exemption, the cost of compliance with Section 404 will increase, and Scancell’s independent registered public accounting firm may identify issues with Scancell’s internal control over financial reporting that were not identified by Scancell’s own assessment.
Further, being a U.S. listed company and an English public company with ordinary shares admitted to trading on AIM could impact the disclosure of information and will require compliance with two sets of applicable rules. From time to time, this may result in uncertainty regarding compliance matters and result in higher costs necessitated by legal analysis of dual legal regimes, ongoing revisions to disclosure and adherence to heightened governance practices. As a result of the enhanced disclosure requirements of the U.S. securities laws, business and financial information that the Combined Company reports is broadly disseminated and highly visible to investors, which may increase the likelihood of threatened or actual litigation, including by competitors and other third parties, which could, even if unsuccessful, divert financial resources and the attention of the Combined Company’s management and key employees from its operations.
Future acquisitions may result in unanticipated accounting charges or may otherwise adversely affect the Combined Company’s results of operations and result in difficulties in integrating purchased assets, products or technologies, or be dilutive to existing stockholders.
A key element of the Combined Company’s business strategy will include expansion through the acquisition of assets, products or technologies that complement its existing product candidates in the field of cancer immunotherapy and oncology. The Combined Company will continually evaluate and explore strategic opportunities as they arise, including strategic partnerships or co-development agreements and the purchase or sale of assets, including tangible and intangible assets such as intellectual property.
Acquisitions may require significant capital, typically entail many risks and could result in difficulties in assimilating and integrating the purchased assets, products or technologies. The Combined Company may experience unanticipated costs and expenditures, changing relationships with suppliers and strategic partners, difficulties developing product development plans, or contractual, intellectual property or employment issues. These challenges could disrupt the Combined Company’s ongoing business, distract its management and employees, harm its reputation and increase its expenses. These challenges would be even greater if the Combined Company acquired a business or entered into a business combination transaction.
Acquisitions may require large one-time charges and can result in increased debt or contingent liabilities, adverse tax consequences, additional share-based compensation expense and the recording and later amortization of amounts related to certain purchased intangible assets, any of which could adversely affect the Combined Company’s results of operations. Any of these charges could cause the value of Scancell ADSs or Scancell Shares to decline.
Acquisitions or asset purchases made entirely or partially for cash may reduce the Combined Company’s cash reserves. The Combined Company may seek to obtain additional cash to fund an acquisition by selling equity or debt securities. Any issuance of equity or convertible debt securities may be dilutive to holders of Scancell ADSs or Scancell Shares.
The Combined Company may not be able to find suitable acquisition opportunities that are available at attractive valuations, if at all. Even if it does find suitable acquisition opportunities, it may not be able to consummate the acquisitions on commercially acceptable terms, and any decline in the price of Scancell ADSs or Scancell Shares may make it significantly more difficult and expensive to initiate or consummate additional acquisitions.
The Combined Company’s consolidated financial statements will be prepared in accordance with IFRS, which differs from U.S. GAAP, and the conversion of Neuphoria’s historical financial statements into IFRS could result in material changes in the reported results of operations, financial position and cash flows.
The Combined Company’s consolidated financial statements will be prepared in accordance with IFRS. Neuphoria prepares its consolidated financial statements in accordance with U.S. GAAP. The conversion of Neuphoria’s historical consolidated financial statements into IFRS and the preparation of the Combined Company’s future consolidated financial statements in accordance with IFRS could result in material changes in the reported results of operations, financial position and cash flows of the Neuphoria business compared with amounts that it had previously reported (or would have reported in the future) as a stand-alone business in accordance with U.S. GAAP.
Significant differences exist between IFRS and U.S. GAAP that may be relevant to Neuphoria. Furthermore, significant adjustments may be made to the carrying amounts of the assets and liabilities of Neuphoria at the date of completion of the Merger in accordance with business combination accounting under IFRS. Such adjustments may include the recognition of identifiable intangible assets, the remeasurement of property, plant and equipment, the recognition of certain contingent liabilities, deferred revenues and related income tax effects. Accordingly, the conversion of Neuphoria’s historical consolidated financial statements into IFRS and the preparation of the Combined Company’s future consolidated financial statements in accordance with IFRS could result in material changes in the reported results of operations, financial position and cash flows of the Neuphoria business compared with amounts that it previously reported (or would have reported in the future) as a stand-alone business in accordance with U.S. GAAP.
Following the Merger, the executive officers, board of directors and certain of Scancell’s existing shareholders will continue to own a majority or a significant portion of the Combined Company and, as a result, will continue to have control or significant influence over the Combined Company and your interests may conflict with the interests of these shareholders.
After giving effect to the Merger, Scancell’s executive officers, board of directors and significant shareholders and their respective affiliates, in the aggregate, may own a significant portion of Scancell’s outstanding ordinary shares (including ordinary shares in the form of Scancell ADSs). Depending on the level of attendance at Scancell’s general meetings of shareholders, these shareholders either alone or voting together as a group may be in a position to control or significantly influence the outcome of decisions taken at any such general meeting. Any shareholder or group of shareholders controlling more than 50% of the share capital present and voting at Scancell’s general meetings of shareholders may control any shareholder resolution requiring a simple majority, including the appointment of board members, certain decisions relating to Scancell’s capital structure and the approval of certain significant corporate transactions. Any shareholder or group of shareholders controlling more than 75% of the share capital present and voting at Scancell’s general meetings of shareholders may control any shareholder resolution amending Scancell’s articles of association. These shareholders may have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. Among other consequences, this concentration of ownership may have the effect of delaying or preventing a change in control and might therefore negatively affect the market price of the Scancell ADSs and Scancell Shares.
Risk Factors Related to the Scancell ADSs
There will be no public market for Scancell ADSs prior to the Merger, and an active trading market may not develop.
While the existing Scancell Shares have been traded on AIM since 2010, there will be no public market for Scancell ADSs or Scancell Shares in the United States prior to the completion of the Merger. Although Scancell expects that the Scancell ADSs will be approved for listing on Nasdaq, Scancell cannot predict the extent to which investor interest in the Scancell ADSs will lead to the development of an active trading market or how liquid that market might become. An active public market for Scancell ADSs may not develop or be sustained after the completion of the Merger. If an active public market does not develop or is not sustained, it may be difficult for you to sell your Scancell ADSs at a price that is attractive to you, or at all.
The market price for Scancell ADSs and the underlying Scancell Shares may be volatile and may decline regardless of Scancell’s operating performance, and the value of your investment could materially decline.
Investors who hold Scancell ADSs may not be able to resell those Scancell ADSs at or above the value of such Scancell ADSs at the Effective Time. The trading price of Scancell ADSs may fluctuate, and the trading price of Scancell Shares on AIM is likely to continue to fluctuate, substantially. The market price of Scancell ADSs and Scancell Shares may fluctuate significantly in response to numerous factors, many of which are beyond Scancell’s control, including:
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positive or negative results from, or delays in, testing or clinical trials conducted by Scancell or its competitors;

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delays in entering into strategic relationships with respect to development or commercialization of Scancell’s product candidates or entry into strategic relationships on terms that are not deemed to be favorable to Scancell;

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technological innovations or commercial product introductions by Scancell or competitors;

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changes in government regulations;

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developments concerning proprietary rights, including patents and litigation matters;

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public concern relating to the commercial value or safety of Scancell’s product candidates;

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financing or other corporate transactions;

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publication of research reports or comments by securities or industry analysts, and variances in Scancell’s periodic results of operations from securities analysts’ estimates;

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general market conditions in the biopharmaceutical and pharmaceutical industries or in the economy as a whole;

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the loss of any of Scancell’s key scientific or senior management personnel;

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sales of Scancell ADSs or Scancell Shares by Scancell, its senior management and board members, holders of Scancell ADSs or Scancell’s other security holders in the future;

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actions by institutional shareholders;

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speculation in the press or the investment community; or

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other events and factors, many of which are beyond Scancell’s control.

These and other market and industry factors may cause the market price and demand for the Scancell ADSs to fluctuate substantially, regardless of Scancell’s actual operating performance, which may limit or prevent investors from readily selling Scancell ADSs or Scancell Shares and may otherwise negatively affect the liquidity of Scancell ADSs and Scancell Shares.
In addition, the stock market in general, and emerging companies in particular, have experienced significant price and volume fluctuations that often have been unrelated to the operating performance of the companies affected by these fluctuations. These broad market fluctuations may adversely affect the trading price of Scancell ADSs and Scancell Shares, regardless of Scancell’s operating performance. In the past in the United States, when the market price of a security has been volatile, holders of that security have often instituted securities class action litigation against the issuer of such securities. If any of the holders of Scancell ADSs or Scancell Shares were to bring such a lawsuit against Scancell, Scancell could incur substantial costs defending the lawsuit and the attention of Scancell’s senior management would be diverted from the operation of Scancell’s business. Any adverse determination in litigation could also subject Scancell to significant liabilities.
Future sales of Scancell Shares or Scancell ADSs could depress the market price of Scancell ADSs.
If holders of Scancell Shares or Scancell ADSs sell, or indicate an intent to sell, substantial amounts of Scancell Shares or Scancell ADSs in the public markets, the trading price of Scancell ADSs or Scancell Shares could decline significantly. All of the outstanding Scancell Shares are freely tradeable on AIM. If holders sell substantial amounts of Scancell ADSs on Nasdaq, or Scancell Shares on AIM, or if the market perceives such sales may occur, the market price of the ADSs and Scancell Shares could be adversely affected. Such sales might also make it more difficult for Scancell to sell equity or equity-related securities at a time and price that it otherwise would deem appropriate.
Scancell also entered into the subscription agreements with PIPE Investors pursuant to which Scancell is required to register the securities acquired in the PIPE Financing within 30 calendar days of the Closing. Once the SEC declares the resale registration statement effective, investors will be allowed to resell all of the Scancell securities they acquired in the PIPE Financing in the public market. If the PIPE investors, or a subset of them, choose to sell a substantial number of Scancell ADSs in a short period of time, or if the market perceives that they intend to do so, the trading price of the Scancell ADSs could decline significantly, especially if Scancell ADSs have a limited trading volume in the period immediately following the Merger. Sales of a substantial number of Scancell ADSs by the investors in the PIPE Financing, or the perception that such sales might occur, could also impair Scancell’s ability to raise additional capital through the sale of equity securities at a time and price it deems appropriate.
The dual listing of Scancell Shares and Scancell ADSs is costly to maintain and may adversely affect the liquidity and value of Scancell Shares and Scancell ADSs.
Following the Merger and after Scancell ADSs are listed for trading on Nasdaq, Scancell Shares will continue to trade on AIM. Maintaining a dual listing will generate additional costs, including significant legal, accounting, investor relations, and other expenses that Scancell did not previously incur, in addition to the costs associated with the additional reporting requirements described elsewhere in this proxy statement/prospectus. Scancell cannot predict the effect of this dual listing on the value of the Scancell ADSs and Scancell Shares. However, the dual listing of Scancell ADSs and Scancell Shares may dilute the liquidity of these securities in one or both markets and may adversely affect the development of an active trading market for the Scancell ADSs and could also affect the market price of Scancell Shares on AIM. The price at which Scancell ADSs trade on Nasdaq may or may not be correlated with the price at which Scancell Shares trade on AIM.
Securities traded on AIM may carry a higher risk than securities traded on other exchanges, which may impact the value of an investment in Scancell Shares and Scancell ADSs.
Scancell Shares are currently traded on AIM. Investment in equities traded on AIM is sometimes perceived to carry a higher risk than an investment in equities quoted on exchanges with more stringent listing requirements, such as the main market of the London Stock Exchange, New York Stock Exchange or Nasdaq. This is because AIM imposes less stringent corporate governance and ongoing reporting requirements than those other exchanges. In addition, AIM requires only half-yearly, rather than quarterly, financial reporting. The value of Scancell Shares may be influenced by many factors, some of which may be specific to Scancell and some of which may affect AIM companies generally, including the depth and liquidity of the market, Scancell’s performance, a large or small volume of trading in Scancell Shares, legislative changes and general economic, political or regulatory conditions, and that the prices may be volatile and subject to extensive fluctuations. Therefore, the market price of Scancell Shares, or Scancell ADSs may not reflect the underlying value of Scancell.
Fluctuations in the exchange rate between the U.S. dollar and the pound sterling may increase the risk of holding Scancell ADSs.
The price of Scancell Shares is quoted on AIM in pound sterling, while the Scancell ADSs will trade on Nasdaq in U.S. dollars. Fluctuations in the exchange rate between the U.S. dollar and the pound sterling may result in differences between the value of the Scancell ADSs and the value of Scancell Shares, which may result in heavy trading by investors seeking to exploit such differences. In addition, as a result of fluctuations in the exchange rate between the U.S. dollar and the pound sterling, the U.S. dollar equivalent of the proceeds that a holder of the Scancell ADSs would receive upon the sale in the United Kingdom of any Scancell Shares withdrawn from the depositary, and the U.S. dollar equivalent of any cash dividends paid in pound sterling on Scancell Shares represented by the Scancell ADSs, could also decline.
The depositary for Scancell ADSs is entitled to charge holders fees for various services, including annual service fees.
The depositary for Scancell ADSs is entitled to charge holders fees for various services including for the issuance of Scancell ADSs upon deposit of Scancell Shares, cancellation of Scancell ADSs, distributions of cash dividends or other cash distributions, distributions of Scancell ADSs pursuant to share dividends or other free share distributions, distributions of securities other than Scancell ADSs and annual service fees. In the case of Scancell ADSs issued by the depositary into The Depository Trust Company (“DTC”), the fees will be charged by the DTC participant to the account of the applicable beneficial owner in accordance with the procedures and practices of the DTC participant as in effect at the time. The depositary for Scancell ADSs will not generally be responsible for any United Kingdom stamp duty or stamp duty reserve tax arising upon the issuance or transfer of Scancell ADSs.
If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about Scancell’s business, the price and trading volume of Scancell Shares and Scancell ADSs could decline.
The trading market for Scancell Shares and Scancell ADSs will depend in part on the research and reports that securities or industry analysts publish about Scancell or its business. If one or more of the analysts who covers Scancell downgrades the Scancell Shares or Scancell ADSs or publishes incorrect or unfavorable research about its business, the price of the Scancell Shares and/or Scancell ADSs would likely decline. If one or more of these analysts ceases coverage of Scancell or fails to publish reports on it regularly, or downgrades the Scancell Shares or Scancell ADSs, demand for Scancell ADSs or Scancell Shares could decrease, which could cause the price of Scancell ADSs and/or Scancell Shares and/or trading volume to decline.
You may be subject to limitations on the transfer of Scancell ADSs and the withdrawal of the underlying Scancell Shares.
Scancell ADSs are transferable on the books of the depositary. However, the depositary may close its books at any time or from time to time when the depositary, in good faith, determines such action is necessary or advisable pursuant to the deposit agreement. The depositary may refuse to deliver, transfer or register transfers of Scancell ADSs generally when Scancell’s books or the books of the depositary are closed, or at any time if Scancell or the depositary thinks it is necessary or advisable to do so because of any requirement of law, government or governmental body, or under any provision of the deposit agreement, or for any other reason, subject to your right to cancel your Scancell ADSs and withdraw the underlying Scancell Shares. Temporary delays in the cancellation of your Scancell ADSs and withdrawal of the underlying Scancell Shares may arise because the depositary has closed its transfer books or Scancell has closed its transfer books, the transfer of Scancell Shares is blocked to permit voting at a shareholders’ meeting or because Scancell is paying a dividend on the Scancell Shares.
Scancell ADS holders may not be entitled to a jury trial with respect to claims arising under the deposit agreement, which could result in less favorable results to the plaintiff(s) in any such action.
The deposit agreement governing the Scancell ADSs provides that holders and beneficial owners of ADSs irrevocably waive the right to a trial by jury in any legal proceeding arising out of or relating to the deposit agreement or the ADSs, including claims under U.S. federal securities laws, against Scancell or the depositary to the fullest extent permitted by applicable law. If this jury trial waiver provision is prohibited by applicable law, an action could nevertheless proceed under the terms of the deposit agreement with a jury trial. Although Scancell is not aware of a specific federal decision that addresses the enforceability of a jury trial waiver in the context of U.S. federal securities laws, it is Scancell’s understanding that jury trial waivers are generally enforceable. Moreover, insofar as the deposit agreement is governed by the laws of the State of New York, New York laws similarly recognize the validity of jury trial waivers in appropriate circumstances. In determining whether to enforce a jury trial waiver provision, New York courts and federal courts will consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party has knowingly waived any right to trial by jury. Scancell believes that this is the case with respect to the deposit agreement and the Scancell ADSs.
In addition, New York courts will not enforce a jury trial waiver provision in order to bar a viable setoff or counterclaim sounding in fraud or one which is based upon a creditor’s negligence in failing to liquidate collateral upon a guarantor’s demand, or in the case of an intentional tort claim (as opposed to a contract dispute). No condition, stipulation or provision of the deposit agreement or Scancell ADSs serves as a waiver by any holder or beneficial owner of Scancell ADSs or by Scancell or the depositary of compliance with any provision of U.S. federal securities laws and the rules and regulations promulgated thereunder.
If any holder or beneficial owner of Scancell ADSs brings a claim against Scancell or the depositary in connection with matters arising under the deposit agreement or the Scancell ADSs, including claims under U.S. federal securities laws, such holder or beneficial owner may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against Scancell or the depositary. If a lawsuit is brought against Scancell or the depositary under the deposit agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different results than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in any such action, depending on, among other things, the nature of the claims, the judge or justice hearing such claims, and the venue of the hearing.
The rights of Neuphoria’s stockholders who become holders of Scancell ADSs in the Merger will not be the same as the rights of holders of Scancell Shares or Neuphoria Common Stock.
Neuphoria is a corporation organized under the laws of the State of Delaware. The rights of holders of Neuphoria Common Stock are governed by the DGCL, the certificate of incorporation and bylaws of Neuphoria and the listing rules of Nasdaq. Scancell is a public limited company organized under the laws of England and Wales. Upon completion of the Merger, the former holders of Neuphoria Common Stock will receive Scancell ADSs, which represent a beneficial ownership interest in Scancell Shares. The rights of holders of Scancell ADSs will be governed by English law, Scancell’s constitutional documents, the AIM Rules for Companies published by the London Stock Exchange, and the deposit agreement pursuant to which the Scancell ADSs will be issued. There are differences between the rights presently enjoyed by holders of Neuphoria Common Stock and the rights to which the holders of Scancell ADSs will be entitled following the Merger. In some cases, the holders of Scancell ADSs to be issued in the Merger may not be entitled to important rights to which they would have been entitled as holders of Neuphoria Common Stock. However, because of aspects of English law, Scancell’s constitutional documents and the terms of the deposit agreement, the rights of holders of Scancell ADSs will not be identical to and, in some respects, may be less favorable than, the rights of holders of Scancell Shares.

You may not receive distributions on Scancell Shares represented by Scancell ADSs or any value for them if it is unlawful or impractical to make them available to holders of Scancell ADSs.
Scancell expects that the depositary for Scancell ADSs will agree to pay to you or distribute the cash dividends or other distributions it or the custodian receives on Scancell Shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of Scancell Shares your Scancell ADSs represent. However, in accordance with the limitations that Scancell expects will be set forth in the deposit agreement, it may be unlawful or impractical to make a distribution available to holders of Scancell ADSs. Scancell has no obligation to take any other action to permit the distribution of Scancell ADSs, Scancell Shares, rights or anything else to holders of Scancell ADSs. This means that you may not receive the distributions Scancell makes on the Scancell Shares or any value from them if it is unlawful or impractical to make them available to you. These restrictions may have a material adverse effect on the value of Scancell ADSs.
It may be difficult for you to bring any action or enforce any judgment obtained in the United States against Scancell or members of the Scancell Board, which may limit the remedies otherwise available to you.
Scancell is incorporated as a public limited company in England and Wales, and the majority of Scancell’s assets are located outside the United States. In addition, the majority of the members of the Scancell Board are nationals and residents of countries, including the United Kingdom, outside of the United States. Most or all of the assets of these individuals are located outside the United States. As a result, it may be difficult to serve process on Scancell or against these individuals in the United States or to enforce judgments obtained in U.S. courts against them or us based on civil liability provisions of the securities laws of the United States.
The United States and the United Kingdom do not currently have a treaty providing for recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters: whilst the Hague Convention on the Recognition and Enforcement of Foreign Judgments in Civil or Commercial Matters came into force in the U.K. on 1 July 2025 and provides for reciprocal enforcement between the U.K and other countries that have ratified it, this does not include the United States, which has only signed but not yet ratified that convention. Consequently, a final judgment for payment given by a court in the United States, whether or not predicated solely upon U.S. securities laws, would not automatically be recognized or enforceable in the United Kingdom. In addition, uncertainty exists as to whether English courts would entertain original actions brought in England and Wales against us or our directors or senior management predicated upon the securities laws of the United States or any state in the United States. Any final and conclusive monetary judgment for a definite sum obtained against us in U.S. courts would be treated by the courts of England and Wales as a cause of action in itself and sued upon as a debt at common law so that no retrial of the issues would be necessary, provided that certain requirements are met. Whether these requirements are met in respect of a judgment based upon the civil liability provisions of the U.S. securities laws, including whether the award of monetary damages under such laws would constitute a penalty, is an issue for the court making such decision. If an English court gives judgment for the sum payable under a U.S. judgment, the English judgment will be enforceable by methods generally available for this purpose. These methods generally permit the English court discretion to prescribe the manner of enforcement.
As a result, U.S. investors may find it difficult to enforce against us or our senior management, board of directors or certain experts named herein who are residents of the United Kingdom or countries other than the United States any judgments obtained in U.S. courts in civil and commercial matters, including judgments under the U.S. federal securities laws.
Scancell’s articles of association provide that the courts of England and Wales are the exclusive forum for the resolution of all shareholder complaints other than complaints asserting a cause of action arising under the Securities Act and the Exchange Act, and that the U.S. District Court for the Southern District of New York will be the exclusive forum for the resolution of any shareholder complaint asserting a cause of action arising under the Securities Act or the Exchange Act.
Scancell’s articles of association provide that the courts of England and Wales are to be the exclusive forum for resolving all shareholder complaints (i.e., any derivative action or proceeding brought on behalf of the company, any action or proceeding asserting a claim of breach of fiduciary duty owed by any of Scancell’s directors, officers or other employees, any action or proceeding asserting a claim arising out of any provision of the Companies Act or Scancell’s articles of association or any action or proceeding asserting a claim or otherwise related to the affairs of the company) other than shareholder complaints asserting a cause of action arising under the Securities Act or the Exchange Act, and that the U.S. District Court for the Southern District of New York will be the exclusive forum for resolving any shareholder complaint asserting a cause of action arising under the Securities Act or the Exchange Act. In addition, Scancell’s articles of association provide that any person or entity purchasing or otherwise acquiring any interest in Scancell Shares is deemed to have notice of and consented to these provisions.
This choice of forum provision may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Scancell or its directors, officers or other employees, which may discourage such lawsuits. The enforceability of similar exclusive forum provisions (including exclusive federal forum provisions for actions, suits or proceedings asserting a cause of action arising under the Securities Act) in other companies’ organizational documents has been challenged in legal proceedings, and there is uncertainty as to whether courts would enforce the exclusive forum provisions in Scancell’s articles of association. Additionally, Scancell shareholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder. If a court were to find either choice of forum provision contained in Scancell’s articles of association to be inapplicable or unenforceable in an action, Scancell may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect Scancell’s results of operations and financial condition.
Shareholders in countries other than the United Kingdom will suffer dilution if they are unable to participate in future preemptive equity offerings.
Under English law, shareholders usually have preemptive rights to subscribe on a pro rata basis in the issuance of new shares for cash. The exercise of preemptive rights by certain shareholders not resident in the United Kingdom may be restricted by applicable law or practice in the United Kingdom and overseas jurisdictions. In particular, the exercise of preemptive rights by U.S. shareholders would be prohibited unless that rights offering is registered under the Securities Act or an exemption from the registration requirements of the Securities Act applies. Furthermore, under the deposit agreement for the Scancell ADSs, the depositary generally will not offer those rights to holders of Scancell ADSs unless both the rights and the underlying securities to be distributed to holders of Scancell ADSs are either registered under the Securities Act, or exempt from registration under the Securities Act with respect to all holders of Scancell ADSs. If no exemption applies and the Combined Company determines not to register the rights offering, shareholders in the United States may not be able or permitted to exercise their preemptive rights. Scancell is also permitted under English law to disapply preemptive rights (subject to the approval of its shareholders by special resolution) and thereby exclude certain shareholders, such as overseas shareholders, from participating in a rights offering (usually to avoid a breach of local securities laws).
Holders of Scancell ADSs may not have the same voting rights as holders of Scancell Shares and may not receive voting materials in time to be able to exercise their right to vote.
Except as described in this proxy statement/prospectus and as provided in the deposit agreement, holders of Scancell ADSs will not be able to exercise voting rights attaching to Scancell Shares underlying the Scancell ADSs issued pursuant to the Merger on an individual basis. Each holder of Scancell ADSs will appoint the depositary or its nominee as the holder’s representative to exercise, pursuant to the instructions of the holder, the voting rights attaching to the Scancell Shares underlying the Scancell ADSs issued pursuant to the Merger. Holders of Scancell ADSs may not receive voting materials in time to instruct the depositary to vote, and it is possible that they, or persons who hold their Scancell ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.
Because Scancell does not anticipate paying any cash dividends on Scancell ADSs or Scancell Shares in the foreseeable future, capital appreciation, if any, will be your sole source of gains and you may never receive a return on your investment.
Under English law, a company’s accumulated realized profits must exceed its accumulated realized losses on a non-consolidated basis before dividends can be paid. Therefore, Scancell must have distributable profits before issuing a dividend. Scancell has not paid dividends in the past on its ordinary shares. Further, Scancell intends to retain future earnings, if any, for use in its business and does not anticipate paying any cash dividends in the foreseeable future. In addition, Scancell’s outstanding convertible loan notes contain restrictions that currently prohibit it from paying dividends on its equity securities, and any future debt agreements may likewise preclude Scancell from paying dividends. As a result, capital appreciation, if any, on Scancell ADSs or Scancell Shares will be your sole source of gains for the foreseeable future.
Protections found in provisions under the U.K. City Code on Takeovers and Mergers, or the Takeover Code, may delay or discourage a takeover attempt, including attempts that may be beneficial to holders of Scancell ADSs.
The Takeover Code applies, amongst other things, to an offer for a public company whose registered office is in the United Kingdom and whose securities are admitted to trading on a multilateral trading facility in the United Kingdom, which includes AIM. Scancell is therefore currently subject to the Takeover Code, which provides a framework within which takeovers of companies subject to it are regulated and conducted. The following is a brief summary of some of the most important rules of the Takeover Code:
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In connection with a potential offer, if, following an approach by or on behalf of a potential bidder, the company is “the subject of rumor or speculation” or there is an “untoward movement” in the company’s share price, there is a requirement for the potential bidder to make a public announcement about a potential offer for the company, or for the company to make a public announcement about its review of a potential offer.

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When a person or group of persons acting in concert (a) acquires, whether by a series of transactions over a period of time or not, interests in shares carrying 30% or more of the voting rights of a company (which percentage is treated by the Takeover Code as the level at which effective control is obtained) or (b) increases the aggregate percentage interest they have when they are already interested in not less than 30% and not more than 50%, they must make a cash offer to all other shareholders at the highest price paid by them or any person acting in concert with them in the 12 months before the offer was announced.

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When interests in shares carrying 10% or more of the voting rights of a class have been acquired for cash by an offeror (i.e. a bidder) or any person acting in concert with them in the offer period (i.e. before the shares subject to the offer have been acquired) or within the previous 12 months, the offer must be in cash or be accompanied by a cash alternative for all shareholders of that class at the highest price paid by the offeror or any person acting in concert with them in that period. Further, if an offeror or any person acting in concert with them acquires for cash any interest in shares during the offer period, the offer must be in cash or accompanied by a cash alternative at a price at least equal to the price paid for such shares during the offer period.

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If after an announcement is made, the offeror or any person acting in concert with them acquires an interest in shares in an offeree company (i.e. a target) at a price higher than the value of the offer, the offer must be increased accordingly.

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The board of directors of the offeree company must appoint a competent independent adviser whose advice on the financial terms of the offer must be made known to all the shareholders, together with the opinion of the board of directors of the offeree company.

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Favorable deals for selected shareholders are not permitted, except in certain circumstances where independent shareholder approval is given and the arrangements are regarded as fair and reasonable in the opinion of the financial adviser to the offeree company.

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All shareholders must be given the same information.

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Those issuing documents in connection with a takeover must include statements taking responsibility for the contents thereof.

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Profit forecasts, quantified financial benefits statements and asset valuations must be made to specified standards and must be reported on by professional advisers.

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Misleading, inaccurate or unsubstantiated statements made in documents or to the media must be publicly corrected immediately.

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Actions during the course of an offer by the offeree company which might frustrate the offer are generally prohibited unless shareholders approve these plans. Frustrating actions would include, for example, lengthening the notice period for directors under their service contract or agreeing to sell off material parts of the target group.

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Stringent requirements are laid down for the disclosure of dealings in relevant securities during an offer, including the prompt disclosure of positions and dealings in relevant securities by the parties to an offer and any person who is interested (directly or indirectly) in 1% or more of any class of relevant securities.

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Employees of both the offeror and the offeree company and the trustees of the offeree company’s pension scheme must be informed about an offer. In addition, the offeree company’s employee representatives and pension scheme trustees have the right to have a separate opinion on the effects of the offer on employment appended to the offeree board of directors’ circular or published on a website.

As Scancell is an English public company, certain capital structure decisions will require shareholder approval, which may limit Scancell’s flexibility to manage our capital structure.
English law provides that a board of directors may only allot shares (or grant rights to subscribe for, or to convert any security into, shares) with the prior authorization of shareholders by ordinary resolution, being a resolution passed by a simple majority of votes cast, such authorization stating the aggregate nominal amount of shares that it covers and being valid for a maximum period of five years, each as specified in the articles of association or relevant shareholder resolution. In either case, this authorization would need to be renewed by our shareholders upon expiration (i.e., at least every five years). Typically, English public companies renew the authorization of their directors to allot shares on an annual basis at their annual general meeting.
English law also generally provides shareholders with preemptive rights when new shares are issued for cash. However, it is possible for the articles of association, or for shareholders to pass a special resolution at a general meeting, being a resolution passed by at least 75% of the votes cast, to disapply preemptive rights. Such a disapplication of preemptive rights may be for a maximum period of up to five years from the date of adoption of the articles of association, if the disapplication is contained in the articles of association, or from the date of the shareholder special resolution, if the disapplication is by shareholder special resolution, but not longer than the duration of the authority to allot shares to which the disapplication relates. In either case, this disapplication would need to be renewed by our shareholders upon its expiration (i.e., at least every five years). Typically, English public companies renew the disapplication of preemptive rights on an annual basis at their annual general meeting.
English law also generally prohibits a public company from repurchasing its own shares without the prior approval of shareholders by ordinary resolution, being a resolution passed by a simple majority of votes cast, and other formalities. Such approval may be for a maximum period of up to five years. See “Description of the Scancell Shares and Articles of Association.”
If Scancell is a passive foreign investment company (“PFIC”), you could be subject to adverse U.S. federal income tax consequences if you are a U.S. investor.
In general, a non-U.S. corporation will be a PFIC for any taxable year in which (i) 75% or more of its gross income consists of passive income or (ii) 50% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income (the “asset test”). For purposes of the above calculations, a non-U.S. corporation that directly or indirectly owns at least 25% by value of the shares of another corporation is treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation. Passive income generally includes interest, dividends, gains from certain property transactions, rents and royalties (other than certain rents or royalties derived in the active conduct of a trade or business). Cash is a passive asset for PFIC purposes. Goodwill generally is an active asset under the PFIC rules to the extent attributable to activities that produce active income.
The assets shown on Scancell’s consolidated balance sheet (taking into account Neuphoria assets acquired as a result of the Merger) are expected to include a significant amount of cash and cash equivalents for the foreseeable future. Therefore, whether Scancell will satisfy the assets test for the current or any future taxable year generally will depend largely on the quarterly value of Scancell’s goodwill, and on how quickly Scancell utilizes the cash in its business. Because (i) the value of Scancell’s goodwill may be determined by reference to the market price of the Scancell Shares or the Scancell ADSs, which may be volatile given the nature and early stage of its business, (ii) Scancell expects to continue to hold a significant amount of cash, and (iii) a company’s PFIC status is an annual determination that can be made only after the end of each taxable year, Scancell cannot express a view as to whether it will be a PFIC for the current or any future taxable year. For the reasons described above, it is possible that Scancell may be a PFIC for its current or any future taxable year.
If Scancell were a PFIC for any taxable year during which a U.S. investor holds Scancell ADSs or Scancell Shares, certain adverse U.S. federal income tax consequences could apply to such U.S. investor. See “Material U.S. Federal Income Tax Considerations — Material U.S. Federal Income Tax Consequences to U.S. Holders of Owning and Disposing of Scancell Shares or ADSs — Passive Foreign Investment Company Rules.”
Risk Factors Related to Scancell’s Business
Scancell has a limited operating history and has never generated any revenue from product sales.
Scancell is a clinical-stage biotechnology company with a limited operating history and has incurred significant operating losses since its formation. Scancell had an operating loss of £17.4 million and £15.0 million for the years ended April 30, 2026 and 2025, respectively. As of April 30, 2026, Scancell had retained losses of approximately £113.9 million. Scancell’s losses have resulted principally from expenses incurred in the research and development of iSCIB1+, Modi-1, and its GlyMab antibody platform, and from general and administrative costs incurred while building its business infrastructure. Scancell has never generated any revenue from product sales, and revenue to date has been limited to collaboration payments under its license agreements with Genmab A/S. Scancell expects to continue to incur significant operating losses for the foreseeable future as it seeks to advance its product candidates through clinical development, obtain regulatory approval, and potentially commercialize its product candidates. Scancell anticipates that its expenses will increase substantially as it:
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Scancell conducts further studies for existing product candidates, or enrolls further patients or opens cohorts for its existing Phase 2 clinical trials;

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Scancell enrolls additional patients beyond those planned at commencement of the Phase 3 trial;

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Government healthcare authorities require reimbursement of checkpoint inhibitors in more countries and at a higher cost than anticipated as Scancell conducts the Phase 3 trial;

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Scancell conducts the Phase 3 trial in additional countries or increases the proportion of patients enrolled in higher cost countries;

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The FDA or other regulatory bodies require Scancell to arrange for the development of a full companion diagnostic;

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Scancell further optimizes its manufacturing process to increase the yield or size of its commercial scale batches;

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Scancell encounters issues in the production of manufacturing batches and is required to reproduce batches or reschedule manufacturing;

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Scancell recruits or subcontracts further expertise for regulatory matters associated with the Phase 3 clinical trial and its potential product;

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Scancell incurs out-of-scope CRO fees for changing its Phase 3 trial after commencement;

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Scancell incurs costs for early access programs and perform market access research in different countries;

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Scancell incurs additional costs associated with the distribution and logistics of selling its potential products;

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Scancell recruits or outsources a commercial team and salesforce;

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Scancell expands its intellectual property portfolio;

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Scancell uses or develops further information systems and technology associated with its clinical, research, finance or other operational functions to build its capabilities as a late clinical stage biotechnology company listed on Nasdaq; and

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Scancell experiences delays, regulatory challenges, safety incidents, failure to meet primary or subsequent endpoints for its clinical trial, or other issues in connection with the above items.

Scancell’s expenses may also increase substantially if it experiences any delays or encounters any issues with any of the above, including, but not limited to, failed clinical trials, complex results, safety issues, or unforeseen regulatory challenges.
Scancell has devoted substantially all of its financial resources and efforts to the development of iSCIB1+, Modi-1, and its GlyMab antibody candidates, and has not completed the clinical development of any product candidate through regulatory approval. To become and remain profitable, Scancell must succeed in developing and commercializing products that generate significant revenue. This will require Scancell to be successful in a range of challenging activities, including completing clinical trials of its current or any future product candidates, obtaining regulatory approval for those candidates that successfully complete clinical trials, establishing manufacturing supplies and marketing capabilities, and ultimately commercializing or entering into strategic relationships for its current and future product candidates, if approved. Scancell is only in the preliminary stages of many of these activities. Scancell may never succeed in these activities and, even if it does, may never generate revenue that is significant enough to achieve profitability. Because of the numerous risks and uncertainties associated with biopharmaceutical product development, Scancell is unable to accurately predict the timing or amount of increased expenses or when, or if, it will be able to achieve profitability. Scancell may be subject to different or contradictory regulatory requirements in different countries, and different regulatory authorities may not be aligned on the clinical trials necessary to support approval of its product candidates. If Scancell is required by the FDA, MHRA, EMA, or other regulatory authorities to perform studies in addition to those it currently anticipates, or if there are any delays in completing its clinical trials or the development of its current product candidates, Scancell’s expenses could increase and its ability to generate revenue could be further delayed.
Furthermore, adoption by the medical community of Scancell’s product candidates, if approved, may be limited if third-party payors offer inadequate reimbursement coverage. Cost control initiatives may decrease coverage and payment levels for Scancell’s products, which in turn would negatively affect the price that Scancell will be able to charge for such products. Scancell is unable to predict the coverage that will be provided by private or government payors for any product candidate Scancell has in development. Any denial of private or government payor coverage, inadequate reimbursement for Scancell’s products, or delay in receipt of reimbursement payments could harm Scancell’s business, and even if Scancell were to generate product revenue, it may never achieve or sustain profitability. Scancell’s failure to sustain profitability would depress the market price of the Scancell ADSs and Scancell Shares and could impair its ability to raise capital, expand its business, or continue Scancell’s operations. A decline in the market price of the Scancell ADSs or Scancell Shares also could cause you to lose all or a part of your investment.
Scancell will need additional funding to complete the development of its current product candidates and to commercialize its product candidates, if approved. If Scancell is unable to raise capital when needed, it could be forced to delay, reduce, or eliminate its product development programs or any future commercialization efforts.
Since its inception, Scancell has incurred significant losses due to its substantial research and development expenses. Scancell has financed its activities through successive capital increases, debt, collaboration and license agreements and R&D tax credit receipts. As of April 30, 2026, Scancell had £5.3 million of available cash and cash equivalents. In July 2026, Scancell raised a further £15.7 million in gross proceeds in the UK Placing and Retail Offer. Scancell expects to obtain additional financing sufficient to conduct the Phase 3 trial and to pursue regulatory approval.
The amount and timing of Scancell’s future funding requirements will depend on many factors, including but not limited to:
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the progress, costs, results and timing of its ongoing and planned clinical trials;

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its ability to reach milestones under its existing license agreements or enter into additional collaboration agreements that would generate milestone payments, licensing fees or other sources of income;

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the willingness of the FDA, EMA and European Commission, NMPA and other comparable regulatory authorities to accept the clinical trials and pre-clinical studies and other work from Scancell or its licensees as the basis for review and approval of its product candidates;

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the outcome, costs and timing of seeking and obtaining regulatory approvals from the FDA, European Commission and other comparable regulatory authorities;

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the need for additional or expanded pre-clinical studies and clinical trials beyond those that Scancell envisions conducting with respect to its product candidates;

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the success of Scancell’s current licensees and any future collaborators, and the economic and other terms of any licensing, cooperation or other similar arrangements into which Scancell may enter;

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the timing and costs associated with manufacturing its product candidate for clinical trials and pre-clinical studies and, if approved, for commercial sale;

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the timing and costs associated with establishing sales and marketing capabilities;

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market acceptance of Scancell’s product candidates, if approved;

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the costs of acquiring, licensing or investing in additional businesses, products, product candidates and technologies;

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the cost to maintain, expand and defend the scope of its intellectual property portfolio, including the amount and timing of any payments Scancell may be required to make, or that it may receive, in connection with licensing, filing, prosecution, defense and enforcement of any patents or other intellectual property rights;

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Scancell’s need and ability to hire additional management, development and scientific personnel;

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the amount of revenues, if any, Scancell may derive either directly or in the form of royalty payments from future sales of its product candidates, if approved; and

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Scancell’s need to use or develop further information systems and technology associated with its clinical, research, finance or other operational functions to build its capabilities as a late clinical stage biotechnology company listed on Nasdaq.

Given its current cost structure and projected expenditure commitments, Scancell estimates that its cash and cash equivalents will not be sufficient to cover its operating needs for at least the next 12 months. These events and conditions indicate that a material uncertainty exists that may cast significant doubt on Scancell’s ability to continue as a going concern and, therefore, Scancell may be unable to realize its assets and discharge its liabilities in the normal course of business. While Scancell expects the Merger and related Financing transactions to substantially extend its runway (pro forma cash at closing is expected to be approximately £67.2 million (before transaction costs), there can be no assurance that the Merger, the PIPE Financing and the Debt Financing will be completed on the expected terms, or at all.
These estimates are based on Scancell’s current business plan, but exclude any potential milestone payments payable to or by Scancell and any additional expenditures related to its product candidates or resulting from any potential in-licensing or acquisition of additional product candidates or technologies, or any associated development Scancell may pursue. Scancell may have based these estimates on incorrect assumptions, it may amend its business plan in the future and it may have to use its resources sooner than expected. These estimates may be shortened in the event of an increase in expenditure relating to the development programs beyond Scancell’s expectations, or if its development programs progress more quickly than expected.
Scancell will need to raise additional funds to support its business and its research and development programs as currently contemplated, through potential public or private securities offerings or financings and potential strategic transactions, such as business development partnerships and/or other business development arrangements.

Global macroeconomic conditions or disruptions and volatility in the U.S. and global financial markets linked in particular to geopolitical events that continue to impact the markets (including Russia’s invasion of Ukraine, the conflict in the Middle East, and other geopolitical conflicts, and the related risk of a larger conflict as well as tariffs that have been or may in the future be imposed by the United States or other countries) could affect Scancell’s ability to obtain new financing.
Scancell has incurred significant operating losses since inception, carries indebtedness under the Debt Financing, and has a net liability position. These factors create ongoing financial risks and could adversely affect Scancell’s business and ability to operate.
As a clinical-stage immunotherapy company, Scancell has incurred net operating losses since inception and expects such losses to continue in future periods until, and if, product revenues are generated. At April 30, 2026, Scancell’s retained losses were £113.9 million, and it had a total net liability position of £19.4 million. On September 24, 2026, Scancell entered into the Loan Agreement with Kreos pursuant to which Kreos has made available to Scancell the Debt Financing of up to $25.0 million. Although the PIPE Financing is expected to provide capital, if Scancell is unable to raise sufficient additional capital before the final maturity of the Debt Financing or if it fails to comply with any covenants under the Loan Agreement, Scancell may be required to repay amounts that it does not have or to seek additional financing on unfavorable terms. The existence of the Debt Financing and Scancell’s history of losses may also impair its ability to attract additional investment, enter into collaboration arrangements, or negotiate licensing agreements on favorable terms.
The implementation and terms of any new financing will depend on factors, including economic and market factors, over which Scancell has no control. Future financing could take the form of additional financial debt, which would affect its financial structure, an equity fundraising, which would result in shareholder dilution, other securities offerings or strategic transactions, such as a collaboration or other arrangement.
In addition, Scancell cannot guarantee that it will be able to obtain the necessary financing or execute any transaction, through any of the foregoing measures or otherwise, to meet its needs or to obtain funds at acceptable terms and conditions, on a timely basis or at all. If Scancell is unable to obtain funding on a timely basis, it may be required to significantly curtail, delay or discontinue one or more of its programs or the commercialization of any approved product or be unable to expand its operations or otherwise capitalize on its business opportunities, as desired, which could impair its prospects or its business operations. The perception that Scancell may be unable to continue as a going concern may impede its ability to pursue any potential financing or strategic opportunities or to operate its business.
Ultimately, if Scancell is unable to continue as a going concern, it may have to liquidate its assets and may receive less than the value at which those assets are carried on its financial statements, and it is likely that investors will lose all or part of their investment. Any additional fundraising efforts may divert Scancell’s management from their day-to-day activities, which may adversely affect Scancell’s ability to develop and, if approved, commercialize its product candidates.
The terms of the Loan Agreement impose restrictions on Scancell’s operations, and Scancell’s failure to comply with covenants or satisfy drawdown conditions could result in an event of default and acceleration of indebtedness under the Debt Financing.
On September 24, 2026, Scancell entered into the Loan Agreement with Kreos, under which Kreos has made available to Scancell the Debt Financing of up to $25.0 million, intended to be drawn in multiple tranches through December 2027. The Debt Financing comprises seven tranches and Scancell’s right to draw each tranche is subject to satisfaction of applicable drawdown conditions, including minimum equity fundraising thresholds, prior tranches having been drawn in full, and certain clinical and operational milestones. If Scancell is unable to satisfy the conditions to draw some or all of the contemplated tranches, Scancell may need to seek alternative sources of capital on less favorable terms, which could adversely affect its ability to fund the registrational Phase 3 trial for iSCIB1+ and its other planned activities.
The Loan Agreement contains customary representations and warranties, negative covenants, information undertakings and events of default. Interest on the term loan tranches accrues at 10.50% per annum, and interest on the convertible tranches accrues at a payment-in-kind rate of 10.95% per annum, which is capitalized and added to the principal amount on each monthly repayment date. Scancell must repay the principal amount of advances under each tranche in 24 equal monthly payments commencing 18 months after the date of the relevant advance (the “Interest Only Period”), provided that if Scancell has raised cumulative equity financing of $100.0 million (inclusive of the proceeds of the UK Placing and the Retail Offer), the Interest Only Period is extended to 24 months and the advances are repayable in 18 equal monthly installments. In addition, the Debt Financing must be repaid in full on a change of control of Scancell. Scancell’s obligations under the Loan Agreement are guaranteed by Scancell Limited, Scancell’s wholly-owned subsidiary, and secured over substantially all of the assets of Scancell and Scancell Limited pursuant to an English law governed debenture dated September  24, 2026. The Loan Agreement also contains a minimum liquidity covenant requiring Scancell to maintain liquidity of not less than $5.0 million (increasing to $9.0 million from the drawdown date of Tranche B, subject to reduction to $4.0 million upon satisfaction of a specialist investor condition). Failure to comply with the covenants under the Loan Agreement could result in acceleration of amounts owed and enforcement of the lenders’ security, which would have a material adverse effect on Scancell’s business and financial condition.
The Loan Agreement contains restrictive covenants and events of default that may limit Scancell’s operational flexibility, and any breach could result in acceleration of amounts owed and enforcement of security over all of Scancell’s assets.
The Loan Agreement and related financing documents contain certain representations, warranties, covenants and restrictive covenants, subject to customary exceptions, including restrictions on additional indebtedness, the granting of security interests and guarantees, dividends and other distributions, and certain restructuring, merger or asset disposal transactions. The Loan Agreement also contains a minimum liquidity covenant requiring Scancell to maintain freely available cash of not less than $5.0 million from the date of the Loan Agreement until the drawdown date of Tranche B, increasing to $9.0 million from the drawdown date of Tranche B (subject to reduction to $4.0 million if the specialist investor condition is satisfied). If Scancell fails to achieve registration enabling topline Phase III data for iSCIB1+, the minimum liquidity amount is increased to the higher of (i) Scancell’s trailing three-month cash burn, (ii) 30% of the principal amount outstanding under the Debt Financing(including all accrued and uncapitalized PIK interest), and (iii) $9.0 million.
Scancell’s obligations under the Loan Agreement are guaranteed by Scancell Limited, Scancell’s wholly-owned subsidiary, and secured over substantially all of the assets of Scancell and Scancell Limited pursuant to an English law governed debenture. Any amounts outstanding under the Debt Financing would rank ahead of Scancell’s unsecured obligations, including the CVRs, in a liquidation or insolvency. Failure to comply with any of the covenants or the occurrence of an event of default under the Loan Agreement could cause Kreos to suspend the availability of undrawn tranches, demand early repayment of all amounts due, and enforce the security interests it holds, or exercise other remedies provided for under the Loan Agreement or applicable law. Scancell might then be forced to seek alternative sources of financing, which may not be available or may only be obtainable on less favorable terms. The occurrence of any of these events could have a material adverse effect on Scancell’s financial condition, cash flows, operations, the clinical development of its programs, its prospects and, ultimately, its ability to continue as a going concern.
Raising additional capital may cause dilution to, or adversely affect the rights of, Scancell’s security holders, including holders of Scancell ADSs received in the Merger; restrict Scancell’s operations; or require Scancell to relinquish rights to its technologies or product candidates.
Until such time, if ever, as Scancell can generate substantial product revenues, it may finance its cash needs through securities offerings, debt financings, license and collaboration agreements, or other capital-raising transactions. If Scancell raises capital through securities offerings, your ownership interest will be diluted, and the terms of the securities Scancell issues in such transactions may include liquidation or other preferences that adversely affect your rights as a holder of Scancell Shares or Scancell ADSs. Debt financing, if available, could result in fixed payment obligations, and Scancell may be required to agree to certain restrictive covenants, such as limitations on its ability to incur additional debt, to acquire, sell or license intellectual property rights, to make capital expenditures, to declare dividends, or other operating restrictions. Any refinancing or inability to repay the Debt Financing could have a material adverse effect on Scancell’s business, financial condition, and results of operations. If Scancell raises additional funds through collaboration or licensing agreements, it may have to relinquish valuable rights to its technologies, future revenue streams, or product candidates, or grant licenses on terms that may not be favorable to it. Any of these means of raising additional capital could adversely affect Scancell’s business and the holdings or rights of its security holders, and may cause the market price of the Scancell ADSs or the Scancell Shares to decline. If Scancell is unable to raise additional capital when needed, it may be required to delay, limit, reduce or terminate its clinical development or future commercialization efforts, or grant rights to develop and market product candidates that Scancell would otherwise develop and market itself.
Scancell’s limited operating history may make it difficult for you to evaluate the success of its business to date and to assess its future viability.
Since Scancell’s formation, it has devoted substantially all of its resources to developing iSCIB1+, Modi-1, and the GlyMab antibody platform; building its intellectual property portfolio; developing its supply chain; planning its business; raising capital; and providing general and administrative support for these operations. Scancell has not yet demonstrated its ability to successfully complete any Phase 3 or other pivotal clinical trials, obtain regulatory approval, arrange for third parties to manufacture commercial-scale products, or conduct or partner with others to conduct sales and marketing activities necessary for successful product commercialization. Consequently, any predictions you make about Scancell’s future success or viability may not be as accurate as they could be if Scancell had a longer operating history.
Scancell depends heavily on the success of iSCIB1+, Modi-1, and its GlyMab antibody candidates. Scancell cannot give any assurance that any of these product candidates will receive regulatory approval, which is necessary before they can be commercialized. If Scancell is unable to commercialize these product candidates, if approved, or experiences significant delays in doing so, Scancell’s ability to generate revenue and its financial condition will be adversely affected.
Scancell does not currently generate any revenue from sales of any products, and it may never be able to develop or commercialize a marketable product. Scancell has invested substantially all of its efforts and financial resources in the clinical development of iSCIB1+, Modi-1, and the development of GlyMab antibody candidates. Scancell’s ability to generate royalty and product revenues, which it does not expect will occur for at least the next several years, if ever, will depend heavily on the successful development and eventual commercialization of these product candidates, if approved. Each of Scancell’s product candidates will require additional clinical development, management of clinical and manufacturing activities, regulatory approval in multiple jurisdictions, procurement of manufacturing supply, substantial additional investment, and significant marketing efforts before Scancell generates any revenue from product sales.
Scancell is not permitted to market or promote any product candidates in the United States, United Kingdom, European Economic Area (“EEA”) countries, or other countries before it receives regulatory approval from the FDA, MHRA, European Commission following an opinion from the EMA, or comparable foreign regulatory authorities, and it may never receive such regulatory approval for its current product candidates. Scancell has not submitted a Biologics License Application (“BLA”) or a New Drug Application (“NDA”) to the FDA, a Marketing Authorization Application (“MAA”) to the EMA, a Marketing Authorisation Application to the MHRA, or comparable applications to other regulatory authorities, and does not expect to be in a position to do so in the near term. The success of Scancell’s current product candidates will depend on many factors, including the following:
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Scancell may not be able to demonstrate that any of its current product candidates is safe and effective as a treatment for the targeted indications to the satisfaction of the applicable regulatory authorities;

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the applicable regulatory authorities may require additional clinical trials, which would increase costs and prolong development, including requiring Scancell to conduct larger, randomized, controlled trials beyond those currently planned;

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the results of clinical trials of Scancell’s current product candidates may not meet the level of statistical or clinical significance required by the applicable regulatory authorities for marketing approval;

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the applicable regulatory authorities may disagree with the number, design, size, conduct, or implementation of Scancell’s planned and future clinical trials for its current product candidates, including the proposed PFS-based accelerated approval pathway for iSCIB1+;

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the contract research organizations (“CROs”) that Scancell retains to conduct clinical trials may take actions outside of its control that materially adversely impact clinical trials for its current product candidates;

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the applicable regulatory authorities may not find the data from clinical trials sufficient to demonstrate that the clinical and other benefits of Scancell’s current product candidates outweigh their safety risks;

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the applicable regulatory authorities may disagree with Scancell’s interpretation of data from its clinical trials or may require that Scancell conduct additional trials;

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the applicable regulatory authorities may require development of a risk evaluation and mitigation strategy (“REMS”), or comparable foreign strategy, as a condition of approval;

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the applicable regulatory authorities may identify deficiencies in the manufacturing processes or facilities of Scancell’s third-party manufacturers; and

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if approved, acceptance of Scancell’s current product candidates by patients, the medical community, and third-party payors, as well as Scancell’s ability to compete with other therapies to treat advanced melanoma, head and neck squamous cell carcinoma, renal cell carcinoma, and other targeted indications.

If Scancell does not achieve one or more of these factors in a timely manner or at all, it could experience significant delays or may not be able to successfully commercialize its current product candidates. Scancell cannot be certain that its current product candidates will be successful in clinical trials or receive regulatory approval. Furthermore, Scancell plans to seek regulatory approval to commercialize its current product candidates both in the United States and in international markets, and while the scope of regulatory approval is similar in many countries, separate regulatory approval requirements exist in each country, and Scancell cannot predict success in all jurisdictions.
An underlying problem with one or more of Scancell’s proprietary DNA ImmunoBody, Moditope, or GlyMab platforms would adversely affect Scancell’s business and may require Scancell to discontinue development of product candidates based on the same or similar therapeutic approaches.
Scancell has invested, and expects to continue to invest, significant efforts and financial resources in the development of product candidates based on its DNA ImmunoBody, Moditope, and GlyMab platforms. Scancell’s ability to generate any revenues from the sale of its product candidates will depend heavily on the successful development, regulatory approval, and commercialization of one or more of these product candidates, if approved. Since all of the clinical-stage product candidates in Scancell’s current pipeline draw upon one of these proprietary platforms, if any product candidate fails in development as a result of any underlying problem with the relevant platform, Scancell may be required to discontinue development of all product candidates based on that platform. For example, if iSCIB1+ were to fail due to an underlying deficiency in the DNA ImmunoBody platform rather than candidate-specific factors, this could call into question the viability of the broader DNA ImmunoBody pipeline, including next-generation ImmunoBody candidates currently in preclinical development targeting antigens such as KRAS and NY-ESO-1. Similarly, a fundamental problem with the Moditope platform could impair the development of Modi-1 and any future citrullinated peptide immunotherapy candidates.
If Scancell were required to discontinue development of any of its platforms or the product candidates based on them, or if any of them were to fail to receive regulatory approval or achieve sufficient market acceptance, Scancell could be prevented from or significantly delayed in achieving profitability. Scancell can provide no assurance that it would be successful at developing other product candidates based on an alternative therapeutic approach if any of its current platforms were to fail.
Scancell’s business is subject to economic, political, regulatory and other risks associated with international operations.
Scancell’s business is subject to risks associated with conducting business internationally. Scancell sources research and development, manufacturing, consulting, and other services from companies based throughout the United Kingdom, the United States, the European Union (“EU”), and other countries, and Scancell conducts clinical trials at sites in the United Kingdom, the United States, and European countries. Accordingly, Scancell’s future results could be harmed by a variety of factors, including:
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economic weakness, including inflation, or political instability in particular economies and markets in which Scancell operates or intends to operate;

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differing regulatory requirements for drug and biologic approvals across the United Kingdom, the United States, the EU, and other countries;

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differing jurisdictions could present different issues for securing, maintaining, or obtaining freedom to operate for Scancell’s intellectual property in such jurisdictions;

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potentially reduced protection for intellectual property rights in certain jurisdictions;

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difficulties in compliance with different, complex and changing laws, regulations and court systems of multiple jurisdictions and compliance with a wide variety of foreign laws, treaties and regulations;

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changes in regulations and customs, tariffs, and trade barriers;

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changes in currency exchange rates and currency controls, particularly between pound sterling and U.S. dollars;

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trade protection measures, import or export licensing requirements or other restrictive actions by U.K. or non-U.K. governments;

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changes in a specific country’s or region’s political or economic environment;

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differing reimbursement regimes and price controls in certain markets;

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negative consequences from changes in tax laws;

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compliance with tax, employment, immigration and labor laws for employees living or traveling outside of the U.K. including, for example, the variable tax treatment in different jurisdictions of options or restricted share units granted under Scancell’s share option schemes or equity incentive plans;

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workforce uncertainty in countries where labor unrest is more common than in the U.K.;

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litigation or administrative actions resulting from claims against us by current or former employees or consultants individually or as part of class actions, including claims of wrongful terminations, discrimination, misclassification or other violations of labor law or other alleged conduct;

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difficulties associated with staffing and managing international operations, including differing labor relations;

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product shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad; and

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business interruptions resulting from geo-political actions, including war and terrorism, or natural disasters including earthquakes, typhoons, hurricanes, floods and fires.

Exchange rate fluctuations may materially affect Scancell’s results of operations and financial condition.
Owing to the international scope of Scancell’s operations, fluctuations in exchange rates, particularly between pound sterling and the U.S. dollar, the euro, or other currencies, may adversely affect Scancell. Scancell’s expenses are primarily incurred in pound sterling, but it expects to incur increasing expenditures in U.S. dollars as it prepares to initiate the registrational Phase 3 trial for iSCIB1+ and as it begins to operate as a Nasdaq-listed company. Further, potential future revenue may be derived from multiple jurisdictions and in multiple currencies. As a result, Scancell’s business and the price of the Scancell ADSs and Scancell Shares may be affected by fluctuations in foreign exchange rates not only between the pound sterling and the U.S. dollar, but also the currencies of other countries, which may have a significant impact on its results of operations and cash flows from period to period. Currently, Scancell does not have any exchange rate hedging arrangements in place.
Scancell may be unable to use its net operating loss and tax credit carryforwards and certain built-in losses to reduce its future tax payments.
As a U.K. incorporated and tax resident entity, Scancell is subject to U.K. corporate taxation. Due to the nature of its business, Scancell has generated losses since inception and therefore has not paid any U.K.

corporation tax. Subject to any relevant utilization criteria and restrictions (including those that limit the percentage of profits that can be reduced by carried forward losses and those that can restrict the use of carried forward losses where there is a change of ownership of more than half the ordinary shares of the company and a major change in the nature, conduct or scale of the trade), Scancell expects these to be eligible for carry forward and utilization against future operating profits.
Future changes to tax laws could materially adversely affect Scancell and reduce its returns to its shareholders.
The tax treatment of Scancell is, and Scancell ADSs and Scancell Shares are, subject to changes in tax laws, regulations and treaties, or the interpretation thereof, tax policy initiatives and reforms under consideration and the practices of tax authorities in jurisdictions in which Scancell and its subsidiaries operate, as well as tax policy initiatives and reforms related to the Organisation for Economic Co-Operation and Development’s (“OECD”) Base Erosion and Profit Shifting (“BEPS”) Project, the European Commission’s state aid investigations and other initiatives. Such changes may include (but are not limited to) the taxation of operating income, investment income, dividends received or (in the specific context of withholding tax) dividends paid, or the stamp duty or stamp duty reserve tax treatment of Scancell ADSs or Scancell Shares. Scancell is unable to predict what tax reform may be proposed or enacted in the future or what effect such changes would have on the business of Scancell or that of its subsidiaries, but such changes, to the extent they are brought into tax legislation, regulations, policies or practices, could affect Scancell’s financial position and overall or effective tax rates in the future in countries where Scancell or its subsidiaries have operations, reduce post-tax returns to Scancell’s shareholders, and increase the complexity, burden and cost of tax compliance.
Tax authorities may disagree with Scancell’s positions and conclusions regarding certain tax positions, or may apply existing rules in an unforeseen manner, resulting in unanticipated costs, taxes or non-realization of expected benefits.
A tax authority may disagree with tax positions that Scancell or its subsidiaries have taken, which could result in increased tax liabilities. For example, His Majesty’s Revenue & Customs (“HMRC”), the U.S. Internal Revenue Service or another tax authority could challenge the allocation by Scancell or its subsidiaries of income by tax jurisdiction and the amounts paid between Scancell’s affiliated companies pursuant to any intercompany arrangements and transfer pricing policies, including amounts paid with respect to their intellectual property development. Any such adjustment could result in additional taxes, interest and penalties and may not be fully offset by corresponding adjustments in other jurisdictions, potentially resulting in double taxation. Similarly, a tax authority could assert that Scancell or its subsidiaries are subject to tax in a jurisdiction where Scancell or the relevant subsidiary believes it has not established a taxable connection, often referred to as a “permanent establishment” under international tax treaties, and such an assertion, if successful, could increase the expected tax liability of Scancell or that of the relevant subsidiary in one or more jurisdictions.
A tax authority may take the position that material income tax liabilities, interest and penalties are payable by Scancell or its subsidiaries, in which case Scancell or the relevant subsidiary expects that it might contest such assessment. Contesting such an assessment may be lengthy and costly and if Scancell or the relevant subsidiary were unsuccessful in disputing the assessment, the implications could increase its anticipated effective tax rate, where applicable.
Scancell may be unable to benefit from favorable U.K. tax legislation.
As a company that carries out extensive research and development, or R&D, activities, Scancell makes claims under the U.K. R&D tax credit regime. Under this regime, Scancell benefits from enhanced rates of relief for research intensive companies (“ERIS”). ERIS can provide a maximum cash benefit of approximately 27.0% for qualifying expenditure, subject to a company having sufficient surrenderable losses, the PAYE cap and other applicable conditions. For payments to unconnected contractors, the maximum cash benefit may be approximately 17.5% of the relevant contractor payment. To qualify for ERIS, the company must be a loss-making SME and its qualifying R&D expenditure must be at least 30% of the total relevant expenditure of the company and its connected companies (the “R&D intensity condition”) subject to a one-year grace period described further below.

The ERIS regime’s one-year grace period may broadly allow a company that does not meet the R&D intensity condition for a period to continue to claim ERIS for that period, provided that it claimed under ERIS for its last 12-month accounting period and met the applicable R&D intensity condition for that earlier period. For the year ended 30 April 2025, the R&D claim was made on the basis that Scancell was Research Intensive, whereas the claim for the year ended 30 April 2026 has not yet been submitted.
If Scancell does not qualify for ERIS in a future period, it may instead be eligible to claim under the merged R&D Expenditure Credit (“merged RDEC”) scheme. The headline credit rate under the merged RDEC scheme is currently 20% of qualifying expenditure. As the credit is taxable, this produces a net benefit of 15% where the 25% notional tax rate applies, or 16.2% where the 19% notional tax rate applies, subject to the detailed rules governing the calculation.
U.K. tax legislation also introduced overseas restrictions on R&D tax credits for accounting periods beginning on or after April 1, 2024. The restrictions apply to overseas expenditure on externally provided workers and subcontracted expenditure, with limited exceptions available to companies. While the restrictions have not significantly impacted Scancell to date, Scancell could experience a significant reduction in R&D tax credits in future periods if a greater proportion of its R&D activities are undertaken overseas through contractors or externally provided workers and the relevant expenditure does not fall within the available statutory exceptions.
The U.K. R&D tax credit regime’s rules are complex, and if a tax authority were to challenge or seek to disallow Scancell’s claims (in whole or in part), for example by asserting that the relevant expenditure does not meet the technical conditions to qualify for tax credits, then such challenge or disallowance could have a material impact on Scancell’s cash-flow and financial performance. In addition, future changes to the U.K. R&D tax credit regime may mean that Scancell no longer qualifies for relief or may materially impact the extent to which Scancell can make claims (or benefit from them).
Scancell could potentially benefit in future from the U.K. “Patent Box” regime that allows profits attributable to revenues from patents or patented products to be taxed at an effective rate of 10%, provided that the qualifying conditions are satisfied. Scancell is the exclusive licensee or owner of several patents and several patent applications which, if granted, would cover Scancell’s product candidates. Accordingly, if the relevant patents are granted and the applicable ownership or exclusive license, qualifying development, and other statutory conditions are satisfied, qualifying income may benefit from an effective corporation tax rate of 10%, subject to an election being made and the detailed Patent Box calculation.
If there are unexpected adverse changes to the U.K. R&D tax credit regime or the “Patent Box” regime or, for any reason Scancell is unable to qualify for such advantageous tax legislation, Scancell’s business, results of operations, and financial condition may be adversely affected.
Risks Related to Development, Clinical Testing, Manufacturing and Regulatory Approval
Scancell’s product candidates are in clinical development. Clinical drug development is a lengthy and expensive process with uncertain timelines and uncertain outcomes, and results of earlier studies and trials may not be predictive of future results. If clinical trials of Scancell’s product candidates are prolonged or delayed, or if Scancell’s product candidates fail to show the desired safety and efficacy, Scancell may be unable to obtain required regulatory approvals and may be unable to commercialize its product candidates on a timely basis, or at all.
To obtain the requisite regulatory approvals to market and sell any of Scancell’s product candidates, Scancell must demonstrate through extensive clinical trials that such product candidates are safe and effective in humans. Clinical testing is expensive and can take many years to complete, and its outcome is inherently uncertain. Failure can occur at any time during the clinical trial process. The results of preclinical studies and early-stage clinical trials of Scancell’s product candidates may not be predictive of the results of later-stage clinical trials. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy traits despite having progressed through preclinical studies and initial clinical trials. A number of companies in the biopharmaceutical industry have suffered significant setbacks in advanced clinical trials due to lack of efficacy or adverse safety profiles, notwithstanding promising results in earlier trials. Scancell’s future clinical trial results may not be successful.

Scancell may experience delays in its ongoing clinical trials and does not know whether planned clinical trials will begin on time, need to be redesigned, enroll patients on time, or be completed on schedule, if at all. Scancell’s clinical trials can be delayed, suspended, or terminated for a variety of reasons, including the following:
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delays in or failure to obtain regulatory approval to commence a trial;

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delays in or failure to reach agreement on acceptable terms with prospective CROs and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

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failure of Scancell’s CROs to execute its trials in accordance with the clinical trial protocol, good clinical practice (“GCP”), or other regulatory or contractual obligations;

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delays in or failure to obtain institutional review board (“IRB”) approval or positive ethics committee approval, centrally or at each site;

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delays in or failure to recruit suitable patients to participate in a trial;

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failure to have patients complete a trial or return for post-treatment follow-up;

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clinical sites deviating from trial protocol or dropping out of a trial or committing gross misconduct or fraud;

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delays in adding new clinical trial sites;

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unexpected technical issues during manufacture, storage, or transport of Scancell’s product candidates;

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inability to manufacture sufficient quantities of Scancell’s product candidates for use in clinical trials;

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disruption in the supply of third-party checkpoint inhibitors used in combination with Scancell’s product candidates in the SCOPE and ModiFY trials;

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third party actions claiming infringement by Scancell’s product candidates in clinical trials inside or outside the United States and obtaining injunctions interfering with Scancell’s progress;

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safety or tolerability concerns causing Scancell, a regulatory authority, or a data safety monitoring board to suspend or terminate a trial;

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changes in regulatory requirements, policies, and guidelines; and

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business interruptions resulting from geo-political actions, including war and terrorism, or natural disasters;

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lower than anticipated retention rates of patients and healthy volunteers in clinical trials;

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unexpected technical issues with the equipment used to conduct clinical trials or analyze the results;

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Scancell’s third-party research contractors failing to comply with regulatory requirements or to meet its contractual obligations to Scancell in a timely manner, or at all;

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delays in establishing the appropriate dosage levels or frequency of dosing or treatment in clinical trials;

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difficulty in identifying the populations that Scancell is trying to treat in a particular trial, which may delay enrollment and reduce the power of a clinical trial to detect statistically significant results;

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the quality or stability of Scancell’s product candidates falling below acceptable standards for either safety or efficacy; and

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discoveries that may reduce the commercial viability of Scancell’s product candidates.

Scancell could encounter delays if a clinical trial is suspended or terminated by it, by the IRBs or ethics committees, centrally or at the institutions in which such trials are being conducted, by the Data Monitoring Committee or Data Safety Monitoring Board for such trial, or by the FDA, the MHRA, national competent authorities of EEA, or other regulatory authorities. Such authorities may impose such a suspension or termination due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or Scancell’s clinical protocols; inspection of the clinical trial operations or trial site by the FDA, the MHRA, national competent authorities of EEA, or other regulatory authorities resulting in the imposition of a clinical hold; unforeseen safety issues or adverse side effects; failure to demonstrate a benefit from using a product candidate; failure of Scancell’s clinical trials to demonstrate adequate efficacy and safety; changes in governmental regulations or administrative actions; or lack of adequate funding to continue the clinical trial.
Moreover, principal investigators for Scancell’s clinical trials, including those conducting the SCOPE trial for iSCIB1+ and the ModiFY trial for Modi-1, may serve as scientific advisors or consultants to Scancell from time to time and receive compensation in connection with such services. Under certain circumstances, Scancell may be required to report some of these relationships to the FDA, the MHRA, national competent authorities of EEA, or another regulatory authority. The FDA, the MHRA, national competent authorities of EEA, or such other regulatory authority may conclude that a financial relationship between Scancell and a principal investigator has created a conflict of interest or otherwise affected interpretation of the study. The FDA, the MHRA, national competent authorities of EEA and the EMA, or such other regulatory authority may therefore question the integrity of the data generated at the applicable clinical trial site and the utility of the clinical trial itself may be jeopardized. This could result in a delay in approval, or rejection, of Scancell’s marketing applications by the FDA, the MHRA, the European Commission following an opinion from the EMA, or such other regulatory authority, as the case may be, and may ultimately lead to the denial of marketing approval of Scancell’s product candidates.
If Scancell experiences delays in the completion of any clinical trial of its product candidates or any clinical trial of its product candidates is terminated, the commercial prospects of its product candidates may be harmed, and its ability to generate product revenues from its product candidates, if any, will be delayed. Moreover, any delays in completing Scancell’s clinical trials will increase its costs, slow down the development and approval process of its product candidates, and jeopardize its ability to commence product sales and generate revenue, if any. Significant clinical trial delays could also allow Scancell’s competitors to bring products to market before Scancell does or shorten any periods during which Scancell has the exclusive right to commercialize its product candidates and could impair Scancell’s ability to commercialize its product candidates. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of Scancell’s product candidates.
Clinical trials must be conducted in accordance with the laws and regulations of the FDA, the MHRA, the EU, national competent authorities of EU Member States and other applicable regulatory authorities’ legal requirements, regulations, or guidelines, and are subject to oversight by these governmental agencies and IRBs or ethics committees, centrally or at the institutions where the clinical trials are conducted. In addition, clinical trials must be conducted with supplies of Scancell’s product candidates produced in compliance with the requirements of current good manufacturing practice (“cGMP”) and other regulations. Furthermore, Scancell relies on CROs and clinical trial sites to ensure the proper and timely conduct of its clinical trials and, while Scancell has agreements governing the CROs’ committed activities, Scancell has limited influence over the CROs’ actual performance. Scancell depends on medical institutions and CROs to conduct its clinical trials in compliance with GCP requirements. To the extent Scancell’s CROs fail to enroll participants for Scancell’s clinical trials, fail to conduct the study to GCP standards, or are delayed for a significant time in the execution of trials, including achieving full enrollment, Scancell may be affected by increased costs, program delays, or both. In addition, clinical trials that are conducted in countries outside the United Kingdom, the EU, and the United States may subject Scancell to further delays and expenses as a result of increased shipment costs, additional regulatory requirements, and the engagement of non-U.K., non-EU, and non-U.S. CROs, as well as expose Scancell to risks associated with clinical investigators who are unknown to the FDA, the MHRA, national competent authorities of EU Member States or the EMA, and different standards of diagnosis, screening, and medical care.
Interim “top-line” and preliminary data from Scancell’s clinical trials that Scancell announces or publishes from time to time may change as more patient data become available and are subject to audit and verification procedures that could result in material changes in the final data.
From time to time, Scancell may publish interim “top-line” or preliminary data from its clinical trials. Interim data from clinical trials that Scancell may announce are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available. Preliminary or “top-line” data also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data Scancell previously published. As a result, interim and preliminary data should be viewed with caution until the final data are available. Adverse differences between preliminary or interim data and final data could significantly harm Scancell’s business prospects. Furthermore, others, including regulatory agencies, may not accept or agree with Scancell’s assumptions, estimations, calculations, conclusions, or analyses, or may interpret or weigh the importance of data differently, which could affect the value of a particular program, the approvability or commercialization of a particular product candidate, and Scancell’s business in general.
Scancell’s product candidates may have serious adverse, undesirable, or unacceptable side effects which may delay or prevent marketing approval or lead to the withdrawal of approval after it has been granted. If such side effects are identified during the development of these product candidates or following approval, if any, Scancell may need to abandon its development of these product candidates, the commercial profile of any approved label may be limited, or Scancell may be subject to other significant negative consequences following marketing approval, if any.
Undesirable side effects that may be caused by iSCIB1+, Modi-1, and other product candidates could cause Scancell or regulatory authorities to interrupt, delay, or halt clinical trials, and could result in a more restrictive label or the delay or denial of regulatory approval by the FDA, MHRA, European Commission following an opinion from the EMA, or comparable foreign authorities. In the Phase 2b SCOPE trial, the most common treatment-emergent adverse events (“TEAEs”) attributed to SCIB1/iSCIB1+ included injection site reactions, fatigue, nausea, transaminase increases, and rash. However, the SCOPE trial is still ongoing and as development progresses to larger and more diverse patient populations in a Phase 3 setting, additional safety concerns may emerge. Results of Scancell’s ongoing and future clinical trials, or results from clinical trials for other product candidates, could reveal a high and unacceptable severity and prevalence of adverse side effects. In such an event, Scancell’s trials could be suspended or terminated and the FDA, MHRA, national competent authorities of EU Member States or the European Commission, as applicable, or other comparable foreign regulatory authorities could order Scancell to cease further development of or deny approval of Scancell’s product candidates for any or all targeted indications.
Drug-related side effects could affect patient recruitment or the ability of enrolled patients to complete a trial or result in potential product liability claims. Additionally, if any of Scancell’s product candidates receives marketing approval and Scancell or others later identify undesirable or unacceptable side effects caused by these product candidates, a number of potentially significant negative consequences could result, including:
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regulatory authorities may withdraw, vary or suspend approvals of such product;

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regulatory authorities may require the addition of labeling statements, specific warnings, a contraindication, or field alerts;

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regulatory authorities may require a medication guide outlining the risks of such side effects for distribution to patients, or that Scancell implement a REMS plan, or comparable foreign strategies to ensure that the benefits of the product outweigh its risks;

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Scancell may be required to change the way a product is administered, conduct additional clinical trials, or change the labeling of a product;

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Scancell may be subject to limitations on how it may promote the product;

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sales of the product may decrease significantly; third-party private or government payors may not offer, or may offer inadequate, reimbursement coverage for, Scancell’s products, or reimbursement payments may be delayed;

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Scancell may be subject to litigation or product liability claims; and

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Scancell’s reputation may suffer.

Any of these events could prevent Scancell from achieving or maintaining market acceptance of its product candidates, or could substantially increase commercialization costs and expenses, which in turn could delay or prevent Scancell from generating significant revenue from the sale of its product candidates.

Scancell depends on enrollment of patients in its clinical trials for its product candidates. If Scancell is unable to enroll patients in its clinical trials, or enrollment is slower than anticipated, its research and development efforts could be adversely affected.
Successful and timely completion of clinical trials for Scancell’s product candidates will require that Scancell enroll a sufficient number of patient candidates. Trials may be subject to delays as a result of patient enrollment taking longer than anticipated, patient withdrawal, or competition for patients from other trials targeting the same indications. Patient enrollment depends on many factors, including the size and nature of the patient population, eligibility criteria for the trial, the proximity of patients to clinical sites, the design of the clinical protocol, the availability of competing clinical trials and approved therapies, the availability of new drugs approved for the indication the clinical trial is investigating, and clinicians’ and patients’ perceptions as to the potential advantages of the drug being studied in relation to other available therapies. Scancell is developing iSCIB1+ for advanced melanoma, a clinical space where multiple ongoing trials by large pharmaceutical companies, including Merck, also seek to enroll patients in first-line advanced melanoma. These factors may make it difficult for Scancell to enroll enough patients to complete its clinical trials in a timely and cost-effective manner.
Delays in the completion of any clinical trial of Scancell’s product candidates will increase Scancell’s costs, slow down the development and approval of its product candidates, and delay or potentially jeopardize Scancell’s ability to commence product sales and generate revenue. In addition, some of the factors that cause or lead to a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of Scancell’s product candidates.
Scancell may become exposed to costly and damaging liability claims, either when testing its product candidates in the clinic or at the commercial stage, and its product liability insurance may not cover all damages from such claims.
Scancell is exposed to potential product liability and professional indemnity risks that are inherent in the development, manufacturing, marketing, and use of biopharmaceutical products. Currently, Scancell has no products that have been approved for commercial sale; however, the current and future use of its product candidates by it and any collaborators in clinical trials, and the sale of these product candidates, if approved, in the future, may expose Scancell to liability claims. These claims might be made by patients that use the product, healthcare providers, pharmaceutical companies, Scancell’s collaborators, or others. Any claims against Scancell, regardless of their merit, could be difficult and costly to defend and could adversely affect the market for its product candidates or any prospects for commercialization of its product candidates. In addition, regardless of the merits or eventual outcome, liability claims may result in:
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decreased demand for Scancell’s product candidates;

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injury to Scancell’s reputation;

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withdrawal of clinical trial participants;

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costs to defend related litigation;

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diversion of management’s time and resources;

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substantial monetary awards to trial participants or patients;

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regulatory investigation, product recalls or withdrawals, or labeling, marketing, or promotional restrictions;

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loss of revenue; and

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the inability to commercialize or promote Scancell’s product candidates.

Although the clinical trial process is designed to identify and assess potential side effects, it is always possible that a drug, even after regulatory approval, may exhibit unforeseen side effects. If Scancell’s product candidates were to cause adverse side effects during clinical trials or after approval, Scancell may be exposed to substantial liabilities. Physicians and patients may not comply with any warnings that identify known potential adverse effects and patients who should not use Scancell’s product candidates.

Although Scancell maintains product liability insurance for its product candidates, it is possible that its liabilities could exceed its insurance coverage. Scancell intends to expand its insurance coverage to include the sale of commercial products if it obtains marketing approval for any of its product candidates. However, Scancell may not be able to maintain insurance coverage at a reasonable cost or obtain insurance coverage that will be adequate to satisfy any liability that may arise. If a successful product liability claim or series of claims is brought against Scancell for uninsured liabilities or in excess of insured liabilities, Scancell’s assets may not be sufficient to cover such claims and its business operations could be impaired.
The regulatory approval processes of the FDA, MHRA, European Commission following an opinion from the EMA, and comparable foreign authorities are lengthy, time consuming, and inherently unpredictable, and if Scancell is ultimately unable to obtain regulatory approval for its product candidates, its business will be substantially harmed.
The time required to obtain approval by the FDA, MHRA, European Commission following an opinion from the EMA, and comparable foreign authorities is unpredictable, but typically takes many years following the commencement of clinical trials and depends upon numerous factors, including substantial discretion of the regulatory authorities. In addition, approval policies, regulations, or the type and amount of clinical data necessary to gain approval may change during the course of a product candidate’s clinical development and may vary among jurisdictions. Scancell has not obtained regulatory approval for any of its product candidates and it is possible that none of its product candidates will obtain regulatory approval.
Scancell’s product candidates could fail to receive regulatory approval for many reasons, including:
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the FDA, MHRA, EMA, or comparable foreign regulatory authorities may disagree with the design or implementation of Scancell’s clinical trials;

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Scancell may be unable to demonstrate to the satisfaction of the FDA, MHRA, European Commission following an opinion from the EMA, or comparable foreign regulatory authorities that a product candidate is safe and effective for its proposed indication;

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the results of clinical trials may not meet the level of statistical significance required for approval;

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Scancell may be unable to demonstrate that a product candidate’s clinical and other benefits outweigh its safety risks;

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the FDA, MHRA, European Commission following an opinion from the EMA, or comparable foreign regulatory authorities may disagree with Scancell’s interpretation of data from preclinical studies or clinical trials or may find the data to be unacceptable;

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the data collected from clinical trials may not be sufficient to support the submission of a BLA, NDA, or MAA;

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the FDA, MHRA, national competent authorities of EU Member States, or comparable foreign regulatory authorities may fail to approve the manufacturing processes or facilities of third-party manufacturers with which Scancell contracts for clinical and commercial supplies; and

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the approval policies or regulations of the FDA, MHRA, EU, or comparable foreign regulatory authorities may significantly change in a manner rendering Scancell’s clinical data insufficient for approval.

Furthermore, the current U.S. presidential administration has made significant changes to FDA leadership, staffing, and regulatory priorities, and these changes create uncertainty as to whether, and on what timelines, regulatory submissions by Scancell may be reviewed. Any of the foregoing scenarios could materially harm Scancell’s commercial prospects and business.
This lengthy approval process as well as the unpredictability of future clinical trial results may result in Scancell’s failing to obtain regulatory approval to market any product candidates. The FDA, MHRA, EMA, and other regulatory authorities have substantial discretion in the approval process, and determining when or whether regulatory approval will be obtained for a product candidate. Even if Scancell believes the data collected from clinical trials are promising, such data may not be sufficient to support approval by the FDA, MHRA, European Commission following an opinion from the EMA, or any other regulatory authority.

In addition, even if Scancell were to obtain approval for any jurisdiction, regulatory authorities may approve Scancell’s product candidates for fewer or more limited indications than Scancell requests, may not approve the price Scancell intends to charge for its product candidates, may grant approval contingent on the performance of costly post-marketing clinical trials, or may approve a product candidate with a label that does not include the labeling claims necessary or desirable for the successful commercialization of such product candidate. Any of the foregoing scenarios could materially harm Scancell’s commercial prospects and business.
Even if any of Scancell’s product candidates obtain regulatory approval, Scancell will be subject to ongoing obligations and continued regulatory review, which may result in significant additional expense. Additionally, any of Scancell’s product candidates, if approved, could be subject to labeling and other restrictions and market withdrawal and Scancell may be subject to penalties if Scancell fails to comply with regulatory requirements or experiences unanticipated problems with such product candidate.
If the FDA or a comparable foreign regulatory authority, such as the European Commission following an opinion from the EMA and MHRA, approves any of Scancell’s product candidates, the manufacturing processes, labeling, packaging, distribution, adverse event reporting, storage, advertising, promotion, and recordkeeping for such product will be subject to extensive and ongoing regulatory requirements. These requirements include submissions of safety and other post-marketing information and reports, facility registration, and drug listing, as well as continued compliance with cGMP or similar foreign requirements for manufacturing, good distribution practice, requirements for product distribution, and GCP requirements for any clinical trials that Scancell conducts post-approval, all of which may result in significant expense and limit Scancell’s ability to commercialize, or co-commercialize, a product. Scancell and its contract manufacturers will also be subject to user fees and periodic inspection by the FDA, MHRA, national competent authorities of EU Member States and other comparable foreign regulatory authorities to monitor compliance with these requirements and the terms of any product approval Scancell may obtain. In addition, any regulatory approvals that Scancell receives for a product may also be subject to limitations on the approved indicated uses for which such product may be marketed or to the conditions of approval, or contain requirements for potentially costly post-marketing testing, including Phase 4 clinical trials, and surveillance to monitor the safety and efficacy of such product.
If there are changes in the application of legislation or regulatory policies, or if problems are discovered with a product or the manufacture of a product, or if Scancell or one of its distributors, licensees, or co-marketers fails to comply with regulatory requirements, the regulatory authorities could take various actions. These include if Scancell or a regulatory agency discovers previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facilities where the product is manufactured, a regulatory agency may impose restrictions on that product, the manufacturing facility or Scancell, including requiring recall or withdrawal of the product from the market or suspension of manufacturing. In addition, failure to comply with FDA and other comparable foreign regulatory requirements, including those of the EU and MHRA, may subject Scancell to administrative or judicially imposed sanctions, including:
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restrictions on the marketing or manufacturing of Scancell’s products, withdrawal of the product from the market or voluntary or mandatory product recalls;

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restrictions on product distribution or use, or requirements to conduct post-marketing studies or clinical trials;

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fines, restitutions, disgorgement of profits or revenues, warning letters, untitled letters or holds on clinical trials;

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refusal by the FDA, European Commission following an opinion from the EMA, MHRA, or comparable foreign regulatory authority to approve pending applications or supplements to approved applications submitted by Scancell or suspension, variation or revocation of approvals;

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product seizure or detention, or refusal to permit the import or export of Scancell’s products; and

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injunctions or the imposition of civil or criminal penalties.

The occurrence of any event or penalty described above may inhibit Scancell’s ability to commercialize its product candidates and generate revenue and could require Scancell to expend significant time and resources in response and could generate negative publicity.

The policies of the FDA, EU, MHRA, and other comparable foreign regulatory authorities may change and additional government regulations may be enacted that could prevent, limit, or delay regulatory approval of Scancell’s product candidates. Scancell cannot predict the likelihood, nature, or extent of government regulation that may arise from future legislation or administrative or executive action, either in the United States, the European Union, the United Kingdom, or other jurisdictions. For example, the EU Clinical Trials Regulation (“CTR”), which was adopted in April 2014 and repeals the EU Clinical Trials Directive, became applicable on January 31, 2022. The CTR introduces, among other changes, a centralized application system, coordinated review procedures, expanded reporting and increased transparency obligations. The CTR foresaw a three-year transition period that ended on January 31, 2025. Since this date, all new or ongoing trials are subject to the provisions of the CTR. The new requirements, together with evolving guidance from EU authorities, may impose additional operational burdens on Scancell and its CROs and could result in delays in trial initiation, increased compliance costs, or other disruptions to Scancell’s development programs. Compliance with the CTR requirements by Scancell and its third-party service providers, such as CROs, may impact Scancell’s development plans. In April 2025, the UK adopted an amendment to the Medicines for Human Use (Clinical Trials) Regulations 2004 intended to support a more streamlined and flexible regulation of clinical trials, remove unnecessary administrative burdens on trial sponsors, and protect the interests of trial participants. It also intends to bring the UK regulatory framework for clinical trials into closer alignment with the CTR. The amendment became applicable on April 28, 2026 following a one-year transition period. While these changes introduce efficiencies and align with some principles of the CTR, divergence between the United Kingdom and EU regulatory systems remains. Any significant divergence could affect the cost and complexity of conducting clinical trials in the United Kingdom and may impact the acceptability of United Kingdom-based trial data for seeking marketing authorizations in the EU, and vice versa.
In addition, to the extent Scancell seeks regulatory approval or reimbursement in the European Union, Scancell may be affected by ongoing regulatory reform, including several recently adopted and pending EU legislation that will impact regulatory procedures for medicinal products. Key developments include:
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On December 11, 2025, the European Commission, the Parliament and the European Council reached a political agreement on a comprehensive overhaul of EU pharmaceutical legislation (the “Pharma Package”). This package — comprised of a new directive and regulation to replace existing legislation — aims to modernize the EU framework. The compromise texts were published in March 2026, endorsed by the Council’s Committee of Permanent Representatives and approved by the European Parliament’s Committee on Public Health, and the legislation is currently undergoing review ahead of formal adoption, which is expected in the second half of 2026. If adopted in the form proposed, the Pharma Package will, among other changes, reshape the regulatory data protection and market exclusivity framework through a conditional incentive structure; reshape the incentives regime for orphan medicinal products; and expand the Bolar exemption to permit generic and biosimilar manufacturers to conduct preparatory activities, including participation in procurement and tender procedures, during protection periods. A decrease in market exclusivity opportunities for Scancell’s product candidates in the EU, combined with the expanded Bolar exemption, could open them to generic or biosimilar competition earlier than under the current regime, potentially impacting reimbursement status and the commercial prospects of Scancell’s product candidates. Once formally adopted and published in the Official Journal, the new framework will enter into force 20 days thereafter, with full application expected in late 2028 following a transitional period.

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Regulation (EU) 2021/2282 on health technology assessment (HTA Regulation) entered into application on January 12, 2025, introducing a single EU-level submission file for joint clinical assessments. The HTA Regulation initially applies to new active substances for oncology products and advanced therapy medicinal products, and will expand to orphan medicinal products in January 2028 and to all centrally authorized medicinal products by 2030.

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Other legislative initiatives include the proposed SPC Regulation revision, the proposed Critical Medicines Act (for which a provisional political agreement was reached in May 2026), and the proposed Biotech Act.

If Scancell is slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if Scancell is not able to maintain regulatory compliance, Scancell may be subject to enforcement action and may not achieve or sustain profitability.

Even if Scancell obtains marketing approval of any of its product candidates in a major pharmaceutical market such as the United States or the EU, it may not be able to obtain approval or commercialize that product candidate in other markets, which would limit its ability to realize its full market potential.
In order to market any products in a country or territory, Scancell must establish and comply with numerous and varying regulatory requirements of such country or territory regarding safety and efficacy. Clinical trials conducted in one country may not be accepted by regulatory authorities in other countries, and regulatory approval in one country does not mean that regulatory approval will be obtained in any other country. Approval procedures vary among countries and can involve additional product testing and validation and additional administrative review periods. Seeking regulatory approvals in multiple markets may require additional pre-clinical studies or clinical trials, which would be costly and time consuming. Regulatory requirements can vary widely from country to country and could delay or prevent the introduction of Scancell’s product candidates in those countries. Satisfying these and other regulatory requirements is costly, time consuming, uncertain, and subject to unanticipated delays. In addition, Scancell’s failure to obtain regulatory approval in any country may delay or have negative effects on the process for regulatory approval in other countries. Scancell currently does not have any product candidates approved for sale in the United States, the EU, the United Kingdom, or any other markets. If Scancell seeks regulatory approval in markets and fails to obtain marketing approval in those markets, or if Scancell’s product candidates are approved in such markets but Scancell fails to maintain such approvals, its ability to realize the full market potential of its product candidates will be compromised.
Scancell’s employees and independent contractors, including principal investigators, CROs, CMOs, consultants, vendors, and any other third parties Scancell may engage in connection with the development and commercialization of its product candidates may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements, which could adversely affect Scancell’s business.
Misconduct by Scancell’s employees and independent contractors, including principal investigators, CROs, CMOs, consultants, vendors, and any other third parties Scancell may engage in connection with the development and commercialization of Scancell’s product candidates, could include intentional, reckless, or negligent conduct or unauthorized activities that violate: (i) the laws and regulations of the FDA, the EU, the UK, and other similar regulatory authorities, including those laws that require the reporting of true, complete, and accurate information to such authorities; (ii) manufacturing standards; (iii) data privacy, security, fraud and abuse, and other healthcare laws and regulations; or (iv) laws that require the reporting of true, complete, and accurate financial information and data. Specifically, sales, marketing, and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing, and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs, and other business arrangements. Activities subject to these laws could also involve the improper use or misrepresentation of information obtained in the course of clinical trials, creation of fraudulent data in pre-clinical studies or clinical trials, or illegal misappropriation of drug product, which could result in regulatory sanctions and cause serious harm to Scancell’s reputation. It is not always possible to identify and deter misconduct by employees and other third parties, and the precautions Scancell takes to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting Scancell from governmental investigations or other actions or lawsuits stemming from a failure to comply with such laws or regulations. Additionally, Scancell is subject to the risk that a person or government could allege such fraud or other misconduct, even if none occurred. If any such actions are instituted against Scancell, and it is not successful in defending itself or asserting its rights, those actions could have a significant impact on its business and results of operations, including the imposition of significant civil, criminal, and administrative penalties, damages, monetary fines, disgorgements, possible exclusion from participation in Medicare, Medicaid, other U.S. federal healthcare programs or healthcare programs in other jurisdictions, individual imprisonment, other sanctions, contractual damages, reputational harm, diminished profits and future earnings, and curtailment of Scancell’s operations. Scancell is also subject to the data privacy regimes in the EU and the United Kingdom, which impose obligations and restrictions on the collection and use of personal data relating to individuals located in the EU and the United Kingdom, respectively. If Scancell does not comply with its obligations under these privacy regimes, it could be exposed to significant fines and may be the subject of litigation and/or adverse publicity, which could have a material adverse effect on its reputation and business.

Negative developments in the field of immuno-oncology could damage public perception of Scancell’s product candidates and negatively affect Scancell’s business.
The commercial success of Scancell’s product candidates will depend in part on public acceptance of the use of cancer immunotherapies. Adverse events in clinical trials of Scancell’s product candidates or in clinical trials of others developing similar products and the resulting publicity, as well as any other negative developments in the field of immuno-oncology that may occur in the future, including in connection with competitor therapies, could result in a decrease in demand for Scancell’s product candidates. These events could also result in the suspension, discontinuation, or clinical hold of or modification to Scancell’s clinical trials. If public perception is influenced by claims that the use of cancer immunotherapies is unsafe, whether related to Scancell’s therapies or those of its competitors, Scancell’s product candidates may not be accepted by the general public or the medical community and potential clinical trial subjects may be discouraged from enrolling in Scancell’s clinical trials. As a result, Scancell may not be able to continue or may be delayed in conducting its development programs.
Future negative developments in the field of immuno-oncology or the biopharmaceutical industry could also result in greater governmental regulation, stricter labeling requirements, and potential regulatory delays in the testing or approvals of Scancell’s product candidates. Any increased scrutiny could delay or increase the costs of obtaining marketing approval for Scancell’s product candidates.
The manufacturing processes for iSCIB1+, Modi-1, and Scancell’s antibody candidates are novel and complex. If Scancell or its CMOs encounter difficulties in production, scale-up, or quality control, it could significantly delay or harm Scancell’s development and commercialization programs.
Scancell relies entirely on third-party CMOs for the manufacture of its product candidates. The manufacturing of iSCIB1+ and GlyMab monoclonal antibodies involves complex biological and chemical processes. Scancell has successfully transferred the manufacturing process for iSCIB1+ to a commercial-scale manufacturing facility and has validated qualified analytical test methods, including a cell-based potency assay, to ensure batch-to-batch comparability. However, there can be no assurance that the commercial-scale manufacturing process will consistently yield product of the required quality, purity, and potency, particularly as manufacturing is scaled up for Phase 3 clinical trial supply and, if approved, commercial supply. Scancell also relies on the continued availability of the formulation at -20°C storage conditions, which, while demonstrated to provide stability for up to seven years, may be affected by variations in the manufacturing process.
The facilities used to manufacture Scancell’s product candidates must be approved by the FDA, MHRA, national competent authorities of EU Member States, and comparable foreign authorities pursuant to inspections. Scancell’s CMOs may experience manufacturing failures, contamination events, or regulatory compliance deficiencies that result in the loss of batches, supply shortages, or facility shutdowns. Any such events could delay Scancell’s clinical trials, impair the development of its product candidates, and potentially prevent or delay regulatory approval. In addition, if any of Scancell’s CMOs breach or terminate their agreements with Scancell, Scancell may not be able to find alternative manufacturers in a timely manner, if at all, which would significantly harm Scancell’s programs. There is a limited number of CMOs capable of manufacturing DNA plasmid-based vaccines, peptide immunotherapies, and GlyMab antibody candidates to cGMP standards, and the loss of any key CMO could result in significant delays, additional costs, and disruptions to Scancell’s programs.
Scancell is currently developing and may in the future develop its product candidates in combination with other therapies, and safety or supply issues with combination-use products may delay or prevent development and approval of Scancell’s product candidates.
Scancell is currently developing and may in the future develop its product candidates in combination with one or more cancer therapies. For example, Scancell is currently evaluating the use of iSCIB1+ in combination with the checkpoint inhibitors ipilimumab and nivolumab in patients with advanced melanoma. Even if any product candidate Scancell develops were to receive regulatory approval or be commercialized for use in combination with other existing therapies, Scancell would continue to be subject to the risks that the FDA or similar regulatory authorities outside of the United States could revoke approval of the therapy used in combination with Scancell’s product candidates or that safety, efficacy, manufacturing or supply issues could arise with these existing therapies. Combination therapies are commonly used for the treatment of cancer, and Scancell would be subject to similar risks if Scancell develops any of its product candidates for use in combination with other drugs or for indications other than cancer. Similarly, if the therapies Scancell uses in combination with its product candidates are replaced as the standard of care for the indications Scancell chooses for any of its product candidates, the FDA or similar regulatory authorities outside of the United States may require Scancell to conduct additional clinical trials, which may experience complications surrounding trial execution, such as complexities surrounding trial design, establishing trial protocols and interpretability of results, clinical trial site access and initiation, patient recruitment and enrollment, quality and supply of clinical drug product, safety issues or a lack of clinically relevant activity. The uncertainty resulting from the use of Scancell’s product candidates in combination with other approved or unapproved therapies may make it difficult to accurately predict or evaluate side effects in clinical trials, or to evaluate the contribution of each component therapy to the potential efficacy of the combination therapy. The occurrence of any of these risks could result in its own products, if approved, being removed from the market if they are not also approved as monotherapies or being less commercially successful.
Scancell may also evaluate its product candidates in combination with one or more cancer therapies that have not yet been approved for marketing by the FDA or a similar regulatory authority outside of the United States. Scancell may be unable to effectively identify and collaborate with third parties for the evaluation of its product candidates in combination with their therapies. Scancell will not be able to market and sell any product candidate it develops in combination with any such unapproved cancer therapies that do not ultimately obtain regulatory approval. The regulations prohibiting the promotion of products for unapproved uses are complex and subject to substantial interpretation by the FDA and other government agencies. In addition, there are additional risks similar to the ones described for Scancell’s products currently in development and clinical trials that result from the fact that such cancer therapies are unapproved, such as the potential for serious adverse effects, delay in their clinical trials and lack of FDA approval.
If the FDA or a similar regulatory authority outside of the United States does not approve these other drugs or revokes approval of, or if safety, efficacy, manufacturing, or supply issues arise with, the drugs Scancell chooses to evaluate in combination with any product candidate it develops, Scancell may be unable to obtain approval of or market such product.
Additionally, if the third-party providers of therapies or therapies in development used in combination with Scancell’s product candidates are unable to produce sufficient quantities for clinical trials or for commercialization of Scancell’s product candidates, or if the cost of combination therapies are prohibitive, Scancell’s development and commercialization efforts would be impaired, which would have an adverse effect on its business, financial condition, results of operations and growth prospects.
Scancell may seek approval of its product candidates, where applicable, under the FDA’s accelerated approval pathway. This pathway may not lead to faster development, regulatory review or approval process and it does not increase the likelihood that its product candidates will receive regulatory approval.
Scancell may seek approval of product candidates using the FDA’s accelerated approval pathway. A product may be eligible for accelerated approval if it treats a serious or life-threatening condition and generally provides a meaningful advantage over available therapies upon a determination that the product candidate has an effect on a surrogate endpoint or intermediate clinical endpoint that is reasonably likely to predict clinical benefit. The FDA considers a clinical benefit to be a positive therapeutic effect that is clinically meaningful in the context of a given disease, such as irreversible morbidity or mortality. For the purposes of accelerated approval, a surrogate endpoint is a marker, such as a laboratory measurement, radiographic image, physical sign, or other measure that is thought to predict clinical benefit, but is not itself a measure of clinical benefit. An intermediate clinical endpoint is a clinical endpoint that can be measured earlier than an effect on irreversible morbidity or mortality that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit. The accelerated approval pathway may be used in cases in which the advantage of a new drug or biologic over available therapy may not be a direct therapeutic advantage, but is a clinically important improvement from a patient and public health perspective.
As a condition of approval, the FDA generally requires that a sponsor of a drug receiving accelerated approval perform adequate and well-controlled confirmatory clinical trials. These confirmatory trials must be completed with due diligence. The FDA is permitted to require that a post-approval confirmatory study or studies be underway prior to approval or within a specified time period after the date of accelerated approval was granted. Sponsors are required to send updates to the FDA every 180 days on the status of such studies, including progress toward enrollment targets, and the FDA must post this information publicly. The FDA also has authority to withdraw approval of a drug granted accelerated approval on an expedited basis if the sponsor fails to conduct such studies in a timely manner, send the necessary updates to the FDA, or if such post-approval studies fail to verify the drug’s predicted clinical benefit. The FDA is empowered to take action, such as issuing fines, against companies that fail to conduct with due diligence any post-approval confirmatory study or submit timely reports to the agency on their progress. In addition, the FDA currently requires, unless otherwise informed by the FDA, pre-approval of promotional materials for products receiving accelerated approval, which could adversely impact the timing of the commercial launch of the product.
Prior to seeking accelerated approval for any of Scancell’s product candidates, Scancell intends to seek feedback from the FDA and will otherwise evaluate its ability to seek and receive accelerated approval. There can be no assurance that after its evaluation of the feedback and other factors, Scancell will decide to pursue or submit a BLA for accelerated approval or any other form of expedited development, review or approval. Furthermore, if Scancell decides to submit an application for accelerated approval for its product candidates, there can be no assurance that such application will be accepted or that any expedited development, review or approval will be granted on a timely basis, or at all. The FDA could also require Scancell to conduct further studies prior to considering its application or granting approval of any type. A failure to obtain accelerated approval or any other form of expedited development, review or approval for its product candidate would result in a longer time period to commercialization of such product candidate, if any, could increase the cost of development of such product candidate and could harm Scancell’s competitive position in the marketplace.
Scancell intends to use the PharmaJet Stratis needle-free injection system to deliver its product candidates, which may have its own regulatory, development, supply and other risks.
Scancell expects to deliver its product candidates via a third party drug delivery device. Scancell will rely on PharmaJet to manufacture such device. Scancell’s product candidates may not be approved or may be substantially delayed in receiving approval if the devices do not maintain their own regulatory approvals, certifications or clearances, as applicable. Where approval of the drug product and the device, as used in combination with the drug, is sought under a single application, the increased complexity of the review process and related regulatory requirements may delay approval. Failure of PharmaJet to supply the device could result in increased development costs, delays in the conduct of Scancell’s clinical trials, delays in or failure to obtain regulatory approval, and delays in Scancell’s product candidates reaching the market, or in gaining approval for expanded labels for new indications.
Risks Related to Healthcare Laws and Other Legal Compliance Matters
Scancell may be subject, directly or indirectly, to federal and state healthcare fraud and abuse laws, false claims laws, health information privacy and security laws, and other health care laws and regulations. If Scancell is unable to comply, or has not fully complied, with such laws, it could face substantial penalties.
If Scancell obtains FDA approval for any of its product candidates and begins commercializing those products in the United States, its operations will be directly, or indirectly through its prescribers, customers and purchasers, subject to various U.S. federal and state fraud and abuse laws and regulations, including, without limitation, the federal Health Care Program Anti-Kickback Statute, or Anti-Kickback Statute, the federal civil and criminal False Claims Act and Physician Payments Sunshine Act and regulations. These laws will impact, among other things, Scancell’s clinical research, proposed sales, marketing and educational programs and other interactions with healthcare professionals. In addition, Scancell may be subject to privacy laws by both the federal government and the states in which it conducts its business. The laws that will affect Scancell’s operations include, but are not limited to:
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the Anti-Kickback Statute, which prohibits, among other things, persons or entities from knowingly and willfully soliciting, receiving, offering or paying any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind, to induce, or in return for, either the referral of an individual, or the purchase, lease, order, arrangement, or recommendation of any good, facility, item or service for which payment may be made, in whole or in part, under a federal healthcare program, such as the Medicare and Medicaid programs. A person or entity does not need to have actual knowledge of the Anti-Kickback Statute or specific intent to violate it to have committed a violation. In addition, the government may assert that a claim including items or services resulting from a violation of the Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal False Claims Act, or FCA;
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the U.S. federal civil and criminal false claims laws, including the FCA, and civil monetary penalty law, which impose criminal and civil penalties against individuals or entities for, among other things: knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false or fraudulent; knowingly making, using or causing to be made or used, a false statement of record material to a false or fraudulent claim or obligation to pay or transmit money or property to the federal government. The FCA also permits a private individual acting as a “whistleblower” to bring actions on behalf of the federal government alleging violations of the FCA and to share in any monetary recovery;

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the Health Insurance Portability and Accountability Act, or HIPAA, which created additional federal criminal statutes that prohibit a person from knowingly and willfully executing a scheme or making false or fraudulent statements to defraud any healthcare benefit program, regardless of the payor (e.g., public or private);

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HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, and their respective implementing regulations, which impose requirements on certain healthcare providers, health plans, and healthcare clearinghouses, as well as their respective business associates and subcontractors, relating to the privacy, security and transmission of individually identifiable health information;

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the U.S. federal transparency requirements under the ACA, including the provision commonly referred to as the Physician Payments Sunshine Act, which requires applicable manufacturers of drugs, devices, biologics and medical supplies to report annually to the Centers for Medicare & Medicaid Services, or CMS, information related to payments or other transfers of value made to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and other healthcare professionals (such as physician assistants and nurse practitioners) and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members; and

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U.S. federal consumer protection and unfair competition laws, which broadly regulate marketplace activities and activities that potentially harm consumers.

Additionally, Scancell is subject to U.S. state and foreign equivalents of each of the healthcare laws and regulations described above, among others, some of which may be broader in scope and may apply regardless of the payor. Many U.S. states have adopted laws similar to the Anti-Kickback Statute and FCA, and may apply to Scancell’s business practices, including, but not limited to, research, distribution, sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental payors, including private insurers. Several states also require certain regulatory licenses to manufacture or distribute products commercially and/or the registration of pharmaceutical sales representatives in the jurisdiction and impose other marketing restrictions or require pharmaceutical companies to make marketing or price disclosures to the state. Similar considerations apply abroad. Outside the United States, interactions between pharmaceutical companies and health care professionals are also governed by strict laws, such as national anti-bribery laws of European countries (including, in the United Kingdom, the UK Bribery Act 2010), national sunshine rules, regulations, industry self-regulation codes of conduct and physicians’ codes of professional conduct. There are state and foreign laws governing the privacy and security of health information, many of which differ from each other in significant ways and often are not preempted by HIPAA, and which may have broader and more stringent requirements governing data privacy and security, thus complicating compliance efforts.
Because of the breadth of these laws and the narrowness of the statutory exceptions and regulatory safe harbors available, it is possible that some of Scancell’s business activities could be subject to challenge under one or more of such laws. Law enforcement authorities are increasingly focused on enforcing fraud and abuse laws, and it is possible that some of Scancell’s practices may be challenged under these laws. Efforts to ensure that Scancell’s current and future business arrangements with third parties, and its business generally, will comply with applicable healthcare laws and regulations will involve substantial costs. If Scancell’s operations, including its arrangements with physicians and other healthcare providers, are found to be in violation of any of such laws or any other governmental regulations that apply to it, Scancell may be subject to penalties, including, without limitation, significant administrative, civil and criminal penalties, damages, fines, disgorgement, contractual damages, reputational harm, diminished profits and future earnings, the curtailment or restructuring of its operations, imprisonment, exclusion from participation in federal and state healthcare programs such as Medicare and Medicaid, additional reporting requirements and/or oversight if Scancell becomes subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws, any of which could adversely affect Scancell’s ability to operate its business and its financial results.
Healthcare legislative reform measures may have a negative impact on Scancell’s business and results of operations.
In the United States and some foreign jurisdictions, there have been, and continue to be, several legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay marketing approval of product candidates, restrict or regulate post-approval activities, and affect Scancell’s ability to profitably sell any product candidates for which it obtains marketing approval. Changes in regulations, statutes or the interpretation of existing regulations could impact Scancell’s business in the future by requiring, for example: (i) changes to its manufacturing arrangements, (ii) additions or modifications to product labeling, (iii) the recall or discontinuation of its products, (iv) restriction on coverage, reimbursement, and pricing for its products, (v) transparency reporting obligations regarding transfers of value to health care professionals or (vi) additional record-keeping requirements. If any such changes were to be imposed, they could adversely affect Scancell’s business, financial condition and results of operations.
Among policy makers in the United States and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and/or expanding access. In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives. For example, the ACA, which was signed into law in 2010, is a sweeping law intended to broaden access to health insurance, reduce or constrain the growth of health care spending, enhance remedies against fraud and abuse, add new transparency requirements for the health care and health insurance industries, impose new taxes and fees on the health industry and impose additional health policy reforms.
There have been executive, judicial and Congressional challenges and amendments to certain aspects of the ACA. For example, on July 4, 2025, the One Big Beautiful Bill Act, or OBBBA, was signed into law, which narrowed access to ACA marketplace exchange enrollment and declined to extend the ACA enhanced advanced premium tax credits that expired at the end of 2025, which, among other provisions in the law, are anticipated to reduce the number of Americans with health insurance. The OBBBA also is expected to reduce Medicaid spending and enrollment by implementing work requirements for some beneficiaries, capping state-directed payments, reducing federal funding, and limiting provider taxes used to fund the program. Scancell expects that additional U.S. federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that the U.S. federal government will pay for healthcare products and services, which could result in reduced demand for Scancell’s product candidates or additional pricing pressures.
The current administration is pursuing policies to reduce regulations and expenditures across government agencies including the U.S. Department of Health and Human Services, or HHS, the FDA, CMS and related agencies. For example, the current administration has announced agreements with several pharmaceutical companies that require the drug manufacturers to offer, through a direct-to-consumer platform (TrumpRx), U.S. patients and Medicaid programs prescription drug Most-Favored-Nation pricing equal to or lower than those paid in other developed nations, with additional mandates for direct-to-patient discounts and repatriation of foreign revenues. Other recent actions include directing agencies to reduce agency workforce and cut programs; directing HHS and other agencies to lower prescription drug costs through a variety of initiatives; imposing tariffs on certain imported pharmaceutical products; and as part of the Make America Health Again Commission’s Strategy Report released in September 2025, working across government agencies to increase enforcement on direct-to-consumer pharmaceutical advertising. Additionally, the current administration recently called on Congress to enact “The Great Healthcare Plan,” to codify and expand Most-Favored Nation pricing, lower government subsidies to private insurance companies, increase healthcare price transparency, expand pharmaceutical drugs available for over-the-counter purchase, and enact restrictions on pharmacy benefit manager payment methodologies, among other things. These actions and policies may significantly reduce U.S. drug prices, potentially impacting manufacturers’ global pricing strategies and profitability, while increasing their operational costs and compliance risks.
There have been, and likely will continue to be, healthcare reform measures, including legislative and regulatory proposals at the foreign, federal and state levels directed at broadening the availability of healthcare and containing or lowering the cost of healthcare. For example, on June 15, 2026, the FDA approved Colorado’s Section 804 Importation Program, or SIP, proposal to import certain drugs from Canada for specific state healthcare programs. It is unclear how this and Florida’s similar program, approved by the FDA in 2024, will be implemented and whether they will overcome potential legal, regulatory, or industry challenges in the United States and/or Canada. The implementation of healthcare reform and other cost containment measures or other healthcare reforms may prevent Scancell from being able to generate revenue, attain profitability, or commercialize its products. Such reforms could have an adverse effect on anticipated revenue from product candidates that Scancell may successfully develop and for which it may obtain regulatory approval and may affect Scancell’s overall financial condition and ability to develop product candidates.
In order to obtain reimbursement for its products in some European countries, including some EU Member States, Scancell may be required to compile additional data comparing the cost-effectiveness of its products to other available therapies. This Health Technology Assessment, or HTA, of medicinal products is becoming an increasingly common part of the pricing and reimbursement procedures in some EU Member States. The HTA Regulation has applied from January 12, 2025, and initially applies to new active substances to treat cancer and to all advanced therapy medicinal products, or ATMPs. It will then be expanded to orphan medicinal products in January 2028, and to all centrally authorized medicinal products as of 2030. The HTA Regulation is intended to harmonize the clinical benefit assessment of HTA across the EU, permitting EU Member States to use common HTA tools, methodologies, and procedures. Individual EU Member States will continue to be responsible for assessing non-clinical aspects of health technologies and making decisions on pricing and reimbursement. If Scancell is unable to maintain favorable pricing and reimbursement status in EU Member States for product candidates that it may successfully develop and for which it may obtain regulatory approval, any anticipated revenue from and growth prospects for those products in the EU could be negatively affected. In light of the fact that the United Kingdom has left the EU, the HTA Regulation does not apply in the United Kingdom. However, MHRA is working with UK HTA bodies and other national organizations, such as the Scottish Medicines Consortium (SMC), the National Institute for Health and Care Excellence (NICE), and the All-Wales Medicines Strategy Group, to introduce new pathways supporting innovative approaches to the safe, timely and efficient development of medicinal products, including, effective as of 31 March 2025, relaunching the Innovative Licensing and Access Pathway with more predicable timelines and closer involvement of the National Health Service.
Scancell is subject to the U.K. Bribery Act 2010, or the Bribery Act, the U.S. Foreign Corrupt Practices Act of 1977, as amended, or the FCPA, and other anti-corruption laws, as well as export control laws, import and customs laws, trade and economic sanctions laws and other laws governing its operations.
Scancell’s operations are subject to anti-corruption laws, including the Bribery Act, the FCPA, the U.S. domestic bribery statute contained in 18 U.S.C. §201, the U.S. Travel Act, and other anti-corruption laws that apply in countries where Scancell does business. The Bribery Act, the FCPA and these other laws generally prohibit Scancell, its employees and its intermediaries from authorizing, promising, offering, or providing, directly or indirectly, improper or prohibited payments, or anything else of value, to government officials or other persons to obtain or retain business or gain some other business advantage. Under the Bribery Act, Scancell may also be liable for failing to prevent a person associated with it from committing a bribery offense. Scancell and its commercial partners operate in a number of jurisdictions that pose a high risk of potential Bribery Act or FCPA violations, and Scancell participates in collaborations and relationships with third parties whose corrupt or illegal activities could potentially subject it to liability under the Bribery Act, FCPA or local anti-corruption laws, even if Scancell does not explicitly authorize or have actual knowledge of such activities. In addition, Scancell cannot predict the nature, scope or effect of future regulatory requirements to which its international operations might be subject or the manner in which existing laws might be administered or interpreted.

Scancell is also subject to other laws and regulations governing its international operations, including regulations administered by the governments of the United Kingdom and the United States, and authorities in the European Union, including applicable export control regulations, economic sanctions and embargoes on certain countries and persons, anti-money laundering laws, import and customs requirements and currency exchange regulations, collectively referred to as the Trade Control laws. Trade Control Laws may restrict Scancell’s ability to export, reexport, or transfer certain of its products without authorization, or may prohibit or restrict its ability to provide products and services to certain countries, territories, entities, or individuals. Trade Controls may also impact Scancell’s ability to source certain products and technologies. Obtaining licensing where required can be a costly and time-consuming process, and the ability to secure licensing cannot be guaranteed. Trade Controls are subject to frequent change, and compliance requires active monitoring.
There is no assurance that Scancell will be completely effective in ensuring its compliance with all applicable anti-corruption laws, including the Bribery Act, the FCPA or other legal requirements, including Trade Control laws. If Scancell is not in compliance with the Bribery Act, the FCPA and other anti-corruption laws or Trade Control laws, it may be subject to criminal and civil penalties, disgorgement and other sanctions and remedial measures, and legal expenses, which could have an adverse impact on Scancell’s business, financial condition, results of operations and liquidity. Likewise, any investigation of any potential violations of the Bribery Act, the FCPA, other anti-corruption laws or Trade Control laws by the United Kingdom, United States or other authorities could also have an adverse impact on Scancell’s reputation, its business, results of operations and financial condition.
Scancell’s activities subject it to various laws relating to foreign investment and its failure to comply with these laws could subject Scancell to substantial fines and other penalties.
Scancell is subject to laws and regulations that regulate foreign person investments in U.S. businesses or U.S. person investments in certain foreign entities. In the United States, these laws include section 721 of the Defense Production Act of 1950, as amended by the Foreign Investment Risk Review Modernization Act of 2018, the regulations administered by the Committee on Foreign Investment in the United States, and the Outbound Investment Security Program, administered by the U.S. Department of the Treasury. Application of these laws may negatively impact Scancell’s business in various ways, including by restricting its access to capital and markets; limiting the collaborations it may pursue; increasing its costs and the time necessary to obtain required authorizations and to ensure compliance; and threatening monetary fines and other penalties.
Scancell and the third parties with whom it works are subject to stringent and evolving U.S. and foreign laws, regulations, rules, contractual obligations, industry standards, policies and other obligations related to data privacy and security. Scancell’s (and the third parties with which it works) actual or perceived failure to comply with such obligations could lead to regulatory investigations or actions, litigation, fines and penalties, disruptions of its business operations, reputational harm, loss of revenue or profits, and other adverse business consequences.
In the ordinary course of business, Scancell collects, receives, stores, processes, generates, uses, transfers, discloses, makes accessible, protects, secures, disposes of, transmits, and shares personal data and other sensitive or confidential information, including proprietary and confidential business data, trade secrets, intellectual property, data collected about trial participants in connection with clinical trials, and sensitive third-party data. Scancell’s data processing activities presently and may in the future subject it to numerous data privacy and security obligations, such as various laws, regulations, guidance, industry standards, external and internal privacy and security policies, contractual requirements, and other obligations relating to data privacy and security.
In the United States, federal, state, and local governments have enacted numerous data privacy and security laws, including data breach notification laws, personal data privacy laws, consumer protection laws, and other similar laws. For example, HIPAA, as amended by HITECH, imposes specific requirements relating to the privacy, security, and transmission of individually identifiable health information. Numerous U.S. states have enacted comprehensive privacy laws that impose certain obligations on covered businesses, including providing specific disclosures in privacy notices and affording residents with certain rights concerning their personal data, such as the right to access, correct, or delete certain personal data, and to opt-out of certain data processing activities. For example, the California Consumer Privacy Act of 2018, as amended by the California Privacy Rights Act of 2020 (“CCPA”) applies to personal data of consumers, business representatives, and employees who are California residents, and requires businesses subject to the CCPA to provide specific disclosures in privacy notices, respond to requests of data subject to exercise certain rights over their personal data, and flow down prescribed contractual terms to third-party service providers. The CCPA provides for statutory fines and allows private litigants affected by certain data breaches to recover significant damages. Similar laws have been enacted in other states, and are being considered in several other states, as well as at the federal and local levels.
Outside of the United States, an increasing number of laws, regulations, and industry standards govern data privacy and security. For example, the General Data Protection Regulation (“GDPR”) as implemented in the EU and U.K. imposes strict requirements for processing personal data. Under the EU GDPR, companies may, particularly in the event of non-compliance, face temporary or definitive bans on data processing and other corrective actions; fines of up to 20 million Euros or 4% of annual global revenue, whichever is greater; or private litigation related to processing of personal data brought by classes of data subjects or consumer protection organizations authorized at law to represent their interests. Similar laws and regulations exist in other jurisdictions where we have in the past, presently and may in the future, conduct clinical trials or otherwise operate.
Scancell’s personnel and third parties providing services in support of Scancell use and may in the future use generative artificial intelligence (“AI”) technologies to perform their work, including without limitation to conduct clinical data analysis. The disclosure and use of personal data in generative AI technologies (including that of third parties) is subject to various privacy obligations as well as exposes such data to security risks. Governments have passed and are likely to pass additional laws and regulations regulating generative AI. Scancell’s use of this technology could result in additional compliance costs, regulatory investigations and actions, and lawsuits.
In the ordinary course of business, Scancell transfers personal data from Europe and other jurisdictions to the United States and other countries. Certain jurisdictions have enacted laws requiring data to be localized or limiting the transfer of personal data to other countries. In particular, the EEA and the U.K. have significantly restricted the transfer of personal data to the United States and other countries whose privacy laws they generally believe are inadequate. Although there are currently various mechanisms that may be used to transfer personal data from the EEA and U.K. to the United States in compliance with law, such as the European Commission’s Standard Contractual Clauses, the U.K. International Data Transfer Agreement and the U.K. Transfer Addendum, and the EU-U.S. Data Privacy Framework and the U.K. extension thereto, these mechanisms are subject to potential legal challenges, and there is no assurance that Scancell can satisfy or rely on these measures to lawfully transfer personal data to the United States. If there is no lawful manner for Scancell to transfer personal data from the EEA, the U.K., or other jurisdictions to the United States and other jurisdictions, or if the requirements for a legally-compliant transfer are too onerous, Scancell could face significant adverse consequences, including the interruption or degradation of its operations, the need to relocate part of or all of its business or data processing activities to other jurisdictions (such as Europe) at significant expense, increased exposure to regulatory actions, substantial fines and penalties, the inability to transfer data and work with partners, vendors and other third parties, and injunctions against its processing or transferring of personal data necessary to operate its business.
Additionally, the U.S. Department of Justice issued a rule entitled the Preventing Access to U.S. Sensitive Personal Data and Government-Related Data by Countries of Concern or Covered Persons, which places additional restrictions on certain data transactions involving countries of concern and covered persons that may impact certain business activities such as vendor engagements, sale or sharing of data, employment of certain individuals, and investor agreements. Compliance with the rule can result in increased costs to implement security safeguards or adjustments to or interruption or degradation of Scancell’s business operations. Violations of the rule could lead to significant civil and criminal fines and penalties.
Obligations related to data privacy and security are quickly changing, becoming increasingly stringent, and creating regulatory uncertainty. Additionally, these obligations may be subject to differing applications and interpretations, which may be inconsistent or conflicting among jurisdictions. Preparing for and complying with these obligations requires Scancell to devote significant resources and may necessitate changes to its services, information technologies, systems, and practices and to those of any third parties with whom it works.

Scancell may at times fail, or be perceived to have failed, in its efforts to comply with its data privacy and security obligations. If Scancell or the third parties with whom it works fail, or are perceived to have failed, to address or comply with applicable data privacy or security obligations, Scancell could face significant consequences, including but not limited to: government enforcement actions such as investigations, fines, penalties, audits, and inspections; litigation including class-action claims; additional reporting requirements and/or oversight; bans on processing personal data; and orders to destroy or not use personal data. In particular, plaintiffs have become increasingly more active in bringing privacy-related claims against companies, including class claims and mass arbitration demands. Some of these claims allow for the recovery of statutory damages on a per violation basis, and, if viable, carry the potential for significant statutory damages, depending on the volume of data and the number of violations. Any of these events could have a material adverse effect on Scancell’s reputation, business, or financial condition.
If Scancell’s information technology systems or those of third parties with whom it works or its data are or were compromised, Scancell could experience adverse consequences resulting from such compromise, including but not limited to regulatory investigations or actions; litigation; fines and penalties; disruptions of its business operations; reputational harm; loss of revenue or profits; and other adverse consequences.
In the ordinary course of its business, Scancell and the third parties with whom it works process sensitive data, and, as a result, Scancell and the third parties with whom it works face a variety of evolving threats which could cause security incidents. Cyberattacks, malicious internet-based activity, online and offline fraud, and other similar activities threaten the confidentiality, integrity, and availability of its sensitive data and information technology system and those of the third parties with whom it works. Such threats are prevalent and continue to rise, are increasingly difficult to detect, and come from a variety of sources, including traditional computer “hackers,” threat actors, “hacktivists,” organized criminal threat actors, personnel (such as through theft or misuse), sophisticated nation states, and nation-state-supported actors.
Some actors now engage and are expected to continue to engage in cyberattacks, including without limitation nation-state actors for geopolitical reasons and in conjunction with military conflicts and defense activities. During times of war and other major conflicts, Scancell and the third parties with whom it works may be vulnerable to a heightened risk of these attacks, including retaliatory cyber-attacks, that could materially disrupt Scancell’s systems and operations, supply chain, and ability to produce, sell and distribute its services.
Scancell and the third parties with whom it works are subject to a variety of evolving threats, including but not limited to social-engineering attacks (including through deep fakes, which may be increasingly more difficult to identify as fake, and phishing attacks), malicious code (such as viruses and worms), malware (including as a result of advanced persistent threat intrusions), denial-of-service attacks, credential stuffing attacks, credential harvesting, personnel misconduct or error, ransomware attacks, supply-chain attacks, software bugs, server malfunctions, software or hardware failures, loss of data or other information technology assets, adware, telecommunications failures, attacks enhanced or facilitated by AI, and other similar threats.
In particular, severe ransomware attacks are becoming increasingly prevalent and can lead to significant interruptions in Scancell’s operations, ability to provide its products or services, loss of sensitive data and income, reputational harm, and diversion of funds. Extortion payments may alleviate the negative impact of a ransomware attack, but Scancell may be unwilling or unable to make such payments due to, for example, applicable laws or regulations prohibiting such payments.
It may be difficult and costly to prevent, detect, investigate, mitigate, contain, and remediate a security incident. Scancell’s efforts to do so may not be successful. Actions taken by Scancell or the third parties with whom it works to prevent, detect, investigate, mitigate, contain, and remediate a security incident could result in outages, data losses, and disruptions of its business. Threat actors may also gain access to other networks and systems after a compromise of Scancell’s networks and systems. For example, threat actors may use an initial compromise of one part of Scancell’s environment to gain access to other parts of its environment, or leverage a compromise of its networks or systems to gain access to the networks or systems of third parties with whom Scancell works, such as through phishing or supply chain attacks.
Remote work has increased risks to Scancell’s information technology systems and data, as Scancell’s personnel utilize network connections, computers and devices outside its premises or network, including working at home, while in transit and in public locations.

Future or past business transactions (such as acquisitions or integrations) expose Scancell to additional cybersecurity risks and vulnerabilities, as its systems could be negatively affected by vulnerabilities present in acquired or integrated entities’ systems and technologies. Furthermore, Scancell may discover security issues that were not found during due diligence of such acquired or integrated entities, and it may be difficult to integrate companies into its information technology environment and security program.
Scancell relies on third parties to operate critical business systems to process sensitive information in a variety of contexts, including, without limitation, contract research organizations, cloud-based infrastructure, data center facilities, encryption and authentication technology, content management platforms, email, and other functions. Scancell’s ability to monitor these third parties’ information security practices is limited, and these third parties may not have adequate information security measures in place. If the third parties with whom it works experience a security incident or other interruption, Scancell could experience adverse consequences. While Scancell may be entitled to damages if the third parties with whom it works fail to satisfy their privacy- or security-related obligations to Scancell, any award may be insufficient to cover Scancell’s damages, or Scancell may be unable to recover such award. In addition, supply-chain attacks have increased in frequency and severity, and Scancell cannot guarantee that third parties’ infrastructure in its supply chain or that of the third parties with whom it works have not been compromised.
While Scancell has implemented security measures designed to protect against security incidents, there can be no assurance that these measures have or will be effective.
Scancell takes steps designed to prevent, detect, mitigate, and remediate vulnerabilities in its information systems (such as its hardware and/or software, including that of third parties with whom it works). Scancell has not and may not in the future, however, detect and remediate all such vulnerabilities including on a timely basis. Further, Scancell has and may in the future experience delays in deploying remedial measures and patches designed to address identified vulnerabilities. Vulnerabilities could be exploited and result in a security incident.
Any of the previously identified or similar threats have in the past and may in the future cause a security incident or other interruption that have in the past and may in the future result in unauthorized, unlawful, or accidental acquisition, modification, destruction, loss, alteration, encryption, disclosure of, or access to Scancell’s sensitive information or its information technology systems, or those of the third parties with whom it works. For example, in March of 2025, a supplier experienced a compromise to its email system which led to an unauthorized party’s effort to divert monetary funds. While that attack did not result in a diversion of Scancell’s funds, this example provides context as to the cyber threat environment Scancell has faced in the past and will continue to face. A security incident or other interruption could disrupt Scancell’s ability (and that of third parties with whom it works) to operate its business. The loss of clinical trial data from completed, ongoing, or planned trials could result in delays in Scancell’s regulatory approval efforts and significantly increase its costs to recover or reproduce the data.
Scancell has in the past and may in the future expend significant resources or modify its business activities to try to protect against security incidents. Certain data privacy and security obligations have required Scancell to implement and maintain specific security measures or industry-standard or reasonable security measures to protect its information technology systems and sensitive information.
Applicable data privacy and security obligations may require Scancell, or Scancell may voluntarily choose, to notify relevant stakeholders, including affected individuals, regulators, and investors, of security incidents, or to take other actions, such as providing credit monitoring and identity theft protection services. Such disclosures and related actions can be costly, and the disclosure or the failure to comply with such applicable requirements could lead to adverse consequences.
Security incidents or perceived security incidents may cause Scancell to experience material adverse consequences, such as government enforcement actions (for example, investigations, fines, penalties, audits, and inspections); additional reporting requirements and/or oversight; restrictions on processing sensitive information (including personal data); litigation (including class claims); indemnification obligations; negative publicity; reputational harm; monetary fund diversions; diversion of management attention; interruptions in its operations (including availability of data); financial loss; and other similar harms. Security incidents and attendant material consequences may prevent or cause patients to not participate in Scancell’s sponsored clinical trials, deter partners from supporting its clinical trial or product development efforts, and negatively impact its ability to grow and operate its business.
Scancell’s contracts may not contain relevant limitations of liability, and even where they do, there can be no assurance that limitations of liability in its contracts are sufficient to protect Scancell from liabilities, damages, or claims related to its data privacy and security obligations.
Scancell cannot be sure that its insurance coverage will be adequate or sufficient to protect it from or to mitigate liabilities arising out of its privacy and security practices, that such coverage will continue to be available on commercially reasonable terms or at all, or that such coverage will pay future claims.
In addition to experiencing a security incident, third parties may gather, collect, or infer sensitive information about Scancell from public sources, data brokers, or other means that reveals competitively sensitive details about its organization and could be used to undermine its competitive advantage or market position.
If Scancell fails to comply with environmental, health and safety laws and regulations, it could become subject to fines or penalties or incur costs that could have a material adverse effect on its business.
Scancell is subject to numerous environmental, health and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment and disposal of hazardous materials and wastes. Scancell’s operations involve the use of hazardous and flammable materials, including chemicals and biological materials, and produce hazardous waste products. Scancell generally contracts with third parties for the disposal of these materials and wastes. Scancell cannot eliminate the risk of contamination or injury from these materials. In the event of contamination or injury resulting from its use of hazardous materials, Scancell could be held liable for any resulting damages, and any liability could exceed its resources. Scancell also could incur significant costs associated with civil or criminal fines and penalties. Furthermore, environmental laws and regulations are complex, change frequently and have tended to become more stringent. Scancell cannot predict the impact of such changes and cannot be certain of its future compliance. Failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions.
Although Scancell maintains workers’ compensation insurance to cover it for costs and expenses it may incur due to injuries to its employees resulting from the use of hazardous materials or other work-related injuries, this insurance may not provide adequate coverage against potential liabilities.
International trade policies, including tariffs, sanctions and trade barriers may adversely affect Scancell’s business, financial condition, results of operations and prospects.
The U.S. government has announced substantial new tariffs affecting a wide range of products and jurisdictions and has indicated an intention to continue developing new trade policies, including with respect to the pharmaceutical industry. In response, certain foreign governments have announced or implemented retaliatory tariffs and other protectionist measures. These developments have created a dynamic and unpredictable trade landscape, which may adversely affect Scancell’s business, results of operations, financial conditions and prospects. For example, in February 2026, the United States Supreme Court invalidated certain tariffs imposed by the U.S. government under emergency statutory authority in 2025. Shortly thereafter, President Trump signed an executive order implementing a new 10% global tariff pursuant to an alternative statutory authority. For example, on February 24, 2026, the U.S. imposed a temporary import surcharge of 10% ad valorem on most articles imported into the U.S. Additionally, following a Section 232 national security investigation into pharmaceutical imports that concluded that imported pharmaceuticals and active pharmaceutical ingredients threaten U.S. national security, President Trump issued a proclamation imposing new tariffs on certain patented pharmaceuticals and associated pharmaceutical ingredients on April 2, 2026. While there are some exclusions, the proclamation established a default tariff rate of 100% on covered patented pharmaceuticals and ingredients, with reduced rates for companies that have entered into approved onshoring plans and/or qualifying most-favored-nation pricing agreements, and the tariffs took effect for certain named companies on July 31, 2026 and are scheduled to take effect for all other companies on September 29, 2026. These rules are subject to future changes, which may impact Scancell’s supply chain and create uncertainty in the broader pharmaceutical industry.

Current or future tariffs or other trade barriers may result in increased research and development expenses for Scancell, including with respect to increased costs associated with active pharmaceutical ingredients, raw materials, laboratory equipment and research materials and components. In addition, such tariffs may increase Scancell’s supply chain complexity and could also potentially disrupt its existing supply chain. Unlike consumer goods, pharmaceuticals face unique regulatory constraints that make rapid supply chain adjustments particularly difficult and costly.
The complexity of announced or future tariffs may also increase the risk that Scancell or its suppliers may be subject to civil or criminal enforcement actions related to compliance with trade regulations. Foreign governments may also adopt non-tariff measures, such as procurement preferences or informal disincentives to engage with, purchase from or invest in U.S. entities, which may limit Scancell’s ability to compete internationally and attract non-U.S. investment, employees, customers and suppliers. Foreign governments may also take other retaliatory actions against U.S. entities, such as decreased intellectual property protection, increased enforcement actions, or delays in regulatory approvals, which may result in heightened international legal and operational risks.
Risks Related to Commercialization
Scancell operates in a highly competitive and rapidly changing industry, which may result in others acquiring, developing, or commercializing competing products before or more successfully than Scancell does.
The biopharmaceutical and pharmaceutical industries are highly competitive and subject to significant and rapid technological change. Scancell’s success is highly dependent on its ability to develop and obtain marketing approval for new products on a cost-effective basis and to market them successfully. If iSCIB1+ or Modi-1 is approved, Scancell will face intense competition from a variety of businesses, including large, fully integrated pharmaceutical companies, specialty pharmaceutical companies, and biopharmaceutical companies in the United States, Europe, and other jurisdictions that are developing cancer vaccines, checkpoint inhibitor combinations, oncolytic viruses, TCR-based therapies, TIL cell therapies, neoantigen vaccines, and other immuno-oncology products. These organizations may have significantly greater resources than Scancell has and may be able to develop, manufacture, and commercialize products that compete with Scancell’s product candidates more rapidly and effectively than Scancell can.
In particular, Scancell expects to face significant competition for iSCIB1+ in first-line advanced melanoma from: (i) current standard-of-care regimens including doublet checkpoint therapy (ipilimumab and nivolumab) and pembrolizumab; (ii) other cancer vaccine approaches in clinical development for melanoma, including neoantigen mRNA vaccines in development by Moderna; (iii) other immuno-oncology combination approaches in clinical development; (iv) BRAF/MEK-targeted therapies for BRAF-mutant patients; and (v) any future approvals in adjuvant or advanced melanoma that could alter the treatment paradigm. Some of Scancell’s current and potential competitors have significantly greater resources and capabilities than Scancell, and Scancell may not be able to compete effectively. The highly competitive nature of and rapid technological changes in the biopharmaceutical and pharmaceutical industries could render Scancell’s product candidates obsolete, less competitive, or uneconomical before or after they are approved.
Scancell also anticipates that new companies will enter these markets in the future. If Scancell successfully develops and commercializes any of iSCIB1+, Modi-1, or its GlyMab antibody candidates, they will compete with existing therapies and new therapies that may become available in the future. The highly competitive nature of and rapid technological changes in the biopharmaceutical and pharmaceutical industries could render Scancell’s product candidates obsolete, less competitive, or uneconomical. Scancell’s competitors may, among other things:
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have significantly greater name recognition, financial, manufacturing, marketing, drug development, technical, and human resources than Scancell does, and future mergers and acquisitions in the biopharmaceutical and pharmaceutical industries may result in even more resources being concentrated in Scancell’s competitors;

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develop and commercialize products that are safer, more effective, less expensive, more convenient, or easier to administer, or have fewer or less severe effects, or in certain cases could be curative for the condition;

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obtain quicker regulatory approval;

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establish superior proprietary positions covering Scancell’s products and technologies;

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implement more effective approaches to sales and marketing; or

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form more advantageous strategic alliances.

Smaller and other early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These third parties compete with Scancell in recruiting and retaining qualified scientific and management personnel; establishing clinical trial sites and patient registration; and in acquiring technologies complementary to, or necessary for, Scancell’s programs. Scancell’s commercial opportunity could be reduced or eliminated if its competitors develop and commercialize products that are more effective, have fewer or less severe side effects, are more convenient or are less expensive than Scancell’s product candidates. Scancell’s competitors may also obtain FDA, European Commission following an opinion from the EMA, or other regulatory approval for their product candidates more rapidly than Scancell may obtain approval for its own product candidates, which could result in Scancell’s competitors establishing or strengthening their market position before Scancell is able to enter the market.
Scancell may seek and fail to obtain Fast Track Designation or Breakthrough Therapy Designation by the FDA, access to the PRIME scheme by the EMA, or equivalent designations by the MHRA for its product candidates. Even if Scancell obtains such designations or access, they may not lead to faster development or regulatory review or approval, and they do not increase the likelihood that Scancell’s product candidates will receive marketing approval.
The FDA has granted Fast Track Designation to iSCIB1+. Fast Track Designation is intended to expedite or facilitate the process for reviewing drugs that treat serious or life-threatening conditions and fill an unmet medical need. However, Fast Track Designation does not ensure that Scancell will receive expedited review of, or ultimate approval for, any regulatory submission for iSCIB1+. The FDA may rescind Fast Track Designation if it determines that the criteria are no longer met. Scancell may also seek Breakthrough Therapy Designation from the FDA for iSCIB1+ or other product candidates, and may seek access to the EMA’s PRIME scheme, which is intended to expedite the development and review of product candidates that show a potential to address to a significant extent an unmet medical need, based on early clinical data or the Innovative License Access Pathway, or equivalent designations from the MHRA. However, there is no assurance that Scancell will receive any such designation. Even if obtained, these designations may not actually lead to a faster development process, review, or approval compared to product candidates considered for approval under conventional FDA, EU, or MHRA procedures. If Scancell does not obtain or loses Fast Track, Breakthrough Therapy, PRIME, or equivalent designations, Scancell’s development of its product candidates could be delayed, which would adversely affect its business, financial condition, results of operations, and prospects.
The successful commercialization of Scancell’s product candidates will depend in part on the extent to which governmental authorities and health insurers establish adequate coverage, reimbursement levels, and pricing policies. Failure to obtain or maintain coverage and adequate reimbursement for Scancell’s product candidates, if approved, could limit its ability to market those products and decrease its ability to generate revenue.
The availability and adequacy of coverage and reimbursement by governmental healthcare programs such as Medicare and Medicaid, private health insurers, and other third-party payors are essential for most patients to be able to afford prescription medications such as Scancell’s product candidates, assuming approval. Scancell’s ability to achieve acceptable levels of coverage and reimbursement for products by governmental authorities, private health insurers, and other organizations will have an effect on Scancell’s ability to successfully commercialize its product candidates. Assuming Scancell obtains coverage for its product candidates by a third-party payor, the resulting reimbursement payment rates may not be adequate or may require co-payments that patients find unacceptably high. Scancell cannot be sure that coverage and reimbursement in the United States, the EU, the United Kingdom, or elsewhere will be available for its product candidates or any product that Scancell may develop, and any reimbursement that may become available may be decreased or eliminated in the future.
Third-party payors increasingly are challenging prices charged for pharmaceutical products and services, and many third-party payors may refuse to provide coverage and reimbursement for particular drugs or biologics when an equivalent generic drug, biosimilar, or a less expensive therapy is available. It is possible that a third-party payor may consider Scancell’s product candidates as substitutable and only offer to reimburse patients for the less expensive product. Even if Scancell shows improved efficacy or improved convenience of administration with its product candidates, pricing of existing drugs may limit the amount Scancell will be able to charge for its product candidates. These payors may deny or revoke the reimbursement status of a given product or establish prices for new or existing marketed products at levels that are too low to enable Scancell to realize an appropriate return on its investment in its product candidates. If reimbursement is not available or is available only at limited levels, Scancell may not be able to successfully commercialize its product candidates, and may not be able to obtain a satisfactory financial return on Scancell’s product candidates.
There is significant uncertainty related to the insurance coverage and reimbursement of newly approved products. In the United States, third-party payors, including private and governmental payors, such as the Medicare and Medicaid programs, play an important role in determining the extent to which new drugs and biologics will be covered. The Medicare and Medicaid programs increasingly are used as models in the United States for how private payors and other governmental payors develop their coverage and reimbursement policies for drugs and biologics. Some third-party payors may require pre-approval of coverage for new or innovative devices or drug therapies before they will reimburse healthcare providers who use such therapies. It is difficult to predict at this time what third-party payors will decide with respect to the coverage and reimbursement for Scancell’s product candidates.
No uniform policy for coverage and reimbursement for products exists among third-party payors in the United States. Therefore, coverage and reimbursement for products can differ significantly from payor to payor. As a result, the coverage determination process is often a time-consuming and costly process that will require Scancell to provide scientific and clinical support for the use of its product candidates to each payor separately, with no assurance that coverage and adequate reimbursement will be applied consistently or obtained in the first instance. Furthermore, rules and regulations regarding reimbursement change frequently, in some cases at short notice, and Scancell believes that changes in these rules and regulations are likely.
Scancell’s operations are also subject to extensive governmental price controls and other market regulations in the United Kingdom and other countries outside of the United States, and Scancell believes the increasing emphasis on cost-containment initiatives in European and other countries have and will continue to put pressure on the pricing and usage of its product candidates. In many countries, the prices of medical products are subject to varying price control mechanisms as part of national health systems. Other countries allow companies to fix their own prices for medical products, but monitor and control company profits. Additional foreign price controls or other changes in pricing regulation could restrict the amount that Scancell is able to charge for its product candidates. Accordingly, in markets outside the United States, the reimbursement for Scancell’s product candidates may be reduced compared with the United States and may be insufficient to generate commercially reasonable revenue and profits.
Moreover, increasing efforts by governmental and third-party payors in the United States and abroad to cap or reduce healthcare costs may cause such organizations to limit both coverage and the level of reimbursement for newly approved products and, as a result, they may not cover or provide adequate payment for Scancell’s product candidates. For example, HHS imposes rebates on many Medicare Part B and Medicare Part D products to penalize price increases that outpace inflation. In addition, HHS has been empowered to negotiate the price of certain single-source biologics that have been on the market for at least eleven (11) years covered under Medicare as part of the Medicare Drug Price Negotiation Program. Each year up to twenty (20) products will be selected by HHS for the Medicare Drug Price Negotiation Program. Products subject to the Medicare Drug Price Negotiation Program are expected to experience a significant reduction in reimbursement from the Medicare program on a per unit basis. Scancell expects to experience pricing pressures in connection with the sale of its product candidates due to the trend toward managed health care, the increasing influence of health maintenance organizations, and additional legislative changes. The downward pressure on healthcare costs in general, particularly prescription drugs and biologics and surgical procedures and other treatments, has become intense. As a result, increasingly high barriers are being erected to the entry of new products.

Scancell’s existing and future product candidates may not gain market acceptance among oncologists, patients, health systems, and other members of the medical community, in which case Scancell’s ability to generate product revenues will be compromised.
Even if the FDA, MHRA, European Commission following an opinion from the EMA, or any other regulatory authority approves the marketing of Scancell’s product candidates, whether developed by Scancell alone or with a collaborator, physicians, healthcare providers, patients, and the medical community may not accept or use Scancell’s product candidates. The degree of market acceptance of Scancell’s product candidates will depend on a variety of factors, including:
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the timing of market introduction;

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the number and clinical profile of competing products in the melanoma, head and neck, renal cell carcinoma, and other targeted tumor spaces;

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the clinical indications for which Scancell’s product candidates are approved;

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Scancell’s ability to provide acceptable evidence of safety and efficacy;

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the prevalence and severity of any side effects;

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relative convenience and ease of administration;

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the requirement for HLA testing of patients prior to prescribing iSCIB1+, which may be seen as an additional administrative or logistical burden;

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the relative convenience and ease of administration, including the use of the Stratis® needle-free injection device;

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cost-effectiveness compared with alternative therapies;

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marketing and distribution support;

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the availability of adequate coverage and reimbursement and adequate payment from health maintenance organizations and other insurers, both public and private; and

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other potential advantages over alternative treatment methods.

If Scancell’s product candidates fail to gain market acceptance, Scancell’s ability to generate revenues will be adversely affected. Even if Scancell’s product candidates achieve market acceptance, the market may prove not to be large enough to allow Scancell to generate significant revenues.
Scancell currently has limited commercial infrastructure and intends, in certain cases, to seek strategic relationships with third parties for the commercialization of its product candidates. If Scancell is unable to develop its own commercial capabilities or enter into appropriate arrangements, it may not be successful in commercializing its product candidates.
Scancell has limited commercial infrastructure and currently has no marketing, sales, or distribution capabilities and no experience with marketing, selling, or distributing pharmaceutical products. Scancell currently has no strategic relationships in place for the commercialization of iSCIB1+ or Modi-1. If iSCIB1+ and Modi-1 are approved, Scancell’s ability to successfully commercialize these product candidates will depend on its ability to either establish commercial capabilities directly or enter into strategic relationships with pharmaceutical or biopharmaceutical partners who can commercialize these products on its behalf. These arrangements may require Scancell to relinquish substantial commercial rights, and any revenue Scancell receives will depend upon the terms and performance of any such arrangements, which may not be favorable or adequate. If Scancell is unable to develop commercial capabilities or enter into appropriate collaboration or partnering arrangements on acceptable terms or at all, Scancell may not be able to successfully commercialize its product candidates, and Scancell’s future product revenue will suffer and it may incur significant losses.
Any product candidates for which Scancell intends to seek approval as biologic products in the United States may face competition sooner than anticipated.
In the United States, the Biologics Price Competition and Innovation Act of 2009 (the “BPCIA”) created an abbreviated approval pathway for biological products that are biosimilar to or interchangeable with an

FDA-licensed reference biological product. Under the BPCIA, an application for a biosimilar product may not be submitted to the FDA until four years following the date that the reference product was first licensed by the FDA. In addition, the approval of a biosimilar product may not be made effective by the FDA until 12 years from the date on which the reference product was first licensed. During this 12-year period of exclusivity, another company may still market a competing version of the reference product if the FDA approves a full BLA for the competing product containing the sponsor’s own pre-clinical data and data from adequate and well-controlled clinical trials to demonstrate the safety, purity, and potency of its product. The law is complex and is still being interpreted and implemented by the FDA. As a result, its ultimate impact, implementation, and meaning are subject to uncertainty. While it is uncertain when processes intended to implement the BPCIA may be fully adopted by the FDA, any such processes could adversely affect the future commercial prospects for any biological products.
Scancell believes that if any product candidate is approved as a biological product under a BLA, it should qualify for the 12-year period of exclusivity. However, there is a risk that this exclusivity could be shortened due to congressional action or otherwise, or that the FDA will not consider Scancell’s product candidates to be reference products for competing products, potentially creating the opportunity for generic competition sooner than anticipated. Other aspects of the BPCIA, some of which may impact the BPCIA exclusivity provisions, have also been the subject of recent litigation. Moreover, the extent to which a biosimilar, once approved, will be substituted for a reference product in a way that is similar to traditional generic substitution for non-biological products is not yet clear, and will depend on a number of marketplace and regulatory factors that are still developing.
In the EU, marketing authorization applications for products that are biosimilar to an already authorized biological product, the so-called reference product, can rely on the safety and efficacy data contained in the dossier of the reference product. To qualify as a biosimilar product the marketing authorization applicant must demonstrate, through comprehensive comparability studies with the reference product, that its product is: (i) highly similar to the reference product notwithstanding the natural variability inherent to all biological medicines, and (ii) that there are no clinically meaningful differences between the biosimilar and the reference product in terms of safety, quality, and efficacy. Biosimilars can only be authorized for use after the period of exclusivity of the reference biological medicine has expired. In general, this means that the biological reference product must have been authorized for at least 10 years before a biosimilar can be made available by another company.
Risks Related to Scancell’s Dependence on Third Parties
Scancell relies, and expects to continue to rely, on third parties, including independent investigators and CROs, to conduct its clinical trials. If these CROs do not successfully carry out their contractual duties or meet expected deadlines, Scancell may not be able to obtain regulatory approval for or commercialize its product candidates, or such approval or commercialization may be delayed, and its business could be substantially harmed.
Scancell has relied upon and plans to continue to rely upon independent clinical investigators and CROs to conduct its clinical trials and to monitor and manage data for its ongoing clinical programs. Scancell relies on these parties for the execution of Scancell’s clinical trials and controls only certain aspects of these parties’ activities. Nevertheless, Scancell is responsible for ensuring that each of its studies and trials is conducted in accordance with the applicable protocol and legal, regulatory and scientific standards, and its reliance on these third parties does not relieve Scancell of its regulatory responsibilities. Scancell and its independent investigators and CROs are required to comply with GxP requirements, which are regulations and guidelines enforced by the FDA, the Competent Authorities of the Member States of the European Economic Area, and comparable foreign regulatory authorities for all of Scancell’s product candidates in clinical development. Regulatory authorities enforce these GxP requirements through periodic inspections of trial sponsors, principal investigators and trial sites. If Scancell fails to exercise adequate oversight over any of its independent investigators or CROs or if Scancell or any of its independent investigators or CROs fail to comply with applicable GxP requirements, the clinical data generated in Scancell’s clinical trials may be deemed unreliable and the FDA, the EMA, or comparable foreign regulatory authorities may require Scancell to perform additional clinical trials before approving its marketing applications. Scancell cannot assure you that upon a regulatory inspection of Scancell or its independent investigators or CROs, such regulatory authority will determine that any of Scancell’s clinical trials complies with GxP requirements. Scancell’s failure to comply with these regulations may require it to repeat clinical trials, which would delay the regulatory approval process.
Further, these independent investigators and CROs are not Scancell’s employees and Scancell is not able to control, other than by contract, the amount of resources, including time, which they devote to Scancell’s clinical trials. If Scancell’s independent investigators or CROs fail to devote sufficient resources to the development of Scancell’s product candidates, or if their performance is substandard, it may delay or compromise the prospects for approval and commercialization of Scancell’s product candidates. In addition, the use of third-party service providers requires Scancell to disclose its proprietary information to these parties, which could increase the risk that this information is misappropriated.
If any of Scancell’s relationships with its independent investigators or CROs terminate, it may not be able to enter into arrangements with alternative independent investigators or CROs or to do so on commercially reasonable terms. Switching or adding additional investigators or CROs involves additional cost and potential delays and requires Scancell’s management’s time and focus. In addition, there is a natural transition period when a new independent investigator or CRO commences work. As a result, delays could occur, which could materially impact Scancell’s ability to meet its desired clinical development timelines.
If Scancell’s independent investigators or CROs do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the clinical data they obtain is compromised due to a failure to adhere to Scancell’s clinical protocols, regulatory requirements, or for other reasons, Scancell’s clinical trials may be extended, delayed, or terminated and Scancell may not be able to obtain regulatory approval for or successfully commercialize its product candidates. As a result, Scancell’s results of operations and the commercial prospects for its product candidates would be harmed, its costs could increase and its ability to generate revenue could be delayed.
Scancell relies on a single-source supplier for the proprietary needle-free delivery system integral to its SCIB1/iSCIB1+ program, and any failure or disruption in that supply could materially delay or prevent the clinical development and commercialization of its product candidates.
Scancell entered into a license and supply agreement with PharmaJet, Inc. (“PharmaJet”), the sole commercial supplier of the Stratis® needle-free injection system (the “Delivery System”), which Scancell uses to administer iSCIB1+ in Scancell’s clinical trials and which Scancell intends to use for commercialization, if Scancell’s product candidate is approved. PharmaJet is the only source from which Scancell can obtain the Delivery System, and Scancell has no alternative source of supply. Scancell’s use of a single-source supplier exposes Scancell to significant risks, including:
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disruptions in the supply, manufacturing, or delivery of the Delivery System resulting from any operational, financial, or regulatory difficulties experienced by PharmaJet;

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PharmaJet’s inability or unwillingness to supply the Delivery System in sufficient quantities or on commercially reasonable terms;

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loss of PharmaJet’s regulatory clearances or certifications for the Delivery System, including the FDA 510(k) marketing clearance, CE Mark, or WHO prequalification status upon which Scancell’s clinical trial authorizations or regulatory submissions rely;

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modifications to the Delivery System that require additional regulatory submissions by Scancell or otherwise adversely affect Scancell’s product development program;

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termination of Scancell’s agreement with PharmaJet, or PharmaJet’s cessation of operations, whether due to financial difficulties, acquisition by a third party, or otherwise.

Any reduction or interruption in the supply of the Delivery System could delay or halt Scancell’s clinical trials, require Scancell to amend its regulatory submissions or investigational new drug application, or prevent Scancell from administering iSCIB1+ to patients. Because Scancell’s regulatory submissions are tied to the use of the Delivery System, substituting an alternative delivery system would likely require Scancell to seek new regulatory approval or authorization, conduct additional clinical studies, and incur significant additional cost and delay, with no assurance that any such approval would be obtained.

PharmaJet is a privately held company, and accordingly Scancell has limited visibility into its financial condition, manufacturing capacity, or operational continuity. Scancell cannot guarantee that PharmaJet will have sufficient manufacturing capacity to meet its commercial supply requirements if Scancell’s product candidate is approved. If Scancell is unable to secure adequate supply of the Delivery System on acceptable terms, or if Scancell is required to transition to an alternative delivery mechanism, Scancell’s ability to develop, obtain regulatory approval for, and commercialize iSCIB1+ could be materially and adversely affected.
Scancell currently relies on third-party contract manufacturing organizations (“CMOs”) for the production of clinical supply of Scancell’s product candidates and intends to rely on CMOs for the production of commercial supply of Scancell’s product candidates, if approved. Scancell’s dependence on CMOs may impair the development of Scancell’s product candidates and may impair the commercialization of its product candidates, which would adversely impact its business and financial position.
Scancell has limited personnel with experience in manufacturing, and does not own facilities for manufacturing its product candidates. Instead, Scancell relies on and expects to continue to rely on CMOs for the supply of cGMP grade clinical trial materials and commercial quantities of Scancell’s product candidates, if approved. Reliance on CMOs may expose Scancell to more risk than if it were to manufacture its own product candidates. Scancell has established manufacturing arrangements with CMOs for the production of clinical supplies of iSCIB1+, Modi-1, and its GlyMab antibody candidates, including successfully transferring the manufacturing process for iSCIB1+ to a commercial-scale manufacturing facility.
The facilities used to manufacture Scancell’s product candidates must be approved by the FDA, the national competent authorities of EU Member States, the MHRA, and comparable foreign authorities pursuant to inspections. While Scancell provides oversight of manufacturing activities, it does not and will not control the execution of its manufacturing activities by, and is or will be essentially dependent on, its CMOs for compliance with cGMP requirements for the manufacture of its product candidates. As a result, Scancell is subject to the risk that its product candidates may have manufacturing defects that Scancell has limited ability to prevent. If a CMO cannot successfully manufacture material that conforms to Scancell’s specifications and the regulatory requirements, Scancell may not be able to secure or maintain regulatory approval for the use of its investigational medicinal products in clinical trials, or for commercial distribution of its product candidates, if approved. In addition, Scancell has limited control over the ability of its CMOs to maintain adequate quality control, quality assurance and qualified personnel. If the FDA, national competent authorities of EU Member States, the MHRA or comparable foreign regulatory authority does not approve these facilities for the manufacture of Scancell’s product candidates or if it withdraws any such approval in the future, Scancell may need to find alternative manufacturing facilities, which would delay its development program and significantly impact its ability to develop, obtain regulatory approval for or commercialize its product candidates, if approved. In addition, any failure to achieve and maintain compliance with these laws, regulations and standards could subject Scancell to the risk that it may have to suspend the manufacturing of its product candidates or that obtained approvals could be revoked. Furthermore, CMOs may breach existing agreements they have with Scancell because of factors beyond Scancell’s control. CMOs may also terminate or refuse to renew their agreement at a time that is costly or otherwise inconvenient for Scancell. In addition, the manufacture of biologics involves expensive and complex processes and worldwide capacity at CMOs for the manufacture of biologics is currently limited. If Scancell were to be unable to find an adequate CMO or another acceptable solution in time, Scancell’s clinical trials could be delayed or its commercial activities could be harmed.
Scancell relies on and will continue to rely on CMOs to purchase from third-party suppliers the raw materials necessary to produce Scancell’s product candidates. Scancell does not and will not have control over the process or timing of the acquisition of these raw materials by Scancell’s CMOs. Moreover, Scancell currently does not have any agreements for the production of these raw materials. Supplies of raw material could be interrupted from time to time and Scancell cannot be certain that alternative supplies could be obtained within a reasonable timeframe, at an acceptable cost, or at all. In addition, a disruption in the supply of raw materials could delay the commercial launch of Scancell’s product candidates, if approved, or result in a shortage in supply, which would impair Scancell’s ability to generate revenues from the sale of its product candidates. Growth in the costs and expenses of raw materials may also impair Scancell’s ability to cost effectively manufacture its product candidates. There are a limited number of suppliers for the raw materials that Scancell may use to manufacture its product candidates and Scancell may need to assess alternate suppliers to prevent a possible disruption of the manufacture of its product candidates.
Finding new CMOs or third-party suppliers involves additional cost and requires Scancell’s management’s time and focus. In addition, there is typically a transition period when a new CMO commences work. Although Scancell generally does not begin a clinical trial unless it believes it has on hand, or will be able to obtain, a sufficient supply of Scancell’s product candidates to complete the clinical trial, any significant delay in the supply of its product candidates or the raw materials needed to produce its product candidates, could considerably delay conducting its clinical trials and potential regulatory approval of its product candidates.
As part of its manufacture of Scancell’s product candidates, its CMOs and third-party suppliers are expected to comply with and respect the proprietary rights of others. If a CMO or third-party supplier fails to acquire the proper licenses or otherwise infringes the proprietary rights of others in the course of providing services to Scancell, Scancell may have to find alternative CMOs or third-party suppliers or defend against claims of infringement, either of which would significantly impact Scancell’s ability to develop, obtain regulatory approval for or commercialize its product candidates, if approved.
Scancell intends to enter into strategic relationships with third parties, based on a product-by-product assessment, for the development of some of its product candidates. If Scancell fails to enter into these arrangements, its business, development and commercialization prospects could be adversely affected.
Scancell’s development program for its product candidates, particularly as they enter late-stage development, will require substantial additional funds. Scancell currently intends to enter into a strategic relationship with a pharmaceutical or biopharmaceutical company for the continued development and commercialization of iSCIB1+ and Modi-1, and Scancell may take the same approach for other product candidates.
These types of development arrangements are complex and time-consuming to negotiate and document, and Scancell may not be able to enter into these arrangements on favorable terms or at all. In addition, Scancell faces significant competition from other companies in seeking out these types of development arrangements. If Scancell is successful in entering into such an arrangement, it will be subject to other risks, including its inability to control the amount of time and resources the third party will dedicate to its product candidates, financial or other difficulties experienced by such third party, relinquishing important rights to such third party, and the arrangement failing to be profitable to Scancell.
If Scancell is unable to enter into an appropriate arrangement for the development of iSCIB1+, Modi-1, or other product candidates, Scancell may have to reduce, delay, or terminate the development of such product candidates. If Scancell, instead, decides to increase its expenditures to fund development activities on its own, it will need to obtain additional capital, which may not be available to it on acceptable terms or at all. As a result, Scancell’s business may be substantially harmed.
Risks Related to Scancell’s Intellectual Property
Scancell relies on patents and other intellectual property rights to protect its product candidates, the obtainment, enforcement, defense and maintenance of which may be challenging and costly. Failure to enforce or protect these rights adequately could harm Scancell’s ability to compete and impair its business.
Scancell’s commercial success depends in part on obtaining and maintaining patents and other forms of intellectual property protection, for example, for compositions-of-matter of its product candidates, formulations of its product candidates, polymorphs, salts and analogs of its product candidates, methods used to manufacture its product candidates, methods for manufacturing of the final drug products, and methods of using its product candidates for the treatment of the indications Scancell is developing or plans to develop, or on in-licensing such rights. Scancell’s patent portfolio comprises patents and patent applications covering iSCIB1+, Modi-1 and the Moditope platform, and the GlyMab antibody platform and specific antibody candidates. There is no assurance that Scancell’s pending patent applications will result in issued patents, or if issued as patents, will include claims with sufficient scope of coverage to protect Scancell’s product candidates, or that any pending patent applications will be issued as patents in a timely manner. Failure to obtain, maintain or extend adequate patent and other intellectual property rights could adversely affect Scancell’s ability to develop and market its product candidates, resulting in harm to its business.
The patent prosecution process is expensive and time-consuming. Scancell or its licensors may not be able to prepare, file and prosecute all necessary or desirable patent applications for a commercially reasonable cost or in a timely manner or in all jurisdictions. It is also possible that Scancell or its licensors may fail to identify patentable aspects of inventions made in the course of development and commercialization activities before it is too late to obtain patent protection for them. Moreover, depending on the terms of any future in-licenses to which Scancell may become a party, Scancell may not have the right to control the preparation, filing and prosecution of patent applications, or to maintain the patents, covering technology in-licensed from third parties. Therefore, these patents and patent applications may not be prosecuted and enforced in a manner consistent with the best interests of Scancell’s business.
Further, the issuance, scope, validity, enforceability, and commercial value of Scancell’s and its current or future licensors’ patent rights are highly uncertain. Scancell’s and its licensors’ pending and future patent applications may not result in issued patents that protect Scancell’s technology or product candidates, in whole or in part, or that effectively prevent others from commercializing competitive technologies and products. The patent examination process may require Scancell or its licensors to narrow the scope of the claims of Scancell’s or its licensors’ pending and future patent applications, which may limit the scope of patent protection that may be obtained. Scancell cannot assure that all of the potentially relevant prior art relating to Scancell’s patents and patent applications has been found. If such prior art exists, it can invalidate a patent or prevent a patent application from being issued as a patent. Even if patent applications do successfully issue as patents and even if such patents cover Scancell’s product candidates, third parties may initiate an opposition, interference, reexamination, post grant review, inter partes review, nullification or derivation action in courts or before patent offices, or similar proceedings challenging the validity, enforceability, or scope of such patents, which may result in the patent claims being narrowed or invalidated. Scancell’s and its licensors’ patent applications cannot be enforced against third parties practicing the technology claimed in such applications unless and until a patent issues from such patent applications, and then only to the extent the issued claims cover the technology.
Because patent applications are confidential for a period of time after filing, and some remain so until issued, Scancell cannot be certain that Scancell or its licensors were the first to file any patent application related to Scancell’s product candidates. Furthermore, in the United States, if third parties have filed such patent applications on or before March 15, 2013, the date on which the United States changed from a first to invent to a first to file patent system, an interference proceeding can be initiated by such third parties to determine who was the first to invent any of the subject matter covered by the patent claims of Scancell’s applications. If third parties have filed such applications after March 15, 2013, a derivation proceeding can be initiated by such third parties to determine whether Scancell’s invention was derived from such third parties’ product candidates. Even where Scancell has a valid and enforceable patent, Scancell may not be able to exclude others from practicing its invention where the other party can show that they used the invention in commerce before Scancell’s filing date or the other party benefits from a compulsory license.
Scancell enjoys only limited geographical protection with respect to certain patents and may not be able to protect its intellectual property rights throughout the world.
Filing and prosecuting patent applications and defending patents covering Scancell’s product candidates in all countries throughout the world would be prohibitively expensive. Competitors may use Scancell’s and its licensors’ technologies in jurisdictions where Scancell has not obtained patent protection to develop the competitor’s own products and, further, may export otherwise infringing products to territories where Scancell and its licensors have patent protection, but enforcement rights are not as strong as that in the United States or Europe. These products may compete with Scancell’s product candidates, and Scancell’s and its licensors’ patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.
In addition, Scancell may decide to abandon national and regional patent applications before grant. The examination of each national or regional patent application is an independent proceeding. As a result, patent applications in the same family may issue as patents in some jurisdictions, such as in the United States, but may issue as patents with claims of different scope or may even be refused in other jurisdictions, such as in China, which has different requirements for patentability, including a stringent requirement for a detailed description of medical uses of a claimed drug. It is also quite common that depending on the country, the scope of patent protection may vary for the same product candidate or technology.
The laws of some jurisdictions do not protect intellectual property rights to the same extent as the laws or rules and regulations in the United States and Europe, and many companies have encountered significant difficulties in protecting and defending such rights in such jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets and other intellectual property protection, which could make it difficult for Scancell to stop the infringement of its patents or marketing of competing products in violation of Scancell’s proprietary rights generally. Proceedings to enforce Scancell’s patent rights in other jurisdictions, whether or not successful, could result in substantial costs and divert Scancell’s efforts and attention from other aspects of its business, could put its patents at risk of being invalidated or interpreted narrowly and its patent applications at risk of not issuing as patents, and could provoke third parties to assert claims against Scancell. Scancell may not prevail in any lawsuits that it initiates and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, Scancell’s efforts to enforce its intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that Scancell develops or licenses. Furthermore, while Scancell intends to protect its intellectual property rights in its expected significant markets, it cannot ensure that it will be able to initiate or maintain similar efforts in all jurisdictions in which Scancell may wish to market its product candidates. Accordingly, Scancell’s efforts to protect its intellectual property rights in such countries may be inadequate, which may have an adverse effect on Scancell’s ability to successfully commercialize its product candidates in all of its expected significant foreign markets. If Scancell or its licensors encounter difficulties in protecting, or are otherwise precluded from effectively protecting, the intellectual property rights important for Scancell’s business in such jurisdictions, the value of these rights may be diminished and Scancell may face additional competition from others in those jurisdictions.
Some countries also have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, some countries limit the enforceability of patents against government agencies or government contractors. In those countries, the patent owner may have limited remedies, which could materially diminish the value of such patents. If Scancell or any of its licensors is forced to grant a license to third parties with respect to any patents relevant to Scancell’s business, its competitive position may be impaired.
Scancell’s patents and other proprietary rights may not adequately protect Scancell’s technologies and product candidates, and may not necessarily address all potential threats to Scancell’s competitive advantage.
The degree of protection afforded by Scancell’s intellectual property rights is uncertain because intellectual property rights have limitations, and may not adequately protect Scancell’s business, or permit it to maintain its competitive advantage. The following examples are illustrative:
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others may be able to make compounds that are the same as or similar to Scancell’s product candidates but that are not covered by the claims of the patents that Scancell owns or has exclusively licensed;

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the patents of third parties may impair Scancell’s ability to develop or commercialize its product candidates;

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the patents of third parties may be extended beyond the expected patent term and thus may impair Scancell’s ability to develop or commercialize its product candidates;

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Scancell or its licensors or any future strategic collaborators might not have been the first to conceive or reduce to practice the inventions covered by the issued patents or pending patent applications that Scancell owns or has exclusively licensed;

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Scancell or Scancell’s licensors or any future strategic collaborators might not have been the first to file patent applications covering Scancell’s inventions, its product candidates, or uses of the product candidates in the indications under Scancell’s development or to be developed;

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it is possible that the pending patent applications that Scancell owns or has exclusively licensed may not lead to issued patents;

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issued patents that Scancell owns or has exclusively licensed may not provide it with any competitive advantage, or may be held invalid or unenforceable, as a result of legal challenges by Scancell’s competitors;

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issued patents that Scancell owns or has exclusively licensed may not provide coverage for all aspects of Scancell’s product candidates in all countries, such as for uses of Scancell’s product candidates in the indications under Scancell’s development or to be developed;

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others may independently develop similar or alternative technologies or duplicate any of Scancell’s technologies without infringing Scancell’s intellectual property rights;

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Scancell’s competitors might conduct research and development activities in countries where Scancell does not have patent rights and then use the information learned from such activities to develop competitive products for sale in Scancell’s major commercial markets;

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others performing manufacturing or testing for Scancell using its products or technologies could use the intellectual property of others without obtaining a proper license;

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Scancell’s or its licensors’ inventions or technologies may be found to be not patentable; and

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Scancell may not develop additional technologies that are patentable.

Scancell may become subject to third parties’ claims alleging infringement of third party patents and proprietary rights, or Scancell may be involved in lawsuits to protect or enforce Scancell’s patents and other proprietary rights, which could be costly and time consuming, delay or prevent the development and commercialization of Scancell’s product candidates, or put Scancell’s patents and other proprietary rights at risk.
Scancell’s commercial success depends, in part, upon its ability to develop, manufacture, market, and sell its product candidates without alleged or actual infringement, misappropriation, or other violation of the patents and proprietary rights of third parties. Litigation relating to patents and other intellectual property rights in the biopharmaceutical and pharmaceutical industries is common, including patent infringement lawsuits and interferences, oppositions, reexamination, post grant review and inter partes review proceedings before the U.S. Patent and Trademark Office (the “USPTO”) and foreign patent offices. The various markets in which Scancell plans to operate are subject to frequent and extensive litigation regarding patents and other intellectual property rights. In addition, many companies in intellectual property-dependent industries, including in the biopharmaceutical and pharmaceutical industries, have employed intellectual property litigation as a means to gain an advantage over their competitors. Numerous U.S., European, and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which Scancell is developing product candidates. Some claimants may have substantially greater resources than Scancell has and may be able to sustain the costs of complex intellectual property litigation to a greater degree and for longer periods of time than Scancell could. In addition, patent holding companies that focus solely on extracting royalties and settlements by enforcing patent rights may target Scancell. As the biopharmaceutical and pharmaceutical industries expand and more patents are issued, the risk increases that Scancell’s product candidates may be subject to claims of infringement of the intellectual property rights of third parties.
Scancell may be subject to third-party claims of infringement in the U.S. and other jurisdictions. Even if Scancell believes such claims are without merit, a court of competent jurisdiction could hold that these third-party patents are valid, enforceable and infringed, and the holders of any such patents may be able to block Scancell’s ability to commercialize the applicable product candidate unless Scancell obtained a license under the applicable patents, or until such patents expire or are finally determined to be invalid or unenforceable. Similarly, if any third-party patents were held by a court of competent jurisdiction to cover aspects of Scancell’s compositions, formulations, or methods of treatment, prevention, or use, the holders of any such patents may be able to block Scancell’s ability to develop and commercialize the applicable product candidate unless Scancell obtained a license or until such patent expires or is finally determined to be invalid or unenforceable. In addition, defending such claims would cause Scancell to incur substantial expenses and could cause it to pay substantial damages, if it is found to be infringing a third party’s patent rights. These damages potentially include increased damages and attorneys’ fees if Scancell is found to have infringed such rights willfully.

Further, if a patent infringement suit is brought against Scancell or its third-party service providers, Scancell’s development, manufacturing or sales activities relating to the product or product candidate that is the subject of the suit may be delayed or terminated. As a result of patent infringement claims, or in order to avoid potential infringement claims, Scancell may choose to seek, or be required to seek, a license from the third party, which would be likely to include a requirement to pay license fees or royalties or both. These licenses may not be available on acceptable terms or at all. Even if a license can be obtained on acceptable terms, the rights may be nonexclusive, which would give Scancell’s competitors access to the same intellectual property rights. If Scancell is unable to enter into a license on acceptable terms, it could be prevented from commercializing one or more of its product candidates, or forced to modify such product candidates, or to cease some aspect of Scancell’s business operations, which could harm its business significantly. Scancell might, if possible, also be forced to redesign its product candidates so that it no longer infringes the third-party intellectual property rights, which may result in significant cost and delay to Scancell, or which redesign could be technically infeasible. Any of these events, even if Scancell were ultimately to prevail, could require Scancell to divert substantial financial and management resources that Scancell would otherwise be able to devote to its business.
If Scancell were to initiate legal proceedings against a third party to enforce a patent covering one of its product candidates, the defendant could counterclaim that Scancell’s patent is invalid or unenforceable. In patent litigation in the United States and in Europe, defendant counterclaims alleging invalidity or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, for example, lack of novelty, obviousness, or non-enablement. Third parties might allege unenforceability of Scancell’s patents because someone connected with prosecution of the patent withheld relevant information, or made a misleading statement, during prosecution. The outcome of proceedings involving assertions of invalidity and unenforceability during patent litigation is unpredictable. With respect to the validity of patents, for example, Scancell cannot be certain that there is no invalidating prior art of which Scancell and the patent examiner were unaware during prosecution. There is a risk that in connection with such proceedings, a court will decide that a Scancell patent is invalid or unenforceable, in whole or in part, and that Scancell does not have the right to stop the other party from using the invention at issue. If a defendant were to prevail on a legal assertion of invalidity or unenforceability, Scancell would lose at least part, and perhaps all, of the patent protection on Scancell’s product candidates. There is also a risk that, even if the validity of such patents is upheld, the court will construe the patent’s claims narrowly or decide that Scancell does not have the right to stop the other party from using the invention at issue on the grounds that Scancell’s patent claims do not cover the invention. Even if Scancell establishes infringement, the court may decide not to grant an injunction against further infringing activity and instead award only monetary damages, which may or may not be an adequate remedy. An adverse outcome in a litigation or proceeding involving one or more of Scancell’s patents could limit its ability to assert those patents against those parties or other competitors, and may curtail or preclude Scancell’s ability to exclude third parties from making and selling similar or competitive products. In addition, if the breadth or strength of protection provided by Scancell’s patents is threatened, it could dissuade companies from collaborating with Scancell to license, develop, or commercialize its current or future product candidates. Furthermore, Scancell’s patents and other intellectual property rights also will not protect its technology if competitors design around Scancell’s protected technology without infringing its patents or other intellectual property rights.
Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of Scancell’s confidential information could be compromised by disclosure during this type of litigation. Even if resolved in Scancell’s favor, litigation or other legal proceedings relating to intellectual property claims may cause Scancell to incur significant expenses and could distract Scancell’s technical and management personnel from its normal responsibilities. Such litigation or proceedings could substantially increase Scancell’s operating losses and reduce its resources available for development activities. Scancell may not have sufficient financial or other resources to adequately conduct such litigation or proceedings. Some of Scancell’s competitors may be able to sustain the costs of such litigation or proceedings more effectively than Scancell can because of their substantially greater financial resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have an adverse effect on Scancell’s ability to compete in the marketplace. There could also be public announcements of the results of hearings, motions, or other interim proceedings or developments. If securities analysts or investors view these announcements in a negative light, the price of the Scancell ADSs could be adversely affected.

Scancell may not identify relevant third-party patents or may incorrectly interpret the relevance, scope or expiration of a third-party patent which might adversely affect Scancell’s ability to develop, manufacture and market its product candidates.
Scancell cannot guarantee that any of its, its licensors’, or the previous owners’ patent searches or analyses, including but not limited to the identification of relevant patents, the scope of patent claims, or the expiration of relevant patent applications or patents, are complete or thorough, nor can Scancell be certain that it has identified each and every third-party patent and patent application in the United States, Europe and elsewhere that is relevant to or necessary for the commercialization of Scancell’s product candidates in any jurisdiction. For example, in the United States, patent applications that will not be filed outside the United States, remain confidential until those patent applications issue as patents. Patent applications in the United States, EU, and elsewhere are published approximately 18 months after the earliest filing for which priority is claimed, with such earliest filing date being commonly referred to as the priority date. Therefore, patent applications covering Scancell’s product candidates could have been filed by others without Scancell’s knowledge, including any such patent applications that may claim priority from patent applications for patents that Scancell has determined will expire before it commercializes its products. Additionally, pending patent applications that have been published can, subject to certain limitations, be later amended in a manner that could cover Scancell’s product candidates or the use of Scancell’s product candidates. Moreover, as Scancell studies its product candidates during development, Scancell may learn new information regarding their structure, composition, properties, or functions that may render third-party patent applications or patents that Scancell had not identified as being, or that Scancell had not believed to be, relevant to its product candidates instead to be relevant to or necessary for the commercialization of Scancell’s product candidates in a jurisdiction. The scope of a patent claim is determined by an interpretation of the law, the written disclosure in the patent, and the patent’s prosecution history. Scancell’s interpretation of the relevance or the scope of a patent or a pending patent application may be incorrect. Scancell may incorrectly determine that its product candidates are not covered by a third-party patent or may incorrectly predict whether a third party’s pending patent application will issue with claims of relevant scope. Scancell’s determination of the expiration date or the possibility of an extension of patent term of any patent in the United States, Europe, or elsewhere that Scancell considers relevant also may be incorrect. Any of the foregoing circumstances, failures, or errors may negatively impact Scancell’s ability to develop and market its product candidates.
If Scancell fails to comply with its obligations under its existing and any future intellectual property licenses with third parties, it could lose license rights that are important to its business, and its business may be substantially harmed as a result.
Scancell is party to, and may enter into additional, license agreements with third parties under which Scancell licenses or in-licenses certain intellectual property related to its business. Scancell’s existing license agreements impose and any future license agreements are likely to impose various diligence, milestone payment, royalty, insurance and other obligations on Scancell. Any uncured, material breach under these license agreements could result in the loss of Scancell’s rights to practice such in-licensed intellectual property, and could compromise its development and commercialization efforts for any current or future product candidates.
Scancell may not be successful in maintaining necessary rights to its product candidates or obtaining patent or other intellectual property rights important to its business through acquisitions and in-licenses.
Scancell currently owns and has in-licensed rights to intellectual property, including patents, patent applications and know-how, relating to its product candidates, and its success will likely depend on maintaining these rights. Because Scancell’s programs may require the use of proprietary rights held by third parties, the growth of Scancell’s business will likely depend in part on its ability to continue to acquire, in-license, maintain, or use these proprietary rights. In addition, Scancell’s product candidates may require specific formulations to work effectively and the rights to those formulations or methods of making those formulations may be held by others. Scancell may be unable to acquire or in-license any compositions, methods of use, processes, or other third-party intellectual property rights that Scancell identifies as necessary for the development and commercialization of its product candidates. The licensing and acquisition of third-party intellectual property rights is a competitive area, and a number of more established companies also are pursuing strategies to license or acquire third-party intellectual property rights that Scancell may consider attractive. These established companies may have a competitive advantage over Scancell due to their size, cash resources, and greater clinical development and commercialization capabilities.
In addition, companies that perceive Scancell to be a competitor may be unwilling to assign or license rights to Scancell. Scancell may also be unable to license or acquire third-party intellectual property rights on a timely basis, on terms that would allow it to make an appropriate return on its investment, or at all. Even if Scancell is able to obtain a license to intellectual property of interest, Scancell may not be able to secure exclusive rights, in which case others could use the same rights and compete with Scancell. If Scancell is unable to successfully obtain a license to third-party intellectual property rights necessary for the development of its product candidates or a development program on acceptable terms, it may have to abandon development of its product candidates or that development program.
Obtaining and maintaining Scancell’s patent protection depends on compliance with various procedural, document submission, fee payment, and other requirements imposed by governmental patent agencies, and Scancell’s patent protection could be reduced or eliminated for non-compliance with these requirements.
Periodic maintenance and annuity fees on any issued patent are due to be paid to the USPTO and foreign patent agencies over the lifetime of a patent. In addition, the USPTO and other foreign patent agencies require compliance with a number of procedural, documentary, fee payment, and other similar provisions during the patent application process. While an inadvertent failure to make payment of such fees or to comply with such provisions can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which such non-compliance will result in the abandonment or lapse of the patent or patent application, and the partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of a patent or patent application include failure to respond to official actions within prescribed time limits, and non-payment of fees and failure to properly legalize and submit formal documents within prescribed time limits. If Scancell or its licensors fail to maintain the patents and patent applications covering its product candidates or if it or its licensors otherwise allow its patents or patent applications to be abandoned or lapse, Scancell’s competitors might be able to enter the market, which would hurt its competitive position and could impair Scancell’s ability to successfully commercialize Scancell’s product candidates in any indication for which they are approved.
Scancell may be subject to claims challenging the inventorship of its patents and other intellectual property.
Although Scancell is not currently experiencing any claims challenging the inventorship of its patents and patent applications or ownership of its intellectual property, it may in the future be subject to claims that former employees or other third parties have an interest in its patents or other intellectual property as an inventor or co-inventor. While it is Scancell’s policy to require its employees and contractors who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to Scancell, Scancell may be unsuccessful in executing such an agreement with each party who, in fact, conceives or develops intellectual property that Scancell regards as its own. For example, the assignment of intellectual property rights may not be self-executing or the assignment agreements may be breached, or Scancell may have inventorship disputes arise from conflicting obligations of consultants or others who are involved in developing Scancell’s product candidates. Litigation may be necessary to defend against these and other claims challenging inventorship. If Scancell fails in defending any such claims, in addition to paying monetary damages, Scancell may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property. Even if Scancell is successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.
Changes in patent laws or patent jurisprudence could diminish the value of patents in general, thereby impairing Scancell’s ability to protect its product candidates.
As is the case with other biopharmaceutical and pharmaceutical companies, Scancell’s success is heavily dependent on intellectual property, particularly patents. Obtaining and enforcing patents in the biopharmaceutical and pharmaceutical industries involve both technological complexity and legal complexity. Therefore, obtaining and enforcing biopharmaceutical and pharmaceutical patents is costly, time-consuming and inherently uncertain. In addition, the America Invents Act (the “AIA”), which was passed in September 2011, resulted in significant changes to the U.S. patent system.
An important change introduced by the AIA is that, as of March 16, 2013, the United States transitioned to a “first-to-file” system for deciding which party should be granted a patent when two or more patent applications are filed by different parties claiming the same invention. A third party that files a patent application in the USPTO after that date but before Scancell could therefore be awarded a patent covering an invention of its product candidates even if it made the invention before it was made by the third party. This will require Scancell to be cognizant going forward of the time from invention to filing of a patent application, but circumstances could prevent Scancell from promptly filing patent applications on its inventions.
Among some of the other changes introduced by the AIA are changes to the limitation where a patent may be challenged, thus providing opportunities for third parties to challenge any issued patent in the USPTO. This applies to all of Scancell’s U.S. patents, even those issued before March 16, 2013. Because of a lower evidentiary standard in USPTO proceedings compared to the evidentiary standard in U.S. federal courts necessary to invalidate a patent claim, a third party could potentially provide evidence in a USPTO proceeding sufficient for the USPTO to hold a claim invalid even though the same evidence would be insufficient to invalidate the claim if first presented in a district court action.
Accordingly, a third party may attempt to use the USPTO proceedings to invalidate Scancell’s patent claims that would not have been invalidated if first challenged by the third party as a defendant in a district court action. It is not clear what, if any, impact the AIA will have on the operation of Scancell’s business. However, the AIA and its implementation could increase the uncertainties and costs surrounding the prosecution of Scancell’s or its licensors’ patent applications and the enforcement or defense of Scancell’s or its licensors’ issued patents.
Additionally, the Federal Circuit and U.S. Supreme Court has ruled on several patent cases in recent years either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. For example, in 2023, in Amgen Inc. v. Sanofi, the Supreme Court held broad claims to antibodies invalid as lacking enablement, illustrating the challenge in obtaining claims to biological products. In addition to increasing uncertainty with regard to Scancell’s ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on decisions by Congress, the federal courts and the USPTO, the laws and regulations governing patents could change in unpredictable ways that could weaken Scancell’s ability to obtain new patents or to enforce its existing patents and patents that it might obtain in the future. Similarly, the complexity and uncertainty of European patent laws have also increased in recent years. In addition, the European patent system is relatively stringent in the type of amendments that are allowed during prosecution. Complying with these laws and regulations could limit Scancell’s ability to obtain new patents in the future that may be important for its business.
Many of Scancell’s products or product candidates may rely on multiple patents with different expiration dates. If one or more patents were invalidated or required to be terminally disclaimed as a result of obviousness-type double patenting, Scancell’s expected period of market exclusivity could be reduced, potentially enabling competitors to enter the market earlier than anticipated.
If Scancell does not obtain protection under the Hatch-Waxman Amendments and similar non-U.S. legislation for extending the term of patents covering its product candidates, its ability to compete effectively could be impaired.
Depending upon the timing, duration and conditions of FDA marketing approval of Scancell’s product candidates, one or more of its U.S. patents may be eligible for patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, referred to as the Hatch Waxman Amendments. The Hatch Waxman Amendments permit a patent term extension of up to five years for a patent covering an approved product or method of use as compensation for patent term lost during product development and the FDA regulatory review process. A patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval. Similar patent term extensions may be available in other jurisdictions. For example, a Supplementary Protection Certificate in Europe may be applied for approval to recover some of the time lost between the patent application filing date and the date of first marketing authorization. In the United Kingdom, equivalent supplementary protection certificate legislation continues to apply following Brexit. However, Scancell may not receive an extension if it fails to apply within applicable deadlines, fails to apply prior to expiration of relevant patents, or otherwise fails to satisfy applicable requirements. Moreover, the length of the extension could be less than Scancell requests. If Scancell is unable to obtain patent term extension or the term of any such extension is less than it requests, the period during which it can enforce its patent rights for that product will be shortened and its competitors may obtain approval to market competing products sooner. As a result, Scancell’s revenue from applicable products could be reduced, possibly materially.
If Scancell’s trademarks and trade names are not adequately protected, it may not be able to build name recognition in its markets of interest and its competitive position may be adversely affected.
Scancell currently owns registered trademarks. Scancell may not be able to obtain trademark protection in territories that it considers of significant importance. In addition, any of Scancell’s trademarks or trade names, whether registered or unregistered, may be challenged, opposed, infringed, cancelled, circumvented or declared generic, or determined to be infringing on other marks, as applicable. Scancell may not be able to protect its rights to these trademarks and trade names, which it will need to build name recognition by potential collaborators or customers in Scancell’s markets of interest. Over the long term, if Scancell is unable to establish name recognition based on its trademarks and trade names, it may not be able to compete effectively and its business may be adversely affected.
If Scancell is unable to protect the confidentiality of its trade secrets and know-how, its business and competitive position would be harmed.
Scancell considers proprietary trade secrets and confidential know-how and unpatented know-how to be important to its business. In addition to seeking patents for some of Scancell’s technology and product candidates, Scancell may also rely on trade secrets or confidential know-how to protect its technology, especially where patent protection is believed to be of limited value. However, trade secrets and confidential know-how are difficult to maintain as confidential.
To protect this type of information against disclosure or appropriation by competitors, Scancell’s policy is to require its employees, consultants, contractors and advisors to enter into confidentiality agreements with Scancell. Scancell also seeks to preserve the integrity and confidentiality of its data, trade secrets, and know-how by maintaining physical security of its premises and physical and electronic security of its information technology systems. Monitoring unauthorized uses and disclosures is difficult, and Scancell cannot know whether the steps it has taken to protect its proprietary technologies will be effective. In addition, current or former employees, consultants, contractors, and advisers may unintentionally or willfully disclose Scancell’s confidential information to competitors, and confidentiality agreements may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. Scancell therefore cannot guarantee that its trade secrets and other proprietary and confidential information will not be disclosed or that competitors will not otherwise gain access to its trade secrets. Enforcing a claim that a third party obtained illegally and is using trade secrets or confidential know-how is expensive, time consuming, and unpredictable. The enforceability of confidentiality agreements may vary from jurisdiction to jurisdiction. Furthermore, if a competitor lawfully obtained or independently developed any of Scancell’s trade secrets, Scancell would have no right to prevent such competitor from using that technology or information to compete with it, which could harm its competitive position. Additionally, if the steps taken to maintain Scancell’s trade secrets are deemed inadequate, it may have insufficient recourse against third parties for misappropriating the trade secret.
Failure to protect or maintain trade secrets and confidential know-how could adversely affect Scancell’s business and its competitive position. Moreover, Scancell’s competitors may independently develop substantially equivalent proprietary information and may even apply for patent protection in respect of the same. If successful in obtaining such patent protection, Scancell’s competitors could limit Scancell’s use of Scancell’s own trade secrets or confidential know-how.

Scancell may be subject to claims by third parties asserting that Scancell or Scancell’s employees have misappropriated third party intellectual property, or claiming ownership of what Scancell regards as Scancell’s own intellectual property. These claims may be costly to defend and if Scancell does not successfully do so, it may be required to pay monetary damages and lose valuable intellectual property rights or personnel.
Some of Scancell’s employees, including its senior management, were previously employed at other biopharmaceutical or pharmaceutical companies, including its competitors or potential competitors. Some of these employees executed proprietary rights, non-disclosure and non-competition agreements in connection with such previous employment. Although Scancell tries to ensure that its employees do not use the know-how, trade secrets, or other proprietary information of others in their work for Scancell, Scancell may be subject to claims that it or these employees have used or disclosed confidential information or intellectual property, including know-how, trade secrets, or other proprietary information, of any such employee’s former employer. Litigation may be necessary to defend against these claims.
If Scancell fails in prosecuting or defending any such claims, in addition to paying monetary damages, it may lose valuable intellectual property rights or personnel. A loss of key research personnel or its work product could hamper or undermine Scancell’s ability to develop and commercialize its product candidates, which would severely harm its business. In addition, if such intellectual property rights were to be awarded to a third party, Scancell could be required to obtain a license from such third party to commercialize its technology or products. Such a license may not be available on commercially reasonable terms or at all, which could hamper or undermine Scancell’s ability to develop and commercialize its product candidates, which would severely harm its business. Even if Scancell successfully prosecutes or defends against such claims, litigation could result in substantial costs and distract management from the development and commercialization of Scancell’s product candidates.
Risks Related to Employee Matters and Managing Growth
Scancell’s future growth and ability to compete depends on retaining its key personnel and recruiting additional qualified personnel.
Scancell’s success depends upon the continued contributions of its key management, including all of its senior management team, and scientific and technical personnel, many of whom have been instrumental for Scancell and have substantial experience in cancer immunotherapy, oncology, and the biopharmaceutical and pharmaceutical industries. The loss of key managers and senior physicians or scientists could delay Scancell’s development activities. In addition, the competition for qualified personnel in the biopharmaceutical and pharmaceutical fields is intense, and Scancell’s future success depends upon its ability to attract, retain and motivate highly skilled scientific, technical, and managerial employees. Scancell faces competition for personnel from other companies and organizations. If Scancell’s recruitment and retention efforts are unsuccessful in the future, it may be difficult for Scancell to achieve its development objectives, raise additional capital, and implement its business strategy.
Scancell expects to expand its development, regulatory, and sales and marketing capabilities, and as a result, Scancell may encounter difficulties in managing its growth, which could disrupt its operations.
Scancell expects to experience significant growth in the number of its employees and the scope of its operations, particularly in the areas of clinical development, regulatory affairs, and sales and marketing. To manage Scancell’s anticipated future growth, Scancell must continue to implement and improve its managerial, operational and financial systems, expand its facilities or acquire new facilities, and continue to recruit and train additional qualified personnel. Due to Scancell’s limited financial resources and the limited experience of its management team in managing a company with such anticipated growth, Scancell may not be able to effectively manage the expansion of its operations or recruit and train additional qualified personnel. The expansion of Scancell’s operations may lead to significant costs and may divert its management and business development resources. Any inability to manage growth could delay the execution of Scancell’s business plans or disrupt its operations.

THE NEUPHORIA SPECIAL MEETING
Date, Time and Place of Neuphoria Special Meeting
The Neuphoria Special Meeting is scheduled to be held at        , local time, on        , 2026. The Neuphoria Special Meeting will be held virtually over the internet by means of a live audio webcast. On or about        , 2026, Neuphoria commenced mailing this proxy statement/prospectus and the enclosed form of proxy card to its stockholders entitled to vote at the Neuphoria Special Meeting.
Check-in will begin at       and Neuphoria stockholders should allow ample time for the check-in procedures.
Purpose of Neuphoria Special Meeting
At the Neuphoria Special Meeting, Neuphoria stockholders will be asked to consider and vote on:
1.
the Merger Proposal;

2.
the Advisory Vote Proposal; and

3.
the Adjournment Proposal.

Recommendation of the Neuphoria Board of Directors
•
The Neuphoria Board has determined that the transactions contemplated by the Merger Agreement are fair to, advisable and in the best interests of Neuphoria and its stockholders, and has approved and declared advisable the merger agreement and such transactions. The Neuphoria Board unanimously recommends that Neuphoria stockholders vote “FOR” the Merger Proposal to adopt the Merger Agreement and thereby approve the transactions contemplated by the Merger Agreement.

•
The Neuphoria Board has determined and believes that the approval, on a non-binding, advisory basis, of the transaction-related named executive officer compensation is advisable to, and in the best interests of, Neuphoria and its stockholders, and has approved and adopted the proposal. The Neuphoria Board unanimously recommends that Neuphoria stockholders vote “FOR” the Advisory Vote Proposal to approve, on a non-binding, advisory basis, of the transaction-related named executive officer compensation.

•
The Neuphoria Board has determined and believes that adjourning the Neuphoria Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the Merger Proposal is advisable to, and in the best interests of, Neuphoria and its stockholders, and has approved and adopted the proposal. The Neuphoria Board unanimously recommends that Neuphoria stockholders vote “FOR” the Adjournment Proposal to adjourn the Neuphoria Special Meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of the Merger Proposal.

The Neuphoria Board unanimously recommends that Neuphoria stockholders vote “FOR” the Merger Proposal, “FOR” the Advisory Vote Proposal and “FOR” the Adjournment Proposal.
Consummation of the merger is conditioned on approval of the Merger Proposal. If you abstain or fail to vote on the Merger Proposal, it will have the same effect as a vote “AGAINST” the Merger Proposal. Consummation of the Merger is not conditioned on the approval of the Advisory Vote Proposal or the Adjournment Proposal.
Who Can Vote at the Neuphoria Special Meeting
Only Neuphoria stockholders of record at the close of business on       , 2026, the record date for the Neuphoria Special Meeting, and other persons holding valid proxies for the special meeting are entitled to notice of, to attend and to vote at the Neuphoria Special Meeting.
As of the record date, there were       shares of Neuphoria Common Stock, par value $0.00001 per share, issued and outstanding. Each share of Common Stock is entitled to one vote on each matter properly brought before the meeting.

In accordance with Delaware law, a list of stockholders entitled to vote at the meeting will be available at the meeting, and for 10 days prior to the meeting,       and virtually at       , between the hours of 9:00 a.m. and 4:00 p.m., local time.
Neuphoria stockholders and their proxies will be admitted to the Neuphoria Special Meeting beginning at        , 2026, local time, on        , 2026. Neuphoria stockholders and their proxies should be prepared to present a form of government-issued photo identification, such as a driver’s license, state-issued identification card, or passport. In addition, Neuphoria stockholders who are record holders will have their ownership verified against the list of record holders as of the record date prior to being admitted to the meeting. Neuphoria stockholders who are not record holders but hold shares through a broker or other nominee (i.e., in “street name”) should provide proof of beneficial ownership at the close of business on the record date, such as a letter from their broker or other nominee reflecting their stock ownership as of the record date for the meeting. Anyone who does not provide photo identification or comply with the other procedures outlined above upon request will not be admitted to the special meeting.
Vote Required for Approval
Quorum
A quorum will be present if at least a majority in voting power of the stock issued and outstanding and entitled to vote as of the record date is present virtually, or represented by proxy at the Neuphoria Special Meeting. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker or other nominee) or if you vote virtually at the Neuphoria Special Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairperson of the special meeting or a majority in voting power of the stockholders entitled to vote at the meeting, virtually, or represented by proxy may adjourn the Neuphoria Special Meeting to another time or date.
Required Vote
Approval of the Merger Proposal requires the affirmative vote of holders of a majority of the outstanding shares of Neuphoria Common Stock entitled to vote thereon. Approval of the Advisory Vote Proposal and the Adjournment Proposal each requires the affirmative vote of a majority of the votes cast affirmatively or negatively by holders of shares of Neuphoria Common Stock present virtually or represented by proxy at the Neuphoria Special Meeting.
Effect of Not Voting and Abstentions
Abstentions and broker “non-votes” count as present for establishing the quorum described above. A broker “non-vote” may occur on an item when a broker is not permitted to vote on that item without instructions from the beneficial owner of the shares, and such instructions have not been provided by the beneficial owner. Under Nasdaq rules, brokers do not have discretionary authority to vote on non-routine matters. A “broker non-vote” occurs when a broker submits a proxy that states that the broker votes for at least one proposal, but does not vote for proposals on non-routine matters because the broker has not received instructions from the beneficial owners on how to vote and thus does not have discretionary authority to vote on those proposals. Because all of the matters to be considered at the Neuphoria Special Meeting are non-routine and brokers will not have discretionary authority to vote on any of the proposals to be voted on at the Neuphoria Special Meeting, Neuphoria does not expect to receive any broker non-votes. If broker non-votes were received, they would have the same effect as a vote “AGAINST” the Merger Proposal, assuming a quorum is present, but would not have any impact on the outcome of the Advisory Vote Proposal or the Adjournment Proposal.
Failures to attend the Neuphoria Special Meeting (virtually or by proxy) and vote will also not be counted for purposes of determining whether a quorum is present and will have no effect on the Advisory Vote Proposal or the Adjournment Proposal. An abstention will also have no effect on the Advisory Vote Proposal or the Adjournment Proposal. An abstention or a failure to attend the Neuphoria Special Meeting (virtually or by proxy) and vote will have the same effect as a vote “AGAINST” the Merger Proposal, assuming a quorum is present.

Adjournments
If there is no quorum, the chairperson of the special meeting or a majority in voting power of the stockholders entitled to vote at the meeting, present or virtually, or represented by proxy may adjourn the Neuphoria Special Meeting to another time or date.
Even if a quorum is present, the Neuphoria Special Meeting could be adjourned in order to provide more time to solicit additional proxies in favor of adopting the Merger Proposal if sufficient votes are cast in favor of the Adjournment Proposal. If the adjournment is for more than 30 days or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting must be given to each stockholder of record entitled to vote at the Neuphoria Special Meeting.
Share Ownership of Directors and Executive Officers of Neuphoria
At the close of business on the record date for the Neuphoria Special Meeting, directors and executive officers of Neuphoria (together with certain of their respective affiliates) beneficially owned and were entitled to vote approximately           % of the shares of Neuphoria Common Stock outstanding on that date. Simultaneously, with the execution and delivery of the Merger Agreement, certain of the directors and executive officers of Neuphoria who are stockholders of Neuphoria, in their respective capacities as stockholders of Neuphoria (together with certain of their respective affiliates), entered into support agreements with Neuphoria pursuant to which such individuals granted an irrevocable proxy to Neuphoria, among other things, to vote their respective shares of Neuphoria Common Stock in favor of the adoption of the Merger Agreement.
Voting Procedures
Method of Voting
Neuphoria stockholders are being asked to vote both shares held directly in their name as stockholders of record and any shares they hold in “street name” as beneficial owners. Shares of Neuphoria Common Stock held in “street name” are shares held in a stock brokerage account or shares held by a bank or other nominee. The method of voting differs for shares held as a record holder and shares held in street name. Record holders will receive proxy cards. Holders of shares in street name will receive voting instruction cards from their brokers or nominees seeking instruction as to how to vote.
Proxy cards and voting instruction cards are being solicited on behalf of the Neuphoria Board from Neuphoria stockholders in favor of approval of the Merger Proposal, the Advisory Vote Proposal and the Adjournment Proposal.
Submitting Proxies or Voting Instructions
Whether Neuphoria stockholders hold shares of Neuphoria Common Stock directly as stockholders of record or in street name, Neuphoria stockholders may direct the voting of their shares without attending the Neuphoria Special Meeting. Neuphoria stockholders may vote by granting proxies or, for shares held in street name, by submitting voting instructions to their brokers or nominees.
Record holders of shares of Neuphoria Common Stock may submit proxies by completing, signing and dating their proxy cards for the Neuphoria Special Meeting and mailing them in the accompanying pre-addressed envelopes. Neuphoria stockholders who hold shares in “street name” may vote by mail by completing, signing and dating the voting instruction cards for the Neuphoria Special Meeting provided by their brokers or nominees and mailing them in the accompanying pre-addressed envelopes. Proxies and voting instruction forms submitted by mail must be received no later than        , 2026 at 11:59 p.m. Eastern Time to be voted at the Neuphoria Special Meeting. Neuphoria stockholders may also submit proxies over the Internet at the web address shown on the proxy card or by calling the telephone number shown on the proxy card. The Internet and telephone voting facilities will close at 11:59 p.m., Eastern Time, on        , 2026. The availability of Internet and telephone voting for shares held in “street name” will depend on the voting processes of your broker or other nominee.

If Neuphoria stockholders of record do not include instructions on how to vote their properly signed proxy cards for the Neuphoria Special Meeting, their shares will be voted “FOR” the Merger Proposal, the Advisory Vote Proposal and the Adjournment Proposal, and in the discretion of the proxy holders on any other business that may properly come before the Neuphoria Special Meeting.
If Neuphoria stockholders holding shares of Neuphoria Common Stock in “street name” do not provide voting instructions, their shares will not be considered to be votes cast on the Merger Proposal, the Advisory Vote Proposal or the Adjournment Proposal.
Stockholders of record of Neuphoria Common Stock may also vote virtually at the Neuphoria Special Meeting by attending the meeting and submitting their proxy cards or by filling out a ballot virtually or at the special meeting.
If shares of Neuphoria Common Stock are held by Neuphoria stockholders in street name, those Neuphoria stockholders may not vote their shares virtually at the Neuphoria Special Meeting unless they bring or submit a signed proxy from the record holder giving them the right to vote their shares and fill out a ballot virtually or at the special meeting.
Contact for Questions and Assistance in Voting
Any Neuphoria stockholder who has a question about the proposals or how to vote or revoke a proxy, or who wishes to obtain additional copies of this proxy statement/prospectus, should contact:
Sodali & Co.
430 Park Avenue, 14th Floor
New York, NY 10022
Stockholders and All Others Call Toll Free: (800) 662-5200
Banks and Brokers Call: (203) 658-9400
Email: NEUP@investor.sodali.com
If you need additional copies of this proxy statement/prospectus or voting materials, you should contact           as described above or Neuphoria Investor Relations at the following address and telephone number:
Neuphoria Therapeutics, Inc.
Attention: Investor Relations
14 Milliston Road, Box 195
Millis, Massachusetts 02054
Telephone number: (339) 240-6066
Revoking Proxies or Voting Instructions
Neuphoria stockholders may change their votes at any time prior to the vote at the Neuphoria Special Meeting. Neuphoria stockholders of record may change their votes by granting new proxies bearing a later date (which automatically revoke any earlier proxy), by filing an instrument in writing revoking the proxy, or by attending the Neuphoria Special Meeting and voting virtually. Attendance at the Neuphoria Special Meeting will not cause previously granted proxies to be revoked, unless the Neuphoria stockholder specifically so requests.
For shares held in “street name,” Neuphoria stockholders may change their votes by submitting new voting instructions to their brokers or nominees or by attending the Neuphoria Special Meeting and voting virtually, provided that they have obtained a signed proxy from the record holder giving them the right to vote their shares.
Shares Held in “Street Name”
Neuphoria stockholders who own shares of Neuphoria Common Stock through a broker or other nominee and attend and vote at the Neuphoria Special Meeting should bring proof of beneficial ownership at the close of business on the record date, such as a letter from their broker, trustee or other nominee reflecting their stock ownership as of the record date for the Neuphoria Special Meeting.

Tabulation of Votes
Representatives of Broadridge Financial Solutions, Inc., Neuphoria’s mailing agent and tabulation service, will count the votes and act as the Inspector of Elections. The procedures to be used by the Inspector of Elections are consistent with Delaware law concerning the voting of shares, determination of a quorum and the vote required to take stockholder action.
Appraisal Rights
Pursuant to Section 262 of the DGCL, Neuphoria stockholders who hold their shares through the Effective Time, do not vote their shares in favor of adoption of the Merger Agreement and who comply fully with and properly demand appraisal for their shares under the applicable requirements of Section 262 of the DGCL and do not otherwise withdraw or lose the right to appraisal under Delaware law, have the right to seek appraisal of the “fair value” of their shares of Neuphoria Common Stock, as determined by the Delaware Court of Chancery, if the Merger is completed. This means that such stockholders are entitled to seek appraisal of their shares of Neuphoria Common Stock and to receive payment in cash for the “fair value” of such shares of Neuphoria Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value. The “fair value” of shares of Neuphoria Common Stock as determined by the Delaware Court of Chancery may be more than, less than, or equal to the value of the Merger Consideration that Neuphoria stockholders would otherwise be entitled to receive under the terms of the Merger Agreement. Neuphoria stockholders also should be aware that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Merger, is not an opinion as to, and does not otherwise address, “fair value” under Section 262 of the DGCL. Neuphoria stockholders who wish to preserve any appraisal rights they may have must so advise Neuphoria by submitting a written demand for appraisal prior to the vote to adopt the Merger Agreement and approve the transactions contemplated thereby, and must otherwise follow fully the procedures prescribed by Section 262 of the DGCL.
A copy of Section 262, which details the applicable Delaware appraisal statute, may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. You are encouraged to read these provisions carefully and in their entirety. Due to the complexity of the procedures for exercising appraisal rights, Neuphoria stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel and their financial advisors. Failure to strictly comply with these provisions will result in the loss of appraisal rights. For additional information, please see the section titled “Appraisal Rights” beginning on page 137 of this proxy statement/prospectus.
IN ORDER TO PROPERLY EXERCISE YOUR APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER, YOU MUST DELIVER A WRITTEN DEMAND FOR APPRAISAL IN ACCORDANCE WITH THE REQUIREMENTS OF SECTION 262 OF THE DGCL TO NEUPHORIA BEFORE THE VOTE IS TAKEN ON THE ADOPTION OF THE MERGER AGREEMENT AT THE SPECIAL MEETING, AND MUST NOT VOTE, IN PERSON OR BY PROXY, IN FAVOR OF THE MERGER PROPOSAL AND CONTINUE TO HOLD YOUR SHARES OF NEUPHORIA COMMON STOCK OF RECORD FROM THE DATE OF MAKING THE DEMAND FOR APPRAISAL THROUGH THE EFFECTIVE DATE OF THE MERGER AND MUST COMPLY WITH THE OTHER REQUIREMENTS OF SECTION 262 OF THE DGCL. MERELY VOTING AGAINST THE MERGER PROPOSAL WILL NOT PRESERVE YOUR RIGHT TO APPRAISAL UNDER SECTION 262 OF THE DGCL. BECAUSE A PROXY THAT IS SIGNED AND SUBMITTED BUT DOES NOT OTHERWISE CONTAIN VOTING INSTRUCTIONS WILL, UNLESS REVOKED, BE VOTED IN FAVOR OF THE ADOPTION OF THE MERGER AGREEMENT, IF YOU SUBMIT A PROXY AND WISH TO EXERCISE YOUR APPRAISAL RIGHTS, YOU MUST INCLUDE VOTING INSTRUCTIONS TO VOTE YOUR SHARES OF COMMON STOCK AGAINST, OR ABSTAIN WITH RESPECT TO, THE ADOPTION OF THE MERGER AGREEMENT. NEITHER VOTING AGAINST THE ADOPTION OF THE MERGER AGREEMENT, NOR ABSTAINING FROM VOTING OR FAILING TO VOTE ON THE MERGER PROPOSAL, WILL IN AND OF ITSELF CONSTITUTE A WRITTEN DEMAND FOR APPRAISAL SATISFYING THE REQUIREMENTS OF SECTION 262 OF THE DGCL. THE

WRITTEN DEMAND FOR APPRAISAL MUST BE IN ADDITION TO AND SEPARATE FROM ANY PROXY OR VOTE ON THE ADOPTION OF THE MERGER AGREEMENT. IF YOU HOLD YOUR SHARES OF NEUPHORIA COMMON STOCK THROUGH A BANK, BROKERAGE FIRM OR NOMINEE AND YOU WISH TO EXERCISE APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR BANK, BROKERAGE FIRM OR NOMINEE TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE MAKING OF A DEMAND FOR APPRAISAL BY SUCH BANK, BROKERAGE FIRM OR NOMINEE. IN VIEW OF THE COMPLEXITY OF THE DGCL, NEUPHORIA STOCKHOLDERS WHO MAY WISH TO PURSUE APPRAISAL RIGHTS SHOULD PROMPTLY CONSULT THEIR LEGAL AND FINANCIAL ADVISORS.
How You Can Reduce the Number of Copies of Neuphoria’s Proxy Materials You Receive
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single copy of its proxy statement to stockholders. This process, which is commonly referred to as “householding,” is intended as a convenience for stockholders and to help reduce printing and mailing costs for companies.
Brokers with account holders who are Neuphoria stockholders may be “householding” Neuphoria’s proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or Neuphoria that you no longer wish to participate in “householding.”
If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, you may (1) notify your broker, or (2) direct your written request to: Sodali & Co., 430 Park Avenue 14th Floor, New York, NY 10022, Neuphoria Therapeutics, Inc., 14 Milliston Road, Box 195, Millis, Massachusetts 02054. Neuphoria will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the proxy statement and annual report to a stockholder at a shared address to which a single copy of the documents was delivered.
Cost of Proxy Distribution and Solicitation
Neuphoria is soliciting proxies for its special meeting from Neuphoria stockholders. Neuphoria and Scancell will share equally the fees and costs associated with printing this proxy statement/prospectus and the registration statement on Form F-4, of which it forms a part, and Scancell will pay the fees and costs associated with filing this proxy statement/prospectus and the registration statement on Form F-4, of which it forms a part. The cost of soliciting proxies from Neuphoria stockholders will be paid by Neuphoria. Neuphoria has retained Sodali & Co. to assist it in the solicitation of proxies for approximately $45,000, plus reasonable out-of-pocket expenses. Neuphoria has also requested that banks, brokers and other custodians, agents and fiduciaries send these proxy materials to the beneficial owners of Neuphoria’s common stock they represent and secure their instructions as to the voting of such shares. Neuphoria may reimburse such banks, brokers and other custodians, agents and fiduciaries representing beneficial owners of Neuphoria’s common stock for their expenses in forwarding solicitation materials to such beneficial owners. Certain of Neuphoria’s directors, officers or employees may also solicit proxies in person, by telephone, or by electronic communications, but they will not receive any additional compensation for doing so.
Other Matters
As of the date of this proxy statement/prospectus, the Neuphoria Board does not know of any business to be presented at the Neuphoria Special Meeting other than as set forth in the notice accompanying this proxy statement/prospectus. If any other matters should properly come before the Neuphoria Special Meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

PROPOSAL 1 — THE MERGER PROPOSAL
As discussed elsewhere in this proxy statement/prospectus, Neuphoria stockholders are being asked to vote to approve and adopt the Merger Proposal. Neuphoria stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement and the Merger. In particular, Neuphoria stockholders are directed to the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus.
Pursuant to the Merger Agreement, approval of the Merger Proposal is a condition to the consummation of the Merger. If the Merger Proposal is not approved, the Merger will not be completed.
Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Neuphoria Common Stock entitled to vote on the matter.
The Neuphoria Board unanimously recommends a vote “FOR” the Merger Proposal.

PROPOSAL 2 — THE ADVISORY VOTE PROPOSAL
Neuphoria is providing its stockholders with the opportunity to cast a vote, on a non-binding, advisory basis, to approve the transaction-related named executive officer compensation as disclosed in the table titled “Neuphoria’s Golden Parachute Compensation” and the accompanying footnotes under “The Merger — Interests of Neuphoria’s Directors and Executive Officers in the Merger” beginning on page 134 of this proxy statement/prospectus, as required by Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.
Through this proposal, Neuphoria is asking its shareholders to indicate their approval, on a non-binding, advisory basis, of the various Neuphoria change in control-related benefits, equity acceleration and other payments and benefits which Neuphoria’s named executive officers will or may be eligible to receive in connection with the merger as indicated in the table referred to above.
You should review carefully the information regarding the transaction-related named executive officer compensation disclosed in this proxy statement/prospectus. The Neuphoria Board unanimously recommends that Neuphoria stockholders approve the following resolution:
“RESOLVED, that the stockholders of Neuphoria approve, solely on an advisory, non-binding basis, the transaction-related named executive officer compensation which will or may be paid by Neuphoria or Scancell to Neuphoria’s named executive officers in connection with the merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the table titled “Neuphoria’s Golden Parachute Compensation” and the accompanying footnotes under “The Merger — Interests of Neuphoria’s Directors and Executive Officers in the Merger” beginning on page 134 of this proxy statement/prospectus.”
The vote on the transaction-related named executive officer compensation is a vote separate and apart from the vote on the approval of the Merger Agreement. Accordingly, you may vote to approve the Merger Agreement and vote not to approve the transaction-related named executive officer compensation and vice versa. Because the vote on the transaction-related named executive officer compensation is advisory only, it will not be binding on either Neuphoria or Scancell. Accordingly, if the Merger Agreement is approved and the Merger is completed, the transaction-related named executive officer compensation will or may be paid by Neuphoria or Scancell, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of Neuphoria stockholders.
The affirmative vote, virtually or by proxy, of holders of a majority of the shares of Neuphoria Common Stock represented at the special meeting and entitled to vote thereon is required to approve, on a non-binding, advisory basis, the transaction-related named executive officer compensation.
The Neuphoria Board unanimously recommends a vote “FOR” the Advisory Vote Proposal.

PROPOSAL 3 — THE ADJOURNMENT PROPOSAL
As discussed elsewhere in this proxy statement/prospectus, Neuphoria stockholders are being asked to vote to approve the adjournment of the Neuphoria Special Meeting, if necessary or appropriate, to obtain additional proxies if there are not sufficient votes to approve the Merger Proposal at the time of the Neuphoria Special Meeting.
If this proposal is approved, the Neuphoria Special Meeting could be adjourned to any date. If the Neuphoria Special Meeting is adjourned, Neuphoria stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you sign and return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the Merger Proposal but do not indicate a choice on the Adjournment Proposal, your shares of Neuphoria Common Stock will be voted “FOR” the Adjournment Proposal.
Approval of the Adjournment Proposal requires that the number of votes properly cast for this proposal exceeds the number of votes properly cast against this proposal from holders of Neuphoria Common Stock present virtually or represented by proxy at the Neuphoria Special Meeting.
Neuphoria does not intend to call a vote on the Adjournment Proposal if the Merger Proposal considered at the Neuphoria Special Meeting has been approved at the Neuphoria Special Meeting.
The Neuphoria Board unanimously recommends a vote “FOR” the Adjournment Proposal.

THE MERGER
The following discussion contains important information relating to the Merger. This summary does not purport to be complete and may not contain all of the information about the Merger that is important to you. You are urged to read this discussion together with the Merger Agreement and the related documents attached as annexes to this proxy statement/prospectus before voting.
Summary of the Merger
On July 23, 2026, Neuphoria entered into the Merger Agreement with Scancell and Merger Sub. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub will be merged with and into Neuphoria, with Neuphoria surviving the merger as an indirect wholly owned subsidiary of Scancell.
If the Merger is completed, each share of common stock of Neuphoria issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”), other than excluded shares and dissenting shares, will be converted into the right to receive (i) a number of Scancell ADSs equal to the Exchange Ratio determined in accordance with the Merger Agreement and (ii) one CVR.
After the Effective Time, the pre-Merger Neuphoria Common Stock is expected to represent approximately 10.6% of the Combined Company, and pre-Merger Scancell Shares and other securities convertible into Scancell Shares are expected to represent approximately 63.6% of the Combined Company (excluding, for this purpose, any PIPE Securities purchased in the PIPE Financing). The PIPE Securities are expected to represent approximately 16.8% of the Combined Company (assuming gross proceeds from the PIPE Financing of $39.1 million). In each case, the percentages above are calculated on a fully diluted basis, using the treasury stock method, and subject to certain assumptions, including (i) the agreed Scancell Valuation of $144,612,002, (ii) the agreed Neuphoria Valuation of $24,598,949, and (iii) the relative capitalization of Scancell and Neuphoria, as determined in accordance with the Exchange Ratio formula set forth in the Merger Agreement. The Exchange Ratio and related share counts are subject to customary anti-dilution adjustment for stock splits or similar events (including the AIM Reverse Split) between signing and closing, and no fractional Scancell ADSs will be issued, with fractional entitlements rounded to the nearest whole ADS.
The Merger Agreement contains representations and warranties of the parties regarding their respective businesses. The Merger Agreement also contains certain covenants made by each of Neuphoria and Scancell, including non-solicitation restrictions binding each party (and subject to certain exceptions as further described in the Merger Agreement) and its representatives and restrictions on the operation of each party’s business between the date of the Merger Agreement and the Effective Time.
Because the number of Scancell ADSs to be exchanged for each share of Neuphoria Common Stock will be adjusted based on the total outstanding capitalization of Scancell and Neuphoria at the time of the closing of the Merger and will be unaffected by any increase or decrease in exchange rates or in the share price of Scancell Shares between now and the closing of the Merger, the notional value of the Merger Consideration and the exact number of Scancell ADSs that will be issued to Neuphoria stockholders as of the date of the Neuphoria Special Meeting and as of the closing date of the Merger cannot be determined with precision in advance of the Effective Time.
Scancell and Neuphoria currently anticipate that the Merger will occur in the fourth quarter of 2026. However, neither Scancell nor Neuphoria can predict the exact timing of the completion of the Merger because the Merger is subject to certain other conditions to closing as set forth in the Merger Agreement. See the section below titled “The Merger Agreement — Conditions to Closing.”
Background of the Merger
The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement. It does not purport to catalogue every conversation among the Neuphoria Board, any committees thereof, the officers, employees or other representatives of Neuphoria and other parties, including Scancell. During the months leading up to the signing of the Merger Agreement, the Neuphoria Board held frequent meetings, including regular updates from the Transaction Committee (as defined below) during the active transaction process, with management, the Strategic Advisors (as defined below) and counsel as appropriate to discuss ongoing business operations, including but not limited to the Merger Agreement.
In the ordinary course, the Neuphoria Board, together with Neuphoria’s senior management and advisors, periodically reviewed Neuphoria’s strategy, operating prospects, capital requirements and opportunities to enhance stockholder value. These reviews included consideration of financing alternatives, partnerships and licensing transactions, acquisitions or dispositions of assets, business combinations, a sale of Neuphoria and an orderly wind-down.
On October 16, 2025, the Neuphoria Board met after management received topline results from Neuphoria’s AFFIRM-1 Phase 3 clinical trial of BNC210 for the acute treatment of social anxiety disorder. Management reported that the trial had not demonstrated a statistically significant difference from placebo on the primary or secondary endpoints, although BNC210’s safety and tolerability profile remained favorable. The discussion recognized prior positive signals in other indications, including chronic dosing in post-traumatic stress disorder, while prioritizing cash preservation and a strategic review. The Neuphoria Board directed management to complete immediate data-management checks before public disclosure, concluded that the results were material and should be disclosed promptly, and discussed potential strategic paths, including a reverse merger, a structured sale, a sale or auction of assets, an orderly wind-down and, as a lower-probability background alternative, the acquisition of another pipeline. The Neuphoria Board viewed a reverse merger as the preferred path if a suitable partner could be identified following the negative results of the AFFIRM-1 Phase 3 trial in social anxiety disorder and targeted a strategic outcome within approximately two quarters. To preserve resources during that review, it directed management to conserve cash, pause new research and development spending, review personnel and consultant commitments and engage with financial advisors.
On October 20, 2025, following completion of the data checks, Neuphoria publicly announced that AFFIRM-1 had not met its primary or secondary endpoints, that Neuphoria would discontinue further development of BNC210 for social anxiety disorder and that Neuphoria would conduct a full strategic review of its operations and portfolio with the goal of maximizing stockholder value.
On October 25, 2025, in light of significant and rapid accumulations of Neuphoria common stock following the announcement of the strategic review, the Neuphoria Board approved a limited-duration stockholder rights plan intended to protect the integrity of the review process while preserving the Neuphoria Board’s ability to approve a value-enhancing strategic transaction. The rights plan became effective and was publicly announced on October 27, 2025. The Neuphoria Board also considered measures to maintain and strengthen Neuphoria’s cash position during the review.
On October 28, 2025, the Neuphoria Board approved a cost-reduction plan and an employee-redundancy process designed to preserve cash and transaction value. Among other actions, Neuphoria halted substantially all research and development expenditures, reduced close-out and contractor costs and planned to exit its Burlington and Adelaide offices. The Neuphoria Board also reviewed proposals from potential U.S. financial advisors to assist with the strategic review, while WG Partners LLP (“WG Partners”) continued non-U.S. outreach pursuant to the Board’s October 16, 2025 direction. WG Partners had an existing financial advisory engagement dating from December 2023 with Neuphoria. David Wilson, a Neuphoria director, is also Chairman and Chief Executive Officer of WG Partners. The Board considered Mr. Wilson’s dual role in discussions with and without him and retained WG Partners for its knowledge of Neuphoria and continuity of execution. Mr. Wilson did not participate in the Transaction Committee described below. No material process developments occurred between October 28 and November 5, 2025.
On November 5, 2025, representatives of H.C. Wainwright & Co., LLC (“H.C. Wainwright” and together with WG Partners, the “Strategic Advisors”) and another investment bank made presentations to the Neuphoria Board. Each Strategic Advisor’s compensation includes a fee contingent on consummation of the transaction. On November 6, 2025, after reviewing the presentations and negotiated engagement terms, the Neuphoria Board considered H.C. Wainwright’s preparation, team participation, recent transaction credentials, understanding of Neuphoria’s assets and proposed timetable, unanimously selected H.C. Wainwright as Neuphoria’s U.S. financial advisor for the strategic review and authorized management to execute the engagement letter and commence the strategic review process. Neuphoria publicly announced H.C. Wainwright’s engagement on November 11, 2025.

On November 10, 2025, Neuphoria received an unsolicited, non-binding indication of interest from Lynx1 Master Fund LP (“Lynx1”) to acquire all outstanding shares of Neuphoria common stock not already owned by Lynx1 for $5.20 per share in cash. In its Schedule 13D amendment filed that day, Lynx1 reported beneficial ownership of 875,328 shares of Neuphoria, or approximately 26.5%, based on 3,298,042 shares outstanding. Lynx1 had also notified Neuphoria of its intention to nominate two candidates for election to the Neuphoria Board at the 2025 annual meeting. The Neuphoria Board reviewed the proposal in the context of the broader strategic review and determined to continue evaluating a range of alternatives to assess opportunities to maximize value for all stockholders. On November 11, 2025, Neuphoria publicly confirmed the strategic review, H.C. Wainwright’s engagement and receipt of Lynx1’s indication of interest and announced that the annual meeting would be held on December 12, 2025. On November 18, 2025, Lynx1 withdrew its proposal.
Beginning in late October 2025, WG Partners commenced outreach to potential non-U.S. counterparties, followed by parallel outreach by H.C. Wainwright after its engagement. As part of this initial round of outreach, the Strategic Advisors contacted 25 potential counterparties (including Scancell). These companies included public and private life-sciences companies and investment companies selected based on strategic fit, scientific prospects, financing capacity and transaction readiness. First-round process letters were sent to 17 potential counterparties over the course of the outreach, beginning on November 20, 2025, requesting preliminary non-binding proposals by December 9, 2025. By November 26, 2025, Neuphoria had received an initial non-binding proposal and was in discussions with several other parties. As set forth in the process letter, the Neuphoria Board required written information on proposed structures and financing before granting access to sensitive information, particularly concerning the Merck Sharp & Dohme Corp. (“Merck”) collaboration. Of the 25 potential counterparties contacted, 19 executed confidentiality agreements with Neuphoria. The confidentiality agreement included a standstill requirement. Lynx1 ultimately participated in the process under a tailored confidentiality agreement substantially similar to the form used for all potential counterparties. None of the confidentiality agreements entered into by Neuphoria in connection with the strategic review process described below contained any provision that restricted the counterparty from submitting a confidential acquisition proposal to Neuphoria.
On December 2, 2025, Lynx1 publicly submitted a revised, unsolicited proposal to acquire Neuphoria for $4.75 per share in cash. On December 4, 2025, Neuphoria publicly stated that the proposal did not appropriately value Neuphoria because the proposed price was close to Neuphoria’s estimated per-share cash value and did not adequately reflect the potential value of its licensing arrangements and that the Neuphoria Board would continue the strategic review, which had attracted interest from public and private life-sciences companies and investment companies.
By December 9, 2025, the preliminary bid deadline, Neuphoria had received 9 letters of intent, all of which were from parties that had received process letters. At a meeting on December 11, 2025, H.C. Wainwright advised the Neuphoria Board that several of the letters provided potentially attractive starting points and that H.C. Wainwright was preparing a comparative analysis. The Neuphoria Board directed that the proposals be evaluated carefully rather than on an accelerated timetable. Between December 9, 2025 and 18, 2025, an additional 4 letters of intent were submitted by companies that had received process letters and were considered by the Board.
On December 18, 2025, H.C. Wainwright reviewed with the Neuphoria Board the 13 letters of intent and other expressions of interest from a range of potential counterparties. The materials reflected a range of proposed structures, valuations, financing plans, post-transaction ownership and treatment of Neuphoria’s partnered and legacy assets. Scancell’s initial proposal was received on December 8, 2025, following execution of its confidentiality agreement on November 18, 2025. The proposal attributed a value of $25 million to Neuphoria and $178 million to Scancell, implying approximately 12.3% ownership for legacy Neuphoria stockholders post transaction before a proposed $100 million to $120 million financing, and contemplated potential contingent value rights over legacy assets following diligence. Based on financing credibility, audited financial statement readiness, scientific and regulatory prospects, management capability and execution timing, the Neuphoria Board identified Scancell and three other potential merger partners (a company developing a biologic-delivery platform, a company developing therapies for neurological disorders and a company with a neuroscience pipeline) for further evaluation and presentations. It also agreed to form a transaction committee (the “Transaction Committee”) comprising independent directors Alan Fisher, Miles

Davies and Jane Ryan to oversee the process, including advisor-related matters, and to report its findings to the full Neuphoria Board. Final transaction decisions remained with the full Neuphoria Board.
Following the December 18, 2025 meeting of the Neuphoria Board, the Strategic Advisors arranged further discussions and presentations with the shortlisted parties and continued to assess financing and transaction readiness.
On December 29, 2025, the Neuphoria Board reviewed the status of the shortlisted parties and directed that at least one member of the transaction committee participate in future discussions with potential counterparties. The Neuphoria Board and the Strategic Advisors discussed potential reverse-merger structures and the use of a contingent value right or other arrangement to preserve for Neuphoria’s legacy stockholders potential value from the Merck collaboration and other partnered or legacy assets. The Strategic Advisors indicated that, following selection of a preferred counterparty, reciprocal due diligence and negotiation of definitive documentation could require several additional weeks.
At meetings on January 14 and 15, 2026, the Neuphoria Board started to prepare merger agreement materials for bidder review, designated responsibility for data room administration and required greater financing certainty before selecting a final candidate. The Strategic Advisors were asked to confirm bidders’ financing support directly with prospective financing partners. On January 20, 2026, Neuphoria amended WG Partners’ engagement to reflect its continued strategic transaction advisory work alongside H.C. Wainwright, including outreach outside the United States. The amendment, which was negotiated by the Transaction Committee, increased WG Partners’ monthly fee from $15,000 to $20,000 and provided for a $100,000 retainer and a $350,000 completion fee, plus applicable VAT. The Board continued its monthly conflict reviews and identified no new conflict in connection with the amendment.
On January 27, 2026, H.C. Wainwright presented discussion materials to the Neuphoria Board comparing eight counterparties, including all four parties prioritized on December 18, 2025. The comparison covered the value attributed to Neuphoria, expected ownership after proposed financing, counterparty valuation, financing needs and treatment of Merck and BNC210-related value. No final counterparty was selected at that meeting; evaluation continued under the criteria described above.
Beginning on February 6, 2026, the Strategic Advisors circulated an additional process letter to 6 potential counterparties, seeking updated proposals by March 6, 2026, with a focus on financing support, diligence readiness and an executable transaction timetable.
At its February 10, 2026 and February 18, 2026 meetings, the Neuphoria Board reviewed bidder financing, clinical and regulatory fit, legal and intellectual property issues and data room readiness. It directed further review of a proposal, submitted by a clinical-stage company developing small-molecule therapies for fibrotic diseases (“Party A”), based on Party A’s scientific prospects, financing and valuation and sought verification of financing and valuation information from all counterparties before admitting additional parties to the second round.
On February 22, 2026, the Neuphoria Board considered proposals from potential transaction counsel and selected Taylor Wessing LLP and Winston & Strawn LLP (which later combined as Winston Taylor LLP, “Winston Taylor”) as primary transaction and board counsel, subject to conflict clearance and agreement on engagement terms.
At its February 25, 2026 meeting, the Neuphoria Board reviewed proposals submitted by: Scancell; Party A; a pharmaceutical company interested in BNC210 (“Party B”); and a company developing therapies for neurological disorders, including a Phase 3 Alzheimer’s disease candidate (“Party C”). The Neuphoria Board viewed Scancell and Party A as leading prospects based on their presentations and anticipated financing indications, but it sought firmer financing commitments from the bidders, clarity on Party A’s audit timetable and a more focused BNC210 proposal from Party B. The Neuphoria Board directed the Strategic Advisors to solicit and compare final offers based on size and level of commitment of any concurrent financing, valuation, the treatment of legacy assets and the value retained by Neuphoria stockholders and contingent liabilities and directed Winston Taylor to lead the term sheet drafting. After conflicts were cleared, Neuphoria entered into engagement letters with Taylor Wessing LLP and Winston & Strawn LLP on March 2, 2026.

On March 4, 2026, the Strategic Advisors updated the Neuphoria Board regarding the remaining participants. Party A had withdrawn without reason and updated proposals were due on March 6, 2026 from Scancell, Party B, Party C and a royalty-acquisition company interested principally in the Merck assets (“Party D”). The Neuphoria Board directed the Strategic Advisors to obtain greater clarity regarding financing, legal structure and execution timing and to recommend whether the process should be narrowed to one or more preferred counterparties. The Neuphoria Board separately invited an existing licensing counterparty to submit a formal proposal. The Neuphoria Board also considered the potential volatility-driven liability under the warrants held by Armistice Capital Master Fund Ltd. (“Armistice”) and deferred negotiations until nearer signing, when the financial implications could be assessed more reliably.
On March 6, 2026, Scancell submitted an updated non-binding proposal. It attributed a value of $26 million to Neuphoria and approximately $194 million to Scancell, implying that Neuphoria stockholders would own approximately 11.8% of the combined company before a concurrent financing. It proposed that Neuphoria stockholders receive 80% of net proceeds from specified partnered assets through contingent value rights (each, a “CVR”) and identified sources of approximately $83 million toward a financing target of approximately $100 million, including an assumed $13 million of Neuphoria cash at closing and a $25 million non-dilutive debt term sheet.
On March 10, 2026, Scancell submitted a further revised proposal, based on continuing negotiations between the parties. Scancell increased the value attributed to Neuphoria to $28 million, resulting in approximately 12.6% ownership for Neuphoria stockholders before financing, and increased the percentage of net proceeds from the specified partnered assets payable under the proposed CVR from 80% to 100%. Scancell’s revised proposal contemplated a $90 million concurrent financing for the combined company, consisting of $50 million of indicated equity participation, a $25 million non-dilutive debt term sheet and an assumed $15 million of Neuphoria cash at Closing, with potential to seek additional financing.
On March 11, 2026, the Strategic Advisors presented an update on the remaining proposals to the Neuphoria Board. The Strategic Advisors reported that: Scancell proposed the financing included in its March 10th proposal; Party C was seeking firmer financing commitments; and Party B continued its financing efforts. After considering the updated proposals and the parties’ engagement, the Neuphoria Board determined that Scancell had emerged as the leading bidder based on its demonstrated financing progress, proposed valuation, CVR terms and engagement in the process. The Neuphoria Board continued negotiations with Party C, which was seeking to complete its capital raising for the proposed transaction, while keeping Party B engaged at lower priority. It authorized Winston Taylor to advance detailed term sheet negotiations with Scancell and to prepare an issues list for the Neuphoria Board addressing proposed transaction timetable, liabilities, accounting, diligence and other execution requirements that needed to be satisfied before the Neuphoria Board could consider granting any exclusivity.
On March 18, 2026, the Neuphoria Board reviewed Scancell and Party C as active alternatives, noted that Party B was focused on its own financing and was several months from a firm BNC210 offer, and considered the then-current Party B cash offer insufficient. It restricted virtual data room access to Scancell, Party C and Party B and declined to grant exclusivity before adequate diligence and review of term sheets and merger terms. The Neuphoria Board also considered an At-the-Market Offering (“ATM”) and registered-direct financing as contingency options without authorizing an immediate ATM draw.
On March 19, 2026, representatives of Scancell delivered to representatives of Neuphoria a draft term sheet proposing that, subject to no material adverse due diligence findings, the exchange ratio and relative ownership percentages would be based on an agreed Scancell valuation of $194 million, an agreed Neuphoria valuation of $28 million as of closing, target net cash of $15 million at closing with a dollar for dollar adjustment mechanism, and a concurrent private placement of at least $90 million (the “Concurrent Financing”) to be effected at, immediately before, or immediately after closing, which would dilute both Scancell and Neuphoria stockholders on a pro rata basis. Based on these assumptions, the illustrative pro forma diluted ownership in the combined company at closing (before giving effect to the Concurrent Financing) would be 87.4% for Scancell shareholders and 12.6% for Neuphoria stockholders.
On March 22, 2026, Neuphoria granted access to its virtual data room to certain representatives of Cooley LLP, legal counsel to Scancell (“Cooley”).

At its March 25, 2026 meeting, the Neuphoria Board favored advancing Scancell while allowing Party C an opportunity to improve its proposal. It directed Winston Taylor and the Strategic Advisors to prepare marked-up term sheets, resolve the treatment of CVR proceeds, clarify the exchange ratio mechanics and use a short exclusivity period to preserve competitive tension.On April 8, 2026, the Strategic Advisors presented discussion materials comparing Scancell’s proposal with an improved proposal from Party C. Party C’s indicated valuation had declined from $150 million to $90 million, with a $30 million value attributed to Neuphoria and approximately 25% pre-financing ownership for Neuphoria stockholders. The materials showed Scancell at a Neuphoria valuation of $28 million to $33 million, corresponding to approximately 12.6% to 14.5% pre-financing ownership. The Neuphoria Board considered clinical evidence, financing sources and the quality of investor support, public-market comparables, execution readiness and management experience. It considered Scancell’s Phase 3-ready oncology program and institutional backing alongside the risks of obtaining financing, completing diligence and resolving legacy-contract liabilities. After reviewing the advisors’ recommendations and the transaction committee’s work, the Neuphoria Board concluded that Scancell offered the best path forward under those criteria and voted to proceed exclusively with Scancell and directed that Party C be informed.
Following the Neuphoria Board’s April 8, 2026 decision, on April 10, 2026, Neuphoria and Scancell executed a term sheet (the “Final Term Sheet”) detailing the terms of the merger based on: fixed valuations for Neuphoria and Scancell of $33 million and $194 million, respectively; target net cash of $15 million at closing with a dollar for dollar adjustment mechanism to be effected through the exchange ratio calculation; 100% of net proceeds for Neuphoria legacy assets to be distributed to legacy Neuphoria stockholders via the CVR, to run for a term equal to the anticipated length of the relevant programs, subject to due diligence and further alignment between the parties; up to two board seats in the combined company to be designated by Neuphoria; a concurrent financing of at least $75 million; customary representations, warranties, covenants and closing conditions, all subject to confirmatory due diligence; and a 30 day exclusivity period subject to an automatic 15 day extension if the parties remained engaged and negotiating in good faith at the end of the initial exclusivity period.
On April 14, additional representatives of Cooley were provided with access to the Neuphoria virtual data room.
Between April 16, 2026 and April 23, 2026, Neuphoria management and representatives of Winston Taylor began responding to Cooley’s due diligence requests and Neuphoria’s interim CFO coordinated the preparation of financial information and disclosure materials required for Form F-4. On April 16, 2026, representatives of Cooley delivered to representatives of Winston Taylor a due diligence request list, and on April 18, 2026, representatives of Cooley delivered to representatives of Winston Taylor a further due diligence question list related to the CVR asset perimeter. Representatives of Cooley delivered revised due diligence request lists on April 25, 2026 and April 29, 2026. The Neuphoria Board, which continued to meet weekly with the Strategic Advisors and Winston Taylor, continued to receive updates from management and the Strategic Advisors regarding the progress of diligence and concurrent financing.
On April 23, 2026, a video conference call was held between representatives of Cooley and Winston Taylor to discuss the scope of the CVR Agreement, in particular the term of the CVR and the Neuphoria agreements proposed to be included within the CVR asset perimeter.
On April 25, 2026, representatives of Winston Taylor received access to Scancell’s virtual data room.
On April 27, 2026, a diligence call was conducted by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (“Mintz”), counsel to Leerink Partners LLC, TD Securities (USA) LLC and H.C. Wainwright (together, the “Placement Agents”), attended by representatives of Scancell’s management. After exchange of successive drafts of the engagement letter beginning on April 27, 2026 amongst Mintz on behalf of the Placement Agents and Cooley on behalf of Scancell, the Placement Agents and Scancell executed the engagement letter on May 7, 2026.
On April 29, 2026, representatives of Cooley sent to representatives of Winston Taylor the initial draft of the Merger Agreement. The draft contemplated, among other things: a reverse triangular merger in which a newly formed, indirect wholly owned subsidiary of Scancell would merge with and into Neuphoria, with Neuphoria surviving the merger as an indirect wholly owned subsidiary of Scancell; the conversion of each outstanding share of Neuphoria common stock into the right to receive Scancell ADSs at a fixed exchange ratio (to be agreed among the parties and their advisors) and one contingent value right; the acceleration and settlement of outstanding Neuphoria restricted stock unit awards into shares of Neuphoria common stock prior to the effective time; the net exercise of outstanding Neuphoria warrants immediately prior to the effective time; mutual representations and warranties, pre-closing operating covenants and mutual non-solicitation provisions, in each case customary for a transaction of this type; closing conditions including, among others, approval by Neuphoria stockholders and Scancell shareholders, effectiveness of a Form F-4 registration statement, receipt of concurrent financing proceeds of not less than $75 million, a Closing Net Cash minimum condition (with threshold left open), and the listing of Scancell ADSs on Nasdaq; mutual termination rights in specified circumstances and a payment by Neuphoria to Scancell if the Merger Agreement were terminated following a failure to obtain Neuphoria stockholder approval (a “No Vote Payment”); entry into a CVR agreement and voting and support agreements by certain stockholders of each party; and customary ancillary agreements. The draft of the Merger Agreement included a requirement that Neuphoria call, notice and hold the meeting at which Neuphoria stockholders were to vote on the adoption of the Merger Agreement notwithstanding receipt of a superior proposal or the Neuphoria Board changing its recommendation (a so-called “force-the-vote” provision).
Between April 29, 2026 and May 13, 2026, Winston Taylor and Neuphoria management reviewed the initial Merger Agreement draft and advanced the diligence, transaction documents and financing workstreams.
On May 13, 2026, representatives of Cooley delivered to representatives of Winston Taylor an initial draft of the CVR Agreement pursuant to which Neuphoria’s stockholders would be entitled to certain contingent cash payments following the closing. As initially proposed, contingent payments were tied to dispositions of legacy assets (in particular, BNC210) within a two-year post-Closing (the “Effective Date” for purposes of the CVR Agreement) disposition period, together with certain milestone amounts payable under the Merck Research and Collaboration Agreement and the CRC Commercialisation License Agreements, with a minimum aggregate payment threshold before amounts would be distributed of $1,000,000. Covenants were limited to a list-of-holders obligation and audit rights and did not include any efforts-based covenant with respect to Scancell’s maintenance or disposition of legacy assets.
On May 13, 2026, at a meeting of the Neuphoria Board attended by representatives of Winston Taylor and the Strategic Advisors, the Neuphoria Board reviewed the status of the draft Merger Agreement and the draft CVR Agreement. The Neuphoria Board sought a $10 million minimum cash threshold, a limit on warrant-related cash exposure, at least one and preferably two post-closing board seats, control of transaction expenses and a meaningful CVR duration. It directed counsel and management to resolve the remaining representations, diligence and drafting issues. At that time, the parties were targeting execution of a definitive agreement in mid-June, subject to satisfactory responses to outstanding diligence requests and continued progress on the transaction documents and Concurrent Financing.
On May 14, 2026, representatives of Winston Taylor sent representatives of Cooley an updated draft of the Merger Agreement reflecting a number of proposed changes. The revised draft, among other things: added a carve-out to the definition of “Fraud” to exclude claims based on good faith projections or other forward-looking information; narrowed Neuphoria’s representations and warranties relating to employee benefits and labor matters, intellectual property representations; included “at least” two board seats for former Neuphoria directors on the combined company board post-closing; proposed a $10,000,000 minimum closing net cash condition ; fixed the outside date at September 30, 2026, with an automatic 30-day extension if the SEC had not declared Scancell’s Form F-4 effective by that date; and deleted in its entirety the proposed No Vote Payment.
Between May 14, 2026 and May 20, 2026, Scancell and its advisors considered Neuphoria’s proposed changes, including the acquisition-proposal thresholds, expense reimbursement, board representation and outside date. During this period Neuphoria management and Winston Taylor reviewed the CVR draft, prepared diligence responses and continued to address the open items in the merger agreement.
On May 20, 2026, the Neuphoria Board discussed: Scancell’s request for voting and support agreements from certain Neuphoria stockholders and directors and officers; representations and warranties relating to former employees and intellectual property; treatment of Neuphoria’s partnered and non-partnered assets; financial information required for the Form F-4 registration statement; and valuation and treatment of the

Neuphoria warrant held by Armistice. Armistice was also identified as a prospective investor in the concurrent financing. Management reported that clinical, regulatory, chemistry, manufacturing and controls, and commercial diligence on Scancell was substantially complete and had not identified material concerns, while legal diligence and certain financing matters remained in progress.
On May 21, 2026, representatives of Winston Taylor sent representatives of Cooley an updated draft of the CVR Agreement, reflecting Neuphoria’s comments to the initial draft circulated on May 13, 2026. Key changes included: requiring Scancell to grant a first priority security interest in and continuing lien on all of Scancell’s right, title and interest in, to, and under the Partner Agreements and any payments associated therewith; removal of the “Disposition” of a “Legacy Asset” (BNC210) as a distinct CVR payment trigger and elimination of the separate “Milestone Amounts” component, reverting to a single Gross Proceeds concept based on 100% of amounts actually received by Scancell or its affiliates under the Partner Agreements; the CVR Term was fixed at twelve years from the Effective Date; the minimum aggregate payment threshold was lowered from $1,000,000 to $250,000; and “Permitted Deductions” were narrowed and tied to Scancell’s performance of the Partner Agreements.
Between May 20 and May 29, 2026, Neuphoria management and representatives of Winston Taylor continued to respond to Cooley’s due diligence requests, and the parties worked to advance the concurrent financing.
On May 29, 2026, representatives of Cooley sent representatives of Winston Taylor an updated draft of the Merger Agreement. The revised draft , among other things: added a deduction for certain CVR-related costs of up to $250,000 to the definition of closing net cash; added a collar mechanism in the Exchange Ratio, tied to the volume-weighted average price of Scancell’s ordinary shares over a period of trading days to be agreed, subject to a cap and floor that remained to be negotiated; amended the definitions of Fraud and Material Adverse Effect; ; amended certain employee benefit, labor and intellectual property representations and the scope of material contracts; reinstated a deadline for Neuphoria to convert its financial statements to IFRS; revised the post-closing Scancell board composition requirement to be discretionary rather than a mandatory two-director minimum; reinstated the Neuphoria No Vote Payment, restructured as a reimbursement of Scancell’s fees and expenses; Proposed SEC and Nasdaq filing fees be shared equally between the parties; and noted that the proposed September 30, 2026 outside date was too tight from an SEC review process perspective. Additionally, representatives of Cooley sent a draft form of the proposed Neuphoria stockholder voting and support agreement.
On June 2, 2026, representatives of Cooley sent representatives of Winston Taylor an updated draft of the CVR Agreement. The revised draft: removed the proposed security interest in favor of CVR holders over the underlying licensed intellectual property and related payment streams; limited proposed covenants with respect to maintenance of partner agreements, taking actions that could minimize, reduce or delay CVR payments to holders, the provision of quarterly reports and access to records to holders and permitted Scancell corporate actions with respect to future liquidation or insolvency; and removed a carve-out from the force majeure provision, disapplying the force majeure provision in respect of Scancell’s obligations to make CVR payments to holders.
On June 3, 2026, the Neuphoria Board, Neuphoria’s interim CFO and representatives of the Strategic Advisors and Winston Taylor reviewed the remaining commercial and legal issues while the parties were operating under an exclusivity period then scheduled to expire on June 9, 2026. The Neuphoria Board considered Scancell’s requests on cash, disclosure, board seats and the exchange-ratio collar, sought reciprocal expense reimbursement and a longer CVR duration, and directed continued work on the financial model, outstanding diligence and signing timetable.
On June 8, 2026, representatives of Winston Taylor sent representatives of Cooley an updated draft of the Merger Agreement including: a contemplated requirement for voting and support agreements from certain Neuphoria stockholders and insiders, including Lynx1; credits to Neuphoria’s closing net cash calculation for an expected $800,000 tax refund related to Neuphoria’s Australian subsidiary and a $300,000 refund from Charles River Laboratories, each to be included only if not actually received by Neuphoria prior to closing; the reduction of the cap on CVR-related maintenance costs from $250,000 to $100,000; a requirement for the combined company board to include two seats for Neuphoria-designated directors ; an outside date of October 31, 2026; the Neuphoria board’s position that the No Vote Payment would only be acceptable if made mutual, entitling Neuphoria to an equivalent payment from Scancell if Scancell failed to obtain the requisite approval of its shareholders; and further changes related to the cap and floor for the Exchange Ratio’s collar mechanism, Neuphoria’s material contracts, the delivery date for the conversion to IFRS of Neuphoria’s financials, Neuphoria’s representations and warranties, the definition of Material Adverse Effect and the allocation of SEC and Nasdaq filing fees between the parties.
On June 10, 2026, the Neuphoria Board received an update indicating that financing indications were approaching approximately $60 million and that most diligence items were nearly resolved. The Neuphoria Board agreed to extend exclusivity for a short additional period, but did not support an open-ended extension and required further extensions to be justified by progress in financing and the remaining transaction workstreams. The Neuphoria Board also directed management and counsel to complete the remaining diligence responses and resolve the treatment of outstanding options and restricted stock units.
On June 10, 2026, the agreed form of the PIPE subscription agreement was circulated to PIPE investors. Over the next week, certain prospective PIPE investors reviewed and commented on the form of PIPE subscription agreement, and on June 22, 2026, representatives of Cooley delivered an updated version of the PIPE subscription agreement to representatives of Mintz for circulation to the Placement Agents and investors.
On June 11, 2026, a video conference call was held between representatives of Cooley and Winston Taylor to discuss the revised draft of the Merger Agreement and the progress of other transaction workstreams. The parties discussed: the proposed Closing Net Cash credits ; certain industry-specific carve-outs in the material adverse effect definition; the status of negotiations with Armistice regarding settlement of the warrant; narrowing certain representations in recognition of Neuphoria’s limited employees and operations; the number of board seats Neuphoria would be entitled to in the combined company; whether the No Vote Payment should be mutual; and the results of Cooley’s lien search. Cooley and Winston Taylor also discussed their clients’ views on the outside date, agreeing on the need for a date that kept pressure on the parties to close (particularly given Neuphoria’s cash burn and the minimum cash closing condition) while remaining realistic from an SEC process perspective. The parties also discussed continuing efforts to obtain Lynx1’s voting support.
On June 15, 2026, representatives of Cooley sent representatives of Winston Taylor updated drafts of the Merger Agreement and the CVR Agreement. The revised Merger Agreement, among other things: introduced a mechanic (the “AIM Reverse Split”) pursuant to which Scancell would effect a reverse share split on the Alternative Investment Market (“AIM”) prior to the closing, with corresponding adjustments to the equity consideration and Scancell’s capitalization representations; removed the proposed credits to Closing Net Cash; noted that the $100,000 CVR maintenance cost cap would be subject to a top-up mechanism to be reflected in the CVR Agreement; reinstated the clinical and regulatory Material Adverse Effect carve-out, reinstated employee benefit plan and intellectual property representations and added additional representations; proposed tying the number of Neuphoria-designated Scancell board seats to the level of Neuphoria’s stockholder participation in the Concurrent Financing, leaving the specific threshold to be agreed between the principals; moved the outside date from October 31 to December 15, 2026; provided for sharing the SEC and Nasdaq filing fees equally between the parties; and rejected the proposal to make the No Vote Payment mutual.
The revised CVR Agreement provided for, among other things: a CVR term of 12 years from the effective date of the CVR Agreement rather than 10 years from the point in time at which the FDA provided approval for the marketing and sale of products underlying the Partner Agreements; the inclusion of an evergreen IP maintenance fund and associated permitted deductions from gross proceeds to maintain the maintenance fund at $100,000; and a covenant for Scancell to use its commercially reasonable efforts to enforce its rights under and comply with the agreements comprising the legacy assets for the shorter of the CVR term and the term of the relevant legacy asset agreement. The revised draft removed the provision to grant a security interest in the Neuphoria legacy assets and a provision prohibiting Scancell from making an assignment for the benefit of certain creditors without the CVR holder representative’s prior written consent and confirmed that the Australian tax credit was subject to further due diligence.
At the meeting on June 17, 2026, the Neuphoria Board reviewed financing progress, the proposed warrant settlement, additional legal resourcing, IFRS and GBP financial information, disclosure schedules and treatment of options. It supported prompt engagement with Armistice to protect the minimum cash condition, resisted cancellation of out-of-the-money options without a compelling transaction rationale, and continued to seek additional board representation and reciprocal expense reimbursement. The Neuphoria Board was comfortable with a December 15, 2026 outside date subject to the remaining terms, sought a 15-year CVR term, accepted a $100,000 administrative reserve and requested protection of CVR proceeds in an insolvency. It directed further consideration of U.K. and Australian tax consequences.
On June 22, 2026, a video conference call was held between representatives of Cooley and Winston Taylor to discuss the remaining open issues in the Merger Agreement and the CVR Agreement. Winston Taylor confirmed Scancell had no objection to the proposed reverse stock split. Representatives of Cooley explained that the refund and tax credit were uncertain and therefore should not be treated as credits in the closing net cash calculation and requested documentation of the outstanding restricted stock unit awards. The parties discussed the status of the Armistice warrant negotiations, the timing for delivery of the financial fairness opinion, and the results of Cooley’s third-party consent analysis, and noted that Scancell’s chief executive and Neuphoria’s chairman were discussing whether the combined-company board would include one or two Neuphoria-designated seats. Representatives of Winston Taylor reiterated the Neuphoria Board’s position that the No Vote Payment should be mutual. The parties agreed to an outside date of December 15, 2026 and to coordinate on proxy solicitation costs. On the CVR Agreement, representatives of Winston Taylor stated that Neuphoria sought a 15-year CVR term and requested that the IP maintenance fund be returned to CVR holders at the end of the term, and renewed Neuphoria’s request for a grant of security over the assets underlying the CVR.
At its June 24, 2026 meeting, the Neuphoria Board supported an extension of exclusivity into July to resolve the remaining collar, equity-award, warrant negotiation and financing issues. It directed prompt completion of the Armistice negotiations and designated the chairman as the authorized signatory of the Merger Agreement.
On the same date, representatives of Winston Taylor sent representatives of Cooley an updated draft of the Merger Agreement. Among other things, Winston Taylor confirmed that Neuphoria would address the $800,000 tax refund and $300,000 Charles River Laboratories refund through the CVR Agreement rather than through the Closing Net Cash calculation, resolving the point Cooley had raised in the prior draft. Winston Taylor accepted the reinstated clinical and regulatory Material Adverse Effect carve-out and Cooley’s position on the scope of the intellectual property representations. Winston Taylor confirmed that Neuphoria’s Board would act prior to signing to exempt Scancell from the rights plan and from Section 203 of the Delaware General Corporation Law. Winston Taylor maintained that the No Vote Payment should be mutual and rejected Cooley’s proposal to share SEC and Nasdaq filing fees equally.
On June 26, 2026, following speculation in the U.K. press and a public announcement by Scancell made in accordance with applicable U.K. requirements, Neuphoria publicly confirmed that it was in discussions with Scancell regarding a potential all-share acquisition of Neuphoria by Scancell, with Scancell expected to become Nasdaq-listed if the transaction were completed. Neuphoria cautioned that no definitive agreement had been reached and that there could be no assurance regarding the terms or completion of any transaction.
On June 30, 2026, the Placement Agents circulated a wall cross extension notice to prospective PIPE investors.
On June 30, 2026, the Neuphoria Board reviewed the remaining issues that could affect signing, certain liabilities, Scancell’s financing, treatment of Neuphoria options, the CVR term and completion of the disclosure schedules and transaction announcement. It maintained its request for a 15-year CVR term and proposed rollover of specified 2024 and 2025 options. Separately, the Neuphoria Board approved settling the proposed new director restricted stock unit awards in cash, with amounts and mechanics to be confirmed by management.
On July 1, 2026, a video conference call was held between representatives of Cooley and Winston Taylor to discuss the remaining open items, including the number of Neuphoria-designated board seats in the combined company and the mutuality of the No Vote Payment expense reimbursement. Representatives of Cooley informed representatives of Winston Taylor that: H.C. Wainwright and Leerink Partners had agreed a collar mechanism with a cap and floor reflecting a 20% deviation in Scancell’s share price; the proposal to roll over certain of Neuphoria’s out of the money options was not acceptable to Scancell; and that representatives of Cooley would be able to provide a substantially complete draft of the Merger Agreement once the settlement of the Armistice Warrant was resolved.
On or about July 1, 2026, representatives of Winston Taylor sent representatives of Cooley an updated draft of the CVR Agreement. The revised draft extended the duration of the contingent payment term on a per-product basis from the twelfth to the fifteenth anniversary of the effective date, introduced a maintenance fund mechanic requiring Scancell to retain a specified amount on its balance sheet in support of its intellectual property maintenance covenants, and refined the standard governing Scancell’s obligation to enforce and maintain the underlying licensed intellectual property rights, including a carve-out preserving the Scancell Board’s fiduciary duties.
On July 8, 2026, representatives of Newbridge Securities Corporation (“Newbridge”), which Neuphoria had retained to provide a financial fairness opinion in connection with the proposed transaction, presented the financial analyses to the Neuphoria Board. Newbridge described public-company-comparable and risk-adjusted net present value analyses supporting values above the approximately $194 million Scancell reference valuation then under review. It discussed key assumptions, dilution from the financing, preservation of potential legacy-asset value through CVRs and treatment of the Armistice warrants as a pre-existing transaction cost. Newbridge indicated that its internal committee had authorized issuance of its written opinion upon Neuphoria’s written request and that its letter was substantially complete. Directors were invited to review the materials and submit questions, and Newbridge requested notice before formal issuance. No formal transaction approval was adopted at that meeting.
On July 8, 2026, representatives of Cooley delivered a revised draft of the Merger Agreement to representatives of Winston Taylor. The revised draft included, among other things: a closing condition requiring the payoff and discharge of a lien and the receipt of an exemption from Neuphoria’s existing rights plan and from Section 203 of the Delaware General Corporation Law; a provision allowing the proceeds of or available amounts for drawdown under any debt financing agreements entered into in connection with the transaction to be applied toward the closing condition requiring not less than $75,000,000 in concurrent financing; an amended Exchange Ratio formula, including the dollar-for-dollar target closing net cash adjustment mechanism and subject to a collar permitting the valuation to move up or down by 20%, with the specific price thresholds still to be agreed; a provision that all Neuphoria stock options would be cancelled for no consideration at Closing, while leaving the treatment of restricted stock unit awards unchanged; removed a covenant that contemplated changing the form of CVR Agreement after signing to avoid securities registration; and a revised allocation of expenses between Scancell and Neuphoria such that Scancell would bear the costs of its own public listing, Neuphoria would bear the costs of its proxy statement and solicitation, and financial printing costs would be shared equally.
Between July 8, 2026 and July 16, 2026, there were no further discussions between the parties regarding the terms of the Merger Agreement or the CVR Agreement, as the parties awaited finalization by the Scancell team of the composition and commitments comprising the Concurrent Financing.
On July 16, 2026, at a meeting with representatives of H.C. Wainwright, WG Partners and Winston Taylor, the Neuphoria Board reviewed the remaining pre-announcement issues, in particular the Armistice cash and equity settlement, Lynx1 voting support and lock-up, financing adequacy and readiness to release transaction documents. The Neuphoria Board reviewed changes in the latest Merger Agreement draft, which had reduced the financing condition from a package of approximately $75 million, consisting of $50 million of equity and $25 million of debt, to $50 million of equity only. The Neuphoria Board viewed the reduction as material to funding Scancell’s contemplated Phase 3 program and directed Winston Taylor to restore or otherwise confirm the full financing requirement before signing. Representatives of Winston Taylor reported that the Merger Agreement, CVR Agreement, disclosure schedules, written board approvals, lock-up agreements and signature pages were being finalized.
Subsequently, on July 16, 2026, representatives of Winston Taylor sent representatives of Cooley updated drafts of the Neuphoria disclosure schedules and an updated draft of the Merger Agreement. The revised draft included: updates related to the concurrent financing closing condition and the Rights Agreement exemption closing deliverable; a request to roll over certain Neuphoria stock options over into options of Scancell, rather than cancelling them for no consideration as representatives of Cooley had proposed; a mutual No Vote Payment such that if Scancell’s shareholder approval were not obtained, Scancell would pay

Neuphoria’s reasonable fees and expenses, providing deal protection symmetry; and accepting the deletion of the covenant that the parties would cooperate as necessary, including by making changes to the form of CVR agreement, to ensure that the CVRs are not subject to securities registration.
On July 17, 2026, representatives of Cooley sent representatives of Winston Taylor an updated draft of the CVR Agreement. The revised draft introduced an additional component of contingent value tied to a research and development tax credit refund expected to be received in respect of Neuphoria’s Australian subsidiary, added defined terms and mechanics addressing a potential future disposition of certain intellectual property related to the Merck Research and Collaboration Agreement, and refined the scope and standard applicable to Scancell’s covenant to maintain the underlying licensed intellectual property in good standing.
On July 17, 2026, a video conference call was held between representatives of Cooley and Winston Taylor to discuss, among other things: the certainty of Scancell’s debt financing arrangement and whether Neuphoria could agree to a deal without a signed debt financing agreement in place. Later that same day, the Neuphoria Board considered the steps necessary to protect the minimum cash condition and Scancell’s financing and determined to proceed toward signing the Merger Agreement notwithstanding the absence of a signed debt financing agreement, concluding that the benefit of avoiding delay in announcing the transaction outweighed the associated risk.
Between July 20, 2026 and July 23, 2026, representatives of Cooley delivered to representatives of Mintz an updated form of the PIPE subscription agreement for institutional investors and a form of PIPE individual subscription agreement. Representatives of Cooley and Mintz also agreed to an investor update summarizing the transaction (and in particular Scancell’s financing transactions, now consisting of a U.S. PIPE, a U.K. private placement, a U.K. retail offer, and a term sheet for a debt facility) and providing an update on the Armistice Agreement. Additionally, Scancell entered into a side letter with the Placement Agents regarding a UK placing with Pentwater Capital Management.
On July 20, 2026, Neuphoria entered into a letter agreement with Armistice (the “Armistice Agreement”) concerning amounts potentially payable under the Armistice warrant in connection with the proposed merger. The parties subsequently agreed that, to the extent Scancell equity securities or warrants were issuable to Armistice, such equity interests would reduce, on a share-for-share basis, the number of Scancell ADSs otherwise issuable to holders of Neuphoria Common Stock. See “The Merger Agreement — Treatment of Neuphoria Equity Awards and Warrants.”
On July 21, 2026, representatives of Lynx1 contacted representatives of Winston Taylor regarding a potential sale by Scancell to Lynx1 of the intellectual property assets underlying the Merck Research and Collaboration Agreement. Scancell refused to enter into any negotiations until after the reverse merger transaction was complete.
On July 21, 2026, representatives of Winston Taylor sent representatives of Cooley an updated draft of the CVR Agreement. The revised draft narrowed the “Disposition” and “Disposition Agreement” definitions, added new Scancell covenants related to maintenance and enforcement of the Merck Research and Collaboration Agreement and cooperation where a Holder or Holders representing more than 5% of outstanding CVRs identifies and proposes a potential Disposition. The termination provision was revised to extend the CVR Term where a Disposition Agreement remains outstanding at expiration of the Partner Agreement payment obligations (including a bracketed nine-month tail), and a new section was added providing that the CVR Agreement would not terminate while any research and development tax credit claim submitted by Neuphoria’s subsidiary, Bionomics, remained outstanding.
Over the course of July 22 and the beginning of July 23, 2026, representatives of the Winston Taylor and Cooley teams exchanged drafts of the Merger Agreement, and had several meetings by telephone and video conference, resolving matters related to the Merger Agreement.
On July 22, 2026, the full Neuphoria Board met with representatives H.C. Wainwright and Winston Taylor to review the remaining commercial terms and execution arrangements. The Neuphoria Board accepted one post-closing board seat and concluded that the unresolved rollover of certain out-of-the-money options should not jeopardize the transaction. It was prepared to accept a February outside date to accommodate the regulatory timetable and proposed November 30, 2026 for measurement of the $10 million minimum-cash condition, with ordinary-course covenants continuing thereafter. The Neuphoria Board reviewed the agreed relative ownership allocation, described at the meeting as approximately 85% for Scancell and 15% for Neuphoria before financing, and continued treatment of specified legacy proceeds through the CVR. The Board discussed that Lynx1 had declined to enter into a voting and support agreement in relation to the transaction or to participate in the Concurrent Financing. An updated written Newbridge opinion was to be obtained, though the Board was not concerned about the fairness of the consideration to Neuphoria stockholders, as the $194 million Scancell valuation from the Final Term Sheet was below the lower bound of the valuation range of $228.9 million and $240.7 million previously presented by Newbridge to the Neuphoria Board. The Neuphoria Board confirmed support subject to agreement on the minimum cash measuring date, final documents without a material adverse change and release of directors’ signatures. Counsel could hold signatures in escrow, and the full Neuphoria Board was to be contacted if a material term changed.
In connection with signing, Newbridge provided its written opinion dated July 22, 2026 to the Neuphoria Board that, as of that date and based upon and subject to the assumptions, limitations, qualifications and other matters described in the opinion, the share exchange consideration to be received by holders of Neuphoria common stock was fair, from a financial point of view, to those holders. The Neuphoria Board’s formal approval was effected through a unanimous written consent. The Neuphoria Board: unanimously determined that the Merger Agreement and the transactions contemplated thereby were fair to and in the best interests of Neuphoria and its stockholders; approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby; directed that adoption of the Merger Agreement be submitted to Neuphoria’s stockholders; and recommended that Neuphoria’s stockholders adopt the Merger Agreement. The Scancell Board also unanimously approved the transaction and recommended the required Scancell shareholder approvals.
On July 22, 2026, representatives of Cooley sent representatives of Winston Taylor a further updated draft of the CVR Agreement, which built on and refined the intellectual property disposition and research and development tax credit concepts introduced in the prior draft. The parties finalized the agreed form of the CVR Agreement on July 22, 2026, reflecting only minor conforming changes from the prior draft, with the principal points of negotiation regarding the scope of contingent consideration, the parent’s operating covenants, and holder remedies having been resolved in the preceding exchanges.
Additionally, on July 22, 2026, representatives of Cooley sent representatives of Winston Taylor a further updated draft of the Merger Agreement, which included, among other things: confirmation that there would be no rollover of Neuphoria stock options and that all such options would remain subject to cancellation for no consideration at the closing; adjustments to reflect the impact (if any) of the Armistice Agreement on the merger consideration; a Neuphoria financial account IFRS conversion deadline of September 14, 2026; a single Neuphoria-designated Scancell board seat; a restored financing condition of $75 million with a proviso permitting committed and binding debt financing that remained undrawn as of the closing to count toward the $75 million financing condition, so long as it remained available to be drawn by Scancell; moving the outside date from December 15, 2026 to February 28, 2027, which representatives of Cooley explained was necessitated by the fact that Scancell’s financial statements for the fiscal year ended April 30, 2025 would become stale from an SEC perspective before the Form F-4 could be filed, requiring the parties to wait for the completion of Scancell’s fiscal year 2026 audit before filing and to accommodate a full SEC review cycle, including the possibility of reduced SEC review staff availability toward the end of the calendar year and the potential need to extend the stockholder solicitation period over the year-end holiday period; acceptance of a mutual No Vote Payment and conforming changes to the VAT provisions of the Merger Agreement; and the addition of a new third party consent and evidence of payoff closing deliverable.
Later on July 22, 2026, Winston Taylor proposed November 30, 2026 as the minimum cash measurement date and confirmed the new closing deliverable. The parties continued exchanging drafts, agreeing upon a minimum Closing Net Cash closing condition tested on December 31, 2026 or, if earlier, the Closing Date and permitting undrawn debt to count toward the $75 million financing condition only if committed, binding and available to draw as specified in the agreement. In order to come to a final agreement, the parties agreed to fixed valuations for Scancell and Neuphoria, removing the share price collar adjustment mechanism and the dollar-for-dollar adjustment for cash variance from the $15 million target Closing Net Cash, while retaining the separate minimum cash condition. The finally agreed exchange ratio formula used updated equity valuations of $144,612,002 for Scancell and $24,598,949 for Neuphoria, adjusted downward based on the Concurrent Financing agreed share price of $0.1205 while maintaining the relative ownership allocation agreed in the Final Term Sheet of approximately 85% for Scancell shareholders and 15% for Neuphoria legacy stockholders before financing, subject to customary capitalization adjustment and Scancell ADSs issued or issuable to Armistice pursuant to the Armistice Agreement.
On July 23, 2026, Neuphoria, Scancell and Scancell Merger Sub, Inc. executed the Merger Agreement. Neuphoria and Scancell announced the transaction that same day before the opening of trading on AIM and Nasdaq. On July 24, 2026, Neuphoria filed a Current Report on Form 8-K announcing the execution of the Merger Agreement and attaching as exhibits (a) the Merger Agreement, (b) the form of Neuphoria Voting and Support Agreement, (c) the form of Scancell Voting and Support Deed, (d) the form of Lock-Up Agreement, (e) the form of Contingent Value Rights Agreement, (f) the form of Subscription Agreement for institutional investors, (g) the form of Subscription Agreement for individual investors, (h) the Armistice Agreement, (i) the joint Press Release, and (j) Scancell’s corporate presentation dated July 2026.
Neuphoria’s Reasons for the Merger
After careful consideration, the Neuphoria Board unanimously (i) determined that the transactions contemplated by the Merger Agreement (the “Transactions”) are fair to, advisable and in the best interests of Neuphoria and its stockholders, (ii) approved and declared advisable the Merger Agreement and the consummation by Neuphoria of the Transactions, and (iii) recommended, upon the terms and subject to the conditions set forth in the Merger Agreement, that Neuphoria’s stockholders vote to approve the Merger and the Transactions.
In evaluating the Merger Agreement and reaching its decision to recommend that Neuphoria’s stockholders approve the Merger and the Transactions, the Neuphoria Board consulted with Neuphoria’s management, as well as its outside legal and financial advisors, and considered a number of factors, including the following material factors (not in any relative order of importance):
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the belief that a stand-alone scenario presented significant risk to Neuphoria stockholders, taking into account Neuphoria’s business, operational and financial prospects, including its cash position and the substantially diminished trading price of Neuphoria Common Stock, as well as the additional capital that would be required to continue its operations;

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the Neuphoria Board, supported by Neuphoria’s management, financial advisors and legal counsel, undertook a comprehensive and thorough process of reviewing and analyzing potential merger candidates and other strategic alternatives, including a stand-alone scenario, transactions with other counterparties and liquidation, and, in the opinion of the Neuphoria Board, the Merger creates more value for Neuphoria stockholders than the potential value that might have resulted from such other strategic options available to Neuphoria;

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the Neuphoria Board believes that, as a result of arm’s length negotiations with Scancell, Neuphoria and its representatives negotiated the highest Exchange Ratio to which Scancell was willing to agree, and that the terms of the Merger Agreement include the most favorable terms to Neuphoria in the aggregate to which Scancell was willing to agree;

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The Neuphoria Board believes, based in part on scientific diligence and analysis of Scancell’s product pipeline, the potential market opportunity for Scancell’s products and the expertise of Scancell’s scientific team, which was conducted by Neuphoria’s management and reviewed with the Neuphoria Board, that Scancell’s portfolio of product candidates represent multiple potentially significant market opportunities, and may thereby create value for the stockholders of the Combined Company and an opportunity for Neuphoria stockholders to participate in the potential growth of the Combined Company;

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the potential for Neuphoria stockholders to receive certain cash payments following the Closing pursuant to the CVR Agreement, which the Neuphoria Board believed preserves for Neuphoria’s existing stockholders the potential value from Neuphoria’s partnered assets, including the obligation of the Combined Company to use commercially reasonable efforts to maintain and enforce its rights under the applicable Partner Agreements;

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the Neuphoria Board also considered the strength of the balance sheet of the Combined Company resulting from the approximately $10 million of net cash that Neuphoria is expected to have immediately prior to the consummation of the Merger;

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the size, terms and expected availability of the Financing, and the Neuphoria Board’s belief that such financing was necessary to support the Combined Company’s business plan, including the expectation that the Financing would provide sufficient capital to fund the Combined Company’s operations and planned clinical trials, and that financing on comparable or more favorable terms was not otherwise available to Neuphoria on a stand-alone basis;

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The Neuphoria Board also considered that the Combined Company will be led by an experienced senior management team and a board of directors with representation from Scancell and one current member of the Neuphoria Board; and

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the financial analyses of Newbridge Securities Corporation (“Newbridge”) and its opinion to the Neuphoria Board, which was subsequently confirmed in writing, to the effect that, as of July 22, 2026, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Newbridge in preparing its opinion and as set forth in its written opinion, the Equity Consideration was fair, from a financial point of view, to Neuphoria’s stockholders, as more fully described in the section entitled “— Opinion of Newbridge Securities Corporation” of this proxy statement/prospectus.

The Neuphoria Board also reviewed various factors impacting the financial condition, results of operations and prospects of Neuphoria, including (not in any relative order of importance):
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the strategic alternatives to the Merger, including potential transactions that could have resulted from discussions that Neuphoria’s management conducted with other potential merger partners, the option to “go it alone” and continue Neuphoria’s current business plan, or the option to liquidate the business and return capital to stockholders;

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the market prices, volatility and trading volume of Neuphoria Common Stock;

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the lack of sufficient capital to continue the development of Neuphoria’s product candidates, the challenges and uncertainty associated with raising sufficient additional capital to continue such development on terms that would be more favorable to Neuphoria stockholders than the Merger, and the risks associated with continuing to operate Neuphoria on a stand-alone basis without additional financing, including the substantial reductions in Neuphoria’s workforce, operational capabilities and research and development spending to conserve capital; and

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the risks associated with, and the limited value and high costs of, liquidating Neuphoria and thereafter distributing the proceeds to Neuphoria stockholders.

The Neuphoria Board also reviewed the terms and conditions of the Merger Agreement and associated transactions, as well as the safeguards and protective provisions included therein intended to mitigate risks, including (not in any relative order of importance):
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the fact that the initial Exchange Ratio used to establish the number of Scancell ADSs to be issued to Neuphoria stockholders in the Merger was determined based on the relative agreed valuations of the companies, and thus the relative percentage ownership of pre-Merger Neuphoria stockholders and pre-Merger Scancell shareholders of Scancell Shares outstanding immediately following the completion of the Merger is subject to adjustment only based on the capitalization of each company immediately prior to the completion of the Merger;

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the limited number and nature of the conditions to Scancell’s obligation to consummate the Merger and the limited risk of non-satisfaction of such conditions as well as the likelihood that the Merger will be consummated on a timely basis;

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the respective rights of, and limitations on, Neuphoria and Scancell under the Merger Agreement to consider certain unsolicited acquisition proposals under certain circumstances should Neuphoria or Scancell receive a superior offer;

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the reasonableness of the No Vote Payments (as defined in the Merger Agreement), which could become payable by either Neuphoria or Scancell if the Merger Agreement is terminated in certain circumstances;

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the Voting and Support agreements, pursuant to which certain directors, officers and stockholders of Scancell and certain directors of Neuphoria have agreed, solely in their capacity as stockholders of

Neuphoria and shareholders of Scancell, to vote all of their shares of Neuphoria Common Stock or Scancell Shares, respectively, in favor of the approval and adoption of the Merger Agreement;
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the Lock-Up Agreements, pursuant to which certain executive officers, directors and shareholders of Scancell have agreed to certain restrictions on the sale, transfer or other disposition of Scancell ADSs and Scancell Ordinary Shares for a period following the Closing;

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the terms of the CVR Agreement, which the Neuphoria Board believes are reasonable under the circumstances, including the covenants of Scancell to use commercially reasonable efforts to maintain and enforce its rights under the applicable Partner Agreements and the covenant not to take any action with the specific intention of minimizing, reducing or delaying CVR Payments to holders; and

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the belief that the terms of the Merger Agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are reasonable under the circumstances and for a transaction of this nature.

In the course of its deliberations, the Neuphoria Board also considered a variety of risks and other countervailing factors related to entering into the Merger, including (not in any relative order of importance):
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the No Vote Payment payable by Neuphoria to Scancell upon the failure to obtain the required Neuphoria Stockholder Approval and the Voting and Support Agreements entered into by certain directors of Neuphoria, and the potential effect of such payments and such agreements in deterring other potential acquirers from proposing an alternative transaction that may be more advantageous to Neuphoria stockholders;

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the substantial expenses to be incurred in connection with the Merger, including the costs associated with any related litigation;

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the possible volatility, at least in the short term, of the trading price of Neuphoria Common Stock resulting from the announcement of the Merger;

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the risk that the Merger might not be consummated in a timely manner or at all and the potential adverse effect of the public announcement of the Merger or delay or failure to complete the Merger on the reputation of Neuphoria, as well as the likely detrimental effect on Neuphoria’s cash position, stock price, business, operations and financial results, including the diminution of Neuphoria’s cash and its potential inability to raise additional capital through the public or private sale of equity securities or to initiate another process and successfully complete an alternative transaction;

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the likelihood of disruptive stockholder litigation following announcement of the Merger;

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the strategic direction of the Combined Company following the completion of the Merger, which will be determined by a board of directors comprised of a majority of directors designated by Scancell, and the fact that the existing Neuphoria management and Neuphoria Board (other than the one director to be designated by Neuphoria) will not retain their roles in the Combined Company;

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the risk that Neuphoria may be delisted from Nasdaq before the Closing, and the fact that the consummation of the Merger is conditioned on, among other things, the Scancell ADSs being approved for listing on Nasdaq, subject to official notice of issuance;

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the expected ownership of Neuphoria stockholders in the Combined Company following the Merger and the resulting significant dilution relative to their current ownership of Neuphoria;

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the risk that the conditions to payment under the CVRs may not be met and, as a result, that the CVRs may never deliver any value to Neuphoria stockholders and the CVRs may otherwise expire valueless;

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the risk that the aggregate proceeds of the Financing may be less than the Concurrent Investment Amount of $75,000,000, whether as a result of the failure of one or more investors to fund their subscriptions under the Concurrent Investment Agreements immediately prior to or substantially simultaneously with the Closing or the UK Offerings generating less capital than anticipated, or otherwise, and the fact that the consummation of the Merger is conditioned on the receipt of aggregate cash proceeds of not less than the Concurrent Investment Amount from the transactions contemplated by the Concurrent Investment Agreements and the UK Offerings, such that the Combined Company may have substantially less capital following the Merger than currently anticipated, or the Merger may not be consummated at all;

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the risks inherent in the clinical development and potential regulatory approval of iSCIB1+, including the possibility that the Phase 3 clinical trial of iSCIB1+ in combination with ipilimumab and nivolumab in patients with advanced melanoma may not produce favorable results, that positive results may not be sufficient to support regulatory approval or that the FDA could require additional clinical trials or data or impose other requirements;

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the provisions of the Merger Agreement that permit the Scancell Board, subject to specified conditions, to consider and engage with third parties regarding alternative acquisition proposals and to change its recommendation if the Scancell Board determines that such an alternative acquisition proposal constitutes, or is reasonably likely to result in, a Superior Proposal;

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the possibility that Neuphoria’s Closing Net Cash may be lower at the determination time than currently anticipated, and the fact that the consummation of the Merger is conditioned on Closing Net Cash being at least $10,000,000 as of December 31, 2026 or, if earlier, on the Closing Date;

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the uncertain and possibly adverse tax consequences to Neuphoria stockholders of the Merger (including as a result of the fact that a component of the Merger Consideration consists of CVRs), and of the ownership and disposition of Scancell ADSs; and

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various other risks associated with the Combined Company and the Merger, including those described in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in this proxy statement/prospectus.

In addition, the Neuphoria Board considered the interests that its directors and executive officers have with respect to the Merger that are different from or in addition to their interests as Neuphoria stockholders generally, as described in the section entitled “— Interests of Neuphoria’s Directors and Executive Officers in the Merger” of this proxy statement/prospectus.
The foregoing discussion of the information and factors considered by the Neuphoria Board is not intended to be exhaustive but is believed to include the material factors considered by the Neuphoria Board. In view of the wide variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the Neuphoria Board did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, the individual members of the Neuphoria Board may have given different weight to different factors. The Neuphoria Board conducted an overall analysis of the factors described above, including through discussions with, and questioning of, Neuphoria’s management and legal and financial advisors, and considered the factors overall to be favorable to, and to support, its determination to approve the Merger and the Transactions.
Opinion of Neuphoria’s Financial Advisor
Neuphoria retained Newbridge Securities Corporation (“Newbridge”) to act as its financial advisor in connection with entering into the Merger Agreement with Scancell. Newbridge, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, related-party transactions, private transactions, negotiated underwritings, secondary distributions of listed and unlisted securities, debt restructurings, private placements, and valuations for corporate and other purposes. Neuphoria selected Newbridge to act as its financial advisor in connection with entering into the Merger Agreement on the basis of Newbridge’s experience in similar transactions and its reputation in the investment community.
On July 7, 2026, at a meeting of the Neuphoria Board held to evaluate the Merger Agreement, Newbridge delivered to the Neuphoria Board its opinion, and such opinion was confirmed by delivery of a written opinion, dated July 22, 2026, to the effect that, as of July 22, 2026, and based on and subject to various assumptions and limitations described in its written opinion, the Merger Consideration to be received by Neuphoria’s common stockholders in the Transaction is fair, from a financial point of view, to Neuphoria’s common stockholders.
The full text of Newbridge’s written opinion to the Neuphoria Board, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex C hereto and is incorporated by reference herein in its entirety. The following summary of Newbridge’s opinion is qualified in its entirety by reference to the full text of the opinion. Newbridge delivered its opinion to the Neuphoria Board for the benefit and use of the Neuphoria Board (in its capacity as such) in connection with and for the purposes of its evaluation of the Merger Agreement from a financial point of view. Newbridge’s opinion also does not address the relative merits of entering the Merger Agreement as compared to any alternative business strategies or transactions that might exist for Neuphoria, or the underlying business decision of Neuphoria whether to proceed with those business strategies or transactions.
In connection with rendering its opinion, Newbridge, among other things:
•
considered its assessment of general economic, market and financial conditions as well as its experience in connection with similar transactions, and business and securities valuations generally;

•
reviewed a draft of the Merger Agreement materially the same as the final Merger Agreement;

•
reviewed Neuphoria’s publicly available last eight fiscal quarters of historical financial results (calendar year Q2-2024 – Q1-2026);

•
reviewed publicly available financial information of Neuphoria filed with the U.S. Securities and Exchange Commission, including its Form 10-Ks and 10-Qs, and certain reports on material events filed on Forms 8-K between June 1, 2024, through July 22, 2026;

•
conducted discussions with Neuphoria’s management team to better understand Neuphoria’s recent business history, and reviewed their corporate presentation and near-term financials;

•
reviewed Scancell’s corporate presentation and Scancell’s publicly available financial information for the last two years, including its annual and interim financial reports published on the London Stock Exchange website;

•
conducted discussions with Scancell’s management team to better understand its business model, recent business history, probability of regulatory approval, total addressable market, potential peak market share penetration, commercialization schedule, and potential gross margins;

•
performed a Public Company Comparable analysis benchmarking Scancell against clinical-stage biotechnology companies listed on major U.S., Canadian, and European exchanges with an oncological Phase III lead asset sharing the same indication or modality, to derive equity values; and

•
conducted a risk-adjusted net present value (“rNPV”) analysis of Scancell’s R&D pipeline on a sum-of-the-parts basis, incorporating projected revenues, operating costs, and cash flows for each principal program, risk-adjusted for the estimated probability of clinical and regulatory success at each program’s stage and indication.

In conducting its review and arriving at its opinion, Newbridge did not independently verify any of the foregoing information and Newbridge assumed and relied upon such information being accurate and complete in all material respects. Newbridge further relied upon the assurances of management teams of both Neuphoria and Scancell that they are not aware of any facts that would make any of the information reviewed by Newbridge inaccurate, incomplete or misleading in any material respect. With respect to certain financial information, including financial analyses and projections relating to the business and prospects of Neuphoria and Scancell, Newbridge assumed that such financial information was reasonably prepared on a basis reflecting best currently available estimates and good faith judgments of the management teams of Neuphoria and Scancell as to the future financial performance of each company. In addition, Newbridge has not assumed any responsibility for any independent valuation or appraisal of the assets or liabilities of Neuphoria or Scancell, nor has Newbridge been furnished with any such valuation or appraisal. Newbridge has not assumed any obligation to conduct, nor has it conducted, any physical inspection of the properties or facilities of Neuphoria or Scancell.
The issuance of Newbridge’s opinion was approved by an authorized internal committee of Newbridge. Newbridge’s opinion is necessarily based on economic, market and other conditions as they exist and can be evaluated on, and the information made available to it on, the date thereof. Newbridge expressed no opinion as to the underlying valuation, future performance or long-term viability of Scancell or its successors. Further, Newbridge expressed no opinion as to what the value of the Scancell shares actually will be when the

Transaction is consummated or the prices at which Scancell shares will trade at any time. It should be understood that, although subsequent developments may affect Newbridge’s opinion, Newbridge does not have any obligation to update, revise or reaffirm its opinion and has expressly disclaimed any responsibility to do so.
The following represents a brief summary of the material financial analyses reviewed by the Neuphoria Board and performed by Newbridge in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by Newbridge, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by Newbridge. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Newbridge.
Financial Analyses. Newbridge employed various methods to analyze the range of Implied Equity Values of Scancell.
Comparable Public Company Analysis
To calculate the implied equity value of Scancell, Newbridge performed a Public Company Comparable analysis, benchmarking Scancell against clinical-stage biotechnology companies listed on major U.S., Canadian, and European exchanges with an oncological Phase III lead asset sharing the same indication or modality as Scancell’s lead asset, iSCIB1+. Because Scancell and its selected peers are pre-revenue, Newbridge benchmarked comparability on absolute Enterprise Value rather than revenue or earnings multiples. Newbridge separated the comparable companies into two peer sets — an “Oncological Vaccine Modality” set and a “Melanoma Indication” set — and weighted the median Enterprise Value of each set 80% and 20%, respectively, to reflect that Scancell’s value is driven more by its vaccine platform than by the melanoma indication alone.
Because comparable acquisition transactions involving Phase 3 clinical-stage oncology vaccine companies with sufficient publicly available valuation information are limited, Newbridge did not consider a comparable transaction analysis to be a meaningful valuation methodology.
The public company comparables were selected using the following criteria: (i) listed on a major stock exchange in the United States, Canada, or Europe; (ii) clinical-stage biotechnology company without commercial product revenue; (iii) an oncological Phase III lead asset sharing the same indication or modality as Scancell’s lead asset; and (iv) lead asset at a comparable regulatory stage (Phase 3 / registrational).
The median Enterprise Value of the eight companies in the Oncological Vaccine Modality peer set was $119.9M, and the median Enterprise Value of the four companies in the Melanoma Indication peer set was $696.5M. Applying the 80%/20% weighting described above resulted in an implied Enterprise Value for Scancell of $235.2M. Adding Scancell’s net cash of $5.5M resulted in an Implied Equity Value of $240.7M under this analysis.

The table below summarizes the observed metrics of the selected comparable public companies, sourced from S&P Capital IQ data as of July 22, 2026.
Oncology Vaccine / Active-Immunotherapy Modality
Company	Ticker	Lead-Asset Stage	Enterprise Value ($M)
Replimune Group, Inc.16	NasdaqGS:REPL	Registrational	$766.1
Candel Therapeutics, Inc.	NasdaqGM:CADL	Phase III	$603.3
Greenwich LifeSciences, Inc.	NasdaqCM:GLSI	Phase III	$204.5
TuHURA Biosciences, Inc.	NasdaqCM:HURA	Phase III	$135.2
Genelux Corporation	NasdaqCM:GNLX	Phase III	$104.6
OSE Immunotherapeutics SA	ENXTPA:OSE	Phase III	$102.5
PDS Biotechnology Corporation	NasdaqCM:PDSB	Phase III	$36.6
BriaCell Therapeutics Corp.	TSX:BCT	Phase III	$8.9
Median			$119.9
Oncology — Melanoma Indication
Company	Ticker	Lead-Asset Stage	Enterprise Value ($M)
Immatics N.V.	NasdaqCM:IMTX	Phase III	$780.5
Replimune Group, Inc.1	NasdaqGS:REPL	Registrational	$766.1
Philogen S.p.A.	BIT:PHIL	Registrational	$626.9
Eikon Therapeutics, Inc.	NasdaqGS:EIKN	Phase III	$279.2
Median			$696.5
Implied Valuation
Vaccine-modality median × 80% weight			$95.9
Melanoma-indication median × 20% weight			$139.3
Implied Enterprise Value			$235.2
Plus: Net cash1			$5.5
Implied Equity Value			$240.7

Source: S&P Capital IQ, as of July 21, 2026. Enterprise values in US$ millions.
rNPV Analysis
Newbridge conducted a rNPV analysis of Scancell’s research and development pipeline on a sum-of-the-parts basis. The analysis incorporated projected revenues, operating costs, and cash flows for each of Scancell’s principal programs, risk-adjusted for the estimated probability of clinical and regulatory success at each program’s stage and indication.
The rNPV analysis incorporated inputs derived from discussions with Scancell’s management team regarding, among other things, the probability of regulatory approval, total addressable market, potential peak market share penetration, commercialization schedule, and potential gross margins for each of Scancell’s

16
Replimune Group, Inc. is included in both the vaccine-modality and melanoma-indication peer sets, as it is the only selected company whose lead asset shares Scancell’s modality, indication, and Phase 3 / registrational stage.

1
Net cash reflects Scancell cash of approximately $5.5 million (a USD/GBP exchange rate of 1.34 was applied) and assumes that Scancell’s approximately £18.2 million of convertible loan notes convert into equity in connection with the Transaction and are therefore treated as no outstanding indebtedness.

principal programs. Newbridge valued Scancell’s pipeline assuming Scancell out-licenses each program to a larger partner, receiving an upfront payment, risk-adjusted development, regulatory, and commercial milestones, and a royalty on the partner’s net sales, net of Scancell’s limited residual development spend. Newbridge discounted the resulting risk-adjusted cash flows to present value at a flat annual rate of 12.5%, and applied a cumulative likelihood of approval of 18% to Scancell’s lead asset, iSCIB1+, in advanced melanoma, its primary value driver.
The rNPV analysis resulted in a sum-of-the-parts Enterprise Value of $223.4M, and after adding Scancell’s net cash of $5.5M, an Implied Equity Value of $228.9M under this analysis. Total pipeline rNPV	$255.6
Less: PV of corporate / unallocated G&A	$(32.2)
Enterprise value (rNPV)	$223.4
Plus: Net cash2	$5.5
Implied equity value	$228.9
Miscellaneous
The discussion set forth above is a summary of the material financial analyses presented by Newbridge to the Neuphoria Board in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. Newbridge believes that its analyses summarized above must be considered as a whole. Newbridge further believes that selecting portions of its analyses and the factors considered, or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Newbridge’s analyses and opinion.
The estimates of the future performance of Neuphoria and Scancell in or underlying Newbridge’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by Newbridge’s analyses. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the valuations resulting from, the analyses described above are inherently subject to substantial uncertainty and should not be taken to be Newbridge’s view of the actual value of Scancell shares.
Conclusion
The values derived from the different analyses that Newbridge used show a range between $228.9 million and $240.7 million, with a midpoint of $234.8 million. The valuation of Scancell contemplated by the Share Exchange Consideration and the Contingent Value Right, of approximately $194.0 million, is below the midpoint of the valuation range of the analyses.
Based upon and subject to the foregoing, it is Newbridge’s Opinion that, as of July 22, 2026, the Share Exchange Consideration to be received by Neuphoria’s common stockholders in the Transaction is fair, from a financial point of view, to Neuphoria’s common stockholders.
The type and amount of consideration payable in the Merger Agreement was determined through negotiations between Neuphoria and Scancell and was approved by the Neuphoria Board. The decision to enter into the Merger Agreement was solely that of the Neuphoria Board. As described above, Newbridge’s opinion and analyses were only one of many factors considered by the Neuphoria Board in its evaluation of entering into the Merger Agreement and should not be viewed as determinative of the views of Neuphoria’s or Scancell’s management with respect to entering into the Merger Agreement.

2
Net cash reflects Scancell cash of approximately $5.5 million (a USD/GBP exchange rate of 1.34 was applied) and assumes that Scancell’s approximately £18.2 million of convertible loan notes convert into equity in connection with the Transaction and are therefore treated as no outstanding indebtedness.

Fees and Expenses
As compensation for Newbridge’s services in connection with the rendering of its Opinion to the Neuphoria Board, Neuphoria agreed to pay Newbridge a total fee of $90,000, payable in the following installments: (i) $10,000 as a non-refundable initial retainer upon execution of the engagement agreement; (ii) an additional $70,000, non-refundable, upon delivery of the written executed Opinion letter in a form reasonably acceptable to the Neuphoria Board and/or a Special Independent Committee of the Neuphoria Board; and (iii) a final $10,000 upon delivery of the “Opinion of Neuphoria’s Financial Advisor” section of the Registration Statement to Neuphoria’s attorneys. No portion of Newbridge’s fee is contingent upon the conclusion reached in the Opinion or the consummation of the Transaction. In addition, Neuphoria has agreed to indemnify Newbridge for certain liabilities arising out of its engagement, including the rendering of this Opinion. Neuphoria has also agreed to reimburse Newbridge for any pre-approved expenses incurred in connection with this engagement.
Board of Directors and Senior Management of the Combined Company
Following the closing of the Merger, the Scancell board of directors will consist of such number and composition of directors as Scancell determines, provided that, subject to Nasdaq independence requirements and Scancell’s prior approval (not to be unreasonably withheld), one director will be an individual designated by Neuphoria immediately prior to the closing of the Merger. Scancell currently expects that its current management team and board of directors will serve as the management and board of directors of the Combined Company following the closing of the Merger, subject to the addition of the Neuphoria-designated director described above. For more information about Scancell’s current management team and board of directors, please see “Scancell Management” below.
Accounting Treatment
The Merger will be accounted for in accordance with IFRS as issued by the IASB, and in particular with IFRS 3, under which the Merger qualifies as the acquisition of Neuphoria by Scancell. On the date of the acquisition, the identifiable assets acquired and liabilities of Neuphoria will be recorded by Scancell at their respective fair values. Any excess of the consideration transferred over the net fair value at the date of the acquisition of the identifiable assets acquired and liabilities assumed will be recognized as goodwill.
Interests of Neuphoria’s Directors and Executive Officers in the Merger
In considering the recommendation of the Neuphoria Board to adopt the Merger Agreement and approve the transactions contemplated by the Merger Agreement, Neuphoria stockholders should be aware that some of the Neuphoria directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of Neuphoria stockholders generally, including, but not limited to, the following:
•
under the terms of the Merger Agreement, one Neuphoria director will be designated to serve on the Combined Company Board immediately prior to Closing;

•
WG Partners is entitled to a finder’s fee in connection with the Merger and the Chairman and Chief Executive Officer of WG Partners is David Wilson, a current Director of Neuphoria.

Treatment of Neuphoria Options and Neuphoria Units
At the Effective Time, each outstanding Neuphoria Stock Option, whether or not vested, will be automatically cancelled for no consideration. No later than five Business Days prior to the Effective Time, each outstanding and unvested Neuphoria RSU Award that vests solely based on the passage of time will vest in full and be settled in shares of Neuphoria Common Stock (net of applicable tax withholding), which shares will then be converted into the right to receive the Merger Consideration in the same manner as other outstanding shares of Neuphoria Common Stock. See “The Merger Agreement — Treatment of Neuphoria Options and Neuphoria Units.”
Scancell’s Reasons for the Merger
The following discussion sets forth material factors considered by the Scancell Board in reaching its determination to approve the terms and authorize the execution of the Merger Agreement for the purpose of implementing the Merger and to approve the PIPE Financing and the UK Offerings; however, it may not include all of the factors considered by the Scancell Board. In light of the number and wide variety of factors considered in connection with its evaluation of the Merger Agreement, the PIPE Financing and the UK Offerings, the Scancell Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. The Scancell Board viewed its position and determinations as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors.
In the course of reaching its decision to approve the Merger, the PIPE Financing and the UK Offerings, the Scancell Board held meetings and conducted discussions, consulted with, among others, Scancell’s senior management, legal counsel, Leerink Partners LLC as financial advisor and Panmure Liberum Limited as the Scancell’s AIM Nominated Adviser, and considered a wide variety of factors in connection with its evaluation of the Merger Agreement, the PIPE Financing and the UK Offerings. Ultimately, the Scancell Board concluded that a merger with Neuphoria, together with the PIPE Financing and the UK Offerings, was the best option to obtain a Nasdaq listing and access additional capital to support the advancement of Scancell’s pipeline and the operations of the Combined Company.
Additional factors the Scancell Board considered included, among others, the following (which factors are not necessarily presented in any order of relative importance):
•
the historical and current information concerning Scancell’s business, including its financial performance and condition, operations, management, competitive position and clinical data;

•
Scancell’s prospects if it were to remain an AIM-listed company, as compared to the prospects of the Combined Company listed on Nasdaq following the Merger, including its need to obtain additional financing and the terms on which it would be able to obtain such financing, if at all;

•
the PIPE Financing, together with the UK Offerings, will generate substantial capital resources to fund the Combined Company’s continued development of its product candidates and operations;

•
the potential benefits from increased public awareness of Scancell and its pipeline;

•
the Scancell Board’s belief that, after reviewing various financing options to enhance shareholder value, the Merger and PIPE Financing represented the most favorable alternative reasonably available to Scancell;

•
the cash resources of the Combined Company expected to be available upon the closing of the PIPE Financing, the UK Offerings, and consummation of the Merger (including the ability to support the Combined Company’s current and planned clinical trials and operations through 2029);

•
the access, through the anticipated Nasdaq listing, the PIPE Financing and the UK Offerings, to a broader range of investors to support the development of Scancell’s product candidates;

•
the expectation that the Merger with Neuphoria, together with the funding committed in the PIPE Financing and the UK Offerings, would be a more efficient means to access capital than other potential options considered, including an IPO;

•
the expectation that substantially all of Scancell’s employees, including its management, will serve in similar roles at the Combined Company;

•
the Scancell Board’s fiduciary duties to Scancell shareholders;

•
the terms and conditions of the Merger Agreement, including, without limitation, the following:

•
the determination that the expected relative percentage ownership of Scancell shareholders, Neuphoria stockholders and PIPE Financing investors in the Combined Company was appropriate, based on the Scancell Board’s judgment and assessment of the approximate valuations of Scancell (assuming a valuation of $144,612,002) and Neuphoria (assuming a valuation of $24,598,949);

•
the rights of the Scancell Board under the Merger Agreement to consider certain bona fide unsolicited acquisition proposals, and, subject to specified conditions, to change its recommendation to approve the Merger and enter into a permitted alternative acquisition transaction, under certain circumstances should the Scancell Board determine such acquisition proposal constitutes, or is reasonably likely to result in, a superior offer;
•
the limited number and nature of the conditions of Neuphoria’s obligation to consummate the Merger;

•
the condition to Scancell’s obligation to consummate the Merger that Neuphoria’s net cash (as determined pursuant to the Merger Agreement) must be greater than or equal to $10,000,000 as of December 31, 2026 or, if earlier, on the Closing Date;

•
the conclusion of the Scancell Board that the potential No Vote Payments due by each of Scancell or Neuphoria to the other party in the event the Merger Agreement is terminated as a result of a failure to obtain the required Neuphoria Stockholder Approval or Scancell Shareholder Approval (which the Scancell Board evaluated together with the other deal protection provisions in the Merger Agreement, including Neuphoria’s inability to terminate the Merger Agreement in the event of a Company Adverse Recommendation Change), and the specific circumstances when such payments may be due, were appropriate in light of the circumstances of the transaction, including the Scancell Board’s continued ability, subject to specified conditions, to consider and respond to alternative acquisition proposals and enter into a permitted alternative acquisition transaction; and

•
the belief that the other terms of the Merger Agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, were reasonable in light of the entire transaction;

•
the fact that each share of Neuphoria Common Stock will be converted into the right to receive, in addition to the Equity Consideration, one CVR pursuant to the CVR Agreement, representing the right to receive a pro rata share of net proceeds from certain of Neuphoria’s partnered assets and other specified sources, and the potential value such CVRs may provide to Neuphoria stockholders;

•
the fact that Scancell ADSs and Scancell Shares issued to Neuphoria stockholders will be registered on a Form F-4 registration statement and will become freely tradable for Neuphoria stockholders who are not affiliates of Neuphoria and who are not parties to the Lock-Up Agreements;

•
the voting and transaction support agreements, pursuant to which certain holders of Neuphoria Common Stock, and certain holders of Scancell Shares, respectively, have agreed, solely in their capacity as stockholders or shareholders of Neuphoria and Scancell, respectively, to vote all of their shares of Neuphoria Common Stock or Scancell Shares, respectively, in favor of the adoption and approval of the Merger Agreement;

•
the anticipated Nasdaq listing of Scancell ADSs deliverable in connection with the Merger and the PIPE Financing; and

•
the likelihood that the Merger will be consummated on a timely basis.

The Scancell Board also considered a number of uncertainties and risks in its deliberations concerning the Merger and the other transactions contemplated by the Merger Agreement, including the following:
•
the risk that the potential benefits of the Merger may not be realized;

•
the risk that the Merger might not be consummated in a timely manner or at all, including as a result of the failure of Neuphoria to obtain the required Neuphoria Stockholder Approval, the failure of Scancell to obtain the required Scancell Shareholder Approval, or delays in the SEC declaring the registration statement on Form F-4 effective, and the potential adverse effect on the reputation of Scancell and its ability to obtain future financing if the Merger and PIPE Financing are not completed;

•
the risk that the issuance of Scancell Shares and Scancell ADSs in the Merger and the PIPE Financing may negatively affect the trading price of Scancell Shares;

•
the size of the No Vote Payment due by Scancell to Neuphoria if the Merger Agreement is terminated as a result of a failure to obtain the required Scancell Shareholder Approval, and the potential effect of such payment in deterring Scancell from considering an alternative transaction that may be more advantageous to Scancell’s shareholders;
•
the Exchange Ratio is calculated by reference to fixed valuations for Scancell and Neuphoria, adjusted only for changes in Scancell’s and Neuphoria’s respective fully diluted outstanding share counts; accordingly, the relative ownership percentage of Scancell shareholders in the Combined Company will not increase if the trading price of Scancell Shares increases prior to Closing;

•
the possibility that Neuphoria could under certain circumstances consider bona fide unsolicited acquisition proposals the Neuphoria Board deems to be superior to the Merger Agreement or change its recommendation to approve the Merger Agreement under certain circumstances;

•
the expenses incurred and anticipated to be incurred in connection with the Merger and related administrative costs associated with combining the organizations;

•
the additional costs and compliance obligations Scancell will incur as a result of becoming subject to SEC reporting requirements and Nasdaq listing standards following the consummation of the Merger;

•
the fact that Neuphoria’s representations and warranties in the Merger Agreement do not survive the Closing, and the potential risk of liabilities that may arise after the Closing; and

•
various other risks associated with the Combined Company and the Merger, including the risks described in the section titled “Risk Factors” of this proxy statement/prospectus.

The foregoing information is not intended to be exhaustive, but is believed to include a summary of all of the material factors considered by the Scancell Board in its consideration of the Merger Agreement, the PIPE Financing, the UK Offerings and the various transactions contemplated thereby. After conducting an overall analysis of these and other factors, including thorough extensive discussions with Scancell’s senior management and outside advisors, the Scancell Board concluded that the benefits, advantages and opportunities of a potential transaction outweighed the uncertainties and risks described above. Based on this overall analysis of the factors described above, the Scancell Board unanimously approved the Merger Agreement, the Merger, the PIPE Financing, the UK Offerings and the other transactions contemplated by the Merger Agreement.
Appraisal Rights
Pursuant to Section 262 of the DGCL, Neuphoria stockholders who hold their shares through the Effective Time, do not vote their shares in favor of adoption of the Merger Agreement and who comply fully with and properly demand appraisal for their shares under the applicable requirements of Section 262 of the DGCL and do not otherwise withdraw or lose the right to appraisal under Delaware law, have the right to seek appraisal of the “fair value” of their shares of Neuphoria Common Stock, as determined by the Delaware Court of Chancery, if the Merger is completed. This means that such stockholders are entitled to seek appraisal of their shares of Neuphoria Common Stock and to receive payment in cash for the “fair value” of such shares of Neuphoria Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value. The “fair value” of shares of Neuphoria Common Stock as determined by the Delaware Court of Chancery may be more than, less than, or equal to the value of the Merger Consideration that Neuphoria stockholders would otherwise be entitled to receive under the terms of the Merger Agreement. Neuphoria stockholders also should be aware that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Merger, is not an opinion as to, and does not otherwise address, “fair value” under Section 262 of the DGCL. Neuphoria stockholders who wish to preserve any appraisal rights they may have must (i) deliver a written demand for appraisal of such person’s shares of Neuphoria Common Stock to Neuphoria prior to the vote on the adoption of the Merger Agreement (ii) not vote, in person or by proxy, in favor of the Merger Proposal to adopt the Merger Agreement, (iii) continuously hold of record or beneficially own such shares on the date of making the demand for appraisal through the effective date of the Merger, and (iv) otherwise comply with the procedures set forth in Section 262 of the DGCL.
Failure to strictly comply with the requirements of Section 262 of the DGCL in a timely and proper manner will result in the loss of appraisal rights under the DGCL. A person who loses appraisal rights will be entitled to receive the Merger Consideration. Because of the complexity of the procedures for exercising appraisal rights, we believe that if a person is considering exercising such rights, such person should seek the advice of legal counsel. See the description under the heading “Appraisal Rights” in this proxy statement/prospectus for additional information and the text of Section 262 of the DGCL, which you are encouraged to read carefully and in their entirety. A copy of Section 262 of the DGCL can be accessed without subscription or cost at the following URL, and is incorporated herein by reference: https://www.delcode.delaware.gov/title8/c001/sc09/index.html#262.
Listing of the Scancell ADSs and Scancell Shares
Pursuant to the Merger Agreement, Scancell has agreed, among other things, to take all reasonable steps within its power to ensure that (1) the Scancell ADSs to be issued in the Merger are approved for listing on Nasdaq and (2) the Scancell Shares underlying the Scancell ADSs to be issued in the Merger are approved for admission to trading on AIM and satisfy any other requirements of London Stock Exchange plc in respect of the Merger Agreement and the transactions contemplated thereby, in each case prior to the Effective Time. The approval for listing of the Scancell ADSs on Nasdaq and of the Scancell Shares for admission to trading on AIM, in each case subject only to official notice of issuance, are each a condition to the obligations of Scancell and Neuphoria to complete the Merger. Scancell has applied to list the Scancell ADSs on Nasdaq and intends to apply for admission of the Scancell Shares underlying the Scancell ADSs to trading on AIM. Scancell expects that the Scancell ADSs will trade on Nasdaq under the symbol “SCLT.” Scancell ADSs will trade, and be quoted, in U.S. dollars.
Delisting and Deregistration of Neuphoria Common Stock
If the Merger is completed, there will no longer be any publicly held shares of Neuphoria Common Stock. Accordingly, Neuphoria Common Stock will be delisted from Nasdaq and will be deregistered under the Exchange Act as soon as practicable following the completion of the Merger, and Neuphoria will no longer be required to file periodic reports with the SEC in respect of Neuphoria Common Stock.
Restrictions on Sales of Scancell ADSs Received in the Merger
The Scancell ADSs to be issued in connection with the Merger will be freely transferable under the Securities Act and the Exchange Act, except for Scancell ADSs issued to any holder who may be deemed to be an “affiliate” of Scancell for purposes of Rule 144 under the Securities Act. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with Scancell and may include the senior management, directors and significant stockholders of Scancell. Securities held by an affiliate of Scancell may be resold or otherwise transferred without registration in compliance with the volume limitations, manner of sale requirements, notice requirements and other requirements of Rule 144 under the Securities Act or as otherwise permitted under the Securities Act. This proxy statement/prospectus does not cover resales of Scancell ADSs, or the underlying Scancell Shares, received upon completion of the Merger by any person, and no person is authorized to make any use of this proxy statement/prospectus in connection with any resale.
In addition to the Rule 144 restrictions described above, certain officers, directors and significant stockholders of Neuphoria and Scancell have each entered into lock-up agreements (the “Lock-Up Agreements”) pursuant to which each such signatory has agreed, subject to customary exceptions (including for bona fide gifts, estate planning and intra-family transfers, transfers not involving a change in beneficial ownership, and transfers in connection with a change-of-control transaction or general offer under the Takeover Code), not to sell, transfer, hedge or otherwise dispose of Scancell Shares, Scancell non-voting ordinary shares, Scancell ADSs or securities convertible into or exchangeable for the foregoing (excluding any PIPE Securities) for a period of 180 days following the Effective Time. Delivery of the Lock-Up Agreements, in each case in full force and effect, is a condition to Scancell’s and Neuphoria’s respective obligations to complete the Merger. See “The Support Agreements” for additional information.
For more information, see “Ordinary Shares and ADSs Eligible for Future Sale.”

Litigation Related to the Merger
It is a condition to the Merger that no temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger Agreement or the transactions contemplated thereby shall have been issued by any court of competent jurisdiction or other governmental authority of competent jurisdiction and remain in effect. Neither Neuphoria nor Scancell is aware of any lawsuit or proceeding specific to the Merger having been filed to date. If such a lawsuit or other proceeding is commenced and if in any such litigation or proceeding a plaintiff is successful in obtaining a restraining order or injunction prohibiting the consummation of the Merger Agreement or the transactions contemplated thereby, then the closing of the Merger may be delayed or may never occur. Even if the Merger is permitted to occur, the parties may be required to pay damages, fees or expenses in respect of claims related to the Merger or the transactions contemplated thereby.

THE MERGER AGREEMENT
The following discussion summarizes material provisions of the Merger Agreement entered into by Scancell, Merger Sub and Neuphoria. This summary does not propose to be complete and is qualified in its entirety by reference to the complete copy of the Merger Agreement which is attached as Annex A to this proxy statement/prospectus. The rights and obligations of the parties are governed by the express terms and conditions of the Merger Agreement and not by this summary. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information provided elsewhere in this proxy statement/prospectus, including the annexes and the documents incorporated by reference into this proxy statement/prospectus, before making any decisions regarding the Merger.
The Merger Agreement is described in this proxy statement/prospectus only to provide you with information regarding its terms and conditions and this summary is not intended to provide any factual information about Scancell, Neuphoria or their respective businesses. The representations, warranties and covenants contained in the Merger Agreement have been made solely for the benefit of the parties to the Merger Agreement. In addition, such representations, warranties and covenants: (1) have been made only for purposes of the Merger Agreement; (2) have been qualified by certain disclosures made by the parties to one another not reflected in the text of the Merger Agreement; (3) may be subject to materiality qualifications contained in the Merger Agreement which may differ from what may be viewed as material by you; (4) were made only as of July 23, 2026 or other specific dates where indicated; and (5) have been included in the Merger Agreement for the purpose of allocating risk between the contracting parties rather than establishing matters as facts. Accordingly, the summary of the Merger Agreement is included in this proxy statement/prospectus only to provide you with information regarding the terms of the Merger and not to provide you with any other factual information regarding Scancell, Neuphoria or their respective businesses. You should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Scancell, Neuphoria or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may have changed since July 23, 2026, or may in the future change, which subsequent information may or may not be fully reflected in Scancell’s or Neuphoria’s public disclosures.
The Merger
Pursuant to the Merger Agreement, Merger Sub, an indirect wholly owned subsidiary of Scancell formed for purposes of the transaction, will merge with and into Neuphoria, with Neuphoria surviving the Merger as an indirect wholly owned subsidiary of Scancell. As a result of the Merger, Neuphoria Common Stock will cease to be publicly traded, and former Neuphoria stockholders will instead hold Scancell ADSs and CVRs. This section summarizes the material terms of the Merger Agreement; you should read the Merger Agreement in its entirety, attached as Annex A, for a complete understanding of its terms.
Merger Consideration
At the Effective Time, each share of Neuphoria Common Stock outstanding immediately prior to the Effective Time (excluding shares of Neuphoria Common Stock held by Neuphoria as treasury stock and any dissenting shares) will be converted into the right to receive a number of Scancell ADSs equal to the Exchange Ratio, as may be adjusted pursuant to the settlement of the potential execution of the Armistice Warrant.
Exchange Ratio Formula
Based on Neuphoria’s and Scancell’s relative capitalization, each as of October 7, 2026, each share of Neuphoria Common Stock is currently estimated to be entitled to receive approximately 3.77246 Scancell ADSs (representing 37.72464 Scancell Shares before giving effect to the proposed AIM Reverse Split). The change from the exchange ratio estimated as of the date of the Merger Agreement to the currently estimated exchange ratio reflects a change in the number of shares of Neuphoria Common Stock outstanding (on a fully diluted basis) between signing and the date of this proxy statement/prospectus, and does not reflect any change to the Neuphoria Valuation, the Scancell Valuation or any other term of the Merger Agreement. This estimated exchange ratio is subject to adjustment based on the number of shares of Neuphoria Common Stock or Scancell Shares outstanding (on a fully diluted basis) immediately prior to the Effective Time as described in more detail in the section titled “The Merger Agreement — Merger Consideration” of this proxy statement/prospectus.

The Exchange Ratio formula pursuant to which shares of Neuphoria Common Stock will be converted into Scancell ADSs is derived based on (i) a Neuphoria fixed valuation of $24,598,949 (the “Neuphoria Valuation”) and (ii) a Scancell fixed valuation of $144,612,002 (the “Scancell Valuation”).
The formula to calculate the number of Scancell ADSs issuable to the existing Neuphoria stockholders is equal to the quotient (rounded to five decimal places) obtained by dividing (a) the Scancell Merger Shares by (b) the Neuphoria Outstanding Shares, in which:
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“Aggregate Valuation” means the sum of (i) the Neuphoria Valuation plus (ii) the Scancell Valuation.

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“Neuphoria Allocation Percentage” means the Neuphoria Valuation divided by the Aggregate Valuation.

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“Neuphoria Outstanding Shares” means the total number of shares of Neuphoria Common Stock outstanding immediately prior to the Effective Time, expressed on a fully diluted basis and using the treasury stock method, but assuming, without limitation or duplication, the issuance of shares of Neuphoria Common Stock in respect of all Neuphoria RSU Awards (as defined in the Merger Agreement) and other outstanding options, warrants or rights to receive such shares, in each case, outstanding as of immediately prior to the Effective Time (assuming cashless exercise), whether conditional or unconditional and including any outstanding options, warrants or rights triggered by or associated with the consummation of the Merger (but excluding any shares of Neuphoria Common Stock reserved for issuance other than with respect to outstanding Neuphoria RSU Awards as of immediately prior to the Effective Time and as set forth above). For the avoidance of doubt, no out-of-the-money Neuphoria Options shall be included in the total number of shares of Neuphoria Common Stock outstanding for purposes of determining the Neuphoria Outstanding Shares.

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“Neuphoria Valuation” means $24,598,949.

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“Post-Closing Scancell Shares” means the quotient obtained by dividing the Scancell Outstanding Shares by the Scancell Allocation Percentage.

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“Scancell Allocation Percentage” means the Scancell Valuation divided by the Aggregate Valuation. For the avoidance of doubt, any Scancell Shares, Scancell ADSs or other Scancell equity issued or issuable under an agreement dated July 20, 2026, by and between Neuphoria and Armistice (the “Armistice Agreement”) shall be accounted for as part of the Neuphoria Allocation Percentage for purposes of determining the Exchange Ratio and shall not impact the Scancell Valuation in any way; accordingly, any such Scancell equity shall reduce, on a share-for-share basis, the number of Scancell ADSs otherwise issuable to holders of Neuphoria Common Stock pursuant to Section 2.03(a) of the Merger Agreement.

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“Scancell Merger Shares” means the product determined by multiplying (a) the Post-Closing Scancell Shares by (b) the Neuphoria Allocation Percentage.

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“Scancell Valuation” means $144,612,002.

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“Scancell Outstanding Shares” means, subject to Section 2.01(a) of the Merger Agreement, the total number of Scancell Shares outstanding immediately prior to the Effective Time (excluding any Scancell Shares issued in the PIPE Financing), expressed on a fully diluted and as-converted to Scancell Shares basis and using the treasury stock method, but assuming, without limitation or duplication, (i) the exercise of all Scancell Options outstanding as of immediately prior to the Effective Time, and (ii) the issuance of Scancell Shares (voting or non-voting, as the case may be) in respect of all other outstanding options, restricted share awards, restricted share units, warrants or rights to receive such shares, whether conditional or unconditional and including any outstanding options, warrants, restricted share awards, restricted share units or rights triggered by or associated with the consummation of the Merger (which for avoidance of doubt shall (x) include the Scancell Convertible Loan Notes and (y) exclude any Scancell Shares reserved for issuance other than with respect to outstanding Scancell Options as of immediately prior to the Effective Time).

Because the Exchange Ratio relies on values that are not determinable until immediately prior to the Effective Time, the final Exchange Ratio will not be determined until the Closing. The final number of Scancell ADSs issuable to Neuphoria stockholders pursuant to the final Exchange Ratio may be adjusted downwards to account for Scancell ADSs issuable to Armistice (if any) pursuant to the Armistice Warrant and Armistice Agreement. See “The Merger Agreement — Treatment of Neuphoria Options and Neuphoria Units — Armistice Warrant.”
Examples
For example, the Aggregate Valuation is $169,210,951. The Neuphoria Allocation Percentage is $24,598,949 ÷ $169,210,951, or approximately 14.54%, and the Scancell Allocation Percentage is $144,612,002 ÷ $169,210,951, or approximately 85.46%. Thus, Post-Closing Scancell Shares are calculated by dividing Scancell Outstanding Shares by 85.46%, Parent Merger Shares are calculated by multiplying Post-Closing Scancell Shares by 14.54%, and the Exchange Ratio is calculated by dividing Parent Merger Shares by Neuphoria Outstanding Shares, with the result rounded to five decimal places. On these assumptions, after the Effective Time, the pre-Merger Neuphoria Common Stock is expected to represent approximately 10.6% of the Combined Company, pre-Merger Scancell Shares and other securities convertible into Scancell Shares are expected to represent approximately 63.6% of the Combined Company (excluding, for this purpose, any PIPE Securities purchased in the PIPE Financing), and the PIPE Securities are expected to represent approximately 16.8% of the Combined Company (assuming gross proceeds from the PIPE Financing of $39.1 million). In each case, the percentages above are calculated on a fully diluted basis using the treasury stock method.
Fractional Shares
No fractional Scancell ADSs will be issued in the Merger. Each Neuphoria stockholder who would otherwise be entitled to a fraction of a Scancell ADS (after aggregating all shares held by such stockholder) will instead receive the number of whole Scancell ADSs obtained by rounding to the nearest whole Scancell ADS, with no cash paid in lieu of any fractional Scancell ADS eliminated by such rounding.
Contingent Value Rights
At or prior to the Effective Time, Scancell will enter into the CVR Agreement with a rights agent. Each CVR represents a right to receive a pro rata share of 100% of the net proceeds actually received by Scancell or its affiliates from (i) the Merck Research and Collaboration Agreement for 15 years from Closing Date, (ii) the Participants Agreement and CRC Commercialization License Agreements, including the Pfizer KAT6 license, for 15 years from Closing Date, (iii) any monetization of certain Company IP within the applicable timeframe set out in the CVR Agreement, and (iv) an Australian R&D tax credit for the year ended June 30, 2026. CVRs are non-transferable except for limited permitted transfers, non-voting, non-interest-bearing, not listed on any exchange and do not represent equity or ownership in Scancell or any of its affiliates.
Treatment of Neuphoria Equity Awards and Warrants
At the Effective Time, each outstanding Neuphoria Stock Option will be automatically cancelled for no consideration, whether or not vested. No later than five Business Days prior to the Effective Time, each outstanding and unvested Neuphoria RSU Award that vests solely based on the passage of time will vest in full and be settled in shares of Neuphoria Common Stock, which will then be treated the same as other outstanding shares of Neuphoria Common Stock in the Merger.
Neuphoria Options
At the Effective Time, each Neuphoria Stock Option that is then outstanding, whether or not then vested or exercisable, will be automatically cancelled for no consideration, and the holder will have no further rights with respect thereto. No Neuphoria Stock Options will remain outstanding following consummation of the Merger.
Neuphoria Restricted Stock Units
No later than five (5) Business Days prior to the Effective Time (but subject to the occurrence of the Effective Time), each restricted stock unit award with respect to shares of Neuphoria Common Stock outstanding under any Neuphoria Stock Plan that vests solely based on the passage of time (each, a

“Neuphoria RSU Award”) that is then outstanding but not vested shall become immediately vested in full and shall be settled by issuing to the holder of the Neuphoria RSU Award a number of shares of Neuphoria Common Stock equal to the number of shares of Neuphoria Common Stock underlying such Neuphoria RSU Award immediately prior to such settlement (subject to applicable withholdings for Taxes, which may be satisfied by net share settlement) (the “Settled RSU Neuphoria Common Stock”). The Settled RSU Neuphoria Common Stock shall be treated at the Effective Time in the same manner as other shares of Neuphoria Common Stock, including for the avoidance of doubt as set forth in Section 2.03 of the Merger Agreement. Following the settlement of the Company RSU Awards into Settled RSU Neuphoria Common Stock as provided herein, no holder thereof shall have any rights with respect to such award (or the shares of Neuphoria Common Stock underlying such award) other than the right to receive the consideration specified in Section 2.06 of the Merger Agreement.
Armistice Warrant
At the closing of the Merger, the warrant for shares of Neuphoria (the “Armistice Warrant”) held by Armistice will be treated in accordance with the Armistice Agreement. If Armistice exercises the Armistice Warrant at Closing (or within the thirty (30) days following the Closing), the first $3,500,000 of Black Scholes Value will be paid in cash, and any Excess Amount (as defined in the Armistice Agreement) may be paid, at Armistice’s option, in Scancell Shares, Scancell ADSs or warrants to purchase Scancell Shares or Scancell ADSs (or a combination thereof), with the number of Scancell Shares constituting or underlying the applicable equity consideration equal to 125% of the Excess Amount divided by the Parent Per Share Price (as defined in the Merger Agreement).
Any Scancell Shares, Scancell ADSs or other Scancell equity issued or issuable under the Armistice Warrant (as amended by the Armistice Agreement) shall be accounted for as part of the Neuphoria Allocation Percentage for purposes of determining the Exchange Ratio and shall not impact the Scancell Valuation in any way; accordingly, any such Scancell equity shall reduce, on a share-for-share basis, the number of Scancell ADSs otherwise issuable to holders of Neuphoria Common Stock. Therefore, if any equity consideration is issuable to Armistice pursuant to the Armistice Agreement at Closing, holders of Neuphoria Common Stock will receive for every share of Neuphoria Common Stock a number of Scancell ADSs equal to the Exchange Ratio, minus the pro rata portion of Scancell ADSs issuable to Armistice. As of the date of this proxy statement/prospectus, no Scancell ADSs are expected to be issuable to Armistice.
Closing and Effective Time
Prior to the closing of the Merger, Scancell will effect the AIM Reverse Split at a ratio mutually agreed by Scancell and Neuphoria. The closing of the Merger will take place remotely as soon as practicable, but no later than the third business day, after satisfaction or waiver of the closing conditions described under “Conditions to Closing” below (other than conditions that by their nature are to be satisfied at the closing of the Merger), or at such other time as Scancell and Neuphoria mutually agree. At the closing of the Merger, Neuphoria will file a certificate of merger with the Delaware Secretary of State, and the Merger will become effective at the time such certificate of merger is duly filed (or such later time as Scancell and Neuphoria agree and specify in the certificate of merger).
Conversion of Shares
At the Effective Time, each share of Neuphoria Common Stock outstanding immediately prior to the Effective Time (other than excluded shares held as treasury stock or owned by Scancell or Merger Sub and Dissenting Shares) will be converted into the right to receive the Merger Consideration and will automatically be cancelled and cease to exist. Shares of Neuphoria Common Stock held by any wholly owned subsidiary of Neuphoria immediately prior to the Effective Time will be converted into a number of validly issued, fully paid and non-assessable Scancell ADSs equal to the Exchange Ratio. Each share of common stock of Merger Sub outstanding immediately prior to the Effective Time will be converted into one validly issued, fully paid and non-assessable share of common stock of the surviving corporation.
Exchange Agent; Letter of Transmittal
Prior to the Effective Time, Scancell will appoint a commercial bank or trust company reasonably acceptable to Neuphoria to act as exchange agent for the purpose of exchanging Neuphoria stock certificates and uncertificated shares for the Merger Consideration. Promptly after the Effective Time (and in no event later than five business days thereafter), the exchange agent will send each Neuphoria stockholder a letter of transmittal and instructions for surrendering Neuphoria stock certificates (or transferring uncertificated shares) in exchange for the Merger Consideration. Neuphoria stockholders should not send in their stock certificates until they receive these instructions.
Appraisal Rights
Pursuant to Section 262 of the DGCL, Neuphoria stockholders who hold their shares through the Effective Time, do not vote their shares in favor of adoption of the Merger Agreement and who comply fully with and properly demand appraisal for their shares under the applicable requirements of Section 262 of the DGCL and do not otherwise withdraw or lose the right to appraisal under Delaware law, have the right to seek appraisal of the “fair value” of their shares of Neuphoria Common Stock, as determined by the Delaware Court of Chancery, if the Merger is completed. This means that such stockholders are entitled to seek appraisal of their shares of Neuphoria Common Stock and to receive payment in cash for the “fair value” of such shares of Neuphoria Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value. The “fair value” of shares of Neuphoria Common Stock as determined by the Delaware Court of Chancery may be more than, less than, or equal to the value of the Merger Consideration that Neuphoria stockholders would otherwise be entitled to receive under the terms of the Merger Agreement. Neuphoria stockholders also should be aware that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Merger, is not an opinion as to, and does not otherwise address, “fair value” under Section 262 of the DGCL. Neuphoria stockholders who wish to preserve any appraisal rights they may have must (i) deliver a written demand for appraisal of such person’s shares of Neuphoria Common Stock to Neuphoria prior to the vote on the adoption of the Merger Agreement (ii) not vote, in person or by proxy, in favor of the Merger Proposal to adopt the Merger Agreement, (iii) continuously hold of record or beneficially own such shares on the date of making the demand for appraisal through the effective date of the Merger, and (iv) otherwise comply with the procedures set forth in Section 262 of the DGCL.
Failure to strictly comply with the requirements of Section 262 of the DGCL in a timely and proper manner will result in the loss of appraisal rights under the DGCL. A person who loses appraisal rights will be entitled to receive the Merger Consideration. Because of the complexity of the procedures for exercising appraisal rights, we believe that if a person is considering exercising such rights, such person should seek the advice of legal counsel. See the description under the heading “Appraisal Rights” in this proxy statement/prospectus for additional information and the text of Section 262 of the DGCL, which you are encouraged to read carefully and in their entirety. A copy of Section 262 of the DGCL can be accessed without subscription or cost at the following URL, and is incorporated herein by reference: https://www.delcode.delaware.gov/title8/c001/sc09/index.html#262.
Withholding
Each of the exchange agent, Scancell, Merger Sub, the surviving corporation and Neuphoria is entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement such amounts as are required to be deducted and withheld under applicable tax law. Any amounts so withheld and paid over to the appropriate taxing authority will be treated as having been paid to the person in respect of whom the deduction and withholding was made.
Dividends and Distributions
No dividends or other distributions on Scancell ADSs constituting the Merger Consideration will be paid to a Neuphoria stockholder until that stockholder surrenders its Neuphoria stock certificate (or transfers its uncertificated shares) together with a properly completed letter of transmittal. Following surrender, the stockholder will receive, without interest, the aggregate dividends or distributions with a record date on or after the Effective Time that were payable and paid prior to such surrender, and, on the applicable payment date, any amounts payable with a record date on or after the Effective Time and prior to surrender but with a payment date after surrender.

Representations and Warranties of Scancell, Merger Sub and Neuphoria
The Merger Agreement contains customary representations and warranties made by Neuphoria to Scancell and Merger Sub, and by Scancell and Merger Sub to Neuphoria, subject in each case to exceptions set forth in the corresponding disclosure schedule and, in certain cases, in the relevant party’s public filings. These include representations relating to, among other things: corporate existence and power; corporate and governmental authorization; non-contravention; capitalization and subsidiaries; SEC filings and Sarbanes-Oxley compliance (by Neuphoria only); financial statements; absence of certain changes; undisclosed liabilities; litigation; permits and compliance with law; regulatory (including health care/FDA) matters; material contracts; taxes; employee benefits and labor matters; intellectual property; real and personal property; environmental matters; anti-corruption and sanctions compliance; insurance; affiliate transactions; anti-takeover statutes; opinion of financial advisor (Neuphoria only); and finders’ fees. The representations and warranties are, in certain cases, subject to specified exceptions and materiality, “Material Adverse Effect,” Knowledge and other qualifications contained in the Merger Agreement and may be further limited by the disclosure schedules to the Merger Agreement. None of the representations and warranties in the Merger Agreement will survive the Effective Time, except for those covenants that by their terms are to be performed after the Effective Time.
Material Adverse Effect
“Material Adverse Effect” means, with respect to a party, any event, change, effect, circumstance, fact, development or occurrence that has had a material adverse effect on the business, operations or financial condition of that party and its subsidiaries, taken as a whole. The definition excludes effects arising from, among other things: general economic, industry, financial, credit, or capital markets conditions; geopolitical conditions, hostilities, natural disasters or force majeure events; changes in law, GAAP or IFRS; the announcement or pendency of the Merger Agreement or the transactions contemplated thereby (including any resulting impact on relationships with employees, customers, suppliers or regulators); stock price or trading volume declines or failure to meet internal or published projections (although the underlying causes of such declines or failures may still be considered unless independently excluded); litigation arising from the Merger Agreement; and matters disclosed on the applicable disclosure schedule — except, in each case (other than for the transaction-announcement and litigation exclusions and a limited number of other categories), to the extent such effects disproportionately affect the relevant party and its subsidiaries as compared to other companies in the same industry.
Covenants; Operation of Business Pending the Closing
Operation of Neuphoria’s Business Pending the Closing
From the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement, except (i) as prohibited or required by applicable law, (ii) as set forth in Neuphoria’s disclosure schedule, or (iii) as otherwise required or expressly contemplated by the Merger Agreement, unless Scancell shall have given its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), Neuphoria has agreed to, and to cause each of its subsidiaries to, use commercially reasonable efforts to conduct its business in all material respects in the ordinary course of business consistent with past practice and to preserve intact its business organization, keep available the services of its employees who are integral to the operation of the business as presently conducted and maintain its existing relations and goodwill with material customers, members, suppliers, licensors, licensees and other third parties with whom it has material business relations. Subject to the same exceptions, Neuphoria has agreed that it will not, and will cause each of its subsidiaries not to:
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adopt any change to its certificate of incorporation, bylaws or other organizational documents (whether by merger, consolidation or otherwise);

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(A) acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof or any assets, securities or property, other than inventory acquired in the ordinary course of business consistent with past practice, (B) effect or be a party to any merger, consolidation, business combination, liquidation, dissolution, recapitalization or restructuring or (C) form any new subsidiary of Neuphoria;

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(A) split, combine or reclassify any shares of its capital stock (other than transactions solely among Neuphoria and one or more of its wholly owned subsidiaries or solely among Neuphoria’s wholly owned subsidiaries), (B) amend any term or alter any rights of any of its outstanding equity securities, (C) declare, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or other equity securities, (D) enter into any contract with respect to the voting or registration of any of its equity securities or (E) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its equity securities or any equity securities of any of its subsidiaries, other than repurchases of Neuphoria common stock in connection with the exercise of Neuphoria stock options or the vesting or settlement of Neuphoria RSU awards outstanding as of the date of the Merger Agreement or granted thereafter in accordance with the Merger Agreement;

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issue, deliver, sell, grant, pledge or otherwise encumber or subject to any lien, or authorize the issuance, delivery, sale, grant, pledge or other encumbrance of, any shares of its capital stock or any other equity securities, other than (A) the issuance of Neuphoria common stock upon the exercise of Neuphoria stock options or Neuphoria warrants or the vesting or settlement of Neuphoria RSU awards outstanding as of the date of the Merger Agreement in accordance with their terms, or (B) with respect to equity securities of any subsidiary of Neuphoria, transactions solely among Neuphoria and one or more of its wholly owned subsidiaries or solely among its wholly owned subsidiaries;

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authorize, make or incur any capital expenditures or obligations or liabilities in connection therewith, other than any not materially in excess of the capital expenditures expressly contemplated by the capital expenditure budget of Neuphoria and its subsidiaries made available to Scancell prior to the date of the Merger Agreement;

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sell, lease, license, transfer or otherwise dispose of any subsidiary or any division thereof or of Neuphoria or any assets, securities or property (other than intellectual property rights, which are separately addressed), other than sales or dispositions of inventory in the ordinary course of business consistent with past practice;

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make any material loans, advances or capital contributions to, or investments in, any other person, other than loans, advances, capital contributions or investments by Neuphoria to or in one or more of its wholly owned subsidiaries or by any subsidiary of Neuphoria to or in Neuphoria or any of its wholly owned subsidiaries;

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incur, assume, guarantee, repurchase, otherwise become liable for or prepay any indebtedness for borrowed money or issue or sell any debt securities or any options, warrants or other rights to acquire debt securities, or forgive any loans to the directors, officers or employees of Neuphoria or any of its subsidiaries;

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terminate, renew, extend or in any material respect modify or amend any Neuphoria material contract (including by amendment of any contract that is not a Neuphoria material contract such that it becomes one) or waive, release or assign any material right or claim thereunder, or negotiate or enter into any contract that would constitute a Neuphoria material contract if entered into prior to the date of the Merger Agreement;

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enter into any new lease that would constitute a Neuphoria material contract or amend the terms of any lease that constitutes a Neuphoria material contract;

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terminate, suspend, abrogate, amend or let lapse any material Neuphoria permit in a manner materially adverse to Neuphoria or any of its subsidiaries;

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except as required by Neuphoria employee benefit plans as in effect as of the date of the Merger Agreement, (A) grant any change in control, severance, retention or termination pay to, or amend any existing arrangement providing for, such pay for any of its directors, officers, employees or individual consultants, (B) accelerate the vesting of, or payment of, any compensation or benefit under any Neuphoria employee plan, (C) establish, adopt or amend any Neuphoria employee plan or labor agreement, (D) increase the compensation, bonus opportunity or other benefits payable to any of its directors, officers or employees, (E) hire or terminate without cause any director, officer or employee holding a title above Vice President, (F) increase the total number of employees of Neuphoria and its subsidiaries beyond the amounts contemplated by Neuphoria’s operating plan as of the date of the Merger Agreement, or (G) terminate (other than for cause) the employment of any employees if doing so would result in, individually or in the aggregate, any material severance or termination payments or costs;
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(A) change any method of financial accounting or financial accounting principles or practices, except as required by a change in GAAP or applicable law, or revalue any of its material assets, or (B) change in any material respect its practices related to the collection of accounts receivable or the payment of accounts payable outside the ordinary course of business or otherwise in a manner not permitted by the terms thereof;

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enter into any new line of business outside of its existing business;

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(A) make, change or revoke any material tax election, (B) change any annual tax accounting period, (C) adopt or change any material method of tax accounting, (D) enter into any closing agreement with respect to income or other material taxes, (E) settle or surrender or otherwise concede, terminate or resolve any income or other material tax claim, audit, investigation or assessment for an amount in excess of $1,000,000 individually or $2,000,000 in the aggregate, (F) amend any material tax returns, or (G) apply for a ruling from any taxing authority;

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commence, settle or compromise any action involving or against Neuphoria or any of its subsidiaries (including any action against any employee, officer or director in such capacity), other than actions in respect of taxes or stockholder actions relating to the Merger Agreement or the Merger, each of which is governed exclusively by other provisions of the Merger Agreement;

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(A) pay, discharge, settle or satisfy any claims, liabilities, proceedings or obligations, (B) cancel any material indebtedness owed to Neuphoria or any of its subsidiaries, or (C) waive, release, grant or transfer any right of material value;

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(A) license or grant any rights under, sell, transfer or otherwise dispose of any Neuphoria intellectual property, or (B) permit any Neuphoria registered intellectual property to lapse, expire or become abandoned prior to the end of its applicable term;

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(A) materially reduce the amount of any material insurance coverage provided by existing insurance policies, or (B) fail to maintain in full force and effect insurance coverage materially consistent with past practice;

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take any action (or omit to take any action) if such action or omission could reasonably be expected to result in any of the closing conditions to the Merger not being satisfied; or

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authorize, agree, resolve, commit or propose to do any of the foregoing.

Nothing contained in the Merger Agreement gives Scancell, directly or indirectly, the right to control or direct Neuphoria’s or any of its subsidiaries’ businesses or operations, other than after the closing of the Merger.
Operation of Scancell’s Business Pending the Closing
From the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement, except (i) as prohibited or required by applicable law, (ii) as set forth in Scancell’s disclosure schedule, or (iii) as otherwise required or expressly contemplated by the Merger Agreement, unless Neuphoria shall have given its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), Scancell has agreed to, and to cause each of its subsidiaries to, use commercially reasonable efforts to conduct its business in all material respects in the ordinary course of business consistent with past practice. Subject to the same exceptions, Scancell has agreed that it will not, and will cause each of its subsidiaries not to:
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adopt or propose any change to (A) Scancell’s organizational documents that would (x) adversely affect the rights of the holders of Scancell ordinary shares, or (y) adversely affect Scancell’s ability to issue the Scancell consideration shares or the Scancell ADSs in connection with the Merger, or (B) the organizational documents of Merger Sub, in each case except as it relates to actions related to the Scancell ADSs, including entry into the deposit agreement and listing of the Scancell ADSs on Nasdaq;

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issue, deliver, sell, grant, pledge or otherwise encumber or subject to any lien, or authorize the issuance, delivery, sale, pledge or other encumbrance of, any shares of its capital stock or any other equity securities, other than (A) the issuance of Scancell Shares upon the exercise, vesting or settlement of Scancell equity awards or on the exercise or conversion of any convertible equity securities of Scancell (including the Scancell convertible loan notes), (B) the grant of Scancell equity awards to employees, directors or individual independent contractors of Scancell or its subsidiaries under Scancell’s equity compensation plans in the ordinary course of business, (C) the allotment of the Scancell consideration shares and/or the issuance of Scancell ADSs in connection with the Merger or the concurrent financing, (D) the passing of customary resolutions relating to Scancell’s share capital at Scancell’s annual general meeting of shareholders, or (E) entering into the concurrent financing;

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(A) sub-divide, consolidate or reclassify any of its shares (other than transactions solely among Scancell and one or more of its wholly owned subsidiaries, solely among Scancell’s wholly owned subsidiaries, or transactions requiring an adjustment to the equity consideration for which the proper adjustment is made, including the AIM reverse split), or (B) declare, set aside or pay any dividend or make any other distribution in respect of its shares or other equity securities, except for dividends and distributions paid or made in the ordinary course of business consistent with past practice;

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adopt a plan of complete or partial liquidation or dissolution with respect to Scancell, Merger Sub or any direct or indirect parent entity of Merger Sub; or

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authorize, agree, resolve, commit or propose to do any of the foregoing.

Nothing contained in the Merger Agreement gives Neuphoria, directly or indirectly, the right to control or direct Scancell’s or any of its subsidiaries’ businesses or operations.
Agreement Not to Solicit Other Offers
Each of Neuphoria and Scancell has agreed, subject to customary fiduciary exceptions described below and in the Merger Agreement, that it will not, and will cause its subsidiaries and representatives not to, directly or indirectly: solicit, initiate or knowingly facilitate or encourage any acquisition proposal or acquisition inquiry; enter into or participate in discussions or negotiations regarding, or furnish non-public information in connection with, any acquisition proposal or acquisition inquiry; approve, recommend or enter into any letter of intent, agreement or agreement in principle relating to an acquisition proposal; grant any waiver or release under any standstill or confidentiality agreement relating to an acquisition proposal; make an adverse recommendation change; or take any action to exempt any third party or acquisition proposal from an applicable takeover statute. At any time before the relevant stockholder or shareholder approval is obtained, upon receipt of an unsolicited bona fide written acquisition proposal that its board determines in good faith, after consultation with financial and legal advisors, constitutes or is reasonably likely to lead to a superior proposal, a party may furnish non-public information under an acceptable confidentiality agreement and engage in discussions or negotiations with the third party, provided the board determines, after consultation with outside legal counsel, that failing to do so would be inconsistent with its fiduciary duties. Neither party’s no-solicitation obligations extend to the PIPE Financing, which is expressly excluded from the definitions of “acquisition proposal” and “acquisition inquiry.”
Each of Neuphoria and Scancell has also agreed to notify the other party as promptly as practicable, and in no event later than 48 hours after receipt, of any acquisition proposal or acquisition inquiry it receives, identifying the third party and the material terms of the proposal or inquiry and providing copies of any written proposal or draft agreement, and thereafter to keep the other party informed on a timely basis of material developments. Before a party’s board may make an adverse recommendation change or enter into an alternative acquisition agreement in response to a superior proposal, that party must first notify the other party in writing at least five business days before taking such action, negotiate in good faith with the other party during that period regarding any proposed adjustments to the Merger Agreement, and, at the end of that period, reconfirm that the proposal continues to constitute a superior proposal after considering any revised terms offered by the other party. Any change in the financial or other material terms of the superior proposal restarts the notice period, except that the notice period is reduced to two business days for any such subsequent notice.

Neuphoria’s Board Recommendation
Subject to specified exceptions, Neuphoria has agreed that its board of directors will recommend that Neuphoria stockholders vote to adopt the Merger Agreement and will not withdraw or modify that recommendation in a manner adverse to Scancell. Neuphoria’s board may make an adverse recommendation change only if, prior to receipt of the Neuphoria Stockholder Approval, it receives a bona fide written acquisition proposal that its board determines constitutes or is reasonably likely to lead to a superior proposal, and, after consultation with outside legal counsel, determines that failing to make the adverse recommendation change would be inconsistent with its fiduciary duties under Delaware law, subject to prior written notice to Scancell and a good-faith negotiation period.
Scancell’s Board Recommendation
Scancell’s board of directors has unanimously resolved that the Merger Agreement, the Merger and the transactions contemplated thereby (including the PIPE Financing) would be most likely to promote the success of Scancell for the benefit of its shareholders as a whole, and has resolved to recommend that Scancell shareholders vote in favor of the resolutions required under the U.K. Companies Act 2006 to implement the PIPE Financing and the transactions contemplated by the Merger Agreement, including the allotment of the Parent Consideration Shares (the “Scancell Shareholder Approval”). The Scancell Shareholder Approval requires the affirmative vote of at least 75% of the votes cast virtually or by proxy at a duly convened and held meeting of Scancell’s shareholders at which a quorum is present. Subject to customary exceptions, Scancell has agreed not to withdraw or modify that recommendation in a manner adverse to Neuphoria.
Preparation of the Form F-4 and the Proxy Statement/Prospectus; Neuphoria Special Meeting
Scancell and Neuphoria have agreed to jointly prepare and file with the SEC this proxy statement/prospectus (as part of the Form F-4) that includes (1) a prospectus for the issuance of the Scancell ADSs (each representing 10 Scancell Shares) in connection with the Merger and (2) a proxy statement of Neuphoria for use in the solicitation of proxies for the Neuphoria Special Meeting.
Neuphoria has agreed to use commercially reasonable efforts to cause this proxy statement/prospectus to be mailed to Neuphoria’s stockholders as promptly as practicable following the date this proxy statement/prospectus is declared effective under the Securities Act. Neuphoria has agreed to call, give notice of, and hold the Neuphoria Special Meeting for the purpose of obtaining the Neuphoria Stockholder Approval as promptly as practicable following the date this proxy statement/prospectus is declared effective, and in any event no later than 30 days after this proxy statement/prospectus is mailed.
Neuphoria and Scancell have agreed to use reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable on their respective parts to cause, with respect to Neuphoria, the Neuphoria Stockholder Approval to be obtained at the Neuphoria Stockholder Meeting and to cause, with respect to Scancell, the Scancell Shareholder Approval to be obtained at the Scancell EGM.
Scancell Shareholder Meeting
Scancell has agreed to call, give notice of and hold a general meeting of its shareholders (the “Scancell EGM”) for the purpose of obtaining the Scancell Shareholder Approval, and to use commercially reasonable efforts to solicit proxies in favor of the resolutions to be proposed at that meeting, including approval of the allotment of the Parent Consideration Shares in connection with the Merger and the resolutions required under the U.K. Companies Act 2006 to implement the PIPE Financing.
Board of Directors of Combined Company
Following the closing of the Merger, the Scancell board of directors will consist of such number and composition of directors as Scancell determines, provided that, subject to Nasdaq independence requirements and Scancell’s prior approval (not to be unreasonably withheld), one director will be an individual designated by Neuphoria immediately prior to the closing of the Merger. Scancell currently expects that its current management team and board of directors will serve as the management and board of directors of the

Combined Company following the closing of the Merger, subject to the addition of the Neuphoria-designated director described above. For more information about Scancell’s current management team and board of directors, please see “Scancell Management” below.
Indemnification and Insurance
From and after the Effective Time, Scancell will cause the surviving corporation to indemnify and hold harmless each present and former director and officer of Neuphoria and its subsidiaries against claims arising from their service in such capacities at or prior to the Effective Time, to the fullest extent permitted by law, and to maintain provisions in the surviving corporation’s certificate of incorporation and bylaws no less favorable to such individuals than those currently in Neuphoria’s organizational documents. For six years following the Effective Time, the surviving corporation will maintain directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Effective Time on terms no less favorable than Neuphoria’s existing policy (or a substitute policy of at least the same coverage), subject to a cap of 300% of Neuphoria’s current annual premium; alternatively, Neuphoria may purchase a six-year prepaid “tail” policy prior to closing of the Merger.
The surviving corporation has also agreed to advance the reasonable expenses, including legal fees, of any indemnified individual as incurred, to the fullest extent permitted by law, subject to that individual’s undertaking to repay the advanced amounts if it is ultimately determined that the individual was not entitled to indemnification. In addition, Scancell has agreed to cause the surviving corporation’s certificate of incorporation and bylaws to contain provisions regarding indemnification and limitation of director and officer liability that are no less favorable to the indemnified individuals than those currently in Neuphoria’s organizational documents, and has agreed that those provisions will not be amended, repealed or otherwise modified in a manner adverse to the indemnified individuals.
Regulatory Filings
The Merger Agreement provides that, subject to certain limitations set forth in the Merger Agreement, Scancell and Neuphoria must:
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use their respective reasonable best efforts to prepare and file as promptly as practicable with any Governmental Authority all documentation to effect all filings necessary, proper or advisable to consummate the Merger and the other transactions contemplated by the Merger Agreement, to obtain as promptly as practicable all consents from any Governmental Authority that are necessary, proper or advisable to consummate the Merger (including by supplying as promptly as reasonably practicable any additional information or documentary material that may be requested pursuant to applicable Antitrust Laws), and to cooperate with each other in their efforts to comply with their obligations under the Merger Agreement;

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cooperate and consult with each other in connection with the making of all filings pursuant to Section 7.01 of the Merger Agreement, keep each other apprised of the status of matters relating to the completion of the Merger, and, subject to applicable law and the Confidentiality Agreement, notify the other party in advance of any filing or communication with any Governmental Authority (other than a Taxing Authority) relating to the Merger, provide a reasonable opportunity to review and comment on such filing or communication, and promptly furnish copies of any written filing or communication (or a summary of any oral communication) received from or sent to any Governmental Authority, as further specified in the Merger Agreement. Scancell has the right to direct the strategy for obtaining any necessary consent from, and to lead all meetings and communications with, any Governmental Authority that has authority to enforce any Antitrust Law, provided that Scancell must consult with Neuphoria and consider in good faith the views and comments of Neuphoria in connection therewith;

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share equally the payment of any filing fee pursuant to any applicable Foreign Antitrust Laws;

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in the event that any action is brought by any Governmental Authority or third party challenging the Merger Agreement or seeking to enjoin, restrain, prevent, prohibit or make illegal consummation of the Merger or any of the other transactions contemplated by the Merger Agreement, each of Scancell, Merger Sub and Neuphoria will cooperate with each other and use their respective reasonable best efforts to defend any such action and contest any Order that enjoins, restrains, prevents, prohibits or makes illegal consummation of the Merger; and
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Scancell shall not, and shall not permit any of its subsidiaries to, acquire or agree to acquire any person or assets, or take any other action, if such acquisition or action would reasonably be expected to (i) impose any material delay in the obtaining of, or increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the transactions contemplated by the Merger Agreement or the expiration or termination of any applicable waiting period, (ii) materially increase the risk of any Governmental Authority entering an Order prohibiting the consummation of the Merger, or (iii) materially delay the consummation of the Merger.

Neither Scancell nor any of its subsidiaries is required to divest or hold separate any assets or businesses, limit the exercise of any ownership rights, or agree to any other structural or conduct remedies, that are not conditioned upon, or that become effective prior to, the closing of the Merger, or that are material to the business, financial condition or results of operations of Scancell, Neuphoria, the Surviving Corporation or any of their respective subsidiaries, taken as a whole. Neither the Company nor any of its subsidiaries may agree to any such actions without Scancell’s prior written consent.
Establishment of ADS Facility; Nasdaq Listing
Prior to the closing of the Merger, Scancell has agreed to use reasonable best efforts to cause the Scancell ADSs (each representing 10 Scancell Shares) issuable in the Merger to be approved for listing on Nasdaq, subject to official notice of issuance, and to file an application for admission to trading on AIM of the Scancell Shares underlying the Scancell ADSs to be issued in the Merger. Scancell has also agreed to enter into a deposit agreement with Citibank, N.A., as depositary, governing the terms of the Scancell ADSs.
Determination of Neuphoria’s Closing Net Cash
“Closing Net Cash” means unrestricted free cash assets and marketable securities of Neuphoria minus (x) total short and long term liabilities outstanding at Closing (including fees and expenses incurred with respect to the transactions contemplated in the Merger Agreement such as attorneys’ fees and investment banking fees, accounts payable and accrued expenses, the cost of a D&O insurance “tail” policy, lease termination costs (if any), notice payments, fines or other payments to be made by Neuphoria in order to terminate any existing agreement to which Neuphoria is a party, and any other expenses associated with the wind-down of legacy operations post-closing, and costs and expenses incurred in connection with (i) the divestiture or disposition of legacy assets of Neuphoria, including any costs relating to the Rights Agent) and (ii) prosecution, maintenance and enforcement of Neuphoria assets under the CVR Agreement for an amount up to $100,000, minus (y) the cost of change in control payments and severance (including associated payroll, employment and similar taxes) that are to be paid by Neuphoria in connection with, or at the time of, the Closing, including in connection with the termination of its then employees (if any).
The Closing Net Cash calculation is prepared by Neuphoria and subject to Scancell’s review and dispute rights, with any unresolved disagreement referred to an independent accounting firm, all as described in Section 2.08 of the Merger Agreement. Ten business days before the closing of the Merger, Neuphoria is required to deliver to Scancell a schedule setting forth its good-faith estimate of Closing Net Cash, together with supporting work papers. Scancell may dispute the calculation within five business days by delivering a dispute notice, following which the parties will negotiate in good faith to resolve any disagreement; unresolved disputes will be referred to an independent nationally or regionally recognized accounting firm for final and binding resolution.
Closing Net Cash of at least $10,000,000 (measured as of December 31, 2026 or, if earlier, the closing date of the Merger) is a condition to Scancell’s obligation to close.
Other Agreements
Concurrently with the execution of the Merger Agreement, Company directors, officers and certain significant holders entered into Neuphoria Voting Agreements; Scancell directors and certain shareholders entered into the Parent Voting and Support Deed; certain shareholders, officers and directors of Neuphoria and Scancell each entered into a lock-up agreement (the “Lock-Up Agreements”), and Neuphoria and Armistice entered into the Armistice Agreement dated July 20, 2026. See “The Support Agreements and Lock-Up Agreements.”
Agreements related to the Financing
Concurrently with the execution of the Merger Agreement, certain investors entered into subscription agreements with Scancell (the “Subscription Agreements”) pursuant to which they agreed to purchase Scancell ADSs, Scancell Shares and/or non-voting ordinary shares of Scancell at $0.1205 per PIPE Security, in a private placement (the “PIPE Financing”) to be consummated prior to or concurrently with the closing of the Merger, for aggregate gross proceeds of approximately $39.1 million. Concurrently with signing, Scancell entered into a placing agreement with Panmure Liberum Limited for a UK Placing of approximately £13.0 million ($17.4 million) via an accelerated bookbuild process with selected UK institutional investors, and a retail offer via Winterflood, a division of Marex Financial, of up to £2.7 million ($3.6 million) to existing shareholders and new qualifying UK retail investors (the “Retail Offer” and, together with the UK Placing, the “UK Offerings”). The UK Placing and Retail Offer together comprise the “UK Offerings” and the PIPE Financing, UK Offerings and the Debt Financing together comprise the “Financing.” It is a condition to the parties’ obligations to close the Merger that the Subscription Agreements remain in full force and effect and that Scancell receive aggregate cash proceeds of at least the Concurrent Investment Amount from the Financing.
Debt Financing
On September 24, 2026, Scancell, as borrower, entered into a loan agreement (the “Loan Agreement”) with Kreos, under which Kreos makes available to Scancell the Debt Financing of up to $25.0 million. The Debt Financing comprises seven tranches (each a “Tranche” and, together, the “Tranches”) in the following amounts:
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Tranche A1 up to $4,666,667;

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Tranche A2 up to $2,333,333;

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Tranche B1 up to $2,000,000;

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Tranche B2 up to $1,000,000;

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Tranche C1 up to $3,333,333;

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Tranche C2 up to $1,666,667; and

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Tranche D up to $10,000,000.

Scancell’s right to request advances under each Tranche is subject to satisfaction of the applicable drawdown conditions (including, among others, minimum equity fundraising thresholds, prior tranches having been drawn in full, and certain clinical and operational milestones).
Tranches A1, B1, C1 and D are term loan facilities (the “Term Loan Facilities”) and Tranches A2, B2 and C2 are term loan facilities convertible into Scancell Shares at the option of Kreos (the “Convertible Facilities”). Tranches A1 and A2 are available for drawing within 10 business days of receipt by Scancell of the requisite shareholder approval under the Loan Agreement (being approval to disapply borrowing caps and to authorize the issuance of the convertible debt and warrants), with the remaining Tranches available for draw through 2027.
Scancell must repay the principal amount of advances made under each Tranche in 24 equal monthly payments, commencing from the date falling 18 months after the date of the relevant advance (the “Interest Only Period”), provided that if Scancell has raised a cumulative $100.0 million of equity financing (inclusive of the proceeds of the PIPE Financing, the UK Placing and the Retail Offer) (the “Extension Condition”), the Interest Only Period is extended to 24 months after the date of the relevant advance and the advances made under a Tranche are payable in 18 equal monthly instalments. In addition, the Debt Financing must be repaid in full on a change of control of Scancell.

Interest on the Term Loan Facilities accrues at a rate of 10.50% per annum, payable in advance during the interest only period and otherwise in arrears on each Monthly Repayment Date. Interest on the Convertible Facilities accrues at a payment-in-kind rate of 10.95% per annum, which is capitalized and added to the principal amount of the relevant tranche on each Monthly Repayment Date. The Term Loan Facilities are repayable in equal monthly installments of principal and interest following the Interest Only Period, while the Convertible Facilities have a final maturity date of December 31, 2030.
Kreos may elect to convert all or part of the outstanding principal amount of the Convertible Debt (including capitalized PIK interest) into Scancell Shares at a conversion price of 11.7 pence per share (subject to adjustment to reflect the AIM Reverse Split). The number of Scancell Shares to be issued is calculated by dividing the amount being converted by the conversion price, rounded down to the nearest whole share, with the issue price satisfied by way of set-off against the converted loan amount.
The Company may prepay advances made under a Tranche on 30 business days’ notice to the Lender subject to payment of a prepayment fee.
The Loan Agreement contains customary representations and warranties, negative covenants, information undertakings and events of default for a facility of this type and size.
In addition, the Loan Agreement contains a minimum liquidity covenant, under which Scancell must ensure that its liquidity (being cash of Scancell and the other obligors under the Loan Agreement which is freely available to be applied in repayment of the Debt Financing) is not less than $5.0 million from the date of the Loan Agreement until the drawdown date of Tranche B, and from the drawdown date of Tranche B, $9.0 million (the “Minimum Liquidity Amount”).
The Minimum Liquidity Amount will be reduced to $4.0 million, subject to certain fundraising conditions. If Scancell fails to achieve registration enabling topline Phase III data for iSCIB1+, the Minimum Liquidity Amount is increased to the higher of: (i) Scancell’s trailing three-month cash burn, (ii) 30% of the principal amount outstanding under the Debt Financing(including all accrued and uncapitalised PIK interest), and (iii) $9.0 million.
Scancell’s obligations under the Loan Agreement are guaranteed by Scancell Limited, Scancell’s wholly-owned subsidiary incorporated in England & Wales, and secured over substantially all of their assets, pursuant to an English law guarantee and debenture dated September 24, 2026.
Kreos Warrant Instrument
Pursuant to the terms of the Loan Agreement, Scancell is required to enter into the Kreos Warrant Instrument as a deed poll in favor of the Warrantholder, pursuant to which on each drawdown made pursuant to the Loan Agreement, Scancell will grant and issue Kreos Warrants to the Warrantholder over such number of Scancell Shares as is equal to 4.5% of the amount of each such drawdown divided by the subscription price.
The subscription price is linked to the PIPE Financing, being an amount per share equal to the lowest price paid for a share in the Financing (subject to adjustment for the AIM Reverse Split), provided that if the PIPE Financing does not complete, the subscription price shall be the lower of (a) the lowest price paid in any future round of equity financing by Scancell and (b) the USD equivalent of the 30-day VWAP per Ordinary Share following an announcement that the PIPE Financing will not complete. The number of shares subject to the Kreos Warrants and/or the subscription price shall be adjusted in certain customary circumstances as set out in the Kreos Warrant Instrument, including on an issue of shares at less than the subscription price.
The Kreos Warrants may be exercised any time prior to the earlier of (i) 10 years from the date of the Kreos Warrant Instrument or (ii) the completion of a sale of the entire issued and outstanding share capital of Scancell to a bona fide third party on arm’s length terms for cash consideration. In addition, the Kreos Warrant Instrument provides for cash settlement of the Kreos Warrants based on the average of the middle market quotation of the Scancell Shares on AIM or Nasdaq (depending on which has higher trading volume) over a five-day period in certain circumstances, including on a change of control of Scancell.
Conditions to Closing
The obligations of each party to consummate the Contemplated Transactions are subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by each of the parties of the following conditions:

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the Neuphoria Stockholder Approval shall have been obtained;

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the Scancell Shareholder Approval shall have been obtained;

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no Order shall have been issued by any court or other Governmental Authority of competent jurisdiction that remains in effect and enjoins, prevents or prohibits the consummation of the Merger, and no Applicable Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Authority that remains in effect and prohibits or makes illegal consummation of the Merger;

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the Subscription Agreements shall be in full force and effect;

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cash proceeds of not less than the Concurrent Investment Amount in aggregate shall have been received by Scancell, or shall be received by Scancell, (i) prior to or substantially simultaneously with the Closing, in connection with the consummation of the transactions contemplated by the Concurrent Investment Agreements (provided that, for purposes of determining whether this condition has been satisfied, amounts available under debt financing agreements that are committed and binding (other than conditions relating to the Closing, if any) but not yet drawn down as at the Closing shall be counted towards the Concurrent Investment Amount, so long as such amounts are available to be drawn by Scancell) and (ii) pursuant to the UK Offerings;

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the Form F-4 and, if applicable, the Form F-6 shall have been declared effective, no stop order suspending the effectiveness of the Form F-4 or, if applicable, the Form F-6 shall be in effect and no proceedings for such purpose shall be pending before the SEC;

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the Scancell Circular, including any supplement or amendment thereto, shall have been made available to the shareholders of Scancell in accordance with the Scancell Organizational Documents;

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(i) the Scancell ADSs (and the Scancell Shares represented thereby) to be issued in the Scancell ADS Issuance shall have been approved for listing on Nasdaq, subject to official notice of issuance, and (ii) an application shall have been made for admission of the Scancell Consideration Shares to trading on AIM following Closing; and

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any applicable waiting period (including any extension thereof) or other Consent under the Foreign Antitrust Laws of the jurisdictions set forth on Section 8.01(i) of the Neuphoria Disclosure Schedule relating to the transactions contemplated by this Agreement shall have expired, been terminated or been obtained, as applicable.

In addition, the obligation of Neuphoria to consummate the Merger is further subject to the satisfaction or waiver of the following conditions:
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each of Scancell and Merger Sub shall have performed in all material respects all of its obligations required to be performed by it under the Merger Agreement at or prior to the Effective Time;

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(i) the representations and warranties of Scancell contained in the first and last sentences of Section 5.01 (“Corporate Existence and Power”), Section 5.02 (“Corporate Authorization”), Section 5.04 (“Non-contravention”) and Section 5.20 (“Finders’ Fees”) shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date); (ii) the representations and warranties of Scancell contained in Section 5.05(a) (“Capitalization”) shall be true and correct at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date), except for any de minimis inaccuracies and subject to the AIM Reverse Split; (iii) the representation and warranty set forth in Section 5.09 (“Absence of Certain Changes”) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing; and (iv) the other representations and warranties of Scancell contained in Article V (disregarding all qualifications and exceptions contained therein relating to materiality or Scancell Material Adverse Effect) shall be true and correct at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date), except, in the case of this clause (iv) only, where the failure of such representations and warranties to be true and correct has not had, individually or in the aggregate, a Scancell Material Adverse Effect;

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there shall not have occurred any Scancell Material Adverse Effect;

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Neuphoria must have received from Scancell an officer’s certificate confirming that certain conditions of the Merger Agreement have been duly satisfied; and

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Neuphoria shall have received the Scancell Lock-Up Agreements duly executed by each of the Scancell Lock-Up signatories, each of which shall be in full force and effect as of immediately following the Effective Time.

In addition, the obligation of Scancell and Merger Sub to consummate the Merger is further subject to the satisfaction or waiver of the following conditions:
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Neuphoria shall have performed in all material respects all of its obligations required to be performed by it under the Merger Agreement at or prior to the Effective Time;

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(i) the representations and warranties of Neuphoria contained in the first and last sentences of Section 4.01 (“Corporate Existence and Power”), Section 4.02 (“Corporate Authorization”), Section 4.04 (“Non-contravention”), Section 4.28 (“Opinion of Financial Advisor”) and Section 4.29 (“Finders’ Fees”) shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date); (ii) the representations and warranties of Neuphoria contained in Section 4.05(a) (Capitalization) shall be true and correct at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date), except for any de minimis inaccuracies; (iii) the representation and warranty set forth in Section 4.09 (“Absence of Certain Changes”) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing; and (iv) the other representations and warranties of Neuphoria contained in Article IV (disregarding all qualifications and exceptions contained therein relating to materiality or Neuphoria Material Adverse Effect) shall be true and correct at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date), except, in the case of this clause (iv) only, where the failure of such representations and warranties to be true and correct has not had, individually or in the aggregate, a Neuphoria Material Adverse Effect;

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there shall not have occurred any Neuphoria Material Adverse Effect;

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the Closing Net Cash as determined pursuant to the Merger Agreement is at least $10,000,000 on December 31, 2026 or, if earlier, on the Closing Date;

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Scancell must have received from Neuphoria (i) an officer’s certificate confirming that certain conditions of the Merger Agreement have been duly satisfied, (ii) the duly executed consents set forth on Schedule 8.02(f) to the Merger Agreement, (iii) evidence of the payoff and discharge of the Australian Bank Account Lien, and (iv) the Rights Agreement Exemption; and

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Scancell shall have received the Neuphoria Lock-Up Agreements duly executed by each of the Neuphoria Lock-Up Signatories, each of which shall be in full force and effect as of immediately following the Effective Time.

Termination Events
The Merger Agreement may be terminated at any time prior to the Effective Time: (i) by mutual written agreement of Scancell and Neuphoria; (ii) by either party, if the Merger has not been consummated by February 28, 2027 (the “End Date”), subject to an automatic 60-day extension if the SEC has not declared the Form F-4 effective, and subject to a customary exception for a party whose breach caused the failure to close by such date; (iii) by either party, if a court or governmental authority has issued a final, non-appealable order permanently enjoining the Merger; (iv) by either party, if the Neuphoria Special Meeting has concluded without obtaining the Neuphoria Stockholder Approval (unless Neuphoria’s breach caused that failure); or (v) by either party, if the Scancell EGM has concluded without obtaining the Scancell Shareholder Approval (unless Scancell’s breach caused that failure).

Scancell may also terminate if Neuphoria’s board makes an adverse recommendation change (or fails to publicly reaffirm its recommendation in specified circumstances) or breaches its no-solicitation obligations, or upon an uncured material breach by Neuphoria of its representations, warranties or covenants that would cause a closing condition not to be satisfied. Neuphoria has a reciprocal right to terminate for an uncured material breach by Scancell or Merger Sub of their representations, warranties or covenants (other than in respect of the no-solicitation or Scancell EGM covenants, addressed separately).
Termination Fees
If the Merger Agreement is terminated because the Neuphoria Stockholder Approval is not obtained (and the Scancell Shareholder Approval condition to termination has not also failed), Neuphoria must pay Scancell an amount equal to Scancell’s aggregate reasonably incurred fees and expenses in connection with the transaction (a “Company No Vote Payment”). Conversely, if the Merger Agreement is terminated because the Scancell Shareholder Approval is not obtained (and the Neuphoria Stockholder Approval condition to termination has not also failed), Scancell must pay Neuphoria an amount equal to Neuphoria’s aggregate reasonably incurred fees and expenses (a “Parent No Vote Payment,” and together with the Company No Vote Payment, the “No Vote Payments”). The No Vote Payments are structured as reimbursement of the receiving party’s actual, reasonably incurred fees and expenses rather than as a fixed termination fee, and the Merger Agreement does not impose a cap on the amount of either No Vote Payment. An adverse recommendation change that gives rise to a termination right does not itself trigger a separate fee beyond the applicable No Vote Payment. Neither party is required to pay a No Vote Payment more than once, and, absent fraud or a willful and material breach, payment of the applicable No Vote Payment is the receiving party’s sole and exclusive remedy.
Effect of Termination
If the Merger Agreement is terminated in accordance with its terms, it will become void with no liability on the part of either party (or their respective affiliates, stockholders, shareholders or representatives), except for liability arising from fraud or a willful and material breach, and except that certain provisions — including the definitions, confidentiality obligations, public announcement covenant, and the No Vote Payment and miscellaneous provisions — will survive termination.
Expenses
Except as otherwise provided in the Merger Agreement (including with respect to the No Vote Payments), each party will bear its own costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby, whether or not the Merger is completed. Scancell will pay filing fees paid to the SEC and Nasdaq in connection with the Merger or the listing of the Scancell ADSs (excluding advisor fees). Neuphoria will pay expenses associated with its proxy statement and proxy solicitation process. Financial printing expenses will be split equally between Scancell and Neuphoria.
Transaction-related fees and expenses borne by Neuphoria are also relevant to the determination of Closing Net Cash (as described under “Determination of Neuphoria’s Closing Net Cash” above). For purposes of calculating Closing Net Cash, Neuphoria’s total short and long-term liabilities deducted from its unrestricted free cash assets and marketable securities include, among other things: attorneys’ fees and investment banking fees; accounts payable and accrued expenses; the cost of a D&O insurance “tail” policy; lease termination costs (if any); notice payments, fines or other payments required to terminate any existing agreement to which Neuphoria is a party; expenses associated with the wind-down of legacy operations post-closing; costs incurred in connection with the divestiture or disposition of legacy assets of Neuphoria, including costs relating to the CVR Rights Agent; and costs incurred in connection with the prosecution, maintenance and enforcement of Neuphoria assets under the CVR Agreement for an amount up to $100,000. In addition, change in control payments and severance (including associated payroll, employment and similar taxes) payable by Neuphoria in connection with, or at the time of, the Closing are also deducted.
In the event of a dispute regarding the calculation of Closing Net Cash that is referred to the Accounting Firm pursuant to Section 2.08(f) of the Merger Agreement, the fees and expenses of the Accounting Firm will be allocated between Neuphoria and Scancell in the same proportion that the disputed amount unsuccessfully disputed by each party (as finally determined by the Accounting Firm) bears to the total disputed amount, and Neuphoria’s portion of such fees and expenses will be included in the calculation of its transaction expenses for purposes of determining Closing Net Cash.
Amendment
Any provision of the Merger Agreement may be amended or waived prior to the Effective Time by a written instrument signed by each party (in the case of an amendment) or by the party against whom the waiver is to be effective (in the case of a waiver), provided that after receipt of the Neuphoria Stockholder Approval or the Scancell Shareholder Approval, no amendment or waiver requiring further stockholder or shareholder approval under applicable law may be made without obtaining that approval.
Governing Law; Jurisdiction; Waiver of Trial by Jury
The Merger Agreement, and all disputes, claims, actions, suits or proceedings arising out of or relating to it or the transactions it contemplates, are governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law principles. The parties have agreed to exclusive jurisdiction and venue in the Delaware Court of Chancery (or, if that court declines jurisdiction, any state or federal court in Delaware), and each party has irrevocably waived any objection to that forum, including on grounds of inconvenient forum. Each party has also irrevocably waived, to the fullest extent permitted by law, any right to a jury trial in any litigation arising out of or relating to the Merger Agreement, the Merger or the other transactions it contemplates.
Specific Performance
The parties have agreed that irreparable harm would result, and that they would not have an adequate remedy at law, from a breach of the Merger Agreement, and that each party is entitled to seek an injunction or specific performance to prevent breaches and to enforce the terms of the Merger Agreement, without proof of actual damages and without the need to post a bond. This includes the right of a party to cause the Merger to be consummated on its terms and the right of Scancell to enforce Neuphoria’s obligations to hold the Neuphoria Special Meeting notwithstanding a Neuphoria adverse recommendation change. Neither party may obtain both specific performance of the closing of the Merger and payment of the applicable No Vote Payment.

THE CVR AGREEMENT
The following discussion summarizes material provisions of the CVR Agreement, which will be entered into at or prior to the Effective Time by Scancell and the Rights Agent, substantially in the form attached as Annex B. This summary does not propose to be complete and is qualified in its entirety by reference to the complete copy of the form of the CVR Agreement which is attached as Annex B to this proxy statement/prospectus. The rights and obligations of the parties and of holders of CVRs are governed by the express terms and conditions of the CVR Agreement and not by this summary. The CVR Agreement should not be read alone, but should instead be read in conjunction with the other information provided elsewhere in this proxy statement/prospectus, including the annexes and the documents incorporated by reference into this proxy statement/prospectus. The CVR Agreement is described in this proxy statement/prospectus only to provide you with information regarding its terms and conditions and this summary is not intended to provide any factual information about Scancell, Neuphoria or their respective businesses.
CVR Agreement
The CVRs will be governed by the terms of the CVR Agreement, which will be entered into at or prior to the Effective Time by Scancell and the Rights Agent.
As provided in the Merger Agreement, each share of Neuphoria Common Stock outstanding immediately prior to the Effective Time (except for shares held as treasury stock or owned by Scancell or Merger Sub (or its wholly owned subsidiaries) immediately prior to the Effective Time) will be converted automatically into the right to receive, in addition to the Merger Consideration (being a number of Scancell ADSs equal to the Exchange Ratio), one CVR. The CVRs represent the contractual right of holders to receive certain contingent cash payments from Scancell if specified proceeds are actually received during the CVR Term. The CVR Payment equals 100% of the Net Proceeds actually received by Scancell or any of its Affiliates during each CVR Payment Period, plus any R&D Tax Credit Payment. Net Proceeds are calculated as Gross Proceeds minus Permitted Deductions. Gross Proceeds include all cash and equity consideration received under the Participants Agreement, CRC Commercialization License Agreements and the Merck Research and Collaboration Agreement (collectively, the “Partner Agreements”) and any Disposition Agreement, plus the balance of the Maintenance Fund remaining at the expiry of the final CVR Payment Period.
Characteristics of the CVRs; Restrictions on Transfer
The CVRs will not be evidenced by a certificate or other instrument. A CVR Register will be maintained by the Rights Agent identifying all holders of CVRs and their respective entitlements. The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable in respect of CVRs. The CVRs will not represent any equity, loan capital or ownership interest in Scancell or any of its Affiliates. The sole right of holders is to receive CVR Payments, if any, in accordance with the terms of the CVR Agreement. Neither Scancell nor its Affiliates owe a fiduciary duty or any implied duties to the holders, and Scancell does not guarantee that holders will receive any payments under the CVR Agreement. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. Permitted Transfers include transfers upon death by will or intestacy, pursuant to a court order, by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any entity, and from a nominee to a beneficial owner. The CVRs will not be listed on any quotation system or traded on any securities exchange. A holder may at any time abandon all of such holder’s remaining CVR rights by transferring the CVR to Scancell without consideration.
CVR Payments and Payment Procedures
No later than 45 days following the end of each CVR Payment Period (each annual period beginning on the Effective Date and ending on December 31 of any given calendar year during the CVR Term), Scancell shall deliver to the Rights Agent a Payment Statement setting forth in reasonable detail the calculation of the applicable CVR Payment for such period. Concurrent with the delivery of each Payment Statement, Scancell shall pay the Rights Agent in U.S. dollars an amount equal to the CVR Payment for the applicable CVR Payment Period by wire transfer of immediately available funds; provided, however, that if the aggregate CVR Payment on any Payment Statement is less than $250,000, no CVR Payment shall be due and instead such

CVR Payment shall be added to subsequent CVR Payments until the aggregate CVR Payments are at least $250,000 or the final CVR Payment Period occurs. Upon receipt, the Rights Agent will promptly (and in any event within 10 Business Days) pay each holder its Pro Rata Share of the applicable CVR Payment by check or other specified delivery method.
Net Proceeds and Permitted Deductions
Net Proceeds for any CVR Payment Period equal Gross Proceeds minus Permitted Deductions. If Permitted Deductions exceed Gross Proceeds for any CVR Payment Period, the excess is carried forward and applied against Gross Proceeds in subsequent CVR Payment Periods. Permitted Deductions include: (a) applicable Taxes imposed on Gross Proceeds (taking into account the use of Existing Tax Assets to reduce income Taxes to the extent more likely than not available); (b) documented costs and expenses reasonably incurred by Scancell or its Affiliates in performing the CVR Agreement or any Partner Agreement or Disposition Agreement; (c) reasonable and documented costs incurred in connection with negotiating, entering into and closing any Disposition Agreement and related business development efforts with respect to the Merck IP during the CVR Term; (d) Losses arising from third-party claims relating to any Partner Agreement or Disposition Agreement; (e) amounts payable to the Rights Agent in connection with the distribution of any CVR Payment; and (f) such amount as is required to maintain a $100,000 Maintenance Fund on Scancell’s balance sheet throughout the CVR Term.
R&D Tax Credit Payment
The CVR Payment also includes 100% of any cash payment received by Bionomics, a subsidiary of Neuphoria, from the applicable tax authority in relation to an R&D Tax Claim (the R&D tax incentive application lodged or to be lodged with the Australian Department of Industry, Innovation and Science by Bionomics in respect of research and development activities undertaken during the financial year ending June 30, 2026), minus any (i) reasonable and documented expenses incurred by Scancell or its Affiliates in connection with the preparation and submission of the R&D Tax Claim and any related correspondence with the applicable tax authority and (ii) any deduction arising in respect of applicable Taxes under the Permitted Deductions. The CVR Agreement shall not terminate while any R&D Tax Claim has been submitted by Bionomics and is still outstanding.
Withholding
Scancell and the Rights Agent will be entitled to deduct and withhold, or cause to be deducted and withheld, from any amounts required to be paid or distributed under the CVR Agreement, such amounts as Scancell and the Rights Agent reasonably determine they are required to deduct and withhold under any provision of applicable law relating to Taxes. Amounts so deducted and withheld will be treated for all purposes as having been paid or distributed to the applicable holder. The Rights Agent will solicit from each holder a properly completed IRS Form W-9 or the appropriate version of IRS Form W-8 at or prior to any distribution.
CVR Term and Termination
The CVR Term is the period beginning on the Effective Date and ending upon the fifteenth (15th) anniversary of the Effective Date, in respect of each product for which the Company or any of its Affiliates has any entitlement to receive milestones, royalties or other payments pursuant to a Partner Agreement or any Disposition Agreement, and in respect of the R&D Tax Claim. The CVR Agreement will automatically terminate upon the earliest to occur of: (a) the expiration of the CVR Term; (b) the expiration of all payment obligations to Scancell under the Partner Agreements then in existence and any Disposition Agreement (provided that if no Disposition Agreement has been entered into at such time, the CVR Agreement shall not terminate until the earlier of (i) expiration of all payment obligations under any Disposition Agreement entered into during the subsequent period, or (ii) six months after expiry of the Merck Disposition Period unless a Disposition Agreement is entered into during such time); or (c) the delivery of a written notice of termination duly executed by Scancell and the Holder Representative. Termination will not affect the right of holders to receive CVR Payments earned prior to termination.

Efforts Covenant
Scancell has agreed that it shall, and shall procure that its Affiliates shall: (a) maintain in good standing throughout the shorter of the CVR Term and the term of the applicable Partner Agreement, all licenses, permits, registrations, and intellectual property rights relating to such Partner Agreement, and use commercially reasonable efforts to enforce and comply with all rights and obligations under such Partner Agreement (except where enforcement would constitute a breach of fiduciary duties of the Scancell board of directors); (b) following any termination or expiration of the Merck Research and Collaboration Agreement, use commercially reasonable efforts to maintain in good standing for the longer of (i) nine months after such termination or expiration (the “Merck Disposition Period”) and (ii) six months after the date on which a negotiation in respect of a potential Disposition Agreement that commenced during the Merck Disposition Period began, all licenses, permits, registrations and intellectual property rights relating to the Merck IP; (c) use commercially reasonable efforts to enforce its rights under the Merck Research and Collaboration Agreement relating to consequences of termination (subject to the fiduciary duty exception); and (d) not take any action (or deliberately omit to take any action) with the specific intention of minimizing, reducing or delaying CVR Payments to holders.
Cooperation with Holder-Proposed Disposition
Where the Holder Representative or any holder(s) holding more than 5% of the outstanding CVRs has identified a bona fide potential counterparty in respect of a proposed Disposition during the Merck Disposition Period, Scancell shall use good faith efforts to facilitate the negotiations and the execution of a commercially reasonable Disposition Agreement for up to six months, including by making available information relating to the Merck IP (subject to customary NDA and confidentiality obligations owed to Merck), making qualified personnel available, responding in good faith to questions and requests for information, and entering into a commercially reasonable Disposition Agreement (provided that Scancell shall not be required to provide representations and warranties in respect of the Merck IP, other than the absence of Encumbrances created with its agreement following the Effective Date).
Restrictive Covenants
During the CVR Term, Scancell has agreed that it shall not, and shall cause each of its Affiliates not to (without the Holder Representative’s prior written consent): (a) terminate any Partner Agreement; (b) amend or modify any Partner Agreement unless such amendment or modification does not materially adversely affect the interests of the holders; (c) commence a voluntary case under any bankruptcy, insolvency or similar law (subject to fiduciary duties); (d) consent to the entry of an order for relief in an involuntary bankruptcy or similar case, or to the conversion of an involuntary case to a voluntary case (subject to fiduciary duties); or (e) consent to the appointment of a receiver, trustee or other custodian for all or a substantial part of the properties of Scancell, Merger Sub or Bionomics (subject to fiduciary duties). Scancell will not, and will cause each of its Affiliates not to, enter into any agreement that is in conflict with the CVR Agreement in any material respect or that materially adversely affects performance of its obligations thereunder.
Audit Rights
Until the Termination Date and for a period of one year thereafter, Scancell shall keep, and shall require its Affiliates to keep, complete and accurate books and records necessary for calculating CVR Payments. The Holder Representative may appoint an independent accounting firm to inspect such books and records for the purpose of determining CVR Payments, subject to the prior execution of a reasonable confidentiality agreement. Such audit shall be conducted during regular business hours on at least ten Business Days’ prior written notice and shall not be performed more frequently than once per calendar year. If the audit reveals an underpayment, Scancell shall promptly (within 30 days) remit the shortfall to the Rights Agent for distribution. If the audit reveals an overpayment, Scancell may withhold such amount from future payments. Scancell shall pay the audit costs if the audit reveals an underpayment; otherwise, the audit cost is a Permitted Deduction.
Amendment and Termination of the CVR Agreement
Scancell may, without the consent of any holders or the Rights Agent, enter into amendments to the CVR Agreement for specified purposes, including to evidence the appointment of a successor Rights Agent, to evidence a succession of Scancell, to add covenants for the protection of holders, to cure any ambiguity or correct any defective provision, or as may be necessary to ensure that the CVRs are not subject to registration under the Securities Act or the Securities Exchange Act. However, if any such amendment impairs or adversely affects the rights of holders, the prior written consent of the Acting Holders (registered holders of more than 25% of outstanding CVRs) is required. With the consent of the Acting Holders, Scancell and the Rights Agent may enter into amendments for the purpose of adding, eliminating or amending any provisions, even if adverse to the interests of holders.
Other Provisions of the CVR Agreement
The CVR Agreement also provides, among other things, for:
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the appointment of a Rights Agent and the procedures for its resignation, removal, and replacement, including a requirement that any successor be a stock transfer agent of national reputation or the corporate trust department of a commercial bank;

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the allocation of fees, costs and indemnification obligations between Scancell and the Rights Agent;

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notices and communications among the parties;

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the intended tax treatment of the CVRs (as additional consideration paid with respect to Company Common Stock in the Merger) for U.S. federal income tax purposes;

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the right of Scancell to assign its rights and obligations under the CVR Agreement to certain Affiliates or successors, subject to Scancell remaining liable for performance, and with any other assignment requiring the prior consent of the Acting Holders;

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reporting and information rights of the Holder Representative under the Partner Agreements;

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specific performance and injunctive relief as an available remedy;

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governing law under the laws of the State of Delaware;

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exclusive jurisdiction in the Court of Chancery of the State of Delaware (or the U.S. District Court for the District of Delaware if applicable);

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waiver of jury trial by all parties; and

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force majeure protections for the Rights Agent and Scancell.

THE SUPPORT AGREEMENTS AND LOCK-UP AGREEMENTS
The following discussion summarizes material provisions of the equityholder voting and support agreements and the lock-up agreements entered into concurrently with the execution and delivery of the Merger Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the complete copies of the relevant agreements, which are filed as exhibits to the registration statement of which this proxy statement/prospectus forms a part. The rights and obligations of the parties are governed by the express terms and conditions of the relevant agreements and not by this summary. These agreements are described in this proxy statement/prospectus only to provide you with information regarding their terms and this summary is not intended to provide any factual information about Scancell, Neuphoria or their respective businesses.
Neuphoria Support Agreements
Concurrently with the execution of the Merger Agreement, certain officers, directors and stockholders of Neuphoria holding, in aggregate, 10,453 shares of Neuphoria Common Stock, representing less than 1 per cent. of Neuphoria’s outstanding shares of common stock as of the date of the Merger Agreement, entered into the Neuphoria Voting Agreements in favor of Scancell and Merger Sub, providing among other things, that such officers, directors and stockholders (x) will vote all of their shares of Neuphoria Common Stock beneficially owned by each of them, among other things: (i) in favor of the Neuphoria Stockholder Approval and the other actions contemplated by the Merger Agreement, (ii) against any proposal made in opposition to, or in competition with, the Merger Agreement or the Merger and (iii) against any acquisition proposal involving a third party and (y) will not solicit or negotiate alternative acquisition proposals or inquiries in their capacities as stockholders of Neuphoria.
Scancell Support Agreements
Concurrently with the execution of the Merger Agreement, Scancell’s directors and certain officers and shareholders of Scancell holding, in aggregate, 443,249,106 Scancell Shares, representing approximately 42.7 per cent. of the Scancell Shares outstanding as of the date of the Merger Agreement (prior to completion of the UK Placing and the Retail Offer), entered into the Scancell Voting Agreements in favor of Neuphoria, providing among other things, that such officers, directors and stockholders (x) will vote all of their Scancell Shares, among other things: (i) in favor of the Scancell Shareholder Approval and the other actions contemplated by the Merger Agreement, (ii) against any proposal made in opposition to, or in competition with, the Merger Agreement or the Merger and (iii) against any acquisition proposal involving a third party and (y) will not solicit or negotiate alternative acquisition proposals or inquiries in their capacities as shareholders of Scancell.
Lock-Up Agreements
Concurrently with the execution and delivery of the Merger Agreement, certain shareholders, officers and directors of Neuphoria and Scancell each entered into a Lock-Up Agreement, pursuant to which each signatory agreed that, for a period of 180 days following the Effective Time, it will not, subject to customary exceptions, sell, offer to sell, hedge or otherwise transfer or dispose of Scancell Shares, Scancell non-voting ordinary shares, Scancell ADSs or securities convertible into or exchangeable for the foregoing that it receives in or holds following the Merger (excluding any shares acquired in the PIPE Financing or the UK Offerings). Customary exceptions include transfers as bona fide gifts, transfers to family members or trusts for estate-planning purposes, transfers not involving a change in beneficial ownership, transfers in connection with a general offer or takeover of Scancell under the Takeover Code, and the establishment of Rule 10b5-1 trading plans that do not permit sales during the restricted period. Delivery of duly executed Lock-Up Agreements from each signatory, in full force and effect as of immediately following the Effective Time, is a condition to Neuphoria’s and Scancell’s obligation to complete the Merger. This summary is qualified in its entirety by the form of Lock-Up Agreement.

BUSINESS OF SCANCELL
Overview
Scancell is a clinical stage biotechnology company developing targeted, off-the-shelf, active immunotherapies, generated by its ImmunoBody® and other platforms, designed to stimulate durable anti-tumor responses.
Scancell’s lead product candidate, iSCIB1+ for the treatment of advanced melanoma with checkpoint inhibitors, is administered by needle-free intramuscular injection and developed from Scancell’s ImmunoBody platform, which uses DNA-encoded modified antibodies engineered to express epitopes from cancer antigens and to target activated antigen presenting cells in vivo. After investigating its ImmunoBody candidates both as a monotherapy and combination therapy in melanoma, in January 2026 Scancell received investigational new drug (“IND”) clearance from the FDA to commence a Phase 3 trial for iSCIB1+ in combination with the checkpoint inhibitors, ipilimumab and nivolumab in patients with advanced melanoma. FDA Fast Track designation followed in April 2026.
The combination of the checkpoint inhibitors ipilimumab and nivolumab is the preferred treatment option for advanced melanoma among many medical professionals, with progression-free survival (“PFS”) of 43% at 22 months reported in the pivotal Checkmate 067 trial sponsored by Bristol-Myers Squibb (“BMS”). iSCIB1+ has demonstrated encouraging trial results in advanced melanoma in combination with checkpoint inhibitors in a Phase 2 clinical trial (the “SCOPE” trial), where Scancell reported PFS of 77% at 22 months in advanced melanoma patients with HLA haplotypes A2, A3, A31, B35, B44, or Bw4.
Scancell’s secondary clinical-stage Moditope® platform uses peptide active immunotherapies designed to target tumor-associated post-translational antigens via the MHC-II presentation pathway to generate anti-tumor immune responses. Scancell is also advancing a pipeline of high affinity GlyMab® platform antibodies targeting tumour specific glycans, two of which have been licensed for further development to Genmab A/S (“Genmab”).
Scancell’s strategic objectives are to:
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Further develop off-the-shelf candidates that are simple to administer to patients, low in toxicity, and capable of delivering durable positive outcomes against hard-to-treat cancers.

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Investigate the potential of its current candidates alone and when used alongside existing treatments, in both advanced and earlier stage cancer settings, and in additional cancers.

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Generate additional product candidates across its platforms for internal development and further potential partnerships.

Scancell History and Development
Scancell was founded in 1996 with the aim of developing novel immunotherapies for the treatment of cancer, based on research led by Professor Lindy Durrant at the University of Nottingham. Scancell was incorporated as a public limited liability company under the laws of England and Wales on April 14, 2008, with company registration number 6564638.
Over the past 30 years, Scancell has invested in the development of targeted off-the-shelf active immunotherapies aimed at generating safe and long-lasting tumor-specific immunity. To support the execution of its strategy, Scancell has continued to bring on board global life science investors, including Redmile and Vulpes, among others.
Scancell believes it has made strong progress since the beginning of 2025. Based on data reported from Scancell’s Phase 2 SCOPE trial and following FDA clearance for a Phase 3 trial in advanced melanoma, Scancell believes that iSCIB1+ has the potential to provide clinical benefits over existing treatments for advanced melanoma, an unmet need for many patients.
Scancell’s principal executive offices and registered address are located at Unit 202, Bellhouse Building, Sanders Road, Oxford Science Park, Oxford OX4 4GD, United Kingdom, and the telephone number of its registered office is +44 (0) 1865 582 066. Scancell’s website address is www.scancell.co.uk. Information contained on, or that can be accessed through, this website is not incorporated by reference into this prospectus, and you should not consider information on this website to be part of this proxy statement/prospectus. Scancell’s agent for service of process in the United States is Cogency Global Inc. Cogency Global Inc.’s registered address is 122 East 42nd Street, 18th Floor, New York, NY 10168.
Scancell Pipeline
The table below sets out Scancell’s pipeline. Scancell has developed platforms to generate several oncology product candidates including its lead clinical stage product candidate, iSCIB1+, which has received FDA IND clearance for a Phase 3 trial, and Modi-1, which is currently being investigated in a Phase 2 trial. Scancell has presented these clinical candidates from its ImmunoBody and Moditope platforms, and antibody preclinical product candidates generated from its GlyMab platform with information about the relevant indications below. Scancell also has two antibody candidates for which the development and commercialization rights have been out-licensed to Genmab.

ADC=antibody-drug conjugate; CPI=checkpoint inhibitors; CRC=colorectal cancer; Ipi=Ipilimumab; MSS=microsatellite stable cancer; Nivo= Nivolumab; NSCLC= non-small cell lung cancer; PDAC=Pancreatic ductal adenocarcinoma; SCLC=small cell lung cancer; TCE=T cell engager.
While approved checkpoint inhibitor therapies have improved patient outcomes in melanoma and other cancers, there remains a substantial unmet medical need. Approximately half of melanoma patients are estimated to be refractory to treatment or experience relapse within a year of treatment, and melanoma cases are estimated to have tripled in the last thirty years and are expected to continue to increase.
Based on Phase 2 trial data, Scancell believes iSCIB1+ in combination with ipilimumab (Yervoy) and nivolumab (Opdivo) (collectively referred to hereafter as “ipi-nivo”) has the potential to demonstrate statistically significant improved patient outcomes in its planned randomized global Phase 3 advanced melanoma trial, and that iSCIB1+ and other pipeline ImmunoBody therapies could also be investigated in further clinical areas of unmet need in melanoma and other hard to treat cancers, subject to clinical trial clearance by regulatory authorities.
Lead Platform: DNA ImmunoBody®
The platform
Scancell has developed its DNA ImmunoBody platform to generate immunotherapies designed to prime high-avidity T cells against tumor-associated antigens to stimulate durable anti-tumor responses in cancers with significant unmet medical need, including melanoma. The platform uses DNA-encoded modified antibodies engineered to express epitopes from cancer antigens and to target activated antigen presenting cells in vivo.
Further melanoma background
The American Cancer Society estimated that there would be 104,960 new cases of invasive melanoma in the US alone in 2025, among an estimated global incidence of approximately 330,000. In addition, there are approximately 60,000 melanoma deaths globally each year. The American Cancer Society estimates that the five-year survival for Stage IV melanoma is less than 23%. Scancell believes there remains an unmet need for patients in this setting and that the addition of iSCIB1+ to ipi-nivo has the potential to demonstrate improved patient outcomes in its planned global randomized Phase 3 clinical trial.
iSCIB1+: the lead product candidate
iSCIB1+ is Scancell’s lead product candidate. Scancell has received Investigational New Drug (“IND”) clearance from the FDA and fast track designation for the treatment of patients with advanced melanoma through the administration of iSCIB1+ in combination with the checkpoint inhibitors ipi-nivo. iSCIB1+ encodes a protein in the form of a modified antibody, which is engineered to express the melanoma-associated epitopes from gp100 and TRP-2 antigens. Once delivered intramuscularly via needle-free injection, the plasmid is processed by muscle cells, resulting in secretion of the ImmunoBody. It is then taken up by antigen presenting cells (“APCs”) via the CD64 receptor (the Fc receptor) resulting in the presentation of the encoded epitopes on the Major Histocompatibility Complex Class I and II (“MHCI/II”) antigens. Additionally, the DNA can also be directly taken up and presented by APCs, resulting in further presentation of gp100 and TRP-2 epitopes. This results in the stimulation of potent CD4 and CD8 T cells, which migrate to the tumor microenvironment to kill the tumor cells. Checkpoint inhibitors are administered alongside iSCIB1+ to protect new vaccine-specific T cells from exhaustion.
Status and results of lead trials
iSCIB1+ has been evaluated in the Phase 2 SCOPE trial. The SCOPE trial consisted of four cohorts:
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In the first cohort (43 patients), SCIB1, Scancell’s first-generation therapy with similar composition to iSCIB1+ but restricted to targeting patients with the HLA-A2 haplotype only, was administered intramuscularly in combination with ipi-nivo;

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In the second cohort (10 patients), patients received SCIB1 with pembrolizumab, which was stopped due to ipi-nivo being established as a more widely used standard of care;

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In the third cohort (50 patients), iSCIB1+ was administered intramuscularly in combination with ipi-nivo; and

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In the fourth cohort (29 patients), iSCIB1+ was administered intradermally under an accelerated dosing schedule in combination with ipi-nivo.

The data from the SCOPE trial showed infrequent treatment-emergent adverse events related to SCIB1 / iSCIB1+ and no potentiation of toxicities associated with ipi-nivo resulting from the addition of SCIB1/iSCIB1+. In the Phase 2 SCOPE study, Scancell reported PFS of 77% at 22 months for iSCIB1+ with ipi-nivo in the 39 evaluable patients from the third cohort with HLA haplotypes A2, A3, A31, B35, B44 or Bw4 (the “Target Population”). In the 80 patients that comprise the combined evaluable patients in the Target Population who were treated with either SCIB1 or iSCIB1+ in the first and third cohorts a PFS of 65% at 22 months was observed.
Based on the SCOPE trial results, Scancell proceeded with its IND for the Phase 3 clinical trial with patients in the Target Population with Stage IIIB or IV melanoma using intramuscular needle-free administration of 11 doses of 8mg of iSCIB1+ with the accelerated dosing schedule in combination with ipi-nivo. Following the receipt of the FDA’s IND clearance in January 2026 and fast track designation in April 2026, Scancell also announced authorization from the UK’s Medicines and Healthcare Products Regulatory Agency (“MHRA”) for the trial to proceed in the UK, with further regulatory applications expected later in 2026. Scancell plans to enroll approximately 550 patients from the Target Population with

Stage IIIB or IV unresectable melanoma at clinical sites in the United States (“US”), European Union (“EU”), United Kingdom (“UK”), Canada and Australia in its Phase 3 clinical trial. Patients would be randomized to receive either 8 mg of iSCIB1+ in combination with ipi-nivo or a placebo in combination with ipi-nivo.
The Phase 3 trial design is expected to allow for accelerated approval in the event of statistically significant PFS benefit being demonstrated at the first data analysis, whereas full approval is conditional on demonstrating an overall survival (“OS”) benefit subsequently. The current adaptive design allows for additional patients to be recruited if required. Scancell has engaged global contract research organizations (“CROs”) for the setup and execution of the Phase 3 clinical trial. These activities include site identification and initial setup procedures, establishing data systems, and performing regulatory, administrative and other safety-related procedures.
Scancell expects to initiate its Phase 3 clinical trial in the fourth quarter of 2026 and to report further PFS data from its Phase 2 SCOPE trial in the first half of 2027.
Additional ImmunoBody candidates
iSCIB1+ is also being considered by Scancell for a randomized Phase 2 clinical trial for patients with resectable Stage III-IV melanoma in neoadjuvant and adjuvant settings. Under Scancell’s initial trial design, patients would be randomized to be treated with iSCIB1+ in combination with pembrolizumab and compared with pembrolizumab alone. Scancell currently intends to commence this trial in the earlier disease settings, subject to sufficient financing and clearance from the MHRA, in the first half of 2027.
This potential Phase clinical 2 trial for Scancell’s future pipeline is informed by earlier clinical trial findings. Scancell previously conducted a clinical trial for SCIB1, its predecessor therapy superseded by iSCIB1+, as a monotherapy in a Phase 1 clinical trial for patients with partially or fully resected Stage III and IV melanoma, where 10 out of 16 patients receiving doses of SCIB1 greater than 2mg were observed to be disease-free at 60 months.
Scancell continues to perform research on potential other ImmunoBody candidates. iSCIB1+ contains epitopes from two melanosomal antigens TRP2 and gp100 within the IB targeting vector. These epitopes can be replaced with epitopes from other tumour associated antigens such as KRAS, cMET or FAP, and and subject to further preclinical research and subsequent positive proof of concept studies, could emerge as candidates to be further investigated in pancreatic ductal adenocarcinoma (“PDAC”), non-small cell lung cancer (“NSCLC”) and microsatellite stable colorectal cancer (“MSSCRC”). Scancell has also performed internal validation of NY-ESO epitopes in animal models and believes this could be a candidate for out-licensing.
Moditope® platform
The platform
Scancell’s Moditope platform is designed to generate a unique class of potent, off-the-shelf peptide active immunotherapies targeting tumor-associated stress-induced post-translational modifications (“siPTMs”) via the MHC-II presentation pathway. siPTMs, including citrullination, occur in all stressed cancer cells as a result of autophagy, and are largely absent from healthy tissue, making them potentially attractive targets for immunotherapy. By activating cytotoxic CD4 T cells that directly recognize and kill tumor cells displaying these citrullinated neoantigens, the Moditope platform addresses a mechanism of immune response that is distinct from, and complementary to, checkpoint inhibitor therapy.
Current indications under investigation
Head and neck squamous cell carcinoma (“HNSCC”) is among the most common cancers globally. Despite advances in surgical techniques and the approval of checkpoint inhibitors such as pembrolizumab for first-line treatment of recurrent or metastatic disease, many patients with advanced HNSCC experience recurrence metastasis, representing a significant unmet medical need.
Renal cell carcinoma (“RCC”) is the predominant form of kidney cancer. Five-year survival rates for patients with distant metastatic disease remain low, and many patients progress on or after first-line therapy, reflecting a continued unmet medical need for more effective treatment options.

Modi-1: the lead platform candidate
Modi-1 is Scancell’s lead peptide immunotherapy from its Moditope platform. It consists of citrullinated vimentin peptides and enolase peptides which stimulate CD4 killer T cells to target stress induced post-translational modifications expressed by solid tumors. When tumors are stressed they undergo a process called autophagy. This results in the formation of an autophagosome, which engulfs cytoplasmic proteins such as vimentin and enolase, which are degraded to provide vital energy. Within these autophagosome vesicles, peptidylarginine deiminases 2 and 4 (“PAD 2 and 4”), enzymes are activated to citrullinate the engulfed proteins. This results in differential proteolytic cleavage and presentation of novel epitopes, which are presented on the MHCII for recognition and killing by CD4 T cells. The Modi-1 vaccine encodes citrullinated peptides linked to strong immune adjuvants to increase the frequency of these killer CD4 T cells to mount a more potent immune response against a tumor. Checkpoint inhibitors are administered alongside Modi-1 to further increase the T cell response and protect them within the adverse tumor environment.
Scancell is currently evaluating Modi-1 in combination with CPIs in a Phase 2 trial (the “ModiFY trial”) for patients with head and neck cancer (“HNSCC”) and renal cell carcinoma (“RCC”). Early data for HNSCC showed partial responses in three out of seven patients and an overall response rate of 43% at 25 weeks from the start of treatment.
Scancell expects to report further data from the ModiFY trial for patients with HNSCC and RCC later in 2026.
GlyMab® platform
The platform
Scancell’s GlyMab platform has generated a series of high-affinity tumor-specific monoclonal antibodies (“mAbs”) designed to target glycans that are over-expressed on cancer cells. It has also developed them into new candidates termed “TCABS” which could improve activity and reduce the toxicity associated with T cell engagers (“TCEs”).
GlyMabs are high affinity glycan-specific IgG antibodies. Glycans are carbohydrate chains composed of linked sugar units that can bind to proteins and lipids. Aberrant glycosylation can be present in several cancers, and it shapes various stages of tumor initiation, progression, and metastasis. While tumor-associated glycans present difficulties as therapeutic targets and are less immunogenic than proteins, Scancell’s GlyMab platform technology produces a variety of mAbs that have succeeded in binding to tumor-associated glycans in preclinical studies.
Intractable targets include 6-sulfo LacNAc (“SLAN”) and other glycans expressed on tumors due to up- or down- regulation of the enzymes stimulating sialylation, sulfation, or fucosylation. Higher-specificity targets include sialyl-di-Lewis A, Fucosyl GM1 and Lewis Y, which provide characterization using high-density glycan arrays, immunohistochemistry (“IHC”), surface plasmon resonance (“SPR”) binding kinetics, target internalization screens, and antibody-dependent cell-mediated cytotoxicity (“ADCC”).
Candidates and potential indications
SC134-TCAB is the lead GlyMab candidate targeting Fucosyl GM1, a lipid expressed in small cell lung cancer, an aggressive cancer where the majority of patients relapse and the overall survival rate remains very low. In vivo data have demonstrated anti-tumor activity, and Scancell has performed early developability studies to assess whether SC134-TCAB can be manufactured for use in a clinical setting.
Additional GlyMab candidates include SC27 and GT200 targeting LewisY and SLAN, respectively. Initial preclinical research suggests SC27 could potentially be used for investigation as a TCE or antibody-drug candidate in various indications, while GT200 could be investigated in ovarian cancer.
SC129 and SC2811 outlicensed to Genmab
In addition to these further internal preclinical candidates, Scancell has out-licensed two antibody drug conjugate candidates, SC129 and SC2811 generated from its GlyMab platform to Genmab and could be eligible to receive milestones and royalties in the future, if Genmab successfully develops and commercializes the candidates. For more information about the license agreements with Genmab, please see “— Material Agreements — License Agreements with Genmab.”
Scancell’s Strategic Priorities
Scancell’s strategic priority is to seek regulatory approval for iSCIB1+ in advanced melanoma. In parallel, Scancell will continue to develop its pipeline across indications for iSCIB1+ and new ImmunoBody candidates for other solid tumors as well as other assets in its pipeline.
Scancell’s objectives for the coming year include:
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Initiation of a global Phase 3 randomized, potentially registrational clinical trial for iSCIB1+ in combination with ipi-nivo for the treatment of patients with advanced melanoma and enroll patients in multiple countries.

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Additional data readouts from Scancell’s Phase 2 SCOPE and ModiFY trials.

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Preparation for a further Phase 2 clinical trial for iSCIB1+ in an earlier treatment setting and development of further potential ImmunoBody candidates.

Material Agreements
Strategic Collaboration Agreement with PharmaJet
On September 16, 2024, Scancell entered into a strategic partnership agreement (the “PharmaJet Agreement”) with PharmaJet, Inc. (“PharmaJet”), pursuant to which Scancell obtained from PharmaJet a license, with the right to sublicense, to use PharmaJet’s needle-free injection technology (“Stratis”) with Scancell’s SCIB1 and iSCIB1+ ImmunoBody cancer vaccine product candidates for the treatment of melanoma skin cancer worldwide (each, a “Scancell Product” and together, the “Scancell Products”). A Scancell Product formulated for administration using Stratis is referred to as a “PharmaJet Licensed Product.” Under the PharmaJet Agreement, PharmaJet also agreed to manufacture and supply Scancell’s requirements of Stratis products for clinical and commercial use.
Scancell has the sole and exclusive right and responsibility for the development of PharmaJet Licensed Products, including seeking all regulatory approvals, and bears all costs relating thereto. Scancell acts as the regulatory sponsor of all clinical studies and holds all regulatory approvals with respect to PharmaJet Licensed Products. Scancell also has the sole and exclusive right to commercialize PharmaJet Licensed Products in the field of melanoma skin cancer at its own cost and expense, by itself or through its affiliates or sublicensees. PharmaJet is responsible for manufacturing the Stratis product at its facility in compliance with agreed specifications, applicable law and current good manufacturing practice, for maintaining all necessary manufacturing permits and approvals throughout the term, for maintaining its agreements with third-party suppliers of materials used in manufacture, and for supporting regulatory authority inspections relating to PharmaJet Licensed Products.
Scancell paid PharmaJet an upfront payment of $2.0 million and is obligated to pay PharmaJet milestone payments upon the achievement of certain development and regulatory milestones, in an aggregate amount of up to $8.0 million. If the Scancell Products are approved, Scancell will pay PharmaJet a mid single-digit royalty on aggregate annual net sales of PharmaJet Licensed Products worldwide during the applicable royalty term, subject to certain customary reductions. The royalty term runs, on a country-by-country and product-by- product basis, from the date of the first commercial sale of such PharmaJet Licensed Product in a country until the tenth anniversary of such first commercial sale in such country.
Unless earlier terminated, the PharmaJet Agreement expires on a country-by-country and product-by-product basis upon expiration of the royalty term for the applicable PharmaJet Licensed Product in the applicable country. Scancell has the right to terminate the PharmaJet Agreement for specified justifiable reasons upon prior written notice. Each party may terminate the PharmaJet Agreement for the other party’s uncured material breach, or upon the other party’s insolvency or bankruptcy. Upon termination, all rights and licenses granted under the PharmaJet Agreement terminate. Upon expiration of the royalty term with respect to a PharmaJet Licensed Product in a given country, the licenses and rights granted by PharmaJet to Scancell with respect to such PharmaJet Licensed Product become fully paid-up, royalty-free, perpetual and irrevocable.
License Agreements with Genmab
On October 21, 2022, Scancell entered into a license agreement (the “2022 Genmab Agreement”) with Genmab A/S (“Genmab”). On June 3, 2024, the parties entered into an option and license agreement (the “2024 Genmab Agreement,” and together with the 2022 Genmab Agreement, the “Genmab Agreements”).
Under the 2022 Genmab Agreement, Scancell granted Genmab an exclusive, sublicensable, worldwide license under Scancell’s licensed patents and know-how to develop, manufacture, and commercialize licensed products incorporating SC129, for all therapeutic, prophylactic, and diagnostic uses in humans, excluding cellular therapy applications. Under the 2024 Genmab Agreement, Scancell granted Genmab an exclusive option to acquire a comparable exclusive, sublicensable, worldwide license to develop, manufacture, and commercialize licensed products incorporating SC2811 in the same field. Prior to Genmab’s exercise of that option, Genmab held a non-exclusive, non-sublicensable license to use the licensed technology solely to conduct a research evaluation of the licensed antibodies. Genmab exercised the option in December 2024, at which point the exclusive, sublicensable license described above became effective.
Under each Genmab Agreement, Genmab is solely responsible, at its discretion and expense, for all development, manufacture, and commercialization of licensed products in the field in the territory, including conducting clinical studies, preparing and submitting regulatory filings, obtaining and owning all regulatory approvals, and marketing and selling licensed products. Genmab is required to use commercially reasonable efforts to develop and obtain regulatory approval for at least one licensed product in at least one major market. Scancell has no ongoing operational development or commercialization responsibilities, other than providing, upon Genmab’s reasonable request and at Genmab’s reasonable cost, limited regulatory assistance related to the Scancell antibodies for five years following the effective date of each agreement. Scancell retains ownership of its background intellectual property, while Genmab owns certain intellectual property generated through its development of the licensed products, as provided under the applicable Genmab Agreements.
As consideration under the 2022 Genmab Agreement, Genmab paid Scancell a one-time upfront payment of $6 million. Under the 2024 Genmab Agreement, Genmab paid Scancell an upfront option payment of $1 million upon signing and a further $5 million upon exercising its option, for aggregate upfront payments of $6 million under the 2024 Genmab Agreement.
Under each Genmab Agreement, Scancell is eligible to receive milestone payments upon the achievement of certain development, regulatory and commercial milestones. Under the 2022 Genmab Agreement, Scancell could receive aggregate milestone payments of up to $208 million per product developed and commercialized within each of three defined categories of modality (i.e., monoclonal antibodies, antibody-drug conjugates or any other modality; bispecific or multispecific molecules; or radionuclide conjugates), and up to a maximum of $624 million if Genmab develops and commercializes products across all three modality categories. Under the 2024 Genmab Agreement, Scancell could receive aggregate milestone payments of up to $630 million across all three modality categories.
Scancell is also entitled to receive low single-digit royalties on net sales of commercialized licensed products during the applicable royalty term. The royalty rates are subject to reduction on a product-by-product and country-by-country basis in certain circumstances, including if no valid patent claim covers the product in a given country, upon biosimilar entry, or if Genmab must obtain third-party patent licenses. The royalty term for each licensed product runs on a country-by-country basis until the latest of (i) the expiration of the last-to-expire valid claim of a licensed patent covering the product in that country, (ii) the 10th anniversary of first commercial sale of the product in that country, or (iii) the expiration of regulatory exclusivity for the product in that country.
Unless earlier terminated, each Genmab Agreement remains in effect on a licensed product-by-licensed product and country-by-country basis until the expiration of the applicable royalty term. Genmab may terminate either Genmab Agreement for convenience upon prior written notice. Either party may terminate for the other party’s uncured material breach or upon the other party’s insolvency or bankruptcy. During the term, Scancell is subject to exclusivity restrictions with respect to competing products directed to the same target within the applicable field. Upon expiration of the royalty term for a given licensed product in a given country, the license granted to Genmab becomes a fully paid-up, royalty-free, exclusive, perpetual, and irrevocable license for that product in that country. Each Genmab Agreement is governed by Swiss law, with disputes subject to ICC arbitration in Zurich. Neither party may assign its rights or obligations without the other party’s prior written consent, except to an affiliate or a third-party successor or purchaser of all or substantially all of its business, whether by merger, stock sale, asset sale, or similar transaction, provided the successor agrees in writing to be bound by the agreement.
Manufacturing and Clinical Supply
Scancell has an in-house employee group coordinating Chemistry, Manufacturing and Controls (“CMC”) in relation to its clinical candidates and ensuring compliance with Good Manufacturing Practice (“GMP”). The group is directly involved in the development of formulations for potential products and contracts with third parties to ensure that appropriate stability studies are conducted and that other planned procedures, including process development and characterization are suitably scheduled.
Scancell does not own or operate manufacturing facilities to produce clinical batches of Investigational Medicinal Product (“IMP”) and it outsources production to contract manufacturing organizations (“CMOs”) with suitable cGMP credentials at locations in Europe and the United Kingdom (“UK”) for drug substance manufacturing and drug product filling. Scancell’s CMC employees transfer relevant specifications, testing and knowledge for each clinical candidate to CMOs to establish a clearly defined process for producing IMP, validating completion and stability of batches, and ensuring quality compliance checks are performed by suitably qualified individuals. As part of this process, cell banks are created, product candidate standards are specified in accordance with cGMP, and periodic quality audits are conducted.
For its lead candidate, iSCIB1+, Scancell intends to enter into agreements with established CMOs with FDA inspected facilities and believes that these manufacturers have sufficient expertise and capacity to supply IMP for its planned Phase 3 trial and for potential commercial supply of iSCIB1+, if approved. Scancell also intends to use a suitably qualified CRO for additional services in relation to logistical and supply matters concerning clinical sites in the planned Phase 3 clinical trial.
Scancell has access to suitably qualified CMOs for the manufacture of its Modi-1 therapy currently under investigation in a Phase 2 clinical trial, and for potential future manufacture of other candidates in its pipeline.
Commercialization, Sales and Marketing
Scancell currently has development and commercialization rights with respect to all of its product candidates, except SC129 and SC2811 that are out-licensed to Genmab.
Scancell has not yet established a sales, marketing or product distribution infrastructure. Scancell engages third party specialists to perform pre-commercial analysis and assess the viability of the potential market opportunities for iSCIB1+ and other product candidates. Outsourced advisors may also be used to further identify an appropriate commercialization strategy, including analysis covering market access research, potential partnering, and a suitable sales and distribution strategy. If Scancell’s potential product candidates make further clinical and regulatory progress, further analysis will be performed in this area.
Competition
The biotechnology and pharmaceutical industries are characterized by rapidly advancing technologies and intense competition. Scancell believes that its approach, strategy, experience and ultimately, its platforms provide Scancell with competitive advantages. However, Scancell expects substantial competition from multiple sources, including major pharmaceutical, specialty pharmaceutical, and existing or emerging biotechnology companies, academic research institutions and governmental agencies and public and private research institutions worldwide. Many of Scancell’s competitors, either alone or with their collaborations, have significantly greater financial, technical and other resources, and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved products than Scancell does. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These competitors also compete with Scancell in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and patient enrollment in clinical trials, as well as in acquiring technologies complementary to, or necessary for, Scancell’s programs. As a result, Scancell’s competitors may discover, develop, license or commercialize products before or more successfully than Scancell does.
Scancell is developing its lead product candidate, iSCIB1+ for the treatment of advanced melanoma in combination with checkpoint inhibitors, having received FDA and MHRA clearance for a Phase 3 clinical trial earlier in 2026. This is a competitive clinical space featuring existing approved therapies and multiple ongoing trials by large biotechnology and pharmaceutical companies. Scancell also intends to conduct a potential randomized Phase 2 clinical trial for iSCIB1+ for the treatment of melanoma in the adjuvant and neoadjuvant settings, where further approved therapies exist and competitor trials are being conducted.
The standard of care for the treatment of advanced melanoma varies by region, and by the preferences of patients, medical professionals and healthcare authorities. Scancell considers that the combination therapy of ipilimumab (Yervoy) and nivolumab (Opidivo), or collectively, “ipi-nivo,” which are currently owned by BMS), represents the most widely used standard of care for advanced melanoma. While Scancell’s lead candidate, iSCIB1+, is administered alongside ipi-nivo and Scancell’s Phase 2 SCOPE trial results suggest an improvement in patient outcomes using iSCIB1+ in addition to ipi-nivo compared to using ipi-nivo alone, the combination of ipi-nivo represents a competitive product that Scancell’s Phase 3 clinical trial could fail to outperform with statistical significance, despite its initial Phase 2 results.
The combination therapy Opdualag, also developed by BMS for the treatment of advanced melanoma using nivolumab and relatlimab, represents additional competition. Opdualag is approved for patients in the US regardless of PD-L1 expression, approved in the EU for patients with PD-L1 expression of less than 1%, and is also approved in other territories.
Additional investigational Phase 3 clinical trials are being conducted by Immunocore and Iovance for the treatment of advanced melanoma. Furthermore, several companies are conducting clinical trials for other stages of melanoma, including Moderna and Merck who announced positive results in August 2026 from a Phase 3 clinical trial using intismeran, an mRNA vaccine, for patients with melanoma in the adjuvant setting. Although therapies in earlier stage melanoma settings do not directly compete with Scancell’s lead therapy, successful approval and widespread adoption of effective therapies in an earlier setting could reduce the potential patient population requiring treatment in the advanced melanoma setting and therefore represent indirect competition for Scancell’s lead candidate.
While Scancell’s other therapies from its Moditope and GlyMab platforms are earlier in development, there are other companies researching technologies or methods similar to those used in Scancell’s potential therapies, such as anti-glycan antibodies.
Organizational Structure
The following diagram shows the current ownership structure of Scancell Holdings plc.

(1)
For more information about the ownership interests of Scancell Holdings plc, prior to the Merger, please see the section titled “Beneficial Ownership of Certain Shareholders of Scancell and the Scancell Board.”

(2)
The diagram above shows all subsidiaries of Scancell Holdings plc.

Intellectual Property
Scancell strives to protect and enhance the proprietary technologies, inventions and improvements that it believes are important to its business, including by seeking, maintaining, enforcing and defending patent rights for its therapeutics and processes, whether developed internally or licensed from third parties. Scancell’s success will depend on its ability to obtain and maintain patent and other protection including data/market exclusivity for its therapeutic candidates and platform technology, preserve the confidentiality of its know-how and operate without infringing, misappropriating or otherwise violating the valid and enforceable patents and proprietary rights of third parties. For more information, please see “Risk Factors — Risks Related to Intellectual Property.”
Scancell’s patent portfolio includes patents and patent applications that it owns, as well as patents that it exclusively licenses from third parties, directed to composition of matter and/or medical use claims relating to its ImmunoBody®, Moditope® and GlyMab® platforms and product candidates, including its lead product candidates iSCIB1+ and Modi-1. As of September 15, 2026, Scancell’s patent portfolio (owned and in-licensed) included 12 issued European patents, 14 issued U.S. patents and 58 issued patents in other foreign jurisdictions, together with 4 pending European patent applications, 4 pending U.S. patent applications, 48 pending national/regional patent applications in other foreign jurisdictions (based on Patent Cooperation Treaty, or PCT, international applications) and 1 UK provisional patent application. Depending upon the timing, duration and specifics of any FDA or other regulatory approval of Scancell’s product candidates, one or more of its U.S. patents may be eligible for limited patent term extension, and certain of its patents may be eligible for supplementary protection certificates or other patent term adjustments or extensions in other jurisdictions, in each case subject to applicable statutory and regulatory requirements. For the United States, the applicable statutory and regulatory requirements are described under “— Government Regulation — U.S. Patent Term Restoration, Marketing Exclusivity, and Biosimilars” below. Scancell cannot be certain that any such extensions will be obtained or, if obtained, will provide a material benefit to it. In addition to its patent portfolio, Scancell owns trademark registrations for its house mark SCANCELL and platform technology names in various jurisdictions, as described further below.
Vaccine Platforms
Scancell’s vaccine platforms comprise its ImmunoBody® DNA active immunotherapy platform and its Moditope® peptide immunotherapy platform. As of September 15, 2026, in the vaccine technical field, Scancell owned 7 issued European patents, 8 issued U.S. patents and 43 issued patents in other foreign jurisdictions, together with 3 pending European patent applications, 3 pending U.S. patent applications and 24 pending national/regional patent applications in other foreign jurisdictions based on PCT applications. Scancell also holds an exclusive license from Curara AB to a granted European patent and a granted U.S. patent relating to citrullinated peptides according to its Moditope® platform.
Scancell’s nucleic acid patent family for its ImmunoBody® platform, based on PCT application no. PCT/EP2008/053761 (published as WO 2008/116937), relates, among other things, to a nucleic acid encoding an immunoglobulin having at least one heterologous T cell epitope. This family has resulted in 12 granted patents, including two European patents (validated, for example, in Austria, Belgium, Switzerland, Germany, Denmark, Spain, Finland, France, the United Kingdom, Ireland, Italy, the Netherlands, Norway, Portugal, Sweden and Turkey) and patents in the United States, Australia, Canada, China (two patents), India, Japan, South Korea, Singapore and South Africa. The patent term for these granted patents is expected to expire in March 2028, subject to possible patent term adjustment, patent term extension and/or a supplementary protection certificate.
Scancell is also developing its AvidiVacTM platform, based on PCT application no. PCT/EP2021/073542 (published as WO 2022/043400), which is directed to a nucleic acid vaccine encoding, among other things, a protein (based on ImmunoBody® technology) incorporating Fc region point mutations that Scancell believes improves immune response and are present in its iSCIB1+ product candidate. Scancell holds a granted Japanese patent and pending applications in Europe, the United States (two applications), Australia, Brazil, Canada, China, Hong Kong, India, Japan, South Korea, Singapore and South Africa from this family, with an expected expiry (for granted and any subsequently granted patents) in August 2041.
Scancell also owns a checkpoint inhibitor combination patent family based on PCT application no. PCT/EP2024/076156 (published as WO 2025/061794), directed, among other things, to a composition for use in a method of treating cancer comprising a vaccine composition with nucleic acids encoding specific T cell epitope sequences that are present in iSCIB1+, in combination with a PD-1 inhibitor and a CTLA-4 inhibitor. This application has entered the national and regional phases in Europe, the United States, Australia, Brazil, Canada, China, India, Japan and South Africa, with an expected expiry (if granted) in September 2044.
Scancell’s Moditope® platform is protected by four patent families directed to citrullinated and homocitrullinated peptide neoantigens. The Modi-1 citrullinated peptide patent families, based on PCT application nos. PCT/SE2012/050378 (WO 2012/138294), PCT/GB2013/052109 (WO 2014/023957) and PCT/GB2016/052181 (WO 2017/013425), have resulted in granted patents in Europe and the United States and, for some families, numerous other jurisdictions, with expected expiry dates ranging from April 2032 to July 2036, and, in the case of granted European and United States patents based on PCT/SE2012/050378, are exclusively licensed to Scancell from Curara AB. Scancell’s Modi-2 homocitrullinated peptide patent family, based on PCT application no. PCT/EP2019/074273 (WO 2020/053304), has resulted in granted patents in the United States and Australia, with pending applications in Canada, China, Europe, Hong Kong, Japan, Singapore and South Africa, and an expected expiry (for granted and any subsequently granted patents) in September 2039.
In addition, Scancell owns rights, assigned to it by ISA Pharmaceuticals B.V. under an assignment agreement dated 28 March 2025, in a patent family relating to a vaccine adjuvant compound based on PCT application no. PCT/NL2012/050694 (WO 2013/051936), with an expected expiry in October 2032 (October 2031 for the Netherlands patent). The assignment has been recorded for the unitary patent and with the relevant patent offices for the granted patents in the United States, Switzerland and the United Kingdom.
Antibody Platforms
Scancell’s GlyMab® antibody platform targets tumor-specific glycans which has led to five patent families, each based on separate PCT applications directed to antibodies and antibody fragments capable of binding fucosyl-GM1 (SC134), Lewis Y (SC27), stage-specific embryonic antigen 4 (SC2811), sialyl-di-Lewis A (SC129) and LecLex (SC88), respectively. As of September 15, 2026, these families have a granted patent and/or a pending application in Europe and the United States, and (apart from the LecLex patent family) in other jurisdictions including Brazil, China, Canada, India, Japan, South Korea, Singapore and South Africa, with expected expiry dates (for granted and any subsequently granted patents) ranging from October 2034 to September 2040. In relation to Scancell’s SC129 anti-sialyl-di-Lewis A and SC88 anti-LecLex antibody patent families, the University of Nottingham assigned its rights in the relevant granted patents to Scancell under an assignment dated 17 April 2018, although recordal of the SC88 anti-LecLex antibody patent family remains outstanding.
Scancell also owns a patent family relating to its AvidiMab® antibody technology, based on PCT application no. PCT/EP2020/071724 (WO 2021/019094), directed, among other things, to an IgG1 antibody or fragment with a modified Fc region that increases avidity of target antigen binding and direct cell killing. Scancell holds granted patents in the United States, China and Japan, and a pending application in Australia, with an expected expiry (for granted and any subsequently granted patents) in July 2040.
In addition, Scancell has filed a UK provisional patent application directed to a co-dosing strategy intended to address certain limitations of T cell engager antibodies in solid tumors, and intends to file a PCT application claiming priority from this application in September 2026. If granted, patents derived from that PCT application would be expected to expire in September 2046.
Patent Term and Maintenance
The term of Scancell’s individual patents depends on the legal term for patents in the countries in which they are obtained, which in most jurisdictions in which Scancell has filed, including Europe and the United

States, is 20 years from the earliest filing date of the relevant non-provisional patent application. In the United States, a patent’s term may be lengthened by patent term adjustment to compensate for certain administrative delays during prosecution, or shortened where a patent is terminally disclaimed over an earlier-filed patent. Patents covering an approved drug or biological product may also be eligible for patent term extension, and patents in certain other jurisdictions may be eligible for a supplementary protection certificate, in each case for a portion of the term lost to regulatory delay and subject to applicable statutory and regulatory requirements and limitations. The expiry dates described above are further subject to the timely payment of renewal and maintenance fees, which Scancell’s external patent counsel monitors and instructs payment upon Scancell’s direction.
Trademarks
As of September 15, 2026, Scancell owned 22 trademark registrations and 1 pending trademark application worldwide. Scancell has registered its house mark SCANCELL® (in the United Kingdom, the European Union and the United States), and has also registered its platform technology names AvidiMab® (in the United Kingdom, the European Union and the United States), GlyMab® (in the United Kingdom, the European Union and the United States), IMMUNOBODY® (in the United Kingdom, the European Union, Canada and the United States) and MODITOPE® (in the United Kingdom, the European Union, Canada, the United States and Japan). Scancell’s next trademark renewal dates fall from 2029 onwards. Scancell’s U.S. trademark registrations are also subject to separate maintenance filing deadlines under Section 8 of the Lanham Act.
Trade Secrets and Know-How
In addition to patents and trademarks, Scancell relies on trade secrets, unpatented know-how and continuing technological innovation to develop and maintain its competitive position with respect to its proprietary platforms and product candidates. Scancell seeks to protect its proprietary information and processes, in part, through confidentiality provisions with its employees, consultants, licensors, contract manufacturers, collaborators, advisors and other third parties, as well as through invention assignment agreements with its employees and certain consultants and contractors.
Government Regulation
Government authorities in the United States, at the federal, state, and local level, and in other countries and jurisdictions, extensively regulate, among other things, the research, development, testing, manufacture, quality control, approval, packaging, storage, recordkeeping, labeling, advertising, promotion, distribution, marketing, post-approval monitoring and reporting, and import and export of pharmaceutical products. The processes for obtaining regulatory approvals in the United States and in foreign countries and jurisdictions, along with subsequent compliance with applicable statutes and regulations and other regulatory authorities, require the expenditure of substantial time and financial resources.
U.S. Government Regulation
FDA Approval Process
In the United States, biological products, such as those Scancell is developing, are subject to extensive regulation by the FDA. The Federal Food, Drug, and Cosmetic Act (“FDC Act”), the Public Health Service Act (“PHS Act”), and other federal and state statutes and regulations govern, among other things, the research, development, testing, manufacture, storage, recordkeeping, approval, labeling, promotion and marketing, distribution, post-approval monitoring and reporting, sampling, and import and export of pharmaceutical products. Biological products used for the prevention, treatment, or cure of a disease or condition of a human being are subject to regulation under the FDC Act, except the section of the FDC Act which governs the approval of New Drug Applications (“NDAs”). Biological products are approved for marketing under provisions of the PHS Act, via a Biologics License Application (“BLA”).
However, the application process and requirements for approval of BLAs are very similar to those for NDAs. Failure to comply with applicable U.S. requirements may subject a company to a variety of administrative or judicial sanctions, such as a clinical hold, FDA refusal to approve a pending BLA, warning or untitled letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, civil penalties, and criminal prosecution.
The process required by the FDA before a drug or biologic may be marketed in the United States generally involves the following:
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completion of certain nonclinical laboratory tests, animal studies and formulation studies in accordance with Good Laboratory Practice (“GLPs”) regulations and other applicable requirements and;

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submission to the FDA of an Investigational New Drug Application (“IND”), which must become effective before human clinical trials may begin; approval by an independent institutional review board (“IRB”), or ethics committee at each clinical site before each trial may be initiated;

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performance of adequate and well-controlled human clinical trials in accordance with Good Clinical Practice regulations (“GCPs”) to evaluate the safety, purity and potency, of the product candidate for its intended use;

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preparation and submission to the FDA of a BLA;

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satisfactory completion of an FDA advisory committee review, if applicable;

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satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the drug is produced to assess compliance with current Good Manufacturing Practice requirements (“cGMPs”) to assure that the facilities, methods and controls are adequate to preserve the biological product’s continued safety, purity, and potency;

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satisfactory completion of potential inspection of selected clinical investigation sites to assess compliance with GCPs; and

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FDA review and approval of the BLA to permit commercial marketing of the product for particular indications for use in the United States.

Nonclinical Studies
Nonclinical studies include laboratory evaluation of product chemistry, formulation, and toxicity, as well as animal trials to assess the characteristics and potential safety and efficacy of the product. The conduct of the nonclinical tests must comply with federal regulations and requirements, including GLP requirements for certain animal studies. The results of nonclinical testing are submitted to the FDA as part of an IND along with other information, including information about product chemistry, manufacturing, and controls (“CMC”) and a proposed clinical trial protocol.
Long-term nonclinical tests, such as animal tests of reproductive toxicity and carcinogenicity, may continue after the IND is submitted. An IND automatically becomes effective 30 days after receipt by the FDA, unless before that time the FDA raises concerns or questions related to one or more proposed clinical trials and places the trial on a full or partial clinical hold. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin or begin as proposed. Submission of an IND therefore may or may not result in FDA allowance to begin a clinical trial.
Clinical Trials
Clinical trials involve the administration of the investigational biologic to participants including healthy volunteers or patients under the supervision of a qualified investigator. Clinical trials must be conducted: (i) in compliance with any applicable federal regulations; (ii) in compliance with GCPs, which are regulations and standards meant to protect the rights and health of patients and to define the roles of clinical trial sponsors, administrators, and monitors; as well as (iii) under protocols detailing the objectives of the trial, the parameters to be used in monitoring safety, and any safety effectiveness criteria to be evaluated. Each protocol involving testing on U.S. patients and subsequent protocol amendments must be submitted to the FDA as part of the IND. While the IND is active, progress reports summarizing the results, if known, of the clinical trials and nonclinical studies performed since the last progress report, among other information, must be submitted at least annually to the FDA, and written IND safety reports must be submitted to the FDA and investigators in certain circumstances, including for serious and unexpected suspected adverse events, findings from other studies suggesting a significant risk to humans exposed to the same or similar drugs, findings from animal or in vitro testing suggesting a significant risk to humans, and any clinically important increased incidence of a serious suspected adverse reaction compared to that listed in the protocol or investigator brochure.
The FDA may order the temporary, or permanent, discontinuation of a clinical trial at any time, or impose other sanctions, if it believes that the clinical trial either is not being conducted in accordance with FDA requirements or presents an unacceptable risk to the clinical trial patients; in such a case a sponsor may voluntarily suspend or discontinue a study. The study protocol and informed consent information for patients in clinical trials must also be submitted to IRBs or ethics committees overseeing clinical sites, for approval. An IRB may also require the clinical trial at the site to be halted, either temporarily or permanently, for a variety of reasons, including failure to comply with the IRB’s requirements or if there is a finding that patients are exposed to an unacceptable health risk, or may impose other conditions. Some studies also include oversight by an independent group of qualified experts organized by the clinical trial sponsor, which may be known as a data safety monitoring board.
A sponsor who wishes to conduct a clinical trial outside of the United States may, but need not, obtain FDA authorization to conduct the clinical trial under an IND. If a foreign clinical trial is not conducted under an IND, the sponsor may submit data from the clinical trial to the FDA in support of an IND or a BLA. The FDA will accept the results from a well-designed and well-conducted foreign clinical trial not conducted under an IND if the clinical trial was conducted in accordance with GCPs and the FDA is able to validate the data through an onsite inspection if deemed necessary.
Clinical trials to support BLAs for regulatory approval are typically conducted in three sequential phases, but the phases may be combined or overlap.
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In Phase 1, the initial introduction of the biological product candidate into healthy volunteers or patients, the product candidate is tested to assess safety, dosage tolerance, metabolism, pharmacokinetics, pharmacological actions, side effects associated with drug exposure, and, if possible, early evidence on effectiveness.

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Phase 2 usually involves trials in a limited patient population with the target disease or condition to preliminarily evaluate the effectiveness of the biologic product candidate for a particular indication, determine optimal dose and regimen for further development, and to identify common adverse effects and safety risks.

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Phase 3 trials are subsequently undertaken in an expanded patient population to obtain additional information about clinical efficacy and safety in a larger number of patients, typically at geographically dispersed clinical trial sites, to permit the FDA to evaluate the overall benefit-risk relationship of the biologic product candidate and to provide adequate information for the labeling of the product.

Post-approval trials, sometimes referred to as Phase 4 studies, may be conducted after initial marketing approval. These trials are used to gain additional experience from the treatment of patients in the intended therapeutic indication. In certain instances, the FDA may mandate the performance of Phase 4 clinical trials as a condition of approval of a BLA.
The sponsor of an investigational product in a Phase 2 or Phase 3 clinical trial for a serious or life-threatening disease is required to make available, such as by posting on its website, its policy on evaluating and responding to requests for expanded access to such investigational drug.
Concurrent with clinical trials, companies usually complete additional animal studies and also must develop additional information about the chemistry and physical characteristics of the drug or biologic as well as finalize a process for manufacturing the product in commercial quantities in accordance with cGMPs. The manufacturing process must be capable of consistently producing quality batches of the product and, among other things, companies must develop methods for testing the identity, strength, quality, potency, and purity of the final product. Additionally, appropriate packaging must be selected and tested, and stability studies must be conducted to demonstrate that the investigational medicines do not undergo unacceptable deterioration over their shelf life.

FDA Review Process
Assuming successful completion of all required testing in accordance with all applicable regulatory requirements, the product candidate sponsor prepares and submits a BLA to the FDA seeking approval to market the biologic for one or more indications. FDA approval of the BLA is required before marketing and distribution of the product may begin in the United States. The BLA must include the results of all preclinical, clinical, and other testing and a compilation of data relating to the product’s pharmacology and CMC. The cost of preparing and submitting a BLA is substantial. The submission of most BLAs is additionally subject to a substantial application user fee. Under an approved BLA, the applicant is also subject to an annual program fee. These fees typically increase annually. A BLA for a biologic that has been designated as an orphan drug is not subject to an application fee, unless the BLA includes an indication for other than a rare disease or condition.
The FDA has 60 days from its receipt of a BLA to conduct a preliminary review and determine whether the application will be filed based on the FDA’s threshold determination that the BLA is sufficiently complete to permit substantive review. If the FDA determines the application is incomplete because it does not on its face contain required information, the FDA may refuse to file the application and request additional information rather than file the BLA. In this event, the BLA must be resubmitted with the additional information. The resubmitted application also is subject to preliminary review before the FDA files it. Once the application is filed, the FDA begins an in-depth review. The FDA reviews a BLA to determine, among other things, whether the product candidate is safe, pure and potent and the facility in which it is manufactured, processed, packed or held meets standards designed to assure the product’s continued safety, purity and potency.
The FDA has agreed to certain performance goals in the review of BLAs. Standard-review applications have a goal of being reviewed within ten months of the date the FDA files the BLA; applications classified as Priority Review have a goal of being reviewed within six months of the date the FDA files the BLA. A BLA can be classified for Priority Review when the FDA determines the biologic product candidate has the potential to treat a serious or life-threatening condition and, if approved, would be a significant improvement in safety or effectiveness compared to available therapies. The FDA does not always meet its PDUFA goal dates for standard and priority BLAs, and the review process for both standard and priority reviews may be extended by the FDA for three additional months to consider certain late-submitted information or information deemed a “major amendment” to the BLA submission.
The FDA may also refer applications for novel biologic products, as well as biologic products that present difficult questions of safety or efficacy, to an advisory committee — typically a panel that includes clinicians and other experts — for review, evaluation, and a recommendation as to whether the BLA should be approved. The FDA is not bound by the recommendation of an advisory committee, but it often follows such recommendations.
Before approving a BLA, the FDA will typically inspect one or more clinical sites to assure compliance with GCPs. Additionally, the FDA will generally inspect the facility or the facilities at which the biologic product is manufactured. The FDA will not approve the product unless compliance with cGMPs is satisfactory and adequate to assure consistent production of the product within required specifications.
After the FDA evaluates the BLA and completes any clinical and manufacturing site inspections, it issues either an approval letter or a complete response letter. A complete response letter generally outlines the deficiencies in the BLA and may require substantial additional clinical or nonclinical testing, or other information, in order for the FDA to reconsider the BLA for approval. If, or when, those deficiencies have been addressed to the FDA’s satisfaction in a resubmission of the BLA, the FDA will issue an approval letter. The FDA has committed to reviewing such resubmissions in two or six months depending on the type of information included. Even if such data and information are submitted, the FDA may decide that the BLA does not satisfy the criteria for approval.
An approval letter authorizes commercial marketing and distribution of the biologic with specific prescribing information for specific indications. As a condition of BLA approval, the FDA may require a risk evaluation and mitigation strategy (“REMS”) to help ensure that the benefits of the biologic outweigh the potential risks. REMS can include medication guides, communication plans for healthcare professionals, and elements to assure safe use (“ETASU”). ETASU can include, but are not limited to, special training or certification for prescribing or dispensing, dispensing only under certain circumstances, special monitoring, and the use of patient registries. The requirement for a REMS can materially affect the potential market and profitability of the product. Moreover, the FDA may require substantial post-approval testing, sometimes referred to as Phase 4 testing, and surveillance to monitor the product’s safety or efficacy.
Once granted, product approvals may be withdrawn if compliance with regulatory standards is not maintained, or problems are identified following initial marketing. Changes to some of the conditions established in an approved BLA, including changes in indications, labeling, or manufacturing processes or facilities, require submission and FDA approval of a new BLA or BLA supplement before the change can be implemented. A BLA supplement for a new indication typically requires clinical data similar to that in the original application, and the FDA uses the same procedures and actions in reviewing BLA supplements as it does in reviewing BLAs.
Disclosure of Clinical Trial Information
Sponsors of clinical trials of FDA-regulated products, including biologics, are required to register and disclose certain clinical trial information on ClinicalTrials.gov. Information related to the product, patient population, phase of investigation, study sites and investigators, and other aspects of the clinical trial is then made public as part of the registration. Sponsors are also obligated to disclose the results of their clinical trials after completion. Disclosure of the results of these trials can be delayed in certain circumstances for up to two years after the date of completion of the trial. Competitors may use this publicly available information to gain knowledge regarding the progress of development programs.
Additional Controls for Biologics
To help reduce the increased risk of the introduction of adventitious agents, the PHS Act emphasizes the importance of manufacturing controls for products whose attributes cannot be precisely defined. The PHS Act also provides authority to the FDA to immediately suspend biologics licenses in situations where there exists a danger to public health, to prepare or procure products in the event of shortages and critical public health needs, and to authorize the creation and enforcement of regulations to prevent the introduction or spread of communicable diseases within the United States.
After a BLA is approved, the product may also be subject to official lot release as a condition of approval. As part of the manufacturing process, the manufacturer is required to perform certain tests on each lot of the product before it is released for distribution. If the product is subject to official release by the FDA, the manufacturer submits samples of each lot of product to the FDA together with a release protocol showing a summary of the lot manufacturing history and the results of all of the manufacturer’s tests performed on the lot. The FDA may also perform certain confirmatory tests on lots of some products, such as viral vaccines, before allowing the manufacturer to release the lots for distribution. In addition, the FDA conducts laboratory research related to the regulatory standards on the safety, purity, potency, and effectiveness of biological products. After approval of a BLA, biologics manufacturers must address any safety issues that arise, are subject to recalls or a halt in manufacturing, and are subject to periodic inspection after approval.
Orphan Drug Designation
Under the Orphan Drug Act, the FDA may grant orphan designation to a drug or biologic intended to treat patients with a rare disease or condition, which is a disease or condition that affects fewer than 200,000 individuals in the United States, or more than 200,000 individuals in the United States for which there is no reasonable expectation that the cost of developing and making available in the United States a drug or biologic for this type of disease or condition will be recovered from sales in the United States for that drug or biologic. Orphan drug designation must be requested before submitting a BLA. After the FDA grants Orphan Drug Designation, the generic identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. The Orphan Drug Designation does not convey any advantage in, or shorten the duration of, the regulatory review or approval process.
If a product that has Orphan Drug Designation subsequently receives the first FDA approval for the rare disease or condition for which it has such designation, the product is entitled to orphan drug exclusive approval

(or exclusivity), which means that the FDA may not approve any other applications, including a full BLA, to market the same drug for the same approved indication or use for seven years, except in limited circumstances, such as a showing of clinical superiority to the product with orphan drug exclusivity within the relevant indication or use, or if the holder of the orphan drug exclusivity cannot assure the availability of sufficient quantities of the orphan drug to meet the needs relating to the approved indication or use of patients with the relevant disease or condition. Orphan drug exclusivity does not prevent the FDA from approving a different drug or biologic for the same indication or use, or the same drug or biologic for a different indication or use. Among the other benefits of Orphan Drug Designation are tax credits for certain research and a waiver of the BLA application user fee.
Expedited Development and Review Programs
The FDA offers a number of programs intended to expedite the development or review of a marketing application for an investigational biologic. For example, the Fast Track designation program is intended to expedite or facilitate the process for developing and reviewing product candidates that meet certain criteria. Specifically, investigational biologics are eligible for Fast Track designation if they are intended to treat a serious or life-threatening disease or condition and demonstrate the potential to address unmet medical needs for the disease or condition. The sponsor of a Fast Track product candidate has opportunities for more frequent interactions with the applicable FDA review team during product development and, once a BLA is submitted, the application may be eligible for priority review. With regard to a Fast Track product candidate, the FDA may consider for review sections of the BLA on a rolling basis before the complete application is submitted, if the sponsor provides a schedule for the submission of the sections of the BLA, the FDA agrees to accept sections of the NDA or BLA and determines that the schedule is acceptable, and the sponsor pays any required user fees upon submission of the first section of the BLA.
A product candidate intended to treat a serious or life-threatening disease or condition may also be eligible for Breakthrough Therapy designation to expedite its development and review. A product candidate can receive Breakthrough Therapy designation if preliminary clinical evidence indicates that the product candidate, alone or in combination with one or more other drugs or biologics, may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. The designation includes all of the Fast Track program features, as well as more intensive FDA interaction and guidance beginning as early as Phase 1 and an organizational commitment to expedite the development and review of the product candidate, including involvement of senior managers.
In addition, a BLA may be eligible for priority review if the product candidate is designed to treat a serious condition, and if approved, would provide a significant improvement in safety or efficacy compared to available therapies for such disease or condition. The FDA will attempt to direct additional resources to the evaluation of a BLA designated for priority review in an effort to facilitate the review. Priority review designation means the FDA’s goal is to take action on the marketing application within six months of the 60-day filing date, as compared to ten months for standard review under current PDUFA goals.
In addition, depending on the design of the applicable clinical trials, a product candidate may be eligible for accelerated approval. Specifically, biologics intended to treat serious or life-threatening diseases or conditions may be eligible for accelerated approval upon a determination that the product candidate has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments. As a condition of approval, the FDA generally requires that a sponsor of a biologic receiving accelerated approval perform adequate and well-controlled confirmatory clinical trials and may require that such confirmatory trials be underway prior to granting accelerated approval. Biologics receiving accelerated approval may be subject to expedited withdrawal procedures if the sponsor fails to conduct the required confirmatory trials in a timely manner or if such trials fail to verify the predicted clinical benefit. In addition, the FDA requires pre-approval of promotional materials as a condition of accelerated approval, which could adversely impact the timing of the commercial launch of the product.

Fast Track designation, Breakthrough Therapy designation, priority review, and accelerated approval do not change the standards for approval, but they may expedite the development or approval process. Even if a product candidate qualifies for one or more of these programs, the FDA may later decide that the product no longer meets the conditions for qualification or decide that the time period for FDA review or approval will not be shortened.
U.S. Patent Term Restoration, Marketing Exclusivity, and Biosimilars
Depending upon the timing, duration, and specifics of FDA approval of Scancell’s product candidates, some of Scancell’s U.S. patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984 (the “Hatch-Waxman Amendments”). The Hatch-Waxman Amendments provide for a patent term extension of up to five years as compensation for patent term lost during the FDA regulatory review process, subject to applicable statutory and regulatory requirements. Patent term extension, however, cannot extend the remaining term of a patent beyond a total of 14 years from the product’s approval date. The patent term extension period is generally one half the time between the effective date of an IND and the submission date of a BLA, plus the entire period between the submission date of a BLA and the approval of that application, subject to a maximum extension of five years and the 14-year post-approval cap. If the patent selected for extension was issued after the start of the review period, only the portion of the review period occurring after patent issuance is considered in calculating the extension. The review period will be reduced by any time during which the applicant failed to exercise due diligence. Only one patent applicable to an approved drug is eligible for such an extension and such patent may be extended only once, only those claims covering the approved drug, a method for using it, or a method for manufacturing it may be extended, and the application for the extension must be submitted prior to the expiration of the patent. Such application must be submitted within 60 days of the product’s approval. The USPTO, in consultation with the FDA, determines the eligibility of a patent for patent term extension and the length of such extension, if any, and there can be no assurance that any of Scancell’s U.S. patents will be eligible for, or receive, the patent term extension, or that any such extension will be granted for the full period sought.
The Biologics Price Competition and Innovation Act of 2009 (“BPCIA”) created an abbreviated approval pathway for biological products shown to be highly similar to or interchangeable with an FDA-licensed reference biological product. Biosimilarity sufficient to reference a prior FDA-approved product requires that there be no differences in conditions of use, route of administration, dosage form, and strength, and no clinically meaningful differences between the biological product and the reference product in terms of safety, purity, and potency. Biosimilarity may be shown through analytical studies, toxicity studies, and a clinical trial or trials, unless the Secretary of Health and Human Services waives a required element. A biosimilar product may be deemed interchangeable with a previously approved product if it meets the higher hurdle of demonstrating that it can be expected to produce the same clinical results as the reference product and, for products administered multiple times, the biologic and the reference biologic may be switched after one has been previously administered without increasing safety risks or risks of diminished efficacy relative to exclusive use of the reference biologic. Under most state laws, interchangeable products may be used in place of the reference biological product.
A reference biologic is granted 12 years of marketing exclusivity from the time of first licensure, or BLA approval, of the reference product, and no application for a biosimilar or interchangeable product referencing the reference product can be accepted by the FDA for four years from the date of first licensure of the reference product. In addition, the approval of a biosimilar product may not be made effective by the FDA until 12 years from the date on which the reference product was first licensed. During this 12-year period of exclusivity, another company may still develop and receive approval of a competing biologic, so long as their BLA does not rely on the reference product or sponsor’s data or submit the application as a biosimilar application. “First licensure” typically means the initial date the particular product at issue was licensed in the United States. Date of first licensure does not include the date of licensure of (and a new period of exclusivity is not available for) a biological product if the licensure is for a supplement for the biological product or for a subsequent application by the same sponsor or manufacturer of the biological product (or licensor, predecessor in interest, or other related entity) for a change (not including a modification to the structure of the biological product) that results in a new indication, route of administration, dosing schedule, dosage form, delivery system, delivery device or strength, or for a modification to the structure of the biological product that does not result in a change in safety, purity or potency. The first biologic product submitted under the biosimilar abbreviated approval pathway that is licensed as interchangeable with the reference product has exclusivity against the approval of other interchangeable biologics for the same condition of use for the lesser of (i) one year after first commercial marketing of the first interchangeable biosimilar, (ii) 18 months after the first interchangeable biosimilar is approved if there is no patent challenge under the BPCIA patent-litigation provisions, (iii) 18 months after resolution of a lawsuit under the BPCIA patent-litigation provisions over the patents of the reference biologic in favor of the first interchangeable biosimilar applicant, or (iv) 42 months after the first interchangeable biosimilar’s application has been approved if a patent lawsuit under the BPCIA patent-litigation provisions is ongoing within the 42-month period.
Pediatric Information
Under the Pediatric Research Equity Act (“PREA”), BLAs or supplements to BLAs must contain data to assess the safety and effectiveness of the biological product candidate for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the biological product is deemed safe, pure and potent. The FDA may grant full or partial waivers or deferrals for submission of data. A deferral may be granted for several reasons, including a finding that the drug is ready for approval for use in adults before pediatric clinical trials are complete or that additional safety or effectiveness data needs to be collected before the pediatric clinical trials begin. Unless otherwise required by regulation, PREA does not apply to any biological product for a disease or condition for which orphan designation has been granted, though still applies to any non-orphan-designated indication.
The Best Pharmaceuticals for Children Act (“BPCA”) provides a six-month extension of non-patent exclusivity and certain patent terms for a biologic if certain conditions are met. Conditions for exclusivity include the FDA’s determination that information relating to the use of a new biologic in the pediatric population may produce health benefits in that population, the FDA making a written request for pediatric studies, and the applicant agreeing to perform, and reporting on, the requested studies within the statutory time frame. Applications under the BPCA are treated as priority applications, with all of the benefits that designation confers; however, a sponsor need not obtain approval for the use of the biologic within the relevant pediatric disease or condition to obtain pediatric exclusivity.
Post-Approval Requirements
Once a BLA is approved, a product will be subject to certain post-approval requirements. For instance, the FDA closely regulates the post-approval marketing and promotion of biologics, including standards and regulations for direct-to-consumer advertising, off-label promotion, industry-sponsored scientific and educational activities and promotional activities involving the internet. Biologics may be marketed only for the approved indications and in accordance with the provisions of the approved labeling.
The FDA strictly regulates marketing, labeling, advertising, and promotion of biologics that are placed on the market. Advertising and promotion of biologics must be in compliance with the FDC Act and its implementing regulations and only for the approved indications and in a manner consistent with the approved labeling. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability, including investigation by federal and state authorities. Physicians may prescribe legally available products for uses that are not described in the product’s labeling and that differ from those tested by Scancell and approved by the FDA. Such off-label uses are common across medical specialties. Physicians may believe that such off-label uses are the best treatment for many patients in varied circumstances. The FDA does not regulate the behavior of physicians in their choice of treatments. The FDA does, however, restrict manufacturer’s communications on the subject of off-label use of their products.
Adverse event reporting and submission of periodic reports is required following FDA approval of a BLA. The FDA also may require post-marketing testing, including Phase 4 testing, REMS, and surveillance to monitor the effects of an approved product, or the FDA may place conditions on an approval that could restrict the distribution or use of the product. In addition, quality control, biological product manufacture, packaging, and labeling procedures must continue to conform to cGMPs after approval. Biologic manufacturers and certain of their subcontractors are required to register their establishments with the FDA and certain state agencies. Registration with the FDA subjects entities to periodic unannounced inspections by the FDA, during which the agency inspects a biologic product’s manufacturing facilities to assess compliance with cGMPs. Accordingly, manufacturers must continue to expend time, money, and effort in the areas of production and quality-control to maintain compliance with cGMPs. Regulatory authorities may withdraw product approvals or request product recalls if a company fails to comply with regulatory standards, if it encounters problems following initial marketing, or if previously unrecognized problems are subsequently discovered.
Other potential consequences include, among other things:
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Form 483s, restrictions on the manufacturing of the product, product recalls or withdrawal of the product from the market;

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warning or untitled letters or holds on clinical trials;

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refusal of the FDA to accept new marketing applications or approve pending applications or supplements to approved applications, or suspension or revocation of product approvals or licensures;

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product seizure or detention, or refusal to permit the import or export of products;

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consent decrees, corporate integrity agreements, debarment, or exclusion from federal healthcare programs;

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mandated modification of promotional materials and labeling and the issuance of corrective information;

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the issuance of safety alerts, Dear Healthcare Provider letters, press releases and other communications containing warnings or other safety information about the product; or

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injunctions or the imposition of fines or civil or criminal penalties.

Healthcare Laws and Regulations
Sales of pharmaceutical products and related activities, such as arrangements with investigators, healthcare professionals, consultants, third-party payors, patient organizations, and customers, are subject to fraud and abuse and other healthcare laws and regulations, which are enforced by the federal government and the states and foreign governments in which the business is conducted. Applicable healthcare laws and regulations that may affect a company’s ability to operate if and when marketing approval is granted for a product candidate include the following:
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the federal Anti-Kickback Statute, which prohibits, among other things, individuals and entities from knowingly and willfully soliciting, receiving, offering, or providing remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind, to induce or reward, or in return for, either the referral of an individual for, or the purchase, order, or recommendation of, any good or service for which payment may be made, in whole or in part, under a federal or state healthcare program, such as Medicare or Medicaid. The term “remuneration” has been broadly interpreted to include anything of value. Rather, if “one purpose” of the remuneration is to induce referrals, the federal Anti-Kickback Statute is violated. In addition, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. Violations are subject to civil and criminal fines and penalties for each violation, plus up to three times the remuneration involved, imprisonment, and exclusion from federal programs;

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the federal criminal and civil false claims laws, including the federal False Claims Act (“FCA”), which can be enforced through civil whistleblower or “qui tam” actions against individuals or entities, and prohibits, among other things, knowingly presenting, or causing to be presented to the federal government claims for payment that are false or fraudulent, knowingly making, using or causing to be made or used, a false record or statement material to a false or fraudulent claim, or from knowingly making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government. Manufacturers can be held liable under the FCA even when they do not submit claims directly to government payors if they are deemed to “cause” the submission of false or fraudulent claims. In addition, certain marketing practices, including off-label promotion, may also violate false claims laws. Moreover, the government may assert that a claim including items and services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the FCA. The FCA also permits a private individual acting as a “whistleblower” to bring actions on behalf of the federal government alleging violations of the FCA and to share in any monetary recovery;
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the Health Insurance Portability and Accountability Act (“HIPAA”), which prohibits, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program or obtain, by means of false or fraudulent pretenses, representations or promises, any of the money or property owned by, or under the custody or control of, any healthcare benefit program, regardless of payor (e.g., public or private), or knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

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HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (“HITECH”) and their respective implementing regulations, which impose obligations on certain covered healthcare providers, health plans, and healthcare clearinghouses, as well as their respective business associates and subcontractors that perform certain services involving the storage, use or disclosure of individually identifiable health information for or on behalf of a covered entity and their business associates, including mandatory contractual terms, with respect to safeguarding the privacy, security, and transmission of individually identifiable health information, and require notification to affected individuals and regulatory authorities of certain breaches of security of individually identifiable health information. HITECH also created new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce HIPAA and seek attorneys’ fees and costs associated with pursuing federal civil actions;

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the federal Physician Payments Sunshine Act, which requires certain manufacturers of drugs, devices, biologics, and medical supplies for which payment is available under Medicare, Medicaid, or the Children’s Health Insurance Program, with certain exceptions, to report annually to the Centers for Medicare & Medicaid Services (“CMS”) information related to payments or other transfers of value made to physicians (defined to include doctors, dentists, optometrists, podiatrists, and chiropractors), certain other health care professionals (such as physician assistants, nurse practitioners, clinical nurse specialists, anesthesiologist assistants, certified registered nurse anesthetists, and certain nurse midwives) and teaching hospitals, as well as ownership and investment interests held by the physicians described above and their immediate family members, with the information made publicly available on a searchable website; analogous state and foreign laws and regulations, such as state anti-kickback and false claims laws, that may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed under Medicaid and other state programs, or in several states, apply regardless of payor, including private insurers and cash-pay patients;

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state laws that require the registration of manufacturers and wholesale distributors of drug and biological products who ship into a state, including in certain states that require registration even if such manufacturers or distributors have no place of business within the state. Some states also impose requirements on manufacturers and distributors to establish the pedigree of product in the chain of distribution, including some states that require manufacturers and others to adopt new technology capable of tracking and tracing product as it moves through the distribution chain;

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certain state laws that require pharmaceutical and biotechnology companies to establish marketing compliance programs and comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government in addition to requiring drug manufacturers to report information related to payments to physicians and other healthcare or marketing expenditures and drug pricing information, and state and local laws that require the registration of pharmaceutical sales representatives, and to prohibit certain other sales and marketing practices; and

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analogous foreign laws and regulations, including restrictions imposed on the promotion and marketing of medicinal products in European Union (“EU”) member states and other countries, restrictions on interactions with healthcare professionals and requirements for public disclosure of payments made to physicians. Laws (including those governing promotion, marketing and anti-kickback provisions), industry regulations, and professional codes of conduct often are strictly enforced.
Additionally, Scancell is subject to foreign as well as U.S. federal and state laws and regulations governing the collection, use, access to, confidentiality, privacy and security of health-related and other personal information, many of which differ from each other in significant ways and often are not preempted by HIPAA. Violations of any such requirements, may result in significant penalties, including civil, criminal and administrative penalties, damages, fines, disgorgement, imprisonment, the curtailment or restructuring of operations, loss of eligibility to obtain approvals from the FDA or foreign regulatory authorities, exclusion from participation in government contracting, healthcare reimbursement or other government programs, including Medicare and Medicaid, integrity oversight and reporting obligations, or reputational harm.
Pharmaceutical Coverage, Pricing and Reimbursement
Significant uncertainty exists as to the coverage and reimbursement status of any product candidates for which Scancell obtains regulatory approval. In the United States and markets in other countries, sales of any products for which Scancell receives regulatory approval for commercial sale will depend, in part, on the extent to which third-party payors provide coverage, and establish adequate reimbursement levels for such products. In the United States, third-party payors include federal and state healthcare programs, government authorities, private managed care providers, private health insurers, and other organizations, where there is no uniform policy for coverage and reimbursement and can differ significantly from payor to payor.
Third-party payors decide which drugs and treatments they will cover and the amount of reimbursement. Reimbursement by a third-party payor may depend upon a number of factors, including, but not limited to, the third-party payor’s determination that use of a product is:
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a covered benefit under its health plan;

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safe, effective and medically necessary;

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appropriate for the specific patient;

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cost-effective; and

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neither experimental nor investigational.

Third-party payors are increasingly challenging the price, examining the medical necessity and reviewing the cost-effectiveness of medical drug products and medical services, in addition to questioning their safety and efficacy. Such payors may limit coverage to specific drug products on an approved list, also known as a formulary, which might not include all of the FDA-approved drugs for a particular indication. Companies may need to conduct expensive pharmaco-economic studies in order to demonstrate the medical necessity and cost-effectiveness of their products, in addition to the costs required to obtain the FDA approvals. Nonetheless, a product candidate may not be considered medically necessary or cost-effective. Moreover, the process for determining whether a third-party payor will provide coverage for a drug product may be separate from the process for setting the price of a drug product or for establishing the reimbursement rate that such a payor will pay for the drug product. A payor’s decision to provide coverage for a drug product does not imply that an adequate reimbursement rate will be approved.
Further, one payor’s determination to provide coverage for a drug product does not assure that other payors will also provide coverage for the drug product. Governments and private third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular medications. For example, the U.S. Department of Health and Human Services (“HHS”) imposes rebates on many Medicare Part B and Medicare Part D products to penalize price increases that outpace inflation. HHS has also been empowered to negotiate the price of certain single-source BLA-licensed biological products on the market for at least eleven (11) years without being the reference biological product for a biosimilar, covered under Medicare as part of the Medicare drug price negotiation program. Each year, up to twenty (20) products will be selected by HHS for the Medicare drug price negotiation program. Products subject to the Medicare drug price negotiation program are expected to experience a significant reduction in reimbursement from the Medicare program on a per unit basis. Adequate third-party reimbursement may not be available to enable a company to maintain price levels sufficient to realize an appropriate return on its investment in product development.

Outside the United States, pricing of prescription pharmaceuticals is subject to governmental control in many countries. Pricing negotiations with governmental authorities can extend well beyond the receipt of regulatory marketing approval for a product. In the EU, pricing and reimbursement schemes vary widely from one member state to another. Some member states may require the completion of additional studies that compare the cost-effectiveness of a particular medicinal product candidate to currently available therapies or so-called Health Technology Assessments (“HTA”), in order to obtain reimbursement or pricing approval. For example, the EU provides options for its member states to restrict the range of products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. EU member states may approve a specific price for a product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the product on the market. Other EU member states allow companies to fix their own prices for products, but monitor and control prescription volumes and issue guidance to physicians to limit prescriptions. The downward pressure on healthcare costs in general, and particularly in relation to prescription only medicinal products, has become more intense. As a result, increasingly high barriers are being erected to the entry of new products.
The marketability of any product candidates for which regulatory approval is granted for commercial sale may suffer if the government and third-party payors fail to provide adequate coverage and reimbursement. In addition, emphasis on managed care in the United States has increased and could increase the pressure on pharmaceutical pricing.
Coverage policies and third-party reimbursement rates may change at any time. Even if favorable coverage and reimbursement status is attained for one or more products for which regulatory approval is granted, less favorable coverage policies and reimbursement rates may be implemented in the future.
Healthcare Reform
The United States and many foreign jurisdictions have enacted or proposed legislative and regulatory changes affecting the healthcare system. The United States government, state legislatures, and foreign governments also have shown significant interest in implementing cost-containment programs to limit the growth of government-paid healthcare costs, including price controls, restrictions on reimbursement, and requirements for substitution of generic products for branded prescription drugs and biologics. In recent years, Congress has considered reductions in Medicare reimbursement levels for drugs and biologics administered by physicians. CMS, the agency that administers the Medicare and Medicaid programs, also has authority to revise reimbursement rates and to implement coverage restrictions for some drugs and biologics. Cost reduction initiatives and changes in coverage implemented through legislation or regulation could decrease utilization of and reimbursement for any approved products. While Medicare regulations apply only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own reimbursement rates. Therefore, any reduction in reimbursement that results from federal legislation or regulation may result in a similar reduction in payments from private payors.
Additionally, in March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (collectively, the “ACA”) was enacted, which substantially changed the way healthcare is financed by both governmental and private insurers. Since its enactment, there have been amendments and judicial, Congressional and executive branch challenges to certain aspects of the ACA. For example, on July 4, 2025, the One Big Beautiful Bill Act (the “OBBBA”) was signed into law, which narrowed access to ACA marketplace exchange enrollment and declined to extend the ACA enhanced advanced premium tax credits that expired at the end of 2025, which, among other provisions in the law, are anticipated to reduce the number of Americans with health insurance. The OBBBA also is expected to reduce Medicaid spending and enrollment by implementing work requirements for some beneficiaries, capping state-directed payments, reducing federal funding, and limiting provider taxes used to fund the program. Congress is considering proposed legislation intended to further reduce healthcare costs with alternatives to replace the expired ACA subsidies. Scancell expects that additional U.S. federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that the U.S. federal government will pay for healthcare products and services, which could result in reduced demand for its product candidates or additional pricing pressures.
Other legislative changes have been proposed and adopted in the United States since the ACA was enacted. These changes include aggregate reductions to Medicare payments to providers, which began in 2013 and will remain in effect until 2032 unless additional Congressional action is taken.

The federal administration is pursuing policies to reduce regulations and expenditures across government, including at HHS, which include the FDA and CMS, and related agencies. These actions, presently directed by executive orders or memoranda from the Office of Management and Budget, may propose policy changes that create additional uncertainty for Scancell’s business. For example, the current administration has announced agreements with certain pharmaceutical companies that require the drug manufacturers to offer, through a direct-to-consumer platform (TrumpRx), U.S. patients and Medicaid programs prescription drug Most-Favored Nation pricing equal to or lower than those paid in other developed nations, with additional mandates for direct-to-patient discounts and repatriation of foreign revenues. Other recent actions, for example, include (1) directing agencies to reduce agency workforce and cut programs; (2) directing HHS and other agencies to lower prescription drug costs through a variety of initiatives; (3) imposing tariffs on certain imported pharmaceutical products; and (4) as part of the Make America Healthy Again Commission’s Strategy Report released in September 2025, working across government agencies to increase enforcement on direct-to-consumer pharmaceutical advertising. Additionally, the current administration recently called on Congress to enact “The Great Healthcare Plan,” to codify and expand Most-Favored Nation pricing, lower government subsidies to private insurance companies, increase healthcare price transparency, expand pharmaceutical drugs available for over-the-counter purchase, and enact restrictions on pharmacy benefit manager payment methodologies, among other things. Further, in June 2024, the U.S. Supreme Court’s Loper Bright decision greatly reduced judicial deference to regulatory agencies, which could increase successful legal challenges to federal regulations affecting Scancell’s operations. These actions and policies may significantly reduce U.S. drug prices, potentially impacting manufacturers’ global pricing strategies and profitability, while increasing their operational costs and compliance risks.
At the state level, legislatures have increasingly passed legislation and implemented regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access, and marketing cost disclosure and transparency measures, and in some cases, designed to encourage importation from other countries and bulk purchasing. For example, on June 15, 2026, the FDA approved Colorado’s Section 804 Importation Program, proposal to import certain drugs from Canada for specific state healthcare programs. It is unclear how this and Florida’s similar program, approved by the FDA in 2024, will be implemented and whether they will overcome potential legal, regulatory, or industry challenges in the United States and/or Canada.
Additional federal, state, and foreign healthcare reform measures may be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, which could result in limited coverage and reimbursement and reduced demand for pharmaceutical products or additional pricing pressures.
Foreign Government Regulation
To market any product outside of the United States, Scancell would need to comply with numerous and varying regulatory requirements of other countries governing, among other things, clinical trials, marketing authorization (“MA”), commercial sales and distribution of its products.
Whether or not Scancell obtains FDA approval for a product, Scancell must obtain approval of a product by the comparable regulatory authorities of foreign countries before it can commence clinical trials or marketing of the product in those countries. Approval by one regulatory authority does not ensure approval by regulatory authorities in other jurisdictions. The approval process varies from country to country, can involve additional testing beyond that required by FDA, and may be longer or shorter than that required for FDA approval. The requirements governing the conduct of clinical trials, product licensing, pricing, promotion, and reimbursement vary greatly from country to country.
Non-clinical Studies and Clinical Trials
Similarly to the United States, the various phases of non-clinical and clinical research in the EU are subject to significant regulatory controls.
Non-clinical studies are performed to demonstrate the health or environmental safety of new chemical or biological substances. Non-clinical (pharmaco-toxicological) studies must be conducted in compliance with the principles of GLP, as set forth in EU Directive 2004/10/EC (unless otherwise justified for certain particular medicinal products, e.g., radio-pharmaceutical precursors for radio-labeling purposes). In particular, non-clinical studies, both in vitro and in vivo, must be planned, performed, monitored, recorded, reported, and archived in accordance with the GLP principles, which define a set of rules and criteria for a quality system for the organizational process and the conditions for non-clinical studies. These GLP standards reflect the Organization for Economic Co-operation and Development requirements.
Clinical trials of medicinal products in the EU must be conducted in accordance with EU and national regulations and the International Council for Harmonization of Technical Requirements for Pharmaceuticals for Human Use guidelines on GCP as well as the applicable regulatory requirements and the ethical principles that have their origin in the Declaration of Helsinki. If the sponsor of the clinical trial is not established within the EU, it must appoint an EU entity to act as its legal representative. The sponsor must take out a clinical trial insurance policy, and in most EU member states, the sponsor is liable to provide ‘no fault’ compensation to any study subject injured in the clinical trial.
In the EU, clinical trials are governed by the Clinical Trials Regulation (EU) No 536/2014 (“CTR”), which entered into application on January 31, 2022 repealing and replacing the former Clinical Trials Directive 2001/20. The CTR foresaw a three-year transition period that ended on January 31, 2025. Since this date, all new or ongoing trials are subject to the provisions of the CTR.
The CTR is intended to harmonize and streamline clinical trial authorizations, simplify adverse-event reporting procedures, improve the supervision of clinical trials and increase transparency. Specifically, the Regulation, which is directly applicable in all Member States, introduces a streamlined application procedure through a single-entry point, the “EU portal,” the Clinical Trials Information System; a single set of documents to be prepared and submitted for the application; as well as simplified reporting procedures for clinical trial sponsors. A harmonized procedure for the assessment of applications for clinical trials has been introduced and is divided into two parts. Part I assessment is led by the competent authorities of a reference Member State selected by the trial sponsor and relates to clinical trial aspects that are considered to be scientifically harmonized across Member States. This assessment is then submitted to the competent authorities of all concerned Member States in which the trial is to be conducted for their review. Part II is assessed separately by the competent authorities and Ethics Committees in each concerned Member State. Individual Member States retain the power to authorize the conduct of clinical trials on their territory.
. Medicines used in clinical trials must be manufactured in accordance with cGMPs. Other national and EU-wide regulatory requirements may also apply.
Marketing Authorization
In order to market Scancell’s product candidates in the EU and many other foreign jurisdictions, Scancell must obtain separate regulatory approvals. More concretely, in the EU, medicinal product candidates can only be commercialized after obtaining an MA. To obtain regulatory approval of a product candidate under EU regulatory systems, Scancell must submit an MA application (“MAA”). The process for doing this depends, among other things, on the nature of the medicinal product. There are two types of MAs:
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“Centralized MAs” are issued by the European Commission through the centralized procedure based on the opinion of the Committee for Medicinal Products for Human Use (“CHMP”), of the European Medicines Agency (“EMA”), and are valid throughout the EU. The centralized procedure is compulsory for certain types of medicinal products such as (i) medicinal products derived from biotechnological processes, (ii) designated orphan medicinal products, (iii) advanced therapy medicinal products (“ATMPs”) (such as gene therapy, somatic cell therapy and tissue engineered products), and (iv) medicinal products containing a new active substance indicated for the treatment of certain diseases, such as HIV/AIDS, cancer, diabetes, neurodegenerative diseases or autoimmune diseases and other immune dysfunctions, and viral diseases. The centralized procedure is optional for products containing a new active substance not yet authorized in the EU and indicated for the treatment of other diseases, or for products that constitute a significant therapeutic, scientific or technical innovation or which are in the interest of public health in the EU.

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“National MAs” are issued by the competent authorities of the EU member states, only cover their respective territory, and are available for product candidates not falling within the mandatory scope of the centralized procedure. Where a product has already been authorized for marketing in an EU member state, this national MA can be recognized in another member state through the mutual recognition procedure. If the product has not received a national MA in any member state at the time of application, it can be approved simultaneously in various member states through the decentralized procedure. Under the decentralized procedure an identical dossier is submitted to the competent authorities of each of the member states in which the MA is sought, one of which is selected by the applicant as the reference member state.
Under the centralized procedure the maximum timeframe for the evaluation of an MAA by the EMA is 210 days, excluding clock stops. In exceptional cases, the CHMP might perform an accelerated review of an MAA in no more than 150 days (not including clock stops).
Innovative products that target an unmet medical need and are expected to be of major public health interest may be eligible for a number of expedited development and review programs, such as the PRIME scheme, which provides incentives similar to the breakthrough therapy designation in the U.S. PRIME is a voluntary scheme aimed at enhancing the EMA’s support for the development of medicines that target unmet medical needs. Eligible products must target conditions for which there is an unmet medical need (there is no satisfactory method of diagnosis, prevention or treatment in the EU or, if there is, the new medicinal product will bring a major therapeutic advantage) and they must demonstrate the potential to address the unmet medical need by introducing new methods of therapy or improving existing ones. It is based on increased interaction and early dialogue with companies developing promising medicines, to optimize their product development plans and speed up their evaluation to help them reach patients earlier. Product developers that benefit from PRIME designation can expect to be eligible for accelerated assessment but this is not guaranteed. Many benefits accrue to sponsors of product candidates with PRIME designation, including but not limited to, early and proactive regulatory dialogue with the EMA, frequent discussions on clinical trial designs and other development program elements, and accelerated MAA assessment once a dossier has been submitted.
Importantly, a dedicated contact and rapporteur from the CHMP is appointed early in the PRIME scheme facilitating increased understanding of the product at EMA’s committee level. An initial meeting initiates these relationships and includes a team of multidisciplinary experts at the EMA to provide guidance on the overall development and regulatory strategies.
Under the above described procedures, in order to grant the MA, the European Commission or the competent authorities of the EU member states make an assessment of the risk benefit balance of the product on the basis of scientific criteria concerning its quality, safety, and efficacy. MAs have an initial duration of five years. After these five years, the authorization may be renewed on the basis of a reevaluation of the risk-benefit balance by the EMA or by the competent authority of the EU Member State in which the original MA was granted. To support the application, the MA holder must provide the EMA or the competent authority with a consolidated version of the Common Technical Document providing up-to-date data concerning the quality, safety and efficacy of the product, including all variations introduced since the MA was granted, at least nine months before the MA ceases to be valid. The European Commission or the competent authorities of the EU Member States may decide on justified grounds relating to pharmacovigilance, to proceed with one further five year renewal period for the MA. Once subsequently definitively renewed, the MA shall be valid for an unlimited period. Any authorization which is not followed by the actual placing of the medicinal product on the EU market (for a centralized MA) or on the market of the authorizing EU Member State within three years after authorization ceases to be valid (the so-called sunset clause).
A “conditional” MA may be granted in cases where all the required safety and efficacy data are not yet available. The European Commission may grant a conditional MA for a medicinal product if it is demonstrated that all of the following criteria are met: (i) the benefit-risk balance of the medicinal product is positive; (ii) it is likely that the applicant will be able to provide comprehensive data post-authorization; (iii) the medicinal product fulfils an unmet medical need; and (iv) the benefit of the immediate availability to patients of the medicinal product is greater than the risk inherent in the fact that additional data are still required. The conditional MA is subject to conditions to be fulfilled for generating the missing data or ensuring increased safety measures. It is valid for one year and must be renewed annually until all related conditions have been fulfilled. Once any pending studies are provided, the conditional MA can be converted into a traditional MA. However, if the conditions are not fulfilled within the timeframe set by the EMA and approved by the European Commission, the MA will cease to be renewed.

An MA may also be granted “under exceptional circumstances” where the applicant can show that it is unable to provide comprehensive data on efficacy and safety under normal conditions of use even after the product has been authorized and subject to specific procedures being introduced. These circumstances may arise in particular when the intended indications are very rare and, in the state of scientific knowledge at that time, it is not possible to provide comprehensive information, or when generating data may be contrary to generally accepted ethical principles. Like a conditional MA, an MA granted in exceptional circumstances is reserved to medicinal products intended to be authorized for treatment of rare diseases or unmet medical needs for which the applicant does not hold a complete data set that is required for the grant of a standard MA. However, unlike the conditional MA, an applicant for authorization in exceptional circumstances is not subsequently required to provide the missing data. Although the MA “under exceptional circumstances” is granted definitively, the risk-benefit balance of the medicinal product is reviewed annually, and the MA will be withdrawn if the risk-benefit ratio is no longer favorable.
Data and Marketing Exclusivity
In the EU, innovative products authorized for marketing (i.e., reference products) generally receive eight years of data exclusivity and an additional two years of market exclusivity upon MA. If granted, the data exclusivity period prevents generic and biosimilar applicants from relying on the preclinical and clinical trial data contained in the dossier of the reference product when applying for a generic or biosimilar MA in the EU during a period of eight years from the date on which the reference product was first authorized in the EU. The market exclusivity period prevents a successful generic or biosimilar applicant from commercializing its product in the EU until ten years have elapsed from the initial MA of the reference product in the EU. The overall ten-year market exclusivity period can be extended to a maximum of eleven years if, during the first eight years of those ten years, the MA holder obtains an authorization for one or more new therapeutic indications, which, during the scientific evaluation prior to their authorization, are held to bring a significant clinical benefit in comparison with existing therapies. However, there is no guarantee that a product will be considered by the EU’s regulatory authorities to be a new chemical or biological entity, and products may not qualify for data exclusivity.
There is a special regime for biosimilars, or biological medicinal products that are similar to a reference medicinal product but that do not meet the definition of a generic medicinal product, for example, because of differences in raw materials or manufacturing processes. For such products, the results of appropriate preclinical or clinical trials must be provided, and guidelines from the EMA detail the type of quantity of supplementary data to be provided for different types of biological product. There are no such guidelines for complex biological products, such as gene or cell therapy medicinal products, and so it is unlikely that biosimilars of those products will currently be approved in the EU. However, guidance from the EMA states that they will be considered in the future in light of the scientific knowledge and regulatory experience gained at the time.
Orphan Medicinal Products
The criteria for designating an “orphan medicinal product” in the EU are similar in principle to those in the United States. A medicinal product can be designated as an orphan if its sponsor can establish that: (1) the product is intended for the diagnosis, prevention or treatment of a life threatening or chronically debilitating condition; (2) either (a) such condition affects not more than five in 10,000 persons in the EU when the application is made, or (b) the product, without the benefits derived from the orphan status, would not generate sufficient return in the EU to justify the necessary investment; and (3) there exists no satisfactory method of diagnosis, prevention or treatment of the condition in question that has been authorized for marketing in the EU or, if such method exists, the product will be of significant benefit to those affected by that condition.
Orphan designation must be requested before submitting an MAA. An MA for an orphan medicinal product may only include indications designated as orphan. For non-orphan indications treated with the same active pharmaceutical ingredient, a separate MA has to be sought.
An EU orphan designation entitles a party to incentives such as reduction of fees or fee waivers, protocol assistance, and access to the centralized procedure. Upon grant of a MA, orphan medicinal products are entitled to ten years of market exclusivity for the approved indication, which means that the competent authorities cannot accept another MAA, or grant a MA, or accept an application to extend a MA for a similar medicinal product for the same indication for a period of ten years. The period of market exclusivity is extended by two years for orphan medicinal products that have also complied with an agreed pediatric investigation plan (PIP). No extension to any supplementary protection certificate can be granted on the basis of pediatric studies for orphan indications. Orphan designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process.
The orphan exclusivity period may be reduced to six years if, at the end of the fifth year, it is established that the product no longer meets the criteria for which it received orphan designation, including where it is shown that the product is sufficiently profitable not to justify maintenance of market exclusivity or where the prevalence of the condition has increased above the threshold. Additionally, MA may be granted to a similar product for the same indication at any time if (i) the second applicant can establish that its product, although similar, is safer, more effective or otherwise clinically superior; (ii) the applicant consents to a second orphan medicinal product application; or (iii) the applicant cannot supply enough orphan medicinal product.
Pediatric Development
In the EU, MAAs for new medicinal products candidates have to include the results of studies conducted in the pediatric population, in compliance with a pediatric investigation plan (“PIP”) agreed with the EMA’s Pediatric Committee (“PDCO”). The PIP sets out the timing and measures proposed to generate data to support a pediatric indication of the product candidate for which MA is being sought. The PDCO can grant a deferral of the obligation to implement some or all of the measures of the PIP until there are sufficient data to demonstrate the efficacy and safety of the product in adults. Further, the obligation to provide pediatric clinical trial data can be waived by the PDCO when these data are not needed or appropriate because the product is likely to be ineffective or unsafe in children, the disease or condition for which the product is intended occurs only in adult populations, or when the product does not represent a significant therapeutic benefit over existing treatments for pediatric patients. Once the MA is obtained in all the EU member states and study results are included in the product information, even when negative, the product is eligible for six months’ supplementary protection certificate extension (if any is in effect at the time of approval) or, in the case of orphan medicinal products, a two year extension of the orphan market exclusivity is granted.
The aforementioned EU rules are generally applicable in the EEA, which consists of the 27 EU member states plus Norway, Liechtenstein and Iceland.
Failure to comply with applicable foreign regulatory requirements, including EU and member state laws, may result in administrative, civil or criminal penalties. These penalties could include delays or refusal to authorize the conduct of clinical trials, or to grant MA, product withdrawals and recalls, product seizures, suspension, withdrawal or variation of the MA, total or partial suspension of production, distribution, manufacturing or clinical trials, operating restrictions, injunctions, suspension of licenses, fines and criminal penalties.
Post-Authorization Requirements
Where an MA is granted in relation to a medicinal product in the EU, the holder of the MA is required to comply with a range of regulatory requirements applicable to the manufacturing, marketing, promotion and sale of medicinal products. Similar to the United States, both MA holders and manufacturers of medicinal products are subject to comprehensive regulatory oversight by the EMA, the European Commission and/or the competent regulatory authorities of the individual EU Member States. The holder of an MA must establish and maintain a pharmacovigilance system and appoint an individual qualified person for pharmacovigilance who is responsible for oversight of that system. Key obligations include expedited reporting of suspected serious adverse reactions and submission of periodic safety update reports (“PSURs”).
All new MAAs must include a risk management plan, describing the risk management system that the company will put in place and documenting measures to prevent or minimize the risks associated with the product. The regulatory authorities may also impose specific obligations as a condition of the MA. Such risk- minimization measures or post-authorization obligations may include additional safety monitoring, more frequent submission of PSURs, or the conduct of additional clinical trials or post-authorization safety studies.

Other Compliance Requirements
In the EU, the advertising and promotion of medicinal products are subject to both EU and EU Member States’ laws governing promotion of medicinal products, interactions with physicians and other healthcare professionals, misleading and comparative advertising and unfair commercial practices. General requirements for advertising and promotion of medicinal products, such as direct-to-consumer advertising of prescription medicinal products are established in EU law. However, the details are governed by regulations in individual EU Member States and can differ from one country to another. For example, applicable laws require that promotional materials and advertising in relation to medicinal products comply with the product’s Summary of Product Characteristics (“SmPC”), which may require approval by the competent national authorities in connection with an MA. The SmPC is the document that provides information to physicians and other healthcare professionals concerning the safe and effective use of the product. Promotional activity that does not comply with the SmPC is considered off-label and is prohibited in the EU.
Much like the Anti-Kickback Statute prohibition in the United States, described above, the provision of benefits or advantages to physicians and other health care professionals to induce or encourage the prescription, recommendation, endorsement, purchase, supply, order or use of medicinal products is also prohibited in the EU. Interactions between pharmaceutical companies and health care professionals are governed by strict laws, such as national anti-bribery laws of European countries, national sunshine rules, regulations, industry self-regulation codes of conduct and physicians’ codes of professional conduct. Failure to comply with these requirements could result in reputational risk, public reprimands, administrative penalties, fines or imprisonment.
Payments made to physicians and other health care professionals in certain EU Member States must be publicly disclosed. Moreover, agreements with health care professionals may require prior notification or approval by the health care professional’s employer, his or her competent professional organization and/or the regulatory authorities of the individual EU Member States. Failure to comply with these requirements could result in reputational risk, public reprimands, administrative penalties, fines or imprisonment.
Pricing and Reimbursement
In the EU, pricing and reimbursement schemes vary widely from country to country. For example, some EU Member States may restrict the range of products for which their national health insurance systems provide reimbursement. Other countries may control the prices of medicinal products for human use or allow companies to fix their own prices for products but monitor and control prescription volumes and issue guidance to physicians to limit prescriptions. Such pricing negotiations with governmental authorities can take considerable time after receipt of marketing approval for a product. Political, economic and regulatory developments may further complicate pricing negotiations.
In addition, EU Member States often require the completion of additional health technology assessments that compare the cost- effectiveness of a particular product to currently available therapies. This HTA process is the procedure according to which the assessment of the public health impact, therapeutic impact and the economic and societal impact of use of a given medicinal product in the national healthcare systems of the individual country is conducted. The outcome of HTA regarding specific medicinal products will often influence the pricing and reimbursement status granted to these medicinal products by the competent authorities of individual EU Member States. At the EU level, on January 12, 2025, Regulation No 2021/2282 on Health Technology Assessment (“HTA Regulation”), entered into application through a phased implementation. The HTA Regulation initially applies to new active substances for oncology and ATMPs. It will be expanded to orphan medicinal products in January 2028, and to all centrally authorized medicinal products as of 2030. Select high-risk medical devices also came into scope in 2026. The HTA Regulation is intended to boost cooperation among Member States in assessing health technologies, including new medicinal products. The HTA Regulation establishes a framework for EU-level joint clinical assessments, joint scientific consultations, and the early identification of emerging health technologies. It enables EU Member States to use common tools, methodologies, and procedures and requires them to rely on EU-level joint clinical assessment reports for the clinical components of their national HTA evaluations. Individual EU Member States will continue to be responsible for assessing non-clinical (e.g., economic, social, ethical) aspects of health technologies, and making decisions on pricing and reimbursement.

EU Pharmaceutical Reform
On December 11, 2025, the European Commission, the Parliament and the European Council reached a political agreement on a comprehensive overhaul of EU pharmaceutical legislation. The reform has been under negotiation since the European Commission submitted its proposal in April 2023. This package — comprised of a new directive and regulation to replace existing legislation — aims to modernize the EU regulatory framework. Following endorsement of the compromise texts by the Council’s Committee of Permanent Representatives and approval by the European Parliament’s Committee on Public Health in March 2026, the proposed revisions must now be formally adopted by the Council of the EU and the European Parliament in plenary, currently anticipated by fall 2026. The reform encompasses a broad range of measures, including changes to regulatory exclusivity, incentives to combat antimicrobial resistance, intellectual property exemptions for generic medicines, orphan products, and MA procedures. The new framework is expected to enter into force in late 2026 and to be subject to transitional arrangements, with full application not anticipated before 2028.
The Foreign Corrupt Practices Act
The Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), prohibits any U.S. individual or business from paying, offering, or authorizing payment or offering of anything of value, directly or indirectly, to any foreign official, political party or candidate for the purpose of influencing any act or decision of the foreign entity in order to assist the individual or business in obtaining or retaining business. U.S. authorities that enforce the FCPA, including the DOJ, deem most health care professionals and other employees of foreign hospitals, clinics, research facilities and medical schools in countries with public health care or public education systems to be “foreign officials” under the FCPA. The FCPA also obligates companies whose securities are listed in the United States to comply with accounting provisions requiring the company to maintain books and records that accurately and fairly reflect all transactions of the corporation, including international subsidiaries and to devise and maintain an adequate system of internal accounting controls for international operations.
Data Privacy and Security
In the ordinary course of Scancell’s business, Scancell processes personal or sensitive data, including data related to clinical trial participants, personnel, healthcare professionals and personnel of suppliers. Accordingly, Scancell is, and may in the future become, subject to numerous data privacy and security obligations, including federal, state, local, and foreign laws, regulations, guidance, and industry standards related to data privacy, security, and protection. Scancell’s use of machine learning technology may also be subject to evolving laws and regulations, which may require Scancell to, among other things, make specific disclosures or address unlawful bias and discrimination. Privacy and security laws, regulations and other obligations are constantly evolving, may conflict with each other to complicate compliance efforts, and can result in investigations, proceedings, or actions that lead to significant civil and/or criminal penalties and restrictions on data processing. Developments in these legal frameworks could further complicate compliance efforts and affect the manner in which Scancell processes personal data, which may increase costs of doing business. Claims of violations of privacy obligations, even if Scancell is not found liable, could be expensive and time-consuming to defend and could result in adverse publicity that could harm Scancell’s business.
Privacy and Data Protection Laws in the United States
In the United States, numerous federal and state laws and regulations, including data breach notification laws, health information privacy and security laws, comprehensive consumer privacy laws, and consumer protection laws and regulations, govern the collection, use, disclosure, protection and other processing of personal data, including health-related data. Many U.S. states have enacted comprehensive consumer privacy laws that impose certain obligations on covered businesses, including providing specific disclosures in privacy notices and affording residents of such states with certain rights concerning their personal data. As applicable, such rights may include the right to access, correct, or delete certain personal data, and to opt-out of certain data processing activities. Generally, the U.S. state comprehensive consumer privacy laws exempt some data processed in the context of clinical trials, but these developments may further complicate compliance efforts, as the exercise of these rights may impact Scancell’s business. Certain of these laws allow for statutory fines for noncompliance and private actions in certain circumstances. There exist certain limitations in cross-border data transfers out of the United States or to certain recipients.
Privacy and Data Protection Laws in Europe
Scancell is subject to European laws governing the privacy and security of personal data, including health-related data, such as the United Kingdom General Data Protection Regulation (“UK GDPR”). Scancell is and may become subject to additional European data protection laws such as the European Union General Data Protection Regulation (“EU GDPR”) (collectively, the UK GDPR and EU GDPR referred to as the “GDPR”), the e-Privacy Directive, and national laws and regulations implementing or supplementing each of them, with some such additional laws and regulations diverging in ways that make it difficult to maintain a consistent operating model or standard operating procedures across jurisdictions. Scancell is and may become subject to the supervision of local data protection authorities in those European jurisdictions where Scancell is established, where Scancell offers goods or services to individuals in Europe and/or where Scancell monitor the behavior of individuals in Europe.
The GDPR, among other things, mandates specific disclosures in privacy notices, establishing relevant legal bases for the processing of personal data, affording individuals certain rights with respect to their personal data, maintaining cross-border personal data transfer mechanisms (in certain circumstances) and maintaining appropriate safeguards for the relevant personal data. In addition, to the extent an entity subject to the GDPR processes or controls “special category” personal data (such as health or medical information or genetic information), more stringent obligations may apply. Any failure or perceived failure to comply with the GDPR carries risk of significant penalties (including monetary fines and processing penalties such as bans on processing of the relevant personal data).
Employees
As of April 30, 2026, Scancell had 55 employees. None of Scancell’s employees is subject to a collective bargaining agreement or represented by a trade or labor union. Scancell considers its relationship with its employees to be good.
Facilities
Scancell’s principal office is located at Unit 202 Bellhouse Building, Sanders Road, Oxford Science Park, Oxford OX4 4GD, United Kingdom, where Scancell leases approximately 3,728 square feet of office and laboratory space. Scancell leases this office space under a lease that terminates in August 2029.
Legal Proceedings
There are no governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which Scancell is aware) that may have, or have had in the recent past (covering the 12 months immediately preceding the date of this proxy statement/prospectus), significant effects on Scancell’s financial position or profitability.

SCANCELL MANAGEMENT
Executive Officers and Directors
The following table presents information about Scancell’s executive officers and directors, including their ages, as of the date of this proxy statement/prospectus:
Name	Age	Position
Executive Officers
Phillip L’Huillier, Ph.D.	64	Chief Executive Officer and Director
David Schilansky	51	Interim Chief Financial Officer
Lindy Durrant, Ph.D.	69	Chief Scientific Officer and Director
Alex Hayward	45	Principal Accounting Officer, Finance Director and Company Secretary
Non-Executive Directors
Jean-Michel Cosséry, Ph.D.	67	Director and Chair of the Board
Susan Clement Davies	64	Director and Deputy Chair of the Board
Ursula Ney, Ph.D.	74	Director
Florian Reinaud	52	Director
Martin Diggle	64	Director
The current business address for Scancell’s executive officers and directors is Unit 202 Bellhouse Building, Sanders Road, Oxford Science Park, Oxford OX4 4GD, United Kingdom.
The following are brief biographies of Scancell’s executive officers and directors:
Phillip L’Huillier, Ph.D. Dr. L’Huillier, 64, has served as Scancell’s Chief Executive Officer and a member of Scancell’s Board of Directors since November 2024. Prior to joining Scancell, Dr. L’Huillier served as Chief Executive Officer and Managing Director of CatalYm GmbH, a cancer immunotherapy company, from May 2021 to November 2024. Prior to CatalYm, Dr. L’Huillier served as Head of European Innovation Hub & Business Development for Merck Sharp & Dohme between May 2017 and May 2021. Earlier in his career, Dr. L’Huillier served as Executive Director and Board Member of Cancer Research Technology Limited, a commercial subsidiary of Cancer Research UK. Dr. L’Huillier holds a Ph.D. in molecular and cellular biology from the University of Auckland, New Zealand, and an M.B.A. with distinction from the University of Waikato, New Zealand. Scancell’s Board of Directors believes that Dr. L’Huillier’s extensive experience in biopharmaceutical leadership, oncology drug development, and capital formation qualifies him to serve on Scancell’s Board of Directors.
David Schilansky Mr. Schilansky, 51, has served as Scancell’s Interim Chief Financial Officer since April 2026. Mr. Schilansky also currently serves as a Venture Partner and Entrepreneur-in-Residence at Redmile Group. Prior to joining Scancell, Mr. Schilansky served as Chief Executive Officer of Ariceum Therapeutics, a private radiopharmaceutical company, from August 2025 to April 2026, and as Chief Financial Officer of Ariceum Therapeutics from January 2025 to August 2025. From July 2020 to January 2025, Mr. Schilansky served as co-founder and Chief Executive Officer of Home Biosciences, a biotech venture builder backed by Redmile Group and Sofinnova Partners. From 2011 to 2019, Mr. Schilansky served in a series of senior roles at DBV Technologies S.A., a clinical-stage biopharmaceutical company, including as Chief Financial Officer from 2011 to 2015 and subsequently as Deputy Chief Executive Officer. Mr. Schilansky began his career in 1999 as an investment banker in mergers and acquisitions at Warburg Dillon Read. Mr. Schilansky holds Master’s degrees from Université Paris Dauphine-PSL and Imperial College London.
Lindy Durrant, Ph.D. Prof. Durrant, 69, has served as Scancell’s Chief Scientific Officer and joint Chief Executive Officer, and as a member of Scancell’s Board of Directors since the founding of Scancell in 1996. Prof. Durrant stepped down from the Chief Executive Officer role in 2024. Prof. Durrant is a co-founder of Scancell and an internationally recognized immunologist in the field of tumor immunotherapy. Prof. Durrant also serves as a Professor of Cancer Immunotherapy at the University of Nottingham, where she headed the Nottingham University Therapeutic Antibody Centre, a position she has held since 2002. Prof. Durrant holds a B.Sc. in biochemistry and a Ph.D. in cancer chemotherapy from the University of Manchester. Scancell’s Board of Directors believes that Prof. Durrant’s role as the scientific founder of Scancell, her decades of experience in translational cancer immunotherapy research, and her deep expertise in the development of Scancell’s proprietary platforms qualify her to serve on Scancell’s Board of Directors.
Alex Hayward Mr. Hayward, 45, has served as Scancell’s Finance Director and Company Secretary since April 2026. Prior to joining Scancell, Mr. Hayward served as Director of External Reporting and SOX Compliance at Immunocore Holdings plc, a Nasdaq-listed commercial-stage biotechnology company, from August 2021 to March 2024, where he was responsible for external financial reporting and internal controls. Prior to Immunocore, Mr. Hayward held financial reporting roles between 2016 and 2021 at Adaptimmune Therapeutics plc, a Nasdaq-listed cell therapy company, and at Johnson and Johnson. Mr. Hayward trained at KPMG and holds an A.C.A. qualification from the Institute of Chartered Accountants in England and Wales and an M.A. in English Literature from the University of Edinburgh.
Jean-Michel Cosséry, Ph.D. Dr. Cosséry, 67, has served as Non-Executive Chair of Scancell’s Board of Directors since February 2023. Dr. Cosséry currently also serves as a Director of SOPHiA GENETICS SA, a Nasdaq-listed healthcare technology company, since June 2022 and as a Director of Malin Corporation plc, an Irish-listed life sciences investment company, since July 2018. Previously, Dr. Cosséry served in senior roles at Eli Lilly and Company, a global pharmaceutical company, between October 2012 and June 2018. Dr. Cosséry holds a Pharm.D. with honors in Pharmacology and a Ph.D. with honors in Nuclear Chemistry and Neurobiology, each from the University of Paris, France, as well as an M.B.A. from the Rotterdam School of Management, Erasmus University, the Netherlands. Scancell’s Board of Directors believes that Dr. Cosséry’s extensive experience in pharmaceutical and biotechnology executive leadership, oncology commercialization, and public company governance qualifies him to serve on Scancell’s Board of Directors.
Susan Clement Davies Ms. Clement Davies, 64, has served as a member of Scancell’s Board of Directors since September 2020. Ms. Clement Davies currently serves as a Non-Executive Director and Chair of the Remuneration Committee of Science Group plc, an AIM-listed international science and technology consultancy and systems company, and as a Non-Executive Director and Chair of the Audit Committee of MiNA Therapeutics Limited, a pre-clinical-stage biotechnology company focused on small activating RNA therapeutics. Ms. Clement Davies also serves as Chair of Vulcan Two Group plc and Chair of the Nomination and Remuneration Committee. Ms. Clement Davies holds a B.Sc. in Economics from University College London and an M.Sc. in Economics from the London School of Economics. Scancell’s Board of Directors believes that Ms. Clement Davies’s extensive experience in life sciences investment banking, capital markets, and public company governance qualifies her to serve on Scancell’s Board of Directors.
Ursula Ney, Ph.D. Dr. Ney, 74, has served as a member of Scancell’s Board of Directors since October 2019. Dr. Ney served as a Non-Executive Director of Proteome Sciences plc, an AIM-listed proteomics company from August 2017 to September 2026, during which tenure she chaired the company’s Remuneration Committee. Previously, Dr. Ney served as Chief Executive Officer of Genkyotex SA, a biopharmaceutical company, from 2011 to 2015. From 2018 to 2025 Dr. Ney was a Trustee of the University of Plymouth and served as Vice Chair of the Board of Governors, Chair of the Remuneration Committee and a member of the Audit and Risk and the Nomination Committees. Dr. Ney holds a B.Sc. with Honors in Pharmacology from Chelsea College, University of London, a Ph.D. in respiratory pharmacology from the Royal Free Hospital Medical School, University of London, and an M.B.A. from Middlesex University Business School. Scancell’s Board of Directors believes that Dr. Ney’s extensive experience in biopharmaceutical drug development, executive leadership, and public company governance qualifies her to serve on Scancell’s Board of Directors.
Florian Reinaud Dr. Reinaud, 52, has served as a member of Scancell’s Board of Directors since July 2024. Dr. Reinaud has served as a Venture Partner at Redmile Group, LLC, a healthcare-focused investment firm, since September 2025 and as Managing Director between May 2025 and September 2025. Dr. Reinaud also serves as a director of Sensome SAS, a medical technology company, since June 2017. Previously, Dr. Reinaud co-founded and served as Chief Executive Officer of Concilio, a Paris-based medical concierge services company, from 2015 to 2022. Dr. Reinaud holds a B.A. with Honors in Physiology from the University of Oxford and a medical degree from Imperial College London School of Medicine. Scancell’s Board of Directors

believes that Dr. Reinaud’s extensive experience in life sciences investment, biopharmaceutical executive leadership, and healthcare venture capital qualifies him to serve on Scancell’s Board of Directors.
Martin Diggle Mr. Diggle, 64, has served as a member of Scancell’s Board of Directors since June 2019. Mr. Diggle is the Co-Founder and Chairman of Vulpes Investment Management UK Ltd., where he serves as portfolio manager of the Vulpes Life Sciences Fund, a position he has held since co-founding the firm in 2011. He has over 30 years of experience in investment banking and fund management and has served as a director of a number of public and private life sciences companies, including Oxford Biomedica plc, Proteome Sciences plc, Oxford BioDynamics plc, Chronos Therapeutics Limited, Leucid Bio, and Oxford Endovascular. Mr. Diggle holds a Master of Arts in Philosophy, Politics and Economics from the University of Oxford. Scancell’s Board of Directors believes that Mr. Diggle’s extensive experience in life sciences investing and investment banking qualifies him to serve on Scancell’s Board of Directors.
Foreign Private Issuer Exemption
As a “foreign private issuer,” as defined by the SEC, Scancell is permitted to follow home country corporate governance practices, instead of certain corporate governance practices required by Nasdaq for U.S. domestic issuers. While Scancell intends to follow most Nasdaq corporate governance rules, it intends to follow U.K. corporate governance practices in lieu of Nasdaq corporate governance rules as follows:
•
Scancell does not intend to follow Nasdaq Rule 5620(c) regarding quorum requirements applicable to meetings of shareholders. Such quorum requirements are not required under English law. In accordance with generally accepted business practice, Scancell’s articles of association provide alternative quorum requirements that are generally applicable to meetings of shareholders. At least two shareholders present in person or by proxy constitute a quorum at a general meeting of Scancell’s shareholders.

•
Scancell does not intend to follow Nasdaq Rule 5605(b)(2), which requires that independent directors regularly have scheduled meetings at which only independent directors are present.

Although Scancell may rely on certain home country corporate governance practices, it must comply with Nasdaq Rule 5640 Notification of Noncompliance and Rule 5640 Voting Rights. Further, Scancell must have an audit committee that satisfies Rule 5605(c)(3), which addresses audit committee responsibilities and authority, and that consists of committee members that meet the independence requirements of Rule 5605(c)(2)(A)(ii).
Scancell intends to take all actions necessary for it to maintain compliance as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act of 2002, the rules adopted by the SEC and the Nasdaq corporate governance rules and listing standards.
Because Scancell is a foreign private issuer, its directors and officers are exempt from the “short-swing” profit recovery provisions of Section 16 of the Exchange Act. Effective March 18, 2026, directors and officers of foreign private issuers became subject to Section 16(a) of the Exchange Act, requiring reporting of equity ownership and transactions of Scancell’s securities on Forms 3, 4 and 5, which eliminated the prior blanket exemption for such persons. However, pursuant to an order issued on March 5, 2026 by the SEC, directors and officers of certain foreign private issuers, including those subject to substantially comparable home jurisdiction reporting requirements, are exempt from Section 16(a) reporting. Scancell qualifies for this exemption, and its directors and officers will therefore not be required to comply with Section 16(a) reporting obligations. Scancell’s directors and officers will, however, be subject to the obligations to report changes in share ownership under Section 13 of the Exchange Act and related SEC rules.
The Quoted Companies Alliance Corporate Governance Code
When a company with securities admitted to trading on AIM is considering its corporate governance arrangements, the AIM Rules for Companies require it to consider a recognized corporate governance code for the purpose of guidance and informing its approach to governance matters, but the company is not required to comply or explain against that code. Using a recognized code as a framework allows an AIM company to focus on what is meaningful and appropriate for its particular circumstances and needs and providing key disclosure will support investor engagement. Scancell applies the Corporate Governance Code published by the Quoted Companies Alliance (the “QCA Code”). The QCA Code sets out a standard of minimum best practice for small and midsize quoted companies in the U.K.
Composition of the Scancell Board
Scancell’s Board currently consists of six members. Five of Scancell’s six directors, Susan Clement Davies, Jean-Michel Cosséry, Ursula Ney, Florian Reinaud, and Martin Diggle do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of director and each is “independent” as that term is defined under the rules of Nasdaq. As a foreign private issuer, Scancell is not required to meet the Nasdaq rule that its board of directors be comprised of a majority of independent directors. However, Scancell intends to comply with this requirement. There are no family relationships among any of Scancell’s directors or senior management.
In accordance with Scancell’s articles of association, directors are subject to retirement by rotation. At each annual general meeting, any director who has been in office for more than three years since his or her last appointment or reappointment must retire and is eligible for re-election. A director appointed by the Scancell Board since the previous annual general meeting must also retire at the next annual general meeting and stand for election. If the vacancy created by a director’s retirement is not filled at the meeting, the retiring director is deemed re-elected, provided the director is willing to act and the meeting has not resolved not to fill the vacancy or voted against the director’s re-election. See ‘Description of Scancell’s Shares and Articles of Association — Articles of Association — Directors — Appointment of Directors.’
Committees of the Scancell Board
Scancell’s Board has three standing committees: the Audit Committee, the Remuneration Committee and the Governance and Nominations Committee.
Audit Committee
Scancell’s Audit Committee, which consists of Ms. Clement Davies (Chair), Dr. Ney and Dr. Cosséry, assists the Board in overseeing Scancell’s accounting and financial reporting processes and the audits of its financial statements. Ms. Clement Davies serves as chair of the Audit Committee. The Audit Committee consists exclusively of members of the Board who are financially literate, and Ms. Clement Davies and Dr. Ney are each considered an “audit committee financial expert” as defined by applicable SEC rules and each has the requisite financial sophistication as defined under applicable Nasdaq rules. The Board has determined that all of the members of the Audit Committee satisfy the “independence” requirements set forth in Rule 10A-3 under the Exchange Act. The Audit Committee is governed by a charter that complies with the rules of Nasdaq.
The Audit Committee’s responsibilities include:
•
monitoring the integrity of Scancell’s financial and narrative reporting, preliminary announcements and any other formal announcements relating to Scancell’s financial performance;

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reviewing the appropriateness and completeness of Scancell’s internal controls;

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considering periodically whether an internal audit function or further controls assessments would benefit Scancell;

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overseeing Scancell’s relationship with the external auditors and assessing the effectiveness of the external audit process, including in relation to appointment and tendering, remuneration and other terms of engagement, and appropriate planning ahead of each annual audit cycle;

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maintaining regular, timely, open and honest communication with the external auditors, ensuring the external auditors report to the Audit Committee on all relevant matters to enable the committee to carry out its oversight responsibilities;

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monitoring risk;

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reviewing accounting policies and key estimates and judgments; and

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establishing procedures for compliance, whistleblowing and fraud.

Remuneration Committee
Scancell’s Remuneration Committee, which consists of Dr. Ney (Chair), Dr. Cosséry and Ms. Clement Davies, assists the board of directors in determining executive officer compensation. Dr. Reinaud is an observer without voting rights on the Remuneration Committee. The Remuneration Committee’s responsibilities include:
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setting a remuneration policy that is designed to promote Scancell’s long-term success;

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ensuring that the remuneration of executive directors and other senior executives reflects both their individual performance and their contribution to Scancell’s overall results;

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determining the terms of employment and remuneration of executive directors and other senior executives, including recruitment and retention terms;

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approving the design and performance targets of any annual incentive schemes that include the executive directors and other senior executives;

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agreeing upon the design and performance targets, where applicable, of all share incentive plans requiring shareholder approval;

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rigorously assessing the appropriateness and subsequent achievement of the performance targets related to any share incentive plans;

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recommending to the Board the fees to be paid to the Chair, who is excluded from this process;

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gathering and analyzing appropriate data from comparator companies in the biotechnology sector; and

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the selection and appointment of external advisers to the remuneration committee, if any, to provide independent remuneration advice where necessary.

Governance and Nominations Committee
Scancell’s Governance and Nominations Committee, which consists of Dr. Cosséry (Chair), Dr. Ney, and Ms. Clement Davies, assists the Board in identifying individuals qualified to become members of the Board and executive officers consistent with criteria established by the Board in developing Scancell’s corporate governance principles.
The Governance and Nominations Committee’s responsibilities include:
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regularly reviewing the structure, size and composition (including the skills, knowledge, experience and diversity) required of the Board compared to its current position and making recommendations to the Board with regard to any changes;

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determining the qualities and experience required of Scancell’s executive and non-executive directors and identifying suitable candidates, assisted where appropriate by recruitment consultants;

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formulating plans for succession for both executive and non-executive directors, and in particular for the key roles of Chair and Chief Executive Officer;

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assessing the re-appointment of any non-executive director at the conclusion of their specified term of office, having given due regard to the director’s performance and ability to continue to contribute to the Board in the light of the knowledge, skills and experience required; and

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assessing the re-election by shareholders of any director, having due regard to his or her performance and ability to continue to contribute to the Board in the light of the knowledge, skills and experience required and the need for progressive refreshing of the Board.

Code of Business Conduct and Ethics and Anti-Bribery and Anti-Corruption Policy
Scancell has policies applicable to Scancell and Scancell’s subsidiaries’ employees, independent contractors, senior management and directors, including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. These policies are set out within sections of Scancell’s staff handbook and include an anti-bribery and corruption policy, a code of conduct and standards policy, a policy for equality, diversity and inclusion, and further policies addressing confidentiality of business information, business gifts and hospitality, kickbacks, adherence to laws and regulations, and the identification, escalation and prompt reporting of suspected wrongdoing under Scancell’s whistleblowing procedures.
In connection with the Merger, Scancell intends to update its policies and adopt a new Code of Business Conduct and Ethics and Anti-Bribery and Anti-Corruption Policy, effective upon the closing of the Merger. The policies will cover a broad range of matters, including items outlined above under Scancell’s existing policies. The policies will provide further information on the ethical handling of actual and apparent conflicts of interest between personal and professional relationships, additional guidance on compliance with applicable laws, rules and regulations, full, fair, accurate, timely and understandable disclosure in reports and documents filed with or submitted to the SEC and in other public communications. The policies will emphasize the prompt internal reporting of violations of the Code of Business Conduct and Ethics, accountability for adherence to the Code of Business Conduct and Ethics, and may provide further updates to corporate policies such as equal opportunity and non-discrimination standards. The updated Code of Business Conduct and Ethics and the Anti-Bribery and Anti-Corruption Policy will apply to the Scancell’s principal executive officer, principal financial officer, principal accounting officer or controller, and other officers, directors and employees performing similar functions, following the closing of the Merger. Scancell intends to make the updated policies, reflected in a new Code of Business Conduct and Ethics, available on its website and, in its periodic reports filed with the SEC, to disclose any future amendment to, or waiver of, a provision of the Code of Business Conduct and Ethics that applies to its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.
Compensation
Executive Officer Remuneration
The aggregate compensation, including benefits in kind, accrued or paid to Scancell’s executive officers with respect to the year ended April 30, 2026, for services in all capacities was £1.13 million, which includes £1.08 million compensation paid, as well as amounts accrued in respect of relevant periods as described further below, and pensions, retirement or similar benefits.
The compensation of Scancell’s management is decided by the Remuneration Committee of its Board of Directors. Key principles underlying decisions by the Remuneration Committee include the need:
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to attract, retain and motivate outstanding executives who have the potential to support the growth of Scancell and help it achieve its strategic objectives;

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to ensure that share options and long-term incentives are aligned with the interests of shareholders; and

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to consider the competitive landscape in the UK biotechnology industry and current best practice in setting appropriate levels of compensation.

Scancell operates a discretionary cash bonus scheme for executive officers and other employees for performance against pre-set relevant corporate objectives. The Scancell Employee Bonus Policy, approved by the Remuneration Committee and Scancell Board in May 2025, provides that annual bonuses are entirely discretionary and that the Remuneration Committee and Board may elect not to pay any bonuses for a given financial year, defer payment, or amend the level or terms of bonuses. Under the policy, the Remuneration Committee reviews and determines overall achievement of Scancell’s corporate objectives for each fiscal year, with the results recommended to the Scancell Board for formal approval. The achievement against corporate objectives, applied to individual bonus percentages, determines the total bonus pool. Bonuses for the Chief Executive Officer, Chief Scientific Officer, and Chief Financial Officer remain within the full authority of the Remuneration Committee. Bonuses for all other employees are allocated by the Chief Executive Officer and Chief Financial Officer based on Scancell’s appraisal process. Bonuses are not payable to employees who, at the end of the financial year or the date of payment, are no longer employed by Scancell, have received or given notice of termination, or are still in their probation period (unless approved by exception). Bonuses may be pro-rated for employees who joined during the fiscal year or who took unpaid leave. Bonuses only become payable when employees receive a signed letter from an authorized director of Scancell. Scancell’s pay structures for senior management are simple and aligned with pre-agreed objectives, and Scancell ensures that participants are aware of how their pay is determined to ensure that its desired corporate culture of integrity and open stakeholder engagement is achieved. Scancell also uses external advisors when determining appropriate remuneration.
Director Remuneration
The table below summarizes the remuneration paid to Scancell’s directors during the years ended 30 April 2026 and 2025:
	2026					2025
Director	Salary and fees	Bonus	Pension Contributions	Other benefits	Total	Salary and fees	Bonus	Pension Contributions	Other benefits	Total
	£	£	£	£	£	£	£	£	£	£
Dr. Cosséry	100,000	—	—	—	100,000	100,000	—	—	—	100,000
Dr. L’Huillier(1)	350,000	—	17,500	356	367,856	159,240	35,830	4,375	—	199,445
Prof. Durrant(1)	188,527	—	—	2,254	190,781	314,213	70,698	—	1,886	386,797
Mr. Nirmalananthan(1),(2)	209,937	—	10,349	—	219,746	210,000	47,250	10,500	—	267,750
Ms. Clement Davies	55,000	—	—	—	55,000	55,000	—	—	—	55,000
Mr. Diggle	—	—	—	—	—	—	—	—	—	—
Dr. Ney	40,000	—	—	—	40,000	40,000	—	—	—	40,000
Mr. Reinaud	—	—	—	—	—	—	—	—	—	—
	942,924	—	27,849	2,610	973,383	878,453	153,778	14,875	1,886	1,048,992

(1)
Includes remuneration received for their respective service as executive officers of Scancell.

(2)
Mr. Nirmalananthan served as Scancell’s Chief Financial Officer and director until April 24, 2026.

Scancell did not grant share options to directors in the year ended April 30, 2026. As of April 30, 2026, Scancell’s directors held options over Scancell Shares as outlined below.
	Exercise Price	At April 30, 2026	At April 30, 2025	Grant Date	Date of Expiry
Dr. L’Huillier	11.7p	31,103,440	31,103,440	19/02/2025	19/02/2035
Prof. Durrant	4.5p	3,850,000	3,850,000	30/07/2020	30/01/2027
	8.15p	1,000,000	1,000,000	30/04/2020	30/04/2030
	10.5p	9,000,000	9,000,000	31/01/2018	31/01/2028
	11.7p	5,183,907	5,183,907	19/02/2025	19/02/2035
	21.25p	9,000,000	9,000,000	09/09/2021	09/09/2031
Mr. Nirmalananthan	10.1p	666,667	1,000,000	19/05/2024	24/04/2027
	11.7p	333,334	1,000,000	19/02/2025	19/02/2035
Dr. Cosséry	17.5p	3,000,000	3,000,000	20/04/2023	20/04/2033
Ms. Clement Davies	17.5p	1,000,000	1,000,000	20/04/2023	20/04/2033
Executive Officer Employment Agreements
Scancell has entered into employment or service agreements with each of its executive officers. Each agreement provides the terms of the relevant individual’s employment or service with Scancell, as applicable.
Each agreement contains provisions regarding confidentiality of information and assignment of intellectual property rights and inventions. Certain of the agreements also contain post-termination restrictive covenants, including non-competition and non-solicitation restrictions, the enforceability of which is subject to limitations. Either Scancell or the executive officer may terminate the applicable agreement by giving advance written notice to the other party, with notice periods varying by agreement. Scancell may also terminate an executive officer’s employment or services agreement with immediate effect for cause, including for material breach or gross misconduct (as further defined in the applicable agreement).
Non-Employee Director Service Contracts
Scancell’s non-executive directors serve under letters of appointment. Each appointment is for an initial term of three years, subject to re-election by shareholders in accordance with Scancell’s articles of association. The appointments may be terminated by either party on three months’ written notice. Non-executive directors are not entitled to participate in any bonus, pension or benefit schemes operated by Scancell.
The remuneration of Scancell’s non-executive directors is determined by the Scancell Board as a whole, with no director participating in discussions regarding their own remuneration. Non-executive directors receive annual fees, which are paid in cash. An additional fee is payable to each non-executive director who serves as chair of a Board committee. Non-executive directors do not receive performance-based bonuses or pension contributions. The Remuneration Committee periodically reviews non-executive director fees, taking into account benchmarking data from comparable AIM-listed and dual-listed UK life science companies, the UK Bioindustry Remuneration Survey, external consultant advice and consultation with Scancell’s principal shareholders, and makes recommendations for approval to the Scancell Board.
Equity Compensation Arrangements
The Remuneration Committee believes that granting options is a useful tool in motivating executives and ensuring their interests are aligned with those of Scancell’s shareholders. All options are subject to time vesting schedules to promote continued service.
Scancell’s Share Incentive Plan 2013 (the “Plan”) was adopted by the Remuneration Committee of the Scancell Board in December 2013. The Plan is administered by the Remuneration Committee and permits the grant of share options to purchase Scancell Shares to any officer or employee of Scancell or any Group Company. The exercise price for each option is determined by the Board but may not be less than the nominal value of the underlying Scancell Shares. The Board may impose additional objective performance conditions on the vesting or exercise of any option, which must be specified in the relevant grant agreement and may not be dependent upon the discretion of the Board once set. Each option is personal to the grantee and may not be transferred, assigned, or charged. Options may be granted at any time prior to December 31, 2033, after which no further options may be granted under the Plan. The Plan rules may be altered by resolution of the Board, provided that no alteration materially affects the subsisting rights of existing option holders without their consent.
Pension, Retirement or Similar Benefits
Scancell operates a defined contribution pension scheme for its directors and employees. Eligible employees are enrolled into the Royal London Pension Contribution Scheme. Employees are auto-enrolled into the pension plan on completion of three months’ service. Scancell matches employee contributions with employer contributions up to a specified percentage of base salary. The assets of the pension scheme are held separately from Scancell in an independently administered fund. Membership of the pension scheme is subject to the rules of the relevant scheme from time to time in effect, and Scancell is not obliged to provide any additional or replacement scheme or pension benefits (except to the extent required by law) if rights or benefits under the pension scheme are altered or discontinued.
Employees
Scancell’s remuneration structure and practice support the delivery and attainment of its purpose, business model, strategy and culture as follows:
•
The Remuneration Committee benchmarks compensation against market information to ensure that remuneration packages are competitive and sufficient to recruit and retain first class leaders;

•
Most objectives are centered around measurable milestones in the development of Scancell’s immunotherapies and antibodies for further trials or out-licensing, or Scancell’s level of resources available to meet such milestones;

•
Bonuses payable are determined by reference to both individual objectives and Scancell’s overall success, ensuring that what affects Scancell’s prospects affects the remuneration of all employees;

•
Objectives and Scancell’s level of success in achieving these are communicated to all employees; and

•
Scancell has provided “cost of living” salary increases and offers private health, dental and other employee perks.

Scancell has established pay bands within which employees’ salaries can increase as an individual’s performance improves.
Insurance and Indemnification
To the extent permitted by the Companies Act, Scancell indemnifies its directors against any liability they incur by reason of their directorship. Scancell maintains directors’ and officers’ insurance to insure such persons against certain liabilities.
Insofar as indemnification of liabilities arising under the Securities Act may be permitted to our directors, executive officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

BENEFICIAL OWNERSHIP OF CERTAIN SHAREHOLDERS OF SCANCELL AND THE SCANCELL BOARD
The following table sets forth information relating to the beneficial ownership of Scancell Shares as of                      , 2026 by:
each person, or group of affiliated persons, known by Scancell to own beneficially 5% or more of the outstanding Scancell Shares; and
each member of the Scancell Board and each of Scancell’s other executive officers.
The number of Scancell Shares beneficially owned by each entity, person, board member, or executive officer is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days of             , 2026 through the exercise of any option, warrant or other right. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all Scancell Shares held by that person.
The percentage of Scancell Shares beneficially owned before the Merger is computed on the basis of           Scancell Shares outstanding as of                , 2026. As of the date of this proxy statement/prospectus, Scancell’s share capital (fully subscribed and paid up) is           Scancell Shares. Scancell Shares that a person has the right to acquire within 60 days of             , 2026 are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all board members and executive officers as a group. Unless otherwise indicated below, the address for each beneficial owner listed is c/o Scancell Holdings plc, Bellhouse Building, Sanders Road, Oxford Science Park, Oxford OX4 4GD, United Kingdom.
Name and address of beneficial owner	Number of Ordinary Shares Beneficially Owned	Percentage of Ordinary Shares Beneficially Owned
as of , 2026
5% or Greater Shareholders:
Redmile Group LLC
Vulpes Life Science and Testudo Funds
Pentwater Capital Management LP
Executive Officers and Directors:
Phillip L’Huillier, Ph.D.
David Schilansky
Lindy Durrant, Ph.D.
Alex Hayward
Susan Clement Davies
Jean-Michel Cosséry, Ph.D.
Ursula Ney, Ph.D.
Florian Reinaud
Martin Diggle
All directors and executive officers as a group (9 persons)
To Scancell’s knowledge, other than changes in percentage ownership as a result of             , there has been no significant change in the percentage ownership held by the major shareholders listed above in the last three years, except as discussed under the heading “Related Party Transactions” elsewhere in this proxy statement/prospectus.

RELATED PARTY TRANSACTIONS
The following is a description of related party transactions Scancell has entered into with the beneficial owners of 5% or more of the Scancell Shares, which are Scancell’s only voting securities, and senior management and members of the Scancell Board, since Scancell’s incorporation.
2023 Fundraising
On December 1, 2023, Scancell announced that it had raised approximately £10.7 million in aggregate, before expenses, through a placing of 96,292,367 Scancell Shares at an issue price of 11 pence per ordinary share (the “2023 Placing”). In addition, Scancell launched an open offer to existing shareholders to subscribe for ordinary shares pro rata to their existing holdings, subject to certain exceptions, to raise up to £2.0 million.
Certain funds managed by Redmile Group, LLC subscribed for 28,242,552 Scancell Shares at the issue price of 11 pence in the 2023 Placing. Vulpes Life Sciences Fund subscribed for 2,181,818 Scancell Shares at the issue price of 11 pence in the 2023 Placing.
Lindy Durrant, the then Chief Executive Officer and a member of Scancell’s board of directors, subscribed for 272,727 Scancell Shares at the issue price of 11 pence per ordinary share pursuant to a subscription letter entered into with Scancell on November 30, 2023. Jean-Michel Cosséry, the Non-Executive Chairman of Scancell’s board of directors, subscribed for an aggregate of 454,545 Scancell Shares at the issue price of 11 pence per ordinary share pursuant to a subscription letter entered into with Scancell on November 30, 2023.
2024 Fundraising
On December 5, 2024, Scancell announced that it had raised approximately £10.3 million in aggregate, before expenses, through a placing of 97,467,141 Scancell Shares at an issue price of 10.5 pence per ordinary share (the “2024 Placing”). In addition, Scancell launched a retail offer which raised approximately £1.0 million in gross proceeds.
Certain funds managed by Redmile Group, LLC subscribed for 28,571,429 Scancell Shares at the issue price of 10.5 pence in the 2024 Placing. Vulpes Investment Management also subscribed for 10,476,190 Scancell Shares at the issue price of 10.5 pence in the 2024 Placing.
Sath Nirmalananthan, the then Chief Financial Officer and a member of Scancell’s board of directors, subscribed for 190,476 Scancell Shares at the issue price of 10.5 pence pursuant to a subscription letter entered into with Scancell on December 4, 2024.
Subscription Agreements
On July 23, 2026, Scancell entered into subscription agreements (the “2026 Subscription Agreements”) with certain investors, including Vulpes Testudo Fund (“Vulpes”), Redmile Biopharma Investments II, L.P. (“Redmile”), Phillip L’Huillier, and certain other PIPE Investors. Pursuant to the 2026 Subscription Agreements, the PIPE Investors have agreed to subscribe for and purchase, and Scancell has agreed to issue and sell to the PIPE Investors, on the closing date of the Merger, an aggregate of approximately 324,190,865 securities, consisting of Scancell Shares, ADSs and/or non-voting ordinary shares (collectively, the “PIPE Securities”), at a purchase price of $0.1205 per PIPE Security, for aggregate gross proceeds of approximately $39.1 million (the “PIPE Financing”).
Phillip L’Huillier, the Chief Executive Officer of Scancell, entered into a 2026 Subscription Agreement for a subscription amount of $30,000, and Vulpes and Redmile each entered into a 2026 Subscription Agreement for a subscription amount of $11,000,000 and $5,400,000 respectively. The closing of the issuance and sale of the PIPE Securities is contingent upon the consummation of the Merger and is subject to customary closing conditions.
Pursuant to the 2026 Subscription Agreements, Scancell has also agreed that, within 30 calendar days after the closing of the Merger, to file with the SEC a registration statement registering the resale of the PIPE Securities and to use commercially reasonable efforts to cause it to become effective as soon as practicable thereafter. Each 2026 Subscription Agreement will automatically terminate, and the related PIPE Securities will not be issued, upon the earliest of the mutual written agreement of the parties to terminate, the termination of the Merger Agreement in accordance with its terms, the failure of the applicable closing conditions to be satisfied or waived as of the closing date of the Merger, or written notice of termination by either party if the transactions contemplated by the 2026 Subscription Agreement have not been consummated by the End Date.
Transactions with Redmile
Loan Note Instruments
On August 12, 2020, Scancell entered into a loan note instrument (as amended and restated from time to time, the “August 2020 Loan Note Instrument”) pursuant to which Scancell constituted the Nil Rate Unsecured Convertible Loan Notes (the “August 2020 Notes”). On November 10, 2020, Scancell entered into a further loan note instrument (as amended and restated from time to time, the “November 2020 Loan Note Instrument” and, together with the August 2020 Loan Note Instrument, the “Loan Note Instruments”) pursuant to which Scancell constituted the 3% Unsecured Convertible Loan Notes (the “November 2020 Notes” and, together with the August 2020 Notes, the “Loan Notes”). The Loan Notes are held by certain funds and entities affiliated with Redmile Group, LLC (collectively, the “Redmile Entities”). The August 2020 Notes bear interest at a nil rate per annum. The November 2020 Notes bear interest at a rate of 3% per annum, payable at maturity, unless converted. The aggregate principal amount outstanding under the Loan Notes as of August 31, 2026 was approximately £18.2 million.
In addition to the Loan Notes, as of August 31, 2026, the Redmile Entities were the beneficial owners of a total of 297,188,365 Scancell Shares.
Side Letter Deed
On July 23, 2026, the Redmile Entities and Scancell entered into a side letter deed (the “Side Letter Deed”) in connection with the Merger Agreement. Pursuant to the Side Letter Deed, the Redmile Entities agreed to, among other things:
•
The Redmile Entities irrevocably consented to the amendment of each of the Loan Note Instruments to provide that, immediately following the closing of the Merger, all outstanding Loan Notes shall automatically convert in full into Non-Voting Ordinary Shares and Ordinary Shares (together, the “Conversion Securities”). The aggregate number of Conversion Securities into which the outstanding Loan Notes will convert will be calculated at the applicable conversion rate (as adjusted in respect of the Merger and any share issuances by Scancell on or prior to closing of the Merger).

•
The re-designation, conditional upon and effective from the closing of the Merger, of a portion of their Ordinary Shares as Non-Voting Ordinary Shares of Scancell, with the remaining Ordinary Shares to be deposited in exchange for restricted Scancell ADSs.

•
The Redmile Entities agreed to vote in favor of the resolutions to be proposed at the Scancell EGM to approve (a) the re-designation and (b) the amendment of Scancell’s articles of association to set out the rights and restrictions of the Non-Voting Ordinary Shares.

The Side Letter Deed is governed by the laws of England and Wales, and the parties irrevocably submit to the exclusive jurisdiction of the courts of England and Wales.
Transactions with Scancell’s Executive Officers and Directors
We have entered into service agreements with our executive officers. See “Scancell Management.” Each employment agreement contains provisions regarding non-competition, non-solicitation, confidentiality of information and assignment of inventions. The enforceability of the non-competition covenants is subject to limitations. Either Scancell or the executive officer may terminate the applicable executive officer’s employment or service by giving advance written notice to the other party. Scancell may also terminate an executive officer’s employment or services agreement for cause (as defined in the applicable employment or services agreement).

Related Party Transaction Policy
Prior to the closing of the Merger, Scancell intends to adopt an updated related party transaction policy. The related party transaction policy will set forth Scancell’s procedures for the identification, review, consideration, approval or ratification of related party transactions. For purposes of the policy, a “Related Party Transaction” is any financial transaction, arrangement or relationship in which (a) the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year (and in the case of AIM regulations, applicable class tests), (b) Scancell or one of its subsidiaries is a participant and (c) any “Related Person” has or will have a direct or indirect material interest. A “Related Person” is any director (including a nominee), executive officer, beneficial owner of more than 5% of any class of Scancell’s voting securities, any immediate family member of such person, or any entity owned or controlled by such persons. Transactions involving compensation approved by the Scancell Board or the compensation committee, director and officer indemnification arrangements, reimbursement of ordinary business expenses, transactions where the Related Person’s interest arises solely from ownership of less than a controlling equity interest in another entity, and transactions specifically excluded from disclosure under Item 404 of Regulation S-K will be deemed pre-approved and will not require separate review under the policy.
Under the policy, if a transaction has been identified as a Related Party Transaction, including any transaction that was not a Related Party Transaction when originally consummated or any transaction that was not initially identified as a Related Party Transaction prior to consummation, Scancell’s management must present information regarding the Related Party Transaction to the Audit Committee for review, consideration and approval or ratification. No director may participate in any discussion or approval of a Related Party Transaction for which he or she or any member of his or her immediate family is a Related Person, except that such director shall provide all material information concerning the Related Party Transaction to the Audit Committee. In determining whether to approve or ratify a Related Party Transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the transaction is entered into on arm’s length terms, whether comparable third-party alternatives were considered, whether the transaction is in the best interests of Scancell and its shareholders, whether the transaction presents a conflict of interest, the materiality of the Related Person’s interest, the impact on director independence and reputational, governance and regulatory considerations. Any Related Party Transactions identified outside of regular notification procedures will be separately reported to the Audit Committee for review and retrospective ratification. In addition, Scancell will require each director, executive officer and significant shareholder to submit an annual questionnaire in which they declare all Related Persons in order for Scancell to maintain a complete and accurate register of Related Persons and to effectuate the terms of the policy.

SCANCELL’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF SCANCELL
You should read the following discussion and analysis of Scancell’s financial condition and results of operations together with its audited consolidated financial statements and the related notes thereto and other financial information appearing elsewhere in this proxy statement/prospectus. The following discussion is based on Scancell’s financial information prepared in accordance with the International Financial Reporting Standards, or IFRS, as issued by the IASB, which may differ in material respects from generally accepted accounting principles in other jurisdictions, including U.S. GAAP. Some of the information contained in this discussion and analysis or set forth elsewhere in this proxy statement/ prospectus, including information with respect to Scancell’s plans and strategy for its business, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the “Risk Factors” and “Special Note Regarding Forward-Looking Statements” section of this proxy statement/prospectus, Scancell’s actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.
Scancell maintains its books and records in pounds sterling. For the convenience of the reader, Scancell has translated pound sterling amounts as of and for the most recent period presented into U.S. dollars using the rate on April 30, 2026, which was £1.00 to $1.3580. These translations should not be considered representations that any such amounts have been, could have been or could be converted into U.S. dollars at that or any other exchange rate as of that or any other date.
The years ended April 30, 2026, 2025 and 2024 may be referred to as “2026,” “2025” and “2024,” respectively, in this discussion and analysis for convenience. The financial statements for the year ended April 30, 2024 that form the basis of certain comparisons in this section have not been audited by RSM US LLP.
Overview
Scancell is a clinical stage biotechnology company developing targeted, off-the-shelf, active immunotherapies, generated by its ImmunoBody® and other platforms, designed to stimulate durable anti-tumor responses.
Scancell’s lead product candidate, iSCIB1+ for the treatment of advanced melanoma with checkpoint inhibitors, is administered by needle-free intramuscular injection and developed from Scancell’s ImmunoBody platform, which uses DNA-encoded modified antibodies engineered to express epitopes from cancer antigens and to target activated antigen presenting cells in vivo. After investigating its ImmunoBody candidates both as a monotherapy and combination therapy in melanoma, Scancell received U.S. Food and Drug Administration (“FDA”) investigational new drug (“IND”) clearance to commence a Phase 3 trial for iSCIB1+ in combination with the checkpoint inhibitors, ipilimumab and nivolumab in patients with advanced melanoma in January 2026. FDA Fast Track designation followed in April 2026.
Scancell’s secondary clinical-stage Moditope® platform uses peptide active immunotherapies designed to target tumor-specific neoantigens via the MHC-II presentation pathway to generate anti-tumor immune responses. Scancell is also advancing a pipeline of high affinity GlyMab® platform antibodies targeting tumour specific glycans, two of which have been licensed for further development to Genmab A/S (“Genmab”).
Since its inception, Scancell has performed research and development (“R&D”) activities and developed a workforce to advance its platforms and candidates. At April 30, 2026, Scancell had 55 employees, with the majority of these engaged in R&D. It has incurred significant operating losses and expects to continue to incur significant costs in the future. It recorded operating losses of £17.4 million and £15.0 million for the years ended April 30, 2026 and 2025, respectively, and its retained losses were £113.9 million at April 30, 2026.
Recent developments
On July 23, 2026, Scancell and Neuphoria Therapeutics, Inc (“Neuphoria”) announced an all-share merger (the “Merger”) in which Scancell will acquire Neuphoria. Upon completion of the transaction, the combined company plans to operate under the name Scancell and will apply to trade on Nasdaq under the symbol “SCLT.” Conditional upon completion of the Merger, Scancell has secured commitments for a private placement (the “PIPE Financing”), which would raise $39.1 million (£28.8 million). If the Merger closes as expected, Neuphoria would become a wholly owned indirect subsidiary of Scancell Holdings Plc, and Scancell would acquire a minimum of $10.0 million (£7.4 million) of Neuphoria’s remaining cash and cash equivalents.
Funds controlled by Redmile Group LLC (“Redmile”) have agreed to the conversion of all of the outstanding convertible loan notes (“CLNs”) issued by Scancell to Redmile to restricted ADSs and/or a new class of non-voting ordinary shares in the capital of Scancell representing ordinary shares (subject to adjustment of the conversion price under the CLNs for the dilutive impact of the PIPE Financing and exclusive of any payment of accrued interest under the CLNs in shares, subject to passing of the requisite resolutions at the EGM and immediately following completion of the Merger).
Following the announcement of the Merger, Scancell received £15.7 million (or approximately $21 million) in gross proceeds before deduction for attributable costs in late July through the UK Placing and Retail Offer (together, the “UK Offerings”) under its existing AIM listing on the London Stock Exchange.
On September 24, 2026, Scancell entered into a loan facility (the “Debt Financing” and, together with the PIPE Financing and the UK Offerings, the “Financing”), which remains subject to shareholder approval, with funds and accounts controlled by BlackRock Inc. (the “Lender”). Under this loan agreement, Scancell is permitted to draw down $7.0 million (£5.2 million) if shareholder approval is obtained, and up to $8.0 million (£5.9 million) would be available for drawdown on completion of the Merger and PIPE Financing. Additional tranches of up to $10.0 million (£7.4 million) are possible under the terms of the agreement if additional conditions are met. Tranches of the Debt Financing would require repayment of interest for the first 18 months, after which both interest and loan principal repayments would be required. A portion of the debt is convertible at a premium to the PIPE subscription price and a single digit level of warrants pro rata to drawn down amounts will be issued to the funds and accounts controlled by BlackRock at the lowest price per share of the Financing or subsequent Scancell equity financings.
The total proceeds from the PIPE Financing, UK Offerings, and first two tranches under the Debt Financing are expected to generate proceeds of approximately $75 million (£55.2 million) shortly following completion of the Merger, with an additional minimum $10 million (£7.4 million) of Neuphoria’s remaining cash and cash equivalents and an additional $10 million (£7.4 million) in further tranches from the Debt Financing that could become available in 2027.
Financial Operations Overview
Revenue
Revenue represents income from collaboration agreements where Scancell licenses rights associated with antibodies to third parties in exchange for consideration. Scancell assesses license contracts to determine whether it has obligations for out-licensed antibodies after the license term begins that are expected to both significantly affect the intellectual property and expose its collaboration partner, Genmab A/S (“Genmab”), to the positive and negative effects of its activities during the license period. Arrangements for out-licensed intellectual property rights where this is not expected to occur and Scancell’s ongoing involvement is limited to immaterial promises represent right-to-use licenses for which revenue is recognised at the point in time when the partner can use and benefit from the intellectual property.
Milestones which are contingent on future events and subject to the decisions of third parties are excluded from the transaction price and not recognised as revenue until the milestones have been achieved under the contract.
Cost of sales
Cost of sales represent royalties payable in connection with out-licensed revenue which Scancell generates using in-licensed intellectual property for antibodies.
Research and development (“R&D”) expenses
R&D expenses are costs incurred for original and planned investigation undertaken with the prospect of gaining new scientific or technical knowledge and understanding, and the application of these findings in the generation of new materials, products and processes.

Scancell’s R&D expenses primarily consist of:
•
employee-related costs, including salaries and share-based payment expenses

•
costs associated with clinical trials undertaken by Scancell’s employees and contract research organisations

•
outsourced manufacturing costs associated with R&D undertaken by contract development and manufacturing organizations

•
laboratory consumable and maintenance costs; and

•
depreciation and other overhead costs attributable to R&D activities.

Costs of R&D activities are expensed in the period in which they are incurred.
Internally generated development costs are not recognised as an intangible asset prior to obtaining marketing approval due to the regulatory requirements and other uncertainties involved in obtaining such product approval, whereas separately acquired R&D technology and rights are assessed for potential recognition as intangible assets in the period the associated costs arise.
In the analysis of internally generated R&D costs in the tables below, Scancell categorizes expenses for direct and outsourced costs, consumable items. and other attributed internal costs by program. Most of Scancell’s employees are engaged directly in one or more R&D projects, and Scancell directly assign or estimate an allocation of the costs attributable to each project. Unallocated employee and facility expenses are presented outside these categories where it is considered less practical or faithful to reliably assign cross-functional employees and overheads attributable to R&D to each program.
Scancell expects its R&D costs to increase in the next year as it commences its global Phase 3 clinical trial for iSCIB1+ for the treatment of advanced melanoma with checkpoint inhibitors. Later stage clinical trials incur significantly higher costs, particularly when conducted in multiple regions. Scancell also anticipates increased expenses more generally in future periods if it advances existing and future product candidates into and through clinical studies to pursue regulatory approval, which is a time consuming and costly process. Scancell could require additional employees and further outsourced expertise to support these projects and its continued research activities and development of its product candidates. Scancell cannot determine with certainty the timing of initiation, the duration or the completion costs of current or future preclinical studies and clinical trials of its product candidates due to the inherently unpredictable nature of preclinical and clinical development. Clinical and preclinical development timelines, the probability of success and development costs can differ materially from expectations. Scancell also cannot reasonably estimate or know the nature, timing and estimated costs necessary to fully complete the development of product candidates from its programs. Consequently, Scancell’s R&D costs may significantly fluctuate from period to period based on the progress and timing of its R&D activities.
Administrative expenses
Administrative expenses consist primarily of employee-related costs, including salaries and share-based payment expenses, corporate and other administrative and operational costs including finance, legal, human resources, information technology, as well as a proportion of facility-related costs.
In addition to Scancell’s existing administrative expenses, in order to operate as a Nasdaq listed company, Scancell expects that it will incur a higher level of accounting, audit, legal, regulatory, compliance, director and officer insurance costs, as well as investor and public relations expenses. We have also experienced, and may continue to experience, increased employee-related costs attributable to offering and maintaining competitive salaries and other impacts due to global inflation.
Interest expense
Interest expense primarily represents costs relating to Scancell’s convertible loan notes under the effective interest method. Under the terms of the Merger and the PIPE Financing, Scancell’s largest shareholder, Redmile is required to convert outstanding convertible loan notes if the Merger and PIPE Financing are completed, which could reduce Scancell’s interest expense in future periods. As described in “Recent Events”

above, Scancell entered into the Debt Financing which remains subject to shareholder approval, with funds and accounts controlled by BlackRock Inc. (“BlackRock”). If Scancell draws down funds under the under this facility, it may continue to incur interest expenses in future periods should the outstanding Redmile loan notes convert upon the completion of the Merger and PIPE Financing.
Finance expense/income related to derivative revaluation
The finance expense/income related to derivative revaluation represents the change in fair value of the embedded derivative liabilities arising under the convertible loan notes held by Redmile. If the Merger and PIPE Financing complete and the outstanding loan notes held by Redmile are converted, Scancell will no longer incur finance expenses related to these items. Under the terms of the Debt, a portion of borrowed amounts are convertible into Scancell’s equity, which would cause further finance expenses in future periods.
Gain on modification of convertible loan notes
Gains and losses on substantial modification on convertible loan notes represent the differences between the fair value of embedded derivative liabilities under previous terms and revised terms, and between the fair value of modified host loan liabilities under new terms compared to the amortised cost value at the date of modification under previous terms. Scancell assesses changes in terms both quantitatively and qualitatively to determine whether a substantial modification has occurred.
Taxation
Scancell is subject to corporate taxation in the United Kingdom (“U.K.”). Taxation represents credits receivable in cash for qualifying expenditure under the U.K.’s Enhanced R&D Intensive Support (“ERIS”) scheme.
Unsurrendered tax credits are carried forward to be offset against future taxable profits. Scancell has generated cumulative losses since inception due to the nature of its business. Scancell had tax losses, the majority of which can be carried forward indefinitely, of £51.5 million at April 30, 2026. These have not been recognised as a deferred tax asset due to uncertainty of sufficient future taxable profits.
Comparison of the Years ended April 30, 2026 and 2025
The following table summarizes Scancell’s consolidated statement of loss for each period presented:
	Year ended April 30,
	2026		2025
	$‘000	£‘000	£‘000
Revenue	—	—	4,711
Cost of sales	—	—	(238)
Gross profit	—	—	4,473
Research and development expenses	(16,341)	(12,033)	(14,686)
Administrative expenses	(7,321)	(5,391)	(4,788)
Operating loss	(23,662)	(17,424)	(15,001)
Interest receivable and similar income	408	300	336
Interest expense	(2,661)	(1,959)	(1,717)
Finance expense related to derivative revaluation	(1,526)	(1,124)	(737)
Substantial modification of convertible loan notes	—	—	1,816
Loss on early redemption of convertible loan notes	(27)	(20)	—
Loss and total comprehensive loss before taxation	(27,468)	(20,227)	(15,303)
Taxation	3,159	2,326	3,031
Loss for the year	(24,309)	(17,901)	(12,272)

Revenue
Scancell recognised no license revenue in the year ended April 30, 2026, compared to £4.7 million in 2025. The revenue in 2025 arose under a second collaboration with Genmab dated June 2024, which granted Genmab an option to obtain an exclusive license to develop and commercialise one of Scancell’s antibodies. Scancell recognised revenue of £4.7 million ($6.0 million) in 2025 at the point of providing an exclusive license to Genmab following its option exercise.
R&D expenses
The following table summarizes Scancell’s R&D expenses:
	Year ended April 30,			Increase / (decrease)	Increase / (decrease)
	2026		2025
	$‘000	£‘000	£‘000	£‘000%
Direct costs and allocated personnel
DNA ImmunoBody programs	7,487	5,513	8,232	(2,719)	(33)%
Moditope peptide programs	3,335	2,456	2,649	(193)	(7)%
GlyMab and antibody programs	1,571	1,157	773	384	50%
Other programs and preclinical costs	1,277	940	1,047	(107)	(10)%
Total direct and allocated costs	13,670	10,066	12,701	(2,635)	(21)%
Other R&D expenses
Share-based payment expense	1,344	990	903	87	10%
Depreciation of equipment and right-of-use assets	513	378	580	(202)	(35)%
Other staff, IT and unallocated R&D Costs	814	599	502	97	19%
Total other R&D expenses	2,671	1,967	1,985	(18)	(1)%
Total R&D expenses	16,341	12,033	14,686	(2,653)	(18)%
For the year ended April 30, 2026, Scancell’s R&D expenses were £12.0 million, compared to £14.7 million for 2025.
Scancell’s direct and allocated R&D project expenses for 2026 decreased by £2.6 million primarily due to:
•
a decrease in expenditure for ImmunoBody programs of £2.7 million as a result of lower manufacturing costs for iSCIB1+, its lead candidate, during the period following higher costs incurred in the manufacture of a 1,500 litre clinical-grade batch of iSCIB1+ for the year ended April 30, 2025; and

•
a reduction in expenses for its Moditope programs of £0.2 million in 2026, due to lower manufacturing costs and fewer staff engaged in these programs, which were partly offset by higher Phase 2 clinical trial expenses.

These reductions were offset by increased expenditure of £0.4 million for 2026 on its GlyMab and antibody programs relating to a developability study performed for SC134, its lead antibody candidate.
Other R&D expenses for the year ended April 30, 2026 remained largely level at £2.0 million compared to 2025, with a decrease in depreciation expenses offset by increases in share-based payment and other expenses.
Administrative expenses
Scancell’s administrative expenses increased by £0.6 million to £5.4 million in the year ended April 30, 2026, compared to 2025. The increase in the period reflects the initial legal and advisory costs incurred in connection with the Merger, which was subsequently announced in July 2026.
Scancell expects to incur and report significant additional legal, audit, accounting and other advisory costs in connection with the Merger and the Financings, within Administrative expenses and as a reduction in equity, in the year ended April 30, 2027. It also expects to incur a continued increase in these costs and other Administrative expenses in future periods compared to the years ended April 30, 2026 and 2025 after becoming listed on Nasdaq.
Interest expense
Scancell’s interest expense increased by £0.3 million to £2.0 million in the year ended April 30, 2026 following a full year of effective interest expense under convertible loan notes, the terms of which were substantially modified in the prior period. This was partly offset by a reduction in interest expense during the year ended April 30, 2026 following early repayment of £1.0 million of convertible loan notes in September 2025.
Finance expense related to derivative revaluation
The finance expense related to derivative revaluations increased by £0.4 million in the year ended April 30, 2026. This reflected an increase in Scancell’s share price relative to April 30, 2025, which increased the potential value to the noteholder, Redmile. This was partly offset by a reduction reflecting an increased likelihood of early conversion of the notes by Redmile after Scancell entered a non-binding term sheet with Neuphoria in April 2026.
Gain on substantial modification on convertible loan notes
The net gain of £1.8 million on substantial modification in the year ended April 30, 2025 related to an amendment to extend the maturity of the convertible loan notes to August and November 2027 and to defer interest payments until maturity, and represents:
•
A gain of £4.4 million for the difference between the carrying amount of the convertible loan note host loan liabilities under the previous terms and the fair value of the liabilities under the modified terms on the same date; offset by

•
A loss of £2.6 million for the difference between the fair value of embedded derivative liabilities measured under the previous terms and the value of the derivatives measured under the modified terms.

Under the terms of the Merger and PIPE Financing agreed post-period in July 2026, Scancell’s convertible loan notes issued to Redmile were modified to require conversion on completion of these transactions. Scancell expects further impact to its consolidated statement of comprehensive loss in the year ended April 30, 2027 as a result of these changes and the expected settlement and derecognition of the convertible loan related balances through conversion.
Taxation
The R&D tax credits for the year ended April 30, 2026 decreased by £0.7 million to £2.3 million due to a reduction in Scancell’s qualifying R&D expenditure under the U.K.’s ERIS scheme.
Comparison of the Years ended April 30, 2025 and 2024
The following table summarizes Scancell’s consolidated statement of loss for each period presented:
	Year ended April, 30
	2025	2024
	£‘000	£‘000
Revenue	4,711	—
Cost of sales	(238)	—
Gross profit	4,473	—
Research and development expenses	(14,686)	(12,871)
Administrative expenses	(4,788)	(5,396)

	Year ended April, 30
	2025	2024
	£‘000	£‘000
Operating loss	(15,001)	(18,267)
Interest receivable and similar income	336	355
Interest expense	(1,717)	(1,089)
Finance (expense)/income related to derivative revaluation	(737)	9,884
Substantial modification of convertible loan notes	1,816	—
Loss and total comprehensive loss before taxation	(15,303)	(9,117)
Taxation	3,031	3,258
Loss for the year	(12,272)	(5,859)
Revenue
Scancell recognised £4.7 million of license revenue in the year ended April 30, 2025 under a second collaboration with Genmab dated June 2024, which granted Genmab an option to obtain an exclusive license to develop and commercialise one of Scancell’s antibodies. Scancell recognised revenue of $6.0 million (£4.7 million) in 2025 on delivery of an exclusive license to Genmab following its option exercise. There was no revenue for the year ended April 30, 2024.
R&D expenses
The following table summarizes Scancell’s R&D expenses:
	Year ended April 30,		Increase / (decrease)	Increase / (decrease)
	2025	2024
	£‘000	£‘000	£‘000%
Direct costs and allocated personnel
DNA ImmunoBody programs	8,232	5,262	2,970	56%
Moditope peptide programs	2,649	3,583	(934)	(26)%
GlyMab and antibody programs	773	1,165	(392)	(34)%
Other programs and preclinical costs	1,047	1,350	(303)	(22)%
Total direct and allocated expenses	12,701	11,360	1,341	12%
Other R&D expenses
Share-based payment expense	903	209	694	332%
Depreciation of equipment and right-of-use assets	580	628	(48)	(8)%
Other staff, IT and unallocated R&D Costs	502	674	(172)	(26)%
Total other R&D expenses	1,985	1,511	474	31%
Total R&D expenses	14,686	12,871	1,815	14%
For the year ended April 30, 2025, Scancell’s R&D expenses were £14.7 million, compared to £12.9 million for 2024.
Scancell’s direct and allocated R&D project expenses for 2025 increased by £1.3 million primarily due to:
•
an increase for ImmunoBody programs of £3.0 million in relation to the manufacture of a 1,500 litre clinical-grade batch of iSCIB1+, its lead candidate, and additional clinical trial costs as it enrolled further patients in its SCOPE trial in the year ended April 30, 2025;

•
a decrease in expenses for its Moditope programs of £0.9 million for 2025 due to a reduction in manufacturing activities and other platform candidate costs as it prioritised its Phase 2 ModiFY study for Modi-1; and

•
decreases in its GlyMab, antibody and other program costs totalling £0.7 million following higher pilot study and consumable costs for these programs in the prior period.

Other R&D expenses for the year ended April 30, 2025 increased by £0.5 million to £2.0 million, primarily due to an increase in R&D share based payment expenses of £0.7 million following grants of share options to certain directors and its Chief Medical Officer in the period, which was partially offset by reductions in other expenses.
Administrative expenses
Scancell’s administrative expenses decreased by £0.6 million to £4.8 million in the year ended April 30, 2025 when compared to 2024 as a result of lower professional fees and senior recruitment costs.
Interest expense
Scancell’s interest expense increased by £0.6 million to £1.7 million in the year ended April 30, 2025 following a substantial modification of the convertible loan notes during the period and a higher effective interest rate applied to the modified host loan liability arising during the period.
Finance expense related to derivative revaluation
The finance expense related to derivative revaluations was £0.7 million in the year ended April 30, 2025, compared to finance income of £9.9 million in the year ended April 30, 2024. This represented a movement of £10.6 million, which reflected an increase in Scancell’s share price relative to April 30, 2024, as well as an increase in the number of shares convertible by Redmile following adjustment to the conversion price after Scancell’s equity financing in December 2024.
Taxation
The R&D tax credits for the year ended April 30, 2025 decreased by £0.3 million to £3.0 million. The reduction was due to the identification of additional qualifying expenditure in the year ended April 30, 2024 relating to prior periods.
Liquidity and Capital Resources
As a clinical stage immuno-oncology company, Scancell has incurred net operating losses since inception and expects such losses in future periods. During the year ended April 30, 2026, Scancell incurred an operating loss of £17.4 million and net cash used in operating activities was £10.8 million. At April 30, 2026, it held £5.3 million of cash and cash equivalents.
Scancell has historically financed its operations through share issuances, convertible loan notes and collaboration revenue. Following the announcement of the Merger outlined under “Recent developments” above, Scancell received £15.7 million of cash in late July through UK Offerings. Scancell estimates it could further receive gross proceeds of $49.1 million (£36.2 million) in cash from the Merger and the PIPE Financing if the transactions complete successfully, and it is eligible to receive $7.0 million (£5.2 million) from the first tranches of the Debt Financing, subject to shareholder approval, and further tranches of up to $8.0 million (£5.9 million on completion of the Merger and PIPE Financing. Additional tranches of up to $10.0 million (£7.4 million) are possible in 2027 if additional conditions are met.
Scancell has not recorded any product revenue to date and may never do so. Its R&D expenses are expected to significantly increase as it commences a Phase 3 clinical trial for its lead candidate, and the extent of such costs may exceed initial expectations and require further financing beyond those described above, which Scancell may not be able to secure on terms favourable to Scancell or shareholders, or at all. Furthermore, if the Merger and PIPE Financing do not complete, Scancell will not have sufficient funding to progress its Phase 3 trial for iSCIB1+ with checkpoint inhibitors for the treatment of advanced melanoma. Further information on our funding requirements and financing commitments is provided under “Scancell’s Funding Requirements” and “Scancell’s Contractual Obligations” below.

Cash flows
The following table summarizes the primary sources and uses of cash and cash equivalents for each period presented:
	Year ended April 30,
	2026		2025	2024
	$‘000	£‘000	£‘000	£‘000
Cash and cash equivalents at beginning of year	22,942	16,894	14,817	19,920
Net cash used in operating activities	(14,642)	(10,782)	(6,399)	(15,660)
Net cash generated from / (used in) investing activities	891	656	(1,203)	178
Net cash (used in) / generated from financing activities	(1,942)	(1,430)	9,690	10,390
Net foreign exchange difference on cash held	(20)	(15)	(11)	(11)
Cash and cash equivalents at end of year	7,229	5,323	16,894	14,817
Net cash used in operating activities
The years ended April 30, 2026 and 2025
The increase of £4.4 million in net cash used in operating activities to £10.8 million in the year ended April 30, 2026 was primarily due to reductions in cash inflows from license revenue receipts and R&D tax credit receipts of £4.7 million and £2.6 million, respectively. The effect of these was offset by a reduction in cash outflows for R&D expenses.
Scancell did not recognise revenue under license agreements in the year ended April 30, 2026, whereas it received £4.7 million from Genmab in initial payments under a second license agreement in the year ended April 30, 2025. During the year ended April 30, 2026, Scancell received £3.0 million of tax credits relating to the prior year ended April 30, 2025, whereas in the year ended April 30, 2025, Scancell received £5.6 million of tax credits related to both the years ended April 30, 2024 and 2023.
The impact of the above items in increasing net cash used in operating activities for 2026 relative to the year ended April 30, 2025 was offset by a reduction in Scancell’s operating expenditure. Scancell’s R&D expenses decreased by £2.7 million for 2026, which was offset by an increase in Administrative expenses of £0.6 million
Changes in working capital also reduced net cash used in operating activities by £0.4 million for the year ended April 30, 2026 compared to 2025. This was driven by increased accrued costs for Scancell’s ModiFY clinical trial following the enrolment of additional patients, and initial legal and other advisory costs in connection with the Merger with Neuphoria which had not been paid at April 30, 2026. These impact of these items was offset by positive working capital movements related to iSCIB1+ manufacturing for the year ended April 30, 2025.
The effect of non-cash operating costs was immaterial for the year ended April 30, 2026 compared to 2025, primarily driven by the overall increase in the share-based payment expense of £0.4 million.
Scancell expects its net cash used in operating activities to significantly increase in the year ended April 30, 2027 as it commences its Phase 3 clinical trial and makes payments to a global contract research organisation (“CRO”) used for the clinical trial, and as accrued costs for the Merger and the Financings and additional legal, audit and advisory costs are paid up to, on completion of, and following completion of the Merger. Scancell expects that a portion of these additional costs related to the Merger and the Financings will increase its net cash used in operating activities in the year ended April 30, 2027, while costs attributable to the Financings will reduce cash generated from financing activities, if the Merger and PIPE Financing successfully complete. Scancell then expects to continue to incur a higher level of cash outflows for R&D and Administrative expenses as its Phase 3 clinical trial advances and as it incurs ongoing costs associated with being a Nasdaq-listed company.
If the Merger and PIPE Financing do not complete, Scancell will still be required to pay a significant proportion of legal and advisory costs, and it could be forced to pause or close patient enrolment for its

Phase 3 clinical trial, which could result in lower future R&D costs than outlined above, unless or until it identifies funding from alternative sources to continue operating.
The years ended April 30, 2025 and 2024
The decrease in net cash used in operating activities of £9.3 million to £6.4 million in the year ended April 30, 2025 was driven by an increase in revenue receipts of £4.7 million, an increase in R&D tax credit receipts of £3.9 million, and a reduction in cash outflows for operating expenditure during the year ended April 30, 2025.
Scancell received no revenue from Genmab in the year ended April 30, 2024, as compared to £4.7 million for 2025, and it received £5.6 million of tax credits relating to the two previous years ended April 30, 2024 and 2023 during the year ended April 30, 2025.
While Scancell’s R&D expenses increased by £1.8 million for the year ended April 30, 2025, its Administrative expenses reduced by £0.6 million, and there were positive working capital effects of £0.7 million, mainly in connection with its R&D expenses, when compared to the year ended April 30, 2024, for which it experienced negative working capital adjustments of £0.7 million. In addition, its operating expenditure for 2025 included an increase in non-cash share based payment expenses of £0.7 million.
Net cash generated from / (used in) investing activities
The years ended April 30, 2026 and 2025
Scancell generated £0.7 million in net cash from investing activities for the year ended April 30, 2026, compared to net cash used in investing activities of £1.2 million for the year ended April 30, 2025. In addition to interest income for both periods, Scancell received residual proceeds after settlement of an employee benefit trust in the year ended April 30, 2026, In April 2026, Scancell received £450,000 from an Employee Benefit Trust (“EBT”) established in 2007, following the commencement of the EBT’s winding-up process, which was recognised directly in equity during the year ended 30 April 2026. For the year ended April 30, 2025, Scancell used £1.5 million to purchase development and commercial rights to PharmaJet’s Stratis needle-free technology for use with iSCIB1+ for the treatment of advanced melanoma.
Scancell expects approximately £9,000 in final proceeds in relation to the EBT as the trustee completes the liquidation process, whereas its net cash used in investing activities could significantly increase in future periods if milestones are reached under its Strategic partnership agreement with PharmaJet.
If the Merger and PIPE Financing successfully complete, Scancell could also generate more significant levels of cash inflows from interest income in future periods due to high cash and cash equivalents balances which would incur interest.
The years ended April 30, 2025 and 2024
Scancell’s net cash used in investing activities was £1.2 million for the year ended April 30, 2025, compared to net cash generated from investing activities of £0.2 million for 2024. Scancell used £1.5 million of cash in investing activities in the year ended April 30, 2025 to purchase development and commercial rights relating primarily to PharmaJet’s Stratis needle-free technology, which was partly offset by interest income of £0.3 million. In the year ended April 30, 2024 Scancell generated interest income of £0.4 million offset by tangible fixed asset expenditure of £0.2 million.
Net cash (used in) / generated from financing activities
The years ended April 30, 2026 and 2025
Scancell used £1.4 million of net cash in financing activities in the year ended April 30, 2026, whereas it generated net cash from financing activities of £9.7 million in the year ended April 30, 2025.
The main components of Scancell’s cash used in financing activities for 2026 were £1.0 million of early convertible loan repayments agreed with Redmile in September 2025, and £0.4 million of lease principal payments.

In the year ended April 30, 2025, Scancell raised gross proceeds of £11.3 million, offset by issuance costs of £0.7 million. It also repaid £0.5 million of convertible loan notes as part of an amendment agreement for the notes in July 2024, and it made lease principal payments of £0.4 million.
Scancell expects to record significant financing proceeds and related financing costs in the year ended April 30, 2027. Following agreement by Redmile to convert all outstanding notes immediately after completion of the Merger and PIPE Financing, Scancell does not expect further repayments of outstanding convertible loan principal amounts, unless the Merger and PIPE Financing do not complete.
Scancell could also record an increase in financing proceeds following agreement on the Debt Financing of up to $25.0 million (£18.4 million), commencing with an initial tranche of $7.0 million (£5.2 million). Scancell would be required to make interest payments in connection with this facility and to begin repayments of principal amounts from 18 months after initial drawdown.
The years ended April 30, 2025 and 2024
Scancell generated £9.7 million of net cash from financing activities in the year ended April 30, 2025, compared to £10.4 million in the year ended April 30, 2024. The decrease of £0.7 million was due to the lower gross proceeds raised for the issuance on placing and open offer in December 2024 compared to the equivalent transactions in December 2023.
Other components of operations for both periods included lease repayments of £0.4 million and convertible loan note principal and interest repayments for both periods.
Scancell’s Funding Requirements
Scancell allocates most of its financial resources to R&D expenditure on its ImmunoBody, Moditope and GlyMab platforms. While some of this expenditure is committed, the timing and extent of uncommitted expenditure affords flexibility in the allocation of resources. The Group has previously financed its operations through share issuances, convertible loan notes and collaboration revenue.
Since November 2022, Scancell has received £10.0 million under collaborations with Genmab. In the second half of calendar year 2020, Scancell raised £46.2 million in net proceeds from issuances of shares and convertible loan notes. In December 2023 and 2024, a further £21.8 million in net proceeds was raised from further open offers, placing and subscriptions of ordinary shares. Scancell continues to advance its clinical trials and received FDA clearance in January 2026 to conduct a Phase 3 clinical trial, for which Scancell requires additional funding.
During the year ended April 30, 2026, Scancell incurred an operating loss of £17.4 million and net cash used in operating activities was £10.8 million. As a clinical stage immuno-oncology Group, Scancell has incurred net operating losses since inception and expects such losses in future periods. At April 30, 2026, Scancell’s retained losses were £113.9 million and it held £5.3 million of cash and cash equivalents. In July 2024, the maturity of Scancell’s outstanding convertible loan notes issued to its largest shareholder, Redmile, was extended to August and November 2027.
On July 23, 2026, Scancell entered into the Merger with Neuphoria. Subject to completion of the Merger, Scancell has secured commitments the PIPE Financing, for aggregate gross proceeds of approximately $39.1 million (£28.8 million). Subject to the terms of these inter-conditional agreements and shareholder approval from both Scancell and Neuphoria, and to meeting legal and regulatory requirements, if the Merger closes, Neuphoria would become a wholly-owned indirect subsidiary of Scancell Holdings Plc, and Scancell would acquire a minimum of $10.0 million (£7.4 million) of Neuphoria’s remaining cash and cash equivalents. Under further agreed terms, Scancell’s outstanding convertible loan note liabilities owed to Redmile, previously due to mature in the second calendar half of 2027, would be converted to equity if the Merger and PIPE Financing complete.
Following its announcement of the Merger and PIPE Financing, Scancell raised gross aggregate proceeds of £15.7 million in late July through a placing and retail offer on AIM, a market operated by the London Stock Exchange as described under recent developments above.

On September 24, 2026, Scancell entered into a loan agreement with certain funds and accounts managed by BlackRock (the “Lender”), for a loan facility of up to $25.0 million (£18.4 million) (the “Debt Financing” and, together with the PIPE Financing and the UK Offerings, the “Financing”). The Debt Financing consists of four main tranches. For the first three tranches, a portion of each is convertible into Ordinary Shares at the Lender’s option, totalling up to $5.0 million (£3.7 million). Scancell intends to draw down $7.0 million (£5.2 million) under the Debt Financing following, and conditional upon, shareholder approval. Further tranches totalling $8.0 million (£5.9 million) could become available following, and conditional upon, completion of the Merger and PIPE Financing, and an anticipated upcoming opening of the first clinical site for the planned Phase 3 study for the Scancell’s lead candidate, iSCIB1+. These tranches would be drawn following completion of the Merger and PIPE Financing. The remaining tranche could be drawn until 31 December 2027, subject to a minimum equity fundraising threshold. Amounts advanced under the Debt Financing are repayable, following an 18 month interest only period, after which instalments of principal and interest would be required.
The Merger, the PIPE Financing and the Debt Financing are inter-conditional and require the approval of both Scancell’s and Neuphoria’s shareholders for eventual potential proceeds to become available to the Scancell and the new combined group.
With its existing cash and cash equivalents, the potential debt financing and the additional potential cash receipts conditional on successful completion of the Merger and Financing, based on cash flow forecasts covering a period of at least 12 months from the date of approval of these financial statements, the directors believe Scancell could have sufficient funding to proceed with its planned Phase 3 clinical trial in the fourth calendar quarter of 2026.
While the directors believe that funding from the Merger and Financing could potentially be secured and Scancell has voting support agreements from the Company’s largest shareholders, the inter-conditional potential future financing is dependent on:
•
obtaining approval from both Scancell and Neuphoria shareholders;

•
successful completion of application and review processes with Nasdaq and the SEC; and

•
adhering to further conditions and providing key documentation within required timelines.

The directors also considered the possibility that Scancell would be required to repay its convertible loan note liabilities to Redmile in August 2027 and November 2027 if the Merger and PIPE Financing do not complete and if Redmile does not elect to convert the notes before maturity or extend the maturity date again. The directors determined that while Scancell could seek alternative financing, it could be unable to repay the liabilities in such a scenario.
Based on existing cash resources available and cashflow forecasts covering a period of at least 12 months at the date of approval of these consolidated financial statements, and excluding committed proceeds that remain conditional on completion of the Merger and PIPE Financing, Scancell does not currently have sufficient committed funding to meet its forecast cash requirements for a period of at least 12 months from the date of this registration statement. Scancell’s ability to continue as a going concern is dependent on securing additional funding, and completion of the Merger and PIPE Financing requires shareholder and regulatory approvals, and satisfying the other conditions described above. These events are outside Scancell’s full control. Accordingly, these circumstances represent material uncertainties which may cast significant doubt on the Scancell’s ability to continue as a going concern. Notwithstanding these material uncertainties, the directors consider that completion of the Merger and PIPE Financing, together with the Scancell’s ability to manage discretionary expenditure and seek alternative funding if required, represent realistic alternatives to liquidation or cessation of operations.
Scancell expects that its costs will substantially increase when it enters into further agreements with global CROs, and it will also incur additional manufacturing, regulatory and other development costs as its planned Phase 3 clinical trial progresses and it pursues potential marketing authorisation for iSCIB1+ from the FDA and other regulatory bodies.
Scancell’s operating expenses will also increase even further if:
•
Scancell conducts further studies for existing product candidates, or enrols further patients for its existing Phase 2 studies

•
Scancell enrols additional patients beyond those planned at commencement of the Phase 3 study

•
Government healthcare authorities require reimbursement of checkpoint inhibitors in more countries and at a higher cost than anticipated as Scancell conducts the Phase 3 study

•
Scancell conducts the Phase 3 study in additional countries or increases the proportion of patients enrolled in higher cost countries

•
The FDA or other regulatory bodies require Scancell to arrange for the development of a full companion diagnostic

•
Scancell further optimises its manufacturing process to increase the yield or size of its commercial scale batches

•
Scancell encounters issues in the production of manufacturing batches and is required to reproduce batches or reschedule manufacturing

•
Scancell recruits or subcontracts further expertise for regulatory matters associated with the Phase 3 clinical trial and its potential product candidate

•
Scancell incurs out-of-scope CRO fees for changing its Phase 3 study after commencement

•
Scancell incurs costs for potential early access programmes and performs market access research in different countries

•
Scancell incurs additional costs associated with the distribution and logistics of selling its potential product candidates

•
Scancell recruits or outsources a commercial team and salesforce for its potential product candidates

•
Scancell expands its intellectual property portfolio

•
Scancell uses or develops further information systems and technology associated with its clinical, research, finance or other operational functions to build its capabilities as a late clinical stage biotechnology company listed on Nasdaq

•
Scancell experiences delays, regulatory challenges, safety incidents, failure to meet primary or subsequent endpoints for its clinical trial, or other issues in connection with the above items.

Scancell may have based these estimates on incorrect assumptions, it may amend its business plan in the future and it may have to use its resources sooner than expected. These estimates may be shortened in the event of an increase in expenditure relating to the development programs beyond Scancell’s expectations, or if its development programs progress more quickly than expected.
Scancell will need to raise additional funds to support its business and its research and development programs as currently contemplated, through potential public or private securities offerings or financings and potential strategic transactions, such as business development partnerships and/or other business development arrangements.
Global macroeconomic conditions or disruptions and volatility in the U.S. and global financial markets linked in particular to geopolitical events that continue to impact the markets (including Russia’s invasion of Ukraine, the conflict in the Middle East, and other geopolitical conflicts, and the related risk of a larger conflict as well as tariffs that have been or may in the future be imposed by the United States or other countries) could affect Scancell’s ability to obtain new financing.
Scancell’s Contractual Obligations
Convertible loan notes
Scancell’s outstanding CLNs were originally issued to Redmile in August 2020 (the “August notes”) and November 2020 (the “November notes”). The August notes are interest-free and convertible by the noteholder into ordinary shares of Scancell Holdings plc at any time. Following a deed of amendment in October 2021, the August Notes’ conversion price was adjusted from 6.1 pence to 5.9 pence per share, and the maturity of the notes was extended by three years so that they became repayable by the Company in August 2025. The November Notes were issued with annual interest of 3% payable and were originally only repayable by the Company or convertible by the noteholder into ordinary shares of Scancell Holdings plc at a price of 13 pence at maturity.
In July 2024, the Group entered into a deed of amendment relating to all outstanding convertible loan notes with the noteholder, Redmile. Under the deed of amendment:
•
the maturity of the notes was extended by a further two years so that the August Notes became repayable by the Company on 12 August 2027 and the November Notes became repayable on 10 November 2027

•
the terms of the November Notes were revised to enable Redmile to convert the notes at any time prior to maturity

•
interest terms of the November Notes were revised to accrue until maturity rather than require annual repayment

•
the Company was required to pay £450,000 of outstanding November notes in July 2024.

Following further financing in December 2024, the conversion price of the August Notes was reduced from 5.9 pence to 5.76 pence a share, and the conversion price for the November Notes was reduced from 13 pence to 12.7 pence a share.
In September 2025, Redmile and the Group agreed to the early partial redemption of £1.0 million of notes.
At April 30, 2026, the principal amount of August notes and November notes repayable in cash or to be settled by conversion to 30,331,708 and 129,533,448 ordinary shares was £1.75 million and £16.45 million respectively.
Subject to completion of the Merger and Financing as outlined in the Going Concern section of Note 1 of the consolidated financial statements section of this registration statement, the Redmile notes will be converted into non-voting ordinary shares following a modification to the terms of convertible loan notes in July 2026.
If the Merger and PIPE Financing do not complete, Scancell is required to repay Redmile on maturity of the notes in 2027 unless they are converted before or at maturity.
Borrowing under funds and accounts managed by BlackRock
On September 24, 2026, Scancell entered into a loan agreement with certain funds and accounts managed by BlackRock (the “Lender”), for a loan facility of up to $25.0 million (£18.4 million) (the “Debt Financing” and, together with the PIPE Financing and the UK Offerings, the “Financing”). The Debt Financing consists of four main tranches. For the first three tranches, a portion of each is convertible into Ordinary Shares at the Lender’s option, totalling up to US $5.0 million (£3.7 million). The Group intends to draw down $7.0 million (£5.2 million) under the Debt Financing following, and conditional upon, shareholder approval. Further tranches totalling $8.0 million (£5.9 million) could become available following, and conditional upon, completion of the Merger and PIPE Financing, and an anticipated upcoming opening of the first clinical site for the planned Phase 3 study for the Group’s lead candidate, iSCIB1+. These tranches would be drawn following completion of the Merger and PIPE Financing. The remaining tranche could be drawn until 31 December 2027, subject to a minimum equity fundraising threshold.
Amounts advanced under the Debt Financing are repayable, following an 18 month interest only period, after which instalments of principal and interest would be required. The convertible portion of the debt is convertible at a 30% premium to the PIPE subscription price. Scancell will also grant warrants to subscribe for Ordinary Shares pro-rata to drawdowns under the Debt Financing. The number of Ordinary Shares issued under the warrants will be determined at the point of exercise of the warrants and will be equal to 4.5% of each drawdown amount divided by the Subscription Price, which is expected to be the lowest price paid per share in the Financing (subject to adjustment for an anticipated share consolidation).

Other obligations
In addition to the above obligations and commitments, Scancell enters into a variety of contract manufacturing statements of work and other service agreements in connection with its R&D and corporate operations. Most agreements provide Scancell with an option to cancel activities or services within customary notice periods, and Scancell cannot reasonably estimate the impact of existing or future payments due to the conditional nature of the obligations and variability in eventual amounts.
Scancell’s lease obligations at April 30, 2026 were immaterial. After the reporting period in August 2026, Scancell entered into a new lease agreement with the Oxford Science park providing the right to use office and laboratory space for up to three years. The agreement includes a Scancell termination option and options to relocate to alternative premises on the Oxford Science Park.
Scancell’s Key Collaboration Agreements
License Agreements with Genmab
In October 2022, Scancell granted Genmab an exclusive license to develop and commercialise an investigational anti-glycan monoclonal antibody (SC129) generated from Scancell’s GlyMab® platform. $6 million was paid at inception, and total milestone payments of up to $624 million are possible across all modalities and molecule types developed by Genmab, depending on the actions of Genmab and the regulatory authorities.
In July 2024, Scancell and Genmab entered into an exclusive option and license agreement for another anti-glycan monoclonal antibody. Under the agreement, Genmab had an option on completion of evaluative diligence to acquire an exclusive license to develop and commercialise these antibodies. $1 million was paid at inception followed by $5 million on exercise of the option and delivery of the exclusive license in December 2024. Total payments of $630 million in milestones under the agreement are possible under the agreement.
PharmaJet Agreement
In September 2024, PharmaJet and Scancell entered into a Strategic Partnership Agreement which provided Scancell with an exclusive, sub-licensable worldwide license to develop and commercialise PharmaJet’s needle-free Stratis® technology in iSCIB1+, Scancell’s lead candidate, for the treatment of melanoma and potential products resulting from development in Scancell’s studies. $2.0 million was payable at the effective date and further milestones are potentially payable depending on the progress of Scancell’s development of iSCIB1+ using PharmaJet’s device, relating to various clinical and regulatory events which may occur. The agreement also outlines clinical and commercial pricing and other arrangements in connection with the supply of the needle-free technology.
Off-Balance Sheet Arrangements
As of April 30, 2026 and other period-ends presented, Scancell did not have any off-balance sheet arrangements.
Quantitative and Qualitative Disclosures about Market Risk
See Note 20 of the consolidated financial statements in this registration statement for information in connection with Scancell’s exposure to market risk.
Critical Accounting Estimates
The preparation of Scancell’s consolidated financial statements under IFRS requires the use of estimates and judgement in the application of accounting policies. Estimates are based on management’s assessment of available information, and inherent uncertainties may cause eventual amounts to materially differ from reported balances. Judgements set out below have had the most significant impact on balances recognised in the financial statements included in this registration statement.

Derivative liabilities
Embedded derivative financial liabilities represent the fair value of the conversion feature of the Scancell’s outstanding convertible loan notes. These derivatives are recognised at fair value and subsequently remeasured at each reporting date with differences recognised in the consolidated statement of comprehensive loss. Changes in the Company’s share price or note terms can cause material fluctuations in the Scancell’s finance income or expense. Further information over the market risk associated with embedded derivatives is provided in Note 20 of the consolidated financial statements section of this registration statement.
Fair value for the year ended April 30, 2025 was calculated using a Black Scholes pricing model, which uses certain inputs subject to estimation, including the Scancell’s assessment of expected volatility and the expected term. While different assumptions or models could generate values that significantly differ to those reported in the consolidated statement of comprehensive loss, Scancell’s analysis of alternatives concluded that the model and assumptions used were materially appropriate for the year ended April 30, 2025.
In April 2026, Scancell entered into a non-binding term sheet which led to the binding Merger Agreement between Scancell and Neuphoria in July 2026, as outlined in the Going Concern section of Note 1 of the consolidated financial statements section of this registration statement. In assessing valuation at April 30, 2026, Scancell considered that the potential transactions increased the likelihood of early conversion to a significant level when compared to prior reporting periods when it has been considered likely that the instruments would be converted at maturity. Due to these factors and the likelihood of variable outcomes, Scancell assessed that a Monte Carlo simulation would better estimate the fair value of the derivative liabilities.
Judgement was required in:
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assessing the likelihood of success of the Merger and Financings at April 30, 2026

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determining the conditions present at April 30, 2026 associated with the increased likelihood of earlier conversion resulting from a potential Nasdaq listing

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considering post-period developments, including modifications to convertible loan notes to further increase the likelihood of early conversion, and assessing the developments to exclude that were not indicative of conditions present at April 30, 2026.

Further details of the inputs used in the valuation of derivatives are provided in Note 14 of the consolidated financial statements section of this registration statement.
A reasonable increase in the estimate to complete the Merger and Financings, of three months would have increased the fair value of the Derivative liabilities recorded in the consolidated statement of financial position and the Finance expense relating to derivative liability revaluation in the Consolidated statement of comprehensive loss by £0.2 million.
Modification of Convertible loan notes
Judgement is involved in the presentation and measurement of modified convertible loan notes. Scancell assesses whether extensions and changes in terms represent a substantial modification of convertible loan notes using quantitative information and considering the nature of the changes. If the net present value of the remaining expected cashflows under modified terms when discounted using the original effective interest rate differs from the present value of the previous remaining cashflows by at least 10%, the convertible loan notes are substantially modified, which results in derecognition of liabilities recorded under the previous terms and the recognition of liabilities under the modified terms. Qualitative factors contributing to the determination of a substantial modification in the year ended April 30, 2025 included changes to conversion features and interest deferral as described in Note 13 of the consolidated financial statements section of this registration statement.
Clinical accruals
Scancell contracts with multiple clinical trial sites in the UK for its Phase 2 SCOPE and ModiFY trials. While contracts with these hospitals include defined costs for patient treatment procedures and clinical trial investigator costs, there can be significant variability in incremental costs depending on procedures required and a significant delay until the Scancell is invoiced by hospitals. Scancell estimates clinical accruals based on identified patient and investigator activity from its clinical database, and forms judgements over the level of additional costs based on expected levels of activity required for patients and historical analysis. While there could be variability in eventual costs invoiced by hospitals, Scancell believes its estimates are materially appropriate.
Further details of the amounts relating to clinical accruals are disclosed within Note 12 of the consolidated financial statements section of this registration statement.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following discussion summarizes the material U.S. federal income tax consequences to U.S. holders (as defined below) of the receipt of Scancell ADSs and CVRs in exchange for Neuphoria Common Stock pursuant to the Merger, and of owning and disposing of Scancell Shares or ADSs. This discussion is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences of the Merger. This discussion is based upon the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury Regulations promulgated thereunder and judicial and administrative rulings, all as in effect as of the date of this proxy statement/prospectus and all of which are subject to change or varying interpretation, possibly with retroactive effect. Any such changes could affect the accuracy of the statements and conclusions with respect to the tax consequences set forth below. No ruling has been or will be obtained from the U.S. Internal Revenue Service (the “IRS”) with respect to any of the U.S. federal income tax considerations discussed below, and no assurance can be given that the IRS will not take a position contrary to the discussion below, or that a court will not sustain any challenge by the IRS.
This discussion assumes that U.S. holders hold their shares of Neuphoria Common Stock and their Scancell ADSs or ordinary shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder of Neuphoria Common Stock in light of such holder’s particular circumstances, nor does it discuss the special considerations applicable to holders of Neuphoria Common Stock subject to special treatment under the U.S. federal income tax laws, such as financial institutions or broker-dealers, mutual funds, S corporations, partnerships or other pass-through entities or arrangements treated as partnerships for U.S. federal income tax purposes and their partners, members or owners, tax-exempt organizations, retirement or other tax-deferred accounts, insurance companies, dealers in securities or currencies, traders in securities that elect mark-to-market method of accounting, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, persons holding Scancell Shares or ADSs in connection with a trade or business, permanent establishment, or fixed base outside the United States, holders who hold their Neuphoria Common Stock or Scancell Shares or ADSs as part of a hedge, straddle, constructive sale, conversion transaction or other integrated investment, U.S. holders (as defined below) the functional currency of which is not the U.S. dollar, or holders who own or have owned (directly, indirectly or constructively) 5% or more (by vote or value) of the Neuphoria Common Stock or 10% or more (by vote or value) of the Scancell Shares or ADSs. In addition, this discussion does not address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction, any U.S. federal non-income tax consequences (e.g., the federal estate or gift tax laws), any alternative minimum tax consequences, the application of the Medicare tax on net investment income under Section 1411 of the Code, the application of the special tax accounting rules under Section 451(b) of the Code, or any considerations under the Foreign Account Tax Compliance Act of 2010 (including the U.S. Treasury Regulations promulgated thereunder and any intergovernmental agreements entered into in connection therewith and any laws, regulations or practices adopted in connection with any such agreement).
If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Neuphoria Common Stock or Scancell Shares or ADSs, the tax treatment of a partner in such partnership generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partnership level. If you are a partner of a partnership holding Neuphoria Common Stock or Scancell Shares or ADSs, you should consult your own tax advisor.
All holders should consult their own tax advisor to determine the particular tax consequences to them (including the application and effect of any state, local or non-U.S. income and other tax laws) of the receipt of Scancell ADSs and CVRs in exchange for Neuphoria Common Stock pursuant to the Merger and of owning and disposing of Scancell Shares or ADSs.
For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Neuphoria Common Stock or Scancell Shares or ADSs that is, for U.S. federal income tax purposes:
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an individual who is a citizen or resident of the United States;

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a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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a trust if (1) its administration is subject to the primary supervision of a court within the United States and one or more United States persons, within the meaning of Section 7701(a)(30) of the Code, have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes; or

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an estate, the income of which is subject to U.S. federal income tax regardless of its source.

Material U.S. Federal Income Tax Consequences of the Merger to U.S. Holders
The receipt of Scancell ADSs and CVRs in exchange for Neuphoria Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. The amount of gain or loss a U.S. holder recognizes, and the timing and potentially the character of a portion of such gain or loss, depends on the U.S. federal income tax treatment of the CVRs and payments (if any) with respect to the CVRs, with respect to which there is significant uncertainty. The installment method of reporting any gain attributable to the receipt of a CVR generally will not be available with respect to the disposition of Neuphoria Common Stock pursuant to the Merger because the Neuphoria Common Stock is traded on an established securities market.
There is no legal authority directly addressing the U.S. federal income tax treatment of the receipt of the CVRs in connection with the Merger. The receipt of the CVRs as part of the consideration in the Merger might be treated as a “closed transaction” or an “open transaction” for U.S. federal income tax purposes, each as discussed below.
Pursuant to U.S. Treasury Regulations dealing with contingent payment obligations analogous to the CVRs, if the fair market value of the CVRs is “reasonably ascertainable,” a U.S. holder should treat the Merger as a “closed transaction” and treat the fair market value of the CVRs as part of the consideration received in the Merger for purposes of determining gain or loss. On the other hand, if the fair market value of the CVRs cannot be reasonably ascertained, a U.S. holder can treat the Merger as an “open transaction” for purposes of determining gain or loss. These Treasury Regulations state that only in “rare and extraordinary” cases would the value of contingent payment obligations not be reasonably ascertainable. The following sections discuss the U.S. federal income tax consequences of the receipt of Scancell ADSs and CVRs in exchange for Neuphoria Common Stock in the event it is treated as a closed transaction and, alternatively, in the event it is treated as an open transaction. There is no authority directly addressing the proper characterization of the CVRs or whether contingent payment rights with characteristics similar to the rights under the CVRs should be treated as “closed transactions” or “open transactions,” and such question is inherently factual in nature. Accordingly, U.S. holders are urged to consult their own tax advisors.
Treatment as Closed Transaction
If the receipt of the CVRs is treated as, or determined to be, part of a closed transaction for U.S. federal income tax purposes, then a U.S. holder of Neuphoria Common Stock generally would recognize capital gain or loss, if any, for U.S. federal income tax purposes in an amount equal to the difference, if any, between (i) such U.S. holder’s adjusted tax basis in the Neuphoria Common Stock surrendered in the Merger, and (ii) the sum the fair market value (determined as of the closing date of the Merger) of the Scancell ADSs and CVRs received in the Merger. The proper method to determine the fair market value of a CVR is not clear, but it is possible that the trading value of Neuphoria Common Stock prior to the closing date of the Merger would be considered along with other factors in determining whether the value of the CVR is reasonably ascertainable. Scancell and its affiliates and Neuphoria do not intend to obtain or report any valuation of the CVRs that may be used by Neuphoria stockholders for this purpose, and the CVRs will not be listed on any exchange and may not be sold, assigned, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, except in the limited circumstances specified in the CVR agreement.
Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period for such Neuphoria Common Stock exceeds one year as of the date of the Merger. Under current law, long-term capital gains of certain non-corporate U.S. holders, including individuals, generally are eligible for a reduced rate of U.S. federal income taxation. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of Neuphoria Common Stock at different times or prices, such U.S. holder must determine its tax basis, holding period, and gain or loss separately with respect to each block of Neuphoria Common Stock.
A U.S. holder’s initial tax basis in the Scancell ADSs and CVRs received in the Merger would equal the fair market value of such ADSs and CVRs as determined for U.S. federal income tax purposes. The holding period for a ADSs and CVRs would begin on the day following the closing of the Merger. There is no authority directly addressing the U.S. federal income tax treatment of receiving payments on the CVRs and, therefore, the amount, timing and character of any income, gain or loss with respect to the CVRs is uncertain. For example, payments with respect to the CVRs could be treated as giving rise to ordinary income, or as payments with respect to a sale or exchange of a capital asset, which could result in long- or short-term capital gain or loss. In addition, it is unclear how a U.S. holder of CVRs would recover its adjusted tax basis with respect to payments thereon. It is also possible that, were a payment to be treated as being with respect to the sale or exchange of a capital asset, a portion of such payment would constitute imputed interest under Section 483 of the Code (as described below under “Treatment as Open transaction”).
Except to the extent of any portion of a payment required to be treated as imputed interest pursuant to applicable law, Scancell and Neuphoria intend, for U.S. federal and applicable state and local income Tax purposes, to treat payments on the CVRs received with respect to Neuphoria Common Stock as not comprising additional consideration for such Neuphoria Common Stock pursuant to the Merger, but instead as payments on the CVRs.
Treatment as Open Transaction
If the receipt of the CVRs is treated as, or determined to be, part of an open transaction for U.S. federal income tax purposes, the fair market value of the CVRs would not be treated as additional consideration for the Neuphoria Common Stock, as applicable, at the time the CVRs are received in the Merger, and the U.S. holder would have no tax basis in the CVRs. Instead, the U.S. holder would take payments under the CVRs into account when made or deemed made in accordance with the U.S. holder’s regular method of accounting for U.S. federal income tax purposes. A portion of such payments would be treated as interest income under Section 483 of the Code (as discussed below) and the balance, in general, as additional consideration with respect to the disposition of the Neuphoria Common Stock. The fair market value of the Scancell ADSs received pursuant to the Merger, plus the portion of payments on the CVRs not treated as imputed interest, as described below, generally would be applied first to reduce a U.S. holder’s adjusted tax basis in the Neuphoria Common Stock, with any excess after such basis has been reduced to zero recognized as capital gain. A U.S. holder generally would recognize loss to the extent of any remaining basis after the basis reduction described in the previous sentence, although it is possible that such U.S. holder may not be permitted to recognize such loss until the resolution of all contingencies under the CVRs or possibly until such U.S. holder’s abandonment of the CVRs.
Such gain or loss generally would be capital gain or loss and would be long-term capital gain or loss if the U.S. holder’s holding period for such Neuphoria Common Stock exceeds one year as of the date of the Merger. Long-term capital gains of certain non-corporate U.S. holders, including individuals, are generally eligible for a reduced rate of U.S. federal income taxation. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of Neuphoria Common Stock at different times or prices, such U.S. holder must determine its tax basis, holding period, and gain or loss separately with respect to each block of Neuphoria Common Stock.
The portion of any payment made with respect to a CVR treated as imputed interest under Section 483 of the Code will be determined at the time such payment is made and generally should equal the excess of (1) the amount of the CVR payment over (2) the present value of such amount as of the closing date of the Merger, calculated using the applicable federal rate as the discount rate. A U.S. holder must include in its taxable income interest imputed pursuant to Section 483 of the Code using such Holder’s regular method of accounting for U.S. federal income tax purposes.
Information Reporting and Backup Withholding
Under certain circumstances, holders may be subject to information reporting and backup withholding (currently at a rate of 24%) with respect to the Merger Consideration (including payments with respect thereto), in each case unless such holder properly establishes an exemption (including, for a non-U.S. holder, by establishing its status as a non-U.S. holder, generally by providing a properly completed IRS Form W-8BEN or W-8BEN-E, as applicable) or provides its correct taxpayer identification number and otherwise complies with the applicable requirements of the backup withholding rules (including, for a U.S. holder, generally by providing a properly completed IRS Form W-9). Certain shareholders (including corporations) generally are not subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or credit against a U.S. holder’s U.S. federal income tax liability, if any; provided that such U.S. holder furnishes the required information to the IRS in a timely manner.
Depending on whether a U.S. holder reports the Merger as a closed transaction or an open transaction, tax information provided to a U.S. holder and the IRS on IRS Form 1099-B for the year of the Merger may not reflect the amount such U.S. holder realized in the year of the Merger, and any Form 1099-B a U.S. holder receives with respect to payments on the CVRs also may not be consistent with the U.S. holder’s method of reporting of the Merger. As a result, U.S. holders should not necessarily rely on the amounts reported to them on IRS Forms 1099-B with respect to the Merger.
Holders should consult their own tax advisors regarding the information reporting and backup withholding requirements and how to accurately report their income, gain or loss in connection with their receipt of Scancell ADSs and CVRs (including payments with respect thereto) pursuant to the Merger.
Material U.S. Federal Income Tax Consequences to U.S. Holders of Owning and Disposing of Scancell Shares or ADSs
The discussion below assumes that the representations contained in the deposit agreement are true and that the obligations in the deposit agreement and any related agreement will be complied with in accordance with their terms. Generally, a holder of a Scancell ADS should be treated for U.S. federal income tax purposes as holding the Scancell Shares represented by the ADS. Accordingly, no gain or loss will be recognized if a U.S. Holder exchanges Scancell ADSs for the underlying ordinary shares.
Passive Foreign Investment Company Rules
Under the Code, Scancell will be a PFIC for any taxable year in which, after the application of certain “look-through” rules with respect to subsidiaries, either (i) 75% or more of Scancell’s gross income consists of “passive income,” or (ii) 50% or more of the average quarterly value of Scancell’s assets (generally determined on the basis of a weighted quarterly average) consist of assets that produce, or are held for the production of, “passive income” (the “Assets Test”). Passive income generally includes dividends, interest, and gains from the sale or exchange of investment property and rents or royalties other than rents or royalties which are received from unrelated parties in connection with the active conduct of a trade or business. Passive assets include, among others, cash and assets readily convertible into cash. In addition, for purposes of the above calculations, a non-U.S. corporation that owns, directly or indirectly, at least 25% by value of the equity interests of another corporation is treated as if it held its proportionate share of the assets of the other corporation, and received directly its proportionate share of the income of the other corporation. If a corporation is treated as a PFIC with respect to a U.S. holder for any taxable year, the corporation will continue to be treated as a PFIC with respect to that U.S. holder in all succeeding taxable years, regardless of whether the corporation continues to meet the PFIC requirements in such years, unless certain elections are made.
Whether Scancell is a PFIC for any taxable year will depend on the composition of Scancell’s income and the composition, nature and value of Scancell’s assets from time to time (including the value of Scancell’s goodwill, which may be determined by reference to the value of Scancell’s ordinary shares or ADSs, which could fluctuate considerably). The assets shown on Scancell’s consolidated balance sheet (taking into account Neuphoria assets acquired as a result of the Merger) are expected to include a significant amount of cash and cash equivalents for the foreseeable future. Therefore, whether Scancell will satisfy the Assets Test for the current or any future taxable year generally will depend largely on the quarterly value of Scancell’s goodwill, and on how quickly Scancell utilizes the cash in its business. Furthermore, whether and to what extent Scancell’s income and assets, including goodwill, will be characterized as active or passive will depend on various factors that are subject to uncertainty, including Scancell’s future business plans and the application of laws that are subject to varying interpretation.

Because (i) the value of Scancell’s goodwill may be determined by reference to the market price of the Scancell Shares or ADSs, which may be volatile given the nature and early stage of its business, (ii) Scancell expects to continue to hold a significant amount of cash, and (iii) a company’s PFIC status is an annual determination that can be made only after the end of each taxable year, Scancell cannot express a view as to whether it will be a PFIC for the current or any future taxable year. For the reasons described above, it is possible that Scancell may be a PFIC for its current or any future taxable year. Scancell’s U.S. counsel expresses no opinion with respect to Scancell’s PFIC status for any prior, current or future taxable year. Even if Scancell determines that it is not a PFIC for a taxable year, there can be no assurance that the IRS will agree with Scancell’s conclusion and that the IRS would not successfully challenge Scancell’s position.
If Scancell is classified as a PFIC in any year with respect to which a U.S. holder owns Scancell Shares or ADSs, Scancell will continue to be treated as a PFIC with respect to such U.S. holder in all succeeding years during which the U.S. holder owns the ordinary shares or ADSs, regardless of whether Scancell continues to meet the tests described above, unless Scancell ceases to be a PFIC and the U.S. holder has made a “deemed sale” election under the PFIC rules. If such a deemed sale is made, a U.S. holder will be deemed to have sold the ordinary shares or ADSs the U.S. holder holds at their fair market value and any gain from such deemed sale would be subject to the rules described below. After the deemed sale election, so long as Scancell does not become a PFIC in a subsequent taxable year, the U.S. holder’s ordinary shares or ADSs with respect to which such election was made will not be treated as shares in a PFIC and the U.S. holder will not be subject to the rules described below with respect to any “excess distribution” the U.S. holder receives from Scancell or any gain from an actual sale or other disposition of the ordinary shares or ADSs. U.S. holders should consult their tax advisors as to the possibility and consequences of making a deemed sale election if Scancell ceases to be a PFIC and such election becomes available.
For each taxable year Scancell is treated as a PFIC with respect to a U.S. holder, the U.S. holders will be subject to special tax rules with respect to any “excess distribution” such U.S. holder receives and any gain such U.S. holder recognizes from a sale or other disposition (including a pledge) of Scancell Shares or ADSs, unless (1) such U.S. holder makes a “qualified electing fund” election, or QEF Election, with respect to all taxable years during such U.S. holder’s holding period in which Scancell is a PFIC, or (2) Scancell’s ordinary shares or ADSs constitute “marketable stock” and such U.S. holder makes a mark-to-market election (as discussed below). Distributions that a U.S. holder receives in a taxable year that are greater than 125% of the average annual distributions a U.S. holder received during the shorter of the three preceding taxable years or the U.S. holder’s holding period for the Scancell Shares or ADSs will be treated as an excess distribution. Under these special tax rules:
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the excess distribution or gain will be allocated ratably over a U.S. holder’s holding period for the ordinary shares or ADSs;

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the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which Scancell became a PFIC, will be treated as ordinary income; and

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the amount allocated to each other year will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the ordinary shares or ADSs cannot be treated as capital gains, even if a U.S. holder holds the ordinary shares or ADSs as capital assets.
If Scancell is a PFIC, a U.S. holder will generally be subject to similar rules with respect to distributions Scancell receives from, and Scancell’s dispositions of the stock of, any of Scancell’s direct or indirect subsidiaries that also are PFICs, as if such distributions were indirectly received by, and/or dispositions were indirectly carried out by, such U.S. holder. U.S. holders should consult their tax advisors regarding the application of the PFIC rules to Scancell’s subsidiaries.
If a U.S. holder makes an effective QEF Election, the U.S. holder will be required to include in gross income each year, whether or not Scancell makes distributions, as capital gains, such U.S. holder’s pro rata share of Scancell’s net capital gains and, as ordinary income, such U.S. holder’s pro rata share of Scancell’s earnings in excess of Scancell’s net capital gains. However, a U.S. holder can only make a QEF Election with respect to ordinary shares or ADSs in a PFIC if such company agrees to furnish such U.S. holder with certain tax information annually. Scancell does not currently expect to provide such information in the event that Scancell is classified as a PFIC.
U.S. holders can avoid the interest charge on excess distributions or gain relating to Scancell’s ordinary shares or ADSs by making a mark-to-market election with respect to the ordinary shares or ADSs, provided that the ordinary shares or ADSs are “marketable stock.” Ordinary shares or ADSs will be marketable stock if they are “regularly traded” on certain U.S. stock exchanges or on a non-U.S. stock exchange that meets certain conditions. For these purposes, the ordinary shares or ADSs will be considered regularly traded during any calendar year during which they are traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. Any trades that have as their principal purpose meeting this requirement will be disregarded. Scancell’s ADSs will be listed on Nasdaq, which is a qualified exchange for these purposes. Consequently, if Scancell’s ADSs remain listed on Nasdaq and are regularly traded, and you are a holder of ADSs, Scancell expects the mark-to-market election would be available to U.S. holders if Scancell is a PFIC. Each U.S. holder should consult its tax advisor as to the whether a mark-to-market election is available or advisable with respect to the ordinary shares or ADSs.
A U.S. holder that makes a mark-to-market election must include in ordinary income for each year an amount equal to the excess, if any, of the fair market value of Scancell’s ordinary shares or ADSs at the close of the taxable year over the U.S. holder’s adjusted tax basis in the ordinary shares or ADSs. An electing holder may also claim an ordinary loss deduction for the excess, if any, of the U.S. holder’s adjusted basis in the ordinary shares or ADSs over the fair market value of the ordinary shares or ADSs at the close of the taxable year, but this deduction is allowable only to the extent of any net mark-to-market gains for prior years. Gains from an actual sale or other disposition of the ordinary shares or ADSs will be treated as ordinary income, and any losses incurred on a sale or other disposition of the shares will be treated as an ordinary loss to the extent of any net mark-to-market gains for prior years. Once made, the election cannot be revoked without the consent of the IRS unless the ordinary shares or ADSs cease to be marketable stock.
However, a mark-to-market election generally cannot be made for equity interests in any lower-tier PFICs that Scancell owns, unless shares of such lower-tier PFIC are themselves “marketable stock.” As a result, even if a U.S. holder validly makes a mark-to-market election with respect to Scancell’s ordinary shares or ADSs, the U.S. holder may continue to be subject to the PFIC rules (described above) with respect to its indirect interest in any of Scancell’s investments that are treated as an equity interest in a PFIC for U.S. federal income tax purposes. U.S. holders should consult their tax advisors as to the availability and desirability of a mark-to-market election, as well as the impact of such election on interests in any lower-tier PFICs.
Unless otherwise provided by the U.S. Treasury, each U.S. shareholder of a PFIC is required to file an annual report containing such information as the U.S. Treasury may require. A U.S. holder’s failure to file requiring tax returns may cause the statute of limitations to remain open and could result in penalties. U.S. holders should consult their tax advisors regarding the requirements of filing tax and information returns under the PFIC rules.
Taxation of Distributions
Subject to the discussion above under “Passive Foreign Investment Company Rules,” distributions paid on ordinary shares or ADSs, other than certain pro rata distributions of ordinary shares or ADSs, generally will be treated as dividends to the extent paid out of Scancell’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Because Scancell may not calculate its earnings and profits under U.S. federal income tax principles, Scancell expects that distributions generally will be reported to U.S. holders as dividends. Subject to applicable limitations, dividends paid to certain non-corporate U.S. holders may be taxable at preferential rates applicable to “qualified dividend income.” However, the qualified dividend income treatment may not apply if Scancell is treated as a PFIC.
The amount of any dividend will be treated as foreign-source dividend income to U.S. holders and will not be eligible for the dividends-received deduction generally available to U.S. corporations under the Code. Dividends generally will be included in a U.S. holder’s income on the date of the U.S. holder’s receipt of the dividend. The amount of any dividend income paid in foreign currency will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. holder should not be required to recognize foreign currency gain or loss in respect of the dividend income. A U.S. holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt. Such gain or loss would generally be treated as U.S.-source ordinary income or loss.
The amount of any distribution of property other than cash (and other than certain pro rata distributions of ordinary shares or ADSs or rights to acquire ordinary shares or ADSs) will be the fair market value of such property on the date of distribution. For foreign tax credit purposes, Scancell’s dividends will generally be treated as passive category income.
Sale or Other Taxable Disposition of Ordinary Shares and ADSs
Subject to the discussion above under “Passive Foreign Investment Company Rules,” gain or loss realized on the sale or other taxable disposition of ordinary shares or ADSs will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder held the ordinary shares or ADSs for more than one year. The amount of the gain or loss will equal the difference between the U.S. holder’s tax basis in the ordinary shares or ADSs disposed of and the amount realized on the disposition, in each case as determined in U.S. dollars. This gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes. The deductibility of capital losses is subject to limitations.
If the consideration received by a U.S. holder is not paid in U.S. dollars, the amount realized will be the U.S. dollar value of the payment received determined by reference to the spot rate of exchange on the date of the sale or other disposition. However, if the ordinary shares or ADSs are treated as traded on an “established securities market” and you are either a cash basis taxpayer or an accrual basis taxpayer that has made a special election (which must be applied consistently from year to year and cannot be changed without the consent of the IRS), you will determine the U.S. dollar value of the amount realized in a non-U.S. dollar currency by translating the amount received at the spot rate of exchange on the settlement date of the sale. If you are an accrual basis taxpayer that is not eligible to or does not elect to determine the amount realized using the spot rate on the settlement date, you will recognize foreign currency gain or loss to the extent of any difference between the U.S. dollar amount realized on the date of sale or disposition and the U.S. dollar value of the currency received at the spot rate on the settlement date.
SCANCELL URGES YOU TO CONSULT YOUR TAX ADVISORS REGARDING THE APPLICATION OF THE PFIC RULES TO YOUR INVESTMENT IN THE SCANCELL SHARES OR ADSs.
Information Reporting and Backup Withholding
Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting, and may be subject to backup withholding, unless (i) the U.S. holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding.
Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS.
Information with Respect to Foreign Financial Assets
Certain U.S. holders who are individuals (and, under proposed regulations, certain entities) may be required to report information relating to the ordinary shares or ADSs, subject to certain exceptions (including an exception for ordinary shares or ADSs held in accounts maintained by certain U.S. financial institutions). U.S. holders should consult their tax advisors regarding their reporting obligations with respect to their ownership and disposition of the ordinary shares or ADSs.

THE FOREGOING SUMMARY DOES NOT PURPORT TO BE A COMPLETE DISCUSSION OF THE POTENTIAL TAX CONSEQUENCES OF THE MERGER OR THE RECEIPT OF, OR PAYMENTS MADE PURSUANT TO, THE CVRS, OR OF OWNING OR DISPOSING OF SCANCELL SHARES OR ADSs. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS RELATING TO THE MERGER AND OWNING OR DISPOSING OF SCANCELL SHARES OR ADSs IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES. NOTHING IN THIS SUMMARY IS INTENDED TO BE, OR SHOULD BE CONSTRUED AS, TAX ADVICE.

MATERIAL U.K. TAX CONSIDERATIONS
The following is intended as a general guide to current U.K. tax law and HM Revenue & Customs, or HMRC, practice applying as at the date of this proxy statement/prospectus (both of which are subject to change at any time, possibly with retrospective effect) relating to the holding of Scancell ADSs. It does not constitute legal or tax advice and does not purport to be a complete analysis of all U.K. tax considerations relating to the holding of Scancell ADSs, or all of the circumstances in which holders of Scancell ADSs may benefit from an exemption or relief from U.K. taxation. It is written on the basis that Scancell does not (and will not) directly or indirectly derive 75% or more of its qualifying asset value from U.K. land, and that Scancell is and remains solely resident in the United Kingdom for tax purposes and will therefore be subject to the U.K. tax regime and not the U.S. tax regime save as set out above under “Material U.S. Federal Income Tax Consequences of the Merger to U.S. Holders.”
Except to the extent that the position of non-U.K. resident persons is expressly referred to, this guide relates only to persons who are resident (and, in the case of individuals, to whom split-year treatment does not apply) for tax purposes solely in the United Kingdom and do not have a permanent establishment, branch, agency (or equivalent) or fixed base in any other jurisdiction with which the holding of the Scancell ADSs is connected, or U.K. Holders, who are absolute beneficial owners of the Scancell ADSs (where the Scancell ADSs are not held through an Individual Savings Account or a Self-Invested Personal Pension) and who hold the Scancell ADSs as investments.
This guide may not relate to certain classes of U.K. Holders, such as (but not limited to):
•
persons who are connected with Scancell;

•
financial institutions;

•
insurance companies;

•
charities or tax-exempt organizations;

•
collective investment schemes;

•
pension schemes;

•
market makers, intermediaries, brokers or dealers in securities;

•
persons who have (or are deemed to have) acquired their Scancell ADSs by virtue of an office or employment or who are or have been officers or employees of the Company or any of its affiliates; and

•
individuals who are subject to U.K. taxation under the foreign income and gains regime that came into force in the United Kingdom with effect from April 6, 2025.

The decision of the First-tier Tribunal (Tax Chamber) in HSBC Holdings PLC and The Bank of New York Mellon Corporation v HMRC (2012) casts some doubt on whether a holder of a depositary receipt is the beneficial owner of the underlying shares. However, based on published HMRC guidance Scancell would expect that HMRC will regard a holder of Scancell ADSs as holding the beneficial interest in the underlying shares and therefore these paragraphs assume that a holder of Scancell ADSs is the beneficial owner of the underlying ordinary shares and any dividends paid in respect of the underlying ordinary shares (where the dividends are regarded for U.K. purposes as that person’s own income) for U.K. direct tax purposes.
THESE PARAGRAPHS ARE A SUMMARY OF CERTAIN U.K. TAX CONSIDERATIONS AND ARE INTENDED AS A GENERAL GUIDE ONLY. IT IS RECOMMENDED THAT ALL HOLDERS OF SCANCELL ADSs OBTAIN ADVICE AS TO THE CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSAL OF THE SCANCELL ADSs IN THEIR OWN SPECIFIC CIRCUMSTANCES FROM THEIR OWN TAX ADVISORS. IN PARTICULAR, NON-U.K. RESIDENT PERSONS ARE ADVISED TO CONSIDER THE POTENTIAL IMPACT OF ANY RELEVANT DOUBLE TAXATION AGREEMENTS.
Dividends
Withholding Tax
Dividends paid by Scancell will not be subject to any withholding or deduction for or on account of U.K. tax.

Income Tax
An individual U.K. Holder may, depending on his or her particular circumstances, be subject to U.K. tax on dividends received from Scancell. An individual holder of Scancell ADSs who is not resident for tax purposes in the United Kingdom should not be chargeable to U.K. income tax on dividends received from Scancell unless he or she carries on (whether solely or in partnership) a trade, profession or vocation in the United Kingdom through a branch or agency to which the Scancell ADSs are attributable. There are certain exceptions for trading in the United Kingdom through independent agents, such as some brokers and investment managers.
All dividends received by an individual U.K. Holder from Scancell or from other sources will form part of that U.K. Holder’s total income for income tax purposes and will constitute the top slice of that income. A nil rate of income tax will apply to the first £500 of taxable dividend income received by the individual U.K. Holder in the tax year 2026/2027. Income within the nil rate band will be taken into account in determining whether income in excess of the £500 tax-free allowance falls within the basic rate, higher rate or additional rate tax bands. Dividend income in excess of the tax-free allowance will (subject to the availability of any income tax personal allowance) be taxed at 10.75% to the extent that the excess amount falls within the basic rate tax band, 35.75% to the extent that the excess amount falls within the higher rate tax band and 39.35% to the extent that the excess amount falls within the additional rate tax band.
Corporation Tax
A corporate holder of Scancell ADSs who is not resident for tax purposes in the United Kingdom should not be chargeable to U.K. corporation tax on dividends received from Scancell unless it carries on (whether solely or in partnership) a trade in the United Kingdom through a permanent establishment to which the Scancell ADSs are attributable.
Corporate U.K. Holders should not be subject to U.K. corporation tax on any dividend received from Scancell so long as the dividends qualify for exemption, which should be the case, although certain conditions must be met. If the conditions for the exemption are not satisfied, or such U.K. Holder elects for an otherwise exempt dividend to be taxable, U.K. corporation tax will be chargeable on the amount of any dividends (at the main rate of 25% for companies with profits in excess of £250,000, or the small profits rate of 19% for companies with profits of £50,000 or less, with marginal relief from the main rate available to companies with profits between £50,000 and £250,000 subject to meeting certain criteria).
Chargeable Gains
A disposal or deemed disposal of Scancell ADSs by a U.K. Holder may, depending on the U.K. Holder’s circumstances and subject to any available exemptions or reliefs (such as the annual exemption), give rise to a chargeable gain or an allowable loss for the purposes of U.K. capital gains tax and corporation tax on chargeable gains.
If an individual U.K. Holder who is subject to U.K. income tax at either the higher or the additional rate is liable to U.K. capital gains tax on the disposal of Scancell ADSs, the current applicable rate will be 24%. For an individual U.K. Holder who is subject to U.K. income tax at the basic rate and liable to U.K. capital gains tax on such disposal, the current applicable rate would be 18%, save to the extent that any capital gains when aggregated with the U.K. Holder’s other taxable income and gains in the relevant tax year exceed the unused basic rate tax band. In that case, the rate currently applicable to the excess would be 24%.
If a corporate U.K. Holder becomes liable to U.K. corporation tax on the disposal (or deemed disposal) of Scancell ADSs, U.K. corporation tax would apply (at the main rate of 25% for companies with profits in excess of £250,000, or the small profits rate of 19% for companies with profits of £50,000 or less, with marginal relief from the main rate available to companies with profits between £50,000 and £250,000 subject to meeting certain criteria).
A holder of Scancell ADSs which is not resident for tax purposes in the United Kingdom should not normally be liable to U.K. capital gains tax or corporation tax on chargeable gains on a disposal (or deemed disposal) of Scancell ADSs unless the person is carrying on (whether solely or in partnership) a trade, profession or vocation in the United Kingdom through a branch or agency (or, in the case of a corporate holder of Scancell ADSs, through a permanent establishment) to which the Scancell ADSs are attributable. However, an individual holder of Scancell ADSs who has ceased to be resident for tax purposes in the United Kingdom for a period of less than five years and who disposes of Scancell ADSs during that period may be liable on his or her return to the United Kingdom to U.K. tax on any capital gain realized (subject to any available exemption or relief).
Stamp Duty and Stamp Duty Reserve Tax
The discussion below relates to the holders of Scancell’s ordinary shares or Scancell ADSs wherever resident, however it should be noted that special rules may apply to certain persons such as market makers, brokers, dealers or intermediaries.
Issue of Shares
No U.K. stamp duty or stamp duty reserve tax, or SDRT, is payable on the issue of the underlying ordinary shares in Scancell.
Transfers of Shares
Neither U.K. stamp duty nor SDRT should arise on transfers of the underlying ordinary shares (including instruments transferring ordinary shares and agreements to transfer ordinary shares) on the basis that the ordinary shares are admitted to trading on AIM, provided the following requirements are (and continue to be) met:
•
the ordinary shares are admitted to trading on AIM, but are not listed on any recognized stock exchange (with the term “listed” being construed in accordance with section 99A of the Finance Act 1986), and this has been certified to Euroclear; and

•
AIM continues to be accepted as a “recognised growth market” (as construed in accordance with section 99A of the Finance Act 1986).

In the event that either of the above requirements is not met, stamp duty or SDRT will generally apply to transfers of, or agreements to transfer, ordinary shares. Where applicable, the purchaser normally pays the stamp duty or SDRT, other than where the transfer is to a clearance service or depositary receipt issuer (where in practice it will generally be paid by the transferors or participants).
Issue of Scancell ADSs
No U.K. stamp duty or SDRT is payable on the issue of Scancell ADSs.
Transfers of Scancell ADSs
No SDRT should be required to be paid on a paperless transfer of Scancell ADSs through the clearance service facilities of DTC, provided that no section 97A election has been made by DTC, and such Scancell ADSs are held through DTC at the time of any agreement for their transfer.
No U.K. stamp duty will in practice be payable on a written instrument transferring an American Depositary Share provided that the instrument of transfer is executed and remains at all times outside the United Kingdom. Where these conditions are not met, the transfer of, or agreement to transfer, an American Depositary Share could, depending on the circumstances, attract a charge to U.K. stamp duty at the rate of 0.5% of the amount or value of the consideration. If it is necessary to pay stamp duty, it may also be necessary to pay interest and penalties.

DESCRIPTION OF THE SCANCELL SHARES AND ARTICLES OF ASSOCIATION
Introduction
Set forth below is a summary of certain information concerning Scancell’s share capital as well as a description of certain provisions of Scancell’s articles of association and relevant provisions of the Companies Act. The summary below contains only material information concerning Scancell’s share capital and corporate status and does not purport to be complete and is qualified in its entirety by reference to Scancell’s articles of association to be in effect upon completion of the Merger and applicable English law. Further, please note that holders of Scancell ADSs upon completion of the Merger and the Financing will not be treated as one of Scancell’s shareholders and will not have any shareholder rights.
General
Scancell Holdings plc was incorporated as a public limited liability company under the laws of England and Wales on April 14, 2008, with company registration number 6564638. Scancell’s principal executive offices and registered address are located at Unit 202, Bellhouse Building, Sanders Road, Oxford Science Park, Oxford OX4 4GD, United Kingdom, and the telephone number of Scancell’s registered office is +44 (0) 1865 582 066.
Scancell’s website address is www.scancell.co.uk. The information contained on, or that can be accessed from, Scancell’s website does not form part of this proxy statement/prospectus. Scancell’s agent for service of process in the United States is Cogency Global Inc.
As of August 31, 2026, the issued and outstanding share capital of Scancell Holdings plc was 1,212,230,683 ordinary shares with a nominal value of £0.001 per share and each issued share is fully paid. Following completion of the AIM Reverse Split, every 10 ordinary shares then in issue will be consolidated into 1 ordinary share with a nominal value of £0.01 each.
Immediately prior to completion of the Merger, Scancell’s share capital will be reorganized such that it consists of ordinary shares and non-voting ordinary shares. See the section titled “Non-Voting Ordinary Shares” for more information.
Upon the closing of the Merger and the Financing, Scancell Holdings plc is expected to have          ordinary shares and          non-voting ordinary shares outstanding, including ordinary shares represented by ADSs.
Ordinary Shares
In accordance with Scancell’s articles of association to be in effect upon the completion of this offering, the following summarizes the rights of holders of Scancell’s ordinary shares:
•
each holder of Scancell’s ordinary shares is entitled to one vote per ordinary share on all matters to be voted on by shareholders generally;

•
the holders of the ordinary shares shall be entitled to receive notice of, attend, speak and vote at Scancell’s general meetings; and

•
holders of Scancell’s ordinary shares are entitled to receive such dividends as are recommended by Scancell’s directors and declared by Scancell’s shareholders.

See also “Articles of Association — Shares and Rights Attaching to Them” below.
Non-Voting Ordinary Shares
Scancell’s articles of association to be in effect upon the completion of the Merger and Financing will provide for any non-voting ordinary shares to have the same rights and restrictions as the ordinary shares and otherwise rank pari passu in all respects with the ordinary shares save as follows:
•
a holder of non-voting ordinary shares shall, in relation to the non-voting ordinary shares held by him or her, have no right to receive notice of, or to attend or vote at, any general meeting of shareholders save in relation to a variation of class rights of the non-voting ordinary shares; and

•
the non-voting ordinary shares shall be re-designated as ordinary shares by Scancell’s board of directors, or a duly authorized committee or representative thereof, upon receipt of a re-designation notice and otherwise subject to the terms and conditions set out therein. A holder of non-voting ordinary shares shall not be entitled to have any non-voting ordinary shares re-designated as ordinary shares where such re-designation would result in such holder thereof beneficially owning (for purposes of section 13(d) of the Exchange Act), when aggregated with “affiliates” and “group” members with whom such holder is required to aggregate beneficial ownership for purposes of section 13(d) of the Exchange Act, in excess of 9.99 per cent. of any class of securities of the Company registered under the Exchange Act (which percentage may be increased or decreased on a holder-by-holder basis subject to the provisions set out therein).

Options
As of August 31, 2026, there were options to purchase 97,978,751 Scancell Shares outstanding with a weighted average exercise price of 12.6 pence per ordinary share.
History of Share Capital
From May 1, 2024 through April 30, 2026, the following events have changed the number of issued and outstanding Scancell Shares:
	Number of Scancell Shares	Subscription price or weighted average exercise price, as applicable	Date
Ordinary Shares outstanding at April 30, 2023	818,903,461
Placing of Ordinary Shares	97,019,639	11 pence	December 5, 2023
Retail offer of ordinary shares	11,136,877	11 pence	December 20, 2023
Exercise of options	500,000	4.5 pence	September 25, 2023
Exercise of options	260,000	4.5 pence	October 9, 2023
Exercise of options	1,000,000	4.5 pence	March 7, 2024
Exercise of options	120,000	8.15 pence	April 4, 2024
Exercise of options	40,000	5.25 pence	April 4, 2024
Ordinary Shares outstanding at April 30, 2024	928,979,977
Placing of ordinary shares	97,657,617	10.5 pence	December 10, 2024
Retail offer of ordinary shares	9,523,809	10.5 pence	December 10, 2024
Exercise of share options	620,000	4.5 pence	June 27, 2024
Ordinary Shares outstanding at April 30, 2025	1,036,781,403
Exercise share options	1,000,000	8.15 pence	July 8, 2025
Ordinary Shares outstanding at April 30, 2026	1,037,781,403
Share Register
Scancell is required by the Companies Act to keep a register of its shareholders. Under the laws of England and Wales, the ordinary shares are deemed to be issued when the name of the shareholder is entered in Scancell’s share register. The share register therefore is prima facie evidence of the identity of Scancell’s shareholders, and the shares that they hold. The share register generally provides limited, or no, information regarding the ultimate beneficial owners of Scancell’s ordinary shares. Scancell’s share register is maintained by Scancell’s registrar, Equiniti Limited.
Holders of Scancell’s ADSs will not be treated as one of Scancell’s shareholders and their names will therefore not be entered in Scancell’s share register. The depositary, the custodian or their nominees, will be the holder of the shares underlying Scancell’s ADSs. Holders of Scancell’s ADSs have a right to receive the ordinary shares underlying their ADSs. For discussion on Scancell’s ADSs and ADS holder rights see “Description of the Scancell American Depositary Shares” in this prospectus.

Under the Companies Act, Scancell must enter an allotment of shares in its share register as soon as practicable and in any event within two months of the allotment. Scancell will perform all procedures necessary to update the share register to reflect the ordinary shares being issued and sold in connection with the Merger and the Financing, including updating the share register with the number of ordinary shares to be issued to the depositary upon the closing of the Merger and the Financing. Scancell is required by the Companies Act to register a transfer of shares (or give the transferee notice of and reasons for refusal) as soon as practicable and in any event within two months of receiving notice of the transfer.
Scancell, any of Scancell’s shareholders or any other affected person, may apply to the court for rectification of the share register if:
•
the name of any person, without sufficient cause, is wrongly entered in or omitted from Scancell’s register of members; or

•
there is a default or unnecessary delay in entering on the register the fact of any person having ceased to be a member or on which the company has a lien, provided that such refusal does not prevent dealings in the shares taking place on an open and proper basis.

Preemptive Rights
The laws of England and Wales generally provide shareholders with preemptive rights when new shares are issued for cash; however, it is possible for the articles of association, or shareholders at a general meeting, representing at least 75% of Scancell’s ordinary shares present (in person or by proxy) and voting at that general meeting to disapply these preemptive rights. Such a disapplication of preemptive rights may be for a maximum period of up to five years from the date of adoption of the articles of association, if the disapplication is contained in the articles of association, or from the date of the shareholder resolution, if the disapplication is by shareholder resolution. In either case, this disapplication would need to be renewed by Scancell’s shareholders upon its expiration (i.e., at least every five years) to be effective.
On October 30, 2025, at Scancell’s last annual general meeting of shareholders, Scancell’s shareholders approved the disapplication of preemptive rights until 30 January 2027 or, if earlier, the date of Scancell’s next annual general meeting of shareholders, in respect of the allotment of up to a maximum nominal value of £207,556.28 of ordinary shares of £0.001 each.
At Scancell EGM, Scancell’s Board will propose resolutions to disapply preemptive rights in respect of the allotment of ordinary shares and non-voting ordinary shares to be issued in connection with the Financing.
Articles of Association
Scancell’s articles of association (as described below and as proposed to be amended at the Scancell EGM) will be effective subject to and conditional upon completion of the Merger and listing of ADSs representing Scancell’s ordinary shares on the Nasdaq. A summary of the terms of the articles of association is set out below. The summary below is not a complete copy of the terms of the articles of association.
The articles of association contain, among other things, provisions to the following effect:
Shares and Rights Attaching to Them
Objects
The objects of the Company are unrestricted.
Share Rights
Subject to the Companies Act and any rights attaching to shares already in issue, Scancell’s shares may be issued with or have attached to them any rights and restrictions as the company may by ordinary resolution of the shareholders determine or, in the absence of any such determination, as Scancell’s board of directors may determine.

Voting Rights
Subject to any rights or restrictions attached to any shares from time to time, the general voting rights attaching to shares (other than the non-voting ordinary shares) are as follows:
•
any resolution put to the vote of a general meeting must be decided on a show of hands unless (before or on the declaration of the result of the show of hands or upon the withdrawal of any other demand for a poll) a poll is duly demanded; on a poll, every shareholder who is present in person or by proxy or corporate representative shall have one vote for each share of which they are the holder. A shareholder entitled to more than one vote need not, if they vote, use all their votes or cast all the votes in the same way; and

•
if two or more persons are joint holders of a share, then in voting on any question the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders. For this purpose, seniority shall be determined by the order in which the names of the holders stand in the share register.

Restrictions on Voting
No shareholder shall be entitled to vote at any general meeting or at any separate class meeting in respect of any share held by him unless all calls or other sums payable by him in respect of that share have been paid.
The board may from time to time make calls upon the shareholders in respect of any money unpaid on their shares and each shareholder shall (subject to at least 14 clear days’ notice specifying the time or times and place of payment) pay at the time or times so specified the amount called on their shares.
Dividends
Scancell may, subject to the provisions of the Companies Act and its articles of association, by ordinary resolution of shareholders declare dividends out of profits available for distribution in accordance with the respective rights of shareholders, but no such dividend shall exceed the amount recommended by the board of directors.
The board of directors may from time to time pay shareholders such interim dividends as appears to the board to be justified by the profits available for distribution (including any dividends at a fixed rate).
The board of directors may deduct from any dividend or other money payable to any person on or in respect of a share all such sums as may be due from such shareholder to the company on account of calls or otherwise in relation to the shares of the company. Sums so deducted can be used to pay amounts owing to the company in respect of the shares.
No dividend or other monies payable by Scancell on or in respect of any share shall bear interest against the company.
Any dividend unclaimed after a period of 12 years from the date such dividend became due for payment shall be forfeited and shall revert to the company.
The company, upon the recommendation of the board of directors, may by ordinary resolution of shareholders, direct or offer payment of a dividend or a series of dividends in respect of a specified period in whole or in part by the issue or distribution of specific assets (and in particular of paid-up shares or debentures of any other company) or in any one or more of such ways.
Change of Control
There is no specific provision in Scancell’s articles of association that would have the effect of delaying, deferring or preventing a change of control.
Distributions on Winding Up
On a winding up, the liquidator may, with the sanction of a special resolution of shareholders and any other sanction required by law, divide amongst the shareholders in specie the whole or any part of the assets of the company and may, for that purpose, value any assets and determine how the division shall be carried out as between the shareholders or different classes of shareholders. The liquidator may, with the like sanction, vest the whole or any part of the assets in trustees upon such trusts for the benefit of the shareholders as he may with the like sanction determine, but no contributory shall be compelled to accept any shares in respect of which there is liability. The liquidator may make any provision or arrangement sanctioned by the court.
Variation of Rights
All or any of the rights and restrictions attached to any class of shares issued may be varied or abrogated with the consent in writing of the holders of not less than three-fourths in nominal value of the issued shares of that class (excluding any shares held as treasury shares) or by special resolution passed at a separate general meeting of the holders of such shares, subject to the Companies Act and the terms of their issue. The Companies Act provides a right to object to the variation of the share capital by the shareholders who did not vote in favor of the variation. Should an aggregate of not less than 15% of the shareholders of the issued shares in question apply to the court to have the variation cancelled, the variation shall have no effect unless and until it is confirmed by the court.
Alteration to Share Capital
The company may, by ordinary resolution of shareholders, consolidate all or any of Scancell’s share capital into shares of larger amount than Scancell’s existing shares, or sub-divide Scancell’s shares or any of them into shares of a smaller amount. The company may, by special resolution of shareholders, confirmed by the court, reduce Scancell’s share capital or any capital redemption reserve or any share premium account in any manner authorized by the Companies Act. The company may redeem or purchase all or any of Scancell’s shares as described in “— Other English Law Considerations — Purchase of Own Shares.”
Scancell’s articles of association to be in effect upon completion of the Merger and the Financing will provide for non-voting ordinary shares to be re-designated as ordinary shares in certain circumstances as set out under “Non-Voting Ordinary Shares” above.
Allotment of Shares and Preemption Rights
Subject to the Companies Act and to any resolution passed by the company in general meeting, all unissued shares are at the disposal of Scancell’s board of directors and they may allot shares, grant warrants, options and other rights to subscribe for or convert into shares, to such persons, at such times and on such terms as they consider appropriate. No share may be issued at a discount except in accordance with the Companies Act, and no shares may be allotted unless paid up to at least one-quarter of their nominal value and the whole of any premium.
Without prejudice to any special rights previously conferred on existing shareholders, any share may be issued with such preferred, deferred or other special rights, or subject to such restrictions (whether as regards dividend, return of capital, voting or otherwise), as the company may by ordinary resolution determine or, in the absence of such determination, as Scancell’s board of directors may determine. Subject to the Companies Act and to any rights attached to existing shares, shares may also be issued on terms providing for their redemption, or making them liable to redemption at the option of Scancell or the holder, and Scancell’s board of directors may determine the terms, conditions and manner of any such redemption.
Any authority granted to the board of directors to allot shares must comply with the requirements of section 551 of the Companies Act, and any power granted to the board of directors to disapply statutory preemption rights must comply with sections 570 to 573 of the Companies Act. Such authorities and powers, whether as originally granted or as renewed from time to time, may be revoked or varied by Scancell in general meeting at any time.
The company intends to obtain authority from Scancell’s shareholders for Scancell’s board of directors to allot ordinary shares in connection with the Merger and the Financing at the Scancell EGM.
In certain circumstances, Scancell’s shareholders may have statutory preemptive rights under the Companies Act in respect of the allotment of new shares as described in “— Preemptive Rights” and “— Differences in Corporate Law — Preemptive Rights” in this proxy statement/prospectus.

Transfer of Shares
Any shareholder holding shares in certificated form may transfer all or any of their shares by an instrument of transfer in any usual or common form or in any other manner which is permitted by the Companies Act and approved by the board. Any written instrument of transfer shall be signed by or on behalf of the transferor and (in the case of a share which is not fully paid up) the transferee.
All transfers of uncertificated shares shall be made in accordance with and subject to the provisions of the Uncertificated Securities Regulations 2001 and the facilities and requirements of its relevant system. The Uncertificated Securities Regulations 2001 permit shares to be issued and held in uncertificated form and transferred by means of a computer-based system.
The board of directors may, in its absolute discretion, decline to register any transfer of any share in certificated form:
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which is not a fully paid share, provided that the board may not refuse to register any transfer or renunciation of partly paid shares which are listed or quoted on any “recognised investment exchange” within the meaning of section 285 of the Financial Services and Markets Act 2000 (“FSMA”) on the grounds that they are partly paid shares in circumstances where such refusal would prevent dealings in such shares from taking place on an open and proper basis;

•
where the company has a lien over such share;

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unless any written instrument of transfer, duly stamped or duly certificated or otherwise shown to the satisfaction of the board of directors to be exempt from stamp duty (if this is required), is lodged with the company at its registered office or such other place as the board may from time to time determine, accompanied by the certificate for the shares to which it relates;

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unless there is provided such evidence as the board may reasonably require to show the right of the transferor to make the transfer and if the instrument of transfer is executed by some other person on their behalf, the authority of that person to do so;

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where the transfer is in respect of more than one class of share; and

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in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred exceeds four.

The board of directors may decline to register a transfer of uncertificated shares in any circumstances that are allowed or required by the Uncertificated Securities Regulations 2001 and the requirements of its relevant system.
If the board of directors declines to register a transfer it shall, as soon as practicable and in any event within two months after the date on which the transfer is lodged, send to the transferee notice of the refusal, together with reasons for the refusal or, in the case of uncertified shares, notify such persons as may be required by the Uncertificated Securities Regulations 2001 and the requirements of the relevant system concerned.
CREST
To be traded on AIM, securities must be able to be transferred and settled through the CREST system. CREST is a computerized paperless share transfer and settlement system which allows securities to be transferred by electronic means, without the need for a written instrument of transfer. The articles of association are consistent with CREST membership and, amongst other things, allow for the holding, evidencing and transferring of shares through CREST in uncertificated form.
Annual General Meetings
In accordance with the Companies Act, Scancell is required in each year to hold an annual general meeting in addition to any other general meetings in that year and to specify the meeting as such in the notice convening it. The annual general meeting shall be convened whenever and wherever the board sees fit, subject to the requirements of the Companies Act, as described in “— Differences in Corporate Law — Annual General Meetings” and “— Differences in Corporate Law — Notice of General Meetings” in this proxy statement/prospectus.

Notice of General Meetings
The arrangements for the calling of general meetings are described in “— Differences in Corporate Law — Notice of General Meetings” in this proxy statement/prospectus.
Quorum of General Meetings
No business shall be transacted at any general meeting unless a quorum is present. At least two shareholders present in person or by proxy and entitled to vote shall be a quorum for all purposes.
Class Meetings
The provisions in Scancell’s articles of association relating to general meetings apply to every separate general meeting of the holders of a class of shares except that:
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the quorum for such class meeting shall be two holders in person or by proxy representing not less than one-third in nominal value of the issued shares of the class (excluding any shares held in treasury); and

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if at any adjourned meeting of such holders a quorum is not present at the meeting, one holder of shares of the class present in person or by proxy at an adjourned meeting constitutes a quorum.

Number of Directors
The company may not have less than two directors on the board of directors, but unless and until otherwise resolved by the company in general meeting there shall be no maximum number of directors. The company may, by ordinary resolution of the shareholders, from time to time increase or reduce the minimum number of directors or impose, increase or reduce any maximum number of directors.
Appointment of Directors, Classification and Reappointment of Directors
Subject to Scancell’s articles of association and the Companies Act, the company may by ordinary resolution appoint a person who is willing to act as a director and the board of directors shall have power at any time to appoint any person who is willing to act as a director, in both cases either to fill a vacancy or as an addition to the existing board of directors, provided the total number of directors shall not exceed any maximum number for the time being fixed by or in accordance with the articles of association.
Scancell’s articles of association provide that directors are subject to retirement by rotation. At each annual general meeting, every director who was elected or last re-elected at or before the annual general meeting held in the third calendar year before that meeting must retire from office. A retiring director is eligible for re-election at the meeting at which they retire, and their retirement does not take effect until the conclusion of the meeting unless a resolution is passed to appoint another person in their place or a resolution for their re-election is put to the meeting and lost (and accordingly a retiring director who is re-elected or deemed to have been re-elected will continue in office without a break). If the vacated office is not filled at the meeting, the retiring director is deemed to have been re-elected unless the meeting expressly resolves not to fill the vacancy or the director has given notice of their unwillingness to be re-elected, or the default is due to a procedural contravention.
Any director who has been appointed by the board of directors since the last annual general meeting, must retire from office at the subsequent annual general meeting, and may offer themselves for reappointment by the shareholders by ordinary resolution.
Directors’ Interests
The directors may authorize, to the fullest extent permitted by law, any matter or situation proposed to them which would otherwise result in a director infringing their duty to avoid a situation in which he has, or can have, a direct or indirect interest that conflicts, or possibly may conflict, with Scancell’s interests. A director shall not, save as otherwise agreed by him, be accountable to the company for any compensation, profit or other benefit which he derives from any matter authorized by the directors and any contract, transaction or arrangement relating thereto shall not be liable to be avoided on the grounds of any such benefit.

Subject to the requirements under sections 175, 177 and 182 of the Companies Act, a director who is any way, whether directly or indirectly, interested in a proposed or existing transaction or arrangement with the company shall declare the nature of their interest at a meeting of the directors.
A director shall not vote in respect of any transactions or, arrangement with the Company in which he has an interest and which may reasonably be regarded as likely to give rise to a conflict of interest. A director shall not be counted in the quorum at a meeting in relation to any resolution on which he is debarred from voting.
A director shall be entitled to vote (and be counted in the quorum) in respect of any resolution concerning any of the following matters:
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any arrangement for giving to a director any security or indemnity in respect of money lent by such director or obligations undertaken by such director for the benefit of Scancell or any of its subsidiary undertakings;

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any arrangement for the giving by Scancell or any of its subsidiaries of any security or indemnity to a third party in respect of a debt or obligation of Scancell or any of its subsidiaries for which the director has assumed responsibility in whole or in part under a guarantee or indemnity or by the giving of security;

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any proposal concerning an offer of shares or debentures or other securities of or by Scancell or any of its subsidiaries for subscription or purchase by shareholders or any holders of securities of Scancell or by the public or any section of the public in which offer the director is or is to be interested as a subscriber or as a participant in the underwriting or sub-underwriting thereof;

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any proposal concerning any other company in which the director is interested directly or indirectly and whether as an officer or shareholder or otherwise, provided that the director is not interested in one per cent. or more of the equity share capital of such company (as determined in accordance with the articles of association);

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any pension, retirement, superannuation, death or disability benefit scheme or fund which relates both to directors and to employees or a class of employees and does not accord to any director as such any privilege or advantage not generally accorded to the employees to whom such scheme or fund relates;

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any contract, arrangement, transaction or proposal concerning the adoption, modification or operation of any employee share scheme which provides for persons employed by Scancell and its subsidiary undertakings (including directors holding executive positions) to acquire shares in Scancell and does not accord to any director as such any privilege or advantage not generally accorded to other participating employees;

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any proposal concerning any insurance in respect of or for the benefit of any person or persons who is or are or include directors of Scancell; and

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any other proposal for the benefit of employees of Scancell or any subsidiary of Scancell under which a director benefits in a similar manner as the employees and which does not accord to any director as such any privilege or advantage not generally accorded to the employees to whom such proposal relates.

If a question arises at a meeting of the board or of a committee of the board as to the right of a director to vote or be counted in the quorum, and such question is not resolved by their voluntarily agreeing to abstain from voting or not to be counted in the quorum, the question shall be determined by the chair and their ruling in relation to any director other than himself shall be final and conclusive except in a case where the nature or extent of the interest of the director concerned has not been fairly disclosed.
Directors’ Fees and Compensation
Each of the directors shall be paid a fee at such rate as may from time to time be determined by the board (or for the avoidance of doubt any duly authorized committee of the board) provided that the aggregate of all such fees so paid to directors shall not exceed £250,000 per annum, or such higher amount as may from time to time be determined by ordinary resolution of shareholders.

Each director may be paid their reasonable expenses of attending and returning from meetings of the board or committees of the board or general meetings or otherwise in the business of the company and in the performance of duties as a director.
Any director who is appointed to any executive office (including the office of chair or deputy chair, whether or not such office is held in an executive capacity) or who serves on any committee or who otherwise performs services which in the opinion of the directors are outside the scope of the ordinary duties of a director, may be paid such extra compensation by way of salary, percentage of profits or otherwise as the directors may determine.
Borrowing Powers
Scancell’s board of directors may exercise all of the powers of Scancell to borrow money and to mortgage or charge all or any part of its undertaking, property and assets (present and future) and uncalled capital, and to issue debentures and other securities, whether outright or as collateral security for any debt, liability or obligation of Scancell or of any third party. However, the board of directors must restrict the borrowings of Scancell and its subsidiaries so that the aggregate amount of all borrowings outstanding and owed to persons outside the group (less cash deposits of the group) does not, without the prior sanction of an ordinary resolution of shareholders at a general meeting, exceed £1,000,000.
Indemnity and D&O Insurance
Subject to the provisions of the Companies Act, Scancell’s articles of association provide that every director, alternate director, secretary or other officer of Scancell is entitled to be indemnified by Scancell against all costs, charges, losses, expenses and liabilities incurred in the actual or purported execution or discharge of their duties or powers or otherwise in relation to their office or employment. This indemnity extends to any liability incurred in defending any civil or criminal proceedings in which judgment is given in their favour or they are acquitted, or which are otherwise disposed of without any finding or admission of any material breach of duty, as well as any application for statutory relief from liability in which relief is granted by the court.
Scancell’s board of directors also has the power to purchase and maintain insurance for the benefit of any person who holds or has held office as a director, secretary or auditor of, or who is or was employed by, Scancell or any associated company, or who is or was a trustee of any pension fund in which employees of Scancell or any such company are interested, including insurance against any liability incurred by reason of holding any such office, employment or position. See also “Indemnification of directors and officers” in Part II below.
Exclusive jurisdiction
The articles of association will provide that, unless Scancell consents in writing to the selection of an alternative forum in the United States of America, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Save in respect of any cause of action arising under the Securities Act, by subscribing for or acquiring shares, a shareholder submits all disputes between him or herself and the company or its directors to the exclusive jurisdiction of the English courts.
Other English Law Considerations
Notification of Voting Rights
A shareholder in a public company incorporated in the United Kingdom whose shares are admitted to trading on AIM is required pursuant to Rule 5 of the Disclosure Guidance and Transparency Rules of the U.K. Financial Conduct Authority to notify the company of the percentage of his, her or its voting rights if the percentage of voting rights which he, she or it holds as a shareholder or through his, her or its direct or indirect holding of financial instruments (or a combination of such holdings) reaches, exceeds or falls below 3%, 4%, 5%, and each 1% threshold thereafter up to 100% as a result of an acquisition or disposal of shares or financial instruments.

Mandatory Purchases and Acquisitions
Pursuant to Sections 979 to 991 of the Companies Act, where a takeover offer has been made for the company and the offeror has acquired or unconditionally contracted to acquire not less than 90% in value of the shares to which the offer relates and not less than 90% of the voting rights carried by those shares, the offeror may give notice to the holder of any shares to which the offer relates which the offeror has not acquired or unconditionally contracted to acquire that he wishes to acquire, and is entitled to so acquire, those shares on the same terms as the general offer. The offeror would do so by sending a notice to the outstanding minority shareholders telling them that it will compulsorily acquire their shares.
Such notice must be sent within three months of the last day on which the offer can be accepted in the prescribed manner. The squeeze-out of the minority shareholders can be completed at the end of six weeks from the date the notice has been given, subject to the minority shareholders failing to successfully lodge an application to the court to prevent such squeeze-out any time prior to the end of those six weeks following which the offeror can execute a transfer of the outstanding shares in its favor and pay the consideration to the company, which would hold the consideration on trust for the outstanding minority shareholders. The consideration offered to the outstanding minority shareholders whose shares are compulsorily acquired under the Companies Act must, in general, be the same as the consideration that was available under the takeover offer.
Sell Out
The Companies Act also gives Scancell’s minority shareholders a right to be bought out in certain circumstances by an offeror who has made a takeover offer for all of Scancell’s shares. The holder of shares to which the offer relates, and who has not otherwise accepted the offer, may require the offeror to acquire their shares if, prior to the expiry of the acceptance period for such offer, (1) the offeror has acquired or unconditionally agreed to acquire not less than 90% in value of the voting shares, and (2) not less than 90% of the voting rights carried by those shares. The offeror may impose a time limit on the rights of minority shareholders to be bought out that is not less than three months after the end of the acceptance period. If a shareholder exercises their rights to be bought out, the offeror is required to acquire those shares on the terms of this offer or on such other terms as may be agreed.
Disclosure of Interest in Shares
Pursuant to Part 22 of the Companies Act and Scancell’s articles of association, the company is empowered by notice in writing to any person whom Scancell knows or has reasonable cause to believe to be interested in Scancell’s shares, or at any time during the three years immediately preceding the date on which the notice is issued has been so interested, within a reasonable time to disclose to the company particulars of that person’s interest and (so far as is within their knowledge) particulars of any other interest that subsists or subsisted in those shares.
Under Scancell’s articles of association, if a person defaults in supplying the company with the required particulars in relation to the shares in question, or default shares, within the prescribed period, the directors may by notice direct that:
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in respect of the default shares, the relevant shareholder shall not be entitled to vote (either in person or by representative or proxy) at any general meeting or to exercise any other right conferred by a shareholding in relation to general meetings; and

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where the default shares represent at least 0.25% in nominal value of the issued shares of their class, (a) any dividend or other money payable in respect of the default shares shall be retained by Scancell without liability to pay interest and/or (b) no transfers by the relevant shareholder of any default shares may be registered (unless the shareholder himself is not in default and the shareholder provides a certificate, in a form satisfactory to the directors, to the effect that after due and careful enquiry the shareholder is satisfied that none of the shares to be transferred are default shares).

Purchase of Own Shares
Under the laws of England and Wales, a public limited company may only purchase its own shares out of the distributable profits of the Company or the proceeds of a fresh issue of shares made for the purpose of financing the purchase, subject to complying with procedural requirements under the Companies Act and provided that they are not restricted from doing so by their articles of association. A public limited company may not purchase its own shares if, as a result of the purchase, there would no longer be any issued shares of the Company other than redeemable shares or shares held as treasury shares. Shares must be fully paid in order to be repurchased.
Any such purchase will be either a “market purchase” or “off market purchase,” each as defined in the Companies Act. A “market purchase” is a purchase made on a “recognized investment exchange” (other than an overseas exchange) as defined in the FSMA. An “off market purchase” is a purchase that is not made on a “recognized investment exchange.” Both “market purchases” and “off market purchases” require prior shareholder approval by way of an ordinary resolution. In the case of an “off market purchase,” a company’s shareholders, other than the shareholders from whom the company is purchasing shares, must approve the terms of the contract to purchase shares and in the case of a “market purchase,” the shareholders must approve the maximum number of shares that can be purchased and the maximum and minimum prices to be paid by the company. Both resolutions authorizing “market purchases” and “off-market purchases” must specify a date, not later than five years after the passing of the resolution, on which the authority to purchase is to expire.
A share buy-back by a company of its shares will give rise to U.K. stamp duty reserve tax and stamp duty at the rate of 0.5% of the amount or value of the consideration payable by the company (rounded up to the next £5.00), and such stamp duty reserve tax or stamp duty will be paid by the company. The charge to U.K. stamp duty reserve tax will be cancelled or, if already paid, repaid (generally with interest), where a transfer instrument for U.K. stamp duty purposes has been duly stamped within six years of the charge arising (either by paying the stamp duty or by claiming an appropriate relief) or if the instrument is otherwise exempt from U.K. stamp duty.
For these purposes, market purchases can only be made on AIM. Nasdaq is an “overseas exchange” for the purposes of the Companies Act and does not fall within the definition of a “recognised investment exchange” for the purposes of FSMA. Any purchase of Scancell’s ADSs made by Scancell through Nasdaq would be an “off market purchase” and would need to comply with the relevant procedural requirements under the Companies Act.
On October 30, 2025, at Scancell’s last annual general meeting of shareholders, Scancell’s shareholders authorized Scancell to purchase, by “market purchase,” up to 103,778,140 ordinary shares, being up to 10% of Scancell’s then issued share capital. This authority will lapse at the end of Scancell’s next annual general meeting, or if earlier, on January 30, 2027.
Distributions and Dividends
Under the Companies Act, before a company can lawfully make a distribution or dividend, it must ensure that it has sufficient distributable reserves (on a non-consolidated basis). The basic rule is that a company’s profits available for the purpose of making a distribution are its accumulated, realized profits, so far as not previously utilized by distribution or capitalization, less its accumulated, realized losses, so far as not previously written off in a reduction or reorganization of capital duly made. The requirement to have sufficient distributable reserves before a distribution or dividend can be paid applies to the company and to each of Scancell’s subsidiaries that has been incorporated under the laws of England and Wales.
It is not sufficient that Scancell, as a public limited company, has made a distributable profit for the purpose of making a distribution. An additional capital maintenance requirement is imposed on the company to ensure that the net worth of the Company is at least equal to the amount of its capital. A public limited company can only make a distribution:
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if, at the time that the distribution is made, the amount of its net assets (that is, the total excess of assets over liabilities) is not less than the total of its called up share capital and undistributable reserves; and

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if, and to the extent that, the distribution itself, at the time that it is made, does not reduce the amount of the net assets to less than that total.

City Code on Takeovers and Mergers
As a public company incorporated in England and Wales with its registered office in England and Wales which has shares admitted to AIM, Scancell is subject to the U.K. City Code on Takeovers and Mergers (the “Takeover Code”), which is issued and administered by the U.K. Panel on Takeovers and Mergers (the “Panel”). The Takeover Code provides a framework within which takeovers of companies subject to it are conducted. In particular, the Takeover Code contains certain rules in respect of mandatory offers. Under Rule 9 of the City Code, if a person:
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acquires an interest in Scancell shares which, when taken together with shares in which he or she or persons acting in concert with him or her are interested, carries 30% or more of the voting rights of Scancell’s shares; or

•
who, together with persons acting in concert with him or her, is interested in shares that in the aggregate carry not less than 30% and not more than 50% of the voting rights of Scancell shares, and such persons, or any person acting in concert with him or her, acquires additional interests in shares that increase the percentage of shares carrying voting rights in which that person is interested, the acquirer and, depending on the circumstances, its concert parties, would be required (except with the consent of the Panel) to make a cash offer for Scancell’s outstanding shares at a price not less than the highest price paid for any interests in the shares by the acquirer or its concert parties during the previous twelve months.
Shareholder Rights
Certain rights granted under the Companies Act, including the right to requisition a general meeting or require a resolution to be put to shareholders at the annual general meeting, are only available to Scancell’s shareholders. For English law purposes, Scancell’s shareholders are the persons who are registered as the owners of the legal title to the shares and whose names are recorded in Scancell’s share register. If a person who holds their ADSs in The Depository Trust Company, or DTC, wishes to exercise certain of the rights granted under the Companies Act, they may be required to first take steps to withdraw their ADSs from the settlement system operated by DTC and become the registered holder of the shares in Scancell’s share register. A withdrawal of shares from DTC may have tax implications.

DESCRIPTION OF THE SCANCELL AMERICAN DEPOSITARY SHARES
Citibank, N.A. has agreed to act as the depositary for the Scancell ADSs. Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York 10013. Scancell ADSs are frequently referred to as “ADSs” and represent ownership interests in securities that are on deposit with the depositary. ADSs may be represented by certificates that are commonly known as “American Depositary Receipts” or “ADRs.” The depositary typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank, N.A. (London), located at 25 Canada Square, Canary Wharf, London E14 5LB, United Kingdom.
We will appoint Citibank as depositary pursuant to a deposit agreement. A copy of the deposit agreement will be on file with the SEC under cover of a registration statement on Form F-6. You may obtain a copy of the deposit agreement from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and from the SEC’s website (www.sec.gov). Please refer to Registration Number 333-          when retrieving such copy.
We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. Scancell urges you to review the deposit agreement in its entirety. The portions of this summary description that are italicized describe matters that may be relevant to the ownership of ADSs but that may not be contained in the deposit agreement.
Each ADS represents the right to receive, and to exercise the beneficial ownership interests in, 10 ordinary shares that is on deposit with the depositary and/or custodian. An ADS also represents the right to receive, and to exercise the beneficial interests in, any other property received by the depositary or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations. Scancell and the depositary may agree to change the ADS-to-ordinary share ratio by amending the deposit agreement. This amendment may give rise to, or change, the depositary fees payable by ADS owners. The custodian, the depositary and their respective nominees will hold all deposited property for the benefit of the holders and beneficial owners of ADSs. The deposited property does not constitute the proprietary assets of the depositary, the custodian or their nominees. Beneficial ownership in the deposited property will under the terms of the deposit agreement be vested in the beneficial owners of the ADSs. The depositary, the custodian and their respective nominees will be the record holders of the deposited property represented by the ADSs for the benefit of the holders and beneficial owners of the corresponding ADSs. A beneficial owner of ADSs may or may not be the holder of ADSs. Beneficial owners of ADSs will be able to receive, and to exercise beneficial ownership interests in, the deposited property only through the registered holders of the ADSs, the registered holders of the ADSs (on behalf of the applicable ADS owners) only through the depositary, and the depositary (on behalf of the owners of the corresponding ADSs) directly, or indirectly, through the custodian or their respective nominees, in each case upon the terms of the deposit agreement.
If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of any ADR that represents your ADSs. The deposit agreement and the ADR specify Scancell’s rights and obligations as well as your rights and obligations as an owner of ADSs and those of the depositary. As an ADS holder you appoint the depositary to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, Scancell’s obligations to the holders of ordinary shares will continue to be governed by the laws of England and Wales, which may be different from the laws in the United States.
In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. Neither the depositary, the custodian, Scancell nor any of their or Scancell’s respective agents or affiliates shall be required to take any actions whatsoever on your behalf to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.
As an owner of ADSs, Scancell will not treat you as one of Scancell’s shareholders and you will not have direct shareholder rights. The depositary will hold on your behalf the shareholder rights attached to the ordinary shares underlying your ADSs. As an owner of ADSs you will be able to exercise the shareholder rights for the ordinary shares represented by your ADSs through the depositary only to the extent contemplated in the deposit agreement. To exercise any shareholder rights not contemplated in the deposit agreement you will, as an ADS owner, need to arrange for the cancellation of your ADSs and become a direct shareholder.
The manner in which you own the ADSs (e.g., in a brokerage account vs. as registered holder, or as holder of certificated vs. uncertificated ADSs) may affect your rights and obligations, and the manner in which, and extent to which, the depositary’s services are made available to you. As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary (commonly referred to as the “direct registration system” or “DRS”). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary to the holders of the ADSs. The direct registration system includes automated transfers between the depositary and The Depository Trust Company (“DTC”), the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, Scancell will refer to you as the “holder.” When Scancell refers to “you,” Scancell assumes the reader owns ADSs and will own ADSs at the relevant time.
The registration of the ordinary shares in the name of the depositary or the custodian shall, to the maximum extent permitted by applicable law, vest in the depositary or the custodian the record ownership in the applicable ordinary shares with the beneficial ownership rights and interests in such ordinary shares being at all times vested with the beneficial owners of the ADSs representing the ordinary shares. The depositary or the custodian shall at all times be entitled to exercise the beneficial ownership rights in all deposited property, in each case only on behalf of the holders and beneficial owners of the ADSs representing the deposited property.
Dividends and Distributions
As a holder of ADSs, you generally have the right to receive the distributions Scancell makes on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders of ADSs will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of the specified record date, after deduction of the applicable fees, taxes and expenses.
Distributions of Cash
Whenever Scancell makes a cash distribution for the securities on deposit with the custodian, Scancell will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary will arrange for the funds received in a currency other than U.S. dollars to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to the laws and regulations of England and Wales.
The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.
The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary will hold any cash amounts it is unable to distribute in a non-interest bearing account for the benefit of the applicable holders and beneficial owners of ADSs until the distribution can be effected or the funds that the depositary holds must be escheated as unclaimed property in accordance with the laws of the relevant states of the United States.

Distributions of Ordinary Shares
Whenever Scancell makes a free distribution of ordinary shares for the securities on deposit with the custodian, Scancell will deposit the applicable number of ordinary shares with the custodian. Upon receipt of confirmation of such deposit, the depositary will either distribute to holders new ADSs representing the ordinary shares deposited or modify the ADS-to-ordinary share ratio, in which case each ADS you hold will represent rights and interests in the additional ordinary shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.
The distribution of new ADSs or the modification of the ADS-to-ordinary share ratio upon a distribution of ordinary shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary may sell all or a portion of the new ordinary shares so distributed.
No such distribution of new ADSs will be made if it would violate a law (e.g., the U.S. securities laws) or if it is not operationally practicable. If the depositary does not distribute new ADSs as described above, it may sell the ordinary shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.
Distributions of Rights
Whenever Scancell intends to distribute rights to subscribe for additional ordinary shares, Scancell will give prior notice to the depositary and Scancell will assist the depositary in determining whether it is lawful and reasonably practicable to distribute rights to subscribe for additional ADSs to holders.
The depositary will establish procedures to distribute rights to subscribe for additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if Scancell provides all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to subscribe for new ordinary shares other than in the form of ADSs.
The depositary will not distribute the rights to you if:
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We do not timely request that the rights be distributed to you or Scancell request that the rights not be distributed to you; or

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We fail to deliver satisfactory documents to the depositary; or

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It is not reasonably practicable to distribute the rights.

The depositary will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary is unable to sell the rights, it will allow the rights to lapse.
Elective Distributions
Whenever Scancell intends to distribute a dividend payable at the election of shareholders either in cash or in additional ordinary shares, Scancell will give prior notice thereof to the depositary and will indicate whether Scancell wishes the elective distribution to be made available to you. In such case, Scancell will assist the depositary in determining whether such distribution is lawful and reasonably practicable.
The depositary will make the election available to you only if it is reasonably practicable and if Scancell has provided all of the documentation contemplated in the deposit agreement. In such case, the depositary will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.
If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in England and Wales would receive upon failing to make an election, as more fully described in the deposit agreement.

Other Distributions
Whenever Scancell intends to distribute property other than cash, ordinary shares or rights to subscribe for additional ordinary shares, Scancell will notify the depositary in advance and will indicate whether Scancell wishes such distribution to be made to you. If so, Scancell will assist the depositary in determining whether such distribution to holders is lawful and reasonably practicable.
If it is reasonably practicable to distribute such property to you and if Scancell provides to the depositary all of the documentation contemplated in the deposit agreement, the depositary will distribute the property to the holders in a manner it deems practicable.
The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary may sell all or a portion of the property received.
The depositary will not distribute the property to you and will sell the property if:
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We do not request that the property be distributed to you or if Scancell requests that the property not be distributed to you; or

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We do not deliver satisfactory documents to the depositary; or

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The depositary determines that all or a portion of the distribution to you is not reasonably practicable.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.
Redemption
Whenever Scancell decides to redeem any of the securities on deposit with the custodian, Scancell will notify the depositary in advance. If it is practicable and if Scancell provides all of the documentation contemplated in the deposit agreement, the depositary will provide notice of the redemption to the holders.
The custodian will be instructed to surrender the ordinary shares being redeemed against payment of the applicable redemption price. The depositary will convert into U.S. dollars upon the terms of the deposit agreement the redemption funds received in a currency other than U.S. dollars and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary may determine.
Changes Affecting Ordinary Shares
The ordinary shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, split-up, cancellation, consolidation or any other reclassification of such ordinary shares or a recapitalization, reorganization, merger, consolidation or sale of assets of Scancell.
If any such change were to occur, your ADSs would, to the extent permitted by law and the deposit agreement, represent the right to receive the property received or exchanged in respect of the ordinary shares held on deposit. The depositary may in such circumstances deliver new ADSs to you, amend the deposit agreement, the ADRs and the applicable Registration Statement(s) on Form F-6, call for the exchange of your existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the ordinary shares. If the depositary may not lawfully distribute such property to you, the depositary may sell such property and distribute the net proceeds to you as in the case of a cash distribution.
Issuance of ADSs Upon Deposit of Ordinary Shares
Upon effectiveness of this registration statement, the ordinary shares will be deposited by certain shareholders with the custodian. Upon receipt of confirmation of such deposit, the depositary will issue ADSs to the applicable shareholders.
After the effectiveness of this registration statement, the depositary may create ADSs on your behalf if you or your broker deposit ordinary shares with the custodian. The depositary will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the ordinary shares to the custodian. Your ability to deposit ordinary shares and receive ADSs may be limited by U.S. and England and Wales legal considerations applicable at the time of deposit.
The depositary shall instruct the custodian not to, and the depositary and the custodian shall not knowingly, accept for deposit a number of ordinary shares which upon application of the ADS-to-ordinary share ratio would give rise to fractional ADSs.
The issuance of ADSs may be delayed until the depositary or the custodian receives confirmation that all required approvals have been given and that the ordinary shares have been duly transferred to the custodian. The depositary will only issue ADSs in whole numbers.
When you make a deposit of ordinary shares, you will be responsible for transferring good and valid title to the depositary. As such, you will be deemed to represent and warrant that:
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The ordinary shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained.

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All preemptive (and similar) rights, if any, with respect to such ordinary shares have been validly waived or exercised.

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You are duly authorized to deposit the ordinary shares.

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The ordinary shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the deposit agreement).

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The ordinary shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties are incorrect in any way, Scancell and the depositary may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.
Transfer, Combination and Split Up of ADRs
As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary and also must:
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ensure that the surrendered ADR is properly endorsed or otherwise in proper form for transfer;

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provide such proof of identity and genuineness of signatures as the depositary deems appropriate;

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provide any transfer stamps required by the State of New York or the United States; and

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pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.

To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.
Withdrawal of Ordinary Shares Upon Cancellation of ADSs
As a holder, you will be entitled to present your ADSs to the depositary for cancellation and then receive the corresponding number of underlying ordinary shares at the custodian’s offices. Your ability to withdraw the ordinary shares held in respect of the ADSs may be limited by U.S. and England and Wales legal considerations applicable at the time of withdrawal. In order to withdraw the ordinary shares represented by your ADSs, you will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the ordinary shares. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.
If you hold ADSs registered in your name, the depositary may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary may deem appropriate before it will cancel your ADSs. The withdrawal of the ordinary shares represented by your ADSs may be delayed until the depositary receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary will only accept ADSs for cancellation that represent a whole number of securities on deposit.
You will have the right to withdraw the securities represented by your ADSs at any time except for:
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Temporary delays that may arise because (i) the transfer books for the ordinary shares or ADSs are closed, or (ii) ordinary shares are immobilized on account of a shareholders’ meeting or a payment of dividends.

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Obligations to pay fees, taxes and similar charges.

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Restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.
The depositary will not accept for surrender ADSs representing less than one (1) ordinary share. In the case of delivery for cancellation to the depositary of ADSs representing a number other than a whole number of ordinary shares, the depositary shall cause ownership of the appropriate whole number of ordinary shares to be delivered to, for, or at the instruction of the person surrendering the ADSs in accordance with the terms of the deposit agreement, and will, at its discretion, either (i) return to the person surrendering such ADSs the number of ADSs representing any remaining fractional ordinary shares, or (ii) sell or cause to be sold the fractional ordinary shares represented by the ADSs so surrendered and remit the proceeds of such sale (net of (a) applicable fees and charges of, and expenses incurred by, the depositary and (b) taxes deducted or withheld) to the person surrendering the ADSs.
Voting Rights
As a holder, you generally have the right under the deposit agreement to instruct the depositary to exercise the voting rights for the ordinary shares represented by your ADSs. The voting rights of holders of ordinary shares are described in “Description of the Scancell Shares and Articles of Association.”
At Scancell’s request, the depositary will distribute to you any notice of shareholders’ meeting received from Scancell together with information explaining how to instruct the depositary to exercise the voting rights of the securities represented by ADSs. In lieu of distributing such materials, the depositary may distribute to holders of ADSs instructions on how to retrieve such materials upon request.
If the depositary timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities (virtually or by proxy) represented by the holder’s ADSs in accordance with such voting instructions and in accordance to the laws of England and Wales.
Securities for which no voting instructions have been received will not be voted (except as otherwise contemplated in the deposit agreement). Please note that the ability of the depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. Scancell cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary in a timely manner.

Fees and Charges
As an ADS holder, you will be required to pay the following fees (some of which may be cumulative) under the terms of the deposit agreement:
Service	Fees
Issuance of ADSs (e.g., an issuance of ADS upon a deposit of ordinary shares, upon a change in the ADS(s)-to-ordinary share ratio, ADS conversions, or for any other reason, excluding ADS issuances as a result of distributions of ordinary shares)
Up to U.S. ¢ per ADS issued
Cancellation of ADSs (e.g., a cancellation of ADSs for delivery of deposited property, upon a change in the ADS(s)-to-ordinary share ratio, ADS conversions, upon termination of the deposit agreement, or for any other reason)
Up to U.S. ¢ per ADS cancelled
Distribution of cash dividends or other cash distributions (e.g., upon a sale of rights and other entitlements)	Up to U.S. ¢ per ADS held
Distribution of ADSs pursuant to (i) stock dividends or other free stock distributions, or (ii) exercise of rights to purchase additional ADSs	Up to U.S. ¢ per ADS held
Distribution of financial instruments, including, without limitation, securities other than ADSs or rights to purchase additional ADSs (e.g., upon a spin-off and contingent value rights)	Up to U.S. ¢ per ADS held
ADS Services	Up to U.S. ¢ per ADS held on the applicable record date(s) established by the depositary
Registration of ADS transfers (e.g., upon a registration of the transfer of registered ownership of ADSs, upon a transfer of ADSs into DTC and vice versa, or for any other reason)	Up to U.S. ¢ per ADS (or fraction thereof) transferred
Conversion of ADSs of one series for ADSs of another series (e.g., upon conversion of Partial Entitlement ADSs for Full Entitlement ADSs, or upon conversion of Restricted ADSs (each as defined in the deposit agreement) into freely transferable ADSs, and vice versa or conversion of ADSs for unsponsored ADSs (e.g., upon termination of the deposit agreement)).
Up to U.S. ¢ per ADS (or fraction thereof) converted
As an ADS holder you will also be responsible to pay certain charges (some of which may be cumulative) such as:
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taxes (including applicable interest and penalties) and other governmental charges;

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the registration fees as may from time to time be in effect for the registration of ordinary shares on the share register and applicable to transfers of ordinary shares to or from the name of the custodian, the depositary or any nominees upon the making of deposits and withdrawals, respectively;

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certain SWIFT, cable, telex and facsimile transmission and delivery expenses;

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the fees, expenses, spreads, taxes and other charges of the depositary and/or service providers (which may be a division, branch or affiliate of the depositary) in the conversion of foreign currency;

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the reasonable and customary out-of-pocket expenses incurred by the depositary in connection with compliance with exchange control regulations and other regulatory requirements applicable to the ordinary shares, ADSs and ADRs;

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the fees, charges, costs and expenses incurred by the depositary, the custodian, or any nominee in connection with the ADR program; and

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the amounts payable to the depositary by any party to the deposit agreement pursuant to any ancillary agreement to the deposit agreement in respect of the ADR program, the ADSs, and the ADRs.

ADS fees and charges for (i) the issuance of ADSs, and (ii) the cancellation of ADSs are charged to the person for whom the ADSs are issued (in the case of ADS issuances) and to the person for whom ADSs are cancelled (in the case of ADS cancellations). In the case of ADSs issued by the depositary into DTC, the ADS issuance and cancellation fees and charges may be deducted from distributions made through DTC, and may be charged to the DTC participant(s) receiving the ADSs being issued or the DTC participant(s) holding the ADSs being cancelled, as the case may be, on behalf of the beneficial owner(s) and will be charged by the DTC participant(s) to the account of the applicable beneficial owner(s) in accordance with the procedures and practices of the DTC participants as in effect at the time. ADS fees and charges in respect of distributions and the ADS service fee are charged to the holders as of the applicable ADS record date. In the case of distributions of cash, the amount of the applicable ADS fees and charges is deducted from the funds being distributed. In the case of (i) distributions other than cash and (ii) the ADS service fee, holders as of the ADS record date will be invoiced for the amount of the ADS fees and charges and such ADS fees and charges may be deducted from distributions made to holders of ADSs. For ADSs held through DTC, the ADS fees and charges for distributions other than cash and the ADS service fee may be deducted from distributions made through DTC, and may be charged to the DTC participants in accordance with the procedures and practices prescribed by DTC and the DTC participants in turn charge the amount of such ADS fees and charges to the beneficial owners for whom they hold ADSs. In the case of (i) registration of ADS transfers, the ADS transfer fee will be payable by the ADS holder whose ADSs are being transferred or by the person to whom the ADSs are transferred, and (ii) conversion of ADSs of one series for ADSs of another series (which may entail the cancellation, issuance and transfer of ADSs and the conversion of ADSs from one series to another series), the applicable ADS issuance, cancellation, transfer and conversion fees will be payable by the Holder whose ADSs are converted or by the person to whom the converted ADSs are delivered.
In the event of refusal to pay the depositary fees, the depositary may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder. Certain depositary fees and charges (such as the ADS services fee) may become payable shortly after the effectiveness of this registration statement. Note that the fees and charges you may be required to pay may vary over time and may be changed by Scancell and by the depositary. You will receive prior notice of such changes. The depositary may reimburse Scancell for certain expenses incurred by Scancell in respect of the ADR program, by making available a portion of the ADS fees charged in respect of the ADR program or otherwise, upon such terms and conditions as Scancell and the depositary agree from time to time.
Amendments and Termination
We may agree with the depositary to modify the deposit agreement at any time without your consent. Scancell undertakes to give holders 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. Scancell will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, Scancell may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.
You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the ordinary shares represented by your ADSs (except as permitted by law).
We have the right to direct the depositary to terminate the deposit agreement. Similarly, the depositary may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary must give notice to the holders at least 30 days before termination. Until termination, your rights under the deposit agreement will be unaffected.
After termination, the depositary will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADSs) and may sell the securities held on deposit. After the sale, the depositary will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).
In connection with any termination of the deposit agreement, the depositary may independently and without the need for any action by the Company, make available to holders of ADSs a means to elect to retain their interests in the deposited securities represented by their ADSs by means of an elective or mandatory conversion of ADSs for unsponsored ADSs issued as part of an unsponsored ADS program to be established by the depositary in respect of the deposited securities, upon such terms and conditions as the depositary may deem reasonably practicable and appropriate, subject however, in each case, to (i) the limitations of the laws of England and Wales, (ii) satisfaction of the applicable registration requirements by the unsponsored ADS program under the Securities Act, (iii) the depositary giving notice of such elective or mandatory conversion to the holders of ADSs at least thirty (30) days prior to the termination date, and (iv) receipt by the depositary of the applicable ADSs for cancellation and payment of the applicable taxes and the ADS fees and charges of, and reimbursement of the applicable expenses incurred by, the depositary.
Books of Depositary
The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.
The depositary will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.
Limitations on Obligations and Liabilities
The deposit agreement limits Scancell’s obligations and the depositary’s obligations to you. Please note the following:
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Scancell and the depositary are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.

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The depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

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The depositary disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on Scancell’s behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in the ordinary shares, for the validity or worth of the ordinary shares, for any financial transaction entered into by any person in respect of the ADSs or any deposited property, for any tax consequences that result from the ownership of, or any transaction involving, ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of Scancell’s notices or for Scancell’s failure to give notice.

•
Scancell and the depositary will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

•
Scancell and the depositary disclaim any liability if Scancell or the depositary are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement, by reason of any provision, present or future of any law or regulation, or by reason of present or future provision of any provision of Scancell’s articles of association, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond Scancell’s control.

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Scancell and the depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in Scancell’s articles of association or in any provisions of or governing the securities on deposit.

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Scancell and the depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting ordinary shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either Scancell or the depositary in good faith to be competent to give such advice or information.

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Scancell and the depositary also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit that is made available to holders of the ordinary shares but is not, under the terms of the deposit agreement, made available to you.

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Scancell and the depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

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Scancell and the depositary also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.

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No disclaimer of any Securities Act liability is intended by any provision of the deposit agreement.

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Nothing in the deposit agreement gives rise to a partnership or joint venture, or establishes a fiduciary relationship, among Scancell, the depositary and you as ADS holder.

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Nothing in the deposit agreement precludes the depositary (or its affiliates) from engaging in transactions in which parties adverse to Scancell or the ADS owners have interests, and nothing in the deposit agreement obligates the depositary to disclose those transactions, or any information obtained in the course of those transactions, to Scancell or to the ADS owners, or to account for any payment received as part of those transactions.

As the above limitations relate to Scancell’s obligations and the depositary’s obligations to you under the deposit agreement, Scancell believes that, as a matter of construction of the clause, such limitations would likely continue to apply to ADS holders who withdraw the ordinary shares from the ADS facility with respect to obligations or liabilities incurred under the deposit agreement before the cancellation of the ADSs and the withdrawal of the ordinary shares, and such limitations would most likely not apply to ADS holders who withdraw the ordinary shares from the ADS facility with respect to obligations or liabilities incurred after the cancellation of the ADSs and the withdrawal of the ordinary shares and not under the deposit agreement.
In any event, you will not be deemed, by agreeing to the terms of the deposit agreement, to have waived Scancell’s or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder. In fact, you cannot waive Scancell’s or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.
Taxes
You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.
The depositary may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary and the custodian may take, at its own discretion, reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary and to the custodian proof of taxpayer status and residence and such other information as the depositary and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary and the custodian for any claims by any governmental authority with respect to any and all taxes, additions to tax, penalties and interest.
Foreign Currency Conversion
The depositary will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.
If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary may take the following actions in its discretion:
•
Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical.

•
Distribute the foreign currency to holders for whom the distribution is lawful and practical.

•
Hold the foreign currency (without liability for interest) for the applicable holders.

Governing Law/Waiver of Jury Trial
The deposit agreement, the ADRs and the ADSs will be interpreted in accordance with the laws of the State of New York. The rights of holders of ordinary shares (including ordinary shares represented by ADSs) are governed by the laws of England and Wales.
As an owner of ADSs, you irrevocably agree that any legal action arising out of the deposit agreement, the ADSs or the ADRs, involving the Company or the depositary, may only be instituted in a state or federal court in the city of New York.
AS A PARTY TO THE DEPOSIT AGREEMENT, YOU IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, YOUR RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF THE DEPOSIT AGREEMENT OR THE ADRs AGAINST SCANCELL AND/OR THE DEPOSITARY.
The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against Scancell or the depositary arising out of or relating to Scancell’s ordinary shares, the ADSs or the deposit agreement, including any claim under U.S. federal securities laws. If Scancell or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law. However, you will not be deemed, by agreeing to the terms of the deposit agreement, to have waived Scancell’s or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.

COMPARISON OF SHAREHOLDER RIGHTS
The rights of Scancell shareholders are currently governed by the laws of England and Wales and Scancell’s Articles. The rights of Neuphoria stockholders are currently governed by Delaware law and Neuphoria’s certificate of incorporation and bylaws. As a result of the Merger, Neuphoria stockholders will be entitled to receive a portion of the Merger Consideration in Scancell ADSs. Each Scancell ADS represents 10 Scancell Shares. Following completion of the Merger, the rights of Neuphoria stockholders who become holders of Scancell ADSs in the Merger will be governed by the laws of England and Wales and Scancell’s Articles. The rights of a holder of Scancell ADSs will also be governed by the deposit agreement.
The following discussion summarizes the material differences between the current rights of Scancell shareholders and the current rights of Neuphoria stockholders. These differences arise from differences between Delaware law and the laws of England and Wales, the governing instruments of the two companies, and the securities laws and regulations governing the two companies.
Although it is impracticable to compare all of the aspects in which Delaware law and the laws of England and Wales, and Scancell’s and Neuphoria’s governing instruments, differ with respect to equityholder rights, the following discussion summarizes certain material differences between them. This summary is not intended to be complete, and it is qualified in its entirety by reference to Delaware law, the laws of England and Wales, Scancell’s Articles and Neuphoria’s certificate of incorporation and bylaws. In addition, the identification of some of the differences in the rights of equityholders as material is not intended to indicate that other differences that are equally important do not exist. Scancell and Neuphoria urge you to carefully read this entire proxy statement/prospectus, the relevant provisions of Delaware law and the laws of England and Wales and the other documents to which Scancell and Neuphoria refer in this proxy statement/prospectus for a more complete understanding of the differences between the rights of a Scancell shareholder and the rights of a Neuphoria stockholder. For a description of the rights of holders of Scancell ADSs, see “Description of the Scancell American Depositary Shares.” For information on how to obtain the governing instruments of Scancell and Neuphoria, see “Where You Can Find More Information.” Neuphoria stockholders are encouraged to obtain and read these documents.
Scancell Shareholder Rights	Neuphoria Stockholder Rights
Authorized Stock

Scancell’s Articles do not specify an amount of authorized share capital, as the concept of authorized share capital is not applicable under the provisions of the Companies Act.
As of          , 2026, the issued and outstanding capital of Scancell was          ordinary shares, with a nominal value of £0.001 each.

Neuphoria is authorized to issue 33,000,000 shares, of which 30,000,000 are shares of common stock, each having a par value of $0.00001 per share, and 3,000,000 are shares of preferred stock, each having a par value of $0.00001 per share.

Preferred Stock

Scancell’s Articles provide that, subject to the Companies Act and any rights attaching to shares already in issue, Scancell’s shares may be issued with or have attached to them any rights and restrictions as the company may by ordinary resolution of the shareholders determine or, in the absence of any such determination, as Scancell’s board of directors may determine.
As of          , 2026, there were no preferred shares in issue.

No shares of preferred stock are outstanding as of the date of this proxy statement/prospectus.
Under Neuphoria’s certificate of incorporation, the Neuphoria Board has the authority to issue preferred stock in one or more series, and to establish the designation of such series and the number of shares to be included in such series and fixing the voting powers (full or limited, or no voting power), preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of the shares of each such series.

Scancell Shareholder Rights	Neuphoria Stockholder Rights
Dividends

For a description of Scancell shareholders’ rights in respect of dividends see “— Description of the Scancell Shares and Articles of Association —  Articles of Association — Shares and Rights Attaching to them — Dividends” in this proxy statement/prospectus.

The Neuphoria Board, subject to any restrictions contained in either the DGCL or the Amended and Restated Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of Neuphoria’s capital stock.
The Neuphoria Board may set apart out of any funds of Neuphoria available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of Neuphoria, and meeting contingencies.

Purchase and Redemption Rights

Under the Companies Act, a public limited company may issue redeemable shares if authorized by its articles of association, subject to any conditions stated therein. No redeemable shares may be issued at a time when there are no issued shares of the company existing which are not redeemable.
Under the Companies Act, a company may redeem shares only if the shares are fully paid and, in the case of public limited companies, only out of: (1) distributable profits; or (2) the proceeds of a new issue of shares made for the purpose of such redemption.
Scancell’s Articles permit the issuance of redeemable shares. Scancell Shares are not redeemable and there are no redeemable shares currently in issue.

Under the DGCL, any stock of any class or series of a Delaware corporation may be made subject to redemption by such corporation at its option or at the option of the holders of such stock or upon the happening of a specified event; provided however, that immediately following any such redemption the corporation shall have outstanding one or more shares of one or more classes or series of stock, which share, or shares together, shall have full voting powers.
There are no redemption rights applicable to shares of Neuphoria Common Stock. The Neuphoria Board has the authority to grant redemption rights in connection with shares of Neuphoria preferred stock.

Preemptive Rights

Under the Companies Act, the issuance of “equity securities” (being (1) shares in a company other than shares that, with respect to dividends and capital, carry a right to participate only up to a specified amount in a distribution or (2) rights to subscribe for, or to convert securities into, such shares) that are to be paid for wholly in cash must be offered first to the existing holders of Scancell Shares in proportion to the respective nominal values (i.e., par values) of their holdings on the same or more favorable terms, unless an exception applies or a special resolution to the contrary has been passed or the articles of association otherwise provide, in each case in accordance with the provisions of the Companies Act and Scancell’s Articles. An exclusion of pre-emptive rights can be granted for a maximum of five years from the date

Under Delaware law, shareholders have no preemptive rights to subscribe to additional issues of stock or to any security convertible into such stock unless, and except to the extent that, such rights are expressly provided for in the certificate of incorporation.
Neuphoria’s certificate of incorporation does not provide that holders of Neuphoria shares shall have preemptive rights.

Scancell Shareholder Rights	Neuphoria Stockholder Rights

that Scancell’s directors are granted authority to allot the relevant Scancell Shares, after which shareholders’ approval would be required to renew such exclusion.
On October 30, 2025, at Scancell’s last annual general meeting of shareholders, Scancell’s shareholders approved the disapplication of preemptive rights until 30 January 2027 or, if earlier, the date of Scancell’s next annual general meeting of shareholders, in respect of the allotment of up to a maximum nominal value of £207,556.28 of ordinary shares of £0.001 each.
On          , 2026, at the general meeting of Scancell held in connection with the shareholder approvals required to effect the Merger and the Financing (the “Scancell EGM”), Scancell’s shareholders approved the disapplication of preemptive rights in respect of the allotment of ordinary shares and non-voting ordinary shares to be issued in connection with the Financing.
See also “— Description of the Scancell Shares and Articles of Association — Preemptive Rights” in this proxy statement/prospectus.

Inspection Rights

Under English law, a company must retain and keep available for inspection by shareholders, free of charge, and by any other person on payment of a prescribed fee, its register of members. It must also keep available for inspection by shareholders, free of charge, records of all resolutions passed by and minutes of meetings of shareholders for a period of at least ten years from the date of the relevant resolution or meeting, and for a fee, provide copies of such records to shareholders who request them.

Under the DGCL, any stockholder in person or by attorney or other agent, upon written demand under oath stating the purpose thereof, during the usual hours for business may inspect for any proper purpose, and to make copies and extracts from:
(1)
the corporation’s stock ledger, a list of its stockholders, and its other books and records; and

(2)
a subsidiary’s books and records, to the extent that:

(i)
the corporation has actual possession and control of such records of such subsidiary; or

(ii)
the corporation could obtain such records through the exercise of control over such subsidiary, provided that as of the date of the making of the demand (1) the stockholder inspection of such books and records of the subsidiary would not constitute a breach of an agreement between the corporation or the subsidiary and a person or persons not affiliated with the corporation; and (2) the subsidiary would not have the right under the law applicable to it to deny the corporation

Scancell Shareholder Rights	Neuphoria Stockholder Rights

access to such books and records upon demand by the corporation.
Delaware law also allows any stockholder the right to inspect a complete list of the stockholders entitled to vote at a meeting of stockholders, both during the time of the meeting and during the ten days preceding the meeting, for a purpose germane to the meeting.

Appraisal Rights

There is no mandatory provision in English law for appraisal rights. Such rights could, in theory, be provided for in the articles of association or in a shareholders’ agreement. Scancell’s Articles do not provide for appraisal/dissenters’ rights. However, English law provides dissenters’ rights which would permit a shareholder to object to a court of England and Wales in the context of the compulsory acquisition of minority shares.

Under Section 262 of the DGCL, any stockholder of a Delaware corporation who holds shares of stock on the date of the making of a demand with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, and who has neither voted in favor of the merger or consolidation nor consented thereto in writing shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholders’ shares of stock.
A summary description of the appraisal rights available to holders of Neuphoria Common Stock under the DGCL and the procedures required to exercise statutory appraisal rights is included in “The Merger — Appraisal Rights.”

Voting Rights

For a description of the voting rights contained in Scancell’s Articles see “— Description of the Scancell Shares and Articles of Association — Articles of Association — Shares and Rights Attaching to them — Voting Rights” in this proxy statement/prospectus.

Under Neuphoria’s bylaws, the holders of voting stock are entitled to vote on each matter properly submitted to the stockholders at a meeting of the stockholders, and shall be entitled to cast one vote in person or by proxy for each share of voting stock held by them respectively as of the record date fixed by the secretary at least 10 days and not more than 60 days before the meeting of the stockholders.

Votes on Certain Transactions

The Companies Acts provide for schemes of arrangement, which are arrangements or compromises between a company and any class of shareholders or creditors and used in certain types of reconstructions, amalgamations, capital reorganizations or takeovers. These arrangements require: (1) the approval, at a shareholders’ or creditors’ meeting convened by order of a court of England and Wales, of a majority in number representing 75% in value of the creditors or class of creditors or members or class of members (as the case may be) present and voting, either in person or by proxy; and (2) the approval of a court of England and Wales.

Generally, under the DGCL, unless the Delaware corporation’s certificate of incorporation provides for the vote of a larger portion of the stock, completion of a merger or consolidation or sale of substantially all of a corporation’s assets or dissolution requires the approval of the board of directors and the affirmative vote of a majority of the outstanding stock of the corporation entitled to vote thereon or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the corporation’s voting power.

Scancell Shareholder Rights	Neuphoria Stockholder Rights

The Scancell Shares are admitted to trading on AIM, a market of the London Stock Exchange. Under the AIM Rules for Companies (the “AIM Rules”), Scancell is required to seek shareholder approval (by way of passing an ordinary resolution at a general meeting) for any agreement to enter into a transaction which would constitute a ‘Reverse Takeover’ under the AIM Rules, i.e. an acquisition (or series of acquisitions in a 12 month period) which would result in a fundamental change in Scancell’s business, board or voting control.
In addition, if Scancell carries out an acquisition which constitutes a ‘Substantial Transaction’ under the AIM Rules and exceeds 100% in any of the class tests, the LSE may require Scancell to seek shareholder approval for the proposed transaction by way of passing an ordinary resolution at a general meeting. This is considered by the LSE on a case-by-case basis.

Amendment of Corporate Governance Documents

Under the Companies Act, a company incorporated in England and Wales may amend its articles of association by way of a special resolution.
Additional steps must be taken in the event that Scancell has separate classes of shares, see “— Description of the Scancell Shares and Articles of Association — Articles of Association — Shares and Rights Attaching to them — Variation of Rights” in this proxy statement/prospectus.

Neuphoria’s certificate of incorporation provides that only the affirmative vote of at least 66 2∕3% of the voting power of all of the then-outstanding shares of voting stock, voting together as a single class, shall be required to alter, amend or repeal Section 5.2 of Article V, Article VI, Article IX or Article X of Neuphoria’s certificate of incorporation. All other amendments to Neuphoria’s certificate of incorporation require a vote of a majority of the outstanding voting stock of Neuphoria pursuant to Delaware law.
Neuphoria’s bylaws provide that the Neuphoria Board is expressly empowered to adopt, amend or repeal the bylaws of Neuphoria with the approval of a majority of the authorized number of directors. Neuphoria’s stockholders also shall have the power to adopt, amend or repeal the bylaws of Neuphoria, provided, however, that in addition to any vote of the holders of any class or series of stock of Neuphoria required by law or by the certificate of incorporation, such action by stockholders shall require the affirmative vote of the holders of at least 66 2∕3% of the voting power of all of the then-outstanding shares of the capital stock of Neuphoria entitled to vote at an election of directors.

Shareholder Action by Written Consent
Under the Companies Act, a resolution of the members (or of a class of members) of a public company must be passed at a general meeting of the	Neuphoria’s certificate of incorporation and bylaws provide that no action shall be taken by the stockholders except at an annual or special meeting

Scancell Shareholder Rights	Neuphoria Stockholder Rights

members. Written resolutions are not permitted.
Notwithstanding the foregoing: (1) English law currently provides that certain matters could be effected by a company otherwise than by passing a resolution where it can be shown that all shareholders of that company have provided unanimous informed consented to the relevant matter; and (2) under the Companies Act, rights attached to a class of the company’s shares may, where the company’s articles contain no provision for the variation of the relevant rights, be carried by consent in writing from the holders of at least three-quarters in nominal value of the issued shares of that class.
of the stockholders and that no action shall be taken by the stockholders by written consent.
Shareholder Meetings

The Companies Act requires that a public limited company, such as Scancell, must convene an annual general meeting within six months following its accounting reference date.
Subject to the notice requirements of the Companies Act outlined below, a general meeting of the shareholders of Scancell may be called by the Scancell Board whenever and at such times and places as it shall determine.
A general meeting may also be convened by the Scancell Board on the requisition of Scancell shareholders who hold at least 5% of the paid-up capital of Scancell carrying voting rights at a general meeting.
General meetings at which special resolutions are proposed and passed generally involve proposals to change the name of the company, permit the company to issue new shares for cash on a non-pre-emptive basis, amend the company’s articles of association, or carry out other matters where either the company’s articles of association or the Companies Act prescribe that a special resolution is required.
Other proposals relating to the ordinary course of the company’s business, such as the election of directors, would generally be the subject of an ordinary resolution.
Under the Companies Act, 21 clear days’ notice must be given for an annual general meeting and any resolutions to be proposed at that meeting. At least 14 clear days’ notice is required for any other general meeting.
In addition, certain matters, such as the removal of directors or auditors, require special notice, which is

Under Delaware law, any stockholder may petition the Court of Chancery to order a meeting to elect directors if such meeting, or action to elect directors by written consent in lieu of a meeting, has not been held within thirteen months.
Neuphoria’s bylaws provide that in addition to the annual meeting of the stockholders, special meetings of stockholders may be called at any time by the board of directors, the chairperson of the board of directors, the chief executive officer or the president (in the absence of a chief executive officer). Such special meetings may not be called by any other person or persons.
Under Delaware law, unless otherwise provided in the certificate of incorporation or bylaws, written notice of any meeting of the stockholders must be given to each stockholder entitled to vote at the meeting not less than 10 nor more than 60 days before the date of the meeting and shall specify the place, date, hour, and purpose or purposes of the meeting.

Scancell Shareholder Rights	Neuphoria Stockholder Rights
28 clear days’ notice.
Shareholder Quorum

Scancell’s Articles provide that no business shall be transacted at any general meeting unless a quorum is present.
Two members of the company present in person or proxy or (being a corporation) acting by its representative shall be a quorum for all purposes and all persons appointed a proxy or corporate representative of the same member shall be deemed to be one member.

The certificate of incorporation or bylaws may specify the number of shares, the holders of which shall be present or represented by proxy at any meeting in order to constitute a quorum, but in no event shall a quorum consist of less than one third of the shares entitled to vote at the meeting. In the absence of such specification in the certificate of incorporation or bylaws, a majority of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at a meeting of stockholders.

Shareholder Proposals and Shareholder Nomination of Directors

Under the Companies Act, shareholders of a company may require the directors to call a general meeting of the company and may specify the text of a resolution to be voted on at that meeting if the request is made by shareholders holding at least 5% of the paid-up capital of Scancell carrying voting rights at a general meeting.
In certain circumstances, shareholders may also require the company to circulate to shareholders that are entitled to receive notice of a general meeting, a statement of not more than 1,000 words with respect to (1) a matter referred to in a proposed resolution to be dealt with at that meeting, or (2) other business to be deal with at that meeting. A company is required to circulate a statement once it has received requests to do so from (1) shareholders representing at least 5% of the total voting rights of all shareholders who have a relevant right to vote, or (2) by at least 100 shareholders who have a relevant right to vote and hold shares in the company on which there has been paid up an average sum, per shareholder, of at least £100.
Resolutions to appoint or re-appoint directors to a public limited company such as Scancell must generally be put to shareholders on the basis of one resolution for each nominated director.

Neuphoria’s bylaws provide that in order for a stockholder to make a director nomination or propose business at an annual meeting of stockholders, the stockholder must give timely written notice to Neuphoria. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of Neuphoria not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made.

Number of Directors

Under the Companies Act, a public limited company must have at least two directors. Scancell’s Articles further provide that, unless otherwise determined by an ordinary resolution, the number of Scancell directors shall be not less than two, and unless and until otherwise resolved by the Company in general meeting, there shall be no maximum number of

Neuphoria’s certificate of incorporation and bylaws provide that the authorized number of directors shall be determined from time to time by resolution of the board or directors. The Neuphoria Board has currently set the authorized number of directors at five (5) directors.

Scancell Shareholder Rights	Neuphoria Stockholder Rights
directors. The Scancell Board currently consists of seven members.
Classification of the Board

Under the Companies Act, a company may not enter into a service contract with a fixed term of more than two years with a director or (where the director is a director of a holding company) with a member of the group consisting of that company and its subsidiaries unless such contract has been approved by an ordinary resolution of the shareholders of the company or (in the case of a director of a holding company) of the shareholders of the holding company. Such a resolution must not be passed unless a memorandum setting out the proposed contract incorporating the provision is made available to members of the company both (1) at the company’s registered office for not less than 15 days ending with the date of the meeting; and (2) at the meeting itself.
Scancell’s Articles provide that, at every annual general meeting (1) if any director has at the start of the annual general meeting been in office for more than three years since his or her last appointment or reappointment, he or she shall retire; and (2) if a director has been appointed by the Scancell Board since the previous annual general meeting, he or she shall retire.
If Scancell does not fill the vacancy at the meeting at which a director retires by rotation or otherwise, the retiring director shall, if willing to act, be deemed to have been reappointed unless at the meeting it is resolved not to fill the vacancy or unless a resolution for the reappointment of the director is put to the meeting and lost (and accordingly a retiring director is re-elected or deemed to have been re-elected will continue in office without a break).

Delaware law permits the certificate of incorporation or a stockholder-adopted bylaw to provide that directors be divided into one, two or three classes, with the term of office of one class of directors to expire each year.
Neuphoria’s certificate of incorporation provides that the directors comprising the board of directors shall be divided into three staggered classes, with each class serving three-year terms.

Board Meetings

Scancell’s Articles provide that the quorum may be fixed by the Scancell Board (but may not be less than two) and, unless so fixed at any other number, shall be two.
A director may call a meeting of the Scancell Board by giving notice of the meeting to each director.

Neuphoria’s bylaws provide that the board of directors may hold meetings, both regular and special, either within or outside the State of Delaware. Regular meetings of the board of directors may be held without notice at such time and at such place as shall from time to time be determined by the board of directors. Special meetings of the board of directors for any purpose or purposes may be called at any time by the chairperson of the board of directors, the chief executive officer, the president, the secretary or a majority of the authorized number of directors.

Scancell Shareholder Rights	Neuphoria Stockholder Rights
Board Committees

Scancell’s Articles provide that Scancell’s directors may delegate any of the powers conferred on them to board committees. The committees to which Scancell’s directors delegate any of their powers must follow procedures which are based as far as they are applicable on those provisions of the Scancell’s Articles which govern the taking of decisions by Scancell’s directors. Scancell’s directors may make rules of procedure for all or any committees, which prevail over the rules derived from Scancell’s Articles if they are not consistent with them.
The Scancell Board has established an Audit Committee, Remuneration Committee and a Governance and Nominations Committee.

Neuphoria’s bylaws provide that the board of directors may designate one or more committees. The board of directors of Neuphoria has designated the following committees: (i) Audit & Risk Management Committee; (ii) Compensation Committee; and (iii) Nominating and Corporate Governance Committee.

Removal of Directors

Under the Companies Act, shareholders may remove a director without cause by an ordinary resolution (which is passed by a simple majority of those voting in person or by proxy at a general meeting) irrespective of any provisions of any service contract the director has with Scancell, provided 28 clear days’ notice of the resolution has been given to Scancell and its shareholders. On receipt of notice of an intended resolution to remove a director, Scancell must forthwith send a copy of the notice to the director concerned. Certain other procedural requirements under the Companies Act must also be followed such as allowing the director to make representations against his or her removal either at the meeting or in writing.
In addition to any power of removal under the Companies Act, under Scancell’s Articles, Scancell may, by special resolution or ordinary resolution (of which special notice has been given in accordance with section 312 of the Companies Act):
•
remove any director from office (but without prejudice to any claim he or she may have for damages for breach of any agreement between Scancell and the relevant director); and

•
appoint another person to act as director in his or her place.

Under Delaware law, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except (a) unless the certificate of incorporation provides otherwise, in the case of a corporation whose board of directors is classified, shareholders may effect such removal only for cause, or (b) in the case of a corporation having cumulative voting, if less than the entire board of directors is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he is a part.
Neuphoria’s certificate of incorporation provides that a director may be removed at any time with cause by the affirmative vote of the holders of 66 2∕3% of the voting power of all then-outstanding shares of capital stock entitled to vote at an election of directors.

Board Vacancies

Under Scancell’s Articles, Scancell may by ordinary resolution appoint a person who is willing to act to be a director, either to fill a vacancy or as an additional director and the Scancell Board may appoint a person
Under Delaware law, unless otherwise provided in the certificate of incorporation or the bylaws, (1) vacancies on a board of directors; and

Scancell Shareholder Rights	Neuphoria Stockholder Rights

who is willing to act to be a director, either to fill a vacancy or as an additional director, provided in each case that the appointment does not cause the number of directors to fall below any minimum or exceed any maximum number of directors as may from time to time be fixed by ordinary resolution of the Company in general meeting. Unless and until otherwise resolved by the Company in general meeting, there is no maximum number of directors.

(2)
newly created directorships resulting from an increase in the number of directors may be filled by a majority of the directors in office, although less than a quorum, or by a sole remaining director. In the case of a classified board, directors elected to fill vacancies or newly created directorships will hold office until the next election of the class for which the directors have been chosen. If, at the time of filling any vacancy or any newly created directorship, the directors then in office shall constitute less than a majority of the whole board, the Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the voting stock at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office.

Neuphoria’s certificate of incorporation and bylaws of provide that any vacancy or newly created directorships on the board of directors shall be filled only by the affirmative vote of a majority of the directors in office, although less than a quorum, or by a sole remaining director, and not by the stockholders.

Limitation of Director Liability

Under the Companies Act, any provision (whether contained in a company’s articles of association or any contract or otherwise) that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void, and any provision where the company is seeking to indemnify a director for such liability is also void except as allowed by the provision of insurance.

Delaware law permits a corporation’s certificate of incorporation to include a provision eliminating or limiting the personal liability of a director to the corporation and its stockholders for damages arising from a breach of fiduciary duty as a director. However, no provision can limit the liability of a director for:
(1)
any breach of his or her duty of loyalty to the corporation or its stockholders;

(2)
acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(3)
intentional or negligent payment of unlawful dividends or stock purchases or redemptions; or

(4)
any transaction from which he or she derives an improper personal benefit.

Neuphoria’s certificate of incorporation provides that to the maximum extent permitted by the DGCL, as the same exists or as may hereafter be amended, a director of Neuphoria shall not be personally liable to Neuphoria or its stockholders for monetary damages for breach of fiduciary duty as a director. If

Scancell Shareholder Rights	Neuphoria Stockholder Rights

the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of Neuphoria shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

Directors and Officers Indemnity

Any provision by which Scancell directly or indirectly provides an indemnity (to any extent) for a director of the company or of an “associated company” (i.e., a company that is a parent, subsidiary or sister company of Scancell) against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he or she is a director is void except as permitted by the Companies Act, which provides exceptions for Scancell to:
•
purchase and maintain director and officer insurance insuring its directors or the directors of an associated company against any liability attaching in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he or she is a director;

•
provide a “qualifying third party indemnity,” which is an indemnity against liability incurred by Scancell’s directors and directors of an associated company to a person other than Scancell or an associated company. Such indemnity must not cover criminal fines, penalties imposed by regulatory bodies, the defense costs of criminal proceedings where the director is found guilty, the defense costs of civil proceedings successfully brought against the director by the company or an associated company, or the costs of unsuccessful applications by the director for relief from liabilities for such matters; and

•
provide a “qualifying pension scheme indemnity,” which is an indemnity against liability incurred in connection with the company’s activities as trustee of an occupational pension plan. Such indemnity must not cover a fine imposed in criminal proceedings, or sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising), or any liability incurred by the director in defending criminal proceedings in which he or she is convicted.

Scancell’s Articles provide that every director, alternate director, secretary or other officer of Scancell is entitled to be indemnified by Scancell

Delaware law provides that a corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person’s conduct was unlawful. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.
A Delaware corporation may indemnify the same category of persons in an action by or in the right of the corporation under the same conditions, but only for expenses (including attorneys’ fees), provided that no indemnification is permitted without judicial approval if such person is adjudged to be liable to the corporation.
Neuphoria’s certificate of incorporation and bylaws provide that Neuphoria shall indemnify its directors and officers to the fullest extent permitted by the DGCL or any other applicable law. Under its bylaws, Neuphoria will not be required to indemnify any director or officer in connection with any proceeding initiated by such person unless the proceeding was authorized in the specific case by the Neuphoria Board.
As permitted by the DGCL, Neuphoria currently has in effect a directors’ and officers’ liability insurance policy.

Scancell Shareholder Rights	Neuphoria Stockholder Rights

against all costs, charges, losses, expenses and liabilities incurred in the actual or purported execution or discharge of their duties or powers or otherwise in relation to their office or employment.
This indemnity extends to any liability incurred in defending any civil or criminal proceedings in which judgment is given in their favour or they are acquitted, or which are otherwise disposed of without any finding or admission of any material breach of duty, as well as any application for statutory relief from liability in which relief is granted by the court.
The Companies Act also provides that Scancell may lend a director of Scancell funds to meet expenditure incurred by him in defending any criminal or civil proceedings in connection with any alleged negligence, default, breach of duty or breach of trust by him in relation to Scancell or an associated company, or in connection with an application for certain specified relief, subject to the requirement that the loan must be on terms that it is to be repaid if the defense or the application for relief is unsuccessful.

Insurance

Scancell’s board of directors also has the power to purchase and maintain insurance for the benefit of any person who holds or has held office as a director, secretary or auditor of, or who is or was employed by, Scancell or any associated company, or who is or was a trustee of any pension fund in which employees of Scancell or any such company are interested, including insurance against any liability incurred by reason of holding any such office, employment or position.

Neuphoria’s bylaws provide that Neuphoria may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Neuphoria, or is or was serving at the request of Neuphoria as a director, officer, employee or agent of another corporation, partnership, joint venture, trust enterprise or non-profit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not Neuphoria would have the power to indemnify him or her against such liability under the provisions of the DGCL.

Derivative Suits and Class Action Suits

Under English law, generally, the company, rather than its shareholders, is the proper claimant in an action in respect of a wrong done to the company or where there is an irregularity in the company’s internal management. Notwithstanding this general position, the Companies Act provides that (1) a court may allow a shareholder to bring a derivative claim (that is, an action in respect of and on behalf of the company) in respect of a cause of action arising from a director’s negligence, default, breach of duty or breach of trust and (2) a shareholder may bring a claim for a court order on the ground that the company’s affairs have been or are being conducted in a manner that is unfairly prejudicial to the interests

Under Delaware law, a stockholder may initiate a derivative action to enforce a right of a corporation if the corporation fails to enforce the right itself. The complaint must:
•
state that the plaintiff was a stockholder at the time of the transaction of which the plaintiff complains or that the plaintiff’s shares thereafter devolved on the plaintiff by operation of law; and

•
allege with particularity the efforts made by the plaintiff to obtain the action the plaintiff desires from the directors and the reasons for the plaintiff’s failure to obtain the action; or

•
state the reasons for not making the effort.

Scancell Shareholder Rights	Neuphoria Stockholder Rights

of its shareholders generally or of some of its shareholders, or that an actual or proposed act or omission of the company is or would be so prejudicial.
The U.K. Limitation Act 1980 imposes a limitation period, with certain exceptions, of civil claims. The period is six years in respect of actions in contract and tort, and 12 years for “actions on a specialty,” such as a breach of any obligation contained in a deed. The limitation period begins to run from the date on which the action accrued. In the case of contract, this is the date on which the breach of contract occurred, and in tort this is the date on which the damage is suffered.

Additionally, the plaintiff must remain a stockholder through the duration of the derivative suit. The action will not be dismissed or compromised without the approval of the Delaware Court of Chancery.
Neuphoria’s certificate of incorporation provides that unless Neuphoria consents in writing to the selection of an alternate forum, the Court of Chancery shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for any derivative action or proceeding brought on behalf of Neuphoria.

Conflicts of Interest Transactions

Under English law, a director is under a duty to avoid conflicts of interest, and is obliged to declare his or her interest (whether direct or indirect) in a proposed transaction with the company to the other directors. It is an offense to fail to declare an interest (whether direct or indirect) in an existing transaction with the company.
The duty to avoid a conflict of interest is not infringed if the situation cannot reasonably be regarded as likely to give rise to a conflict of interest or if the matter has been authorized by the directors.
For a description of the provisions of Scancell’s articles of association relating to conflicts of interest, see “— Description of the Scancell Shares and Articles of Association — Articles of Association — Directors — Directors’ Interests” in this proxy statement/prospectus.

Neuphoria has adopted a Code of Business Conduct and Ethics that covers, among other things, the handling of conflicts of interest. Under this policy, conflict of interest issues concerning Neuphoria’s directors will be addressed by Neuphoria’s Audit & Risk Management Committee. The Neuphoria Code of Business Conduct and Ethics is available on Neuphoria’s website at https://www.neuphoriatx.com.

Certain Business Combinations
There is no direct equivalent limitation under the Companies Act. However, directors must have regard to their statutory duty of independence and duty to avoid a conflict of interest.
Section 203 of the DGCL prohibits certain “business combinations.” A corporation shall not engage in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless:
(1)
Prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

(2)
Upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85 percent of the voting stock of the corporation outstanding at

Scancell Shareholder Rights	Neuphoria Stockholder Rights

the time the transaction commenced (excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or
(3)
At or subsequent to such time the business combination was approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Proxy Statements
As a foreign private issuer, Scancell will not be governed by the proxy rules under the Exchange Act.	Under the Exchange Act proxy rules, Neuphoria must comply with notice and disclosure requirements relating to the solicitation of proxies for stockholder meetings.
Reporting Requirements

Since Scancell will become a foreign private issuer and, following the consummation of the merger, its securities will be listed on Nasdaq and registered under Section 12 of the Exchange Act, Scancell will be required to publicly file with the SEC annual reports on Form 20-F within four months after the end of each fiscal year and reports on Form 6-K.
In addition, according to the AIM Rules, which apply to Scancell due to the quotation of the Scancell Shares on AIM, Scancell must publish:
•
its annual audited accounts as of the end of each financial year within six months after the end of each financial year at the latest;

•
half-yearly financial statements for the first six months of a financial year within three months after the end of each reporting period at the latest.

Furthermore, according to the UK Market Abuse Regulation, Scancell must, as soon as possible, publish all inside information that directly concerns it. In particular, inside information directly concerns an issuer if it relates to developments within the issuer’s sphere of activity. Inside information is, broadly, any specific information about circumstances that are not public knowledge relating to Scancell or the Scancell Shares that, if it became

As a U.S. public company, Neuphoria must file with the SEC, among other reports and notices:
(1)
an Annual Report on Form 10-K within 60 days after the end of a fiscal year;

(2)
a Quarterly Report on Form 10-Q within 40 days after the end of a fiscal quarter ending; and

(3)
Current Reports on Form 8-K upon the occurrence of certain important corporate events. Unless otherwise specified, a report is to be filed or furnished within four business days after occurrence of the event.

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publicly known, would have a significant effect on the price of Scancell Shares.
Any Scancell shareholder who holds voting rights in Scancell, directly or indirectly, the percentage of which reaches, exceeds or falls below 3%, 4% and each 1% threshold thereafter up to 100% as a result of an acquisition or disposal of shares or financial instruments, shall, without undue delay, and within two trading days at the latest as from the transaction, notify this to Scancell. Scancell must then notify the market as soon as possible after it receives the notification, and in any event by the end of the third trading day after it receives the notification.

Short-Swing Profits

Directors, officers and principal shareholders of Scancell will not be subject to the Exchange Act’s “short-swing” profit rules, because Scancell will be a foreign private issuer under the Exchange Act.
However, directors of Scancell will be subject to applicable UK and U.S. laws prohibiting insider trading.
Directors, officers and other persons discharging managerial responsibilities, as well as persons closely related to them, are required to notify certain own account transactions in Scancell Shares to Scancell and the FCA.

Because Neuphoria has a class of equity securities registered under Section 12 of the Exchange Act, the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act (and the related rules) apply to Neuphoria’s officers, directors and principal shareholders.

Enforcement of Civil Liabilities Against Non-United States Persons and Enforceability of Judgments

Scancell is a company incorporated and registered under the laws of England and Wales and its corporate headquarters will remain in England following the consummation of the merger. Many of the directors and officers of Scancell following the merger will be residents of jurisdictions outside the United States. In addition, although Scancell will, following consummation of the Merger, have substantial assets in the United States, the majority of Scancell’s assets and a large proportion of the assets of certain of its directors and officers will be located outside of the United States.
As a result of the foregoing, U.S. investors may find it difficult in a lawsuit based on the civil liability provisions of the United States federal securities laws: (1) to effect service within the United States upon Scancell and Scancell’s directors and officers that are located outside the United States; (2) to enforce in United States courts or outside the United States, judgments obtained against those persons in United States courts; (3) to enforce, in United States courts,

Neuphoria is a U.S. company incorporated under the laws of Delaware and has substantial assets located in the U.S. As a result, investors generally can initiate lawsuits in the U.S. against Neuphoria and its directors and officers and can enforce lawsuits based on U.S. federal securities laws in U.S. courts.

Scancell Shareholder Rights	Neuphoria Stockholder Rights

judgments obtained against those persons in courts in jurisdictions outside the United States; and (4) to enforce against those persons in the United Kingdom, whether in original actions or in actions for the enforcement of judgments of U.S. courts, civil liabilities based solely upon the United States federal securities laws.

APPRAISAL RIGHTS
If the Merger is consummated, a holder of Neuphoria Common Stock who does not vote in favor of the Merger Proposal and who properly demands appraisal of their shares of Neuphoria Common Stock, who does not effectively withdraw its demand or waive or lose the right to appraisal, and who otherwise complies with the requirements for perfecting and preserving appraisal rights, will be entitled to seek appraisal of their shares in connection with the Merger under Section 262 of the DGCL. Appraisal rights are available because the Merger Consideration includes, in addition to Scancell ADSs, one contingent value right (“CVR”) per share of Neuphoria Common Stock, representing a non-transferable, non-equity contractual right to receive contingent cash payments upon the achievement of certain milestones. Because the CVRs do not constitute shares of stock, depository receipts listed on a national securities exchange, or cash in lieu of fractional shares, the Merger Consideration falls outside the categories of permitted consideration under the “market-out” exception to appraisal rights set forth in Section 262(b)(1) of the DGCL, and accordingly, the market-out exception does not apply and appraisal rights are available for shares of Neuphoria Common Stock in connection with the Merger.
The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which is publicly available and may be accessed, without subscription or cost, at https://delcode.delaware.gov/title8/c001/sc09/index.html. The following summary does not constitute any legal or other advice and does not constitute a recommendation that a holder of record or beneficial owner of Neuphoria Common Stock exercise its appraisal rights under Section 262 of the DGCL.
Unless the context requires otherwise, all references in Section 262 of the DGCL and in this summary to a “stockholder” mean a record holder of Neuphoria Common Stock, all references in Section 262 of the DGCL and in this summary to “beneficial owner” mean a person who is the beneficial owner of shares of Neuphoria Common Stock held either in voting trust or by a nominee on behalf of such person, and all references in Section 262 of the DGCL and in this summary to the word “person” mean any individual, corporation, partnership, unincorporated association or other entity.
Under Section 262 of the DGCL, stockholders and beneficial owners of Neuphoria Common Stock who (1) do not vote in favor of the Merger Proposal; (2) continuously hold of record or beneficially own such shares from the date of the making of the demand through the Effective Time; and (3) otherwise follow the procedures set forth in Section 262 of the DGCL, may be entitled to have their shares of Neuphoria Common Stock appraised by the Court of Chancery of the State of Delaware (the “Court of Chancery”) and to receive payment in cash of the “fair value” of the shares of Neuphoria Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest to be paid, if any, on the amount determined to be fair value, as determined by the Court of Chancery. The “fair value” of the shares of Neuphoria Common Stock as determined by the Court of Chancery may be more than, the same as, or less than the Merger Consideration (consisting of Scancell ADSs and CVRs) that the Neuphoria stockholders are otherwise entitled to receive under the Merger Agreement.
A beneficial owner of shares of Neuphoria Common Stock held in a voting trust or by a nominee on such beneficial owner’s behalf, such as a bank, broker, trust or other nominee, may demand appraisal of such shares directly, in such beneficial owner’s own name, if such beneficial owner continuously owns such shares through the Effective Time and otherwise satisfies the requirements described in this summary, and such beneficial owner’s written demand reasonably identifies the holder of record of the shares, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of the shares (together with a statement that such documentary evidence is a true and correct copy of what it purports to be), and provides an address at which such beneficial owner consents to receive notices given by Scancell or Neuphoria, as applicable, and to be set forth on the verified list described below. A beneficial owner who does not wish to, or is not able to, demand appraisal directly on this basis must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. If you hold your shares of Neuphoria Common Stock through a bank, broker, trust or other nominee and you wish to exercise appraisal rights or wish to preserve the right to do so, you should consult with your bank, broker, trust or other nominee to determine the appropriate procedure for the making of a demand for appraisal by you directly or by such bank, broker, trust or other nominee on your behalf.

Under Section 262 of the DGCL, where a merger agreement is to be submitted for adoption and approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice either a copy of Section 262 or information directing the stockholders to a publicly available electronic resource at which Section 262 may be accessed without subscription or cost. This proxy statement/prospectus constitutes notice to holders of Neuphoria Common Stock that appraisal rights are available in connection with the Merger, and the full text of Section 262 of the DGCL may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.
In connection with the Merger, any holder of shares of Neuphoria Common Stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review Section 262 of the DGCL carefully and consult with legal and financial advisors. Strict compliance with the procedures set forth in Section 262 of the DGCL is required, and failure to strictly comply with the requirements of Section 262 of the DGCL in a timely and proper manner will result in the withdrawal, loss or waiver of appraisal rights under the DGCL. A holder of Neuphoria Common Stock who loses their appraisal rights will be entitled to receive the Merger Consideration described in the Merger Agreement. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of Neuphoria Common Stock, Neuphoria encourages Neuphoria stockholders considering exercising such rights to seek the advice of legal counsel.
Neuphoria stockholders and beneficial owners wishing to exercise the right to seek an appraisal of their shares of Neuphoria Common Stock must do ALL of the following:
•
such person must deliver to Neuphoria a written demand for appraisal before the vote on the Merger Proposal at the Neuphoria Special Meeting;

•
such person must not vote in favor of, submit a proxy in favor of, or otherwise consent in writing to the Merger Proposal. Because a proxy that is signed and submitted but does not otherwise contain voting instructions will, unless revoked, be voted in favor of approval of the Neuphoria merger proposal, if a Neuphoria stockholder or beneficial owner submits a proxy and wishes to exercise their appraisal rights, they must instruct the proxy to vote their shares against approval of the Merger Proposal or abstain from voting their shares on the approval of the Merger Proposal;

•
such person must continuously hold of record or beneficially own the shares of Neuphoria Common Stock from the date of making the demand through the Effective Time (a person will lose appraisal rights if the person transfers the shares before the Effective Time);

•
such person must otherwise comply with the procedures of Section 262 of the DGCL; and

•
such person may not withdraw their demands or otherwise lose their rights to appraisal.

As described below, within 120 days after the effective date of the Merger, but not thereafter, an appraisal proceeding must be commenced by filing a petition in the Court of Chancery demanding a determination of the fair value of the shares held by all persons entitled to appraisal. The Surviving Corporation is under no obligation to file any such petition and has no intention of doing so. Accordingly, it is the Neuphoria stockholder’s obligation to initiate all necessary action to perfect their appraisal rights in respect of their shares of Neuphoria Common Stock within the time prescribed in Section 262 of the DGCL.
Neither voting against the approval of the Merger Proposal to adopt the Merger Agreement nor abstaining from voting or failing to vote on the Merger Proposal to adopt the Merger Agreement will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262 of the DGCL. The written demand for appraisal must be in addition to, and separate from, any proxy or vote. A person’s failure to make the written demand prior to the taking of the vote on the approval of the Merger Proposal to adopt the Merger Agreement at the Neuphoria Special Meeting will constitute a waiver of appraisal rights.
Filing Written Demand
A person wishing to exercise appraisal rights must deliver to Neuphoria, before the vote on the Merger Proposal at the Neuphoria Special Meeting, a written demand for the appraisal of such person’s shares of Neuphoria Common Stock. A person exercising appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the Effective

Time. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the Merger Proposal, and it will result in the person’s loss of appraisal rights and will nullify any previously delivered written demand for appraisal. Therefore, a person who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against or abstain from voting on the Merger Proposal. Neither voting against the Merger Proposal nor abstaining from voting or failing to vote on the Merger Proposal will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote on the Merger Proposal. A person’s failure to make the written demand prior to the taking of the vote on the Merger Proposal at the Neuphoria Special Meeting will result in a withdrawal, loss or waiver of appraisal rights.
A demand for appraisal in respect of shares of Neuphoria Common Stock held of record should be executed by or on behalf of the holder of record, and must reasonably inform Neuphoria of the identity of the holder and state that the person intends thereby to demand appraisal of the holder’s shares of Neuphoria Common Stock in connection with the Merger. If the shares of Neuphoria Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand must be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the authorized agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners.
A record owner, such as a bank, brokerage firm, trust or other nominee, who holds shares of Neuphoria Common Stock as a nominee for others may exercise its right of appraisal with respect to shares of Neuphoria Common Stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Neuphoria Common Stock as to which appraisal is sought. Where no number of shares of Neuphoria Common Stock is expressly mentioned, the demand will be presumed to cover all shares of Neuphoria Common Stock held in the name of the record owner. If a Neuphoria stockholder holds shares of Neuphoria Common Stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record owner, unless the beneficial owner instead demands appraisal directly in accordance with the procedure described above.
In the case of a written demand for appraisal made by a stockholder of record, the demand must reasonably inform Neuphoria of the identity of the stockholder and that the stockholder intends thereby to demand an appraisal of such stockholder’s shares of Neuphoria Common Stock. In the case of a written demand for appraisal made by a beneficial owner, the demand must reasonably identify the record holder of the shares for which the demand is made, be accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the Surviving Corporation under Section 262.
All written demands for appraisal pursuant to Section 262 of the DGCL should be mailed or delivered to: Neuphoria Therapeutics Inc., 14 Milliston Road, Box 195, Millis, Massachusetts 02054, Attention: Corporate Secretary.
At any time within 60 days of the Effective Time, any holder of shares of Neuphoria Common Stock who has demanded appraisal but has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw their demand for appraisal and accept the Merger Consideration offered pursuant to the Merger Agreement by delivering to the Surviving Corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the Effective Time will require written approval of the Surviving Corporation. No appraisal proceeding in the Court of Chancery will be dismissed without the approval of the Court of Chancery, and such approval may be conditioned upon such terms as the Court of Chancery deems just including, without limitation, a reservation of jurisdiction for any application to the Delaware Court of Chancery; provided, however, that this shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the Merger Consideration within

60 days after the effective date of the Merger. If the Surviving Corporation does not approve a request to withdraw a demand for appraisal when that approval is required or if the Court of Chancery does not approve the dismissal of an appraisal proceeding, the Neuphoria stockholder will be entitled to receive only the appraised value of their shares of Neuphoria Common Stock determined in any such appraisal proceeding, which value may be more than, the same as, or less than the Merger Consideration.
Notice by the Surviving Corporation
If the Merger is completed, within 10 days after the Effective Time, the Surviving Corporation will notify each stockholder who has complied with Section 262 of the DGCL and has not voted in favor of or consented to the Merger and each beneficial owner who has submitted a demand for appraisal in accordance with Section 262 of the DGCL, that the Merger has become effective and the Effective Time thereof.
Filing a Petition for Appraisal
Within 120 days after the Effective Time, but not thereafter, the Surviving Corporation or any person who has otherwise strictly complied with Section 262 of the DGCL and is entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by any person other than the Surviving Corporation, demanding a determination of the fair value of the shares of Neuphoria Common Stock held by all persons entitled to appraisal. The Surviving Corporation is under no obligation, and has no present intention, to file a petition, and holders should not assume that the Surviving Corporation will file a petition or initiate any negotiations with respect to the fair value of the shares of Neuphoria Common Stock. Accordingly, any person who desires to have their shares appraised should initiate all necessary action to perfect its appraisal rights in respect of their shares of Neuphoria Common Stock within the time and in the manner prescribed in Section 262 of the DGCL. The failure of a person to file such a petition within the period specified in Section 262 of the DGCL could nullify the holder’s previous written demand for appraisal.
Within 120 days after the Effective Time, any person who has strictly complied with Section 262 of the DGCL will be entitled, upon request given in writing, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption and approval of the Merger Proposal and with respect to which Neuphoria has received demands for appraisal, and the aggregate number of holders of such shares (provided that, where a beneficial owner makes a demand for appraisal directly, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of this aggregate number). The Surviving Corporation must give this statement within 10 days after receipt of the written request for such a statement or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later.
If a petition for an appraisal is duly filed by any person other than the Surviving Corporation, service of a copy thereof must be made upon the Surviving Corporation, which will then be obligated within 20 days after such service to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached. The Court of Chancery may order the Delaware Register in Chancery to give notice of the time and place fixed for the hearing of such petition to the Surviving Corporation and all of the persons shown on the verified list at the addresses stated therein. The costs of any such notice will be borne by the Surviving Corporation.
After notice is provided to the applicable persons as required by the Court of Chancery, at the hearing on such petition, the Court of Chancery will determine the persons who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Court of Chancery may require the persons who demanded appraisal for their shares and who hold stock represented by stock certificates to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceedings. Accordingly, persons holding stock represented by stock certificates and wishing to seek appraisal of their shares are cautioned to retain their stock certificates pending resolution of the appraisal proceedings. If any person fails to comply with this requirement, the Court of Chancery may dismiss the proceedings as to such person. Upon application by the Surviving Corporation or by any person entitled to participate in the appraisal proceeding, the Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the verified list may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under Section 262 of the DGCL.
Determination of Fair Value
After the Court of Chancery determines the persons entitled to appraisal, the Court of Chancery will appraise the shares of Neuphoria Common Stock in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through the proceeding, the Court of Chancery will determine the “fair value” of the Neuphoria Common Stock as of the Effective Time after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the fair value has been determined, the Court of Chancery will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Court of Chancery so determines, by the Surviving Corporation to the persons entitled to receive the same, upon surrender by those Neuphoria stockholders of the certificates representing their shares of Neuphoria Common Stock or, in the case of holders of uncertificated shares of Neuphoria Common Stock, forthwith.
Unless the Court of Chancery in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. At any time before the entry of judgment in the appraisal proceeding, the Surviving Corporation may pay to each person entitled to appraisal an amount in cash, in which case interest will accrue thereafter only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of shares as determined by the Court of Chancery and (2) interest theretofore accrued, unless paid at that time.
In determining fair value, the Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”
A person considering seeking appraisal should be aware that the fair value of their shares of Neuphoria Common Stock as so determined by the Court of Chancery could be more than, the same as, or less than the Merger Consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness, from a financial point of view, of the Merger Consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL. Although Neuphoria believes that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Court of Chancery, and Neuphoria stockholders and beneficial owners should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Neither Neuphoria, Scancell nor the Surviving Corporation anticipates offering more than the Merger Consideration to any Neuphoria stockholder or beneficial owner exercising appraisal rights, and each of Neuphoria, Scancell and the Surviving Corporation reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262 of the DGCL, the “fair value” of a share of Neuphoria Common Stock is less than the Merger Consideration.

In addition, assuming Neuphoria’s shares of common stock remain listed on a national securities exchange immediately prior to the Effective Time (which Neuphoria expects to be the case), the Court of Chancery shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares of Neuphoria Common Stock entitled to appraisal exceeds 1% of the outstanding shares of Neuphoria Common Stock, (2) the value of the consideration provided in the Merger for such total number of shares of Neuphoria Common Stock exceeds $1 million, or (3) the Merger was approved pursuant to Section 253 or Section 267 of the DGCL.
If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Court of Chancery and taxed upon the parties as the Court of Chancery deems equitable under the circumstances. Each person seeking appraisal is responsible for their attorneys’ fees and expert witness expenses, although, upon application of a Neuphoria stockholder or beneficial owner, the Court of Chancery may also order that all or a portion of the expenses incurred by such person in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to be appraised.
If a person who demands appraisal of their shares of Neuphoria Common Stock under Section 262 of the DGCL fails to perfect, waives, loses or successfully withdraws such holder’s right to appraisal, such person’s shares of Neuphoria Common Stock will be deemed to have been converted at the Effective Time into the right to receive the Merger Consideration. A person will fail to perfect, waive, effectively lose or withdraw their right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the Effective Time or if such person delivers to the Surviving Corporation a written withdrawal of their demand for appraisal and an acceptance of the Merger Consideration in accordance with Section 262 of the DGCL within 60 days of the Effective Time or thereafter with the written approval of the Surviving Corporation. From and after the Effective Time, no Neuphoria stockholder or beneficial owner who has demanded appraisal rights will be entitled to vote such shares of Neuphoria Common Stock for any purpose or to receive payment of dividends or other distributions on the stock, except dividends or other distributions on such person’s shares of Neuphoria Common Stock, if any, payable to Neuphoria stockholders or beneficial owners as of a record date prior to the Effective Time. If no petition for an appraisal is filed, or if a person delivers to the Surviving Corporation a written withdrawal of their demand for an appraisal and an acceptance of the Merger, either within 60 days after the Effective Time or thereafter with the written approval of the Surviving Corporation, then the right of such person to an appraisal will cease. Once a petition for appraisal is filed with the Court of Chancery, however, the appraisal proceeding may not be dismissed as to any person who commenced the proceeding or joined that proceeding as a named party without the approval of the Court of Chancery.
Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL may result in the failure to perfect, loss or waiver of a Neuphoria stockholder’s or beneficial owner’s statutory appraisal rights. In that event, such person will be entitled to receive the Merger Consideration for their shares in accordance with the Merger Agreement, without interest. In view of the complexity of Section 262 of the DGCL, any person wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.
THE PROCESS OF DEMANDING AND EXERCISING APPRAISAL RIGHTS REQUIRES STRICT COMPLIANCE WITH TECHNICAL PREREQUISITES. ANY PERSON WISHING TO EXERCISE THEIR APPRAISAL RIGHTS SHOULD CONSULT WITH THEIR OWN LEGAL COUNSEL IN CONNECTION WITH COMPLIANCE UNDER SECTION 262 OF THE DGCL. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND SECTION 262 OF THE DGCL, THE DGCL WILL GOVERN.

EXCHANGE CONTROLS
Other than certain economic sanctions which may in place from time to time, there are currently no United Kingdom laws, decrees or regulations restricting the import or export of capital or affecting the remittance of dividends or other payment to holders of Scancell Shares who are non-residents of the United Kingdom. Similarly, other than certain economic sanctions which may be in force from time to time, there are no limitations relating only to non-residents of the United Kingdom under English law or Scancell’s Articles on the right to be a holder of, and to vote in respect of, Scancell Shares.

ORDINARY SHARES AND ADSS ELIGIBLE FOR FUTURE SALE
Future sales of Scancell’s ordinary shares and ADSs in the public market after the closing of the Merger, and the availability of ordinary shares and ADSs for future sale, could adversely affect the market price of the ordinary shares and ADSs prevailing from time to time. As described below, a significant number of currently outstanding ordinary shares will not be available for sale shortly after the closing of the Merger due to contractual restrictions on transfers. There may be sales of substantial amounts of Scancell’s ADSs in the public market after such restrictions lapse. Sales of substantial amounts of ADSs, or the perception that these sales could occur, could adversely affect prevailing market prices for ordinary shares and ADSs and could impair Scancell’s ability to raise equity capital in the future.
Upon the closing of the Merger, based on the assumptions set out elsewhere in this proxy statement/prospectus, Scancell will have up to     ordinary shares issued and outstanding. All of Scancell’s ordinary shares and ADSs issued to Neuphoria’s shareholders in connection with the Merger will be freely transferable by persons other than by Scancell’s “affiliates” or Neuphoria’s “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of Scancell’s ordinary shares or ADSs in the public market could adversely affect prevailing market prices of Scancell’s ordinary shares or ADSs. Prior to the closing of the Merger, there has been no public market for Scancell’s ADSs and no public market in the United States for Scancell’s ordinary shares. Scancell intends to apply for listing of its ordinary shares on Nasdaq, but Scancell cannot assure you that a regular trading market will develop in Scancell’s ordinary shares.
Lock-up Agreements
In connection with the Merger Agreement, Scancell has entered into lock-up agreements with certain Scancell shareholders and Neuphoria has entered into lock-up agreements with certain Neuphoria shareholders (together, the “Lock-Up Agreements”) pursuant to which those shareholders have agreed not to offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, directly or indirectly, or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of Scancell’s ADSs, ordinary shares or such other securities for a period of 180 days after the Effective Time. The transfer restrictions do not apply to shares acquired in the PIPE Financing or the UK Offerings.
For more information about the Investor Rights and Lock-Up Agreement, see the section titled “The Support Agreements and Lock-Up Agreements.”
Rule 144
In general, persons who have beneficially owned restricted ordinary shares for at least six months, and any affiliate of the company who owns either restricted or unrestricted ordinary shares, are entitled to sell their securities without registration with the SEC under an exemption from registration provided by Rule 144 under the Securities Act.
Non-Affiliates
Any person who is not deemed to have been one of Scancell’s affiliates at the time of, or at any time during the three months preceding, a sale may sell an unlimited number of restricted securities under Rule 144 if:
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the restricted securities have been held for at least six months, including the holding period of any prior owner other than one of Scancell’s affiliates;

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Scancell has been subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale; and

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Scancell is current in its Exchange Act reporting at the time of sale.

Any person who is not deemed to have been an affiliate of Scancell at the time of, or at any time during the three months preceding, a sale and has held the restricted securities for at least one year, including the holding period of any prior owner other than one of Scancell’s affiliates, will be entitled to sell an unlimited number of restricted securities without regard to the length of time Scancell has been subject to Exchange Act periodic reporting or whether Scancell is current in its Exchange Act reporting.
Affiliates
Persons seeking to sell restricted securities who are Scancell’s affiliates at the time of, or any time during the three months preceding, a sale, would be subject to the restrictions described above. They are also subject to additional restrictions, by which such person would be required to comply with the manner of sale and notice provisions of Rule 144 and would be entitled to sell within any three-month period only that number of securities that does not exceed the greater of either of the following:
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1% of the number of ordinary shares then outstanding, being represented by ADSs or otherwise, which will equal approximately           ordinary shares immediately after the closing of the Merger based on the number of ordinary shares expected to be outstanding upon the closing of the Merger; or

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the average weekly trading volume of Scancell’s ADSs on the Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Additionally, persons who are Scancell’s affiliates at the time of, or any time during the three months preceding, a sale may sell unrestricted securities under the requirements of Rule 144 described above, without regard to the six-month holding period of Rule 144, which does not apply to sales of unrestricted securities.
Rule 701
In general, under Rule 701 of the Securities Act as currently in effect, each of Scancell’s employees, consultants or advisors who purchases equity shares from Scancell in connection with a compensatory stock plan or other written agreement executed prior to the closing of the Merger is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.
Registration Rights
Pursuant to the Subscription Agreements, Scancell agreed that, within thirty (30) calendar days after the closing of the Merger, it will file with the SEC (at Scancell’s sole cost and expense) a registration statement registering the resale of Registrable Securities (being ADSs, Ordinary Shares and Non-Voting Ordinary Shares, and any ADSs issued following a redesignation of Non-Voting Ordinary Shares as Ordinary Shares) that are not eligible for resale without an effective registration statement or without an available exemption from registration under the Securities Act, and Scancell will use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof but in any event no later than (i) the sixtieth (60th) calendar day following the closing of the Merger, or (ii) the ninetieth (90th) calendar day following the closing of the Merger if the SEC notifies Scancell that it will review the registration statement.

SUBMISSION OF STOCKHOLDER PROPOSALS
Only such business will be conducted at the Neuphoria Special Meeting as will have been brought by the Neuphoria Board before the Neuphoria Special Meeting pursuant to the attached “Neuphoria Therapeutics, Inc. Notice of Special Meeting of Stockholders.”
STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING
If Neuphoria’s 2027 annual meeting of stockholders is held, as previously stated in the Neuphoria proxy statement filed with the SEC on September 18, 2026, stockholder proposals will be considered for inclusion in Neuphoria’s 2027 annual meeting proxy materials for the meeting so long as they are provided to Neuphoria on a timely basis and satisfy the other conditions set forth in applicable SEC rules. For a stockholder proposal to be included in Neuphoria’s 2027 annual meeting proxy statement and form of proxy, it must be received by Neuphoria’s Secretary, in writing, no later than July 27, 2027, at Neuphoria’s executive offices: Neuphoria Therapeutics Inc., 14 Milliston Road, Box 195, Millis, Massachusetts 02054. The rules of the SEC contain detailed requirements for submitting proposals for inclusion in Neuphoria’s 2027 proxy statement and permit Neuphoria to exclude proposals from Neuphoria’s proxy statement in specified circumstances.
IN ACCORDANCE WITH THE NEUPHORIA BYLAWS, STOCKHOLDERS WHO DO NOT SUBMIT A PROPOSAL FOR INCLUSION IN NEUPHORIA’S 2027 ANNUAL MEETING PROXY STATEMENT, AS DESCRIBED IN THE IMMEDIATELY PRECEDING PARAGRAPH, BUT WHO INTEND TO PRESENT A PROPOSAL, NOMINATION FOR DIRECTOR OR OTHER BUSINESS FOR CONSIDERATION AT NEUPHORIA’S 2027 ANNUAL MEETING, SUCH PROPOSAL, NOMINATION FOR DIRECTOR OR OTHER BUSINESS FOR CONSIDERATION MUST BE SUBMITTED IN WRITING TO NEUPHORIA’S SECRETARY AND DELIVERED TO, OR MAILED AND RECEIVED AT, NEUPHORIA’S EXECUTIVE OFFICES AT 14 MILLISTON ROAD, BOX 195, MILLIS, MASSACHUSETTS 02054, BETWEEN JULY 5, 2027 AND AUGUST 4, 2027; PROVIDED THAT IF THE DATE OF THE 2027 ANNUAL MEETING IS MORE THAN THIRTY DAYS BEFORE OR MORE THAN SIXTY DAYS AFTER NOVEMBER 2, 2027 STOCKHOLDERS MUST GIVE NOTICE NOT LATER THAN THE NINETIETH DAY PRIOR TO THE ANNUAL MEETING DATE OR, IF LATER, THE TENTH DAY FOLLOWING THE DAY ON WHICH PUBLIC DISCLOSURE OF THE ANNUAL MEETING DATE IS FIRST MADE. THE NEUPHORIA BYLAWS CONTAIN DETAILED REQUIREMENTS THAT A STOCKHOLDER’S NOTICE MUST SATISFY. ANY STOCKHOLDER NOTICE SHOULD BE IN WRITING AND ADDRESSED TO NEUPHORIA’S SECRETARY, NEUPHORIA THERAPEUTICS INC., 14 MILLISTON ROAD, BOX 195, MILLIS, MASSACHUSETTS 02054.
OTHER BUSINESS AT THE NEUPHORIA SPECIAL MEETING
Neuphoria knows of no other matters that will be presented for consideration at the Neuphoria Special Meeting.

LEGAL MATTERS
The validity of the Scancell Shares underlying the Scancell ADSs to be issued in the Merger will be passed upon for Scancell by Cooley (UK) LLP, London, United Kingdom.
Cooley LLP, New York, New York, USA, and Cooley (UK) LLP, London, United Kingdom, represented Scancell in connection with the Merger and in the preparation of this proxy statement/prospectus.
Winston Taylor LLP, New York, New York, USA, represented Neuphoria in connection with the Merger and in the preparation of this proxy statement/prospectus.
EXPERTS
The consolidated financial statements of Scancell Holdings plc as of April 30, 2026 and 2025 and for the years then ended, have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their report thereon (which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph relating to Scancell Holdings plc’s ability to continue as a going concern), and included in this proxy statement/prospectus and Registration Statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.
The consolidated financial statements of Neuphoria Therapeutics Inc. as of and for the years ending June 30, 2026 and 2025, appearing in Neuphoria Therapeutics Inc.’s Annual Report on Form 10-K for the year ended June 30, 2026 have been audited by Wolf & Company, P.C., an independent registered public accounting firm, as set forth in their report, which is incorporated by reference in this proxy statement/prospectus. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
SERVICE OF PROCESS AND ENFORCEMENT OF JUDGMENTS
Scancell is incorporated and currently existing under the laws of England and Wales. In addition, most of Scancell’s directors and officers reside outside of the United States and most of the assets of Scancell’s subsidiaries are located outside of the United States. As a result, it may be difficult for investors to effect service of process on Scancell or those persons in the United States or to enforce in the United States judgments obtained in United States courts against Scancell or those persons based on the civil liability or other provisions of the United States securities laws or other laws.
In addition, uncertainty exists as to whether the courts of England and Wales would:
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recognize or enforce judgments of United States courts obtained against Scancell or its directors or officers predicated upon the civil liabilities provisions of the securities laws of the United States or any state in the United States; or

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entertain original actions brought in England and Wales against Scancell or its directors or officers predicated upon the securities laws of the United States or any state in the United States.

Scancell has been advised by Cooley LLP and Cooley (UK) LLP that there is currently no treaty in force between (i) the United States and (ii) the United Kingdom providing for reciprocal recognition and enforcement of judgments of United States courts and the courts of England and Wales in civil and commercial matters (although the United States and the United Kingdom are both parties to the New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards). Whilst the Hague Convention on the Recognition and Enforcement of Foreign Judgements in Civil or Commercial Matters came into force in the United Kingdom on July 1, 2026 and provides for reciprocal enforcement between the United Kingdom and certain other countries which have ratified the Convention, this does not apply to the United States, which has only signed, and not yet ratified, the Convention. Accordingly, a final judgment for the payment of money rendered by any general or state court in the United States based on civil liability, whether or not predicated solely upon the United States securities laws, would not be automatically recognized and enforceable in England and Wales and would need to be enforced under the English common law regime which applies to final conclusive money judgements only.

Scancell has also been advised by Cooley (UK) LLP that in order to enforce any final and conclusive monetary judgment for a definite sum obtained against Scancell in United States courts through the courts of England and Wales, proceedings would need to be commenced in the courts of England and Wales as an action for the payment of a contractual debt. However, no retrial of the issues would be necessary, provided that:
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the relevant U.S. court had jurisdiction over the original proceedings according to English conflicts of laws principles at the time when proceedings were initiated;

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England and Wales courts had jurisdiction over the matter on enforcement and Scancell either submitted to such jurisdiction or were resident or carrying on business within such jurisdiction and were duly served with process;

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the U.S. judgment was final and conclusive on the merits in the sense of being final and unalterable in the court that pronounced it and being for a definite sum of money;

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the judgment given by the courts was not in respect of penalties, taxes, fines, or similar fiscal or revenue obligations (or otherwise based on a U.S. law that an English court considers to relate to a penal, revenue or other public law);

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the judgment was not procured by fraud;

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the judgment was not obtained following a breach of a jurisdictional or arbitrational clause, unless with the agreement of the defendant or the defendant’s subsequent submission to the jurisdiction of the court;

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recognition or enforcement of the judgment in England and Wales would not be contrary to public policy or the Human Rights Act 1998;

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the proceedings pursuant to which judgment was obtained were not contrary to natural justice;

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the U.S. judgment was not arrived at by doubling, trebling, or otherwise multiplying a sum assessed as compensation for the loss or damages sustained and not being otherwise in breach of Section 5 of the U.K. Protection of Trading Interests Act 1980, or is a judgment based on measures designated by the Secretary of State under Section 1 of that Act;

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there is not a prior decision of an English court or the court of another jurisdiction on the issues in question between the same parties; and

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the English enforcement proceedings were commenced within the limitation period.

Whether these requirements are met in respect of a judgment based upon the civil liability provisions of the United States securities laws, including whether the award of monetary damages under such laws would constitute a penalty, is an issue for the court making such decision.
Subject to the foregoing, investors may be able to enforce in England and Wales judgments in civil and commercial matters that have been obtained from U.S. federal or state courts. Nevertheless, Scancell cannot assure you that those judgments will be recognized or enforceable in England and Wales.
If an English court gives judgment for the sum payable under a U.S. judgment, the English judgment will be enforceable by methods generally available for this purpose. These methods generally permit the English court discretion to prescribe the manner of enforcement. In addition, it may not be possible to obtain an English judgment or to enforce that judgment if the judgment debtor is or becomes subject to any insolvency or similar proceedings, or if the judgment debtor has any set-off or counterclaim against the judgment creditor. Also note that, in any enforcement proceedings, the judgment debtor may raise any counterclaim that could have been brought if the action had been originally brought in England unless the subject of the counterclaim was in issue and denied in the U.S. proceedings.

WHERE YOU CAN FIND MORE INFORMATION
Scancell has filed with the SEC a registration statement on Form F-4, including the exhibits and annexes thereto, with the SEC under the Securities Act, to register the Scancell ADSs that Neuphoria stockholders will receive in connection with the Merger. This proxy statement/prospectus, which is part of the registration statement as well as a proxy statement with respect to the Neuphoria Special Meeting, does not contain all of the information set forth in the registration statement and the exhibits to the registration statement, and some parts have been omitted in accordance with the rules and regulations of the SEC. Scancell may also file amendments to the registration statement. For further information, you are referred to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, you are referred to the copy of the document that has been filed. Each statement in this proxy statement/prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.
Neuphoria files annual, quarterly, and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers, including Neuphoria, who file electronically with the SEC. The address of that website is www.sec.gov. Investors may also consult Neuphoria’s and Scancell’s websites for more information about Neuphoria and Scancell, respectively. Neuphoria’s website is www.neuphoriatx.com. Scancell’s website is www.scancell.co.uk. Information included on these websites is not incorporated by reference into and does not constitute a part of this proxy statement/prospectus.
Neuphoria has supplied all information contained in this proxy statement/prospectus relating to Neuphoria, and Scancell has supplied all information contained in this proxy statement/prospectus relating to Scancell.
Any person, including any beneficial owner, to whom this proxy statement/prospectus is delivered may request copies of this proxy statement/prospectus and any of the annexes incorporated by reference in this document or other information concerning Neuphoria, without charge, by requesting them in writing or by telephone from Neuphoria at the following address and telephone number:
Neuphoria Therapeutics Inc.
Attention: Investor Relations
14 Milliston Road, Box 195
Millis, Massachusetts 02054
Telephone number: (339) 240-6066

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows Neuphoria to “incorporate by reference” certain information filed with or furnished to the SEC, which means that Neuphoria can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this proxy statement/prospectus. With respect to this proxy statement/prospectus, information that Neuphoria later files with or furnishes to the SEC and that is incorporated by reference will automatically update and supersede information in this proxy statement/prospectus and information previously incorporated by reference into this proxy statement/prospectus.
Each document incorporated by reference into this proxy statement/prospectus is current only as of the date of such document, and the incorporation by reference of such document is not intended to create any implication that there has been no change in the affairs of Neuphoria since the date of the relevant document or that the information contained in such document is current as of any time subsequent to its date. Any statement contained in such incorporated documents is deemed to be modified or superseded for the purpose of this proxy statement/prospectus to the extent that a subsequent statement contained in another document that is incorporated by reference into this proxy statement/prospectus at a later date modifies or supersedes that statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.
This proxy statement/prospectus incorporates by reference the following documents and information filed by Neuphoria with the SEC (other than, in each case, documents or information deemed to have been “furnished” and not “filed” in accordance with SEC rules):
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Neuphoria’s Annual Report on Form 10-K for the fiscal year ended June 30, 2026, filed with the SEC on September 18, 2026; and

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Neuphoria’s current reports on Form 8-K filed with the SEC on July 24, 2026;

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Neuphoria’s definitive proxy statement on Schedule 14A filed with the SEC on September 18, 2026;

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the description of Neuphoria’s common stock contained in Exhibit 99.1 to Neuphoria’s Current Report on Form 8-K filed with the SEC on December 23, 2024, including any amendments or reports filed for the purpose of updating such description.

All documents filed by Neuphoria under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and prior to the date of the Neuphoria Special Meeting will be incorporated by reference into this proxy statement/prospectus, other than the portions of such documents not deemed to be filed.
You may obtain copies of these documents in the manner described under “Where You Can Find More Information.”
THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS TO VOTE YOUR SHARES AT THE NEUPHORIA SPECIAL MEETING. THE PARTIES HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS.
THIS PROXY STATEMENT/PROSPECTUS IS DATED           , 2026. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Report of Independent Registered Public Accounting Firm
To the Shareholders and the Board of Directors of Scancell Holdings plc
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Scancell Holdings plc and its subsidiaries (the Company) as of April 30, 2026 and 2025, the related consolidated statements of financial position as of April 30, 2026 and 2025, the related consolidated statements of comprehensive loss, changes in equity and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of April 30, 2026 and 2025, and the results of its operations and its cash flows for the years then ended, in conformity with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB).
Substantial Doubt About the Company’s Ability to Continue as Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency. This raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters also are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ RSM US LLP
We have served as the Company’s auditor since 2026.
Boston, Massachusetts
October 9, 2026

SCANCELL HOLDINGS PLC
Consolidated Statement of Comprehensive Loss
	Notes	2026	2025
		£’000	£’000
Revenue	2	—	4,711
Cost of sales	3	—	(238)
Gross profit		—	4,473
Research and development expenses		(12,033)	(14,686)
Administrative expenses		(5,391)	(4,788)
Operating loss		(17,424)	(15,001)
Interest receivable and similar income		300	336
Interest expense	4	(1,959)	(1,717)
Finance expense relating to derivative liability revaluation	14	(1,124)	(737)
Gain on substantial modification of convertible loan notes	15	—	1,816
Loss on early redemption of convertible loan notes	16	(20)	—
Loss and total comprehensive loss before taxation		(20,227)	(15,303)
Income tax credit	5	2,326	3,031
Loss and total comprehensive loss for the year		(17,901)	(12,272)
Loss per ordinary share (pence)
Basic	6	(1.73)p	(1.26)p
Diluted	6	(1.73)p	(1.26)p
The accompanying notes form an integral part of these consolidated financial statements.

SCANCELL HOLDINGS PLC
Consolidated Statement of Financial Position
	Notes	2026	2025
		£’000	£’000
Assets
Non-current assets
Intangible assets	8	1,617	1,619
Property, plant and equipment	9	108	372
Right-of-use assets	10	236	475
Total non-current assets		1,961	2,466
Current assets
Trade and other receivables	11	670	631
Taxation receivable		2,407	3,099
Cash and cash equivalents		5,323	16,894
Total current assets		8,400	20,624
Total assets		10,361	23,090
Liabilities
Non-current liabilities
Lease liabilities	10	(48)	(123)
Total non-current liabilities		(48)	(123)
Current liabilities
Convertible loan notes	13	(16,834)	(15,753)
Derivative liabilities	14	(8,426)	(7,480)
Trade and other payables	12	(4,262)	(3,178)
Lease liabilities	10	(201)	(391)
Total current liabilities		(29,723)	(26,802)
Total liabilities		(29,771)	(26,925)
Net liabilities		(19,410)	(3,835)
Shareholders’ equity
Share capital	17	1,038	1,037
Share premium	17	82,483	82,403
Merger reserve		5,043	5,043
Share option reserve		5,927	4,141
Retained losses		(113,901)	(96,459)
Total shareholders’ deficit		(19,410)	(3,835)
The accompanying notes form an integral part of these consolidated financial statements.

SCANCELL HOLDINGS PLC
Consolidated Statement of Changes in Equity
	Share Capital	Share Premium	Share Option Reserve	Merger Reserve	Retained Losses	Total
	£’000	£’000	£’000	£’000	£’000	£’000
At 30 April 2024	929	71,927	2,783	5,043	(84,187)	(3,505)
Loss and total comprehensive loss for the year	—	—	—	—	(12,272)	(12,272)
Transactions with owners:
Share placing and open offer, net of issuance costs (Note 17)	107	10,449	—	—	—	10,556
Share option exercises	1	27	—	—	—	28
Share based payment (Note 18)	—	—	1,358	—	—	1,358
At 30 April 2025	1,037	82,403	4,141	5,043	(96,459)	(3,835)
Loss and total comprehensive loss for the year	—	—	—	—	(17,901)	(17,901)
Employee benefit trust settlement (Note 22)	—	—	—	—	459	459
Transactions with owners:
Share option exercises	1	80	—	—	—	81
Share based payment (Note 18)	—	—	1,786	—	—	1,786
At 30 April 2026	1,038	82,483	5,927	5,043	(113,901)	(19,410)
The accompanying notes form an integral part of these consolidated financial statements.

SCANCELL HOLDINGS PLC
Consolidated Statement of Cash Flows
	Notes	2026	2025
		£’000	£’000
Cash flows from operating activities
Loss before tax		(20,227)	(15,303)
Adjustments for:
Interest receivable and similar income		(300)	(336)
Interest expense	4	1,959	1,717
Finance expense relating to derivative liability revaluation	14	1,124	737
Gain on substantial modification of convertible loan notes	15	—	(1,816)
Loss on early redemption of convertible loan notes	16	20	—
Depreciation of right-of-use assets	10	408	392
Depreciation of property, plant and equipment	9	264	487
Share-based payment charge	18	1,786	1,358
Other items		17	29
Cash used in operations before changes in working capital		(14,949)	(12,735)
(Increase) / decrease in trade and other receivables		(31)	747
Increase / (decrease) in trade and other payables		1,180	(15)
Cash used in operations		(13,800)	(12,003)
Tax credits received		3,018	5,604
Net cash used in operating activities		(10,782)	(6,399)
Investing activities
Purchase of intangible assets	8	(94)	(1,525)
Purchase of property, plant and equipment	9	—	(14)
Interest received		300	336
Proceeds from employee benefit trust settlement	22	450	—
Net cash generated from / (used in) investing activities		656	(1,203)
Financing activities
Proceeds from issuance on placing and open offer	17	—	11,254
Costs of share issuances	17	—	(698)
Proceeds from share option exercises		81	28
Repayment of convertible loan notes	13	(1,000)	(450)
Interest paid		(76)	(43)
Lease principal payments		(435)	(401)
Net cash (used in) / generated from financing activities		(1,430)	9,690
Net (decrease) / increase in cash and cash equivalents		(11,556)	2,088
Net foreign exchange difference on cash held		(15)	(11)
Cash and cash equivalents at beginning of the year		16,894	14,817
Cash and cash equivalents at end of the year		5,323	16,894
The accompanying notes form an integral part of these consolidated financial statements.

SCANCELL HOLDINGS PLC
Notes to the Consolidated Financial Statements
1.
Accounting Policies and Other Information

General information
Scancell Holdings plc is a public company limited by shares, which is domiciled, and incorporated in the United Kingdom and registered in England. The address of its registered office is: Bellhouse Building, Sanders Road, Oxford OX4 4GD, and its principal activity as a clinical-stage biotechnology company is the development of treatments for significant unmet needs in cancer.
Basis of preparation
The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board.
Assets and liabilities are initially recognised at historical cost basis or transaction value unless otherwise stated in the relevant accounting policies below. Amounts in the consolidated financial statements and notes are presented in pounds sterling and rounded to the nearest thousand (represented by “£’000”), except where otherwise indicated. The functional currency of the Company and of its consolidated subsidiaries is pounds sterling.
Transactions in foreign currencies are translated into pounds sterling using the exchange rate at the date of the underlying transaction. Foreign currency transactions arising after the reporting period which have yet to complete have been translated into pounds sterling at the date of the announced potential transactions.
Financial amounts contained within narrative are typically disclosed in millions of pounds sterling (to one decimal place) unless more precision is considered useful.
Consolidation and subsidiary
The term “Group” or “Scancell” in these consolidated financial statements refers to the parent company, Scancell Holdings plc and its wholly owned subsidiaries, Scancell Limited and Glymab Therapeutics Limited, collectively. The term “Company” refers to the parent company, Scancell Holdings plc.
The Company owns 100% of Scancell Limited’s 1p and 2p ordinary shares and 100% of Glymab Therapeutics Limited’s £1 ordinary share.
The principal activity of these subsidiaries is research and development, and they are incorporated in the United Kingdom. The registered address of both companies is: Bellhouse Building Sanders Road, Oxford Science Park, Oxford, England, OX4 4GD. There are no significant restrictions between group companies regarding the settlement of assets or liabilities.
A company controls an entity when it is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. The current period and historical results of its subsidiaries have been consolidated in these financial statements and intercompany transactions have been eliminated.
Reporting period and date references
The Group’s consolidated financial statements present consolidated statements of comprehensive loss for the years ended April 30, 2026 and 2025, and consolidated statements of financial position at April 30, 2026 and 2025. The years ended April 30, 2026 and 2025, and the reporting date of April 30, 2026 and April 30, 2025, may be referred to as “2026” and “2025” respectively, in these financial statements except where otherwise indicated.
Going concern assessment
The Group allocates most of its financial resources to R&D expenditure on its ImmunoBody, Moditope and GlyMab platforms. While some of this expenditure is committed, the timing and extent of uncommitted

SCANCELL HOLDINGS PLC
Notes to the Consolidated Financial Statements
expenditure affords flexibility in the allocation of resources. The Group has previously financed its operations through share issuances, convertible loan notes and collaboration revenue.
Since November 2022, the Group has received £10.0 million under collaborations with Genmab A/S (“Genmab”). In the second calendar half of 2020, the Group raised £46.1 million in net proceeds from issuances of shares and convertible loan notes. In December 2023 and 2024, a further £21.8 million in net proceeds was raised from further open offers, placing and subscriptions of ordinary shares. The Group continues to advance its clinical trials and received FDA clearance in January 2026 to conduct a Phase 3 clinical trial, for which the Company requires additional funding.
During the year ended April 30, 2026, the Group incurred an operating loss of £17.4 million and net cash used in operating activities was £10.8 million. As a clinical stage immuno-oncology Group, Scancell has incurred net operating losses since inception and expects such losses in future periods. At April 30, 2026, the Group’s retained losses were £113.9 million and it held £5.3 million of cash and cash equivalents. In July 2024, the maturity of Group’s outstanding convertible loan notes issued to its largest shareholder, Redmile Group LLC (“Redmile”), was extended to August and November 2027 (as described in Note 13).
On July 23, 2026, the Group entered into a binding merger agreement (the “Merger”) with Neuphoria Therapeutics Inc. (“Neuphoria”). Subject to completion of the Merger, Scancell has secured commitments for a private placement (the “PIPE Financing”), for aggregate gross proceeds of approximately $39.1 million (£29.2 million). Subject to the terms of these inter-conditional agreements and shareholder approval from both Scancell and Neuphoria, and to meeting legal and regulatory requirements, if the Merger closes, Neuphoria would become a wholly-owned indirect subsidiary of Scancell Holdings Plc, and Scancell would acquire a minimum of $10.0 million (£7.5 million) of Neuphoria’s remaining cash and cash equivalents. Under further agreed terms, the Group’s outstanding convertible loan notes owed to Redmile, previously due to mature in the second calendar half of 2027, would be converted to equity if the Merger and PIPE Financing complete.
Following its announcement of the Merger and PIPE Financing, the Group raised gross aggregate proceeds of £15.7 million in late July 2026 through a placing (the “UK Placing”) and retail offer (the “Retail Offer” and, together with the UK Placing, the “UK Offerings”) on AIM, a market operated by the London Stock Exchange (“AIM”) as described in the subsequent events in Note 23.
On September 24, 2026, Scancell entered into a loan agreement with certain funds and accounts managed by BlackRock (the “Lender”), for a loan facility of up to $25.0 million, or approximately £18.9 million, (the “Debt Financing”, and together with the PIPE Financing and the UK Offerings, the “Financing”). The Debt Financing consists of four main tranches. For the first three tranches, a portion of each is convertible into Ordinary Shares at the Lender’s option, totalling up to $5.0 million (approximately £3.8 million). The Group intends to draw down $7.0 million (approximately £5.3 million) under the Debt Financing following, and conditional upon, shareholder approval. Further tranches totalling $8.0 million (approximately £6.1 million) could become available following, and conditional upon, completion of the Merger and PIPE Financing, and an anticipated upcoming opening of the first clinical site for the planned Phase 3 study for the Group’s lead candidate, iSCIB1+. These tranches would be drawn following completion of the Merger and PIPE Financing. The remaining tranche could be drawn until December 31, 2027, subject to a minimum equity fundraising threshold. Amounts advanced under the Debt Financing are repayable, following an 18 month interest only period, after which instalments of principal and interest would be required.
The Merger, the PIPE Financing and the Debt Financing are inter-conditional and require the approval of both Scancell’s and Neuphoria’s shareholders for eventual potential proceeds to become available to the Scancell and the new combined group.
With its existing cash and cash equivalents, the potential debt financing and the additional potential cash receipts conditional on successful completion of the Merger and Financing, based on cash flow forecasts covering a period of at least 12 months from the date of approval of these financial statements, the directors

SCANCELL HOLDINGS PLC
Notes to the Consolidated Financial Statements
believe the Group could have sufficient funding to proceed with its planned Phase 3 clinical trial in the fourth calendar quarter of 2026.
While the directors believe that funding from the Merger and Financing could potentially be secured and Scancell has voting support agreements from the Company’s largest shareholders, the inter-conditional potential future financing is dependent on:
•
obtaining approval from both Scancell and Neuphoria shareholders;

•
successful completion of application and review processes with Nasdaq and the SEC; and

•
adhering to further conditions and providing key documentation within required timelines.

The directors also considered the possibility that Scancell would be required to repay its convertible loan note liabilities to Redmile in August 2027 and November 2027 if the Merger and PIPE Financing do not complete and if Redmile does not elect to convert the notes before maturity or extend the maturity date again. The directors determined that while Scancell could seek alternative financing, it could be unable to repay the liabilities in such a scenario.
Based on existing cash resources available and cashflow forecasts covering a period of at least 12 months at the date of approval of these consolidated financial statements, and excluding committed proceeds that remain conditional on completion of the Merger and PIPE Financing, the Group does not currently have sufficient committed funding to meet its forecast cash requirements for a period of at least 12 months from the approval of these financial statements. The Group’s ability to continue as a going concern is dependent on securing additional funding, and completion of the Merger and PIPE Financing requires shareholder and regulatory approvals, and satisfying the other conditions described above. These events are outside the Group’s full control. Accordingly, these circumstances represent material uncertainties which may cast significant doubt on the Group’s ability to continue as a going concern. Notwithstanding these material uncertainties, the directors consider that completion of the Merger and PIPE Financing, together with the Group’s ability to manage discretionary expenditure and seek alternative funding if required, represent realistic alternatives to liquidation or cessation of operations. The consolidated financial statements have therefore been prepared on a going concern basis.
New standards and interpretation
There were no new standards or interpretations adopted in the year that materially impacted the company.
In April 2024, IFRS 18, Presentation and Disclosures in Financial Statements, was issued. The standard mandates defined income and expense categories and subtotals in the income statement, provides guidance on grouping financial information in the financial statements and notes, and requires greater transparency over operating expenses. The Group is currently assessing the impact on its financial statements. The new standard is effective for periods beginning on or after 1 January 2027 and retrospective application is mandatory.
There are no other amendments, new standards or interpretations issued but not yet effective that are expected to materially affect the Group.
Key judgements and sources of estimation uncertainty
The preparation of these consolidated financial statements requires the use of estimates and judgement in the application of accounting policies. Estimates are based on management’s assessment of available information, and inherent uncertainties may cause eventual amounts to materially differ to reported balances. Judgements set out below have had the most significant impact on balances recognised in the financial statements.
Derivative liabilities
Embedded derivative financial liabilities represent the fair value of the conversion feature of the Group’s outstanding convertible loan notes. These derivatives are recognised at fair value and subsequently remeasured

SCANCELL HOLDINGS PLC
Notes to the Consolidated Financial Statements
at each reporting date with differences recognised in the consolidated statement of comprehensive loss. Changes in the Company’s share price or note terms can cause material fluctuations in the Group’s finance income or expense. Further information over the market risk associated with embedded derivatives is provided in Note 20.
Fair value for the year ended April 30, 2025 was calculated using a Black Scholes pricing model, which uses certain inputs subject to estimation, including the Group’s assessment of expected volatility and the expected term. While different assumptions or models could generate values that significantly differ to those reported in the consolidated statement of comprehensive loss, the Group’s analysis of alternatives concluded that the model and assumptions used were materially appropriate for the year ended April 30, 2025.
In April 2026, the Group entered into a non-binding term sheet which led to the binding Merger Agreement between Scancell and Neuphoria in July 2026, as outlined in the Going Concern section of Note 1. In assessing valuation at April 30, 2026, the Group considered that the potential transactions increased the likelihood of early conversion to a significant level when compared to prior reporting periods when it had been considered likely that the instruments would be converted at maturity. Due to these factors and the likelihood of variable outcomes, the Group assessed that a Monte Carlo simulation would better estimate the fair value of the derivative liabilities.
Judgement was required in:
•
assessing the likelihood of success of the Merger and Financings at April 30, 2026

•
determining the conditions present at April 30, 2026 associated with the increased likelihood of earlier conversion resulting from a potential Nasdaq listing

•
considering post-period developments, including modifications to convertible loan notes to further increase the likelihood of early conversion, and assessing the developments to exclude that were not indicative of conditions present at April 30, 2026.

Further details of the inputs used in the valuation of derivatives are provided in Note 14.
A reasonable increase in the estimate to complete the Merger and Financing described in the Going Concern section of this note, of three months would have increased the fair value of the Derivative liabilities recorded in the consolidated statement of financial position and the Finance expense relating to derivative liability revaluation in the Consolidated statement of comprehensive loss by £0.2 million.
Modification of Convertible loan notes
Judgement is involved in the presentation and measurement of modified convertible loan notes. The Group assesses whether extensions and changes in terms represent a substantial modification of convertible loan notes using quantitative information and considering the nature of the changes. If the net present value of the remaining expected cashflows under modified terms when discounted using the original effective interest rate differs from the present value of the previous remaining cashflows by at least 10%, the convertible loan notes are substantially modified, which results in derecognition of liabilities recorded under the previous terms and the recognition of liabilities under the modified terms. Qualitative factors contributing to the determination of a substantial modification in the year ended April 30, 2025 included changes to conversion features and interest deferral as described in Note 13.
Clinical Accruals
The Group contracts with multiple clinical trial sites in the UK for its Phase 2 SCOPE and ModiFY trials. While contracts with these trial sites include defined costs for patient treatment procedures and clinical trial investigator costs, there can be significant variability in incremental costs depending on procedures required and a significant delay until the Group is invoiced by hospitals. The Group estimates clinical accruals based on identified patient and investigator activity from its clinical database, and forms judgements over the

SCANCELL HOLDINGS PLC
Notes to the Consolidated Financial Statements
level of additional costs based on expected levels of activity required for patients and historical analysis. While there could be variability in eventual costs invoiced by hospitals, the Group believes its estimates are materially appropriate.
Further details of the amounts relating to clinical accruals are disclosed within Note 12.
Accounting policies
Revenue
The Group recognizes revenue when its customer obtains control of promised goods, services, intellectual property rights or licenses, in an amount reflecting the consideration expected to be received for such items.
The Group applies the five-step model under IFRS 15, Revenue from Contracts with Customers, to identify the contract with its customer, identify the performance obligations in the contract, determine the transaction price, allocate the transaction price to the performance obligations, and recognize revenue when, or as, the Group satisfies performance obligations.
Revenue represents income from collaboration agreements within the scope of IFRS 15 where the Group licenses rights associated with its antibodies to third parties in exchange for consideration. Consideration for such agreements includes upfront payments, fees upon option exercise, development, regulatory, and commercial milestones, and royalties on commercial sales, should regulatory approval be obtained for out-licensed antibody candidates.
The Group assesses contracts to identify performance obligations and determine whether they are distinct. Performance obligations are promised goods, services, rights or licenses in a contract resulting in a distinct transfer of such goods, services, rights or licenses to a customer. Such promises are distinct when the customer can benefit from the promised item on its own or together with other readily available resources and the promised good or services is separately identifiable from other promises in the contract. In assessing whether promised intellectual property, goods or services are distinct, the Group considers whether the customer can benefit from a promise for its intended purpose without the receipt of the remaining promises, whether the value of the promise is dependent on the unsatisfied promises, whether other parties could provide the remaining promises, and whether a promise is separately identifiable from the remaining promises.
For arrangements that include development, regulatory, or commercial milestones, the variable consideration is constrained and excluded from the transaction price unless it is highly probable that a significant reversal in the amount of cumulative revenue recognised will not occur when the uncertainty associated with the variable consideration is subsequently resolved. Milestones contingent on future events and subject to the decisions of third parties are excluded from the transaction price and not recognised as revenue until the milestones have been achieved under the contract.
Revenue is recognized for the amount of the transaction price allocated to a performance obligation when the performance obligation is satisfied, which in the case of the Group’s contracts is at the point in time that control passes to its customer.
Expenditure
Expenditure is recognised using the accrual basis of accounting, and costs are aggregated and presented by function in the consolidated statement of comprehensive loss.
R&D costs
Costs of R&D activities are expensed in the period in which they are incurred on an accruals basis. Accruals for costs are recorded when materials or services have been received but not yet invoiced. When advance payments are made for R&D services and materials to be received, a prepayment is recorded and subsequently reduced and recognised as an expense in the consolidated statement of comprehensive loss as

SCANCELL HOLDINGS PLC
Notes to the Consolidated Financial Statements
the services and materials are received. Accruals and prepayments for R&D costs typically include fees and costs to be paid to contract research organisations in relation to clinical trials and contract manufacturing organisations in relation to manufacture of drug substance and drug product.
Internally generated development costs are not recognised as an intangible asset until technical feasibility and commercial viability of the product candidate can be demonstrated, this will be following obtaining marketing approval due to the regulatory requirements and other uncertainties involved in obtaining such product approval, and the Group is satisfied that economic benefits will result.
Intangible assets
Intangible assets acquired outside a business combination are stated at cost. These separately acquired R&D technology and rights are assessed for potential recognition as intangible assets in the period the associated costs arise, this assessment requires the assets to meet the definition of an intangible asset under IAS 38, Intangible Assets as described in the R&D costs accounting policy.
Amortisation commences when the asset acquired is available to use in the manner intended by management after the attributable costs required to bring the asset to this condition have accrued. The Group expects amortisation for such assets under development to commence from the point of regulatory approval unless the assets are impaired prior to this point.
The Group performs annual impairment assessments for assets that have an indefinite useful life and are not subject to amortisation where the recoverable amount is determined as the higher of value in use or fair value less costs to sell using a risk-adjusted estimate of discounted cash flows. Should the recoverable amount be lower than the carrying amount, an impairment loss would be recognised for the amount by which the asset’s carrying amount exceeds its recoverable amount.
Income tax credit
Current tax is provided at amounts expected to be recovered or paid using the tax rates and laws that have been enacted or substantively enacted by date of the statement of financial position. Current tax includes credits for qualifying expenditure under the UK’s Enhanced R&D Intensive Support (ERIS) scheme.
Deferred tax is recognised in respect of all temporary differences identified at the balance sheet date, except to the extent that the deferred tax arises from the initial recognition of an asset or liability in a transaction which is not a business combination and at the time of the transaction does not give rise to equal taxable and deductible temporary differences. Temporary differences are differences between the carrying amount of the Group’s assets and liabilities and their tax base.
The Group does not recognise deferred tax assets if sufficient taxable profits in the foreseeable future are not identified to utilise against the deductible temporary differences.
Cash and cash equivalents
Cash and cash equivalents includes cash on hand and deposits held with banks with short-term maturity of three months or less which are subject to an insignificant risk of changes in value.
Share-based payment
The Group operates equity-settled, share-based compensation plans whereby certain employees and directors are granted share options in the Company. The grant date fair value of these employee share plan awards is calculated using the Black Scholes valuation model, and the resulting cost is recognised in the consolidated statement of loss over the vesting period of the awards, which is the period in which the services are received. Further details on share-based payment, including assumptions used in determining the fair value of awards, are provided in Note 18.

SCANCELL HOLDINGS PLC
Notes to the Consolidated Financial Statements
Segment Reporting
The Group operates in one operating segment and its chief operating decision maker is the CEO, who manages operations on an integrated basis for the purposes of allocating resources. The Group is registered in the UK, which is also where its assets are held.
Equity
Equity comprises the following:
•
Share capital, representing the nominal value of equity shares;

•
Share premium, representing the excess over nominal value of the fair value of consideration received for equity shares, net of expenses of the share issue;

•
Retained losses, including all current and prior period results the Company and its subsidiary;

•
Share-based payment reserve, representing the cumulative corresponding equity entries to the expense arising from equity-settled share-based payment arrangements;

•
Merger reserve, representing the difference between the total share capital and premium recorded in Scancell Limited and the nominal value of shares issued by the Company to acquire Scancell Limited’s shares.

All the Company’s shares have equal voting rights and entitlement to dividends.
Financial instruments
Financial assets and financial liabilities are recognised in the Group’s consolidated statement of financial position when the Group becomes a party to the contractual provisions of the instrument.
The Group has received limited revenue proceeds to date, and its only financial assets at April 30, 2026 and 2025 were cash and cash equivalents. Financial assets are initially recognised at fair value and subsequently measured at amortised cost using the effective interest rate method. Interest income from the financial assets is included in interest receivable and similar income.
The Group’s financial liabilities include convertible loan note liabilities, embedded derivative liabilities and most of its trade and other payables. Trade and other payables, and the convertible loan note host liability are measured initially at fair value and subsequently carried at amortised cost using the effective interest rate method.
The conversion features of the convertible loan notes are measured both initially and subsequently at fair value through profit or loss and are recognised as derivative liabilities in the consolidated statement of financial position. Changes in fair value in this financial instrument are recognised in the consolidated statement of financial position and consolidated statement of comprehensive loss in finance expense relating to derivative liability revaluation each reporting period.
Further disclosures relating to the Group’s financial instruments are provided in Note 20.
Convertible loan notes
The Group has issued convertible loan notes, which provide the noteholder — its largest shareholder, Redmile — the right to be repaid in cash at maturity or to exchange outstanding loan notes for ordinary shares in the Company. The first interest-free tranche of notes issued in August 2020 (the “August Notes”) allows conversion of outstanding loans at a specified conversion price at any time prior to maturity. The second tranche of notes issued in November 2020 (the “November Notes”) were originally convertible by Redmile on maturity at a specified conversion price. The November notes bear interest at a rate of 3%, which

SCANCELL HOLDINGS PLC
Notes to the Consolidated Financial Statements
was previously payable annually. In July 2024, the November Notes were modified to accrue interest until maturity and became convertible at any time prior to maturity.
The note agreements provide protection to Redmile if the Company issues new shares at a significant discount to its share price. If the discount exceeds a defined level, the share conversion ratio and associated conversion price of the notes are adjusted. During the year ended April 30, 2022, the maturity dates of the convertible loan notes were extended by three years so that the notes matured in August and November 2025 respectively. In July 2024, the maturities of the notes were further extended to August and November 2027 respectively.
Convertible loan notes are assessed at inception to determine whether they should be classified as compound financial instruments, containing liability and equity components, or whether they represent liabilities. As part of this assessment, the Group considers whether the conversion feature would be settled by the Company delivering a fixed number of its own equity instruments in exchange for a fixed amount of debt settlement. The Group determined that the number of its own equity instruments that would be issued to settle the contracts was variable, and that the convertible loan notes should be classified as liabilities. Since the fair value of Redmile’s conversion options is affected by the Company’s share price, the options were not considered closely related to the host loan liability. The convertible loan notes are therefore hybrid financial instruments containing a freestanding loan liability, and an embedded derivative associated with the conversion feature, which is recognised as a separate liability.
The Company has an issuer option to settle interest on the November Notes with its own shares instead of in cash, contingent upon on Redmile’s consent where conversion would cause Redmile’s shareholding in Scancell to exceed a defined threshold. The potential embedded derivative liability associated with the Group’s option is considered immaterial and reassessed at the end of each reporting period.
On initial recognition, the fair value of conversion options are determined, and the residual value of loan proceeds is assigned to the host loan liability and subsequently measured at amortised cost. The embedded derivative liability is remeasured at fair value at each reporting date and changes are recorded in finance income/(expense). Transaction costs were apportioned between the loan liability and the embedded derivative. Costs allocated to the loan are deducted from the carrying amount of the loan liability and amortised at its effective interest rate, whereas amounts attributed to the conversion feature are fully expensed on issue.
The Group assesses extensions and other convertible loan note amendments to identify whether these represent substantial modifications requiring the extinguishment of the original instrument and recognition of a new liability using quantitative and qualitative information. Gains or losses on substantial modification are recognised in finance (expense)/income in the consolidated statement of comprehensive loss, while the fair value of modified loan liabilities is calculated using market rates of interests for similar debt without the conversion feature and subsequently measured at amortised cost.
Where exercise of conversion options by Redmile may occur in a period of less than a year, the host loan liabilities and embedded derivative liabilities are classified as current liabilities in the consolidated statement of financial position as convertible loan notes and derivative liabilities respectively.
2.
Revenue

The Group recognised no license revenue in the year ended April 30, 2026 (2025: £4.7 million).
The revenue for 2025 arose under a second collaboration with Genmab, a company based in Denmark, agreed by the parties in June 2024, which granted Genmab an option to develop and commercialise one of the Group’s antibodies. Under the terms of the agreement, Genmab was required to perform restricted diligence and evaluation procedures for a period of up to seven months before exercising its option, and the Group provided no development services. An upfront payment of $1.0 million was received in July 2024, which was followed by a further $5.0 million pursuant to Genmab’s exercise of its option in December 2024.

SCANCELL HOLDINGS PLC
Notes to the Consolidated Financial Statements
The Group identified the promises in the arrangement and determined the performance obligations. It was determined that the material performance obligation was to provide Genmab with an exclusive license to develop and commercialise the antibodies.
The Group also assessed that its ongoing involvement under the contract is immaterial and that the agreement conferred a right-to-use license to be recognised at a point in time, since Genmab is not expected to benefit from any further activities performed by the Group in relation to the antibodies after transfer of the license.
The material performance obligation was determined to have been satisfied at the point in time of Genmab’s option exercise and Scancell’s grant of an exclusive license to develop and commercialise the antibodies. This also represented the point that Genmab was able to fully benefit from Scancell’s technology without the limitations on development activity during the initial option evaluation period. During the year ended April 30, 2025, the total transaction price of £4.7 million was recognised as revenue.
The Group entered its first collaboration with Genmab in 2022 under which $6 million was received and Genmab was granted an exclusive license to develop and commercialise another antibody. The Group could be eligible to receive combined total milestones of up to $1.25 billion under both collaborations if Genmab develops and commercialises products across all defined modalities. Royalties on net sales would also be receivable if Genmab were to commercialise and sell the products. Milestones under both agreements were excluded from the transaction price and revenue at April 30, 2026 and 2025 due to the uncertainty of such potential receipts.
3.
Cost of sales

	2026	2025
	£’000	£’000
Cost of sales – royalties	—	238
Cost of sales represent royalties payable in connection with out-licensed revenue which Scancell generates using in-licensed intellectual property for antibodies. The Group in-licenses certain monoclonal antibodies for further development. Where the Group provides licenses to third party collaborators and has also in-licensed technology related to the arrangement under which it receives revenue, depending on the decisions of the collaborator, the Group may be required to pay royalties of up to 10% of the licence revenue it receives.
4.
Interest expense

	2026	2025
	£’000	£’000
Lease interest	21	35
Convertible loan note interest	1,938	1,682
Total interest expense	1,959	1,717

5.
Income tax credit

The tax credit on the loss for the year was as follows:
	2026	2025
	£’000	£’000
Current tax
UK corporation tax credits due on R&D expenditure	2,406	3,099
Adjustment in respect of prior years	(80)	(68)
Tax credit	2,326	3,031

SCANCELL HOLDINGS PLC
Notes to the Consolidated Financial Statements
The tax credit for 2026 is lower (2025: lower) than the applicable rate of corporation tax in the UK applied to the Group’s loss before tax, and a reconciliation explaining these differences is provided below.
	2026	2025
	£’000	£’000
Loss on ordinary activities before tax	(20,227)	(15,303)
Tax at the standard rate of corporation tax of 25% (2025: 25%)	5,057	3,826
Effects of:
Disallowed expenditure on convertible loans	(771)	(152)
Other disallowed expenditure	(598)	(329)
Enhanced tax relief on R&D expenditure	176	226
Adjustments in respect of prior years	(80)	(68)
Unrelieved losses carried forward	(1,458)	(472)
Tax credit	2,326	3,031
The Group has tax losses, the majority of which can be carried forward indefinitely, of £51.5 million (2025: £45.5 million) to utilise against future profits. A deferred tax asset has not been recognised in respect of these losses as the Group does not anticipate sufficient taxable profits to arise in the foreseeable future to utilise them. The estimated value of the total unrecognised deferred tax asset measured at the prevailing rate of tax when the timing differences are expected to reverse is £13.0 million (2025: £11.5 million), £12.9 million of which related to tax losses (2025: £11.4 million). This is based on the substantively enacted rate of UK corporation tax on the balance sheet date of 25%.
Other unrecognised deferred tax liabilities and assets at April 30, 2026 and 2025 were immaterial.
6.
Loss per share

The earnings and weighted average number of ordinary shares used in the calculation of basic and diluted loss per share are set out in the tables below.
Basic and diluted loss per share	2026	2025
	£’000	£’000
Loss used in calculation of basic and diluted loss per share	(17,901)	(12,272)
	Number	Number
Weighted average number of ordinary shares	1,037,592,362	970,318,493
Basic and diluted loss per share (pence)	(1.73)	(1.26)
Convertible loan notes and the effect of share options for both 2026 and 2025 have been excluded from the calculation of diluted loss per share, since these items would have the effect of reducing the loss per share. The number shares convertible by Redmile and outstanding share options at April 30, 2026 are referred to in Note 13 and Note 18, respectively.
7.
Employee benefit expenses

The following items represented the Group’s total employee benefit expense.
	2026	2025
	£’000	£’000
Salary costs and other benefits	5,764	5,698
Share based payment expense	1,786	1,358
	7,550	7,056

SCANCELL HOLDINGS PLC
Notes to the Consolidated Financial Statements
Included within Salary costs and other benefits are defined contribution plan expenses of £0.3m (2025: £0.2m).
The Group’s key management personnel are its directors and its Chief Medical Officer. The following costs were incurred in respect of key management personnel.
	2026	2025
	£’000	£’000
Costs of salaries and other short-term benefits	1,393	1,459
Post-employment benefit costs	49	32
Share-based payment expense	1,692	1,299
	3,134	2,790

8.
Intangible assets

	Acquired Development and Commercial Rights	Other Acquired Assets	Total
	£’000	£’000	£’000
Cost
At May 1, 2024	—	—	—
Additions in the year ended April 30, 2025	1,599	20	1,619
At April 30, 2025 and 2026	1,599	20	1,619
Accumulated amortisation
At May 1, 2024 and April 30, 2025	—	—	—
Charge for the year ended April 30, 2026	—	2	2
At April 30, 2026	—	2	2
Net book value
At April 30, 2026	1,599	18	1,617
At April 30, 2025	1,599	20	1,619
At May 1, 2024	—	—	—
The acquired development and commercial rights in the table above relate to technology for the Group’s lead product, iSCIB1+ and arose under the Group’s agreements with PharmaJet and other partners.
In September 2024, PharmaJet and Scancell entered into a Strategic Partnership Agreement (“SPA”) which provided Scancell with an exclusive, sub-licensable worldwide license to develop and commercialise PharmaJet’s needle-free Stratis® technology in iSCIB1+, Scancell’s lead candidate, for the treatment of melanoma and potential products resulting from development in Scancell’s studies. $2.0 million was payable at the effective date and further milestones are potentially payable depending on the progress of Scancell’s development of iSCIB1+ using PharmaJet’s device, relating to various clinical and regulatory events which may occur. The agreement also outlines clinical and commercial pricing and other arrangements in connection with the supply of the needle-free technology.
The Group assessed the value of the rights and other deliverables conferred by the SPA and identified £0.2 million of cost relating to the supply of goods, which was recognised as a prepayment within trade and other receivables. £1.4 million of costs recognised within intangible assets in the table above at April 30, 2026 and 2025 were attributed to the development and commercialisation rights acquired by Scancell in connection with PharmaJet’s technology.
In addition to costs in the table above, such intangible assets may increase if the Group meets further development milestones using the acquired technology rights. Included in intangible assets at April 30, 2025 were £0.1 million of accrued costs paid in the year ended April 30, 2026.

SCANCELL HOLDINGS PLC
Notes to the Consolidated Financial Statements
Amortisation for acquired development and commercial rights is expected to commence if regulatory marketing approval is obtained in a major jurisdiction and the assets are available for use in the manner intended by management.
The Group assessed the carrying value of these assets under development at April 30, 2026 by confirming no significant changes in the expected use of the assets had occurred, and by considering the recent FDA clearance and fast-track designation in January 2026 and April 2026 for its Phase 3 trial for the treatment of advanced melanoma using iSCIB1+ with checkpoint inhibitors. The Group estimated the recoverable amount of the acquired development and commercial rights using a risk-adjusted estimate of discounted cash flows relating to the commercialisation of iSCIB1+ and determined that no impairment was required.
In its assessment of the fair value less costs of disposal of the assets under development, management have determined the following key assumptions relating to the discount rate, probability of clinical success and long-term growth rate:
•
A discount rate of 12.3% was used, which is estimated on a post-tax basis reflecting the estimated cost of capital of the Group.

•
Management used forecasts covering a 14-year period to enable the potential completion of development and inclusion of commercial sales.

•
Neither a growth rate nor extrapolation beyond this period was required and the Group concluded that any reasonably possible change in any key assumptions would not cause the aggregate carrying amount of intangible assets to exceed their recoverable amount and that there was substantial headroom.

The level of the fair value hierarchy used for the assessment of fair value less costs of disposal were level 3 inputs.

SCANCELL HOLDINGS PLC
Notes to the Consolidated Financial Statements
9.
Property, plant and equipment

	Computer equipment	Fixtures and fittings	Laboratory equipment	Total
	£’000	£’000	£’000	£’000
Cost
At May 1, 2024	141	474	1,924	2,539
Additions	—	—	14	14
Disposals	(16)	(44)	(108)	(168)
At April 30, 2025	125	430	1,830	2,385
Additions	—	—	—	—
Disposals	—	—	—	—
At April 30, 2026	125	430	1,830	2,385
Accumulated depreciation
At May 1, 2024	112	277	1,288	1,677
Charge for the year	22	81	384	487
Disposals	(16)	(27)	(108)	(151)
At April 30, 2025	118	331	1,564	2,013
Charge for the year	6	85	173	264
Disposals	—	—	—	—
At April 30, 2026	124	416	1,737	2,277
Net book value
At April 30, 2026	1	14	93	108
At April 30, 2025	7	99	266	372
At May 1, 2024	29	197	636	862

10.
Leases

The Group rents office and laboratory space under lease agreements with the University of Nottingham and the Oxford Science Park. During the year ended April 30, 2026, the Company entered into a new agreement for office and laboratory space with the University of Nottingham, the effect of which was immaterial. The Group also entered into a new agreement with the Oxford Science Park after the reporting period, as outlined in Note 23.

SCANCELL HOLDINGS PLC
Notes to the Consolidated Financial Statements
The Group’s lease liabilities are presented in the consolidated statement of financial position and its right-of-use assets are summarised below.
Land and Buildings
£’000
Right-of-use assets
Carrying amount
At April 30, 2024	847
Remeasurements	20
Depreciation	(392)
At April 30, 2025	475
Remeasurements	15
Depreciation	(408)
Additions	154
At April 30, 2026	236
The maturities of the total undiscounted contractual lease liability payments are set out below.
	Up to three months	Between 3 and 12 months	Between one and three years	Total Payments
	£’000	£’000	£’000	£’000
At April 30, 2026	118	99	43	260
At April 30, 2025	110	296	123	529
	2026	2025
	£’000	£’000
Analysis of lease expense
Depreciation of right-of-use assets	408	392
Interest expense related to lease liabilities	21	35
Short-term lease expense	16	20
Total lease expense	445	447
	2026	2025
	£’000	£’000
Lease payments
Total payments (including interest and short-term)	473	456
	2026	2025
Further lease information
Weighted average remaining lease term	0.9 years	1.2 years
Weighted average discount rate	8.1%	5.0%

SCANCELL HOLDINGS PLC
Notes to the Consolidated Financial Statements
11.
Trade and other receivables

	2026	2025
	£’000	£’000
VAT receivable	129	77
Prepayments	533	442
Other assets	8	112
Total trade and other receivables	670	631

12.
Trade and other payables

	2026	2025
	£’000	£’000
Trade payables	821	606
Taxation and social security	157	374
Accruals	3,284	2,198
Total trade and other payables	4,262	3,178
Accruals were higher at April 30, 2026 than 2025 due to initial costs of £0.5 million associated with the Merger agreement referred to in the Going Concern section of Note 1, and an increase in unbilled clinical trial activity. The value of clinical accruals contained within the £3.3 million and £2.2 million of total accruals at April 30, 2026 and 2025, was £2.2 million and £1.4 million, respectively.
13.
Convertible loan notes

Financial summary
The interest-free convertible loan notes originally issued in August 2020 are referred to here and in Note 14 and 15 as “August notes”, and the notes issued in November 2020 bearing interest at 3% are referred to as “November notes”. The table below summarises the movement in the host loan component of convertible loan notes.
	August notes Host Loan (Current)	November notes Host Loan (Non-current)	November notes Host Loan (Current)	Total
	£’000	£’000	£’000	£’000
At May 1, 2024	1,606	17,366	—	18,972
Interest expense	18	172	—	190
Derecognition of previous instrument	(1,624)	(17,538)	—	(19,162)
At July 1, 2024	—	—	—	—
Recognition of modified instrument	1,203	—	13,516	14,719
Repayment of interest	—	—	(8)	(8)
Repayment of convertible loan notes	—	—	(450)	(450)
Interest expense	126	—	1,366	1,492
At April 30, 2025	1,329	—	14,424	15,753
Repayment of interest	—	—	(55)	(55)
Repayment of convertible loan notes	—	—	(1,000)	(1,000)

SCANCELL HOLDINGS PLC
Notes to the Consolidated Financial Statements
	August notes Host Loan (Current)	November notes Host Loan (Non-current)	November notes Host Loan (Current)	Total
	£’000	£’000	£’000	£’000
Early redemption loss on derecognition	—	—	198	198
Interest expense	169	—	1,769	1,938
At April 30, 2026	1,498	—	15,336	16,834

The convertible loan notes at April 30, 2026 and 2025 are classified as current liabilities in the consolidated statement of financial position since they may be converted prior to maturity. The maturities of the total undiscounted payments, including contractual interest payments, are set out below.
	Within 1 year	Between 1 and 2 years	Between 2 and 3 years	Total payments
	£’000	£’000	£’000	£’000
At April 30, 2026	—	20,172	—	20,172
At April 30, 2025	—	—	21,283	21,283
Further background and changes for the years ended April 30, 2026 and 2025
Upon issuance in 2020, the August notes were interest-free and convertible by the noteholder into ordinary shares of Scancell Holdings plc at any time. Following a deed of amendment in October 2021, the August Notes’ conversion price was adjusted from 6.1 pence to 5.9 pence per share, and the maturity of the notes was extended by three years so that they became repayable by the Company in August 2025. The November Notes were issued with annual interest of 3% payable and were originally only repayable by the Company or convertible by the noteholder into ordinary shares of Scancell Holdings plc at a price of 13 pence at maturity.
In July 2024, the Group entered into a deed of amendment relating to all outstanding convertible loan notes with the noteholder, Redmile. Under the deed of amendment:
•
the maturity of the notes was extended by a further two years so that the August Notes became repayable by the Company on 12 August 2027 and the November Notes became repayable on 10 November 2027

•
the terms of the November Notes were revised to enable Redmile to convert the notes at any time prior to maturity

•
interest terms of the November Notes were revised to accrue until maturity rather than require annual repayment

•
the Company was required to pay £450,000 of outstanding November notes in July 2024.

Following further financing in December 2024 as described in Note 17, the conversion price of the August Notes was reduced from 5.9 pence to 5.76 pence a share, and the conversion price for the November Notes was reduced from 13 pence to 12.7 pence a share.
In September 2025, Redmile and the Group agreed to the early partial redemption of £1.0 million of notes.
Accounting treatment
As outlined in the “convertible loan notes” accounting policy in Note 1, the Group’s convertible loan notes are hybrid financial instruments containing a freestanding loan liability, and an embedded derivative associated with Redmile’s conversion option, which is recognised as a separate liability.

SCANCELL HOLDINGS PLC
Notes to the Consolidated Financial Statements
For the year ended April 30, 2025, the Group assessed the impact of the July 2024 deed of amendment outlined above and determined that the changes represented a substantial modification to the convertible loan notes. The notes under the previous terms were derecognised and remeasured at July 1, 2024 using a rate of interest applicable to the Company’s borrowing profile for an equivalent loan without the conversion feature, which was estimated at 12.7%. Further information on the judgements used in this determination is provided within the “Key judgements and sources of estimation uncertainty” section in Note 1.
Further information on derivative liabilities at April 30, 2026 and 2025, including the derecognition and recognition of modified derivatives in relation to the substantial modification, is provided in Note 14. The impact of the substantial modification on the consolidated statement of comprehensive loss in relation to both the host loan liabilities and the derivative liabilities is further outlined in Note 15.
The impact on the consolidated statement of comprehensive loss of the partial early redemption of £1.0 million of notes described above for the year ended April 30, 2026, is outlined in Note 16.
Additional information
At April 30, 2026, the principal amount of August notes and November notes repayable in cash or to be settled by conversion to 30,331,708 and 129,533,448 ordinary shares at Redmile’s election was £1.75 million and £16.45 million respectively. Subject to completion of the Merger and Financing as outlined in the Going Concern section of Note 1, the Redmile notes will be converted into non-voting ordinary shares following a modification to the terms of convertible loan notes in July 2026.
Further information on Redmile and related party transactions is provided in Note 19.
14.
Derivative liabilities

In estimating the fair value of the embedded derivative financial liabilities, the Group uses observable market data (Level 1 and 2 inputs) to the extent they are available. Where such data are not available, certain estimates (representing Level 3 inputs) regarding inputs to the valuation are made.
The derivative liabilities in the consolidated statement of financial position are classified as Level 3 financial instruments. The fair value for the year ended April 30, 2025 was determined using the Black Scholes model using expected volatility, a risk-free rate, a dividend yield, expected term, exercise price and the end of year share price as detailed below.
	August notes April 30, 2025	November notes April 30, 2025
Expected volatility (%)	64.9	65.4
Risk-free interest rate (%)	3.6	3.6
Dividend yield (%)	—	—
Expected term (years)	2.3	2.5
Exercise price (p)	5.76	12.7
Market share price (p)	10.75	10.75
In April 2026, the Group entered into a non-binding term sheet in relation to the Merger and Financings outlined in the Going Concern section of Note 1. In assessing valuation at April 30, 2026, the Group considered that the possibility presented by the Merger and Financing increased the likelihood of early conversion to a significant level when compared to prior reporting periods. As a result, the Group used a Monte Carlo simulation to estimate the fair value of the derivative liabilities to capture the enhanced optionality, path dependency, and interaction between potential outcomes. The Monte Carlo simulation was used as part of a “with-and-without” model under which the Group estimated the difference in the value of the convertible loan notes with and without conversion options. The embedded derivatives used Level 3 inputs with the inputs set out below.

SCANCELL HOLDINGS PLC
Notes to the Consolidated Financial Statements
	August notes April 30, 2026	November notes April 30, 2026
Expected volatility (%)	62.0	65.5
Risk-free interest rate (%)	4.5	4.5
Dividend yield (%)	—	—
Contractual term (years)	1.3	1.5
Exercise price (p)	5.76	12.7
Market share price (p)	14	14
In addition, the Monte Carlo model utilized assumptions from the perspective of April 30, 2026, concerning:
•
the estimated timing and completion of the Merger and Financing announced in July 2026

•
the probability of the notes being converted at maturity, at completion of the Merger and Financing, and under other scenarios

•
an appropriate discount rate to apply for measurement.

The table below summarizes the movements in the derivative liabilities.
	August notes Derivative (Current)	November notes Derivative (Non-current)	November notes Derivative (Current)	Total
	£’000	£’000	£’000	£’000
At May 1, 2024	1,256	2,860	—	4,116
Fair value loss on revaluation	521	1,313	—	1,834
Derecognition of previous instrument	(1,777)	(4,173)	—	(5,950)
At July 1, 2024	—	—	—	—
Recognition of modified instrument	2,103	—	6,474	8,577
Fair value gain on revaluation	(162)	—	(935)	(1,097)
At April 30, 2025	1,941	—	5,539	7,480
Derecognition of derivative on early redemption	—	—	(178)	(178)
Fair value loss on revaluation	720	—	404	1,124
At April 30, 2026	2,661	—	5,765	8,426

15.
Gain on substantial modification of convertible loan notes

The gain on substantial modification of the convertible loan notes in the year ended April 30, 2025 represented:
•
The difference at July 1, 2024 between the carrying amount of the convertible loan note host liabilities under the previous terms, which were originally measured at fair value and subsequently at amortised cost, and the fair value of the host loan liabilities under the modified terms on the same date.

•
The difference at July 1, 2024 between the fair value of embedded derivative liabilities measured under the previous terms and the value of the derivatives measured under the modified terms.

SCANCELL HOLDINGS PLC
Notes to the Consolidated Financial Statements
The components of the net gain on substantial modification arising on July 1, 2024 in the year ended April 30, 2025 are below.
	August notes	November notes	Total
	£’000	£’000	£’000
Derecognition of host loan liability at July 1	(1,624)	(17,538)	(19,162)
Recognition of modified host loan liability at July 1	1,203	13,516	14,719
Gain on modified host loan liability at July 1, 2024	(421)	(4,022)	(4,443)
Derecognition of derivative liability at July 1	(1,777)	(4,173)	(5,950)
Recognition of modified derivative liability at July 1	2,103	6,474	8,577
Loss on modified derivative liability at July 1, 2024	326	2,301	2,627
Net gain on substantial modification at July 1, 2024	(95)	(1,721)	(1,816)
The gain on the modified host liabilities in 2025 reflected the increase in interest rates since the previous substantial modification in 2021 and the initial measurement of the modified liabilities using a higher discount rate. This also resulted in a higher effective interest expense in the consolidated statement of comprehensive loss as the modified liabilities are subsequently measured at amortised cost.
The loss on the modified embedded derivative liabilities associated with the conversion features represented the increase in value of these options to Redmile resulting from a longer period under the extended terms in which it may benefit from changes in the Company’s share price before maturity or conversion.
16.
Loss on early redemption of convertible loan notes

In September 2025, Redmile and the Group agreed to the early partial redemption of £1.0 million of notes. The Group recognised a loss on early redemption of convertible loan notes of £20,000 for the year ended April 30, 2026, which represented a gain of £178,000 on derecognition of the associated derivative liability and a loss of £198,000 on derecognition of the host loan liability reflecting the difference in the carrying amount of the amortised cost liability.
17.
Issued share capital and premium

	Ordinary £0.001 Shares	Share capital	Share Premium
	(Number)	(£’000)	(£’000)
At April 30, 2024	928,979,977	929	71,927
Exercise of share options	620,000	1	27
Share issuance on placing and open offer	107,181,426	107	10,449
At April 30, 2025	1,036,781,403	1,037	82,403
Exercise of share options	1,000,000	1	80
At April 30, 2026	1,037,781,403	1,038	82,483
All issued shares are authorized, allotted and fully paid. In December 2024, the Group raised £10.6 million after deductions for attributable issuance costs of £0.7 million following completion of an open offer, placing and subscription of ordinary shares.
The concept of authorized share capital is not applicable under the provisions of the Companies Act under which Scancell operates. On October 30, 2025, Scancell’s shareholders approved the disapplication of pre-emptive rights until 30 January 2027 or, if earlier, the date of Scancell’s next annual general meeting of

SCANCELL HOLDINGS PLC
Notes to the Consolidated Financial Statements
shareholders, in respect of the allotment of up to a maximum nominal value of £207,556.28 of ordinary shares of £0.001 each.
18.
Share options

The Company grants equity settled share options under its Share Incentive Plan (“SIP”) to enable directors and employees to acquire shares in the Company at a specified exercise price following a period of service. Options typically vest in instalments over a period of three years and expire after 10 years, although the Board may adjust terms at its discretion under the rules of the SIP. Some options granted meet qualifying conditions under His Majesty’s Revenue and Customs (“HMRC”) Enterprise Management Incentive (“EMI”) scheme, which provides individuals with certain tax benefits. Most options are granted and registered with HMRC under a non-tax advantaged scheme.
The number and weighted average exercise price of outstanding options are set out below.
	Number of options outstanding	Weighted average exercise price (pence)
At May 1, 2024	44,564,544	11.8
Granted	56,787,347	12.6
Exercised	(620,000)	4.5
Cancelled	(216,319)	16.3
At April 30, 2025	100,515,572	12.8
Granted	2,742,968	9.6
Exercised	(1,000,000)	8.2
Cancelled	(4,188,084)	15.3
At April 30, 2026	98,070,456	12.6
Exercisable at April 30, 2026	58,659,458	12.8
The share-based payment charge for 2026 was £1,786,000 (2025: £1,358,000). The weighted average fair value of options granted during the year ended April 30, 2026 was 6 pence per option (2025: 7 pence per option), and the weighted average share price at the date of option exercise during the year ended April 30, 2026 was 10 pence (2025: 11 pence per option).
The fair value of options granted in 2026 and 2025 was calculated using the Black-Scholes model. Expected volatility is based on the Company’s historical share price over a period equal to the expected option life, and the risk-free rate is based on zero-coupon government bonds. Assumptions are summarised below.
Assumption	2026	2025
Expected volatility	72.3%	72.8 – 73.8%
Expected life	6 years	6 years
Risk-free rate	4.2%	3.8 – 4.3%
Expected dividend yield	Nil	Nil

SCANCELL HOLDINGS PLC
Notes to the Consolidated Financial Statements
For the share options outstanding at April 30, 2026, the exercise prices and weighted average remaining contractual life are as follows:
Exercise price (pence)	Number of options outstanding	Weighted average remaining contractual life (years)
4.5	3,850,000	0.3
5.3	140,000	2.1
8.2	4,880,000	4.0
9.6	2,590,468	9.1
10.1	666,667	1.0
10.5	16,883,952	2.2
11.7	36,620,681	8.8
14.2	238,166	5.8
14.3	700,522	6.0
14.5	18,500,000	8.3
17.5	4,000,000	7.0
21.3	9,000,000	5.4
	98,070,456

19.
Related party transactions

Intragroup transactions eliminated on consolidation are not disclosed these consolidated financial statements. Compensation of key management personnel is disclosed in Note 7.
The Group’s convertible loan note transactions for the years ended April 30, 2026 and 2025 were made with funds managed by Redmile. At April 30, 2026, Redmile and affiliates owned 297,188,365 ordinary shares in the Company, representing 28.6% of issued ordinary shares at that date. A summary of these convertible loan transactions with Redmile for the years ended April 30, 2026 and 2025 is provided in Note 13.

SCANCELL HOLDINGS PLC
Notes to the Consolidated Financial Statements
20.
Financial instruments

The Group’s financial instruments are summarised below.
	2026	2025
	£’000	£’000
Financial assets
Cash and cash equivalents	5,323	16,894
Other assets	9	—
Total financial assets	5,332	16,894
Financial liabilities
Non-current financial liabilities
Lease liabilities	48	123
Total non-current financial liabilities	48	123
Current financial liabilities
Convertible loan notes	16,834	15,753
Derivative liabilities	8,426	7,480
Trade and other payables	4,105	2,804
Lease liabilities	201	391
Total current financial liabilities	29,566	26,428
Total financial liabilities	29,614	26,551
Fair value disclosures
The Group’s financial assets and liabilities are initially recognised at fair value. The convertible loan notes financing the Group are a hybrid financial instrument whereby a debt host liability component and an embedded derivative liability component were determined at initial recognition. The derivative liability is subsequently measured at fair value, whereas the host liability is measured at amortised cost. Further details of inputs used in the measurement of the derivative liability are provided in Note 14. The Group assessed that the amortised cost values of the convertible loan note host liabilities reported in the table above reasonably approximated fair value for the periods presented after determining that changes in the estimated equivalent market rates of interest on the modified host loan liabilities were not material.
Maturity of financial liabilities and changes in liabilities arising from financing activities
Financial liabilities in the preceding table relating to operating items at April 30, 2026 and 2025 were payable within twelve months. Trade payable terms vary, with most invoices due between 30 and 60 days. Accruals for costs incurred may have longer maturities since they are dependent on timely invoicing by the Group’s suppliers and payment schedules under statements of work.
The maturity of items greater than 12 months, which include the Group’s lease liabilities and convertible loan liabilities, are set out in Notes 10 and 13, respectively. Note 13 also discloses the changes in convertible loan note liabilities resulting from effective interest and repayments. There were no material changes in lease liabilities during the year ended April 30, 2026 or 2025.
Qualitative and quantitative risk disclosures
The Group finances its operations through the cash proceeds of equity raises, convertible loan note issuances and collaboration agreements. The Board monitors financial markets and assesses liquidity to ensure that policies are updated and executed in the Group’s best interests.

SCANCELL HOLDINGS PLC
Notes to the Consolidated Financial Statements
Liquidity risk
Liquidity risk is the risk that the Group will not be able to meet its financial obligations as they fall due. Management’s approach to liquidity risk is to ensure, to the extent possible and practical, that it has sufficient cash to meet its liabilities as they fall due, under both normal and stressed conditions, and without incurring unacceptable losses. Further details of the Group’s capital management and plans to address liquidity risk are set out under the “Going concern” section of Note 1.
Market risk
Market risk is the risk that changes in market prices, such as interest rates and exchange rates will affect the Group’s income or the value of financial instruments. The objective of market risk management is to manage and control market risk exposures within acceptable parameters whilst optimising the return.
The Group’s cash and cash equivalents in the consolidated Statement of financial position primarily represent sterling current account balances. These are instantly available funds attracting variable rates of interest. As the Group advances its clinical trials and manufacturing projects, it anticipates there will be a requirement for higher levels of foreign currency balances in future. The Group monitors these requirements to ensure it has sufficient levels of foreign currency balances and seeks to reduce the impact of potential currency losses where practical. The Group does not hold or issue hedging instruments or enter derivative contracts for speculative purposes.
The Group’s convertible loan notes give rise to embedded derivative liabilities, which are also subject to market risk. The fair value of these liabilities significantly fluctuates with changes in the Company’s share price. The fair value of derivative liabilities at April 30, 2026 was higher by £1.0 million than at April 30, 2025 (2025: fair value was £3.4 million higher than May 1, 2024). For the year ended April 30, 2026, there was a gain on derivative derecognition of £0.2 million, following early redemption of £1.0 million of convertible loan notes, which was offset by fair value revaluation losses. More significant movements may occur in the future as the Company’s share price and other factors change. Under the terms of the Merger and Financing, Redmile will convert its outstanding convertible loan notes if the transactions are completed, after which such fair value movements would be expected to end following derecognition. An increase in the Company’s share price of 1 pence at April 30, 2026 would have increased the derivative liability recorded in the consolidated statement of financial position at April 30, 2026 by £1.1 million.
Credit risk
Credit risk is the risk of financial loss to the Group if a customer or counterparty to a financial instrument fails to meet its contractual obligations and arises principally from the Group’s receivables from customers. This risk is currently lower since the Group’s policy is to enter into revenue-generating contracts with established international biotechnology or pharmaceutical companies.
21.
Commitments and contingencies

Details of the Group’s lease and convertible loan note commitments at April 30, 2026 and 2025 are provided in Note 10 and 13. Further details of potential future royalties payable are provided in Note 3.
The Group could pay milestones under its collaborations with PharmaJet and other partners. These potential payments are dependent on the Group’s success in further developing its immunotherapies and do not represent commitments since they are within the Group’s control.
22.
Employee benefit trust settlement

In April 2026, the Group received £450,000 from an Employee Benefit Trust (“EBT”) following the commencement of the EBT’s winding-up process. The EBT was established in 2007 with loans provided by the

SCANCELL HOLDINGS PLC
Notes to the Consolidated Financial Statements
Group as part of a share-based incentive arrangement. A review of the arrangement under IFRS 10 concluded that the Group did not control the EBT or the remaining shares under the EBT’s arrangements during the periods presented.
Amounts previously due from the EBT had been assessed for recoverability and were fully impaired in a prior period. A gain on impairment reversal of £459k was recognised directly in retained losses during the year ended April 30, 2026, consistent with the recognition of the previous impairment. In forming this assessment, the Group also considered that the loan to the EBT had not been expected to be repaid in cash and that guidance under IAS 32.33 relating to consideration paid for an entity’s own equity instruments could be applied, resulting in recognition in equity rather than in the statement of comprehensive loss.
Since the cash receipt represented settlement of the historical loan balance due from the vehicle, it is presented within investing activities in the Consolidated Statement of Cash Flows. The Group expects to receive further proceeds of £9,000 from the EBT and the finalisation of winding up and ultimate liquidation of the EBT by the trustee is expected to be completed in the year ended April 30, 2027.
23.
Events after the reporting period

On July 23, 2026, the Group entered into a binding merger agreement (the “Merger”) with Neuphoria Therapeutics Inc. (“Neuphoria”). Subject to completion of the merger, Scancell has secured commitments for a private placement (the “PIPE Financing”) for aggregate gross proceeds of $39.1 million (approximately £29.2 million). If the Merger closes as expected, Neuphoria would become a wholly owned indirect subsidiary of Scancell Holdings Plc, and Scancell would be entitled to acquire a minimum of $10.0 million (approximately £7.5 million) of Neuphoria’s remaining cash and cash equivalents. Under further agreed terms, the Group’s outstanding convertible loan notes, previously due to mature in the second calendar half of 2027, would be converted to equity if the Merger and PIPE Financing complete.
Following its announcement of the Merger and PIPE Financing, the Group raised gross aggregate proceeds of £15.7 million in late July through a placing and retail offer on AIM, a market operated by the London Stock Exchange.
On September 24, 2026, Scancell entered into a loan agreement with certain funds and accounts managed by BlackRock (the “Lender”), for a loan facility of up to $25.0 million (approximately £18.9 million) (the “Debt Financing”, and together with the PIPE Financing and the UK Offerings, the “Financing”). The Debt Financing consists of four main tranches. For the first three tranches, a portion of each is convertible into Ordinary Shares at the Lender’s option, totalling up to US $5.0 million (approximately £3.8 million). The Group intends to draw down $7.0 million (approximately £5.3 million) under the Debt Financing following, and conditional upon, shareholder approval. Further tranches totalling $8.0 million (approximately £6.1 million) could become available following, and conditional upon, completion of the Merger and PIPE Financing, and an anticipated upcoming opening of the first clinical site for the planned Phase 3 study for the Group’s lead candidate, iSCIB1+. These tranches would be drawn following completion of the Merger and PIPE Financing. The remaining tranche could be drawn until 31 December 2027, subject to a minimum equity fundraising threshold.
Amounts advanced under the Debt Financing are repayable, following an 18 month interest only period, after which instalments of principal and interest would be required. The convertible portion of the debt is convertible at a 30% premium to the PIPE subscription price. The Group will also grant warrants to subscribe for Ordinary Shares pro-rata to drawdowns under the Debt Financing. The number of ordinary shares issued under the warrants will be determined at the point of exercise of the warrants and will be equal to 4.5% of each drawdown amount divided by the subscription price, which is expected to be the lowest price paid per share in the Financing (subject to adjustment for an anticipated share consolidation).

SCANCELL HOLDINGS PLC
Notes to the Consolidated Financial Statements
The Merger, PIPE Financing and Debt Financing are inter-conditional and require the approval of both Scancell’s and Neuphoria’s shareholders for eventual potential proceeds to become available to the Group.
In August 2026, the Group entered into a new lease agreement with the Oxford Science park providing the right to use office and laboratory space for up to three years. The agreement includes a Scancell termination option and options to relocate to alternative premises.

Annex A

AGREEMENT AND PLAN OF MERGER
by and among
SCANCELL HOLDINGS PLC,
SCANCELL MERGER SUB, INC.
And
NEUPHORIA THERAPEUTICS INC.
Dated as of July 23, 2026

A-i

A-ii

Exhibits:
EXHIBIT A — FORM OF COMPANY VOTING & SUPPORT AGREEMENT
EXHIBIT B — FORM OF PARENT VOTING & SUPPORT AGREEMENT
EXHIBIT C — FORM OF SUBSCRIPTION AGREEMENT
EXHIBIT D — FORM OF CVR AGREEMENT
Schedules:
Schedule 8.02(f)

A-iii

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 23, 2026, is entered into by and among Scancell Holdings plc, a public limited company incorporated under the laws of England and Wales (“Parent”), Scancell Merger Sub, Inc., a Delaware corporation and an indirect wholly owned Subsidiary of Parent (“Merger Sub”), and Neuphoria Therapeutics Inc., a Delaware corporation (the “Company,” and together with Parent and Merger Sub, the “Parties” and each a “Party”). All terms used but not defined in this Preamble and the Recitals have such meanings as ascribed in Section 1.01(a) or Section 1.01(b).
WHEREAS, Parent and the Company intend to effect the Merger in accordance with this Agreement and Applicable Law, whereupon the separate existence of Merger Sub shall cease and the Company shall be the surviving corporation and become an indirect wholly owned subsidiary of Parent;
WHEREAS, the Board of Directors of the Company has unanimously (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are fair to and in the best interests of the Company and its stockholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby (including the Merger), (iii) directed that the adoption of this Agreement be submitted to a vote at a meeting of the Company’s stockholders, and (iv) recommended the adoption of this Agreement by the Company’s stockholders;
WHEREAS, the Board of Directors of Parent has unanimously resolved (i) that this Agreement and the Merger and the transactions contemplated hereby would be most likely to promote the success of Parent for the benefit of its shareholders as a whole, (ii) that resolutions in accordance with the CA 2006 as required to implement both Concurrent Financing and the transactions contemplated hereby including the allotment of the Parent Consideration Shares in connection with the Merger be put to a vote of Parent’s shareholders at a meeting of Parent’s shareholders (the “Parent Shareholder Approval”), and (iii) to recommend that Parent’s shareholders vote in favor of the Parent Shareholder Approval;
WHEREAS, the Board of Directors of Merger Sub has unanimously (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are fair to and in the best interests of Merger Sub and its stockholder, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby (including the Merger), (iii) directed that this Agreement be submitted to its stockholder for its approval and adoption, and (iv) recommended approval and adoption of this Agreement and the transactions contemplated hereby by its stockholder;
WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, certain holders of Company Common Stock are entering into a Voting and Transaction Support Agreement (the “Company Voting Agreement”) in substantially the form attached hereto as Exhibit A with Parent and Merger Sub, pursuant to which such stockholders have agreed to, among other things, vote the shares of Company Common Stock beneficially owned by each of them in favor of the approval of this Agreement as more particularly set forth therein;
WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the Company’s willingness to enter into this Agreement, certain holders of Parent Ordinary Shares are entering into a Voting and Transaction Support Agreement (the “Parent Voting Agreement”) in substantially the form attached hereto as Exhibit B with the Company, pursuant to which such shareholders have agreed to, among other things, vote the Parent Ordinary Shares beneficially owned by each of them in favor of the Parent Shareholder Approval as more particularly set forth therein;
WHEREAS, in connection with the Merger and concurrently with the execution and delivery of this Agreement, certain investors have executed a subscription agreement by and among Parent and the Persons named therein (the “Subscription Agreement”) in substantially the form attached hereto as Exhibit C, pursuant to which such Persons have agreed to purchase ADSs, Ordinary Shares and/or non-voting ordinary shares in the capital of Parent as set forth therein, effective immediately prior to or immediately after the Closing (the “Concurrent Financing”), and Parent intends to launch a placing in the United Kingdom of Ordinary Shares and a retail offer of Ordinary Shares on or around the date of this Agreement (the “UK Offerings”);

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, at or prior to the Effective Time, Parent, the Representative thereunder and the Rights Agent will enter into a contingent value rights agreement (the “CVR Agreement”) in substantially the form attached hereto as Exhibit D; and WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements specified in this Agreement in connection with the transactions contemplated hereby (including the Merger) and to prescribe certain conditions to the transactions contemplated hereby (including the Merger).
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, the Parties agree as follows:
ARTICLE I
DEFINITIONS AND INTERPRETATIONS
Section 1.01   Definitions.
(a)   As used in this Agreement, the following terms have the following meanings:
“1933 Act” means the U.S. Securities Act of 1933, as amended.
“1934 Act” means the U.S. Securities Exchange Act of 1934, as amended.
“Acceptable Confidentiality Agreement” means, with respect to a Party hereto, a customary confidentiality agreement that (1) does not contain any provision that would prohibit its compliance with any of the provisions of Section 6.03 or Section 6.04, as applicable, and (2) contains confidentiality and use provisions that, in each case, are not materially less restrictive to the Third Party executing such agreement than the terms applicable to the other Party hereto under the Confidentiality Agreement, including any standstill provisions contained therein (except that such agreement need not prohibit the making or amending of a confidential Acquisition Proposal).
“Acquisition Inquiry” means, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by the Company or any of its Affiliates, on the one hand, or Parent or any of its Affiliates, on the other hand, to the other Party) that would reasonably be expected to lead to an Acquisition Proposal; provided, however, that the term “Acquisition Inquiry” shall not include the Concurrent Financing.
“Acquisition Proposal” means, with respect to a Party, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of the Company or any of its Affiliates, on the one hand, or by or on behalf of Parent or any of its Affiliates, on the other hand, to the other Party) contemplating or otherwise relating to any Acquisition Transaction with such Party; provided, however, that the term “Acquisition Proposal” shall not include the Concurrent Financing.
“Acquisition Transaction” means any transaction or series of related transactions (other than the Concurrent Financing) involving:
(b)   any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a Party is a constituent entity; (ii) in which a Person or Group of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries; or (iii) in which a Party or any of its Subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries; or
(c)   any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value or the fair market value of the assets of a Party and its Subsidiaries, taken as a whole.
“Action” means any action, suit, claim, arbitration, investigation, inquiry, grievance, litigation or other proceeding.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. The term “control” (including the terms “controlled” and “controlling”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“AIM” means the market of that name operated by London Stock Exchange plc.
“AIM Reverse Split” means a reverse share split of all outstanding Parent Ordinary Shares at a reverse share split ratio mutually agreed to by Parent and the Company that is effected by Parent for the purpose of issuing the Merger Consideration or otherwise if deemed advisable by the Company.
“AIM Rules” means the AIM Rules for Companies published by London Stock Exchange plc.
“Antitrust Laws” means the Sherman Act of 1890, the Clayton Act of 1914, the Federal Trade Commission Act of 1914, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and all other federal, state and foreign Applicable Laws in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade or regulating foreign investment.
“Applicable Law(s)” means, with respect to any Person, any federal, state, foreign or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, executive order, Order or other similar requirement enacted, adopted, promulgated, applied or enforceable by a Governmental Authority that is binding on or applicable to such Person, as the same may be amended from time to time unless expressly specified otherwise in this Agreement and including the AIM Rules and the U.K. Takeover Code.
“Armistice Agreement” means that certain letter agreement by and between Neuphoria Therapeutics Inc. and Armistice Capital Master Fund Ltd. dated July 20, 2026.
“Australian Bank Account Lien” means that certain security interest (Registration number: (201305020053119) in favor of Australia and New Zealand Banking Group Limited and registered with the Personal Property Securities Register of the Australian Financial Security Authority on May 2, 2013.
“Bribery Legislation” means all Applicable Laws relating to the prevention of bribery, corruption and money laundering, including the FCPA, the Organization for Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation, the U.K. Bribery Act 2010 and the U.K. Proceeds of Crime Act 2002.
“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York or London, United Kingdom are authorized or required by Applicable Law to remain closed.
“CA 2006” means the U.K. Companies Act 2006 and any statutory instruments made under it, and every statutory modification or re-enactment thereof for the time being in force.
“Closing Net Cash” means unrestricted free cash assets and marketable securities of Company minus (x) total short and long term liabilities outstanding at Closing (including fees and expenses incurred with respect to the transactions contemplated in this Agreement such as attorneys’ fees and investment banking fees, accounts payable and accrued expenses, the cost of a D&O insurance “tail” policy, lease termination costs (if any), notice payments, fines or other payments to be made by Company in order to terminate any existing agreement to which Company is a party, and any other expenses associated with the wind-down of legacy operations post-closing, and costs and expenses incurred in connection with (i) the divestiture or disposition of legacy assets of the Company, including any costs relating to the Rights Agent) and (ii) prosecution, maintenance and enforcement of Company assets under the CVR Agreement for an amount up to $100,000, minus (y) the cost of change in control payments and severance (including associated payroll, employment and similar taxes) that are to be paid by Company in connection with, or at the time of, the Closing, including in connection with the termination of its then employees (if any).
“Code” means the U.S. Internal Revenue Code of 1986.

“Companies House” means the U.K. Registrar of Companies.
“Company Acquisition Proposal” means an Acquisition Proposal with respect to the Company.
“Company Balance Sheet” means the unaudited consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2026, and the footnotes to such consolidated balance sheet, in each case set forth in the Company’s report on Form 10-Q for the fiscal quarter ended March 31, 2026.
“Company Balance Sheet Date” means March 31, 2026.
“Company Common Stock” means the common stock, par value $0.00001 per share, of the Company.
“Company Disclosure Schedule” means the Company Disclosure Schedule delivered to Parent on the date of this Agreement.
“Company Employee Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA, (ii) compensation, employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy or (iii) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, workers’ compensation, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits), in each case whether or not written (A) that is sponsored, maintained, administered, contributed to or entered into by the Company or any of its Subsidiaries for the current or future benefit of any director, officer, employee or individual consultant (including any former director, officer, employee or individual consultant) of the Company or any of its Subsidiaries or (B) for which the Company or any of its Subsidiaries has any direct or indirect liability (including by reason of being an ERISA Affiliate) and, in each case, other than any statutory plan, statutory program and other statutory arrangement.
“Company Equity Awards” means the Company Stock Options and the Company RSU Awards.
“Company Inquiry” means an Acquisition Inquiry with respect to the Company.
“Company Intellectual Property” means the Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries.
“Company Intervening Event” means any material event, change, effect, circumstance, fact, development or occurrence that (i) was not known or reasonably foreseeable to the Board of Directors of the Company as of or prior to the date of this Agreement and (ii) does not relate to or involve (A) any Company Acquisition Proposal or Company Inquiry, (B) any change in the market price or trading volume of the Company Common Stock (but the underlying facts or events contributing to the change in the market price or trading volume can be taken into account in determining whether a Company Intervening Event has occurred unless otherwise expressly excluded hereby), (C) any event or circumstance relating to Parent or any of its Subsidiaries, or (D) any breach of this Agreement by the Company or any of its Subsidiaries.
“Company IT Systems” means all information technology and computer systems relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of software, code, communications, data or information used in or necessary for the conduct of the business of the Company at any time, including without limitation, any such systems hosted or operated by a third party for or on behalf of the Company or any Subsidiary.
“Company Licensed Intellectual Property” means any and all Intellectual Property Rights owned by a Third Party and licensed (including sublicensed) or otherwise granted to the Company or any of its Subsidiaries.
“Company Lock-Up Signatories” means the officers, directors and stockholders of the Company listed in Section A of the Company Disclosure Schedule.
“Company Material Adverse Effect” means a Material Adverse Effect with respect to the Company.

“Company Product” means (i) each product or product candidate that is being researched, tested, developed, commercialized, manufactured, sold or distributed by or on behalf of the Company or any of its Subsidiaries or (ii) any service offered by the Company or any of its Subsidiaries to any Third Party.
“Company Stock Plans” means any Company Employee Plan providing for equity or equity-based compensation, including the Neuphoria Therapeutics Inc. 2024 Equity Incentive Plan.
“Company Stock Option” means each option to purchase shares of Company Common Stock granted under any Company Stock Plan or standalone agreement that is outstanding as of the relevant time of determination, whether or not then vested or exercisable.
“Company Superior Proposal” means a Superior Proposal with respect to the Company.
“Concurrent Investment Agreements” means the Subscription Agreements and any further equity commitments and debt financing agreements which may be executed in connection with the Transactions.
“Concurrent Investment Amount” means $75,000,000.
“Consent” means any consent, approval, waiver, license, permit, variance, exemption, franchise, clearance, authorization, acknowledgment, Order or other confirmation.
“Contract” means any contract, agreement, obligation, arrangement, purchase or sale order, understanding or instrument, lease, license, guarantee or other legally binding commitment or undertaking of any nature that is or is intended to be legally binding.
“Deposit Agreement” means the deposit agreement of the Parent ADSs in a form reasonably acceptable to Parent, to be entered into by and between Parent and Citibank, N.A., acting in its capacity as depositary (the “ADS Depositary”), as may be amended from time to time.
“DTRs” means the disclosure guidance and transparency rules made by the FCA acting under Part VI of FSMA (as set out in the FCA Handbook published by the FCA).
“Environmental Law” means any Applicable Law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances.
“Environmental Permits” means all permits, licenses, franchises, consents (including consents required by Contract), variances, exemptions, orders, certificates, approvals and other similar authorizations of Governmental Authorities required by Environmental Law and affecting, or relating to, the business of the Company or any of its Subsidiaries, or the business of Parent or any of its Subsidiaries, as applicable.
“Equity Securities” means, with respect to any Person, (i) any shares of capital stock or other voting securities of, or other ownership interest in, such Person, (ii) any securities of such Person convertible into or exchangeable for shares of capital stock or other voting securities of, or other ownership interests in, such Person or any of its Subsidiaries, (iii) any warrants, calls, options or other rights to acquire from such Person, or other obligations of such Person to issue, any capital stock or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for capital stock or other voting securities of, or other ownership interests in, such Person or any of its Subsidiaries, or (iv) any restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of such Person that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, other membership, partnership or other ownership interests in, or any business, products or assets of, such Person or any of its Subsidiaries.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means, with respect to any entity, any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Exchange Ratio” means, subject to Section 2.01(a), the quotient (rounded to five decimal places) obtained by dividing (a) the Parent Merger Shares by (b) the Company Outstanding Shares, in which:
•
“Aggregate Valuation” means the sum of (i) the Company Valuation plus (ii) the Parent Valuation.

•
“Parent Allocation Percentage” means the Parent Valuation divided by the Aggregate Valuation.

•
“Parent Merger Shares” the product determined by multiplying (a) the Post-Closing Parent Shares by (b) the Company Allocation Percentage.

•
“Parent Valuation” means $144,612,002.

•
“Parent Outstanding Shares” means, subject to Section 2.01(a), the total number of Parent Ordinary Shares outstanding immediately prior to the Effective Time (excluding any Parent Ordinary Shares issued in the Concurrent Financing), expressed on a fully diluted and as-converted to Parent Ordinary Shares basis and using the treasury stock method, but assuming, without limitation or duplication, (i) the exercise of all Parent Options outstanding as of immediately prior to the Effective Time, and (ii) the issuance of Parent Ordinary Shares (voting or non-voting, as the case may be) in respect of all other outstanding options, restricted share awards, restricted share units, warrants or rights to receive such shares, whether conditional or unconditional and including any outstanding options, warrants, restricted share awards, restricted share units or rights triggered by or associated with the consummation of the Merger (which for avoidance of doubt shall (x) include the Parent Convertible Loan Notes and (y) exclude any Parent Ordinary Shares reserved for issuance other than with respect to outstanding Parent Options as of immediately prior to the Effective Time).

•
“Company Allocation Percentage” means the Company Valuation divided by the Aggregate Valuation.

•
“Company Merger Consideration” means the Parent Merger Shares, including any Parent Ordinary Shares, Parent ADSs or other Parent equity issued or issuable to Armistice Capital Master Fund Ltd. (or its designee) under the Armistice Agreement in respect of the Excess Amount (as defined in the Armistice Agreement). For the avoidance of doubt, any Parent Ordinary Shares, Parent ADSs or other Parent equity issued or issuable under the Armistice Agreement shall be accounted for as part of the Company Allocation Percentage for purposes of determining the Exchange Ratio and shall not impact the Parent Valuation in any way; accordingly, any such Parent equity shall reduce, on a share-for-share basis, the number of Parent ADSs otherwise issuable to holders of Company Common Stock pursuant to Section 2.03(a).

•
“Company Outstanding Shares” means the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time, expressed on a fully diluted basis and using the treasury stock method, but assuming, without limitation or duplication, the issuance of shares of Company Common Stock in respect of all Company RSU Awards and other outstanding options, warrants or rights to receive such shares, in each case, outstanding as of immediately prior to the Effective Time (assuming cashless exercise), whether conditional or unconditional and including any outstanding options, warrants or rights triggered by or associated with the consummation of the Merger (but excluding any shares of Company Common Stock reserved for issuance other than with respect to outstanding Company RSU Awards as of immediately prior to the Effective Time and as set forth above). For the avoidance of doubt, no out-of-the-money Company Options shall be included in the total number of shares of Company Common Stock outstanding for purposes of determining the Company Outstanding Shares.

•
“Company Valuation” means $24,598,949.

•
“Post-Closing Parent Shares” means the quotient obtained by dividing the Parent Outstanding Shares by the Parent Allocation Percentage.

“FCA” means the United Kingdom Financial Conduct Authority.
“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.
“Filing” means any registration, petition, statement, application, schedule, form, declaration, notice, notification, report, submission or other filing.

“Fraud” means, with respect to any statement in any representation or warranty set forth in Article IV (as qualified by the applicable items disclosed in the Company Disclosure Schedule in accordance with Section 10.05 and the introduction to Article IV), Article V (as qualified by the applicable items disclosed in the Parent Disclosure Schedule in accordance with Section 10.05 and the introduction to Article V) and the certificates delivered by the Company pursuant to Section 8.02(d) and the Parent pursuant to Section 8.03(d), intentional common law fraud under the Laws of the State of Delaware.
“FRC” means the U.K. Financial Reporting Council.
“FSMA” means the U.K. Financial Services and Markets Act 2000.
“GAAP” means United States generally accepted accounting principles.
“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory, judicial, arbitral, legislative, executive or administrative authority, department, court, agency, commission or official, including any political subdivision thereof, or any non-governmental self-regulatory agency, commission or authority.
“Group” means a “group” as defined in Section 13(d) of the 1934 Act.
“Hazardous Substance” means any substance, material or waste that is listed, defined, designated or classified as hazardous, toxic, radioactive, dangerous or a “pollutant” or “contaminant” or words of similar meaning under any Environmental Law or that is otherwise regulated by any Governmental Authority with jurisdiction over the environment or natural resources.
“Health Care Laws” means (i) the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.); (ii) the Public Health Service Act (42 U.S.C. § 201 et seq.); (iii) all applicable federal, state, local and foreign health care related fraud and abuse, false claims, and anti-kickback laws, including, without limitation, the U.S. Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the U.S. Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h) and similar gift and disclosure laws, the U.S. Civil False Claims Act (31 U.S.C. § 3729 et seq.), the criminal False Claims Law (42 U.S.C. § 1320a-7b(a)), all criminal laws relating to health care fraud and abuse, including but not limited to 18 U.S.C. §§ 286 and 287, and the health care fraud criminal provisions under the U.S. Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), the exclusion laws (42 U.S.C. § 1320a-7), the civil monetary penalties law (42 U.S.C. § 1320a-7a), and laws relating to price reporting requirements and the requirements relating to the processing of any applicable rebate, chargeback or adjustment, under applicable rules and regulations relating to the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8), any state supplemental rebate program, and Medicare average sales price reporting (42 U.S.C. § 1395w-3a); (iv) state laws relating to the manufacture, sale and distribution of pharmaceutical and medical products; (v) Medicare (Title XVIII of the Social Security Act); and (vi) Medicaid (Title XIX of the Social Security Act).
“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board and as adopted by the European Union.
“Indebtedness” means, with respect to any Person, (i) all obligations for borrowed money, whether current, short-term or long-term and whether secured or unsecured; (ii) all obligations evidenced by bonds, debentures, notes or similar instruments, including any liability in respect of mandatorily redeemable or purchasable capital stock or securities convertible into capital stock; (iii) all indebtedness of others secured by any Lien on owned or acquired property, whether or not the indebtedness secured thereby has been assumed; (iv) all finance and capital lease obligations and all synthetic lease obligations; (v) all obligations, contingent or otherwise, of such Person as an account party in respect of financial guaranties, letters of credit, letters of guaranty, surety bonds and other similar instruments whether or not drawn; (vi) all obligations under securitization transactions; (vii) all obligations representing the deferred and unpaid purchase price of property (other than trade payables incurred in the ordinary course of business); (viii) all obligations, contingent or otherwise, in respect of bankers’ acceptances, whether or not drawn; (ix) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination); and (x) guarantees in respect of Indebtedness described in clauses (i) through (ix), including guarantees of another person’s Indebtedness or any obligation of another person which is secured by assets of Company or any of its Subsidiaries.
“Intellectual Property Rights” means any and all common law or statutory rights anywhere in the world arising under or associated with: (i) Patents; (ii) trademarks, service marks, trade dress, trade names, logos, and other designations or indicia of origin, and all registrations and applications relating to the foregoing (“Marks”); (iii) domain names, uniform resource locators, Internet Protocol addresses, social media handles, and other names, identifiers, and locators associated with Internet addresses, sites, and services (“Internet Properties”); (iv) registered and unregistered copyrights and any other equivalent rights in works of authorship (whether or not registerable, including rights in software as a work of authorship) and moral rights and any other related rights of authors, all registrations and applications to register the same, and all renewals, extensions, reversions and restorations thereof (“Copyrights”); (v) trade secrets and industrial secret rights, and rights in know-how, data and confidential or proprietary business or technical information, including formulations, formulae, technical, research, clinical and other data, in each case, that derives independent economic value, whether actual or potential, from not being known to other Persons (“Trade Secrets”); and (vi) database and data collection rights and other intellectual property or proprietary rights arising under the laws of any jurisdiction anywhere in the world.
“knowledge” means (i) with respect to the Company, the knowledge of those individuals set forth in Section 1.01 of the Company Disclosure Schedule after reasonable inquiry, and (ii) with respect to Parent, the knowledge of those individuals set forth in Section 1.01 of the Parent Disclosure Schedule after reasonable inquiry. None of the individuals set forth in Section 1.01 of the Company Disclosure Schedule or Section 1.01 of the Parent Disclosure Schedule shall have any personal liability or obligations regarding such knowledge.
“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, right of first refusal, option or other encumbrance of any kind in respect of such property or asset.
“Lookback Date” means January 1, 2024.
“MAR” means Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse as it forms part of retained EU law in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018.
“Material Adverse Effect” means, with respect to a Party, any event, change, effect, circumstance, fact, development or occurrence (each, an “Effect”) that has had a material adverse effect on the business, operations or financial condition of a Party and its Subsidiaries, taken as a whole; provided, however, that no Effect resulting from, arising out of or relating to any of the following, either alone or in combination, or from any exacerbation or worsening of any of the following, shall be deemed to constitute a Material Adverse Effect or shall be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect: (i) economic conditions in the United Kingdom, the United States or any other country or jurisdiction(s) or other general business, financial or market conditions, (ii) conditions generally affecting any industry in which a Party or any of its Subsidiaries operate, (iii) regulatory, legislative or political conditions or conditions in securities, credit, financial, debt or other capital markets (including changes in interest or inflation rates), in each case in the United Kingdom, the United States or any other country or jurisdiction, (iv) geopolitical conditions, the outbreak or escalation of hostilities, civil or political unrest, any acts of war, sabotage, national or international calamity, terrorism, cyberattack or cyberterrorism, (v) any epidemic, pandemic, hurricane, earthquake, flood, tornados or other natural disasters, acts of God, climate or weather conditions or any other force majeure event, (vi) interest rates, inflation rates, tariffs or fluctuations in the value of any currency, (vii) the adoption, implementation, promulgation, repeal, modification, amendment, authoritative interpretation, change or proposal of any Applicable Law of or by any Governmental Authority or any recommendations, statements or other pronouncements made, published or proposed by professional medical organizations or compliance with any of the foregoing, (viii) changes or prospective changes in GAAP or IFRS (or authoritative interpretations thereof), (ix) any decline, in and of itself, in the market price, trading volume or credit or other rating of a Party’s securities or any other outstanding security or debt obligation of a Party (provided that any Effects giving rise to such decline shall not be excluded hereby unless otherwise excluded from the definition of Material Adverse Effect), (x) any failure, in and of itself, by a Party or any of its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions, revenues, earnings or other financial or operating metrics for any period

(provided that any Effects giving rise to such failure shall not be excluded hereby unless otherwise excluded from the definition of Material Adverse Effect), (xi) the execution and delivery of this Agreement, the public announcement (including any leaks or unintentional announcements) or the pendency of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement (including the Transaction), including (A) the taking of any action (or omitting to take any action) required by this Agreement, including the failure of a Party to take any action which it is prohibited from taking under this Agreement if a Party seeks the other Party’s consent to take such action and the other Party fails to grant such consent, (B) any requirements imposed by any Governmental Authority as a condition to obtaining approval or expiration of any waiting period under Antitrust Laws with respect to the Transaction, (C) the identity of, or any facts or circumstances relating to, a Party or any of its Subsidiaries, or (D) the impact of any of the foregoing on the relationships, contractual or otherwise, of a Party or any of its Subsidiaries with any Governmental Authority, customers, suppliers, partners, distributors, payors, officers, employees or other material business relations (provided that this clause (xi) shall not apply with respect to the representations and warranties in (x) with respect to the Company, Section 4.01, Section 4.03 and Section 4.04 or with respect to the condition to Closing contained in Section 8.02(b), to the extent it relates to such representations and warranties, and (y) with respect to Parent, Section 5.01, Section 5.03 and Section 5.04 or with respect to the condition to Closing contained in Section 8.03(b), to the extent it relates to such representations and warranties), (xii) any claims, actions, suits or proceedings arising from this Agreement or allegations of a breach of fiduciary duty or violation of securities laws, in each case relating to this Agreement or the transactions contemplated hereby (including the Merger), (xiii) any Effect resulting or arising from the other Party’s breach of this Agreement, (xiv) the availability or cost of financing to a Party or any of its Subsidiaries, (xv) any matter disclosed on a Party’s Disclosure Schedule, (xvi) with respect to any Company Product or any of the Company’s competitors’ or potential competitors’ product candidates, products or programs, (A) any rejection or refusal of, any request to refile or any delay in obtaining or making any regulatory application or filing that was pending as of the date of this Agreement, or any adverse finding from a dispute resolution process with any Governmental Authority or any determination by, or delay of a determination by, the FDA or any other Governmental Authority, or any panel, or advisory body empowered or appointed thereby, or any indication that any such entity, panel, or body will make any determination or delay in making any determination, in each case solely with respect to applications, approvals or clearances that were pending as of the date of this Agreement; (B) any results, outcomes, data, indications, adverse events, side effects or safety observations arising from preclinical trials, clinical trials and/or testing (including any stability testing) that were actively ongoing as of the date of this Agreement, including any requirement to conduct further clinical studies or tests or any increased incidence or severity of any previously identified side effects, adverse effects, adverse events or safety observations or reports of any new side effects, adverse events, adverse events or safety observations except for any such results or outcomes arising from fraud by the Company; (C) the results of, or any data derived from, any preclinical or clinical testing being conducted by or on behalf of any actual or potential competitor of the Company or any of their collaboration partners or any announcements thereof; (D) any delay, hold or termination of any preclinical trials, clinical trials and/or testing or any planned application therefor that were actively ongoing as of the date of this Agreement; or (E) any regulatory, preclinical or clinical Effects not involving any wrongdoing by the Company, or (xvii) any matter disclosed on a Party’s Disclosure Schedule; provided, however, that any Effect referred to in clauses (i) through (viii) may be taken into account (unless not excluded by another clause of this definition) to the extent that the impact of any such Effect on Company and its Subsidiaries, taken as a whole, is materially and disproportionately adverse relative to the impact of such Effect on companies operating in the industry in which Company and its Subsidiaries operate, and then such Effect may be taken into account solely to the extent of such disproportionate impact.
“Order” means any order, writ, decree, judgment, award, injunction, ruling, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Authority (in each case, whether temporary, preliminary or permanent).
“Parent ADS” means an American Depositary Share of Parent representing 10 Parent Ordinary Shares.
“Parent Acquisition Proposal” means an Acquisition Proposal with respect to Parent.
“Parent Announcement” means the announcement in accordance with Rule 12 and Schedule 4 of the AIM Rules to be released by Parent on or about the date of this Agreement.

“Parent Balance Sheet” means the unaudited consolidated balance sheet of Parent and its Subsidiaries as of October 31, 2025, and the footnotes to such consolidated balance sheet, in each case set forth in the Parent Public Documents.
“Parent Balance Sheet Date” means October 31, 2025.
“Parent Consideration Shares” means the Parent Ordinary Shares that underlie the Parent ADSs to be issued pursuant to the Merger.
“Parent Disclosure Schedule” means the Parent Disclosure Schedule delivered to the Company on the date of this Agreement.
“Parent Equity Awards” means the Parent Share Options.
“Parent Inquiry” means an Acquisition Inquiry with respect to Parent.
“Parent Intellectual Property” means the Intellectual Property Rights owned or purported to be owned by Parent or any of its Subsidiaries.
“Parent Intervening Event” means any material event, change, effect, circumstance, fact, development or occurrence that (i) was not known or reasonably foreseeable to the Board of Directors of Parent as of or prior to the date of this Agreement and (ii) does not relate to or involve (A) any Parent Acquisition Proposal or Parent Inquiry, (B) any change in the market price or trading volume of the Parent Ordinary Shares (but the underlying facts or events contributing to the change in the market price or trading volume may be taken into account in determining whether a Parent Intervening Event has occurred unless otherwise expressly excluded hereby), (C) any event or circumstance relating to the Company or any of its Subsidiaries, or (D) any breach of this Agreement by Parent or any of its Subsidiaries.
“Parent Lock-Up Signatories” means the officers, directors and stockholders of the Parent listed in Section A of the Parent Disclosure Schedule.
“Parent Licensed Intellectual Property” means any and all Intellectual Property Rights owned by a Third Party and licensed (including sublicensed) or otherwise granted to Parent or any of its Subsidiaries.
“Parent Material Adverse Effect” means a Material Adverse Effect with respect to Parent.
“Parent Ordinary Shares” means the ordinary shares of Parent, nominal value of £0.001 per share.
“Parent Per Share Price” means the volume-weighted average share price per Parent Ordinary Share taken to four decimal places over the period of ten (10) consecutive trading days concluding with the market closing trade on AIM on the trading day immediately preceding the Effective Time, as calculated by Bloomberg Financial LP under the function “VWAP” (or, if not available, in another authoritative source mutually selected by the Company and Parent).
“Parent Product” means (i) each product or product candidate that is being researched, tested, developed, commercialized, manufactured, sold or distributed by or on behalf of Parent or any of its Subsidiaries and (ii) any service offered by Parent or any of its Subsidiaries to any Third Party.
“Parent Shareholder Approval” shall have the meaning set forth in the Recitals.
“Parent Superior Proposal” means a Superior Proposal with respect to Parent.
“Patents” means any and all (a) granted patents, (b) patent applications, including all applications and filings made pursuant to the Patent Cooperation Treaty, provisional applications, non-provisional applications, substitutions, continuations, continuations-in-part, divisionals and renewals, and all letters patent granted with respect to any of the foregoing, (c) patents of addition, restorations, extensions, supplementary protection certificates, registration or confirmation patents, and patents resulting from post-grant proceedings, reissues and re-examinations, and applications or petitions for any of the foregoing, (d) inventor’s certificates and (e) other forms of government issued rights substantially similar to any of the foregoing, each in any jurisdiction.
“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Lien” means (i) any Liens for current Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings, in each case with respect to which adequate reserves have been established in accordance with GAAP, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, (iv) gaps in the chain of title evident from the records of the applicable Governmental Authority maintaining such records, easements, rights-of-way, covenants, restrictions and other encumbrances of record as of the date of this Agreement, (v) easements, rights-of-way, covenants, restrictions and other encumbrances incurred in the ordinary course of business consistent with past practice that do not materially detract from the value or the use of the property subject thereto, (vi) statutory landlords’ liens and liens granted to landlords under any lease, (vii) non-exclusive licenses granted under Intellectual Property Rights in the ordinary course of business consistent with past practice, (viii) any purchase money security interests, equipment leases or similar financing arrangements, (ix) any Liens which are disclosed on the Company Balance Sheet (in the case of Liens applicable to the Company or any of its Subsidiaries) or the Parent Balance Sheet (in the case of Liens applicable to Parent or any of its Subsidiaries), or the notes thereto, (x) any Liens that are discharged at or prior to the Closing, (xi) entered into in connection with the Concurrent Financing, or (xii) any Liens that are not material to the Company and its Subsidiaries or Parent and its Subsidiaries, as applicable, taken as a whole.
“Person” means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality of such government or political subdivision.
“Personal Data” means any information that (i) constitutes “personal data,” “personally identifiable information,” “personal information,” “protected health information” or similar term under any Applicable Law, Privacy Legal Requirement or Privacy Commitment, or (ii) otherwise relates to an identified or identifiable natural person.
“Privacy Commitments” means (i) any contractual obligations with respect to Sensitive Data, (ii) any legally binding commitment (including any legally binding privacy policy or public representations) with respect to collection, Processing, maintenance or transfer of Sensitive Data, and (iii) any applicable industry standard or self-regulatory framework with respect to privacy, information security, or Processing of Sensitive Data.
“Privacy Legal Requirement” means, in each case as updated from time to time, all Applicable Laws that pertain to privacy, protection, security or the Processing of Personal Data, including, as applicable to the relevant Personal Data, (i) the Health Insurance Portability and Accountability Act of 1996 or HIPAA (42 U.S.C. § 1320d et seq.), (ii) the California Consumer Privacy Act, (iii) U.S. state data security laws and regulations such as the New York SHIELD Act, the Massachusetts Standards for the protection of personal information of residents of the Commonwealth, 201 CMR 17, all state data breach notification laws, and state biometric privacy laws, (iv) applicable requirements of comparable state and foreign Applicable Laws such as, the EU General Data Protection Regulation 2016/679/EU of 27 April 2016 and all corresponding member state legislation, the EU ePrivacy Directive 2002/58/EC of 12 July 2002 concerning the processing of personal data and the protection of privacy in the electronic communications sector as amended by Directive 2006/24/EC and Directive 2009/136/EC and the related implementing legislation of the EU Member States, (v) The United Kingdom’s Data Protection Act 2018, and (vi) Section 5 of the Federal Trade Commission Act.
“Process” (and inflection thereof) means any operation or set of operations, with respect to data or information, whether or not by automated means, such as the use, collection, acquisition, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination, combination, erasure, or destruction of such data, or any other operation that is otherwise considered “processing” or similar term under applicable Privacy Legal Requirements.
“Registered Intellectual Property” means all United States, international or foreign (i) Patents; (ii) registered Marks and applications to register Marks; (iii) registered Copyrights and applications for Copyright registration; (iv) registered Internet Properties; and (v) any other Intellectual Property Rights that are subject to any filing or recording with any state, provincial, federal, government or other public or quasi-public legal authority.

“Representatives” means, with respect to any Person, its officers, directors, employees, investment bankers, attorneys, accountants, auditors, consultants and other agents, advisors and representatives.
“Required Information” means, in relation to a Party, such information with respect to the business, operations, trading, financial condition, projections, prospects, significant changes, risks, material contracts or material disputes of, or any Persons associated with, such Party (including expressions of opinion, intention or expectation in relation to any of the foregoing).
“Rights Agreement Exemption” means the unanimous written consent of the Board of Directors of the Company dated July 22, 2026 as it related to the exemption of Parent from the application of the Company’s existing Rights Agreement dated October 27, 2025 and the exemption of this Agreement and the transactions contemplated hereby (including the Merger) from DGCL Section 203.
“Sanctioned Country” means a country or territory that is itself the subject or target of any Sanctions Laws (at the time of this Agreement, Cuba, Iran, North Korea, Syria (until July 1, 2025), and the Crimea, the so-called Luhansk People’s Republic, and the so-called Donetsk People’s Republic regions of Ukraine, and the non-government-controlled areas of Ukraine in the oblasts of Kherson and Zaporizhzhia).
“Sanctioned Person” means any Person with whom dealings are restricted or prohibited under any Sanctions Laws, including the Sanctions Laws of the United States, the United Kingdom, the European Union or the United Nations, including (i) any Person identified in any list of Sanctioned Persons maintained by (A) the United States Department of Treasury, Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security or the United States Department of State, (B) His Majesty’s Treasury of the United Kingdom, (C) any committee of the United Nations Security Council, or (D) the European Union, (ii) any Person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country and (iii) any Person directly or indirectly fifty percent (50%) or more owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii).
“Sanctions Laws” means all Applicable Laws concerning economic sanctions, including embargoes, export restrictions, the ability to make or receive international payments, the freezing or blocking of assets of targeted Persons, the ability to engage in transactions with specified Persons or countries or the ability to take an ownership interest in assets of specified Persons or located in a specified country, including any Applicable Laws threatening to impose economic sanctions on any person for engaging in proscribed behavior.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
“SEC” means the U.S. Securities and Exchange Commission.
“Sensitive Data” means all (i) Personal Data and (ii) other proprietary, sensitive, regulated, or confidential information in possession, custody or control of the Company or any Subsidiary.
“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by such Person. For purposes of this Agreement, a Subsidiary shall be considered a “wholly owned Subsidiary” of a Person as long as such Person directly or indirectly owns all of the securities or other ownership interests (excluding any securities or other ownership interests held by an individual director or officer required to hold such securities or other ownership interests pursuant to Applicable Law) of such Subsidiary.
“Superior Proposal” means an unsolicited bona fide written Acquisition Proposal (with all references to 20% in the definition of Acquisition Transaction being treated as references to 50% for these purposes) that: (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) this Agreement; (b) is on terms and conditions that the Board of Directors of Parent or the Company, as applicable, determines in good faith, based on such matters that it deems relevant (including the likelihood of consummation thereof and the financing terms thereof), as well as any written offer by the other Party to this Agreement to amend the terms of this Agreement, and following consultation with its outside legal counsel and financial advisors, are more favorable, from a financial point of view, to Parent’s shareholders or the Company’s stockholders, as applicable, than the terms of the transactions contemplated by this Agreement; (c) is not subject to any financing condition (and if financing is required, such financing is then fully committed pursuant to customary debt or equity commitment letters that contain only customary conditions); and (d) is reasonably capable of being completed on the terms proposed on a timely basis.
“Takeover Laws” means any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar anti-takeover laws and regulations, including Section 203 of the DGCL, but excluding (if applicable) the U.K. Takeover Code.
“Tax” means any income, gains, gross receipts, franchise, sales, use, transfer, ad valorem, property, payroll, withholding, excise, severance, transfer, employment, unemployment, estimated, alternative or add-on minimum, value added (including VAT), goods and services, stamp, occupation, premium, environmental or windfall profits taxes, and any other taxes or similar charges, fees, levies, imposts, customs, duties or other assessments, together with any interest, penalties and additions to tax, in each case, imposed in respect thereof by or under the authority of any Taxing Authority.
“Tax Return” means any report, return, document, statement, declaration or other information filed or required to be filed with any Taxing Authority with respect to Taxes, including information returns, claims for refunds, and any documents with respect to or accompanying payments of estimated Taxes, and including any attachment thereto and any amendment thereof.
“Taxing Authority” means any Governmental Authority responsible for the imposition or collection of any Tax.
“Third Party” means any Person or Group, other than the Company, Parent or any of their respective Affiliates or Representatives.
“U.K. Takeover Code” means the United Kingdom City Code on Takeovers and Mergers.
“VAT” means (i) any value added tax imposed by the United Kingdom Value Added Tax Act 1994; and (ii) any other Tax of a similar nature, whether imposed pursuant to Council Directive 2006/112/EC in any member state of the European Union, or otherwise, or any similar or comparable Tax imposed elsewhere (including, for the avoidance of doubt, any sales, use, goods, services, turnover and consumption Taxes).
(d)   Each of the following terms is defined in the Section set forth opposite such term:
Term	Section
Accounting Firm	Section 2.08(f)
Agreement	Preamble
Armistice Warrant	Section 2.06(d)
Bankruptcy and Equity Exceptions	Section 4.02(a)
Cancellation	Section 2.03(a)
Cash Determination Time	Section 2.08(b)
Certificate	Section 2.03(d)
Certificate of Merger	Section 2.02(a)
Closing	Section 2.01
Closing Cash Calculation	Section 2.08(b)
Closing Cash Schedule	Section 2.08(b)
Closing Date	Section 2.01
Company	Preamble
Company Adverse Recommendation Change	Section 6.03(b)
Company Approval Time	Section 6.03(c)
Company Board Recommendation	Section 4.02(b)
Company Material Contract	Section 4.15(a)
Company Merger Consideration	Section 1.01(a)

Term	Section
Company No Vote Payment	Section 9.03(a)
Parent No Vote Payment	Section 9.03(a)
No Vote Payments	Section 9.03(a)
Company Organizational Documents	Section 4.01
Company Permits	Section 4.12
Company Preferred Stock	Section 4.05(a)
Company Registered IP	Section 4.19(a)
Company RSU Award	Section 2.06(b)
Company SEC Documents	Section 4.07(a)
Company Stockholder Approval	Section 4.02(a)
Company Stockholder Meeting	Section 7.03(a)
Company Voting Agreement	Recital
Company Warrant	Section 2.06(d)
Concurrent Financing	Recital
Confidentiality Agreement	Section 6.05(a)
CVR	Section 2.03(a)
CVR Agreement	Recital
CVR License Agreements	Section 4.15(a)(xvi)
DEA	Section 4.14(b)
DGCL	Section 2.02(a)
Dispute Notice	Section 2.08(c)
Eclipse	Section 4.15(e)
Effective Time	Section 2.02(a)
EMA	Section 4.14(b)
End Date	Section 9.01(b)(i)
Equity Consideration	Section 2.03(a)
Exchange Agent	Section 2.04(a)
Exchange Agent Agreement	Section 2.04(a)
Exchange Fund	Section 2.04(a)
Excluded Shares	Section 2.03(a)
FDA	Section 4.14(b)
Foreign Antitrust Laws	Section 4.03
Form F-4	Section 7.02(a)
Form F-6	Section 7.02(a)
Health Care Permits	Section 4.14(b)
Indemnitee	Section 7.13(a)
Indemnitees	Section 7.13(a)
internal controls	Section 4.07(i)
Maximum Premium	Section 7.13(c)
Merger	Section 2.02(b)
Merger Consideration	Section 2.03(a)
Merger Sub	Preamble
Nasdaq	Section 4.03

Term	Section
Non-U.S. Plan	Section 4.17(h)
Outbound Investment Security Program	Section 4.23(a)
Outside Counsel Only Material	Section 6.05(c)
Parent	Preamble
Parent ADS Issuance	Section 6.02(b)(ii)
Parent Adverse Recommendation Change	Section 6.04(b)
Parent Approval Time	Section 6.04(c)
Parent Board Recommendation	Section 5.02(b)
Term	Section
Parent Circular	Section 7.02(a)
Parent Convertible Loan Notes	Section 5.05(a)
Parent Material Contract	Section 5.15(a)
Parent Organizational Documents	Section 5.01
Parent Permits	Section 5.12
Parent Public Documents	Section 5.07(a)
Parent Registered IP	Section 5.16(a)
Parent Share Options	Section 5.05(a)
Parent Shareholder Approval	Recital
Parent Shareholder Meeting	Section 7.03(b)
Parent Voting Agreement	Recital
Parties	Preamble
Party	Preamble
principal executive officer	Section 4.07(h)
principal financial officer	Section 4.07(h)
Proxy Statement/Prospectus	Section 7.02(a)
Regulation S-K	Section 4.10
Relevant Time Period	Section 4.22(e)
Response Time	Section 2.08(c)
Rights Agent	Section 2.07
Settled RSU Company Common Stock	Section 2.06(b)
Subscription Agreement	Recital
Surviving Corporation	Section 2.02(b)
Transaction Litigation	Section 7.11(a)
Uncertificated Share	Section 2.03(d)
Section 1.02   Other Definitional and Interpretative Provisions.   The following rules of interpretation shall apply to this Agreement: (i) the words “hereof,” “hereby,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) the table of contents and captions in this Agreement are included for convenience of reference only and shall be ignored in the construction or interpretation hereof; (iii) references to Articles, Sections and Exhibits are to Articles, Sections and Exhibits of this Agreement unless otherwise specified; (iv) all Exhibits and schedules annexed to this Agreement or referred to in this Agreement, including the Company Disclosure Schedule and the Parent Disclosure Schedule, are incorporated in and made a part of this Agreement as if set forth in full in this Agreement; (v) any capitalized term used in any Exhibit or schedules annexed to this Agreement, including the Company Disclosure Schedule or the Parent Disclosure Schedule, but not otherwise defined therein shall have the meaning set forth in this Agreement; (vi) any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, and references to any gender shall include all genders; (vii) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import; (viii) “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (ix) references to any Applicable Law shall be deemed to refer to such Applicable Law as amended from time to time and to any rules or regulations promulgated thereunder; (x) references to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided, that with respect to any Contract listed on any schedule annexed to this Agreement, including the Company Disclosure Schedule or the Parent Disclosure Schedule, such references shall only include any such amendments, modifications or supplements that are made available to Parent or the Company, as applicable; (xi) references to any Person include the successors and permitted assigns of that Person; (xii) references to “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including,” respectively; (xiii) references to “dollars” and “$” mean U.S. dollars; (xiv) references to “pounds” and “£” mean United Kingdom pounds sterling; (xv) the term “made available” and words of similar import mean that the relevant documents, instruments or materials were (A) with respect to Parent, posted and made available to Parent on the Company’s due diligence data site (or in any “clean room” or as otherwise provided on an “outside counsel only” basis), or, with respect to the Company, posted or made available to the Company on Parent’s due diligence data site (or in any “clean room” or as otherwise provided on an “outside counsel only” basis), as applicable, in each case, at least one (1) day prior to the date of this Agreement; (B) provided via electronic mail, in person or on a conference call at least one (1) day prior to the date of this Agreement (including materials provided to outside counsel); or (C) filed or furnished to the SEC prior to the date of this Agreement (or, with respect to Parent, furnished pursuant to any other Parent Public Document); (xvi) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if”; and (xvii) the Parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
ARTICLE II
CLOSING; THE MERGER
Section 2.01   Closing.
(a)   Prior to the closing of the Merger (the “Closing”), Parent shall effect the AIM Reverse Split.
(b)   The Closing shall take place remotely via electronic exchange of required Closing documentation in lieu of an in-person Closing as soon as practicable, but no later than the third (3rd) Business Day after the date the conditions set forth in Article VIII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by Applicable Law, waiver of such conditions by the Party or Parties entitled to the benefit thereof at the Closing) have been satisfied or, to the extent permitted by Applicable Law, waived by the Party or Parties entitled to the benefit thereof, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree (the date on which the Closing occurs, the “Closing Date”).
Section 2.02   The Merger.
(a)   At the Closing, (i) the Company shall file a certificate of merger (the “Certificate of Merger”) with the Delaware Secretary of State and make all other filings or recordings required by the General Corporation Law of the State of Delaware (the “DGCL”) in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the Certificate of Merger is duly filed with the Delaware Secretary of State (or at such later time as Parent and the Company shall agree and is specified in the Certificate of Merger).
(b)   At the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the DGCL (the “Merger”), whereupon the separate existence of Merger Sub shall cease and the

Company shall be the surviving corporation (the “Surviving Corporation”), such that immediately following the Merger, the Surviving Corporation shall be an indirect wholly owned subsidiary of Parent. From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Sub, all as provided under the DGCL.
Section 2.03   Conversion and Cancellation of Shares in the Merger.   At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of Company Common Stock, the common stock of Merger Sub:
(a)   other than shares of Company Common Stock to be cancelled or converted pursuant to Section 2.03(b) (the “Excluded Shares”), each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into, and shall thereafter represent only, the right to receive (i) a number of Parent ADSs equal to the Exchange Ratio (the “Equity Consideration”) and (ii) one contingent value right (each, a “CVR”) ((i) and (ii) together, the “Merger Consideration”), subject to Section 2.08 with respect to fractional Parent ADSs, and immediately following such conversion, shall be automatically cancelled and cease to exist (the “Cancellation”);
(b)   (i) each share of Company Common Stock held by the Company as treasury stock or owned by Parent or Merger Sub immediately prior to the Effective Time (other than any such shares owned by Parent or Merger Sub in a fiduciary, representative or other capacity on behalf of other Persons, whether or not held in a separate account) shall be cancelled and shall cease to exist, and no consideration shall be paid with respect thereto and (ii) each share of Company Common Stock held by any wholly owned Subsidiary of the Company immediately prior to the Effective Time shall be converted into a number of validly issued, fully paid and nonassessable Parent ADSs equal to the Exchange Ratio;
(c)   each share of common stock of Merger Sub, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation; and
(d)   all outstanding shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and (i) each share of Company Common Stock that was, immediately prior to the Effective Time, represented by a certificate (each, a “Certificate”) and (ii) each uncertificated share of Company Common Stock that, immediately prior to the Effective Time, was registered to a holder on the stock transfer books of the Company (an “Uncertificated Share”) shall (in each case, other than with respect to Excluded Shares) thereafter represent only the right to receive the Merger Consideration and the right to receive any dividends or other distributions pursuant to Section 2.04(f), to be issued or paid in accordance with Section 2.04, without interest.
Section 2.04   Surrender and Payment.
(a)   Prior to the Effective Time, Parent shall appoint a commercial bank or trust company reasonably acceptable to the Company (the “Exchange Agent”) and enter into an exchange agent agreement with the Exchange Agent reasonably acceptable to the Company (the “Exchange Agent Agreement”) for the purpose of exchanging (i) Certificates or (ii) Uncertificated Shares for the Equity Consideration payable in respect of the shares of Company Common Stock. As of the Effective Time, in consideration of and in exchange for the Cancellation, Parent shall issue to the ADS Depositary Parent Ordinary Shares underlying the Parent ADSs issuable pursuant to Section 2.03(a). As of the Effective Time, Parent shall deposit or cause to be deposited with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Section 2.04 through the Exchange Agent, the Parent ADSs issuable pursuant to Section 2.03(a) in exchange for outstanding shares of Company Common Stock. Parent agrees to make available, directly or indirectly, to the Exchange Agent from time to time as needed additional cash sufficient to pay any dividends or other distributions to which such holders are entitled pursuant to Section 2.04(f). Promptly after the Effective Time (and in no event later than five (5) Business Days thereafter), Parent shall send, or shall cause the Exchange Agent to send, to each holder of shares of Company Common Stock at the Effective Time a letter of transmittal and instructions (which shall be in a form reasonably acceptable to the Company and substantially finalized prior to the Effective Time and which shall specify that delivery shall be effected, and risk of loss and title shall pass, only on proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange. All certificates (or evidence of Parent ADSs in book-entry form) and cash deposited with the Exchange Agent pursuant to this Section 2.04 shall be referred to in this Agreement as the “Exchange Fund.” Parent shall cause the Exchange Agent to deliver the Equity Consideration contemplated to be issued or paid pursuant to this Article II out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent; provided, that such cash shall only be invested in the manner provided in the Exchange Agent Agreement. Any interest and other income resulting from such investments shall be the property of, and paid to, Parent on termination of the Exchange Fund.
(b)   Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, within five (5) Business Days of the later to occur of (i) surrender to the Exchange Agent of a Certificate, together with a properly completed and duly executed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Equity Consideration in respect of each share of the Company Common Stock represented by such Certificate or Uncertificated Share (including any dividends and distributions with respect to the Equity Consideration as contemplated by Section 2.04(f)). The Parent ADSs constituting the Equity Consideration, at Parent’s option, shall be in uncertificated book-entry form, except that a physical American depositary receipt evidencing such Parent ADSs will represent all unrestricted ADSs.
(c)   If any portion of the Equity Consideration (or any dividends and distributions with respect to the Equity Consideration as contemplated by Section 2.04(f) and Section 2.09, respectively) is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any stamp duty, stamp duty reserve tax, transfer or similar Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such stamp duty, stamp duty reserve tax, transfer or similar Taxes have been paid or are not payable.
(d)   From and after the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. If, after the Effective Time, Certificates or Uncertificated Shares are presented to Parent, the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged for the Equity Consideration (and any dividends and distributions with respect to the Equity Consideration as contemplated by Section 2.04(f)) with respect thereto in accordance with the procedures set forth in, or as otherwise contemplated by, this Article II (including this Section 2.04).
(e)   Any portion of the Exchange Fund that remains unclaimed by the holders of shares of Company Common Stock twelve (12) months following the Closing Date shall be delivered to Parent or as otherwise instructed by Parent, and any such holder who has not exchanged shares of Company Common Stock for the Equity Consideration in accordance with this Section 2.04 prior to that time shall thereafter look only to Parent for payment of the Equity Consideration (and any dividends and distributions with respect to the Equity Consideration as contemplated by Section 2.04(f)), without any interest thereon. Notwithstanding the foregoing, Parent and its Subsidiaries (including the Surviving Corporation and its Subsidiaries) shall not be liable to any holder of shares of Company Common Stock for any amounts properly paid to a public official in compliance with applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.
(f)   Following the surrender of any Certificates, along with the delivery of a properly completed and duly executed letter of transmittal, or the transfer of any Uncertificated Shares, in each case as provided in this Section 2.04, Parent shall pay, or cause to be paid, without interest, to the Person in whose name the Parent ADSs constituting the Equity Consideration have been registered, (i) in connection with the payment of the Equity Consideration, the aggregate amount of all dividends or other distributions payable with respect to such Parent ADSs, with a record date on or after the Effective Time that were paid prior to the time of such surrender or transfer, and (ii) at the appropriate payment date after the payment of the Equity Consideration, the amount of all dividends or other distributions payable with respect to whole Parent ADSs constituting the Equity Consideration with a record date on or after the Effective Time and prior to the time of such surrender or transfer and with a payment date subsequent to the time of such surrender or transfer. No dividends or other distributions with respect to Parent ADSs constituting the Equity Consideration shall be paid to the holder of any Certificates not surrendered or of any Uncertificated Shares not transferred until such Certificates are surrendered and the holder thereof delivers a properly completed and duly executed letter of transmittal or such or Uncertificated Shares are transferred, as the case may be, as provided in this Section 2.04.
Section 2.05   Dissenters’ Rights.   No dissenters’ or appraisal rights shall be available with respect to the Merger and the other transactions contemplated hereby.
Section 2.06   Company Equity Awards; Company Warrants.
(a)   Company Stock Options.   At the Effective Time, each Company Stock Option that is then outstanding shall be automatically cancelled for no consideration and the holder thereof shall have no further rights with respect thereto.
(b)   Company Restricted Stock Units.   No later than five (5) Business Days prior to the Effective Time (but subject to the occurrence of the Effective Time), each restricted stock unit award with respect to shares of Company Common Stock outstanding under any Company Stock Plan that vests solely based on the passage of time (each, a “Company RSU Award”) that is then outstanding but not vested shall become immediately vested in full and shall be settled by issuing to the holder of the Company RSU Award a number of shares of Company Common Stock equal to the number of shares of Company Common Stock underlying such Company RSU Award immediately prior to such settlement (subject to applicable withholdings for Taxes, which may be satisfied by net share settlement) (the “Settled RSU Company Common Stock”). The Settled RSU Company Common Stock shall be treated at the Effective Time in the same manner as other shares of Company Common Stock, including for the avoidance of doubt as set forth in Section 2.03. Following the settlement of the Company RSU Awards into Settled RSU Company Common Stock as provided herein, no holder thereof shall have any rights with respect to such award (or the shares of Company Common Stock underlying such award) other than the right to receive the consideration specified in this Section 2.06.
(c)   Board Actions.   Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof administering any Company Stock Plan) shall adopt such resolutions or take such action by written consent in lieu of a meeting, providing for the transactions contemplated by this Section 2.06. The Company shall provide that, on and following the Effective Time, no holder of any Company Equity Awards shall have the right to acquire any equity interest in the Company or the Surviving Corporation in respect thereof and each Company Stock Plan shall terminate as of the Effective Time.
(d)   Company Warrants.   That certain Common Stock Purchase Warrant issued on December 24, 2024 by the Company to Armistice Capital Master Fund Ltd., which constitutes the only outstanding warrant to purchase shares of Company Common Stock (the “Company Warrant”), shall be treated at the Closing in accordance with the Armistice Agreement, including with respect to the payment of the first $3,500,000 of Black Scholes Value (as defined in the Company Warrant) in cash and the payment of any Excess Amount (as defined in the Armistice Agreement), at the option of the holder, in the form of Equity Consideration (as defined in the Armistice Agreement), in each case subject to the proviso set forth in the definition of Company Merger Consideration. For the avoidance of doubt, any Parent Ordinary Shares, Parent ADSs or other Parent equity issued or issuable to Armistice Capital Master Fund Ltd. (or its designee) under the Armistice Agreement shall form part of the Company Merger Consideration and shall not constitute additional issuances of Parent Ordinary Shares outside of the Exchange Ratio mechanics.

Section 2.07   Contingent Value Right.   At or prior to the Effective Time, Parent will authorize and duly adopt, execute and deliver, and will ensure that a duly qualified rights agent with respect to the CVRs mutually agreeable to Parent and the Company (a “Rights Agent”) executes and delivers, a contingent value rights agreement in substantially the form attached as Exhibit D, subject to any revisions to the CVR Agreement that are requested by such Rights Agent (provided that such revisions are (i) reasonably acceptable to the Company and Parent and (ii) not, individually or in the aggregate, materially detrimental to any holder of CVRs).
Section 2.08   Adjustments; Closing Statements.
(a)   Without limiting or affecting any of the provisions of Section 6.01 or Section 6.02, if, during the period between the date of this Agreement and the Effective Time, any change in the outstanding Parent ADSs or outstanding Parent Ordinary Shares in respect thereof shall occur as a result of any reclassification, recapitalization, stock split or sub-division (including reverse share split or consolidation), merger, offer (as defined in the U.K. Takeover Code), combination, scheme of arrangement, exchange or readjustment of shares or other similar transaction, or any stock dividend or distribution thereon with a record date during such period, the Equity Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to provide the holders of shares of Company Common Stock and/or Company Equity Awards with the same economic effect as contemplated by this Agreement prior to such event.
(b)   Except as otherwise contemplated in this Section 2.08, on the tenth (10th) Business Day before the Closing, the Company shall deliver to Parent a schedule (the “Closing Cash Schedule”) setting forth, in reasonable detail, a balance sheet of the Company as of the Cash Determination Time and, on the basis of the foregoing, the Company’s good faith, estimated calculation of Closing Net Cash, including each component thereof (the “Closing Cash Calculation”), as of immediately prior to the Closing (the “Cash Determination Time”). The Company shall make available to Parent, as reasonably requested by Parent, the work papers and back-up materials used in preparing the Closing Cash Schedule, including close-out memos or other forms of written affirmation from vendors that either no more money is due or an amount of money is due that is reflected on the Closing Cash Schedule. If reasonably requested by Parent, reasonable access to the Company’s accountants and counsel at reasonable times and upon reasonable notice will be provided by the Company in order to permit Parent to review the Closing Cash Calculation.
(c)   Parent shall have the right to dispute any part of the Closing Cash Calculation by delivering a written notice (for which email will suffice) (a “Dispute Notice”) to that effect to the Company on or prior to 11:59 p.m., Eastern Time, on the fifth (5th) Business Day following Parent’s receipt of the Closing Cash Schedule (the “Response Time”), which Dispute Notice shall identify in reasonable detail the nature and amounts of any proposed revisions to the proposed Closing Cash Calculation and shall be accompanied by a reasonably detailed explanation for the basis for such revisions.
(d)   If, on or prior to the Response Time, Parent notifies the Company in writing that it has no objections to the Closing Cash Calculation or if Parent fails to deliver a Dispute Notice as provided in Section 2.08(c) prior to the Response Time, then the Closing Cash Calculation as set forth in the Closing Cash Schedule shall be deemed to have been finally determined for purposes of this Agreement and shall represent the Closing Net Cash at the Cash Determination Time for purposes of this Agreement.
(e)   If Parent delivers a Dispute Notice on or prior to the Response Time, then Representatives of the Company and Parent shall promptly (and in no event later than one (1) Business Day thereafter) meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of the Closing Net Cash, which agreed upon Closing Net Cash amount shall be deemed to have been finally determined for purposes of this Agreement and shall represent the Closing Net Cash at the Cash Determination Time for purposes of this Agreement.
(f)   If Representatives of the Company and Parent are unable to negotiate an agreed-upon determination of Closing Net Cash as of the Cash Determination Time pursuant to Section 2.08(e) within three (3) Business Days after delivery of the Dispute Notice (or such other period as the Company and Parent may mutually agree upon), then any remaining disagreements as to the calculation of Closing

Net Cash shall be referred to for resolution to an impartial nationally or regionally recognized firm of independent certified public accountants other than the Company’s accountants or Parent’s accountants which is jointly selected by the Company and Parent (the “Accounting Firm”). The Company and Parent shall promptly deliver to the Accounting Firm the work papers and back-up materials used in preparing the Closing Cash Schedule and the Dispute Notice, and the Company and Parent shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within three (3) Business Days of accepting its selection. The Company and Parent shall be afforded the opportunity to present to the Accounting Firm any materials related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided that no such presentation or discussion shall occur without the presence of a Representative of each of the Company and Parent. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The Accounting Firm’s determination of Closing Net Cash shall be within the range of values for Closing Net Cash asserted by the Company and Parent in the dispute. The determination of the amount of Closing Net Cash made by the Accounting Firm shall be made in writing delivered to each of the Company and Parent, shall be final and binding on the Company and Parent and shall (absent manifest error) be deemed to have been finally determined for purposes of this Agreement and to represent the Closing Net Cash at the Cash Determination Time for purposes of this Agreement. The fees and expenses of the Accounting Firm shall be allocated between the Company and Parent in the same proportion that the disputed amount of the Closing Net Cash that was unsuccessfully disputed by such party (as finally determined by the Accounting Firm) bears to the total disputed amount of the Closing Net Cash amount and the Company’s portion of such fees and expenses shall be included in the calculation of its transaction expenses. If this Section 2.08(f) applies as to the determination of the Closing Net Cash at the Cash Determination Time, upon resolution of the matter in accordance with this Section 2.08(f), the parties shall not be required to determine Closing Net Cash again.
Section 2.09   Fractional ADSs.   Notwithstanding anything in this Agreement to the contrary, no fractional Parent ADSs shall be issued in the Merger. Each holder of shares of Company Common Stock who would otherwise have been entitled to receive as a result of the Merger a fraction of a Parent ADS (after aggregating all shares represented by the Certificates and Uncertificated Shares delivered by such holder) shall receive, in lieu thereof, in the aggregate that number of whole Parent ADSs resulting from the application of the Exchange Ratio as described in Section 2.03 or Section 2.06 as is rounded to the nearest whole Parent ADS, with no cash being paid for any fractional Parent ADSs eliminated by such rounding.
Section 2.10   Withholding Rights.   Each of the Exchange Agent, Parent, Merger Sub, the Surviving Corporation and the Company shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under any provision of federal, state, local or non-U.S. Tax law. To the extent amounts so deducted and withheld are paid over to the appropriate Taxing Authority (including in circumstances where an equivalent amount of cash is paid over in connection with the deduction or withholding of any non-cash consideration), such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the deduction and withholding were made.
Section 2.11   Lost Certificates.   If any Certificate shall have been lost, stolen or destroyed, on the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation or the Exchange Agent, the posting by such Person of a customary bond issued for lost, stolen or destroyed stock certificates, in such reasonable amount as the Surviving Corporation or the Exchange Agent may direct, as indemnity against any claim that may be made against the Surviving Corporation or the Exchange Agent, with respect to such Certificate, the Exchange Agent shall, if such holder has otherwise delivered a properly completed and duly executed letter of transmittal, issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such Certificate, as contemplated by this Article II (including Section 2.04).
Section 2.12   Further Assurances.   At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company, any of its Subsidiaries or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company, any of its Subsidiaries or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.
ARTICLE III
ORGANIZATIONAL DOCUMENTS; DIRECTORS AND OFFICERS
Section 3.01   Certificate of Incorporation and Bylaws of the Surviving Corporation.   Subject to the rights set forth in Section 7.13, the certificate of incorporation and bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated to be identical to the certificate of incorporation and bylaws of Merger Sub, as in effect immediately prior to the Effective Time, which shall be the certificate of incorporation and bylaws, respectively, of the Surviving Corporation from and after the Effective Time until thereafter amended as provided therein or by Applicable Law.
Section 3.02   Directors and Officers of the Surviving Corporation.   From and after the Effective Time, until their respective successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND ITS SUBSIDIARIES
Subject to Section 10.05, except (a) as disclosed in any Company SEC Document filed or furnished and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval System since January 1, 2026 and prior to the date that was one (1) Business Day prior to the date of this Agreement (only to the extent that the relevance of any disclosure in such Company SEC Document is reasonably apparent as to matters which are a subject of such representation or warranty, and other than any matters required to be disclosed for purposes of Section 4.02 (“Corporate Authorization”) or Section 4.05 (“Capitalization”), which matters shall only be disclosed by specific disclosure in the respective corresponding section of the Company Disclosure Schedule) or (b) as set forth in the Company Disclosure Schedule, the Company (which for purposes of this Article IV shall be deemed to include the Company together with its Subsidiaries unless context otherwise requires) represents and warrants to Parent that:
Section 4.01   Corporate Existence and Power.   The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority required to own or lease all of its properties or assets and to carry on its business as now conducted, except where the failure to have such power or authority would not reasonably be expected to, individually or in the aggregate, (a) have a Company Material Adverse Effect or (b) prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Merger. The Company is duly qualified to do business in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had, individually or in the aggregate, a Company Material Adverse Effect. Prior to the date of this Agreement, the Company has made available to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as in effect on the date of this Agreement (the “Company Organizational Documents”).
Section 4.02   Corporate Authorization.
(a)   The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement are within the corporate powers and authority of the Company and, except for the Company Stockholder Approval, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock adopting this Agreement is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger (the “Company Stockholder Approval”). This Agreement has been duly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Merger Sub) constitutes a valid, legal and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject to general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity (collectively, the “Bankruptcy and Equity Exceptions”)).
(b)   At a meeting duly called and held, the Board of Directors of the Company unanimously adopted resolutions (i) determining that this Agreement and the transactions contemplated hereby (including the Merger) are fair to and in the best interests of the Company and its stockholders, (ii) approving, adopting and declaring advisable this Agreement and the transactions contemplated hereby (including the Merger), (iii) directing that the adoption of this Agreement be submitted to a vote at a meeting of the Company’s stockholders, and (iv) recommending adoption of this Agreement and the transactions contemplated hereby by the Company’s stockholders (such recommendation, the “Company Board Recommendation”). Except as permitted by Section 6.03, the Board of Directors of the Company has not subsequently rescinded, modified or withdrawn any of the foregoing resolutions.
Section 4.03   Governmental Authorization.   The execution, delivery and performance by the Company of this Agreement, the CVR Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, Consents of, or Filings with, any Governmental Authority other than (a) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (b) compliance with and Filings under any applicable Antitrust Laws, including Antitrust Laws of non U.S. jurisdictions (collectively, “Foreign Antitrust Laws”), (c) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable U.S. state or federal securities laws or pursuant to the rules of the NASDAQ Global Select Market (“Nasdaq”), and (d) any other actions, Consents or Filings the absence of which has not had and would not reasonably be expected to, individually or in the aggregate, (i) have a Company Material Adverse Effect or (ii) prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Merger.
Section 4.04   Non-contravention.   Assuming compliance with the matters referred to in Section 4.03 and receipt of the Company Stockholder Approval, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of Company Organizational Documents, (b) contravene, conflict with or result in any violation or breach of any provision of any Applicable Law, (c) require any Consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under, any provision of any Contract binding on the Company or any of its Subsidiaries, or (d) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except, in the case of each of clauses (b) through (d), as (i) has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (ii) individually or in the aggregate, would not reasonably be expected to prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or consummate the Merger.
Section 4.05   Capitalization.
(a)   The authorized capital stock of the Company consists of (i) 30,000,000 shares of Company Common Stock and (ii) 3,000,000 shares of preferred stock, par value $0.00001 per share (“Company Preferred Stock”). As of the close of business on June 23, 2026, there were issued (A) 5,404,551 shares of Company Common Stock (of which no shares were held in treasury), (B) 1,054,551 Company Warrants, all of which are held by Armistice Capital Master Fund Ltd. pursuant to the Company Warrant, (C) no shares of Company Preferred Stock, (D) Company Stock Options to purchase an aggregate of 115,910 shares of Company Common Stock, (E) 49,467 shares of Company Common Stock were subject to outstanding Company RSU Awards and (F) 1,077,159 additional shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plans. Except as set forth in this Section 4.05(a), as of the close of business on June 23, 2026, there are no issued, reserved for issuance or outstanding Equity Securities of the Company.

(b)   All of the issued and outstanding capital stock or other Equity Securities of the Company have been, and all shares that may be issued pursuant to any Company Stock Plan or Company Warrants will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights. No Subsidiary of the Company owns any shares of capital stock of the Company (other than any such shares owned by Subsidiaries of the Company in a fiduciary, representative or other capacity on behalf of other Persons, whether or not held in a separate account). There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company have the right to vote. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Securities of the Company. Other than the Company Voting Agreement and agreements entered into pursuant to the Concurrent Financing, neither the Company nor any of its Subsidiaries is a party to any agreement with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any Equity Securities of the Company or any of its Subsidiaries.
(c)   On or prior to the date hereof, the Company has made available to Parent a list of each Company Equity Award outstanding as of June 15, 2026 that includes (A) the number of shares of Company Common Stock underlying such Company Equity Award, (B) the exercise price of each such Company Equity Award that is a Company Stock Option, and (C) the vesting schedule of each such Company Equity Award that is unvested as of such date.
Section 4.06   Subsidiaries.
(a)   Section 4.06 of the Company Disclosure Schedule sets forth a true and complete list of each Subsidiary of the Company, including its jurisdiction of incorporation or formation. Each Subsidiary of the Company is a corporation or other entity duly incorporated or organized, validly existing and in good standing (except to the extent such concept is not applicable under Applicable Law of such Subsidiary’s jurisdiction of incorporation, formation or organization, as applicable) under the laws of its jurisdiction of incorporation, formation or organization and has all corporate or other organizational powers and authority, as applicable, required to own, lease and operate its properties and assets and to carry on its business as now conducted, except for those jurisdictions where failure to be so duly incorporated or organized, validly existing and in good standing or to have such power or authority has not had, individually or in the aggregate, a Company Material Adverse Effect. Each such Subsidiary is duly qualified to do business in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had, individually or in the aggregate, a Company Material Adverse Effect.
(b)   All of the issued and outstanding capital stock or other Equity Securities of each Subsidiary of the Company have been validly issued and are fully paid and nonassessable (except to the extent such concepts are not applicable under Applicable Law of such Subsidiary’s jurisdiction of incorporation, formation or organization, as applicable) and are owned by the Company, directly or indirectly, free and clear of any Lien (other than any restrictions imposed by Applicable Law) and free of preemptive rights, rights of first refusal, subscription rights or similar rights of any Person and transfer restrictions (other than transfer restrictions under Applicable Law or under the organizational documents of such Subsidiary). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Securities of any Subsidiary of the Company. Except for the capital stock or other Equity Securities of its Subsidiaries and publicly traded securities held for investment that do not exceed five percent (5%) of the outstanding securities of any entity, the Company does not own, directly or indirectly, any capital stock or other Equity Securities of, or any membership, partnership, joint venture or other equity or voting interest in, any Person.
Section 4.07   SEC Filings and the Sarbanes-Oxley Act.
(a)   The Company has timely filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC by the Company since the Lookback Date (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”).

No Subsidiary of the Company is required to file or furnish any report, schedule, form, statement, prospectus, registration statement or other document with the SEC.
(b)   As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing), the Company SEC Documents filed or furnished prior to the date of this Agreement complied, and each Company SEC Document filed or furnished subsequent to the date of this Agreement (assuming, in the case of the Proxy Statement/Prospectus, Parent’s compliance with Section 7.02(f)) will comply, in all material respects, with the applicable requirements of Nasdaq, the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act, as the case may be.
(c)   As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing), each Company SEC Document filed or furnished prior to the date of this Agreement did not, and each Company SEC Document filed or furnished subsequent to the date of this Agreement (assuming, in the case of the Proxy Statement/Prospectus, Parent’s compliance with Section 7.02(f)) will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
(d)   Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, and as of the date of such amendment or supplement, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in any material respect.
(e)   As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to any of the Company SEC Documents, and, to the knowledge of the Company, none of the Company SEC Documents are subject to ongoing SEC review.
(f)   Since the Lookback Date, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer (or other principal financial and accounting officer), or general counsel of the Company, the Board of Directors of the Company or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.
(g)   The Company is, and since the Lookback Date has been, in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of Nasdaq.
(h)   The Company currently maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act) that are designed to provide reasonable assurance that all information required to be disclosed in the Company’s reports filed under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable each of the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the 1934 Act with respect to such reports. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.
(i)   The Company and its Subsidiaries currently maintain a system of internal controls over financial reporting (as defined in Rule 13a-15 under the 1934 Act) (“internal controls”) designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP, and the Company’s principal executive officer and principal financial officer have disclosed, based on their most recent evaluation of such internal controls prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Board of Directors of the Company (i) all significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s or any of its Subsidiaries’ ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. A true, correct and complete summary of any such disclosures made by management to the Company’s auditors and audit committee is set forth as Section 4.07(i) of the Company Disclosure Schedule.
(j)   Since the Lookback Date, each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) has made all certifications required by Rules 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and Nasdaq.
Section 4.08   Financial Statements and Financial Matters.
(a)   The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents (or, if any such Company SEC Document is amended or superseded by a filing prior to the date of this Agreement, such amended or superseding Company SEC Document) (i) present fairly in all material respects, in conformity with GAAP applied on a consistent basis during the periods presented (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in each case, to normal and recurring year-end audit adjustments in the case of any unaudited interim financial statements), (ii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (iii) have been prepared in a manner consistent with the books and records of the Company and its Subsidiaries, which are maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and are true and complete in all material respects.
(b)   Since the Lookback Date, the Company has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or Applicable Law.
(c)   Since the Lookback Date, the Company has not received written notice from the SEC or any other Governmental Authority indicating that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or any other Governmental Authority.
Section 4.09   Absence of Certain Changes.   Since the Company Balance Sheet Date through the date of this Agreement: (a) except as related to this Agreement and the transactions contemplated hereby, the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practice; (b) there has not been any Company Material Adverse Effect; and (c) there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of any of the covenants set forth in Section 6.01(b)(i), (ii), (vi), (vii), (xii), (xiii), (xv), (xviii), or (xx) (or solely with respect to the foregoing clauses, Section 6.01(b)(xxi)).
Section 4.10   No Undisclosed Liabilities.   There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, whether or not required by GAAP to be reflected on the consolidated balance sheet of the Company and its Subsidiaries, other than (a) liabilities or obligations disclosed or provided for in the Company Balance Sheet or in the notes thereto, (b) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the Company Balance Sheet Date that are not material to the Company and its Subsidiaries, taken as a whole, or (c) liabilities arising in connection with the transactions contemplated hereby or in connection with obligations under Contracts binding on the Company or any of its Subsidiaries (except to the extent such liabilities arose or resulted from a breach or a default of such Contract). There are no “off-balance sheet” arrangements of any type pursuant to any “off-balance sheet” arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the 1933 Act (“Regulation S-K”) that have not been so described in the Company SEC Documents.

Section 4.11   Litigation.   There is no Action pending (or, to the knowledge of the Company, threatened) against or affecting the Company, any of its Subsidiaries, any present or, to the knowledge of the Company, former officers, directors or employees of the Company or any of its Subsidiaries in their respective capacities as such, or any of the respective properties or assets of the Company or any of its Subsidiaries, before (or, in the case of threatened claims, actions, suits, investigations or proceedings, that would be before) any Governmental Authority, (a) that has had, individually or in the aggregate, a Company Material Adverse Effect or (b) that, individually or in the aggregate, would reasonably be expected to prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Merger. There is no Order outstanding (or, to the knowledge of the Company, threatened) against or affecting the Company, any of its Subsidiaries, any present or, to the knowledge of the Company, former officers, directors or employees of the Company or any of its Subsidiaries in their respective capacities as such, or any of the respective properties or assets of any of the Company or any of its Subsidiaries that (i) has had, individually or in the aggregate, a Company Material Adverse Effect or (ii) individually or in the aggregate, would reasonably be expected to prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Merger.
Section 4.12   Permits.   Except as has not had, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries hold all material governmental licenses and Consents necessary for the operation of their respective businesses (the “Company Permits”). The Company and each of its Subsidiaries are, and since the Lookback Date have been, in compliance in all material respects with the terms of the Company Permits. There is no Action pending, or, to the knowledge of the Company, threatened that seeks the revocation, cancellation, termination, non-renewal or adverse modification of any Company Permit, nor would any such revocation, cancellation, termination, non-renewal or adverse modification result from the consummation of the transactions contemplated hereby.
Section 4.13   Compliance with Laws.   The Company and each of its Subsidiaries are, and since the Lookback Date have been, in compliance in all material respects with all Applicable Laws. Neither the Company nor any of its Subsidiaries has received, since the Lookback Date, a notice or other written communication alleging or relating to a possible material violation of any Applicable Law.
Section 4.14   Regulatory Matters.
(a)   Except as set forth on Section 4.14(a) of the Company Disclosure Schedule, (i) each of the Company and its Subsidiaries is in material compliance and since the Lookback Date has been in material compliance with all Health Care Laws applicable to it and (ii) to the knowledge of the Company, none of the Company or any of its Subsidiaries has received any written communication or has been subject to any Action (other than routine FDA inspections) since the Lookback Date from a Governmental Authority that alleges that it is not in compliance with any Health Care Law, except in the case of the immediately foregoing clauses (i) and (ii) where any noncompliance has not had, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth on Section 4.14(a) of the Company Disclosure Schedule, (i) none of the Company or any of its Subsidiaries is party to and has any ongoing obligations pursuant to or under any corporate integrity agreements, deferred prosecution agreements, monitoring agreements, consent decrees, settlement orders, plans of correction or similar agreements with or imposed by any Governmental Authority, and (ii) none of the Company or any of its Subsidiaries, or any of their employees, officers or directors, has been excluded, suspended or debarred from participation in any U.S. state or federal health care program or, to the knowledge of the Company, been convicted of any crime or is subject to any Action by any Governmental Authority or other similar action, or has engaged in any conduct, that could reasonably be expected to result in debarment, suspension or exclusion.
(b)   Each of the Company and its Subsidiaries has, maintains and is operating in material compliance with all Consents of the United States Food and Drug Administration (“FDA”), Drug Enforcement Administration (“DEA”), European Medicines Agency (“EMA”) and comparable Governmental Authorities which are required for the conduct of the Company’s business (collectively, the “Health Care Permits”), and all such Health Care Permits are valid, subsisting and in full force and effect, except where the failure to have, maintain or operate in compliance with the Health Care Permits has not had, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries has fulfilled and performed all of its material obligations with respect to the Health

Care Permits, and no event has occurred which allows, or with notice or lapse of time or both, would allow revocation or termination thereof or results in any other material impairment of the rights of the holder of any Health Care Permit, except where the failure to so fulfill or perform, or the occurrence of such event, has not had, individually or in the aggregate, a Company Material Adverse Effect. There is no Action pending or threatened in writing that could result in the suspension, termination, revocation, cancellation, limitation or impairment of any such Health Care Permit other than those that have not had, individually or in the aggregate, a Company Material Adverse Effect.
(c)   Except as has not had, individually or in the aggregate, a Company Material Adverse Effect, all applications, notifications, submissions, information, claims, reports and statistics, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Health Care Permit relating to any of the Company and its Subsidiaries, its business and Company Products, when submitted to the FDA, DEA, EMA or other Governmental Authority were true, complete and correct as of the date of submission, and any necessary or required updates, changes, corrections or modification to such applications, notifications, submissions, information and data have been submitted to the FDA, DEA, EMA or other Governmental Authority.
(d)   Except as has not had, individually or in the aggregate, a Company Material Adverse Effect, since the Lookback Date, none of the Company or any of its Subsidiaries has had any Company Product or manufacturing site subject to a Governmental Authority (including FDA, DEA or EMA) shut down or import or export prohibition, and has not received any FDA Form 483 or other Governmental Authority notice of inspectional observations, “warning letters,” “untitled letters” or written requests or requirements to make changes to a product candidate, or similar correspondence or written notice from the FDA, DEA, EMA or other Governmental Authority alleging or asserting noncompliance with any applicable Health Care Law, Health Care Permit or such requests or requirements of a Governmental Authority.
(e)   Except as has not had, individually or in the aggregate, a Company Material Adverse Effect, (i) the clinical, pre-clinical and other studies and tests conducted by or on behalf of or sponsored by any of the Company and its Subsidiaries or in which any of the Company and its Subsidiaries, or any of the Company Products have participated were, and if still pending are, being conducted in accordance with standard medical and scientific research procedures and all Applicable Laws, including, but not limited to, the Federal Food, Drug, and Cosmetic Act and its applicable implementing regulations, and (ii) no investigational new drug application filed by or on behalf of any of the Company and its Subsidiaries with the FDA has been terminated or suspended by the FDA, and neither the FDA nor any applicable foreign Governmental Authority has commenced, or, to the knowledge of the Company, threatened to commence, any action to place a clinical hold order on, or otherwise terminate, delay or suspend, any proposed or ongoing clinical investigation conducted or proposed to be conducted by or on behalf of any of the Company and its Subsidiaries.
(f)   None of the Company or any of its Subsidiaries is the subject of any pending or, to the knowledge of the Company, threatened investigation in respect of it or the Company Products, by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. The Company has provided Parent with accurate and complete copies of all Health Care Permits and correspondence with any Governmental Authority related to all Company Products.
Section 4.15   Material Contracts.
(a)   Section 4.15(a) of the Company Disclosure Schedule sets forth a complete and accurate list of each of the following Contracts to which the Company or any of its Subsidiaries is a party or by which it is bound, including pursuant to any surviving provisions of any terminated or expired Contract (each such Contract listed or required to be so listed, and each of the following Contracts to which the Company or any of its Subsidiaries becomes a party or by which it becomes bound after the date of this Agreement, a “Company Material Contract”):
(i)   any Contract (or series of related Contracts), including any manufacturing, supply or distribution agreement, that is currently in effect and (A) that requires by its terms or is reasonably likely to require the payment or delivery of cash or other consideration by or to the Company or any of its Subsidiaries in an amount having an expected value in excess of $250,000 in a fiscal year or (B) relating to capital expenditures or commitments in excess of $1,000,000 in the aggregate;
(ii)   any Contract involving the acquisition or disposition, directly or indirectly (by merger or otherwise) in the three (3) years preceding the date hereof, of assets or securities by or from any Person or any business, other than (x) acquisitions or dispositions of inventory in the ordinary course of business consistent with past practice or (y) dispositions of assets made in the ordinary course of the Company’s wind-down activities, including any such Contract that contains (or would contain, in the case of an option, right of first refusal or offer or similar rights) ongoing representations, warranties, covenants, indemnities or other obligations (including “earn-out,” contingent value rights or other contingent payment or value obligations) that would involve or may reasonably be expected to require the receipt or making of payments or the issuance of any Equity Securities of the Company or any of its Subsidiaries;
(iii)   any Contract with a Governmental Authority that is currently in effect, including any grant, loan or aid pursuant to a stimulus or government grant program or otherwise from a Governmental Authority;
(iv)   any Contract that (A) limits or purports to limit, in any material respect, the freedom of the Company or any of its Subsidiaries to engage or compete in any line of business or with any Person or in any area or that would so limit or purport to limit, in any material respect, the freedom of Parent or any of its Affiliates after the Effective Time, (B) contains material exclusivity or “most favored nation” obligations or restrictions or (C) contains any other provisions that restrict the ability of the Company or any of its Subsidiaries to sell, market, distribute, promote, manufacture, develop, commercialize, or test or research any Company Product, directly or indirectly through Third Parties, in any material respect, or that would so limit or purport to limit the ability of Parent or any of its Affiliates to sell, market, distribute, promote, manufacture, develop, commercialize, or test or research any Company Product after the Effective Time, directly or indirectly through Third Parties, in any material respect;
(v)   any Contract relating to third-party indebtedness for borrowed money (including under any short-term financing facility) in excess of $250,000 (whether incurred, assumed, guaranteed or secured by any asset of the Company or any of its Subsidiaries) other than any Contract exclusively between or among the Company and any of its wholly owned Subsidiaries;
(vi)   any Contract restricting the payment of dividends or the making of distributions in respect of any Equity Securities of the Company or any of its Subsidiaries or the repurchase or redemption of, any Equity Securities of the Company or any of its Subsidiaries;
(vii)   any joint venture, profit-sharing, partnership, collaboration, co-promotion or other similar agreement;
(viii)   any Contract with any Person (A) pursuant to which the Company or any of its Subsidiaries may be required to pay, or may receive, milestones, royalties or other contingent payments based on any research, testing, development, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or events, or (B) under which the Company or any of its Subsidiaries grants to any Person, or receives the benefit of, any right of first refusal, right of first negotiation, option to purchase, option to license, or any other similar rights;
(ix)   any lease or sublease for material real or personal property that is currently in effect and has not expired or been surrendered in connection with the Company’s wind-down activities;
(x)   all Contracts pursuant to which the Company or any of its Subsidiaries (A) receives or is granted any license (including any sublicense) to, or covenant not to be sued under, any Intellectual Property Rights (other than licenses to commercially available software, including pursuant to a standard “off-the-shelf” or “shrink wrap” or “click wrap” agreement) or (B) grants any license (including any sublicense) to, or covenant not to be sued under, any Company Intellectual Property, including in each case (A) and (B) any coexistence agreements, prior rights agreement, right of first refusal, right of last refusal, covenant not to sue, immunity from suit, and right to indemnification;
(xi)   any “single source” supply Contract pursuant to which goods or materials that are not commodities and that are material to the business of the Company and its Subsidiaries are currently being supplied to the Company or any of its Subsidiaries from an exclusive source and under which the Company or any of its Subsidiaries has outstanding purchase obligations;
(xii)   any Contracts or other transactions with any (A) director or officer of the Company (excluding employment agreements for directors and officers), (B) record or, to the knowledge of the Company, beneficial owner of five percent (5%) or more of the voting securities of the Company, or (C) affiliate (as such term is defined in Rule 12b-2 promulgated under the 1934 Act) or “associates” (or members of any of their “immediate family”) (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the 1934 Act) of any such director, officer, record owner or beneficial owner;
(xiii)   any material Contract involving the settlement of any Action or threatened Action (or series of related Actions);
(xiv)   any settlement agreements by the Company or any of its Subsidiaries with Taxing Authorities;
(xv)   any other Contract required to be filed by the Company pursuant to Item 601(b)(10) of Regulation S-K or disclosed by the Company on a Current Report on Form 8-K; and (xvi) any Contract which is the subject of the CVR Agreement, including the Merck Research and Collaboration Agreement, the Participants Agreement and each CRC Commercialisation License Agreement (as such terms are defined in the CVR Agreement) (collectively the “CVR License Agreements”).
(b)   Each Company Material Contract (i) other than the CRC Commercialisation License Agreements, is a valid and binding obligation of the Company or a Subsidiary of the Company (as the case may be) and, to the knowledge of the Company, each of the other parties thereto, (ii) is in full force and effect and enforceable in accordance with its terms, (iii) was entered into within the proper course of business of the Company and on an arm’s-length basis, (iv) provides the Company with at least ninety (90) days’ advance notice to effect its termination in the event of termination by any counterparty (except for non-disclosure agreements, confidentiality agreements to which the Company is a party). Each party (other than the Company) to each Company Material Contract (in each case, except for a Company Material Contract that terminates or is terminated after the date of this Agreement in accordance with its respective terms, other than as a result of a default or breach by the Company or any of its Subsidiaries of any of the provisions thereof), has not had, individually or in the aggregate, a Material Adverse Effect.
(c)   To the knowledge of the Company, no Person is seeking to terminate, or challenging the validity or enforceability of, any Company Material Contract, except as has not had, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries, nor any of the other parties thereto, has violated any provision of, or committed or failed to perform any act that (with or without notice, lapse of time or both) would constitute a default or breach under any provision of, or is subject to any liability under, and neither the Company nor any of its Subsidiaries has received notice that it has violated, defaulted, breached, or is subject to any liability under, any Company Material Contract, except as would not have had, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent true and complete copies of each Company Material Contract, including all amendments thereto.
(d)   No offer, tender or quotation issued by the Company or any of its Subsidiaries and still outstanding (the value of which to the Company or any of its Subsidiaries could exceed $250,000 in any year) is or will be capable of being converted into an obligation of the Company by an acceptance or other act of some other person.
(e)   Neither completion of the transactions contemplated under this Agreement nor any change in the management of the Company (i) is subject to or conditional upon any Third Party consent, (ii) will entitle any person to determine or terminate any Contract with the Company or any of its Subsidiaries, or to exercise any right, including any right to receive any payment, renegotiate any provision (including any pricing, economic or operational terms), or (iii) will relieve any person of any obligation, under any Company Material Contract, in each case (i) to (iii), as a result of such completion of such transactions or such change in management. The Company has, at the time of Closing, made all necessary notifications and complied with all corresponding obligations under each Company Material Contract in connection with the completion of the transactions contemplated under this Agreement. For the avoidance of doubt, the transactions contemplated by this Agreement are not (1) in respect of the IP License Agreement, dated November 18, 2020, by and between Bionomics Limited and Carina Biotech Pty Ltd., a change of control of the Company or an assignment, transfer, encumbrance or other dealing with the Licensed IP (each as defined in such agreement), (2) in respect of the Research Collaboration and License Agreement, dated June 26, 2014, by and between Bionomics Limited and Merck Sharp & Dohme Corp. (as amended), a change of control of the Company (as defined in such agreement), (3) in respect of the Assignment and License Agreement, dated 24 October 2011, by and between Biogen Idec and Eclipse Therapeutics, Inc. (“Eclipse”), a Qualified Transaction, or a sale, assignment or disposal of a Product (each as defined in such agreement), or (4) a change of control of Eclipse under the Agreement and Plan of Merger by and among Eclipse, Bionomics Limited, Bionomics Acquisition Corporation, Bionomics, Inc. and the Stockholder Representative dated 13 September 2012.
(f)   The Company has, at the time of Closing, all rights, resources and abilities necessary to comply in full with the CVR License Agreements, and none of the CVR License Agreements will encumber, or otherwise grant any rights in respect of, any rights owned or controlled by Parent.
(g)   In the period of twelve (12) months ending on the date of this Agreement, (i) no counterparty to a Company Material Contract has ceased, or indicated an intention to cease, conducting business with the Company either in whole or in part, and (ii) there has been no material change to the terms of any Company Material Contract.
(h)   The Company has made available to Parent true, complete and accurate copies of each Company Material Contract, including all amendments thereto.
Section 4.16   Taxes.   Except as has not had, individually or in the aggregate, a Company Material Adverse Effect:
(a)   All Tax Returns required by Applicable Law to be filed with any Taxing Authority by the Company or any of its Subsidiaries have been filed when due (giving effect to all extensions) in accordance with all Applicable Law, and all Tax Returns that have been filed with a Taxing Authority are true, correct and complete in all respects.
(b)   Each of the Company and its Subsidiaries has paid (or has had paid on its behalf) all Taxes due and owing (whether or not shown on any Tax Return), except for Taxes being contested in good faith pursuant to appropriate procedures for which an adequate reserve has been established on the books and records of the Company or its applicable Subsidiary.
(c)   Each of the Company and its Subsidiaries has duly and timely withheld all Taxes required to be withheld, and such withheld Taxes have been either duly and timely paid to the proper Taxing Authority or properly set aside in accounts for payment when due.
(d)   There is no audit, claim, action, suit, proceeding or other investigation pending or, to the Company’s knowledge, threatened in writing against or with respect to the Company or any of its Subsidiaries in respect of income or other material Taxes, and there is no income or other material Tax deficiency outstanding, proposed or assessed against the Company or any Subsidiary of the Company.
(e)   Neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to income or other material Taxes or agreed to any extension of time with respect to an income or other material Tax assessment or deficiency, which waiver is still in effect, and no power of attorney that has been granted by the Company or any Subsidiary of the Company with respect to an income or other material Tax matter is currently in effect.

(f)   During the two (2)-year period ending on the date of this Agreement, the Company was not a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a transaction intended to qualify for tax-free treatment under Section 355 of the Code.
(g)   There are no Liens for income or other material Taxes (other than Permitted Liens) on any of the assets of the Company or any of its Subsidiaries and no circumstances as a result of which any such Liens would reasonably be expected to be imposed.
(h)   Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated, consolidated, combined or unitary group other than one of which the Company was the common parent, (ii) is party to any agreement relating to the apportionment, sharing, assignment or allocation of Taxes (other than (x) an agreement solely between or among the Company and/or one or more of its Subsidiaries or (y) ordinary course commercial agreements that are not primarily related to Taxes), (iii) has entered into a closing agreement pursuant to Section 7121 of the Code, or any similar provision of state, local or non-U.S. law or (iv) has any liability for the income or other material Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law) or as a transferee, successor by Contract (other than (x) a Contract solely between or among the Company and/or one or more of its Subsidiaries or (y) ordinary course commercial agreements that are not primarily related to Taxes) or otherwise.
(i)   Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period ending after the Closing Date as a result of (1) any change in method of accounting occurring prior to the Closing, (2) any installment sale or open transaction made prior to Closing, (3) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, provincial, local or foreign Applicable Law) entered into, arising or existing prior to the Closing, (4) any closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) entered into prior to the Closing, or (5) any deferred revenue or prepaid amount received or paid prior to the Closing outside of the ordinary course of business.
(j)   Neither the Company nor any of its Subsidiaries has engaged in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(k)   No jurisdiction in which the Company or any of its Subsidiaries does not file a Tax Return has asserted in writing a claim that has not been resolved to the effect that the Company or such Subsidiary is subject to Taxes or required to file Tax Returns in such jurisdiction.
Section 4.17   Employees and Employee Benefit Plans.
(a)   Section 4.17(a) of the Company Disclosure Schedule sets forth a true and complete list as of the date of this Agreement of each material Company Employee Plan and each Company Employee Plan that is subject to ERISA. For each material Company Employee Plan and each Company Employee Plan that is subject to ERISA, the Company has made available to Parent a copy of such plan (or a description, if such plan is not written) and all amendments thereto and material written interpretations thereof, together with a copy of (if applicable) (i) each trust, insurance or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed Internal Revenue Service Forms 5500, (iv) the most recent favorable determination or opinion letter from the Internal Revenue Service, (v) the most recently prepared actuarial reports and financial statements in connection with each such Company Employee Plan, and (vi) all non-routine documents and correspondence relating thereto received from or provided to the Department of Labor, the PBGC, the Internal Revenue Service or any other Governmental Authority during the past three (3) years.
(b)   Neither the Company nor any of its ERISA Affiliates (nor any predecessor of any such entity) sponsors, maintains, administers or contributes to (or has any obligation to contribute to), or has, during the last six (6) years, sponsored, maintained, administered or contributed to (or had any obligation to contribute to) (i) any plan subject to Title IV of ERISA, including any multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA, (ii) a multiple employer plan within the meaning of Section 413 of the Code or (iii) a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA.

(c)   Except as has not had, individually or in the aggregate, a Company Material Adverse Effect, each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service or has applied to the Internal Revenue Service for such a letter within the applicable remedial amendment period or such period has not expired and, to the knowledge of the Company, no circumstances exist that would reasonably be expected to result in any such letter being revoked or not being reissued or a penalty under the Internal Revenue Service Closing Agreement Program if discovered during an Internal Revenue Service audit or investigation. Except as has not had, individually or in the aggregate, a Company Material Adverse Effect, each trust created under any such Company Employee Plan is exempt from tax under Section 501(a) of the Code and has been so exempt since its creation.
(d)   Except as has not had, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Employee Plan has been maintained in compliance with its terms and all Applicable Law, including ERISA and the Code, and (ii) each Company Employee Plan is fully funded in accordance with its terms and all Applicable Laws and generally accepted actuarial principles and practices. Except as has not had, individually or in the aggregate, a Company Material Adverse Effect, no claim (other than routine claims for benefits), action, suit, investigation or proceeding (including an audit) is pending against or involves or, to the Company’s knowledge, is threatened against or reasonably expected to involve, any Company Employee Plan before any Governmental Authority, including the Internal Revenue Service, the Department of Labor or the PBGC.
(e)   Except as provided under this Agreement or pursuant to Applicable Law, with respect to each director, officer, or employee (including each former director, officer, or employee) of the Company or any of its Subsidiaries, the consummation of the transactions contemplated by this Agreement will not, either alone or together with any other event: (i) entitle any such individual to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Company Employee Plan, (iii) contractually limit or restrict the right of the Company or any of its Subsidiaries or, after the Closing, Parent to merge, amend or terminate any Company Employee Plan or (iv) result in the payment of any “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).
(f)   Neither the Company nor any of its Subsidiaries has any current or projected liability for, and no Company Employee Plan provides or promises, any post-employment or post-retirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any director, officer, or employee (including any former director, officer, or employee) of the Company or any of its Subsidiaries (other than coverage mandated by Applicable Law).
(g)   Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any Person for any Tax incurred by such Person under Section 409A or 4999 of the Code.
(h)   With respect to any Company Employee Plan for the benefit of Company employees or dependents thereof who perform services or who are employed outside of the United States (a “Non-U.S. Plan”), except as has not had, individually or in the aggregate, a Company Material Adverse Effect: (i) if required to have been approved by any non-U.S. Governmental Authority (or permitted to have been approved to obtain any beneficial Tax or other status), such Non-U.S. Plan has been so approved or timely submitted for approval; no such approval has been revoked (nor, to the knowledge of the Company, has revocation been threatened) and no event has occurred since the date of the most recent approval or application therefor that is reasonably likely to affect any such approval or increase the costs relating thereto; (ii) if intended to be funded and/or book reserved, such Non-U.S. Plan is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions; (iii) no material liability exists or reasonably could be imposed upon the assets of the Company or any of its Subsidiaries by reason of such Non-U.S. Plan; and (iv) the financial statements of such Non-U.S. Plan (if any) accurately reflect such Non-U.S. Plan’s liabilities.

Section 4.18   Labor Matters.
(a)   Except as has not had, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are, and since the Lookback Date have been, in material compliance with all Applicable Laws relating to labor and employment matters, including those relating to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, workers compensation, continuation coverage under group health plans, wage payment and the payment and withholding of Taxes.
(b)   To the Company’s knowledge, in the last three (3) years, (i) no material allegations of sexual harassment have been made against any officer of the Company or any of its Subsidiaries, and (ii) the Company and its Subsidiaries have not entered into any settlement agreements related to allegations of sexual harassment or misconduct by an officer of the Company or any of its Subsidiaries.
Section 4.19   Intellectual Property.
(a)   Schedule 4.19(a) of the Company Disclosure Schedule sets out a true, complete and accurate list of (i) all material unregistered Company Intellectual Property, and (ii) all Registered Intellectual Property that is Company Intellectual Property as of the date of this Agreement (the “Company Registered IP”) which list specifies as to each such item the owner(s) (including any joint or co-owner(s)) thereof and, if different, the record owner(s) thereof and, in respect of the Company Registered IP: (A) the jurisdiction where such Company Registered IP is registered or has been granted or has issued or has been applied for, and, in the case of any domain name, the registrar through which such domain name has been registered; (B) all application, serial, registration, issuance and grant numbers; (C) all application, registration, issuance and grant dates; and (D) all filing, fee, maintenance and other deadlines pertaining thereto that are due or otherwise will occur within one (1) year of the date of this Agreement.
(b)   Except as has not had, individually or in the aggregate, a Company Material Adverse Effect, (i) each item of Company Registered IP is legally, beneficially and solely owned by the Company or one of its Subsidiaries, free and clear of all Liens (other than Permitted Liens), (ii) no Registered Intellectual Property owned by the Company or any of its Subsidiaries has lapsed, expired, or been abandoned (including as a result of failure to pay the necessary renewal or maintenance fees) prior to the end of the applicable term of such Registered Intellectual Property, except where the Company has made a reasonable business decision to not maintain such Registered Intellectual Property, (iii) none of the Company Registered IP that has issued or become registered has subsequently been adjudged invalid or unenforceable, and (iv) all Company Registered IP is subsisting, and not invalid or unenforceable. There is no interference, nullification, reissue, reexamination, derivation, opposition, cancellation, post-grant review or similar proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries challenging or contesting the ownership, validity, scope or enforceability of any Company Registered IP. To the Company’s knowledge, there are no factors that would cause any currently pending or submitted applications for registration of any Company Intellectual Property to be unacceptable to any body to which the application is being made.
(c)   All fees due to, and all documents, powers and other filings required to be filed with, a Governmental Authority (or in the case of any domain name, the applicable domain name provider) associated with filing, prosecuting, obtaining grant of, perfecting, recording, registering, maintaining or enforcing any item of Company Registered IP have been paid in full or filed (as applicable) in a timely manner to the proper Governmental Authority (or in the case of a domain name, the applicable domain name provider).
(d)   Except as has not had, individually or in the aggregate, a Company Material Adverse Effect, the Company Intellectual Property and the Company Licensed Intellectual Property constitute all of the Intellectual Property Rights necessary to (i) develop, manufacture or sell each Company Product as researched, tested, developed, commercialized, manufactured, sold or distributed by the Company and its Subsidiaries as of the date of this Agreement, and (ii) operate and conduct the business of the Company as it is currently operated and conducted (including the exploitation of the Company

Intellectual Property) and as the business is contemplated to be operated and conducted. The Company Licensed Intellectual Property has been validly licensed to the Company pursuant to the applicable Contract.
(e)   All Company Intellectual Property will be owned by or licensed to the Company immediately after Closing under the same terms and conditions under which the Company owned, licensed, or sublicensed such Intellectual Property immediately prior to the Closing and will be free of any encumbrances. The execution and delivery of this Agreement will not conflict with, alter or impair the Company’s rights in, to and under the Company Intellectual Property or the right to use, ownership, validity or enforceability of the Company Intellectual Property.
(f)   None of the Company Intellectual Property is subject to any Order, claim, action, proceeding, suit or, to the knowledge of the Company, investigation pending or, to the knowledge of the Company, threatened, naming the Company or any of its Subsidiaries and adversely affecting the use thereof or rights thereto by or of the Company or any of its Subsidiaries. The operation of the business of the Company or any of its Subsidiaries does not infringe or misappropriate and has not infringed, or misappropriated, any Intellectual Property Rights of any Third Party, and as of the date of this Agreement, no Third Party has infringed, misappropriated or otherwise violated any Company Intellectual Property or any Intellectual Property Rights exclusively licensed to the Company or any of its Subsidiaries. The Company has not given any indemnification, release or covenant to any Third Party against infringement, misappropriation of, or other violation of rights to, any Intellectual Property.
(g)   To the Company’s Knowledge, no Person has engaged in any unauthorized use of, or has infringed, misappropriated or otherwise violated any Company Intellectual Property. The Company has not filed or threatened any claims alleging that any Person has engaged in any unauthorized use of, or has infringed, misappropriated or otherwise violated any of the Company Intellectual Property.
(h)   The Company has not sought or received any written opinion of patent counsel that concerns infringement, patentability, validity or enforceability of any Third Party’s Patent.
(i)   Except as has not had, individually or in the aggregate, a Company Material Adverse Effect (as defined below in this Section 4.19(i)), neither the Company nor any of its Subsidiaries is party to any Contracts which, solely as a result of the consummation of the transactions contemplated by this Agreement, would grant to any Third Party any right to any Intellectual Property Rights (other than Company Intellectual Property) owned by, or licensed to, Parent or any of its Affiliates. Solely for purposes of determining satisfaction of the conditions set forth in Section 8.02(b) with respect to this Section 4.19(i), “Company Material Adverse Effect” shall take into account any consequences to Parent or any of its Affiliates.
(j)   The Company and its Subsidiaries have obtained from all current or former employees, officers, consultants and contractors who have created or developed Intellectual Property Rights for or on behalf of the Company or any of its Subsidiaries, valid assignments of such parties’ rights in such Intellectual Property Rights to the Company or one of its Subsidiaries, to the extent permitted by Applicable Law, or the Company and its Subsidiaries otherwise own such Intellectual Property Rights by operation of law.
(k)   Except for any fees payable to a Governmental Authority to obtain grant of, obtain registration of or maintain any of the Company Registered IP, no payment by the Company of any kind is required to be made to any Person with respect to the use or practice of any Intellectual Property. No Governmental Authority or academic institution has any right to, ownership of, or right to royalties for, any Company Intellectual Property.
(l)   No Company Intellectual Property has been developed or otherwise obtained, in whole or in part, through the use of funding or other resources of any Governmental Authority or academic institution and the Company has not used any funding or other resources of any Governmental Authority or academic institution in connection with the development of any Company Product.
(m)   All collection, acquisition, use, storage, transfer (including any cross-border transfers), distribution, dissemination or other Processing by or on behalf of the Company or any of its Subsidiaries of Sensitive Data has, at all times since the Lookback Date, been in material compliance with all applicable

Privacy Legal Requirements and Privacy Commitments. Neither the Company nor any of its Subsidiaries has received any written (or, to the knowledge of the Company, oral) notice alleging any material violation by the Company or any of its Subsidiaries of any Privacy Legal Requirement or Privacy Commitments, nor, to the knowledge of the Company, has the Company or any of its Subsidiaries been threatened to be charged with any such violation by any Governmental Authority. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has been or is currently: (a) under audit or investigation by any Governmental Authority, or (b) subject to any third-party notification, claim, demand, audit or Action in relation to Sensitive Data. Neither the Company nor any of its Subsidiaries has received any written (or, to the knowledge of the Company, oral) complaint by any Person with respect to the collection, acquisition, use, storage, transfer (including any cross-border transfers), distribution, dissemination or other processing of Sensitive Data by the Company or any of its Subsidiaries. At all times since the Lookback Date, the Company and its Subsidiaries have maintained commercially reasonable written policies and procedures and technical, organizational, administrative, and physical measures and other safeguards adequate to protect Sensitive Data (including, against any unauthorized, accidental or unlawful use, access, disclosure or other Processing), Trade Secrets and Company IT Systems, and (ii) there has been no material unauthorized, accidental or unlawful use, access, disclosure, Processing or other compromises, of Sensitive Data, Trade Secrets or Company IT Systems.
(n)   No circumstance has arisen in which Privacy Legal Requirements or Privacy Commitments would require or have required the Company or any of its Subsidiaries to notify a Person or Governmental Authority of a data security breach, security incident or other compromise of Sensitive Data or Company IT Systems.
(o)   Since the Lookback Date, there have been no material disruptions, viruses, or failures in any Company IT Systems that adversely affected the operations of the business of the Company or any of its Subsidiaries. The Company IT Systems are in reasonably good working condition, free of any material security vulnerabilities, and are reasonably sufficient for the operation of the business of the Company and its Subsidiaries as currently conducted and as reasonably anticipated to be conducted immediately after the Closing.
(p)   At all times since the Lookback Date, the Company and its Subsidiaries have had sufficient rights and authority to Process Sensitive Data and as contemplated to be conducted after the Closing. Neither the Company nor its Subsidiaries’ consummation of, including transfer of Personal Data in connection with, the transactions contemplated by this Agreement (including the Merger), nor the Company or its Subsidiaries’ performance of the Agreement, nor Parent, Merger Sub or Surviving Corporation’s Processing of Sensitive Data after Closing in a manner substantially similar to that of the Company and its Subsidiaries immediately prior to Closing will violate, in any material respect, any applicable Privacy Legal Requirements or Privacy Commitments.
(q)   None of the Company or any Subsidiary (i) collects or maintains “bulk U.S. sensitive personal data” or “government-related data;” (ii) is a “covered person;” and (iii) allows for “access” to any “bulk U.S. sensitive personal data” or “government-related data” by any “covered person” (in the case of each of (i) through (iii), as such terms are defined by the final rule promulgated by the U.S. Department of Justice titled “Access to U.S. Sensitive Personal Data and Government-Related Data by Countries of Concern or Covered Persons,” 90 Fed. Reg. 1636 (Jan. 8, 2025) codified at 28 C.F.R. § 202, including any amendments thereto and guidance issued thereunder).
Section 4.20   Properties.   Neither the Company nor its Subsidiaries own, or ever have owned, any real property. Section 4.20 of the Company Disclosure Schedule sets forth a true and complete list of each material lease, sublease or license under which the Company or any of its Subsidiaries leases, subleases or licenses any material real property for the benefit of the Company or any of its Subsidiaries. The Company and each of its Subsidiaries have valid leasehold interests in such real property, free and clear of all Liens, except for Permitted Liens. Except as has not had, individually or in the aggregate, a Company Material Adverse Effect, (a) each such lease is, subject to the Bankruptcy and Equity Exceptions, a valid and binding obligation of the Company or a Subsidiary of the Company (as the case may be) and in full force and effect and enforceable in accordance with its terms against the Company or any of its Subsidiaries (as the case may be) and, to the knowledge of the Company, each of the other parties thereto (except for such leases that are terminated after the date of this Agreement in accordance with their respective terms, other than as a result of a default or breach by the

Company or any of its Subsidiaries of any of the provisions thereof), (b) neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any of the other parties thereto has violated or committed or failed to perform any act which (with or without notice, lapse of time or both) would constitute a default under any provision of any such lease, and (c) neither the Company nor any of its Subsidiaries has received written notice that it has violated or defaulted under any such lease.
Section 4.21   Environmental Matters.   Except as has not had, individually or in the aggregate, a Company Material Adverse Effect: (a) since the Lookback Date, no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no Action is pending or, to the knowledge of the Company, threatened by any Governmental Authority or other Person relating to the Company or any of its Subsidiaries that relates to, or arises under, any Environmental Law, Environmental Permit or Hazardous Substance; and (b) the Company and its Subsidiaries are, and since the Lookback Date have been, in compliance with all Environmental Laws and all Environmental Permits and hold all Environmental Permits required under any Environmental Law. The Company has no material liability under any Environmental Law.
Section 4.22   FCPA; Anti-Corruption; Sanctions.
(a)   None of the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, manager, employee, agent or representative of the Company or any of its Subsidiaries, in each case acting on behalf of the Company or any of its Subsidiaries, has, in the last five (5) years, in connection with the business of the Company or any of its Subsidiaries, taken any action in violation of the FCPA or other applicable Bribery Legislation (in each case to the extent applicable).
(b)   Neither the Company nor any of its Subsidiaries nor to the knowledge of the Company, any director, manager or employee of the Company or any of its Subsidiaries, is, or in the last five (5) years has been, subject to any actual or pending or, to the knowledge of the Company, threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, or enforcement actions, or made any voluntary disclosures to any Governmental Authority, involving the Company or any of its Subsidiaries relating to applicable Bribery Legislation, including the FCPA.
(c)   The Company and each of its Subsidiaries make and keep, and in the last five (5) years have made and kept, books and records, accounts and other records, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company and each of its Subsidiaries as required by the FCPA.
(d)   The Company and each of its Subsidiaries have instituted policies and procedures reasonably designed to achieve compliance with the FCPA and other applicable Bribery Legislation and maintain such policies and procedures in force.
(e)   None of the Company or any of its Subsidiaries, nor, to the knowledge of the Company, any of their respective directors, managers or employees (i) is a Sanctioned Person, (ii) has, since April 24, 2019 (the “Relevant Time Period”), engaged in direct or indirect dealings with any Sanctioned Person or in any Sanctioned Country on behalf of the Company or any of its Subsidiaries in violation of applicable Sanctions Law or (iii) has, in the Relevant Time Period, violated, or engaged in any unlawful conduct under, any Sanctions Law, nor to the knowledge of the Company, been the subject of an investigation or allegation of such a violation or unlawful conduct.
Section 4.23   Outward Investment Security Program (OISP).
(a)   The Company either is (i) not a “person of a country of concern;” or (ii) not engaged in any “covered activity,” as these terms are defined in 31 C.F.R. Part 850, as implemented or revised from time to time (the “Outbound Investment Security Program”).
(b)   The Company has no intention of becoming a “person of a country of concern” that engages in any “covered activity.”

(c)   The Company is not, and does not intend to become, a person that directly or indirectly holds a board seat or a voting or equity interest in, or any contractual power to direct or cause the direction of the management or policies of, any “covered foreign person” as defined in the Outbound Investment Security Program.
Section 4.24   CFIUS.   The Company does not engage in the design, fabrication, development, testing, production or manufacture of one or more “critical technologies” within the meaning of Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof.
Section 4.25   Insurance.   Except as has not had, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as the Company reasonably believes, based on past experience (taking into account what is customary and adequate for companies of similar size in the industries and locations in which the Company operates), is adequate for the businesses and operations of the Company and its Subsidiaries. Section 4.25 of the Company Disclosure Schedule sets forth, as of the date hereof, a true and complete list of all material insurance policies issued in favor of the Company or any of its Subsidiaries, or pursuant to which the Company or any of its Subsidiaries is a named insured or otherwise a beneficiary, as well as any historic incurrence-based policies still in force. Such policies are in full force and effect and all premiums due thereon have been paid, and neither the Company nor any of its Subsidiaries is in breach or default of any such policy. No notice of cancellation or termination has been received with respect to any such policy, nor will any such cancellation or termination result from the consummation of the transactions contemplated hereby. Neither the Company nor any of its Subsidiaries has made any claims on existing insurance policies.
Section 4.26   Transactions with Affiliates.   To the knowledge of the Company, since the Lookback Date, there have been no transactions, or series of related transactions, agreements, arrangements or understandings in effect, nor are there any currently proposed transactions, or series of related transactions, agreements, arrangements or understandings, that would be required to be disclosed under Item 404(a) of Regulation S-K that have not been otherwise disclosed in the Company SEC Documents.
Section 4.27   Antitakeover Statutes.   The Board of Directors of the Company has taken all actions so that the restrictions set forth in Section 203 of the DGCL or any other Takeover Laws will not apply to the execution, delivery or performance of this Agreement, the Merger, the Company Voting Agreement, the Parent Voting Agreement or any of the transactions contemplated hereby. Other than as set forth in Section 4.27 of the Company Disclosure Schedule, there is no stockholder rights plan, “poison pill,” antitakeover plan or other similar agreement or plan in effect to which the Company is a party or is otherwise bound.
Section 4.28   Opinion of Financial Advisor.   Newbridge Securities Corporation has delivered to the Board of Directors of the Company its oral opinion, to be confirmed by delivery of a written opinion, to the effect that, as of the date of such opinion and based on and subject to the various assumptions, limitations, qualifications and other matters set forth therein, the Equity Consideration provided for in the Merger is fair, from a financial point of view, to the holders of Company Common Stock. A written copy of such opinion shall be delivered within two (2) Business Days to Parent after the date of this Agreement for informational purposes only.
Section 4.29   Finders’ Fees.   Except for H.C. Wainwright & Co., LLC and WG Partners, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any finders or similar fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.
Section 4.30   No Other Representations and Warranties.   Except for the representations and warranties made by the Company in this Article IV (as qualified by the applicable items disclosed in the Company Disclosure Schedule in accordance with Section 10.05 and the introduction to this Article IV) and in the certificate to be delivered by the Company pursuant to Section 8.02(c), neither the Company nor any other Person makes or has made any representation or warranty, expressed or implied, at law or in equity, with respect to or on behalf of the Company or any of its Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Company or any of its Subsidiaries or any other matter furnished or provided to Parent or made available to Parent in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the transactions contemplated hereby. The Company and its Subsidiaries disclaim any other representations or warranties, whether made by the Company or any of its Subsidiaries or any of their respective Affiliates or Representatives. The Company acknowledges and agrees that, except for the representations and warranties made by Parent in Article V (as qualified by the applicable items disclosed in the Parent Disclosure Schedule in accordance with Section 10.05 and the introduction to Article V) and the certificate to be delivered by Parent pursuant to Section 8.03(d), neither Parent nor any other Person is making or has made any representations or warranty, expressed or implied, at law or in equity, with respect to or on behalf of Parent or any of its Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Parent or any of its Subsidiaries or any other matter furnished or provided to Parent or made available to the Company in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement, or the transactions contemplated hereby or thereby. The Company specifically disclaims that it is relying on or has relied on any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that Parent and its Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties. Notwithstanding anything to the contrary, the foregoing acknowledgment and agreement shall not limit, in any way, the representations or warranties made by the Company in this Article IV or the rights of Parent and Merger Sub in the event of actual and intentional fraud.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Subject to Section 10.05, except (a) as disclosed in any Parent Public Document filed or furnished and publicly available since January 1, 2026 and prior to the date that was one (1) Business Day prior to the date of this Agreement (only to the extent that the relevance of any disclosure in such Parent Public Document is reasonably apparent as to matters which are a subject of such representation or warranty, and other than any matters required to be disclosed for purposes of Section 5.02 (“Corporate Authorization”) or Section 5.05 (“Capitalization”), which matters shall only be disclosed by specific disclosure in the respective corresponding section of the Parent Disclosure Schedule) or (b) as set forth in the Parent Disclosure Schedule, Parent and Merger Sub jointly and severally represent and warrant to the Company that:
Section 5.01   Corporate Existence and Power.   Parent is a public limited company duly incorporated and validly existing under the laws of England and Wales, and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has all requisite corporate power and authority required to own or lease all of its properties or assets and to carry on its business as now conducted, except where the failure to have such power or authority would not reasonably be expected to, individually or in the aggregate, (a) have a Parent Material Adverse Effect or (b) prevent, materially delay or materially impair the ability of Parent or Merger Sub to perform its obligations under this Agreement or to consummate the Merger. Each of Parent and Merger Sub is duly qualified to do business in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had, individually or in the aggregate, a Parent Material Adverse Effect. Parent indirectly owns all of the outstanding shares of capital stock of Merger Sub. Merger Sub has not, since the date of its incorporation, engaged in any activities other than (i) in connection with the preparation, negotiation and execution of this Agreement or the consummation of the transactions contemplated hereby or as expressly contemplated by this Agreement or (ii) those incident or related to its incorporation. Prior to the date of this Agreement, Parent has made available to the Company true and complete copies of the memorandum and articles of association of Parent (the “Parent Organizational Documents”).
Section 5.02   Corporate Authorization.
(a)   The execution, delivery and performance by Parent and Merger Sub of this Agreement, the CVR Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement are within the corporate powers and authority of Parent and Merger Sub and, except for the Parent Shareholder Approval and the adoption of this Agreement by the sole stockholder of Merger Sub, have been duly authorized by all necessary corporate action on the part of the shareholders of Parent and the stockholder of Merger Sub. The affirmative vote of at least seventy five percent (75%) of the votes cast in person or by proxy, in the case of the Parent Shareholder Approval by the holders of outstanding Parent Ordinary Shares at a duly convened and held meeting of Parent’s shareholders at which a quorum is present approving the resolution granting the Parent Shareholder Approval is the only vote of Parent’s shareholders necessary in connection with the consummation of the Merger. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and (assuming due authorization, execution and delivery by the Company) constitutes, and at the Closing the CVR Agreement will constitute in relation to Parent, a valid, legal and binding agreement of each of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms (subject to the Bankruptcy and Equity Exceptions).
(b)   At a meeting duly convened and held, the Board of Directors of Parent unanimously resolved (i) that this Agreement, the CVR Agreement and the Merger would be most likely to promote the success of Parent for the benefit of its shareholders as a whole, (ii) that the Parent Shareholder Approval be put to Parent’s shareholders at a meeting of Parent’s shareholders, and (iii) to recommend that Parent’s shareholders vote in favor of the Parent Shareholder Approval (such recommendation, the “Parent Board Recommendation”).
(c)   The Board of Directors of Merger Sub has unanimously adopted resolutions (i) determining that this Agreement and the transactions contemplated hereby (including the Merger) are fair to and in the best interests of Merger Sub and its stockholder, (ii) approving, adopting and declaring advisable this Agreement and the transactions contemplated hereby (including the Merger), (iii) directing that the approval and adoption of this Agreement be submitted to a vote of its stockholder, and (iv) recommending approval and adoption of this Agreement by its stockholder.
Section 5.03   Governmental Authorization.   The execution, delivery and performance by each of Parent and Merger Sub of this Agreement, the CVR Agreement and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby require no action by or in respect of, Consents of, or Filings with, any Governmental Authority other than (a) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent or Merger Sub is qualified to do business, (b) compliance with and Filings under any applicable Foreign Antitrust Laws, (c) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable U.S. state or federal securities laws or pursuant to the CA 2006, the DTRs, the MAR, the FSMA, the U.K. Takeover Code or the rules of Nasdaq or the AIM Rules and (d) any other actions, Consents or Filings the absence of which (i) has not had, individually or in the aggregate, a Parent Material Adverse Effect or (ii) individually or in the aggregate, would not reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to perform its obligations under this Agreement or to consummate the Merger.
Section 5.04   Non-contravention.   Assuming compliance with the matters referred to in Section 5.03 and receipt of the Parent Shareholder Approval, the execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the CVR Agreement and the consummation of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the Parent Organizational Documents or the certificate of incorporation or bylaws of Merger Sub, (b) contravene, conflict with or result in any violation or breach of any provision of any Applicable Law, (c) require any Consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under, any provision of any Contract binding on Parent or any of its Subsidiaries, or (d) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, except, in the case of each of clauses (b) through (d), as (i) has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or (ii) individually or in the aggregate, would not reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to perform its obligations under this Agreement or to consummate the Merger.

Section 5.05   Capitalization.
(a)   As of the close of business on July 21, 2026, there were issued (A) 1,037,781,403 Parent Ordinary Shares, (B) convertible notes exercisable with respect to an aggregate of 159,865,150 Parent Ordinary Shares (“Parent Convertible Loan Notes”), and (C) options to purchase Parent Ordinary Shares (“Parent Share Options”) with respect to an aggregate of 98,009,604 Parent Ordinary Shares]. When issued and delivered in accordance with the terms of this Agreement, the Parent ADSs issued as part of the Merger Consideration will have been validly issued in accordance with the terms of, and will entitle the holders thereof to the rights specified in, the Deposit Agreement and will be fully paid and nonassessable and the issuance thereof will be free of preemptive rights. Subject to the Parent Shareholder Approval being obtained, Parent will have authority to issue the Parent Ordinary Shares represented by such Parent ADSs and, when issued and delivered in accordance with the terms of this Agreement, such Parent Ordinary Shares will have been validly issued and will be fully paid and the issuance thereof will be free of preemptive rights. Except as set forth in this Section 5.05(a), as of the close of business on July 21, 2026, there are no issued, reserved for issuance or outstanding Equity Securities of Parent.
(b)   All of the issued and outstanding share capital or other Equity Securities of Parent have been, and all share capital of Parent that may be issued pursuant to any employee stock option or other compensation plan or arrangement, Parent Convertible Loan Notes or other convertible Equity Securities will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable (where such concept is applicable under Applicable Law) and free of preemptive rights. No Subsidiary of Parent owns any share capital of Parent (other than any such shares owned by Subsidiaries of Parent in a fiduciary, representative or other capacity on behalf of other Persons, whether or not held in a separate account). Except as set forth in Section 5.05(b) of the Parent Disclosure Schedule, there are no outstanding bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Parent have the right to vote. There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Securities of Parent. Other than the Parent Voting Agreement and pursuant to the Concurrent Financing, neither Parent nor any of its Subsidiaries is a party to any agreement with respect to the holding, voting, registration, redemption, repurchase or disposition, or that restricts the transfer, of any Equity Securities of Parent or any of its Subsidiaries.
Section 5.06   Subsidiaries.
(a)   Section 5.06 of the Parent Disclosure Schedule sets forth a true and complete list of each Subsidiary of Parent, including its jurisdiction of incorporation or formation. Each Subsidiary of Parent is a corporation or other entity duly incorporated or organized, validly existing and in good standing (except to the extent such concept is not applicable under Applicable Law of such Subsidiary’s jurisdiction of incorporation, formation or organization, as applicable) under the laws of its jurisdiction of incorporation, formation or organization and has all corporate or other organizational powers and authority, as applicable, required to own, lease and operate its properties and assets and to carry on its business as now conducted, except for those jurisdictions where failure to be so duly incorporated or organized, validly existing and in good standing or to have such power or authority has not had, individually or in the aggregate, a Parent Material Adverse Effect. Each such Subsidiary is duly qualified to do business in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing has not had, individually or in the aggregate, a Parent Material Adverse Effect.
(b)   All of the issued and outstanding capital stock or other Equity Securities of each Subsidiary of Parent have been validly issued and are fully paid and nonassessable (except to the extent such concepts are not applicable under Applicable Law of such Subsidiary’s jurisdiction of incorporation, formation or organization, as applicable) and are owned by Parent, directly or indirectly, free and clear of any Lien (other than any restrictions imposed by Applicable Law) and free of preemptive rights, rights of first refusal, subscription rights or similar rights of any Person and transfer restrictions (other than transfer restrictions under Applicable Law or under the organizational documents of such Subsidiary). There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Securities of any Subsidiary of Parent. Except for the capital stock or other Equity Securities of its Subsidiaries and publicly traded securities held for investment that do not exceed five percent (5%) of the outstanding securities of any entity, Parent does not own, directly or indirectly, any capital stock or other Equity Securities of, or any membership, partnership, joint venture or other equity or voting interest in, any Person.
Section 5.07   Regulatory Filings.
(a)   Since the Lookback Date, Parent has (i) timely notified all annual accounts, half-yearly reports and notifications required to be notified in accordance with the AIM Rules (the “Parent Public Documents”) and (ii) complied in all material respects with its disclosure obligations under the AIM Rules and Article 17 of the MAR. As of the date hereof, none of Parent or any Subsidiary of Parent is required to file, furnish or submit any report, schedule, form, statement, prospectus, registration statement or other document with the SEC.
(b)   As of its filing or publication date (or, if amended or superseded by a filing or publication prior to the date of this Agreement, on the date of such amended or superseding filing or publication), the Parent Public Documents filed, published or furnished prior to the date of this Agreement complied in all material respects with the applicable requirements of the AIM Rules, MAR, FSMA and the CA 2006.
(c)   Each statement of fact contained in a Parent Public Document notified prior to the date of this Agreement was as at its notification date (or, if amended or superseded by a notification prior to the date of this Agreement, on the date of such amended or superseding notification), and each Parent Public Document notified on or subsequent to entry into this Agreement (assuming, in the case of each of the Parent Announcement and the Parent Circular and any other notification containing information with respect to the Company and/or its Subsidiaries referred to in Section 7.02(f)), the Company’s compliance with Section 7.02(f) will be, true and accurate in all material respects and not misleading (whether by omission or otherwise) and each statement of opinion, belief, intention or expectation therein is (or will when notified be) given in good faith after due and careful consideration and enquiry of the relevant circumstances, based on reasonable assumptions and capable of being properly supported.
(d)   Since the Lookback Date, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer (or other principal financial and accounting officer), or general counsel of Parent, the Board of Directors of Parent or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by Applicable Law.
(e)   Except as has not had, individually or in the aggregate, a Parent Material Adverse Effect, Parent is, and since the Lookback Date has been, in compliance with (A) the CA 2006 and (B) the applicable AIM Rules.
(f)   Parent and its Subsidiaries currently maintain a system of internal controls designed to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with IFRS, and Parent’s principal executive officer and principal financial officer have disclosed, based on their most recent evaluation of such internal controls prior to the date of this Agreement, to Parent’s auditors and the audit committee of the Board of Directors of Parent (i) all significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect Parent’s or any of its Subsidiaries’ ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. A true, correct and complete summary of any such disclosures made by management to Parent’s auditors and audit committee is set forth as Section 5.07(f) of the Parent Disclosure Schedule.
Section 5.08   Financial Statements and Financial Matters.
(a)   The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included or incorporated by reference in the Parent Public Documents (or, if any such Parent Public Document is amended or superseded by a filing prior to the date of this Agreement, such amended or superseding Parent Public Document) (i) present fairly in all material respects, in conformity with IFRS applied on a consistent basis during the periods presented (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in each case, to normal and recurring year-end audit adjustments in the case of any unaudited interim financial statements), (ii) comply as to form in all material respects with applicable accounting requirements and Applicable Law with respect thereto and (iii) have been prepared in a manner consistent with the books and records of Parent and its Subsidiaries, which are maintained in all material respects in accordance with IFRS (to the extent applicable) and any other applicable legal and accounting requirements and are true and complete in all material respects.
(b)   Since the Lookback Date, Parent has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by IFRS, policy or Applicable Law.
(c)   Since the Lookback Date, Parent has not received written notice from the FRC, Companies House or any other Governmental Authority indicating that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC, the FRC, Companies House or any other Governmental Authority.
Section 5.09   Absence of Certain Changes.   Since the Parent Balance Sheet Date through the date of this Agreement, (a) except as related to this Agreement and the transactions contemplated hereby, the business of Parent and its Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practice, and (b) there has not been any Parent Material Adverse Effect.
Section 5.10   No Undisclosed Liabilities.   There are no liabilities or obligations of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, whether or not required by IFRS to be reflected on the consolidated balance sheet of Parent and its Subsidiaries, other than (a) liabilities or obligations disclosed or provided for in the Parent Balance Sheet or in the notes thereto, (b) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the Parent Balance Sheet Date that are not material to Parent and its Subsidiaries, taken as a whole, or (c) liabilities arising in connection with the transactions contemplated hereby or in connection with obligations under Contracts binding on Parent or any of its Subsidiaries (except to the extent such liabilities arose or resulted from a breach or a default of such Contract). There are no “off-balance sheet” arrangements of any type pursuant to any “off-balance sheet” arrangement required to be disclosed pursuant to Applicable Laws that have not been so described in the Parent Public Documents.
Section 5.11   Litigation.   There is no Action pending (or, to the knowledge of Parent, threatened) against or affecting Parent or any of its Subsidiaries, any present or, to the knowledge of Parent, former officers, directors or employees of Parent or any of its Subsidiaries in their respective capacities as such, or any of the respective properties or assets of Parent or any of its Subsidiaries, before (or, in the case of threatened claims, actions, suits, investigations or proceedings, that would be before) any Governmental Authority, (a) that has had, individually or in the aggregate, a Parent Material Adverse Effect or (b) that, individually or in the aggregate, would reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to perform its obligations under this Agreement or to consummate the Merger. There is no Order outstanding (or, to the knowledge of Parent, threatened) against or affecting Parent, any of its Subsidiaries, any present or, to the knowledge of Parent, former officers, directors or employees of Parent or any of its Subsidiaries in their respective capacities as such, or any of the respective properties or assets of any of Parent or any of its Subsidiaries that (i) has had, individually or in the aggregate, a Parent Material Adverse Effect or (ii) individually or in the aggregate, would reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to perform its obligations under this Agreement or to consummate the Merger.
Section 5.12   Permits.   Except as has not had, individually or in the aggregate, a Parent Material Adverse Effect, Parent and each of its Subsidiaries hold all material governmental licenses and Consents necessary for the operation of their respective businesses (the “Parent Permits”). Parent and each of its Subsidiaries are, and since the Lookback Date have been, in compliance in all material respects with the terms of the Parent Permits. There is no Action pending or, to the knowledge of Parent, threatened that seeks the revocation, cancellation, termination, non-renewal or adverse modification of any Parent Permit, nor would any such revocation, cancellation, termination, non-renewal or adverse modification result from the consummation of the transactions contemplated hereby.
Section 5.13   Compliance with Laws.   Parent and each of its Subsidiaries are, and since the Lookback Date have been, in compliance in all material respects with all Applicable Laws. Neither Parent nor any of its Subsidiaries has received, since the Lookback Date, a notice or other written communication alleging or relating to a possible material violation of any Applicable Law.
Section 5.14   Regulatory Matters.
(a)   Except as set forth on Section 5.14(a) of the Parent Disclosure Schedule, (i) each of Parent and its Subsidiaries is in material compliance and since the Lookback Date has been in material compliance with all Health Care Laws applicable to it and (ii) to the knowledge of Parent, none of Parent or any of its Subsidiaries has received any written communication or has been subject to any Action (other than routine inspections) since the Lookback Date from a Governmental Authority that alleges that it is not in compliance with any Health Care Law, except in the case of the immediately foregoing clauses (i) and (ii) where any noncompliance has not had, individually or in the aggregate, a Parent Material Adverse Effect. Except as set forth on Section 5.14(a) of the Parent Disclosure Schedule, (i) none of Parent or any of its Subsidiaries is party to and has any ongoing obligations pursuant to or under any corporate integrity agreements, deferred prosecution agreements, monitoring agreements, consent decrees, settlement orders, plans of correction or similar agreements with or imposed by any Governmental Authority, and (ii) to the knowledge of Parent, none of Parent or any of its Subsidiaries, or any of their employees, officers or directors, has been excluded, suspended or debarred from participation in any U.S. state or federal health care program or has been convicted of any crime or is subject to any Action by any Governmental Authority or other similar action, or has engaged in any conduct, that could reasonably be expected to result in debarment, suspension or exclusion.
(b)   Each of Parent and its Subsidiaries has, maintains and is operating in material compliance with all Health Care Permits, and all such Health Care Permits are valid, subsisting and in full force and effect, except where the failure to have, maintain or operate in compliance with the Health Care Permits has not had, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and its Subsidiaries has fulfilled and performed all of its material obligations with respect to the Health Care Permits, and to the knowledge of Parent, no event has occurred which allows, or with notice or lapse of time or both, would allow revocation or termination thereof or results in any other material impairment of the rights of the holder of any Health Care Permit, except where the failure to so fulfill or perform, or the occurrence of such event, has not had, individually or in the aggregate, a Parent Material Adverse Effect. There is no Action pending or threatened in writing that could result in the suspension, termination, revocation, cancellation, limitation or impairment of any such Health Care Permit other than those that have not had, individually or in the aggregate, a Parent Material Adverse Effect.
(c)   Except as has not had, individually or in the aggregate, a Parent Material Adverse Effect, all applications, notifications, submissions, information, claims, reports and statistics, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Health Care Permit relating to any of Parent and its Subsidiaries, its business and Parent Products, when submitted to the FDA, DEA, EMA or other Governmental Authority were true, complete and correct as of the date of submission and any necessary or required updates, changes, corrections or modification to such applications, notifications, submissions, information and data have been submitted to the FDA, DEA, EMA or other Governmental Authority.
(d)   Except as has not had, individually or in the aggregate, a Parent Material Adverse Effect, since the Lookback Date, none of Parent or any of its Subsidiaries has had any Parent Product or manufacturing site subject to a Governmental Authority (including FDA, DEA or EMA) shut down or import or export prohibition, and has not received any FDA Form 483 or other Governmental Authority notice of inspectional observations, “warning letters,” “untitled letters” or written requests or requirements to make changes to a product candidate, or similar correspondence or written notice from the FDA, DEA, EMA or other Governmental Authority alleging or asserting noncompliance with any applicable Health Care Law, Health Care Permit or such requests or requirements of a Governmental Authority.

(e)   Except as has not had, individually or in the aggregate, a Parent Material Adverse Effect, (i) the clinical, pre-clinical and other studies and tests conducted by or on behalf of or sponsored by any of Parent and its Subsidiaries or in which any of Parent and its Subsidiaries, or any of the Parent Products have participated were, and if still pending are, being conducted in accordance with standard medical and scientific research procedures and all Applicable Laws, including, but not limited to, the Federal Food, Drug, and Cosmetic Act and its applicable implementing regulations, and (ii) no investigational new drug application filed by or on behalf of any of Parent and its Subsidiaries with the FDA has been terminated or suspended by the FDA, and neither the FDA nor any applicable foreign Governmental Authority has commenced, or, to the knowledge of Parent, threatened to commence, any action to place a clinical hold order on, or otherwise terminate, delay or suspend, any proposed or ongoing clinical investigation conducted or proposed to be conducted by or on behalf of any of Parent and its Subsidiaries.
(f)   None of Parent or any of its Subsidiaries is the subject of any pending or, to the knowledge of Parent, threatened investigation in respect of it or the Parent Products, by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Parent has provided the Company with accurate and complete copies of all Health Care Permits and correspondence with any Governmental Authority related to all Parent Products.
Section 5.15   Material Contracts.
(a)   Section 5.15 of the Parent Disclosure Schedule sets forth a list of each of the following Contracts to which Parent or any of its Subsidiaries is a party or by which it is bound (each such Contract listed or required to be so listed, and each of the following Contracts to which Parent or any of its Subsidiaries becomes a party or by which it becomes bound after the date of this Agreement, a “Parent Material Contract”):
(i)   any Contract (or series of related Contracts), including any manufacturing or supply agreement, but excluding any distribution agreement or clinical regulatory agreement, (A) that requires by its terms or is reasonably likely to require the payment or delivery of cash or other consideration by or to Parent or any of its Subsidiaries in an amount having an expected value in excess of $1,000,000 in a fiscal year or (B) relating to capital expenditures or commitments in excess of $2,000,000 in the aggregate;
(ii)   other than pursuant to the Concurrent Financing, any Contract involving the acquisition or disposition, directly or indirectly (by merger or otherwise) in the three (3) years preceding the date hereof, of assets or securities by or from any Person or any business, other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practice, including any such Contract that contains (or would contain, in the case of an option, right of first refusal or offer or similar rights) ongoing representations, warranties, covenants, indemnities or other obligations (including “earn-out,” contingent value rights or other contingent payment or value obligations) that would involve or may reasonably be expected to require the receipt or making of payments or the issuance of any Equity Securities of Parent or any of its Subsidiaries;
(iii)   any Contract with a Governmental Authority, which results or has resulted in any material grant or loan or aid pursuant to a stimulus or government grant program or otherwise from a Governmental Authority;
(iv)   any material Contract other than exclusive distributor agreements and employee agreements that (A) limits or purports to limit, in any material respect, the freedom of Parent or any of its Subsidiaries to engage or compete in any line of business or with any Person or in any area, (B) contains material exclusivity or “most favored nation” obligations or restrictions or (C) contains any other provisions that restrict the ability of Parent or any of its Subsidiaries to sell, market, distribute, promote, manufacture, develop, commercialize, or test or research any Parent Product, directly or indirectly through Third Parties, in any material respect;
(v)   any Contract relating to third-party indebtedness for borrowed money (including under any short-term financing facility) in excess of $1,000,000 (whether incurred, assumed, guaranteed or secured by any asset of Parent or any of its Subsidiaries) other than any Contract exclusively between or among Parent and any of its wholly owned Subsidiaries;
(vi)   other than pursuant to the Concurrent Financing, any Contract restricting the payment of dividends or the making of distributions in respect of any Equity Securities of Parent or any of its Subsidiaries or the repurchase or redemption of, any Equity Securities of Parent or any of its Subsidiaries;
(vii)   any material joint venture, profit-sharing, partnership, collaboration, co-promotion, research, development, license or other similar agreement;
(viii)   any Contract with any Person (A) pursuant to which Parent or any of its Subsidiaries may be required to pay milestones, royalties or other contingent payments based on any research, testing, development, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or events, or (B) under which Parent or any of its Subsidiaries grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license, or any other similar rights with respect to any Parent Product or any material Intellectual Property Rights, excluding any distributor agreements or service agreements;
(ix)   any lease or sublease for material real or personal property;
(x)   all material Contracts pursuant to which Parent or any of its Subsidiaries (A) receives or is granted any license (including any sublicense) to, or covenant not to be sued under, any Intellectual Property Rights (other than licenses to commercially available software, including pursuant to a standard “off-the-shelf” or “shrink wrap” or “click wrap” agreement) or (B) grants any license (including any sublicense) to, or covenant not to be sued under, any Parent Intellectual Property (other than non-exclusive licenses granted in the ordinary course of business consistent with past practice), including in each case (A) and (B) any coexistence agreements, prior rights agreement, right of first refusal, right of last refusal, covenant not to sue, immunity from suit, and right to indemnification;
(xi)   any “single source” supply Contract pursuant to which goods or materials that are not commodities and that are material to the business of Parent and its Subsidiaries are supplied to Parent or any of its Subsidiaries from an exclusive source;
(xii)   any Contracts, or other transactions with any (A) record or, to the knowledge of Parent, beneficial owner of five percent (5%) or more of the voting securities of Parent as of the date hereof (excluding employment agreements for directors and officers), or (B) affiliate (as such term is defined in Rule 12b-2 promulgated under the 1934 Act) or “associates” (or members of any of their “immediate family”) (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the 1934 Act) of any such record or beneficial owner;
(xiii)   any material Contract involving the settlement of any Action or threatened Action (or series of related Actions); and (xiv) any settlement agreements by Parent or any of its Subsidiaries with Taxing Authorities.
(b)   Each Parent Material Contract is, subject to the Bankruptcy and Equity Exceptions, (i) a valid and binding obligation of Parent or a Subsidiary of Parent (as the case may be) and, to the knowledge of Parent, each of the other parties thereto, and (ii) in full force and effect and enforceable in accordance with its respective terms against Parent or a Subsidiary of Parent (as the case may be) and, to the knowledge of Parent, each of the other parties thereto (in each case except for such Parent Material Contract that terminates or is terminated after the date of this Agreement in accordance with its respective terms, other than as a result of a default or breach by Parent or any of its Subsidiaries of any of the provisions thereof), except as has not had, individually or in the aggregate, a Parent Material Adverse Effect.
(c)   To the knowledge of Parent, no Person is seeking to terminate, or challenging the validity or enforceability of, any Parent Material Contract, except as has not had, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries, nor, to the knowledge of

Parent, any of the other parties thereto, has violated any provision of, or committed or failed to perform any act that (with or without notice, lapse of time or both) would constitute a default under any provision of, and neither Parent nor any of its Subsidiaries has received notice that it has violated or defaulted under, any Parent Material Contract, except as would not have had, individually or in the aggregate, a Parent Material Adverse Effect. Parent has made available to the Company true and complete copies of each Parent Material Contract, including all amendments thereto.
Section 5.16   Intellectual Property.
(a)   Parent has made available to the Company a true and complete list, as of the date of this Agreement, of all Registered Intellectual Property that is Parent Intellectual Property (the “Parent Registered IP”). Except as has not had, individually or in the aggregate, a Parent Material Adverse Effect, (i) each item of Parent Registered IP is legally, beneficially and solely owned by Parent or one of its Subsidiaries, free and clear of all Liens (other than Permitted Liens), (ii) no Registered Intellectual Property owned by Parent or any of its Subsidiaries has lapsed, expired, or been abandoned (including as a result of failure to pay the necessary renewal or maintenance fees) prior to the end of the applicable term of such Registered Intellectual Property, except where Parent has made a reasonable business decision to not maintain such Registered Intellectual Property, (iii) none of the Parent Registered IP that has issued or become registered has subsequently been adjudged invalid or unenforceable, and (iv) all Parent Registered IP is subsisting, and to the knowledge of Parent, all granted Parent Registered IP is not invalid or unenforceable. There is no interference, nullification, reissue, reexamination, derivation, opposition, cancellation, post grant review, or similar proceeding pending or, to the knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries challenging or contesting the ownership, validity, scope or enforceability of any Parent Registered IP (other than ordinary course proceedings with patent, trademark and copyright offices related to the application for, or renewal of, any item of Parent Registered IP). To Parent’s knowledge, there are no factors that would cause any currently pending or submitted applications for registration of any Parent Intellectual Property to be unacceptable to any body to which the application is being made.
(b)   Except as has not had, individually or in the aggregate, a Parent Material Adverse Effect, the Parent Intellectual Property and the Parent Licensed Intellectual Property constitute all of the material Intellectual Property Rights necessary to develop, manufacture or sell each material Parent Product as currently researched, tested, developed, commercialized, manufactured, sold or distributed by Parent and its Subsidiaries as of the date of this Agreement.
(c)   None of the material Parent Intellectual Property is subject to any Order, claim, action, proceeding, suit or, to the knowledge of Parent, investigation pending or, to the knowledge of Parent, threatened in writing, naming Parent or any of its Subsidiaries materially and adversely affecting the use thereof or rights thereto by or of Parent or any of its Subsidiaries. Except as has not had, individually or in the aggregate, a Parent Material Adverse Effect and to the knowledge of Parent, (i) the operation of the business of Parent or any of its Subsidiaries does not infringe or misappropriate and has not infringed, or misappropriated, any Intellectual Property Rights of any Third Party and (ii) as of the date of this Agreement no Third Party has infringed, misappropriated or otherwise violated any material Parent Intellectual Property or any Intellectual Property Rights exclusively licensed to Parent or any of its Subsidiaries and material to the development, manufacture or sale of a Parent Product.
(d)   Except as has not had, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries have taken, since the Lookback Date, commercially reasonable steps to protect and maintain any material Trade Secrets included in the Parent Intellectual Property (except for any Parent Intellectual Property whose value would not reasonably be expected to be impaired in a material respect by disclosure), and to the knowledge of Parent, there have been no material unauthorized uses or disclosures of any such Trade Secrets.
(e)   Except as has not had, individually or in the aggregate, a Parent Material Adverse Effect. No funding, facilities or personnel of any Governmental Authority or any university, college, research institute or other educational institution has been used to invent, create or develop any inventions that are the subject of any Patent of Parent and that cover or are practiced by a Parent Product, except for any such funding or use of facilities or personnel that has not resulted in such Governmental Authority or institution any ownership interest in or material claim against any such Patent of Parent and are practiced by a Parent Product.
(f)   Except as has not had, individually or in the aggregate, a Parent Material Adverse Effect (as defined below in this Section 5.16(f)), neither Parent nor any of its Subsidiaries is party to any Contracts which, solely as a result of the consummation of the transactions contemplated by this Agreement, would grant to any Third Party any right to any material Intellectual Property Rights (other than Parent Intellectual Property) owned by, or licensed to, the Company or any of its Affiliates. Solely for purposes of determining satisfaction of the conditions set forth in Section 8.03(b) with respect to this Section 5.16(f), “Parent Material Adverse Effect” shall take into account any consequences to the Company or any of its Affiliates.
(g)   Except as has not had, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries (A) have obtained from all current or former employees, officers, consultants and contractors who have created or developed material Intellectual Property Rights for or on behalf of Parent or any of its Subsidiaries, valid assignments of such parties’ rights in such Intellectual Property Rights to Parent or one of its Subsidiaries, to the extent required by Applicable Law, or (B) Parent and its Subsidiaries otherwise own such Intellectual Property Rights by operation of law.
Section 5.17   FCPA; Anti-Corruption; Sanctions.
(a)   None of Parent nor any of its Subsidiaries, nor, to the knowledge of Parent, any director, manager, employee, agent or representative of Parent or any of its Subsidiaries, in each case acting on behalf of Parent or any of its Subsidiaries, has, in the last five (5) years, in connection with the business of Parent or any of its Subsidiaries, taken any action in violation of the FCPA or other applicable Bribery Legislation (in each case to the extent applicable).
(b)   Neither Parent nor any of its Subsidiaries nor, to the knowledge of Parent, any director, manager or employee of Parent or any of its Subsidiaries, is, or in the last five (5) years has been, subject to any actual or pending or, to the knowledge of Parent, threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, or enforcement actions, or made any voluntary disclosures to any Governmental Authority, involving Parent or any of its Subsidiaries relating to applicable Bribery Legislation, including the FCPA.
(c)   Parent and each of its Subsidiaries make and keep, and in the last five (5) years have made and kept books and records, accounts and other records, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Parent and each of its Subsidiaries as required by the FCPA.
(d)   Parent and each of its Subsidiaries have instituted policies and procedures reasonably designed to achieve compliance with the FCPA and other applicable Bribery Legislation and maintain such policies and procedures in force.
(e)   None of Parent or any of its Subsidiaries, nor, to the knowledge of Parent, any of their respective directors, managers or employees (i) is a Sanctioned Person, (ii) has, since the Relevant Time Period, engaged in, direct or indirect dealings with any Sanctioned Person or in any Sanctioned Country on behalf of Parent or any of its Subsidiaries in violation of applicable Sanctions Law or (iii) has, in the Relevant Time Period, violated, or engaged in any unlawful conduct under, any Sanctions Law, nor to the knowledge of Parent, been the subject of an investigation or allegation of such a violation or unlawful conduct.
Section 5.18   Transactions with Affiliates.   To the knowledge of Parent, since the Lookback Date, there have been no transactions, or series of related transactions, agreements, arrangements or understandings in effect, nor are there any currently proposed transactions, or series of related transactions, agreements, arrangements or understandings, that would be required to be disclosed pursuant to Applicable Laws that have not been otherwise disclosed in the Parent Public Documents.
Section 5.19   Antitakeover Statutes.   The Board of Directors of Parent has taken all actions so that the restrictions set forth in any Takeover Laws will not apply to the execution, delivery or performance of this

Agreement, the Merger, the Company Voting Agreement, the Parent Voting Agreement or any of the transactions contemplated hereby. There is no stockholder rights plan, “poison pill,” antitakeover plan or other similar agreement or plan in effect to which Parent is a party or is otherwise bound.
Section 5.20   Finders’ Fees.   Except for Leerink Partners LLC, TD Securities (USA) LLC, H.C. Wainwright & Co., LLC, WG Partners LLP and Panmure Liberum, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who might be entitled to any finders or similar fee or commission from Parent or any of its Affiliates in connection with the transactions contemplated by this Agreement.
Section 5.21   No Other Representations and Warranties.   Except for the representations and warranties made by Parent in this Article V (as qualified by the applicable items disclosed in the Parent Disclosure Schedule in accordance with Section 10.05 and the introduction to this Article V) and in the certificate to be delivered by Parent pursuant to Section 8.03(d), neither Parent nor any other Person (including Merger Sub) makes or has made any representation or warranty, expressed or implied, at law or in equity, with respect to or on behalf of Parent or any of its Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Parent or any of its Subsidiaries or any other matter furnished or provided to the Company or made available to the Company in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the transactions contemplated hereby. Parent and its Subsidiaries disclaim any other representations or warranties, whether made by Parent or any of its Subsidiaries or any of their respective Affiliates or Representatives. Each of Parent and Merger Sub acknowledges and agrees that, except for the representations and warranties made by the Company in Article IV (as qualified by the applicable items disclosed in the Company Disclosure Schedule in accordance with Section 10.05 and the introduction to Article IV) and in the certificate to be delivered by the Company pursuant to Section 8.02(d), neither the Company nor any other Person is making or has made any representations or warranty, expressed or implied, at law or in equity, with respect to or on behalf of the Company or any of its Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Company or any of its Subsidiaries or any other matter furnished or provided to Parent or made available to Parent in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement, or the transactions contemplated hereby or thereby. Each of Parent and Merger Sub specifically disclaims that it is relying on or has relied on any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Company and its Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties. Notwithstanding anything to the contrary, the foregoing acknowledgment and agreement shall not limit, in any way, the representations or warranties made by Parent and Merger Sub in this Article V or the rights of the Company in the event of actual and intentional fraud.
ARTICLE VI
COVENANTS RELATING TO THE CONDUCT OF THE BUSINESSES
Section 6.01   Conduct of the Company.
(a)   From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement, except (i) as prohibited or required by Applicable Law, (ii) as set forth in Section 6.01 of the Company Disclosure Schedule, or (iii) as otherwise required or expressly contemplated by this Agreement, unless Parent shall have given its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to conduct its business in all material respects in the ordinary course of business consistent with past practice and to preserve intact its business organization, keep available the services of its employees who are integral to the operation of the business as presently conducted and maintain its existing relations and goodwill with material customers, members, suppliers, licensors, licensees and other Third Parties with whom it has material business relations; provided, that no action by the Company or any of its Subsidiaries to the extent expressly permitted by an exception to any of Section 6.01(b)(i) through Section 6.01(b)(xxi) shall be a breach of this sentence.
(b)   From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement, except (x) as prohibited or required by Applicable Law, (y) as set forth in Section 6.01 of the Company Disclosure Schedule, or (z) as otherwise required or expressly contemplated by this Agreement, without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause each of its Subsidiaries not to:
(i)   adopt any change to its certificate of incorporation, bylaws or other organizational documents (whether by merger, consolidation or otherwise) (including the Company Organizational Documents);
(ii)   (A) acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof or any assets, securities or property, other than inventory acquired in the ordinary course of business consistent with past practice, (B) effect or be a party to any merger, consolidation, business combination, liquidation, dissolution, recapitalization or restructuring or (C) form any new Subsidiary of the Company;
(iii)   (A) split, combine or reclassify any shares of its capital stock (other than transactions (1) solely among the Company and one or more of its wholly owned Subsidiaries or (2) solely among the Company’s wholly owned Subsidiaries), (B) amend any term or alter any rights of any of the outstanding Equity Securities of the Company, (C) declare, set aside or pay any dividend or make any other distribution (whether in cash, stock, property or any combination thereof) in respect of any shares of its capital stock or other Equity Securities, (D) enter into any Contract with respect to the voting or registration of any Equity Securities of the Company or (E) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its Equity Securities or any Equity Securities of any Subsidiary of the Company, other than repurchases of shares of Company Common Stock in connection with the exercise of Company Stock Options or the vesting or settlement of Company RSU Awards (including in satisfaction of any amounts required to be deducted or withheld under Applicable Law), in each case outstanding as of the date of this Agreement or granted following this Agreement in accordance herewith, in each case in accordance with the present terms of such Company Equity Awards;
(iv)   issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien, or authorize the issuance, delivery, sale, grant, pledge or other encumbrance of, any shares of its capital stock or any other Equity Securities (including, for the avoidance of doubt, any Company Stock Options or other equity awards), other than (A) the issuance of any shares of Company Common Stock upon the exercise of Company Stock Options or Company Warrants or the vesting or settlement of shares of Company RSU Awards that are, in each case, outstanding as of the date of this Agreement in accordance with the terms thereof or (B) with respect to Equity Securities of any Subsidiary of the Company, in connection with transactions (1) solely among the Company and one or more of its wholly owned Subsidiaries or (2) solely among the Company’s wholly owned Subsidiaries;
(v)   authorize, make or incur any capital expenditures or obligations or liabilities in connection therewith, other than any not materially in excess of the capital expenditures expressly contemplated by the capital expenditure budget of the Company and its Subsidiaries made available to Parent prior to the date of this Agreement;
(vi)   sell, lease, license, transfer or otherwise dispose of any Subsidiary or any division thereof or of the Company or any assets, securities or property (in each case, other than Intellectual Property Rights, which are addressed in Section 6.01(b)(xviii)), other than sales or dispositions of inventory in the ordinary course of business consistent with past practice;
(vii)   make any material loans, advances or capital contributions to, or investments in, any other Person, other than loans, advances, capital contributions or investments (A) by the Company to or in, as applicable, one or more of its wholly owned Subsidiaries or (B) by any Subsidiary of the Company to or in, as applicable, the Company or any wholly owned Subsidiary of the Company;

(viii)   incur, assume, guarantee, repurchase, otherwise become liable for or prepay any indebtedness for borrowed money or issue or sell any debt securities or any options, warrants or other rights to acquire debt securities (in each case, whether, directly or indirectly, on a contingent basis or otherwise) or forgive any loans to the directors, officers or employees of the Company or any of its Subsidiaries;
(ix)   terminate, renew, extend or in any material respect modify or amend any Company Material Contract (including by amendment of any Contract that is not a Company Material Contract such that such Contract becomes a Company Material Contract) or waive, release or assign any material right or claim thereunder, or negotiate or enter into any Contract that would constitute a Company Material Contract if entered into prior to the date of this Agreement;
(x)   enter into any new lease that would constitute a Company Material Contract or amend the terms of any lease that constitutes a Company Material Contract;
(xi)   terminate, suspend, abrogate, amend or let lapse any material Company Permit in a materially adverse manner to the Company or any of its Subsidiaries;
(xii)   except as required by Company Employee Plans as in effect as of the date of this Agreement, (A) grant any change in control, severance, retention or termination pay to (or amend any existing change in control, severance, retention or termination pay arrangement with) any of their respective directors, officers, employees, or individual consultants (including former directors, officers, employees, or individual consultants), (B) take any action to accelerate the vesting of, or payment of, any compensation or benefit under any Company Employee Plan, (C) establish, adopt or amend any Company Employee Plan or labor agreement, (D) increase the compensation, bonus opportunity or other benefits payable to any of their respective directors, officers, or employees (including former directors, officers, or employees), (E) hire or terminate without cause any director, officer or employee holding a title above Vice President, (F) increase the total number of employees of the Company and its Subsidiaries by more than the amounts contemplated by the Company’s operating plan as of the date hereof or (G) terminate (other than for cause) the employment of any employees of the Company or any of its Subsidiaries if doing so would result in, individually or together with all other such terminations, any material severance or termination payments or costs;
(xiii)   (A) change any method of financial accounting or financial accounting principles or practices, except for any such change required by a change in GAAP or Applicable Law, or revalue any of its material assets, or (B) change in any material respect its practices related to the collection of accounts receivable or the payment of accounts payables outside the ordinary course of business or otherwise in a manner not permitted by the terms thereof;
(xiv)   enter into any new line of business outside of its existing business;
(xv)   (A) make, change or revoke any material Tax election, (B) change any annual Tax accounting period, (C) adopt or change any material method of Tax accounting, (D) enter into any closing agreement with respect to income or other material Taxes, (E) settle or surrender or otherwise concede, terminate or resolve any income or other material Tax claim, audit, investigation or assessment for an amount in excess of $1,000,000 individually or $2,000,000 in the aggregate, (F) amend any material Tax Returns or (G) apply for a ruling from any Taxing Authority;
(xvi)   commence, settle or compromise any Action involving or against the Company or any of its Subsidiaries (including any Action involving or against any employee, officer or director of the Company or any of its Subsidiaries in their capacities as such); provided, that this clause (xvi) shall not apply with respect to any Action in respect of Taxes (which shall be governed exclusively by Section 6.01(b)(xv)) or brought by the stockholders of the Company against the Company and/or its directors relating to this Agreement and the transactions contemplated hereby, including the Merger (which shall be governed exclusively by Section 7.11);
(xvii)   (A) pay, discharge, settle or satisfy any claims, liabilities, proceedings or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), (B) cancel any material

Indebtedness owed to the Company or any of its Subsidiaries, or (C) waive, release, grant or transfer any right of material value;
(xviii)   (A) license or grant any rights under, sell, transfer or otherwise dispose of any Company Intellectual Property, or (B) permit any Company Registered IP to lapse, expire or become abandoned prior to the end of the applicable term of such Company Registered IP;
(xix)   (A) materially reduce the amount of any material insurance coverage provided by existing insurance policies or (B) fail to maintain in full force and effect insurance coverage materially consistent with past practice;
(xx)   take any action (or omit to take any action) if such action (or omission) could reasonably be expected to result in any of the conditions to the Merger set forth in Article VIII not being satisfied; or (xxi) authorize, agree, resolve, commit or propose to do any of the foregoing.
(c)   Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or any of its Subsidiaries’ businesses or operations, other than after the Closing.
Section 6.02   Conduct of Parent.
(a)   From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement, except (i) as prohibited or required by Applicable Law, (ii) as set forth in Section 6.02 of the Parent Disclosure Schedule, or (iii) as otherwise required or expressly contemplated by this Agreement, unless the Company shall have given its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to conduct its business in all material respects in the ordinary course of business consistent with past practice.
(b)   From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement, except (x) as prohibited or required by Applicable Law, (y) as set forth in Section 6.02 of the Parent Disclosure Schedule, or (z) as otherwise required or expressly contemplated by this Agreement, without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall not, and shall cause each of its Subsidiaries not to:
(i)   adopt or propose any change to (A) the Parent Organizational Documents that would (x) adversely affect the rights of the holders of the Parent Ordinary Shares, or (y) adversely affect Parent’s ability to issue the Parent Consideration Shares or the Parent ADSs in connection with the Merger or (B) the organizational documents of Merger Sub, in each case except as it relates to taking any action related to the Parent ADSs, including entry into the Deposit Agreement and listing of the Parent ADSs on Nasdaq;
(ii)   issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien, or authorize the issuance, delivery, sale, pledge or other encumbrance of, any shares of its capital stock or any other Equity Securities, other than (A) the issuance of any Parent Ordinary Shares upon the exercise, vesting or settlement of Parent Equity Awards or on the exercise or conversion of any convertible Equity Securities of Parent (including for avoidance of doubt the Parent Convertible Loan Notes), (B) the grant of Parent Equity Awards to employees, directors or individual independent contractors of Parent or any of its Subsidiaries pursuant to Parent’s equity compensation plans in the ordinary course of business, (C) in connection with the allotment of the Parent Consideration Shares and/or the issuance of Parent ADSs in connection with the Merger or the Concurrent Financing (the “Parent ADS Issuance”), (D) putting to Parent’s shareholders at the annual general meeting of Parent’s shareholders, and the passing of, customary resolutions in relation to Parent’s share capital, or (E) entering into the Concurrent Financing;
(iii)   (A) sub-divide, consolidate or reclassify any of its shares (other than transactions (1) solely among Parent and one or more of its wholly owned Subsidiaries, (2) solely among Parent’s wholly owned Subsidiaries, or (3) that would require an adjustment to the Equity Consideration pursuant to Section 2.08(a) and for which the proper adjustment is made and which shall include, for avoidance of doubt, the AIM Reverse Split) or (B) declare, set aside or pay any dividend or make any other distribution (whether in cash, stock, property or any combination thereof) in respect of its shares or other Equity Securities (except for dividends and distributions paid or made in the ordinary course of business consistent with past practice);
(iv)   adopt a plan of complete or partial liquidation or dissolution with respect to Parent, Merger Sub or any direct or indirect parent entity of Merger Sub; or
(v)   authorize, agree, resolve, commit or propose to do any of the foregoing.
(c)   Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or any of its Subsidiaries’ businesses or operations.
Section 6.03   No Solicitation by the Company.
(a)   The Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and its Subsidiaries’ Representatives to, cease immediately and cause to be terminated any and all existing discussions or negotiations, if any, with any Third Party conducted prior to or ongoing as of the date of this Agreement with respect to any actual or potential (including if such discussions or negotiations were for the purpose of soliciting any) Company Acquisition Proposal or Company Inquiry and shall use its reasonable best efforts to cause any such Third Party (and any of its Representatives) in possession of confidential information about the Company or any of its Subsidiaries that was furnished by or on behalf of the Company in connection with such discussions or negotiations to return or destroy all such information.
(b)   From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement, except as otherwise set forth in this Section 6.03, the Company shall not, and shall cause its Subsidiaries and its and its Subsidiaries’ respective Representatives to not, directly or indirectly, (i) solicit, initiate, knowingly facilitate or knowingly encourage (including by way of furnishing information) any Company Acquisition Proposal or any Company Inquiry, (ii) (A) enter into or participate in any discussions or negotiations regarding, (B) furnish to any Third Party any information, or (C) otherwise assist, participate in, knowingly facilitate or knowingly encourage any Third Party, in each case, in connection with or for the purpose of knowingly encouraging or facilitating, a Company Acquisition Proposal or a Company Inquiry, (iii) approve, recommend or enter into, or propose to approve, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle (whether written or oral, binding or nonbinding) with respect to a Company Acquisition Proposal, (iv) grant any waiver, amendment or release under any standstill or confidentiality agreement with respect to a Company Acquisition Proposal or any Company Inquiry (provided, that nothing in this Agreement shall restrict the Company from waiving or releasing a standstill or similar obligation if the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under Applicable Law), (v) (A) withdraw or qualify, amend or modify in any manner adverse to Parent or Merger Sub the Company Board Recommendation, (B) fail to include the Company Board Recommendation in the Proxy Statement/Prospectus or (C) recommend or declare advisable, adopt or approve or publicly propose to recommend or declare advisable, adopt or approve any Company Acquisition Proposal (any of the foregoing in this clause (v), a “Company Adverse Recommendation Change”) or (vi) take any action to make any Takeover Laws inapplicable to any Third Party or any Company Acquisition Proposal.
(c)   Notwithstanding the foregoing, if at any time prior to the receipt of the Company Stockholder Approval (the “Company Approval Time”), the Board of Directors of the Company receives a bona fide written Company Acquisition Proposal made after the date of this Agreement that has not resulted from a violation of this Section 6.03 and the Board of Directors of the Company determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Company Acquisition Proposal is or is reasonably likely to lead to a Company Superior Proposal and, after consultation with its outside legal counsel, that failure to take the actions referred to in clause (A) or (B) below would be inconsistent with the directors’ fiduciary duties under Applicable Law, then the Company may (A) subject to compliance with this Section 6.03, engage in negotiations or discussions with such Third Party and (B) furnish to such Third Party and its Representatives non-public information relating to the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement; provided, that all such non-public information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, substantially concurrently with the time it is provided or made available to such Third Party.
(d)   Nothing contained in this Agreement shall prevent the Company or the Board of Directors of the Company from (x) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the 1934 Act, or (y) making any disclosure to the stockholders of the Company if the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with Applicable Law; provided, that any such action or disclosure that constitutes a Company Adverse Recommendation Change shall be made only in compliance with the applicable provisions of this Section 6.03. A “stop, look and listen” disclosure pursuant to Rule 14d-9(f) under the 1934 Act in connection with a tender or exchange offer shall not constitute a Company Adverse Recommendation Change.
(e)   The Company shall notify Parent as promptly as practicable (but in no event later than 48 hours after receipt) by the Company (or any of its Representatives) of any Company Acquisition Proposal or any Company Inquiry, which notice shall be provided in writing and shall identify the Third Party making, and the material terms and conditions of, any such Company Acquisition Proposal or Company Inquiry and include a copy of any written proposal, offer or draft agreement provided by such Person. The Company shall thereafter (i) keep Parent informed, on a timely basis, of any material changes in the status and details (including of any amendment, development, discussion or negotiation) of any such Company Acquisition Proposal or Company Inquiry and (ii) as promptly as practicable (but in no event later than 48 hours after receipt) provide to Parent copies of any material written proposals, indications of interest or draft documentation (or, in the case of proposals or indications of interest delivered orally, shall provide to Parent a written summary of the material terms thereof) relating to the terms and conditions of such Company Acquisition Proposal or Company Inquiry provided to the Company or any of its Subsidiaries (as well as written summaries of any material oral communications relating to the terms and conditions of any Company Acquisition Proposal).
(f)   Notwithstanding anything in this Agreement to the contrary, prior to the Company Approval Time, in response to a bona fide Company Acquisition Proposal that has not resulted from a violation of this Section 6.03 that the Board of Directors of the Company determines in good faith, after consultation with its financial advisor and outside legal counsel, constitutes a Company Superior Proposal and the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that failure to do so would be inconsistent with the directors’ fiduciary duties under Applicable Law, the Board of Directors of the Company may, subject to compliance with this Section 6.03(f), make a Company Adverse Recommendation Change; provided, that (A) the Company shall first notify Parent in writing at least five (5) Business Days before taking such action of its intention to take such action, which notice shall include an unredacted copy (if any) of the acquisition agreement and all other transaction documents relating thereto, (B) the Company shall, and shall cause its Representatives to, negotiate with Parent and its Representatives during such five (5)-Business Day notice period (to the extent Parent seeks to negotiate) regarding any adjustments proposed by Parent to the terms and conditions of this Agreement, (C) upon the end of such notice period, the Board of Directors of the Company shall have considered in good faith any revisions to the terms of this Agreement proposed by Parent, and shall have determined, after consultation with its financial advisor and outside legal counsel, that the Company Superior Proposal would nevertheless continue to constitute a Company Superior Proposal if the adjusted terms of this Agreement proposed by Parent were to be given effect and (D) in the event of any change, from time to time, to any of the financial terms or any other material terms of such Company Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (A) of this proviso and a new notice period under clause (A) of this proviso shall commence each time (except that such notice period shall be reduced to two (2) Business Days), during which time the Company shall be required to comply with the requirements of this Section 6.03(f) anew with respect to each such additional notice.
(g)   Notwithstanding anything in this Agreement to the contrary, prior to the Company Approval Time, subject to compliance with this Section 6.03(g), the Board of Directors of the Company may effect a Company Adverse Recommendation Change in response or relating to a Company Intervening Event if the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law; provided, that (i) the Company shall first notify Parent in writing at least five (5) Business Days before taking such action of its intention to take such action, which notice shall include a reasonably detailed description of such Company Intervening Event, (ii) during such five (5)-Business Day period following such notice, the Company shall, and shall cause its Representatives to, negotiate in good faith with Parent (to the extent Parent seeks to negotiate) regarding any adjustments proposed by Parent to the terms and conditions of this Agreement, and (iii) the Board of Directors of the Company shall not effect any Company Adverse Recommendation Change involving or relating to a Company Intervening Event unless, after the five (5)-Business Day period described in the foregoing clause (ii), the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel and taking into account any written commitment by Parent to amend the terms of this Agreement during such five (5)-Business Day period, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law.
(h)   The Company’s obligation to call, give notice of and hold the Company Stockholder Meeting in accordance with Section 7.03(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Proposal, Acquisition Proposal or Acquisition Inquiry, or by any Company Adverse Recommendation Change.
Section 6.04   No Solicitation by Parent.
(a)   Parent shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and its Subsidiaries’ Representatives to, cease immediately and cause to be terminated any and all existing discussions or negotiations, if any, with any Third Party conducted prior to or ongoing as of the date of this Agreement with respect to any actual or potential (including if such discussions or negotiations were for the purpose of soliciting any) Parent Acquisition Proposal or Parent Inquiry and shall use its reasonable best efforts to cause any such Third Party (and any of its Representatives) in possession of confidential information about Parent or any of its Subsidiaries that was furnished by or on behalf of Parent in connection with such discussions or negotiations to return or destroy all such information.
(b)   From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement, except as otherwise set forth in this Section 6.04, Parent shall not, and shall cause its Subsidiaries and its and its Subsidiaries’ respective Representatives to not, directly or indirectly, (i) solicit, initiate, knowingly facilitate or knowingly encourage (including by way of furnishing information) any Parent Acquisition Proposal or any Parent Inquiry, (ii) (A) enter into or participate in any discussions or negotiations regarding, (B) furnish to any Third Party any information, or (C) otherwise assist, participate in, knowingly facilitate or knowingly encourage any Third Party, in each case, in connection with or for the purpose of knowingly encouraging or facilitating, a Parent Acquisition Proposal or a Parent Inquiry, (iii) approve, recommend or enter into, or propose to approve, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle (whether written or oral, binding or nonbinding) with respect to a Parent Acquisition Proposal, (iv) grant any waiver, amendment or release under any standstill or confidentiality agreement with respect to a Parent Acquisition Proposal or any Parent Inquiry (provided, that nothing in this Agreement shall restrict Parent from waiving or releasing a standstill or similar obligation if the Board of Directors of Parent determines in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under Applicable Law), (v) (A) withdraw or qualify, amend or modify in any manner adverse to the Company the Parent Board Recommendation, (B) fail to include the Parent Board Recommendation in the Parent Circular or (C) recommend, adopt or approve or publicly propose to recommend or declare advisable, adopt or approve any Parent Acquisition Proposal (any of the foregoing in this clause (v), a “Parent Adverse Recommendation Change”) or (vi) take any action to make any Takeover Laws inapplicable to any Third Party or any Parent Acquisition Proposal.
(c)   Notwithstanding the foregoing, if at any time prior to the receipt of the Parent Shareholder Approval (the “Parent Approval Time”), the Board of Directors of Parent receives a bona fide written Parent Acquisition Proposal made after the date of this Agreement that has not resulted from a violation of this Section 6.04 and the Board of Directors of Parent determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Parent Acquisition Proposal is or is reasonably likely to lead to a Parent Superior Proposal, and, after consultation with its outside legal counsel, that failure to take the actions referred to in clause (A) or (B) below would be inconsistent with the directors’ fiduciary duties under Applicable Law or inconsistent with the application of the U.K. Takeover Code, then Parent may (A) subject to compliance with this Section 6.04, engage in negotiations or discussions with such Third Party and (B) furnish to such Third Party and its Representatives non-public information relating to Parent or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement; provided, that all such non-public information (to the extent that such information has not been previously provided or made available to the Company) is provided or made available to the Company, as the case may be, substantially concurrently with the time it is provided or made available to such Third Party.
(d)   Nothing contained in this Agreement shall prevent Parent or the Board of Directors of Parent from (x) complying with either Rule 14e-2(a) under the 1934 Act or the U.K. Takeover Code, in each case, with regard to a Parent Acquisition Proposal, or (y) making any disclosure to the shareholders of Parent, if required by the U.K. Takeover Code, the UK Panel on Takeovers and Mergers, or otherwise if the Board of Directors of Parent determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with Applicable Law or inconsistent with the application of the U.K. Takeover Code; provided, that any such action or disclosure that constitutes a Parent Adverse Recommendation Change shall be made only in compliance with the applicable provisions of this Section 6.04. A “stop, look and listen” disclosure pursuant to Rule 14d-9(f) under the 1934 Act (or similar disclosure made pursuant to the U.K. Takeover Code) shall not constitute a Parent Adverse Recommendation Change or its equivalent under Applicable Laws.
(e)   Parent shall notify the Company as promptly as practicable (but in no event later than 48 hours) after receipt by Parent (or any of its Representatives) of any Parent Acquisition Proposal or any Parent Inquiry, which notice shall be provided in writing and shall identify the Third Party making, and the material terms and conditions of, any such Parent Acquisition Proposal or Parent Inquiry and include a copy of any written proposal, offer or draft agreement provided by such Person. Parent shall thereafter (i) keep the Company informed, on a timely basis, of any material changes in the status and details (including of any amendment, development, discussion or negotiation) of any such Parent Acquisition Proposal or Parent Inquiry and (ii) as promptly as practicable (but in no event later than forty-eight (48) hours after receipt) provide to the Company copies of any material proposals, indications of interest or draft documentation (or, in the case of proposals or indications of interest delivered orally, shall provide to the Company a written summary of the material terms thereof) relating to the terms and conditions of such Parent Acquisition Proposal or Parent Inquiry provided to Parent or any of its Subsidiaries (as well as written summaries of any material oral communications relating to the terms and conditions of any Parent Acquisition Proposal).
(f)   Notwithstanding anything in this Agreement to the contrary, prior to the Parent Approval Time, in response to a bona fide Parent Acquisition Proposal that has not resulted from a violation of this Section 6.04 that the Board of Directors of Parent determines in good faith, after consultation with its financial advisor and outside legal counsel, constitutes a Parent Superior Proposal and the Board of Directors of Parent determines in good faith, after consultation with its outside legal counsel, that failure to do so would be inconsistent with the directors’ fiduciary duties under Applicable Law, the Board of Directors of Parent may, subject to compliance with this Section 6.04 make a Parent Adverse Recommendation Change; provided, that (A) Parent shall first notify the Company in writing at least five (5) Business Days before taking such action of its intention to take such action, which notice shall include an unredacted copy (if any) of the acquisition agreement and all other transaction documents relating thereto, (B) Parent shall, and shall cause its Representatives to, negotiate with the Company and its Representatives during such five (5) Business Day notice period (to the extent the Company seeks to negotiate) regarding any adjustments proposed by the Company to the terms and conditions of this Agreement, (C) upon the end of such notice period, the Board of Directors of Parent shall have considered in good faith any revisions to the terms of this Agreement proposed by the Company, and shall have determined, after consultation with its financial advisor and outside legal counsel, that the Parent Superior Proposal would nevertheless continue to constitute a Parent Superior Proposal if the adjusted terms of the Agreement proposed by the Company were to be given effect and (D) in the event of any change, from time to time, to any of the financial terms or any other material terms of such Parent Superior Proposal, Parent shall, in each case, have delivered to the Company an additional notice consistent with that described in clause (A) of this proviso and a new notice period under clause (A) of this proviso shall commence each time (except that such notice period shall be reduced to two (2) Business Days), during which time Parent shall be required to comply with the requirements of this Section 6.04(f) anew with respect to each such additional notice. It is understood and agreed that the Board of Directors of Parent (or any committee thereof charged with applicable authority) and its outside legal counsel shall be entitled to deem applicable to Parent and its board of directors the Applicable Law applicable to corporations incorporated in Delaware for purposes of making the conclusions contemplated by this Section 6.04(f) relating to the fiduciary obligations of such person, it being understood that this sentence is intended only to govern the contractual rights of the parties to this Agreement and that nothing in this Agreement is intended to modify any fiduciary duties of the Board of Directors of Parent or any committee thereof under Applicable Law.
(g)   Notwithstanding anything in this Agreement to the contrary, prior to the Parent Approval Time, subject to compliance with this Section 6.04(g), the Board of Directors of Parent may effect a Parent Adverse Recommendation Change in response or relating to a Parent Intervening Event if the Board of Directors of Parent determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law; provided, that (i) Parent shall first notify the Company in writing at least five (5) Business Days before taking such action of its intention to take such action, which notice shall include a reasonably detailed description of such Parent Intervening Event, (ii) during such five (5)-Business Day period following such notice, Parent shall, and shall cause its Representatives to, negotiate in good faith with the Company (to the extent the Company seeks to negotiate) regarding any adjustments proposed by the Company to the terms and conditions of this Agreement, and (iii) the Board of Directors of Parent shall not effect any Parent Adverse Recommendation Change involving or relating to a Parent Intervening Event unless, after the five (5)-Business Day period described in the foregoing clause (ii), the Board of Directors of Parent determines in good faith, after consultation with its outside legal counsel and taking into account any written commitment by the Company to amend the terms of this Agreement during such five (5)-Business Day period, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law.
Section 6.05   Access to Information; Confidentiality.
(a)   All information furnished pursuant to this Agreement shall be subject to the Confidentiality Agreement, dated as of November 18, 2025 (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Confidentiality Agreement”), between Parent and the Company.
(b)   On reasonable notice, during normal business hours and subject to and consistent with Applicable Law, during the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, in a manner so as to not unreasonably interfere with the normal business operations of the other Party, each Party shall, and shall cause its Subsidiaries to, (i) afford to the other Party and its Representatives reasonable access to its properties, assets, books, contracts, personnel and records, (ii) furnish promptly to the other Party all other documents, materials and information concerning its businesses, properties and personnel as the other Party may reasonably request and (iii) instruct its pertinent Representatives to reasonably cooperate with the other Party in its review of any such information provided or made available. No information or knowledge obtained in any review or investigation pursuant to this Section 6.05 shall affect or be deemed to modify any representation or warranty made by the Company or Parent pursuant to this Agreement.
(c)   Notwithstanding anything to the contrary in this Section 6.05, Section 7.01 or Section 7.02, none of the Company, Parent, nor any of their respective Subsidiaries shall be required to provide access to, disclose information to or assist or cooperate with the other Party, in each case if such access, disclosure, assistance or cooperation (i) would constitute a waiver of or, as reasonably determined based on the advice of outside counsel, jeopardize any attorney-client, attorney-work product or other similar privilege with respect to such information or (ii) would contravene any Applicable Law or Contract to which the applicable Party is a subject or bound; provided, that the Company and Parent shall, and each shall cause its Subsidiaries to, use reasonable best efforts to make appropriate substitute disclosure arrangements under circumstances in which such restrictions apply (including redacting such information as necessary to comply with any such Contract or to address reasonable attorney-client, work-product or other privilege concerns) and to provide such information as to the applicable matter as can be conveyed. Each of the Company and Parent may, as each reasonably deems advisable and necessary, designate any competitively sensitive material provided to the other under this Section 6.05 or Section 7.01 as “Outside Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside counsel of the recipient and, subject to any additional confidentiality or joint defense agreement the Parties may mutually propose and enter into, shall not be disclosed by such outside counsel to Representatives of the recipient unless express permission is obtained in advance from the disclosing Party or its legal counsel.
ARTICLE VII
ADDITIONAL AGREEMENTS
Section 7.01   Reasonable Best Efforts; Filings.
(a)   Subject to the terms and conditions of this Agreement, each of the Company and Parent shall, and each shall cause its Subsidiaries to, use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the Merger and other transactions contemplated hereby as promptly as reasonably practicable, including (i) (A) preparing and filing as promptly as practicable with any Governmental Authority all documentation to effect all Filings as are necessary, proper or advisable to consummate the Merger and the other transactions contemplated hereby, (B) obtaining, as promptly as practicable, and thereafter maintaining, all Consents from any Governmental Authority that are necessary, proper or advisable to consummate the Merger or other transactions contemplated hereby, and complying with the terms and conditions of each Consent (including by supplying as promptly as reasonably practicable any additional information or documentary material that may be requested pursuant to applicable Antitrust Laws), (C) obtaining all required Consents from non-governmental Third Parties (including as required under any Company Material Contract), and (D) cooperating with the other Parties hereto in their efforts to comply with their obligations under this Agreement, including those described in this Section 7.01, and executing and delivering any additional instruments necessary to consummate the transactions contemplated hereby and fully carry out the purposes of this Agreement, and (ii) (A) defending any Action, whether judicial or administrative, brought by any Governmental Authority or Third Party challenging this Agreement or seeking to enjoin, restrain, prevent, prohibit or make illegal consummation of the Merger or any of the other transactions contemplated hereby and (B) contesting any Order that enjoins, restrains, prevents, prohibits or makes illegal consummation of the Merger or any of the other transactions contemplated hereby.
(b)   Parent shall have the right to (i) direct, devise and implement the strategy for obtaining any necessary Consent of, for responding to any request from, inquiry or investigation by (including directing the timing, nature and substance of all such responses), and lead all meetings and communications (including any negotiations) with, any Governmental Authority that has authority to enforce any Antitrust Law and (ii) control the defense and settlement of any litigation, action, suit, investigation or proceeding brought by or before any Governmental Authority that has authority to enforce any Antitrust Law, Parent shall consult with the Company in a reasonable manner and consider in good faith the views and comments of the Company in connection with the foregoing.
(c)   In furtherance and not in limitation of the foregoing, each of the Company and Parent shall, and each shall cause its Subsidiaries to, as promptly as practicable following the date of this Agreement, make all Filings with all Governmental Authorities that are necessary, proper or advisable under this Agreement or Applicable Law to consummate and make effective the Merger and the other transactions contemplated hereby. Parent and the Company shall share equally the payment of any filing fee pursuant to any applicable Foreign Antitrust Laws.
(d)   Subject to Applicable Laws relating to the sharing of information and the terms and conditions of the Confidentiality Agreement, each of the Company and Parent shall, and each shall cause its

Subsidiaries to, cooperate and consult with each other in connection with the making of all Filings pursuant to this Section 7.01, and shall keep each other apprised on a current basis of the status of matters relating to the completion of the Merger and the other transactions contemplated hereby, including: (i) (A) as far in advance as practicable, notifying the other Party of, and providing the other Party with an opportunity to consult with respect to, any Filing or communication or inquiry it or any of its Subsidiaries intends to make with any Governmental Authority other than a Taxing Authority (or any communication or inquiry it or any of its Subsidiaries intends to make with any Third Party in connection therewith) relating to the matters that are the subject of this Agreement, (B) providing the other Party and its counsel, prior to submitting any such Filing or making any such communication or inquiry, a reasonable opportunity to review, and considering in good faith the comments of the other Party and such other Party’s Representatives in connection with any such Filing, communication or inquiry, and (C) promptly following the submission of such Filing or making of such communication or inquiry, providing the other Party with a copy of any such Filing, communication or inquiry, if in written form, or, if in oral form, a summary of such communication or inquiry; (ii) as promptly as practicable following receipt, furnishing the other Party with a copy of any Filing or written communication or inquiry, or, if in oral form, a summary of any such communication or inquiry, it or any of its Subsidiaries receives from any Governmental Authority other than a Taxing Authority (or any communication or inquiry it receives from any Third Party in connection therewith) relating to matters that are the subject of this Agreement; and (iii) coordinating and reasonably cooperating with the other Party in exchanging such information and providing such other assistance as the other Party may reasonably request in connection with this Section 7.01. The Company, Parent or their respective Representatives shall notify and consult with the other Party in respect of any Filing or Action (including the settlement of any Action), or any inquiry, notice or other communication received from a Governmental Authority, regarding the Merger or any of the other transactions contemplated hereby and, to the extent permitted by such Governmental Authority, enable the other Party to participate in advance of any meeting or conference (including by telephone or videoconference) with any Governmental Authority other than a Taxing Authority, or any member of the staff of any such Governmental Authority with respect thereto.
(e)   Notwithstanding any other provision of this Agreement to the contrary, in no event shall Parent or any of its Subsidiaries be required to (i) agree or proffer to divest or hold separate (in a trust or otherwise), or take any other action with respect to, any of the assets or businesses of Parent, the Company, the Surviving Corporation (assuming the consummation of the Merger) or any of their respective Subsidiaries, (ii) agree or proffer to limit in any manner whatsoever or not to exercise any rights of ownership of any securities (including the shares of Company Common Stock) or (iii) enter into any agreement that in any way limits the ownership or operation of any business of Parent, the Company, the Surviving Corporation (assuming the consummation of the Merger) or any of their respective Subsidiaries, in each case that is not conditioned upon, or that becomes effective prior to, the Closing or that is material to the business, financial condition or results of operations of Parent, the Company, the Surviving Corporation or any of their respective Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries shall agree to any of the actions or other matters contemplated by the first sentence in this Section 7.01(e) as applicable to the Company without the prior written consent of Parent.
(f)   Parent shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation would reasonably be expected to (1) impose any material delay in the obtaining of, or increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period, (2) materially increase the risk of any Governmental Authority entering an Order prohibiting the consummation of the transactions contemplated hereby or (3) materially delay the consummation of the transactions contemplated hereby.
Section 7.02   Certain Filings; SEC Matters.
(a)   As promptly as practicable following the date of this Agreement, (i) the Parties shall prepare and Parent shall cause to be filed with the SEC a Registration Statement on Form F-4 which shall include a proxy statement relating to the Company Stockholder Meeting (together with all amendments and supplements thereto, the “Proxy Statement/Prospectus”) in preliminary form (together with all amendments and supplements thereto, the “Form F-4”) relating to the registration of the Parent ADSs and the Parent Ordinary Shares represented thereby to be issued to the stockholders of the Company pursuant to the Parent ADS Issuance, (ii) if necessary, Parent shall prepare and shall cause the ADS Depositary to file with the SEC a Registration Statement on Form F-6 (together with all amendments and supplements thereto, the “Form F-6”) relating to the registration of the Parent ADSs to be issued to the stockholders of the Company pursuant to the Parent ADS Issuance and (iii) Parent shall prepare (with the Company’s reasonable cooperation) a shareholder circular relating to the Parent Shareholder Meeting (together with all amendments and supplements thereto, the “Parent Circular”). The Proxy Statement/Prospectus, the Form F-4 and, if applicable, the Form F-6 shall comply as to form in all material respects with the applicable provisions of the 1933 Act, the 1934 Act and other Applicable Law, and the Parent Circular shall comply as to form in all material respects with the requirements of Applicable Law.
(b)   The Company and Parent shall cooperate with each other and use their respective reasonable best efforts (i) to have the Proxy Statement/Prospectus cleared by the SEC as promptly as practicable after its filing and (ii) to have the Form F-4 and, if applicable, the Form F-6 declared effective under the 1933 Act as promptly as practicable after their filing and keep the Form F-4 and, if applicable, Form F-6 effective for so long as necessary to consummate the Merger. Each of the Company and Parent shall, as promptly as practicable after the receipt thereof, provide the other Party and its counsel with copies of any written comments and advise the other Party and its counsel of any oral comments with respect to the Proxy Statement/Prospectus, the Form F-4 and, if applicable, the Form F-6 received by such Party or its counsel from the SEC or any other Governmental Authority, including any request from the SEC for amendments or supplements to the Proxy Statement/Prospectus, the Form F-4 or the Form F-6, and shall provide the other Party and its counsel with copies of all material or substantive correspondence between it and its Representatives, on the one hand, and the SEC or any other Governmental Authority, on the other hand, related to the foregoing. Notwithstanding the foregoing, prior to filing the Form F-4 or, if applicable, the Form F-6 or mailing the Proxy Statement/Prospectus or Parent Circular (including in each case any amendment or supplement thereto, except with respect to any amendments filed in connection with a Company Adverse Recommendation Change or in connection with any disclosures made in compliance with Section 6.02), or responding to any comments of the SEC with respect thereto, each of the Company and Parent shall reasonably cooperate and provide the other Party and its counsel a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response) and consider in a commercially reasonable manner and in good faith the comments of the other Party or such other Party’s Representatives in connection with any such document or response. None of the Company, Parent or any of their respective Representatives shall agree to participate in any material or substantive meeting or conference (including by telephone) with the SEC or any member of the staff thereof in respect of the Proxy Statement/Prospectus, the Form F-4 or, if applicable, the Form F-6 unless it consults with the other Party and its counsel in advance and, to the extent permitted by the SEC, allows the other Party and its counsel to participate. Parent shall advise the Company, promptly after receipt of notice thereof, of the time of effectiveness of the Form F-4 and, if applicable, the Form F-6, and the issuance of any stop order relating thereto or the suspension of the qualification of Parent ADSs or the Parent Ordinary Shares represented thereby for offering or sale in any jurisdiction, and each of the Company and Parent shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.
(c)   Each of the Company and Parent shall use its reasonable best efforts to take any other action required to be taken by it under the 1933 Act, the 1934 Act, the DGCL, the CA 2006 and the rules of Nasdaq, as applicable, in connection with the filing and distribution of the Proxy Statement/Prospectus, the Form F-4, the Form F-6 (if applicable) and the Parent Circular, and the solicitation of proxies from the stockholders of the Company and the shareholders of Parent. Subject to Section 6.03, the Proxy Statement/Prospectus shall include the Company Board Recommendation, and, subject to Section 6.04, the Parent Circular shall include the Parent Board Recommendation.
(d)   Each of the Company and Parent shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do or cause to be done all things, necessary, proper or advisable under Applicable

Law and the rules and policies of Nasdaq and the SEC to enable the listing of the Parent ADSs being registered pursuant to the Form F-4 on Nasdaq no later than the Effective Time, subject to official notice of issuance. Parent shall also use its reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement.
(e)   Each of the Company and Parent shall, on request, furnish to the other all information, documents, submissions or comfort concerning itself, its Subsidiaries, directors, officers and (to the extent reasonably available to the applicable Party) stockholders or shareholders (including the Required Information) and such other matters as may be reasonably necessary or advisable in connection with any statement, Filing, notice or application made by or on behalf of the Company, Parent or any of their respective Subsidiaries, to the SEC or Nasdaq in connection with the Merger and the other transactions contemplated by this Agreement, including the Proxy Statement/Prospectus, the Form F-4, the Form F-6 (if applicable) and the Parent Circular, in each case having due regard to the planned timing of publication of such document, the requirements of the CA 2006, the FSMA, the AIM Rules, the 1933 Act, the 1934 Act and any other Applicable Law; provided, that neither Party shall use any such information for any purposes other than those contemplated by this Agreement unless such Party obtains the prior written consent of the other. In addition, the Company shall use its reasonable best efforts to perform the conversion of its consolidated financial statements from GAAP to IFRS as part of its Required Information as soon as practicable after the date of this Agreement, but no later than September 14, 2026. Each of the Company and Parent shall (i) use its reasonable best efforts to promptly provide information concerning it necessary to enable the Company and Parent to prepare required pro forma financial statements in connection with the preparation of the Proxy Statement/Prospectus, and Form F-4, (ii) assist with due diligence and, in the case of the Company, provide such information as Parent may reasonably request to enable Parent to prepare verification materials in relation to the preparation of the Parent Circular and (iii) enter into any agreement or execute any letter (including representation letters and letters of comfort) or other document which is customary and/or necessary in connection with the preparation of the Proxy Statement/Prospectus, Form F-4 and the Parent Circular and, in each case, any amendment or supplement thereto or where such documents, information, and/or submissions are ancillary to the preparation of the Proxy Statement/Prospectus, the Form F-4 or the Parent Circular.
(f)   Each of the Company and Parent covenants and agrees that the information with respect to it and its Subsidiaries that is provided by it, any of its Subsidiaries or any of their respective Representatives for inclusion or incorporation by reference in the Form F-4, the Proxy Statement/Prospectus or the Parent Circular will not (i) (A) in the case of the Form F-4, at the time the Form F-4 or any amendment or supplement thereto becomes effective and at the time of the Company Stockholder Meeting, or (B) in the case of the Proxy Statement/Prospectus, at the time the Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to the stockholders of the Company and at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, and (ii) in the case of the Parent Circular, at the time the Parent Circular or any amendment or supplement thereto is first mailed to the shareholders of Parent and at the time of the Parent Shareholder Meeting, contains any statement of fact which is untrue or inaccurate in any material respect or misleading (whether by omission or otherwise) or any statement of opinion, belief, intention or expectation therein is not given in good faith after due and careful consideration and enquiry of the relevant circumstances, not based on reasonable assumptions or not capable of being properly supported.
(g)   If at any time prior to the later of the Company Approval Time and the Parent Approval Time, any information relating to the Company or Parent, or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent that (i) should be set forth in an amendment or supplement to the Proxy Statement/Prospectus, or the Form F-4 or, if applicable, the Form F-6 so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or (ii) constitutes a change or new matter that would require an amendment or a supplement to the Parent Circular under Applicable Law, the Party that discovers such information shall promptly notify the other Party hereto, and each Party shall use reasonable best efforts to, and reasonably cooperate with the other to, (where applicable) promptly prepare and file with the SEC an appropriate amendment or supplement describing such information and, to the extent required under Applicable Law, disseminate such amendment or supplement to the stockholders of the Company and/or the shareholders of Parent.
Section 7.03   Company Stockholder Meeting; Parent Shareholder Meeting.
(a)   As promptly as practicable following the effectiveness of the Form F-4, the Company shall, in consultation with Parent, in accordance with Applicable Law and the Company Organizational Documents, (i) establish a record date for, duly call and give notice of a meeting of the stockholders of the Company for the sole purpose of voting on the adoption of this Agreement (the “Company Stockholder Meeting”) at which meeting the Company shall seek the Company Stockholder Approval (and will use reasonable best efforts to conduct “broker searches” in a manner to enable such record date to be held promptly following the effectiveness of the Form F-4), (ii) cause the Proxy Statement/Prospectus (and all other proxy materials for the Company Stockholder Meeting) to be mailed to its stockholders no later than five (5) Business Days after the Proxy Statement/Prospectus is cleared by the SEC and (iii) duly convene and hold the Company Stockholder Meeting no later than thirty (30) days after the Proxy Statement/Prospectus is mailed. Subject to Section 6.03, the Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things necessary, proper or advisable on its part to cause the Company Stockholder Approval to be received at the Company Stockholder Meeting or any adjournment or postponement thereof, and shall comply with all legal requirements applicable to the Company Stockholder Meeting. The Company shall not, without the prior written consent of Parent, adjourn, postpone or otherwise delay the Company Stockholder Meeting; provided, that the Company may, without the prior written consent of Parent, adjourn or postpone the Company Stockholder Meeting (A) if such adjournment or postponement is necessary to allow additional time to (1) solicit additional proxies necessary to obtain the Company Stockholder Approval, or (2) distribute any supplement or amendment to the Proxy Statement/Prospectus that the Board of Directors of the Company has determined (which determination and subsequent distribution shall be made as promptly as practicable) in good faith after consultation with outside legal counsel is necessary under Applicable Law and for such supplement or amendment to be reviewed by the Company’s stockholders prior to the Company Stockholder Meeting (provided, that no such postponement or adjournment under this clause (2) may be to a date that is after the earlier of (I) the tenth (10th) Business Day before the End Date and (II) the tenth (10th) Business Day after the date of such distribution), (B) due to the absence of a quorum, or (C) if and to the extent such postponement or adjournment of the Company Stockholder Meeting is required to comply with Applicable Law. Notwithstanding the foregoing, the Company may not, without the prior written consent of Parent, postpone or adjourn the Company Stockholder Meeting pursuant to clause (A)(1) or (B) of the immediately preceding sentence more than a total of two times and, on any single occasion, for a period of more than ten (10) Business Days (unless, for a postponement or adjournment pursuant to clause (A)(2), as required by Applicable Law) or, if earlier, to a date that is after ten (10) Business Days before the End Date. Without the prior written consent of Parent, the matters contemplated by the Company Stockholder Approval shall be the only matters (other than matters of procedure and matters required by or advisable under Applicable Law to be voted on by the Company’s stockholders in connection therewith) that the Company shall propose to be voted on by the stockholders of the Company at the Company Stockholder Meeting.
(b)   Parent shall, in consultation with the Company, in accordance with Applicable Law and the Parent Organizational Documents, (i) duly convene and give notice of a meeting of the shareholders of Parent (the “Parent Shareholder Meeting”) at which meeting the Parent Shareholder Approval is to be sought, (ii) cause the Parent Circular (and proxy form for the Parent Shareholder Meeting) to be mailed to its shareholders and (iii) duly hold the Parent Shareholder Meeting. Parent shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part to cause the Parent Shareholder Meeting to occur no later than the Company Stockholder Meeting. Subject to Section 6.04, Parent shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part to cause the Parent Shareholder Approval to be obtained at the Parent Shareholder Meeting or any adjournment or postponement thereof, and shall comply with all legal requirements applicable to the Parent Shareholder Meeting. Parent shall not, without the prior written consent of the Company, adjourn, postpone or otherwise delay the Parent Shareholder Meeting; provided, that Parent may, without the prior written consent of the Company, adjourn or postpone the Parent Shareholder Meeting (A) if such adjournment or postponement is necessary to allow additional time to (1) solicit additional proxies necessary to obtain the Parent Shareholder Approval, or (2) distribute any supplement to the Parent Circular that the Board of Directors of Parent has determined (which determination and subsequent distribution shall be made as promptly as practicable) in good faith after consultation with outside legal counsel is necessary under Applicable Law and for such supplement to be reviewed by Parent’s shareholders prior to the Parent Shareholder Meeting (provided, that no such postponement or adjournment under this clause (2) may be to a date that is after the earlier of (I) the tenth (10th) Business Day before the End Date and (II) the tenth (10th) Business Day after the date of such distribution), (B) due to the absence of a quorum, or (C) if and to the extent such postponement or adjournment of the Company Stockholder Meeting is required to comply with Applicable Law. Notwithstanding the foregoing, Parent may not, without the prior written consent of the Company, postpone or adjourn the Parent Shareholder Meeting pursuant to clause (A)(1) or (B) of the immediately preceding sentence more than a total of two times and, on any single occasion, for a period of more than ten (10) Business Days (unless, for a postponement or adjournment pursuant to clause (A)(2), as required by Applicable Law) or, if earlier, to a date that is after ten (10) Business Days before the End Date. Without the prior written consent of the Company, Parent shall not propose a vote by the shareholders of Parent at the Parent Shareholder Meeting on any matters that are inconsistent with or that would materially impede or delay the transactions contemplated hereby.
(c)   Any Company Adverse Recommendation Change or Parent Adverse Recommendation Change notwithstanding, the obligations of the Company and Parent under Section 7.02 and this Section 7.03, including to call, give notice of and hold the Company Stockholder Meeting and the Parent Shareholder Meeting, shall continue in full force and effect unless this Agreement is validly terminated in accordance with Article IX.
Section 7.04   Public Announcements.   The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release to be in the form mutually agreed on by the Company and Parent prior to the execution of this Agreement. Following such initial press release, Parent and the Company shall consult with each other, and give each other a reasonable opportunity to review and comment upon (and consider in good faith any such comments), before issuing any additional press release or other public statement with respect to this Agreement or the transactions contemplated hereby, except as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association; provided, that the restrictions set forth in this Section 7.04 shall not apply to any release or public statement if the information contained therein substantially reiterates (or is consistent with) previous releases, public disclosures or public statements made in compliance with this Section 7.04. Notwithstanding the foregoing, the Parties acknowledge that, other than as set forth in Section 6.03 and Section 6.04, this Agreement, including this Section 7.04, shall not prohibit ordinary course non-public communications with Third Parties regarding the transactions contemplated by this Agreement. Notwithstanding the foregoing, the restrictions set forth in this Section 7.04 shall not apply to any release, announcement or statement made or proposed to be made in connection with and related to: (a) an Adverse Recommendation Change; (b) any disclosures made in compliance with Section 6.03; or (c) any disclosures made in compliance with Section 6.04.
Section 7.05   Certain Tax Matters.   The Company shall deliver to Parent at the Closing a properly executed and completed certification, in a form reasonably satisfactory to Parent, and that meets the requirements of Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h), dated not more than thirty (30) days prior to the Closing Date and signed by an executive officer of the Company, certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property interest” (as defined in Section 897(c)(1) of the Code), and a copy of the properly executed notification provided to the Internal Revenue Service regarding such certification, prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).
Section 7.06   Employee Matters.
(a)   Effective as of no later than the day immediately preceding the Closing Date (conditioned upon the occurrence of the Closing), unless otherwise directed by Parent not less than ten (10) Business Days before Closing, the Company shall terminate each Company Employee Plan that is an employee benefit plan within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA). The Company shall deliver to Parent, no later than the Business Day immediately preceding the Closing Date, evidence that the Board of Directors of the Company has validly adopted resolutions to terminate each such Company Employee Plan as applicable.
(b)   The provisions of this Section 7.06 are for the sole benefit of Parent and the Company and no provision of this Agreement shall (i) create any third-party beneficiary or other rights in any Person other than Parent and the Company, including rights in respect of any benefits that may be provided, directly or indirectly, under any Company Employee Plan or any employee benefit plan of Parent or any Affiliate, or rights to continued employment or service with the Company or Parent (or any Affiliate thereof), (ii) be construed as an amendment, waiver or creation of any Company Employee Plan, or any employee benefit plan of Parent or any Affiliate, (iii) subject to the requirements explicitly set forth in this Section 7.06, serve as a limitation on the ability of the Company, Parent or applicable Affiliate to amend, waive, create, suspend or terminate any Company Employee Plan, or any employee benefit plan of Parent or any Affiliate, or (iv) limit the ability of the Company, Parent or applicable Affiliate to terminate the employment of any employee.
Section 7.07   Section 16 Matters.   Prior to the Effective Time, the Company shall take all such steps as may be required (to the extent permitted under Applicable Law) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act to be exempt under Rule 16b-3 promulgated under the 1934 Act.
Section 7.08   Listing.   Each of the Company and Parent agrees to cooperate with the other Party in taking, or causing to be taken, all actions necessary to maintain the Company’s existing listing on Nasdaq until the Effective Time.
Section 7.09   Listing Application.   Subject to the requirements of Section 7.08, Parent shall (a) promptly prepare and submit to Nasdaq a listing application for the listing of the Parent ADSs, and the underlying Parent Consideration Shares, deliverable in connection with the Merger and to obtain, prior to the Effective Time, approval for the listing of such Parent ADSs, and the underlying Parent Consideration Shares, subject to official notice of issuance, and (b) submit to the London Stock Exchange ahead of Closing an application for admission of the Parent Consideration Shares to trading on AIM.
Section 7.10   State Takeover Statutes.   Each of Parent, Merger Sub and the Company shall (a) take all action necessary so that no Takeover Law, or any similar provision of the Company Organizational Documents or the Parent Organizational Documents, as applicable, is or becomes applicable to the Merger or any of the other transactions contemplated hereby, and (b) if any such anti-takeover law, regulation or provision is or becomes applicable to the Merger or any other transactions contemplated hereby, cooperate and grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.
Section 7.11   Transaction Litigation.
(a)   Subject to Applicable Law, each of the Company and Parent shall promptly notify the other of (i) any notice or other communication received from a Governmental Authority, subject to Section 7.01(d) and (ii) any stockholder or shareholder demands or other Actions (including derivative claims) commenced against it, any of its Subsidiaries and/or its or any of its Subsidiaries’ respective directors or officers relating to this Agreement or any of the transactions contemplated hereby or any matters relating thereto (collectively, “Transaction Litigation”).
(b)   Subject to Applicable Law, each of the Company and Parent shall keep the other Party informed regarding any Transaction Litigation (including by promptly furnishing to the other Party and such other Party’s Representatives such information relating to such Transaction Litigation as may reasonably be requested). Subject to Applicable Law, each Party shall (i) reasonably cooperate with the other in the defense or settlement of any Transaction Litigation, (ii) give the other Party the opportunity to consult with it regarding the defense and settlement of such Transaction Litigation (and consider in good faith the other Party’s advice with respect to such Transaction Litigation) and (iii) give the other Party the opportunity to participate (at the other Party’s expense) in (but not control) the defense and settlement of such Transaction Litigation. Neither Party shall settle, offer to settle or enter into any settlement agreement in respect of any Transaction Litigation hereby without the other Party’s prior written consent (such consent to not unreasonably be withheld, delayed or conditioned).
(c)   Notwithstanding anything to the contrary in this Section 7.11, (i) in the event of any conflict with any other covenant or agreement contained in Section 07.12 that expressly addresses the subject matter of this Section 7.11, this Section 7.11 shall govern and control, and (ii) this Section 7.11 shall be in addition to and not limit or otherwise modify the Parties’ respective obligations under Section 6.03 or Section 6.04. Without otherwise limiting the Indemnitees’ rights with regard to the right to counsel, following the Effective Time, the Indemnitees shall be entitled to continue to retain Winston Taylor LLP or such other counsel selected by such Indemnitees to defend any Transaction Litigation.
Section 7.12   Notification.   Each of the Company and Parent shall promptly notify the other of any change, condition or event (a) that renders or would reasonably be expected to render any representation or warranty of such Party set forth in this Agreement to be untrue or inaccurate or (b) that results or would reasonably be expected to result in any failure of such Party to comply with or satisfy any covenant, condition or agreement, in each case of clause (a) or clause (b), such that any of the conditions to the Merger set forth in Article VIII could reasonably be expected to not be satisfied; provided, however, that no such notification shall itself constitute a breach of this Agreement or affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of the Parties hereunder.
Section 7.13   Director and Officer Liability.
(a)   From and after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) in each case to the fullest extent permissible by applicable Law, (i) indemnify and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or of a Subsidiary of the Company (each, an “Indemnitee” and, collectively, the “Indemnitees”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any Action based on or arising out of (A) the fact that an Indemnitee is or was a director or officer of the Company or such Subsidiary or (B) acts or omissions by an Indemnitee in the Indemnitee’s capacity as a director or officer of the Company or such Subsidiary or taken at the request of the Company or such Subsidiary (including in connection with serving at the request of the Company or such Subsidiary as a representative of another Person (including any employee benefit plan)), in each case of clauses (A) and (B), at, or at any time prior to, the Effective Time (including any Action relating in whole or in part to the transactions contemplated by this Agreement) and (ii) assume (in the case of the Surviving Corporation, in the Merger without any further action) all obligations of the Company and such Subsidiaries to the Indemnitees in respect of indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the Company Organizational Documents and the organizational documents of such Subsidiaries as in effect on the date of this Agreement or in the agreements in effect as of the date of this Agreement providing for indemnification between the Company or any of its Subsidiaries and any Indemnitee. Without limiting the foregoing, from and after the Effective Time, Parent shall cause, unless otherwise required by Law, the certificate of incorporation and bylaws of the Surviving Corporation to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities of directors and officers and indemnification than are in the Company Organizational Documents as in effect as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees. In addition, from the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) advance any expenses (including fees and expenses of legal counsel) of any Indemnitee under this Section 7.13 as incurred to the fullest extent permitted under applicable Law; provided that the Indemnitee to whom expenses are advanced provides an undertaking to repay such expenses if it is ultimately determined that such Indemnitee was not entitled to indemnification under this Section 7.13.
(b)   Each of Parent, the Surviving Corporation and the Indemnitees shall cooperate to the extent reasonably practicable in the defense of any claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.
(c)   For the six (6)-year period commencing immediately after the Effective Time, the Surviving Corporation shall maintain in effect the Company’s current directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those individuals who are covered by the Company’s directors’ and officers’ liability insurance policies on terms and scope with respect to such coverage, and in amount, no less favorable to such individuals than those of such policy in effect on the date of this Agreement (or Parent may substitute therefor policies, issued by reputable insurers, of at least the same coverage with respect to matters existing or occurring prior to the Effective Time, including a “tail” policy); provided that in no event shall the Surviving Corporation be required to expend in any one (1) year an amount in excess of three hundred percent (300%) of the aggregate annual amounts currently paid by the Company and its Subsidiaries for such insurance (such amount being the “Maximum Premium”); provided, further, that if such tail policy cannot be obtained or can be obtained only by paying aggregate annual premiums in excess of the Maximum Premium, the Company or the Surviving Corporation shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Maximum Premium. The Company shall have the right prior to the Effective Time to purchase a six (6)-year prepaid “tail policy” on terms and conditions providing at least substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries with respect to matters existing or occurring prior to the Effective Time, covering without limitation the transactions contemplated hereby, so long as the effective annual premium under such policy does not exceed the Maximum Premium. If such prepaid “tail policy” has been obtained by the Company, it shall be deemed to satisfy all obligations to obtain insurance pursuant to this Section 7.13 and the Surviving Corporation shall cause such policy to be maintained in full force and effect, for its full term, and to honor all of its obligations thereunder.
(d)   From and after the Closing, the provisions of this Section 7.13 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the Company Organizational Documents, by contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 7.13 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 7.13 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification. The Indemnitees to whom this Section 7.13 applies shall be third-party beneficiaries of this Section 7.13. From and after the Closing, the Surviving Corporation agrees to (and Parent shall cause the Surviving Corporation to) pay or advance, upon written request of the Indemnitee, all reasonable costs, fees and expenses, including attorneys’ fees, that may be incurred by the Indemnitee in enforcing the indemnity and other rights provided in this Section 7.13; provided that the Indemnitee to whom expenses are advanced provides an undertaking to repay such expenses if it is ultimately determined that such Indemnitee was not entitled to indemnification under this Section 7.13.
(e)   If any of Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving company, partnership or other Person of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as applicable, assume the obligations set forth in this Section 7.13.
(f)   Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors or officers, it being understood and agreed that the indemnification provided for in this Section 7.13 is not prior to or in substitution for any such claims under such policies.
Section 7.14   Obligations of Merger Sub.   Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

Section 7.15   Concurrent Financing.   Each of Parent and the Company shall use its commercially reasonable efforts take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable to (i) with respect to each of Parent and the Company, satisfy on a timely basis all conditions in such definitive agreements that are applicable to such party or that are within such party’s control and, with respect to Parent, consummate the Concurrent Financing or prior to the Closing and (ii) cause the third-party investors providing the Concurrent Financing to fund the Concurrent Financing at or prior to Closing. Each of Parent and the Company shall allow the other party to fully participate in the negotiation of the Concurrent Financing and shall keep the other party reasonably informed on a current basis and in reasonable detail of the status of its efforts to arrange the Concurrent Financing and provide to the other party copies of all definitive documents related to the Concurrent Financing to the extent it receives them. Each party shall give the other party prompt written notice of the receipt by such party of any written notice from any Person with respect to any breach, termination or repudiation by any party to any definitive document related to the Concurrent Financing.
Section 7.16   Post Closing Matters; Governance.   The Parent Board will consist of such number and composition of directors as shall be reasonably determined by Parent; provided that, subject to Nasdaq independence requirements and Parent’s prior approval, which shall not be unreasonably withheld, one director of the Parent Board shall be an individual designated by the Company immediately prior to the Closing.
ARTICLE VIII
CONDITIONS TO THE MERGER
Section 8.01   Conditions to the Obligations of Each Party.   The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver) of the following conditions:
(a)   the Company Stockholder Approval shall have been obtained;
(b)   the Parent Shareholder Approval shall have been obtained;
(c)   no Order shall have been issued by any court or other Governmental Authority of competent jurisdiction that remains in effect and enjoins, prevents or prohibits the consummation of the Merger, and no Applicable Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Authority that remains in effect and prohibits or makes illegal consummation of the Merger;
(d)   the Subscription Agreements shall be in full force and effect;
(e)   cash proceeds of not less than the Concurrent Investment Amount in aggregate shall have been received by Parent, or shall be received by Parent, (i) prior to or substantially simultaneously with the Closing, in connection with the consummation of the transactions contemplated by the Concurrent Investment Agreements (provided that, for purposes of determining whether this condition has been satisfied, amounts available under debt financing agreements that are committed and binding (other than conditions relating to the Closing, if any) but not yet drawn down as at the Closing shall be counted towards the Concurrent Investment Amount, so long as such amounts are available to be drawn by Parent) and (ii) pursuant to the UK Offerings;
(f)   the Form F-4 and, if applicable, the Form F-6 shall have been declared effective, no stop order suspending the effectiveness of the Form F-4 or, if applicable, the Form F-6 shall be in effect and no proceedings for such purpose shall be pending before the SEC;
(g)   the Parent Circular, including any supplement or amendment thereto, shall have been made available to the shareholders of Parent in accordance with the Parent Organizational Documents;
(h)   (i) the Parent ADSs (and the Parent Ordinary Shares represented thereby) to be issued in the Parent ADS Issuance shall have been approved for listing on Nasdaq, subject to official notice of issuance, and (ii) an application shall have been made for admission of the Parent Consideration Shares to trading on AIM following Closing; and

(i)   any applicable waiting period (including any extension thereof) or other Consent under the Foreign Antitrust Laws of the jurisdictions set forth on Section 8.01(i) of the Company Disclosure Schedule relating to the transactions contemplated by this Agreement shall have expired, been terminated or been obtained, as applicable.
Section 8.02   Conditions to the Obligations of Parent and Merger Sub.   The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by Parent) of the following further conditions:
(a)   the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;
(b)   (i) the representations and warranties of the Company contained in the first and last sentences of Section 4.01 (“Corporate Existence and Power”), Section 4.02 (“Corporate Authorization”), Section 4.04 (“Non-contravention”), Section 4.28 (“Opinion of Financial Advisor”) and Section 4.29 (“Finders’ Fees”) shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date); (ii) the representations and warranties of the Company contained in Section 4.05(a) (Capitalization) shall be true and correct at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date), except for any de minimis inaccuracies; (iii) the representation and warranty set forth in Section 4.09 (“Absence of Certain Changes”) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing; and (iv) the other representations and warranties of the Company contained in Article IV (disregarding all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect) shall be true and correct at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date), except, in the case of this clause (iv) only, where the failure of such representations and warranties to be true and correct has not had, individually or in the aggregate, a Company Material Adverse Effect;
(c)   since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect;
(d)   the Closing Net Cash as determined pursuant to Section 2.08 is at least $10,000,000 on December 31, 2026 or, if earlier, on the Closing Date;
(e)   Parent shall have received a certificate from an executive officer of the Company confirming the satisfaction of the conditions set forth in Section 8.02(a), Section 8.02(b) and Section 8.02(c) and Section 8.02(d);
(f)   Parent shall have received the duly executed consents set forth on Schedule 8.02(f); and
(g)   Parent shall have received evidence (in form reasonably acceptable to Parent) of the payoff and discharge of the Australian Bank Account Lien;
(h)   Parent shall have received the Rights Agreement Exemption; and
(i)   Parent shall have received the Company Lock-Up Agreements duly executed by each of the Company Lock-Up Signatories, each of which shall be in full force and effect as of immediately following the Effective Time.
Section 8.03   Conditions to the Obligations of the Company.   The obligations of the Company to consummate the Merger are subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by the Company) of the following further conditions:
(a)   each of Parent and Merger Sub shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;
(b)   (i) the representations and warranties of Parent contained in the first and last sentences of Section 5.01 (“Corporate Existence and Power”), Section 5.02 (“Corporate Authorization”), Section 5.04

(“Non-contravention”) and Section 5.20 (“Finders’ Fees”) shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date); (ii) the representations and warranties of Parent contained in Section 5.05(a) (“Capitalization”) shall be true and correct at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date), except for any de minimis inaccuracies and subject to the AIM Reverse Split; (iii) the representation and warranty set forth in Section 5.09 (“Absence of Certain Changes”) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing; and (iv) the other representations and warranties of Parent contained in Article V (disregarding all qualifications and exceptions contained therein relating to materiality or Parent Material Adverse Effect) shall be true and correct at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date), except, in the case of this clause (iv) only, where the failure of such representations and warranties to be true and correct has not had, individually or in the aggregate, a Parent Material Adverse Effect;
(c)   since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect;
(d)   the Company shall have received a certificate from an executive officer of Parent confirming the satisfaction of the conditions set forth in Section 8.03(a), Section 8.03(b) and Section 8.03(c); and
(e)   the Company shall have received the Parent Lock-Up Agreements duly executed by each of the Parent Lock-Up Signatories, each of which shall be in full force and effect as of immediately following the Effective Time.
Section 8.04   Frustration of Closing Conditions.   Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by the failure of such Party or its Affiliate to comply with or perform any of its covenants or obligations set forth in this Agreement.
ARTICLE IX
TERMINATION
Section 9.01   Termination.   This Agreement may be terminated and the Merger and the other transactions contemplated hereby may be abandoned at any time prior to the Effective Time (notwithstanding receipt of the Company Stockholder Approval or the Parent Shareholder Approval):
(a)   by mutual written agreement of the Company and Parent;
(b)   by either the Company or Parent, if:
(i)   the Merger has not been consummated on or before February 28, 2027 (the “End Date”), unless extended by mutual written agreement of Parent and the Company; provided, that the right to terminate this Agreement pursuant to this Section 9.01(b)(i) shall not be available to any Party whose breach of any provision of this Agreement has been the primary cause of the failure of the Merger to be consummated by such time; provided further, however, that, in the event that the SEC has not declared the F-4 effective under the 1933 Act then either the Company or Parent shall be entitled to extend the End Date for an additional 60 days;
(ii)   a court or other Governmental Authority of competent jurisdiction shall have issued an injunction or other Order that permanently enjoins, prevents or prohibits the consummation of the Merger and such injunction or other Order shall have become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 9.01(b)(ii) shall not be available to any Party whose breach of any provision of this Agreement has been the primary cause of such injunction or other Order;

(iii)   the Company Stockholder Meeting (as it may be adjourned or postponed) at which a vote on the Company Stockholder Approval was taken shall have concluded and the Company Stockholder Approval shall not have been obtained; provided, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 9.01(b)(iii) if the failure to obtain such Company Stockholder Approval is proximately caused by any action or failure to act of the Company that constitutes a breach of this Agreement; or (iv) the Parent Shareholder Meeting (as it may be adjourned or postponed) at which a vote on the Parent Shareholder Approval was taken shall have concluded and the Parent Shareholder Approval shall not have been obtained; provided, that Parent shall not be permitted to terminate this Agreement pursuant to this Section 9.01(b)(iv) if the failure to obtain such Parent Shareholder Approval is proximately caused by any action or failure to act of Parent that constitutes a breach of this Agreement;
(c)   by Parent:
(i)   prior to the Company Approval Time, if (A) a Company Adverse Recommendation Change shall have occurred (whether or not permitted by this Agreement) or the Company publicly proposes, states its intention or delivers notice of its intention to effect a Company Adverse Recommendation Change in accordance with Section 6.03(f) or Section 6.03(g), (B) a tender or exchange offer subject to Regulation 14D under the 1934 Act that constitutes a Company Acquisition Proposal shall have been commenced (within the meaning of Rule 14d-2 under the Exchange Act) and the Company shall not have communicated to its stockholders, within ten (10) Business Days after such commencement, a statement disclosing that the Company recommends rejection of such tender or exchange offer (or shall have withdrawn any such rejection thereafter), (C) other than in the context of a tender or exchange offer for shares of Company Common Stock, the Company fails to publicly reaffirm the Company Board Recommendation after the date any Company Acquisition Proposal or any material modification thereto (which request shall only be made once per Company Acquisition Proposal or material modification) is first publicly announced, within five (5) Business Days after a request to do so by Parent, (D) other than in the context of a Company Acquisition Proposal, the Company fails to publicly reaffirm the Company Board Recommendation within five (5) Business Days following a written request therefor from Parent; provided that Parent shall only be entitled to make such a request once other than in the context of a Company Acquisition Proposal, or (E) the Company shall have breached or failed to perform any of its obligations set forth in Section 6.03 (No Solicitation) in any material respect; or
(ii)   if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement (other than with respect to a breach of Section 6.03) shall have occurred that, either individually or in the aggregate, would cause any condition set forth in Section 8.01 (“Conditions to the Obligations of Both Parties”) or Section 8.02 (“Conditions to the Obligations of Parent and Merger Sub”) not to be satisfied, and such breach or failure to perform (A) is incapable of being cured by the End Date or (B) has not been cured by the Company within the earlier of (x) thirty (30) calendar days following written notice to the Company from Parent of such breach or failure to perform and (y) the End Date; provided, that this Agreement may not be terminated pursuant to this Section 9.01(c)(ii) if Parent or Merger Sub is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach by Parent or Merger Sub would cause any condition set forth in Section 8.03(a) (“Performance of Parent Covenants”) or Section 8.03(b) (“Accuracy of Parent Reps”) not to be satisfied;
(d)   by the Company, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement (other than with respect to a breach of Section 6.03 or Section 7.03(a), as to which Section 9.01(c)(i)(d) will apply) shall have occurred that, individually or in the aggregate, would cause any condition set forth in Section 8.01 (“Conditions to the Obligations of Both Parties”) or Section 8.03 (“Conditions to the Obligations of the Company”) not to be satisfied, and such breach or failure to perform (A) is incapable of being cured by the End Date or (B) has not been cured by Parent or Merger Sub, as applicable, within the earlier of (x) thirty (30) calendar days following written notice to Parent from the Company of such breach or failure to perform and (y) the End Date; provided, that this Agreement may not be terminated pursuant to this Section 9.01(d) if the Company is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach by the Company would cause any condition set forth in Section 8.02(a) (“Performance of Company Covenants”) or Section 8.02(b) (“Accuracy of Company Reps”) not to be satisfied.
The Party desiring to terminate this Agreement pursuant to this Section 9.01 (other than pursuant to Section 9.01(a)) shall give written notice of such termination to the other Party.
Section 9.02   Effect of Termination.   If this Agreement is terminated pursuant to Section 9.01, this Agreement shall become void and of no effect without liability of any Party (or any of its Affiliates or its or their respective stockholders or shareholders, as applicable, or Representatives) to the other Party hereto, except as provided in Section 9.03; provided, that, subject to Section 9.03(c), neither Parent nor the Company shall be released from any liabilities or damages arising out of any liability for fraud or for any willful and material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement, in which case the non-breaching Party shall be entitled to all rights and remedies available at law or in equity. Section 1.01 (“Definitions”) and Section 1.02 (“Other Definitional and Interpretive Provisions”) (with respect to Section 1.01 and Section 1.02, to the extent applicable), the first sentence of Section 6.05(a) (“Confidentiality”), the Confidentiality Agreement, Section 7.04 (“Public Announcements”), this Section 9.02, Section 9.03 (“Termination Payment”) and Article X (“Miscellaneous”) shall survive any termination of this Agreement pursuant to Section 9.01.
Section 9.03   Termination Payments.
(a)   If this Agreement is terminated by the Company or Parent: (i) pursuant to Section 9.01(b)(iii) (“No Company Stockholder Approval”), the Company shall pay to Parent (or its designee), in cash and by way of compensation upon termination of this Agreement, a payment in an amount equal to the sum of Parent’s aggregate fees and expenses reasonably incurred in connection with the transactions contemplated in this Agreement (the “Company No Vote Payment”); provided, that such amount shall be payable only if the condition to termination under Section 9.01(b)(iv) (“No Parent Shareholder Approval”) has not been satisfied at the time of such termination; or (ii) pursuant to Section 9.01(b)(iv) (“No Parent Stockholder Approval”), Parent shall pay to the Company (or its designee), in cash and by way of compensation upon termination of this Agreement, a payment in an amount equal to the sum of Company’s aggregate fees and expenses reasonably incurred in connection with the transactions contemplated in this Agreement (the “Parent No Vote Payment” and collectively with the Company No Vote Payment, the “No Vote Payments”); provided, that such amount shall be payable only if the condition to termination under Section 9.01(b)(iii) (“No Company Shareholder Approval”) has not been satisfied at the time of such termination.
(b)   Any payment of a No Vote Payment shall be made by wire transfer of immediately available funds to an account designated in writing by Parent or the Company, as applicable, as promptly as practicable when due.
(c)   The Parties agree and understand that (x) in no event shall either the Company or Parent be required to pay a No Vote Payment on more than one occasion, and (y) except in the case of fraud or any willful and material breach by the other Party of any covenant or agreement set forth in this Agreement, in no event shall either Parent or the Company be entitled, pursuant to this Section 9.03, to receive an amount greater than the applicable No Vote Payment. Notwithstanding anything to the contrary in this Agreement, except in the case of fraud or any willful and material breach by the other Party of any covenant or agreement set forth in this Agreement, if Parent or the Company receives a No Vote Payment pursuant to this Section 9.03, such payment shall be the sole and exclusive remedy of the receiving Party against the paying Party and its Subsidiaries and their respective former, current or future partners, equityholders, managers, members, Affiliates and Representatives, and none of the paying Party, any of its Subsidiaries or any of their respective former, current or future partners, equityholders, managers, members, Affiliates or Representatives shall have any further liability or obligation, in each case relating to or arising out of this Agreement or the transactions contemplated hereby. The Parties acknowledge that the agreements contained in this Section 9.03 are an integral part of the transactions contemplated hereby, that, without these agreements, the Parties would not enter into this Agreement and that any amount payable pursuant to this Section 9.03 does not constitute a penalty. Accordingly, if the Company or Parent fails to promptly pay the applicable No Vote Payment due pursuant to this Section 9.03, the Company or Parent shall also pay any out-of-pocket costs and expenses (together with any irrecoverable VAT incurred thereon, and including reasonable legal fees and expenses) incurred by the Party entitled to such payment in connection with a legal action to enforce this Agreement that results in a judgment for such amount against the Party failing to promptly pay such amount. Any No Vote Payment not paid when due pursuant to this Section 9.03 shall bear interest from the date such amount is due until the date paid at a rate equal to the prime rate as published in The Wall Street Journal, Eastern Edition in effect on the date of such payment.
(d)   Any Company No Vote Payment or Parent No Vote Payment shall be VAT exclusive.
(e)   Without prejudice to Section 9.03(d), the Parties hereto intend that any payment of a Company No Vote Payment or a Parent No Vote Payment, being in each case compensatory in nature, shall not be treated (in whole or in part) as consideration for a supply for the purposes of VAT and, accordingly, the Parties shall file their relevant VAT returns on the basis that the payment of any such Company No Vote Payment or Parent No Vote Payment falls outside the scope of VAT.
ARTICLE X
MISCELLANEOUS
Section 10.01   Notices.   All notices, requests and other communications to any Party hereunder shall be in writing and will be deemed to have been duly given only if delivered personally against written receipt, delivered by e-mail, mailed by prepaid first class certified mail, return receipt requested, or mailed by overnight courier prepaid, to the Parties at the following addresses or e-mail addresses,
If to Parent or Merger Sub or, following the Closing, the Surviving Corporation, to:
Scancell Holdings plc Bellhouse Building Sanders Road Oxford Science Park
Oxford OX 4 4GD
Attention: [***]
Email: [***]
with a copy to (which shall not constitute notice):
Cooley (UK) LLP
22 Bishopsgate London, EC2N 4BQ,
United Kingdom
Attention: [***]
Email: [***]
If to the Company, to:
Neuphoria Therapeutics Inc.
100 Summit Drive Burlington,
MA 01803
Attention: [***]
Email:
with a copy to (which shall not constitute notice):
Winston Taylor LLP
200 Park Avenue New York, NY 10166
Attention: [***]
Email: [***]

and
Winston Taylor International LLP
5 New Street Square London EC4A 3TW
United Kingdom
Attention: [***]
Email: [***]
or to such other address or email address as such Party may hereafter specify for the purpose by notice to the other Parties hereto. All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section 10.01, be deemed given on the day so delivered if delivered before 5:00 p.m. Eastern Time on a Business Day, and otherwise on the next following Business Day, (b) if delivered by e-mail to an e-mail address as provided in this Section 10.01, be deemed given on the date of transmittal, provided no “bounce back” or similar message of non-delivery is received with respect thereto, (c) if delivered by mail in the manner described above to the address as provided in this Section 10.01, be deemed given on the earlier of the fifth (5th) Business Day following mailing or upon actual receipt, and (d) if delivered by overnight courier to the address as provided in this Section 10.01, be deemed given on the earlier of the third (3rd) Business Day following the date sent by such overnight courier or upon actual receipt, in each case, regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 10.01.
Section 10.02   Survival.   The representations, warranties, covenants and agreements contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, except for the covenants and agreements that by their terms apply, or are to be performed in whole or in part, after the Effective Time.
Section 10.03   Amendments and Waivers.
(a)   Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement or, in the case of a waiver, by each Party against whom the waiver is to be effective; provided, that after the Company Stockholder Approval or the Parent Shareholder Approval has been obtained, there shall be no amendment or waiver that would require the further approval of the stockholders of the Company or the shareholders of Parent under Applicable Law without such approval having first been obtained.
(b)   No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.
Section 10.04   Expenses.   Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such cost or expense, whether or not the Merger is consummated, except that: (a) the expenses incurred in connection with all filing and other fees paid to the SEC or Nasdaq, in each case in connection with the Merger or listing of the Parent ADSs (other than attorneys’ fees, accountants’ fees, investment bankers’ fees and related expenses), shall be paid by Parent; (b) the expenses incurred in connection with the Company’s proxy statement and proxy solicitation process shall be paid by Company; and (c) financial printing service expenses incurred in connection with the Merger shall be split equally between Parent and the Company.
Section 10.05   Disclosure Schedule References and SEC Document References.
(a)   The Parties hereto agree that each section or subsection of the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, shall be deemed to qualify the corresponding section or subsection of this Agreement, irrespective of whether or not any particular section or subsection of this Agreement specifically refers to the Company Disclosure Schedule or the Parent Disclosure Schedule, as

applicable. The Parties hereto further agree that disclosure of any item, matter or event in any particular section or subsection of either the Company Disclosure Schedule or the Parent Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection of the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, to which the relevance of such disclosure would be reasonably apparent on its face, notwithstanding the omission of a cross-reference to such other section or subsections.
(b)   The Parties hereto agree that in no event shall any disclosure contained in any part of any Company SEC Document or Parent Public Document entitled “Risk Factors,” “Forward-Looking Statements,” “Cautionary Statement Regarding Forward-Looking Statements,” “Special Note Regarding Forward Looking Statements” or “Note Regarding Forward Looking Statements” or any other disclosures in any Company SEC Document or Parent Public Document that are cautionary, predictive or forward-looking in nature be deemed to be an exception to (or a disclosure for purposes of or otherwise qualify) any representations and warranties of any Party contained in this Agreement.
Section 10.06   Binding Effect; Benefit; Assignment.
(a)   The provisions of this Agreement shall be binding upon and shall inure solely to the benefit of the Parties hereto and their respective successors and permitted assigns, except, from and after the Effective Time, for the rights of the Indemnitees as provided in Section 7.13.
(b)   No Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other Party hereto, except that any of Parent or Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time, in which case all references herein to Parent or Merger Sub, as applicable, shall be deemed references to such other Affiliate, except that all representations and warranties made herein with respect to Parent or Merger Sub, as applicable, as of the date of this Agreement shall be deemed to be representations and warranties made with respect to such other Affiliate as of the date of such assignment.
Section 10.07   Governing Law.   This Agreement, and all disputes, claims, actions, suits or proceedings based upon, arising out of or related to this Agreement or the transactions contemplated hereby, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules or principles that would result in the application of the law of any other state.
Section 10.08   Jurisdiction/Venue.   Each of the Parties hereto irrevocably and unconditionally agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, solely if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereto hereby irrevocably and unconditionally submits with regard to any such action or proceeding for itself and in respect of its property to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by Applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. To the fullest extent permitted by Applicable Law, each of the Parties hereto hereby consents to the service of process in accordance with Section 10.01; provided, that nothing herein shall affect the right of any Party to serve legal process in any other manner permitted by Applicable Law.

Section 10.09   WAIVER OF JURY TRIAL.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.09.
Section 10.10   Counterparts; Effectiveness.   This Agreement may be signed in any number of counterparts, including by facsimile, by email with .pdf attachments, or by other electronic signatures (including DocuSign and AdobeSign), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed and delivered (by electronic communication, facsimile or otherwise) by all of the other Parties hereto. Until and unless each Party has received a counterpart hereof signed by the other Party hereto, this Agreement shall have no effect, and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).
Section 10.11   Entire Agreement.   This Agreement (including all Exhibits, Annexes and Schedules, including the Company Disclosure Schedule and the Parent Disclosure Schedule, attached to this Agreement), the CVR Agreement (including all Exhibits, Annexes or Schedules thereto), the Confidentiality Agreement, the Company Voting Agreement (including all Exhibits, Annexes or Schedules thereto) and the Parent Voting Agreement (including all Exhibits, Annexes or Schedules thereto) constitute the entire agreement between the Parties with respect to the subject matter thereof and supersede all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter thereof.
Section 10.12   Severability.   If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
Section 10.13   Specific Performance.   The Parties’ rights in this Section 10.13 are an integral part of the transactions contemplated by this Agreement. The Parties acknowledge and agree that irreparable harm would occur and that the Parties would not have any adequate remedy at law (a) for any breach of any of the provisions of this Agreement or (b) in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that (except where this Agreement is validly terminated in accordance with Section 9.01) the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages, and each Party further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. For avoidance of doubt, the right to specific performance hereunder shall include the right of (i) a Party to cause the Merger to be consummated on the terms and subject to the conditions set forth in this Agreement and (ii) Parent to enforce the Company’s obligations under Section 7.03 notwithstanding the occurrence of a Company Adverse Recommendation Change. The Parties further agree that by seeking the remedies provided for in this Section 10.13, a Party shall not in any respect waive its right to any other form of relief that may be available to a Party under this Agreement, nor shall the commencement of any action pursuant to this Section 10.13 or anything contained in this Section 10.13 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Section 9.01 or pursue any other remedies under this Agreement that may be available then or thereafter. In no event shall the Company or Parent be entitled to both (i) specific performance to cause the other Party to consummate the Closing and (ii) the payment of the applicable No Vote Payment.
{Remainder of page intentionally left blank; signature page follows}

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.
SCANCELL HOLDINGS PLC
By:	/s/ Phillip John L’Huillier
	Name:	Phillip John L’Huillier
	Title:	CEO
SCANCELL MERGER SUB, INC.
By:	/s/ Phillip John L’Huillier
	Name:	Phillip John L’Huillier
	Title:	CEO and President
NEUPHORIA THERAPEUTICS INC.
By:	/s/ Spyros Papapetropoulos
	Name:	Spyros Papapetropoulos
	Title:	Interim Chief Executive Officer and Director
[Signature Page to Merger Agreement]

EXHIBIT A
FORM OF COMPANY VOTING & SUPPORT AGREEMENT

EXHIBIT B
FORM OF PARENT VOTING & SUPPORT AGREEMENT

EXHIBIT C
FORM OF SUBSCRIPTION AGREEMENT

EXHIBIT D
FORM OF CVR AGREEMENT

Annex B
Agreed Form
FORM OF CONTINGENT VALUE RIGHTS AGREEMENT
This Contingent Value Rights Agreement (this “Agreement”), dated as of [•] (the “Effective Date”), is entered into by and between Scancell Holdings plc, a public limited company incorporated in England and Wales under company number 06564638 with its registered office at Bellhouse Building, Sanders Road, Oxford Science Park, Oxford OX4 4GD, United Kingdom (“Parent”), and [•], a [•], as Rights Agent (as defined herein).
RECITALS
A.   Parent, Scancell Merger Sub, Inc., a Delaware corporation and a wholly owned indirect Subsidiary of Parent (“Merger Sub”), and Neuphoria Therapeutics Inc., a Delaware corporation (the “Company”), have entered into an Agreement and Plan of Merger, dated as of July 23, 2026 (as it may be amended, supplemented or otherwise modified from time to time pursuant to the terms thereof, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned indirect Subsidiary of Parent.
B.   Pursuant to the Merger Agreement, and in accordance with the terms and conditions thereof, Parent has agreed to provide to the Holders (as defined herein) certain contingent value rights as hereinafter described.
C.   Parent has done all things reasonably necessary to make the contingent value rights, when issued hereunder, the valid obligations of Parent and to make this Agreement a valid and binding agreement of Parent, in accordance with its terms.
Now, Therefore, in consideration of the premises and the consummation of the transactions referred to above, it is mutually covenanted and agreed, for the proportionate benefit of all Holders, as follows:
ARTICLE 1
DEFINITIONS
1.1   Definitions.
Capitalized terms used but not otherwise defined herein have the meanings ascribed thereto in the Merger Agreement. The following terms have the meanings ascribed to them as follows:
“2007 Trust” means the statutory trust arising by operation of the Participants Agreement, under which Cancer Therapeutics CRC Pty Ltd held the legal title to all Net Commercialisation Income (as defined in the Participants Agreement) received as trustee until 30 June 2014, upon Cancer Therapeutics CRC Pty Ltd ceasing to act as management company of the CRC.
“2014 Trust” means the statutory trust arising by operation of the Participants Agreement in a similar manner as the 2007 Trust, governing all Centre IP (as defined in the Participants Agreement) generated and Net Commercialisation Income (as defined in the Participants Agreement) received from 1 July 2014, upon the succession of Cancer Therapeutics CRC Pty Ltd by CTx CRC Ltd as trustee, until 30 June 2020.
“Acting Holders” means, at any time, the registered Holders of more than 25% of the total number of CVRs outstanding at such time, as set forth on the CVR Register, other than for the purposes of Section 6.7, when the applicable percentage will be 10%.
“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “controlling,” “controlled” and “control” mean the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.
“Assignee” has the meaning set forth in Section 6.6.

“Bionomics” means Bionomics Pty Limited (previously called Bionomics Limited), a company incorporated in Australia under ASIC number 075582740.
“Business Day” means any day other than a Saturday, Sunday or other day on which banks in London, England and New York, New York are authorized or obligated by Law to be closed.
“CRC” means Cancer Therapeutics CRC Pty Ltd.
“CRC Commercialisation License Agreements” means (i) all Commercialisation License Agreements (as such term is defined in the Participants Agreement) that have been entered into prior to the Effective Date, including the Pfizer License Agreement, (ii) the 2007 Trust, and (iii) the 2014 Trust.
“CVR” means a contingent contractual right of Holders to receive the CVR Payments pursuant to this Agreement.
“CVR Payment” means (i) a cash payment equal to 100% of the Net Proceeds actually received by Parent or any of its Affiliates during a CVR Payment Period and (ii) an R&D Tax Credit Payment.
“CVR Payment Period” means an annual period (or portion thereof) beginning on the Effective Date and ending on 31 December of any given calendar year during the CVR Term; provided, that if the last CVR Payment Period would end subsequent to the expiration of the CVR Term, such CVR Payment Period will end on the Termination Date.
“CVR Register” has the meaning set forth in Section 2.2(b).
“CVR Term” means:
(a)   in respect of each product in respect of which the Company or any of its Affiliates has any entitlement to receive milestones, royalties or other payments pursuant to a Partner Agreement or any Disposition Agreement; and
(b)   in respect of the R&D Tax Claim,
the period beginning on the Effective Date and ending upon the fifteenth (15th) anniversary of the Effective Date.
“Disposition” means one or more sale, licence, assignment, transfer or other disposition by Parent or any of its Affiliates of any interest in any Merck IP to a third party during the CVR Term.
“Disposition Agreement” means a definitive binding contract providing for a Disposition.
“Encumbrance” means any mortgage, lien, pledge, charge, security interest, right of first refusal, option or other encumbrance of any kind in respect of such property or asset.
“Existing Tax Assets” means any net operating loss carryforwards and other Tax attributes of the Company and its Subsidiaries, in each case as of the Effective Date.
“Gross Proceeds” means, without duplication, 100% of all cash and equity consideration that is received by Parent or any of its Affiliates during the CVR Term with respect to any upfront, milestone, royalty and other payments received under a Partner Agreement and/ or any Disposition Agreement plus the balance of the Maintenance Fund remaining at the expiry of the final CVR Payment Period; provided, that Gross Proceeds shall not include any amounts that are Incidental Benefits. The value of any equity securities constituting Gross Proceeds shall be determined as follows: (x) if a value is ascribed to any such securities in connection with such Disposition, such value so ascribed, (y) if no value was ascribed, then the value of securities that have an established public market shall be equal to the volume weighted average of their closing market prices for the five (5) trading days ending the day prior to the date of payment to or receipt by Parent or any of its Affiliates and (z) if no value was ascribed, then the value of securities that have no established public market shall be the fair market value of such securities, as reasonably determined by the Board of Directors of Parent, as of the date of receipt; provided further, that Parent may elect, upon prompt notice to the Company after receipt of consideration, to have any securities or other non-cash property be deemed as

Gross Proceeds only upon the receipt by Parent or any of its Affiliates of cash in respect of the sale or other liquidation of such securities or other non-cash property.
“Holder” means, at the relevant time, a Person in whose name one or more CVRs are registered in the CVR Register.
“Holder Representative” means [•].
“Incidental Benefits” means, other than to the extent already included as a Permitted Deduction, any amounts paid to, received or realized by Parent or any of its Affiliates that are:
(a)   Tax attributes, Tax refunds, Tax credits, Tax deductions or other Tax benefits (including net operating losses, basis increases, amortization or depreciation deductions, or reductions in Tax liability); provided, that, for the avoidance of doubt, this shall not prevent Existing Tax Assets from reducing Taxes as and to the extent described in clause (a) of the definition of Permitted Deductions; and
(b)   reimbursements or payments for research, development, clinical, regulatory, manufacturing, goods, commercialization, patent or other costs or services.
“Law” means any federal, state, national, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any governmental authority (including under the authority of Nasdaq or the Financial Industry Regulatory Authority).
“Loss” has the meaning set forth in Section 3.2(g).
“Maintenance Fund” has the meaning set forth in the definition of Permitted Deductions.
“Membership Interest Purchase Agreement” means the Membership Interest Purchase Agreement, dated as of July 8, 2025, by and among Parent, Recursion Pharmaceuticals, Inc. and other parties thereto.
“Merck” means Merck Sharp & Dohme Corp.
“Merck Research and Collaboration Agreement” means the Research Collaboration and License Agreement between Merck and Bionomics dated 23 June 2014, as amended on 2 October 2015, 23 June 2016, 23 December 2016, 26 April 2017 and 14 March 2025.
“Merck IP” means any of the (i) proprietary information and materials; (ii) patents and patent applications; (iii) marketing authorisations and (iv) any other intellectual property or know-how licensed to Merck pursuant to the Merck Research and Collaboration Agreement.
“Net Proceeds” means, for any CVR Payment Period, Gross Proceeds minus Permitted Deductions, all as calculated, to the extent not inconsistent with the terms of this Agreement, in a manner consistent with Parent’s accounting practices and the most recent annual audited financial statements filed with the Securities and Exchange Commission, except as otherwise set forth herein. For clarity, to the extent Permitted Deductions exceed Gross Proceeds for any CVR Payment Period, any excess Permitted Deductions shall be applied against Gross Proceeds in subsequent CVR Payment Periods.
“Notice” has the meaning set forth in Section 6.1.
“Officer’s Certificate” means a certificate signed by the chief executive officer and the chief financial officer of Parent, in their respective official capacities.
“Participants Agreement” means the Participants Agreement between Cancer Therapeutics CRC Pty Ltd, Bionomics Ltd, Cancer Research Technology Ltd, Commonwealth Scientific and Industrial Organisation, Griffith University, Millipore Australia Pty Limited, Monash University, Peter MacCallum Cancer Institute (trading as the Peter MacCallum Cancer Centre), St Vincent’s Institute of Medical Research, The Cancer Council Victoria and The Walter and Eliza Hall Institute of Medical Research dated 1 July 2007 as amended on 1 September 2007.

“Partner Agreement” means each of the Participants Agreement, the CRC Commercialisation License Agreements and the Merck Research and Collaboration Agreement.
“Permitted Deductions” means the sum of:
(a)   any applicable Tax (including any applicable value added or sales taxes and any related interest, penalties, additions to Tax or similar charges other than any interest or penalties due to the default of Parent or its Affiliates) imposed on Gross Proceeds or otherwise payable by Parent or any of its Affiliates in respect of Gross Proceeds and, without duplication, any income or other Taxes payable by Parent or any of its Affiliates that would not have been incurred by Parent or any of its Affiliates but for the Gross Proceeds, including any Taxes arising from the distribution of cash or property to Parent or its Affiliates to perform the obligations pursuant to this Agreement; provided, that, for the avoidance of doubt, income or similar Taxes payable by Parent or any of its Affiliates shall take into account the use of Existing Tax Assets to the extent more likely than not available (as reasonably determined by Parent) to reduce income or similar Taxes in respect of Gross Proceeds, but shall not take into account any other net operating loss carryforwards or other Tax attributes of Parent and its Affiliates (including the Company and its Subsidiaries), and the Existing Tax Assets shall be deemed to apply, to the extent more likely than not available (as reasonably determined by Parent) to reduce income or similar Taxes in respect of Gross Proceeds, after the Existing Tax Assets are first applied to any other income or gain of the Company and its subsidiaries;
(b)   any documented costs and expenses reasonably and properly incurred by Parent or any of its Affiliates in respect of (i) its performance of this Agreement following the Effective Date, or (ii) its performance of any Partner Agreement or Disposition Agreement (in each case, to the extent such expenses are not specifically included in the determination of the Closing Net Cash in accordance with the Merger Agreement), including any contractual expenses or any documented out-of-pocket costs in respect of head licenses for sublicensed technology, the development or prosecution, maintenance or enforcement by Parent or any of its Affiliates of intellectual property rights arising under any Partner Agreement, or the performance of any services or the supply of any goods under any Partner Agreement or Disposition Agreement, but excluding any costs related to a breach of this Agreement by Parent;
(c)   any reasonable and documented costs and expenses incurred by Parent or any of its Affiliates in connection with the negotiation, entry into and closing of any Disposition Agreement and any related business development related efforts with respect to the Merck IP during the CVR Term, including the cost of all Parent and its Affiliates’ personnel charged by reference to their full time employment rate;
(d)   any Losses incurred by Parent or any of its Affiliates arising out of any third-party claims, demands, actions, or other proceedings relating to or in connection with any Partner Agreement or Disposition Agreement including indemnification payments actually made by, and any litigation costs incurred by, Parent or any of its Affiliates pursuant to any Partner Agreement or Disposition Agreement;
(e)   any amounts payable to the Rights Agent in connection with the distribution of any CVR Payment; and
(f)   such amount as is required to ensure that Parent retains on its balance sheet throughout the CVR Term, a maintenance fund of $100,000 in connection with the covenants given by Parent in Section 4.3 (the “Maintenance Fund”), with such amount to be notified by Parent to the Holder Representative in writing at least five (5) Business Days prior to any CVR Payment being made.
“Permitted Transfer” means a transfer of CVRs (i) upon death of a Holder by will or intestacy, (ii) pursuant to a court order, (iii) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity, (iv) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, or (v) as provided in Section 2.5.
“Person” means any individual, corporation, partnership, joint venture, estate, trust, company, limited liability company, firm, society or other enterprise, association, organization, or any other entity not specifically listed herein, including any governmental authority.

“Pfizer License Agreement” means the agreement pursuant to which CRC grants to Pfizer a license in relation to certain intellectual property rights covering KAT6.
“Pro Rata Share” means, with respect to any Holder, the quotient obtained by dividing (i) the aggregate number of CVRs held by such Holder by (ii) the aggregate number of outstanding CVRs held by all Holders, in each case, as reflected in the CVR Register.
“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent shall have been appointed pursuant to Article 3 of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.
“R&D Tax Credit Payment” means 100% of any cash payment received by Bionomics from the applicable tax authority in relation to the R&D Tax Claim minus any (i) reasonable and documented expenses incurred by Parent or any of its Affiliates during the CVR Term in connection with the preparation and submission of the R&D Tax Claim and any related correspondence with the applicable tax authority and (ii) any deduction arising in respect of limb (a) of Permitted Deductions.
“R&D Tax Claim” means the R&D tax incentive application lodged or to be lodged with the Australian Department of Industry, Innovation and Science by Bionomics in respect of research activities undertaken by Bionomics during the financial year ending 30 June 2026 and, to the extent lodged following the date of this Agreement, in a form approved by Parent, acting reasonably.
“Securities Act” means the Securities Act of 1933, as amended.
“Payment Statement” means, for a given CVR Payment Period during the CVR Term, a written statement of Parent, signed on behalf of Parent, setting forth in reasonable detail the calculation of the applicable CVR Payment for such CVR Payment Period.
An entity shall be deemed to be a “Subsidiary” of a Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such entity.
ARTICLE 2
CONTINGENT VALUE RIGHTS
2.1   Holders of CVRs; Appointment of Rights Agent.
(a)   The CVRs represent the contractual rights of Holders to receive the aggregate CVR Payments from Parent pursuant to this Agreement. The initial Holders shall be the holders of Company Common Stock as of the close of business on the last Business Day prior to the day on which the Effective Time occurs (the “Record Date”). One CVR will be issued with respect to each share of Company Common Stock that is outstanding as of the close of business on the Record Date.
(b)   Parent hereby appoints the Rights Agent to act as rights agent for Parent in accordance with the express terms and conditions set forth in this Agreement, and the Rights Agent hereby accepts such appointment.
2.2   No Certificate; Registration; Registration of Transfer; Change of Address.
(a)   Holders’ rights and obligations in respect of the CVRs derive solely from this Agreement. The CVRs will not be evidenced by a certificate or other instrument.
(b)   The Rights Agent will create and maintain a register (the “CVR Register”) for the purposes of (i) identifying the Holders of CVRs, (ii) determining the Holders’ entitlement to CVRs and (iii) registering the CVRs and Permitted Transfers thereof. The CVR Register will be created, and CVRs will be distributed, pursuant to the written instructions to the Rights Agent from Parent that are consistent with the terms set out in this Agreement. Except for the obligations to the Rights Agent and the Holder Representative set forth herein, neither Parent nor its Subsidiaries will have any responsibility or liability whatsoever to any Person other than the Holders.
(c)   Subject to the restrictions on transferability set forth in Section 2.6, every request made to transfer CVRs must be in writing and accompanied by a written instrument of transfer reasonably acceptable to the Rights Agent, together with other requested documentation in a form reasonably satisfactory to the Rights Agent, duly executed and properly completed, as applicable, by the Holder or Holders thereof, or by the duly appointed legal representative, personal representative or survivor of such Holder or Holders, setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent will, subject to its reasonable determination in accordance with its own internal procedures, that the transfer instrument is in proper form and otherwise complies on its face with the other terms and conditions of this Agreement (including the provisions in Section 2.6), register the transfer of the applicable CVRs in the CVR Register. All transferred CVRs registered in the CVR Register will be the valid obligations of Parent, evidencing the same right, and entitling the transferee to the same benefits and rights under this Agreement, as those held by the transferor. Parent and the Rights Agent may each require payment by the applicable Holder of a sum sufficient to cover any stamp or other Tax or governmental charge that is imposed in connection with any such registration of transfer (or evidence from the applicable Holder that such Taxes and charges are not applicable). No transfer of CVRs shall be valid until registered in the CVR Register and unless such transfer would not violate the Securities Act. Any putative transfer not duly registered in the CVR Register or in violation of the Securities Act shall be void.
(d)   A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. Such written request must be duly executed by such Holder. Upon receipt of such written notice, the Rights Agent shall promptly record the change of address in the CVR Register. The Holder Representative or the Acting Holders may, without duplication, make a written request to the Rights Agent for a list containing the names, addresses and number of CVRs of the Holders that are registered in the CVR Register. Upon receipt of such written request from the Acting Holders, the Rights Agent shall promptly deliver a copy of such list to the Holder Representative or the Acting Holders, as appropriate.
2.3   Payment Procedures.
(a)   No later than forty-five (45) days following the end of each CVR Payment Period during the CVR Term, Parent shall deliver to the Rights Agent a Payment Statement for such CVR Payment Period. Concurrent with the delivery of each Payment Statement, on the terms and conditions of this Agreement, Parent shall pay the Rights Agent in U.S. dollars an amount equal to the CVR Payment for the applicable CVR Payment Period; provided, however, that in the event that the aggregate CVR Payment on any Payment Statement is less than $250,000, no CVR Payment shall be due and instead such CVR Payment shall be added to subsequent CVR Payments until: (i) the aggregate CVR Payments shall be at least $250,000 or (ii) the final CVR Payment Period. Parent will cause an amount equal to such CVR Payment to be transferred by wire transfer of immediately available funds to an account designated in writing by the Rights Agent (for further distribution to the Holders in accordance with the terms hereof) not less than ten (10) Business Days prior to the date of the applicable payment.
(b)   Upon receipt of the wire transfer referred to in Section 2.3(a), the Rights Agent will promptly (and in any event within 10 Business Days) pay, by check mailed, first-class postage prepaid, to the address of each Holder set forth in the CVR Register at such time or by other method of delivery as specified by the applicable Holder in writing to the Rights Agent, an amount in cash equal to such Holder’s Pro Rata Share of the applicable CVR Payment.
(c)   With respect to any Net Proceeds that are paid to Parent or its Affiliates, Parent shall have no further liability in respect of the respective CVR Payment upon delivery of the relevant funds to the Rights Agent in accordance with Section 2.3(a).
(d)   Parent and the Rights Agent will be entitled to deduct and withhold, or cause to be deducted and withheld, from any amounts required to be paid or distributed under this Agreement (including any CVR Payment payable pursuant to this Agreement), such amounts as Parent and the Rights Agent reasonably determine they are required to deduct and withhold with respect to the making of such payment or distribution (including in respect of the distribution of CVRs) under any provision of applicable Law relating to Taxes. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts will be treated for all purposes of this Agreement as having been paid or distributed to the Holder in respect of which such deduction and withholding were made. The Rights Agent will solicit from each Holder a properly completed IRS Form W-9 or the appropriate version of IRS Form W-8, as applicable, at or prior to any distribution or other payment to such Holder under this Agreement.
(e)   Any portion of a CVR Payment that remains undistributed to the Holders on the date that is twelve months after the Rights Agent’s receipt of the applicable Payment Statement (including by means of uncashed checks or invalid addresses on the CVR Register) will be delivered by the Rights Agent to Parent or a Person nominated in writing by Parent (with written notice thereof from Parent to the Rights Agent), and any Holder will thereafter look only to Parent for payment of such CVR Payment (which shall be without interest).
(f)   If any CVR Payment (or portion thereof) remains unclaimed by a Holder on the date that is six years after the Rights Agent’s receipt of the applicable Payment Statement or the CVR Payment (or immediately prior to such earlier date on which such CVR Payment would otherwise escheat to or become the property of any governmental authority), then: (i) such CVR Payment (or portion thereof) will, to the extent permitted by applicable Law, become the property of Parent and will be transferred to Parent or a Person nominated in writing by Parent (with written notice thereof from Parent to the Rights Agent), free and clear of all claims or interest of any Person previously entitled thereto, and no consideration or compensation shall be payable therefor, (ii) the CVRs to which such payment relates shall be deemed abandoned in accordance with Section 2.5 and shall no longer be deemed outstanding for any purpose (including for purposes of calculating each Holder’s Pro Rata Share) and (iii) the amount equal to the amount of the unclaimed CVR Payment will be applied as a reduction to Permitted Deductions. Neither Parent nor the Rights Agent will be liable to any Person in respect of a CVR Payment delivered to a public official pursuant to any applicable abandoned property, escheat or similar legal requirement under applicable Law. In addition to and not in limitation of any other indemnity obligation herein, Parent agrees to indemnify and hold harmless the Rights Agent with respect to any liability, penalty, cost or expense the Rights Agent may incur or be subject to in connection with transferring such property to Parent or a public official. Prior to any CVR Payment (or portion thereof) becoming the property of Parent pursuant to this Section 2.3(f), Parent shall take commercially reasonable steps to locate any Holder to whom such payment is owed, including by sending written notice(s) to the last known address of such Holder.
2.4   No Voting, Dividends or Interest; No Equity or Ownership Interest.
(a)   CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable in respect of CVRs.
(b)   CVRs will not represent any equity, loan capital or ownership interest in Parent or any of its Affiliates. The sole right of the Holders to receive property hereunder is the right to receive CVR Payments, if any, in accordance with the terms hereof.
(c)   Neither Parent nor its Affiliates owe, by virtue of their obligations under this Agreement, a fiduciary duty or any implied duties to the Holders and the parties hereto intend solely the express provisions of this Agreement to govern their contractual relationship with respect to the CVRs, nor does Parent or its Affiliates guarantee that Holders will receive any payments under this Agreement or in connection with the CVRs. This Section 2.4(c) is an essential and material term of this Agreement.
2.5   Ability to Abandon CVR.   A Holder may at any time, at such Holder’s option or upon the failure to claim payment under Section 2.3(f), abandon all of such Holder’s remaining rights represented by CVRs by transferring such CVR to Parent or a Person nominated in writing by Parent (with written notice thereof from Parent to the Rights Agent) without consideration in compensation therefor, and such rights will be cancelled, with the Rights Agent being promptly notified in writing by Parent of such transfer and cancellation. No such notice to the Rights Agent shall be required in the case of abandonment due to the failure to claim payment under Section 2.3(f). Nothing in this Agreement is intended to prohibit Parent or its Affiliates from offering to acquire or acquiring CVRs, in private transactions or otherwise, for consideration in its sole discretion.
2.6   Non-transferable.   The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer.

The CVRs will not be listed on any quotation system or traded on any securities exchange. Any purported transfer of a CVR other than through a Permitted Transfer shall be null and void ab initio.
2.7   Tax Matters.   Except to the extent any portion of a CVR Payment is required to be treated as interest pursuant to applicable Law, Parent, its Affiliates (including the Company and its Subsidiaries) and the Holder Representative intend that, for all U.S. federal and applicable state and local income tax purposes, (i) the CVRs received in respect of Company Common Stock will be treated as additional consideration paid with respect to such Company Common Stock in the Merger, (ii) any CVR Payments received in respect of such CVRs are treated as payments with respect to the applicable CVRs, and (iii) any CVR Payment paid in respect of any Company Equity Award will be treated as compensation in the year in which the CVR Payment is made (and not upon the receipt of such CVR). Parent and its Affiliates (including the Company and its Subsidiaries) shall (and shall instruct the Rights Agent to) report to the extent required by applicable Law for all Tax purposes in a manner consistent with the foregoing, and none of the parties will take any position to the contrary on any U.S. federal, state and local Tax returns or for other U.S. federal and applicable state and local income tax purposes, unless otherwise required by changes in applicable Law or a “determination” within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state or local Law).
ARTICLE 3
THE RIGHTS AGENT
3.1   Certain Duties and Responsibilities.
(a)   The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent such liability arises as a result of the willful misconduct, bad faith, fraud or gross negligence of the Rights Agent (in each case as determined by a final non-appealable judgment of court of competent jurisdiction). Anything to the contrary notwithstanding, in no event will the Rights Agent be liable for special, punitive, indirect, incidental or consequential loss or damages of any kind whatsoever (including, without limitation, lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damages, and regardless of the form of action.
(b)   The Rights Agent will not have any duty or responsibility in the case of the receipt of any written demand from any Holder with respect to any action or default by any Person or entity, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon Parent. Without prejudice to the rights of the Holder Representative and Acting Holders pursuant to this Agreement, all rights of action under this Agreement may be enforced (but shall not be required to be enforced) by the Rights Agent, any claim, action, suit, audit, investigation or proceeding instituted by the Rights Agent will be brought in its name as the Rights Agent and any recovery in connection therewith will be for the proportionate benefit of all the Holders, as their respective rights or interests may appear on the CVR Register.
3.2   Certain Rights of Rights Agent.
(a)   The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent.
(b)   The Rights Agent may rely and will be protected by Parent in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in the absence of bad faith to be genuine and to have been signed or presented by or on behalf of Parent.
(c)   Whenever the Rights Agent deems it desirable that a matter be proved or established prior to taking or omitting any action hereunder, the Rights Agent may (i) rely upon an Officer’s Certificate and (ii), in the absence of bad faith, gross negligence, fraud or willful misconduct on its part, incur no liability and be held harmless by Parent for or in respect of any action taken or omitted to be taken by it under the provisions of this Agreement in reliance upon such Officer’s Certificate.
(d)   The Rights Agent may engage and consult with counsel of its selection, and the written advice or opinion of such counsel will, in the absence of bad faith, gross negligence, fraud or willful misconduct on the part of the Rights Agent, be full and complete authorization and protection in respect of any action taken or not taken by the Rights Agent in reliance thereon.
(e)   Any permissive rights of the Rights Agent hereunder will not be construed as a duty.
(f)   The Rights Agent will not be required to give any note or surety in respect of the execution of its powers or otherwise under this Agreement.
(g)   Parent agrees to indemnify the Rights Agent for, and to hold the Rights Agent harmless from and against, any loss, liability, damage, judgment, fine, penalty, cost, indebtedness, obligation, claim, deficiency, guaranty, endorsement or expense (each, a “Loss”) suffered or incurred by the Rights Agent and arising out of or in connection with the Rights Agent’s performance of its obligations under this Agreement, including the reasonable and documented costs and expenses of defending the Rights Agent against any claims, charges, demands, actions or suits arising out of or in connection with the execution, acceptance, administration, exercise and performance of its duties under this Agreement, including the costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly, or enforcing its rights hereunder, except to the extent such Loss has been determined by a final non-appealable decision of a court of competent jurisdiction to have resulted from the Rights Agent’s gross negligence, bad faith, fraud or willful misconduct; provided that this Section 3.2(g) shall not apply to (i) income, receipt, franchise or similar Taxes, (ii) any Taxes imposed due to the Rights Agent’s connection with the jurisdiction imposing such Taxes (other than any connection caused solely by this Agreement or the Rights Agent performing, enforcing or receiving payments under this Agreement), or (iii) any Taxes imposed due to the failure of the Rights Agent to provide any form, document or certificate that would have reduced or eliminated the amount of withholding taxes (“Excluded Taxes”).
(h)   In addition to the indemnification provided under Section 3.2(g), Parent agrees (i) to pay the fees of the Rights Agent in connection with the Rights Agent’s performance of its obligations hereunder, as agreed upon in writing by the Rights Agent and Parent on or prior to the date of this Agreement, and (ii) to reimburse the Rights Agent for all reasonable and properly documented out-of-pocket expenses, including all stamp and transfer Taxes (excluding any Excluded Taxes) and governmental charges, incurred by the Rights Agent in the performance of its obligations under this Agreement, except that Parent will have no obligation to pay the fees of the Rights Agent or reimburse the Rights Agent in connection with any lawsuit initiated by the Rights Agent on behalf of itself or the Holders, except in the case of any suit enforcing the provisions of Section 2.3(a) or Section 3.2(g), if Parent is found by a court of competent jurisdiction to be liable to the Rights Agent or the Holders, as applicable in such suit.
(i)   No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it believes that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.
(j)   The Rights Agent will not be deemed to have knowledge of any event of which it was supposed to receive notice hereunder but has not received written notice of such event, and the Rights Agent will not incur any liability for failing to take action in connection therewith, in each case, unless and until it has received such notice in writing.
(k)   Subject to applicable Law, (i) the Rights Agent and any shareholder, affiliate, director, officer or employee of the Rights Agent may buy, sell or deal in any securities of Parent or become pecuniarily interested in any transaction in which Parent may be interested, or contract with or lend money to Parent or otherwise act as fully and freely as though it were not the Rights Agent under this Agreement, and (ii) nothing herein will preclude the Rights Agent from acting in any other capacity for Parent or for any other Person.
(l)   The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorney or agents and the Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorney or agents or for any loss to Parent resulting from any such act, default, neglect or misconduct, absent gross negligence, bad faith or willful misconduct (each as determined by a final non-appealable judgment of a court of competent jurisdiction) in the selection and continued employment thereof.

(m)   Parent shall perform, acknowledge and deliver or cause to be performed, acknowledged and delivered all such further and other acts, documents, instruments and assurances as may be reasonably required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.
(n)   The Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement (except its countersignature thereof) or be required to verify the same, and all such statements and recitals are and shall be deemed to have been made by Parent only.
(o)   The Rights Agent shall act hereunder solely as agent for Parent and shall not assume any obligations or relationship of agency or trust with any of the owners or holders of the CVRs. The Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holders with respect to any action or default by Parent, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon Parent.
(p)   The Rights Agent shall not be liable or responsible for any failure of Parent to comply with any of its obligations relating to any registration statement filed with the Securities and Exchange Commission or this Agreement, including without limitation obligations under applicable regulation or law.
(q)   The obligations of Parent under this Section 3.2 shall survive the expiration of the CVRs and the termination of this Agreement and the resignation, replacement or removal of the Rights Agent.
3.3   Resignation and Removal; Appointment of Successor.
(a)   The Rights Agent may resign at any time by written notice to Parent. Any such resignation notice shall specify the date on which such resignation will take effect (which shall be at least 30 days following the date that such resignation notice is delivered), and such resignation will be effective on the earlier of (x) the date so specified and (y) the appointment of a successor Rights Agent.
(b)   Parent will have the right to remove the Rights Agent at any time by written notice to the Rights Agent, specifying the date on which such removal will take effect. Such notice will be given at least 30 days prior to the date so specified (or, if earlier, the appointment of the successor Rights Agent).
(c)   If the Rights Agent resigns, is removed or becomes incapable of acting, Parent will promptly appoint a qualified successor Rights Agent. Notwithstanding the foregoing, if Parent fails to make such appointment within a period of 30 days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the incumbent Rights Agent may apply to any court of competent jurisdiction for the appointment of a new Rights Agent at the cost of Parent, which cost shall be deducted from the Gross Proceeds. The successor Rights Agent so appointed will, upon its acceptance of such appointment in accordance with this Section 3.3(c) and Section 3.4, become the Rights Agent for all purposes hereunder.
(d)   Parent will give notice to the Holders of each resignation or removal of the Rights Agent and each appointment of a successor Rights Agent in accordance with Section 6.2. Each notice will include the name and address of the successor Rights Agent. If Parent fails to send such notice within ten Business Days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent will cause the notice to be mailed at the expense of Parent.
(e)   Notwithstanding anything to the contrary in this Section 3.3, unless consented to in writing by the Acting Holders, Parent will not appoint as a successor Rights Agent any Person that is not a stock transfer agent of national reputation or the corporate trust department of a commercial bank.
(f)   The Rights Agent will reasonably cooperate with Parent and any successor Rights Agent in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including the transfer of all relevant data, including the CVR Register, to the successor Rights Agent; but such predecessor Rights Agent shall not be required to make any additional expenditure or assume any additional liability in connection with the foregoing.

3.4   Acceptance of Appointment by Successor.   Every successor Rights Agent appointed hereunder will, at or prior to such appointment, execute, acknowledge and deliver to Parent and to the resigning or removed Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the Rights Agent; provided, that upon the request of Parent or the successor Rights Agent, such resigning or removed Rights Agent will execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of such resigning or removed Rights Agent.
ARTICLE 4
COVENANTS
4.1   List of Holders.   Parent will furnish or cause to be furnished to the Rights Agent, in such form as Parent receives from its transfer agent (or other agent performing similar services for Parent), the names and addresses of the Holders within 21 calendar days following the Effective Date.
4.2   Audit Rights.   Until the Termination Date and for a period of one year thereafter, Parent shall keep, and shall require its Affiliates to keep, complete and accurate books and records that may be necessary for the purpose of calculating the CVR Payments payable under this Agreement. The Holder Representative shall have the right to appoint an independent accounting firm to perform, on behalf of all Holders, an inspection of such books and records for the sole purpose of determining the CVR Payments payable hereunder, subject to the prior execution and delivery of a reasonable confidentiality agreement by such accounting firm. Upon at least ten Business Days’ prior written notice from the Holder Representative, such audit shall be conducted during regular business hours in such a manner as to not unnecessarily interfere with Parent’s normal business activities. Such audit shall not be performed more frequently than once per calendar year. If the audit reveals an overpayment, Parent shall be entitled to withhold such amount from future payments of CVR Payments. If the audit reveals an underpayment, Parent shall promptly (and in any event within 30 days) remit such amount to the Rights Agent for distribution to the Holders. Parent shall pay the audit costs if the audit reveals an underpayment; otherwise, the cost of such audit shall be a Permitted Deduction.
4.3   Covenants of Parent.
(a)   Maintenance of Partner Agreements.   Subject to Section 4.3(b), Parent shall, and shall procure that its Affiliates shall, maintain in good standing throughout the shorter of (i) the CVR Term and (ii) the term of the applicable Partner Agreement, all licenses, permits, registrations, and intellectual property rights relating to such Partner Agreement. Parent shall, and shall cause each of its Affiliates to, maintain and use commercially reasonable efforts to enforce Parent’s and such Affiliate’s rights under, and comply with all of Parent’s or such Affiliate’s contractual obligations under, such Partner Agreement, save that Parent shall not be required to take any enforcement action to the extent that the Parent board of directors determines in good faith, that such enforcement action may reasonably be considered to constitute a breach of the fiduciary duties of the Parent board of directors. Any costs incurred by Parent or such Affiliate pursuant to this Section 4.3(a) will constitute Permitted Deductions.
(b)   Maintenance for the purposes of a Disposition Agreement.   Following any termination or expiration of the Merck Research and Collaboration Agreement, Parent shall and shall procure that its Affiliates shall, use commercially reasonable efforts to maintain in good standing for the longer of (i) 9 months after the date of such termination or expiration of the Merck Research and Collaboration Agreement (such 9 month period the “Merck Disposition Period”) and (ii) six (6) months after the date on which a negotiation in respect of a potential Disposition Agreement that commenced during the Merck Disposition Period began, all licenses, permits, registrations and intellectual property rights relating to the Merck IP.
(c)   Enforcement of terms of Merck Research and Collaboration Agreement.   Following termination of the Merck Research and Collaboration Agreement, Parent shall use commercially reasonable efforts to enforce its rights under the Merck Research and Collaboration Agreement relating to consequences of termination, save that Parent shall not be required to take any enforcement action to the extent that the Parent board of directors determines in good faith, that such enforcement action may reasonably be considered to constitute a breach of the fiduciary duties of the Parent board of directors.

(d)   No Negative Acts.   Parent shall not, and shall procure that its Affiliates shall not, take any action (or deliberately omit to take any action) with the specific intention of minimizing, reducing or delaying CVR Payments to Holders; and
(e)   Reporting and Information Rights.   To the extent reasonably requested by the Holder Representative, and subject to the terms of the applicable Partner Agreement, Parent and each of its Affiliates shall exercise its rights under a Partner Agreement in order to obtain any notices, records, files, documents, reports, correspondence, studies, or other information to which it is entitled under the terms of a Partner Agreement and will share such information with the Holder Representative, subject to the receipt of appropriate confidentiality undertakings from the Holder Representative.
(f)   Cooperation with Holder-Proposed Disposition.   Where the Holder Representative or any Holder or Holders holding more than 5% of the CVRs outstanding at such time has identified a bona fide potential counterparty in respect of a proposed Disposition during the Merck Disposition Period and has notified Parent during the Merck Disposition Period thereof in writing, setting out in reasonable detail the identity of the proposed counterparty and the proposed principal commercial terms of the Disposition, Parent shall use good faith efforts to facilitate the negotiations and the execution of a commercially reasonable Disposition Agreement for up to six (6) months after such notification has been provided to Parent, which efforts shall include:
(i)   making available to the proposed counterparty, subject to the prior execution and delivery by such counterparty of a customary non-disclosure agreement in favour of Parent on terms satisfactory to Parent (acting reasonably) and any ongoing obligations of confidentiality owed by Parent or any of its Affiliates to Merck, such information relating to the Merck IP as is reasonably necessary for the proposed counterparty to conduct an evaluation of the proposed Disposition;
(ii)   making suitably qualified and experienced internal personnel reasonably available to engage with the proposed counterparty in connection with negotiation of the Disposition Agreement and requiring such personnel to engage in good faith negotiation and Disposition Agreement drafting activities;
(iii)   responding in good faith and within a reasonable time to any written questions or requests for information from the Holder Representative, the relevant Holder(s) or the proposed counterparty in connection with the proposed Disposition, to the extent Parent is reasonably able to do so; and
(iv)   entering into a commercially reasonable Disposition Agreement reached with the proposed counterparty provided that Parent shall not be required to provide any representations and warranties in respect of the Merck IP, other than the absence of Encumbrances having been created with the agreement of Parent or its Affiliates following the Effective Date,
Provided that, for the avoidance of doubt (i) any reasonable and documented costs and expenses, including any costs of Parent and its Affiliates’ personnel, incurred by Parent or any of its Affiliates in connection with its performance of this Section 4.3(f) shall constitute Permitted Deductions pursuant to clause (c) of the definition of Permitted Deductions and (ii) to the extent more than one proposal for a Disposition is received before any Disposition Agreement is executed during the Merck Disposition Period or the six (6) month negotiation period referred to above, Parent will be entitled determine which Disposition to proceed with based on its reasonable assessment of which Disposition is likely to be more beneficial for Holders as a whole.
4.4   From and after the Effective Time, except as the Holder Representative shall otherwise consent in writing (in the Holder’s Representative’s sole discretion), Parent shall not, and shall cause each of its Affiliates not to, during the CVR Term:
(a)   terminate any Partner Agreement;
(b)   amend or modify, unless any such amendment or modification does not materially adversely affect the interests of the Holders, any Partner Agreement;
(c)   subject always to the fiduciary duties of the Parent board of directors, commence a voluntary case under any foreign, federal or state bankruptcy, insolvency or other similar Law now or hereafter in effect with respect to Parent, Merger Sub or Bionomics;

(d)   subject always to the fiduciary duties of the Parent board of directors, consent to the entry of an order for relief in an involuntary bankruptcy or similar case, or to the conversion of an involuntary case to a voluntary case, under any such Law with respect to Parent, Merger Sub or Bionomics; or
(e)   subject always to the fiduciary duties of the Parent board of directors, consent to the appointment of, or the taking of possession by, a receiver, trustee or other custodian for all or a substantial part of the properties of Parent, Merger Sub or Bionomics.
4.5   No Conflict.   Parent will not, and will cause each of its Affiliates not to, enter into any agreement with any Person that is, or otherwise take any actions or inactions, in conflict with this Agreement in any material respect or materially adversely affect the performance of its obligations under this Agreement.
ARTICLE 5
AMENDMENTS
5.1   Amendments Without Consent of Holders or Rights Agent.
(a)   Parent, at any time and from time to time, may enter into one or more amendments to this Agreement for any of the following purposes, without the consent of any of the Holders or the Rights Agent (subject to Section 5.3), provided, that if any such amendment(s) (individually or in the aggregate) impairs or adversely affects the rights of the Holders hereunder, such amendment shall also require the prior written consent of the Holders in accordance with Section 5.2:
(i)   to evidence the appointment of another Person as a successor Rights Agent and the assumption by any successor Rights Agent of the covenants and obligations of the Rights Agent herein in accordance with the provisions hereof;
(ii)   to evidence the succession of another Person to Parent and the assumption of any such successor of the covenants of Parent outlined herein in a transaction contemplated by Section 6.6;
(iii)   to add to the covenants of Parent such further covenants, restrictions, conditions or provisions for the protection and benefit of the Holders; provided, that in each case, such provisions shall not adversely affect the interests of the Holders;
(iv)   to cure any ambiguity, to correct or supplement any provision in this Agreement that may be defective or inconsistent with any other provision in this Agreement, or to make any other provisions with respect to matters or questions arising under this Agreement; provided, that in each case, such provisions shall not adversely affect the interests of the Holders;
(v)   as may be necessary to ensure that CVRs are not subject to registration under the Securities Act or the Securities Exchange Act of 1934, as amended, and the rules and regulations made thereunder, or any applicable state securities or “blue sky” laws;
(vi)   as may be necessary to ensure that Parent is not required to produce a prospectus or an admission document in relation to the CVRs in order to comply with applicable Law;
(vii)   to cancel CVRs (i) in the event that any Holder has abandoned its rights in accordance with Section 2.5 or (ii) following a transfer of such CVRs to Parent or its Affiliates in accordance with Section 2.2 and Section 2.6;
(viii)   as may be necessary to ensure that Parent complies with applicable Law; or (ix) to effect any other amendment to this Agreement that would provide any additional rights or benefits to the Holders or that does not adversely affect the interests or rights under this Agreement of any such Holder.
(b)   Promptly after the execution by Parent of any amendment pursuant to this Section 5.1, Parent will (or will cause the Rights Agent to) notify the Holders in general terms of the substance of such amendment in accordance with Section 6.2.

5.2   Amendments with Consent of Holders.
(a)   In addition to any amendments to this Agreement that may be made by Parent without the consent of any Holder or the Rights Agent pursuant to Section 5.1, with the consent of the Acting Holders, Parent and the Rights Agent may enter into one or more amendments to this Agreement for the purpose of adding, eliminating or amending any provisions of this Agreement, even if such addition, elimination or amendment is adverse to the interests of the Holders.
(b)   Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent will (or will cause the Rights Agent to) notify the Holders in general terms of the substance of such amendment in accordance with Section 6.2.
5.3   Effect of Amendments.   Upon the execution of any amendment under this Article 5, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby. Upon the delivery of a certificate from an appropriate officer of Parent which states that the proposed supplement or amendment is in compliance with the terms of this Article 5, the Rights Agent shall execute such supplement or amendment. Notwithstanding anything in this Agreement to the contrary, the Rights Agent shall not be required to execute any supplement or amendment to this Agreement that it has determined would adversely affect its own rights, duties, obligations or immunities under this Agreement. No supplement, amendment or other modification to this Agreement shall be effective unless duly executed by the Rights Agent.
ARTICLE 6
MISCELLANEOUS
6.1   Notices to Rights Agent and to Parent.   All notices, requests and other communications (each, a “Notice”) to any party hereunder shall be in writing and delivered personally, by FedEx or other internationally recognized overnight courier service or, except with respect to any Notice from any Holder, by email. Such Notice shall be deemed given (a) on the date of delivery, if delivered in person or by e-mail (upon confirmation of receipt) prior to Article 5:00 p.m. in the time zone of the receiving party or on the next Business Day, if delivered after 5:00 p.m. in the time zone of the receiving party or (b) on the first Business Day following the date of dispatch, if delivered by FedEx or by other internationally recognized overnight courier service (upon proof of delivery), addressed as follows:
if to the Rights Agent, to:
[•]
[•]
[•]
Attention: [•]
E-mail: [•]
if to Parent, to:
Bellhouse Building, Sanders Road, Oxford Science Park,
Oxford OX4 4GD, United Kingdom
Attention: [***]
E-mail: [***]
if to Holder Representative, to:
[•]
[•]
[•]
Attention: [•]
E-mail: [•]

or to such other address as such party may hereafter specify for the purpose by notice to the other parties hereto.
Parent shall deliver a copy of any and all notices, written instruments and any other information delivered to the Rights Agent hereunder to the Holder Representative concurrently with such delivery to the Rights Agent, addressed to the Holder Representative at the address set out above or as notified to Parent in writing from time to time.
6.2   Notice to Holders.   All Notices required to be given to the Holders will be given (unless otherwise herein expressly provided) in writing and mailed, first-class postage prepaid, to each Holder at such Holder’s address as set forth in the CVR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the sending of such Notice, if any, and will be deemed given on the date of mailing. In any case where notice to the Holders is given by mail, neither the failure to mail such Notice, nor any defect in any Notice so mailed, to any particular Holder will affect the sufficiency of such Notice with respect to other Holders.
6.3   Entire Agreement.   As between Parent and the Rights Agent, this Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement, notwithstanding the reference to any other agreement herein, and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter of this Agreement.
6.4   Successor Substituted.   Upon any consolidation of or merger by Parent with or into any other Person, or any conveyance, transfer or lease of substantially all of the properties and assets of Parent to any Person, the surviving Person or acquiring Person (as applicable) shall succeed to, and be substituted for, and may exercise every right and power of, and shall assume all of the obligations of Parent under this Agreement with the same effect as if such Person had been named as Parent herein.
6.5   Merger or Consolidation or Change of Name of Rights Agent.   Any Person into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or Person resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any Person succeeding to the stock transfer or other shareholder services business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided, that such Person would be eligible for appointment as a successor Rights Agent under the provisions of Section 3.3. The purchase of all or substantially all of the Rights Agent’s assets employed in the performance of transfer agent activities shall be deemed a merger or consolidation for purposes of this Section 6.5.
6.6   Successors and Assigns.   This Agreement will be binding upon, and will be enforceable by and inure solely to the benefit of, the Holders, Parent and the Rights Agent and their respective successors and assigns. Except for assignments to its Affiliates and as provided in Section 6.5, the Rights Agent may not assign this Agreement without Parent’s prior written consent. Subject to Section 5.1(a)(ii) and Section 6.4 hereof, Parent may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more of its Affiliates or to any Person with whom Parent is merged or consolidated, or any entity resulting from any merger or consolidation to which Parent shall be a party (each, an “Assignee”); provided, however, that in connection with any assignment to an Assignee, Parent shall agree to remain liable for the performance by Parent of its obligations hereunder (to the extent Parent exists following such assignment). Parent or an Assignee may not otherwise assign this Agreement without the prior consent of the Acting Holders (such consent not to be unreasonably withheld, conditioned or delayed). Any attempted assignment of this Agreement in violation of this Section 6.6 will be void ab initio and of no effect.
6.7   Benefits of Agreement; Action by Acting Holders.   Nothing in this Agreement, express or implied, will give to any Person (other than Parent, the Rights Agent, the Holder Representative, the Holders and their respective permitted successors and assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of Parent, the Rights Agent, the Holders and their permitted successors and assigns. The Holders are intended third-party beneficiaries under this Agreement, but will have no rights hereunder except as are expressly set forth herein. Except for the rights of the Rights Agent set forth herein, the Acting Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding at law or in equity with respect to the performance of this Agreement by Parent, and no individual Holder or other group of Holders will be entitled to exercise such rights.
6.8   Governing Law.   This Agreement and the CVRs will be governed by, and construed in accordance with, the Laws of the State of Delaware (without giving effect to any rule or principle that would result in application of the law of any other jurisdiction) and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.
6.9   Specific Enforcement; Jurisdiction.   Parent and Holder Representative acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that Parent and Holder Representative shall be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement, without proof of damages or otherwise (and each party hereto hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at Law or in equity. Parent and Holder Representative further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. Parent and Holder Representative acknowledge and agree that the right of specific enforcement is an integral part of this Agreement and without such right, none of the parties hereto would have entered into this Agreement.
6.10   Jurisdiction.   In any action or proceeding between any of the parties hereto arising out of or relating to this Agreement or any of the transactions contemplated hereby, each of the parties hereto: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware, or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the District of Delaware (and appellate courts thereof); (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 6.10; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party; and (e) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 6.1 or Section 6.2 of this Agreement.
6.11   Waiver of Jury Trial.   Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implication of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this Section 6.11.
6.12   Severability Clause.   In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, is for any reason determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, will not be impaired or otherwise affected and will continue to be valid and enforceable to the fullest extent permitted by applicable Law. Upon such a determination, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible; provided, however, that if an excluded provision shall affect the rights, immunities, liabilities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately upon written notice to Parent.
6.13   Counterparts; Effectiveness.   This Agreement may be signed in any number of counterparts, each of which will be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original. This Agreement will become effective when each party hereto will have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement will have no effect and no party will have any right or obligation hereunder (whether by virtue of any oral or written agreement or any other communication).
6.14   Termination.   This Agreement will automatically terminate and be of no further force or effect and, except as provided in Sections 3.2 and 6.15, the parties hereto will have no further liability hereunder, and the CVRs will expire without any consideration or compensation therefor upon the earliest to occur of: (a) the expiration of the CVR Term, (b) the expiration of all payment obligations to Parent under the Partner Agreements then in existence and any Disposition Agreement provided that if at the time of expiration of all payment obligations to Parent under the Partner Agreements, no Disposition Agreement has been entered into, this Agreement shall not terminate pursuant to this Section 6.14(b) until the earliest to occur of (i) the expiration of all payment obligations of a counterparty to a Disposition Agreement entered into during the period described in the subsequent part (ii) of this Section 6.14(b); or (ii) the date that is six (6) months after the expiry of the Merck Disposition Period, unless a Disposition Agreement is entered into during such time, or (c) the delivery of a written notice of termination duly executed by Parent and the Holder Representative.
(such date, the “Termination Date”).
The termination of this Agreement will not affect or limit the right of Holders to receive the CVR Payments under Section 2.3(a) to the extent earned prior to the termination of this Agreement, and the provisions applicable thereto will survive the expiration or termination of this Agreement.
6.15   R&D Tax Claim.   This Agreement shall not terminate pursuant to Section 6.14 while any R&D Tax Claim has been submitted by Bionomics and is still outstanding.
6.16   Force Majeure.   Notwithstanding anything to the contrary contained herein, none of the Rights Agent, Parent or any of its Subsidiaries (except as it relates to the obligations of Parent under Article 3) will be liable for any delays or failures in performance resulting from acts beyond its reasonable control including acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunctions of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war or civil unrest.
6.17   Construction.
(a)   As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”
(b)   The headings contained in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement and will not be referred to in connection with the construction or interpretation of this Agreement.
(c)   Any reference in this Agreement to a date or time shall be deemed to be such date or time in New York City, United States, unless otherwise specified. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any provision of this Agreement.
Signature Page Follows

In Witness Whereof, each of the parties has caused this Agreement to be executed as of the day and year first above written.
Scancell Holdings plc
By:

Name:
Title:
[•]
By:

Name:
Title:
Signature Page To Contingent Value Rights Agreement

Annex C
July 22nd, 2026
PRIVATE & CONFIDENTIAL
For the Board of Directors of
Neuphoria Therapeutics Inc. (NASDAQ:NEUP)
100 Summit Drive, Burlington, MA 01803 (United States)
We understand that Neuphoria Therapeutics Inc. (NASDAQ:NEUP), a Delaware corporation (“NEUP”), is entering into a Merger Agreement with Scancell Holdings plc (AIM:SCLP), a public limited company incorporated under the laws of England and Wales (“SCLP”), and Scout Merger Sub, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of SCLP (“Merger Sub”), to be dated on or about July 22nd, 2026 (the “Merger Agreement”), whereby Merger Sub will merge with and into NEUP, and NEUP will survive as a wholly-owned subsidiary of SCLP (the “Transaction”).
In connection with the Transaction, other than excluded shares, each share of NEUP common stock outstanding immediately prior to the Merger shall be converted into, and shall thereafter represent only, the right to receive (i) a number of SCLP shares equal to the exchange ratio as defined in the Merger Agreement (the “Share Exchange Consideration”) and (ii) one contingent value right, which in the aggregate, shall be a number of shares based on an exchange ratio that contemplates a valuation of SCLP of approximately One Hundred Ninety Four Million U.S. Dollars ($194,000,000).
The closing of the merger is conditioned upon the approval of the Board of Directors of NEUP and SCLP, the approval of the majority of the total outstanding shares of each of NEUP and SCLP, approval by the NASDAQ Stock Exchange of the listing of the Share Exchange Consideration, as well as other conditions typical in merger transactions like the Transaction.
The Board of Directors of NEUP has retained Newbridge Securities Corporation to render an opinion as to whether, on the date of such opinion, the Share Exchange Consideration to be received by NEUP’s common stockholders in the Transaction is fair, from a financial point of view, to NEUP’s common stockholders (the “Opinion”). This Opinion has been carried out in accordance with the signed engagement letter dated March 4th, 2026, between NEUP and Newbridge.
We have not been requested to opine on, and our Opinion does not in any manner address, the underlying business decision of NEUP to proceed with the Transaction. Our Opinion does not address the relative merits of the Transaction as compared to any alternative business strategy that might exist for NEUP.
Newbridge, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, going private transactions, related-party transactions, negotiated underwritings, secondary distributions of listed and unlisted securities, debt restructurings, private placements, and valuations for corporate and other purposes. We do not perform tax, accounting, or legal services, nor do we render such advice.
Newbridge will receive a fee and reimbursement of its expenses for such services. No portion of our fee is contingent upon consummation of the Transaction. In addition, NEUP has agreed to indemnify Newbridge for certain liabilities arising out of its engagement, including the rendering of this Opinion. Newbridge has not participated in, or provided advice with respect to, the pricing determination, structuring, or negotiation of the Transaction.
In the ordinary course of business, Newbridge, certain customer accounts held at Newbridge, and certain of our affiliates, as well as investment funds in which we or our affiliates may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in equity, debt, and other securities and financial instruments (including bank loans and other obligations) of, or investments in, NEUP.
In connection with the review and analysis performed to render our Opinion, among other things, we have undertaken the following:
•
considered our assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions, and business and securities valuations generally;

•
reviewed various drafts of the Merger Agreement;

•
reviewed NEUP’s publicly available last eight fiscal quarters of historical financial results (Q2-2024 − Q1-2026);

•
reviewed publicly available financial information of NEUP filed with the U.S. Securities and Exchange Commission, including its Form 10-Ks and 10-Qs, and certain reports on material events filed on Form 8-K between June 1st, 2024, through July 22nd, 2026;

•
conducted discussions with NEUP’s management team to better understand NEUP’s recent business history, and reviewed their corporate presentation and near-term financials;

•
reviewed SCLP’s publicly available financial information for last two years, including their annual and interim financial reports published on the London Stock Exchange website;

•
conducted discussions with SCLP’s management team to better understand their company’s business model, their recent business history, probability of regulatory approval, total addressable market, potential peak market share penetration, commercialization schedule and potential gross margins;

•
performed a Public Company Comparable analysis benchmarking SCLP against clinical-stage biotechnology companies listed on major U.S., Canadian, and European exchanges with an oncological Phase III lead asset sharing the same indication or modality, to derive equity values; and

•
conducted a risk-adjusted net present value (rNPV) analysis of SCLP’s R&D pipeline on a sum-of-the-parts basis, incorporating projected revenues, operating costs, and cash flows for each principal program, risk-adjusted for the estimated probability of clinical and regulatory success at each program’s stage and indication.

In forming our Opinion, we have had full access to, and full cooperation from, the management teams of both NEUP and SCLP to ask questions and receive answers. Our Opinion is solely and necessarily based on economic, financial and market conditions as they exist and can be evaluated as of the date hereof.
In connection with our review and analyses and in arriving at our Opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information provided to us or publicly available and have not attempted to verify independently any such information.
With respect to certain financial information, including financial analyses and projections relating to the business and prospects of NEUP and SCLP provided to us, we have assumed that the financial information has been reasonably prepared on a basis reflecting best currently available estimates and good faith judgments of the management teams of NEUP and SCLP as to the future financial performance of each company.
This Opinion is solely for the use of the Board of Directors of Neuphoria Therapeutics Inc. (NASDAQ:NEUP), and is not to be publicly disclosed, used, excerpted, reproduced or disseminated, quoted or referred to at any time, in any manner or for any purpose, without the prior written consent of Newbridge Securities Corporation, except that this Opinion may be reproduced in full in, and references to this Opinion and to Newbridge and its relationship with NEUP may be included in, filings made by NEUP with the U.S. Securities and Exchange Commission, as well as any proxy statement or similar disclosure document delivered to the securityholders of NEUP and/or SCLP.
We have tried to apply objective measures of value in rendering our Opinion. You understand, however, that such a valuation is necessarily based on some subjective interpretations of value. We understand that we are not obligated to review our Opinion due to events and fluctuating economic conditions occurring subsequent to the date of this Opinion.

C-2

Based upon and subject to the foregoing, it is our Opinion that, as of July 22nd, 2026, the Share Exchange Consideration to be received by NEUP’s common stockholders in the Transaction is fair, from a financial point of view, to NEUP’s common stockholders.
Sincerely,
Newbridge Securities Corporation
/s/ Chad D. Champion

Chad D. Champion
Senior Managing Director
Head of Equity Capital Markets & Investment Banking

C-3

Annex D
Proposed Amendments to Articles — Subject to Shareholder approval
The Companies Act 2006
PUBLIC LIMITED COMPANY

ARTICLES OF ASSOCIATION
of
SCANCELL HOLDINGS plc
Company Number: 6564638
Incorporated: 14 April 2008

As adopted by special resolution passed on             2026
These are the Articles of Association adopted by Special Resolution on             2026
Signed:

Director/Secretary

D-i

D-ii

D-iii

D-iv

D-v

THE COMPANIES ACT 2006

PUBLIC COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION
– of –
SCANCELL HOLDINGS plc
PRELIMINARY
1.
REGULATIONS NOT TO APPLY

No regulations set out in any schedule to, or contained in any order, regulation or other subordinate legislation made under, any statute concerning companies shall apply as regulations or articles of the Company.
2.
DEFINITIONS AND INTERPRETATION

2.1
Definitions

In these Articles, if not clearly inconsistent with the subject or context, the words in the first column of the following table have the meaning set against them in the second column:
“the Act”	the Companies Act 2006 as amended.
“address”	in relation to electronic communications means any number or address used for the purposes of such communications.
“these Articles”	these Articles of Association as originally framed, or as from time to time altered by Special Resolution or where permitted Ordinary Resolution.
“the Auditors”	the auditors of the Company in office at the relevant time.
“Beneficial Ownership Limitation”	means 9.99% of any class of voting securities of the Company registered under the Exchange Act, which percentage may be increased or decreased on a holder-by-holder basis by a holder of Non-Voting Ordinary Shares to such other percentage as such holder may designate in writing (with any increase to be effective upon at least sixty-one days’ notice) to the Company, provided, however, that: (i) any such increase shall not exceed 19.9% of any class of voting securities of the Company; and (ii) any such increase or decrease shall only be applicable to such holder in relation to such voting securities. For the purpose of calculating the Beneficial Ownership Limitation, a holder may rely on the number of outstanding shares of the subject class as stated in the most recent of the following: (a) the Company’s most recent periodic or annual filing; (b) a more recent public announcement by the Company that is publicly filed; or (c) a more recent notice by the Company or the Company’s registrar to the holder setting forth the number of shares then outstanding.
“the Board”	The board of Directors for the time being of the Company or the Directors present or deemed to be present at a duly convened quorate meeting of the Directors.

“cash memorandum account”	an account so designated by the operator of the relevant system.
“certified share”	a share which is not an uncertificated share and references to a share being held in a certificated form shall be construed accordingly.
“Company”	Scancell Holdings plc.
“Depositary”	the holder of a share for the time being held on behalf of another person on the terms of a depositary agreement or a depositary receipt or a similar document;
“dividend”	dividend and/or bonus.
“electronic communication”	any document, information or communication sent or supplied in electronic form within the meaning of Section 1168 of the 2006 Act (and whether from one person to another, from one device to another, or from a person to a device or from a device to a person).
“electronic general meeting”	has the meaning given in Article 46.1.2.
“Exchange Act”	the U.S. Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.
“hybrid general meeting”	has the meaning given in Article 46.1.1.
“London Stock Exchange”	London Stock Exchange plc or other principal stock exchange in the United Kingdom from time to time.
“Member”	a person registered as a member of the Company at the relevant time.
“month(s)”	Calendar month(s).
“Nasdaq”	the Nasdaq Stock Market LLC.
“Non-Voting Ordinary Shares”	the non-voting ordinary shares of £0.01 each in the capital of the Company as sub-divided or consolidated from time to time, having the rights and being subject to the restrictions set out in Article 6.
“Non-Voting Ordinary Share Re-Designation Notice”	has the meaning given to it in Article 6.6.
“Office”	the Registered Office of the Company at the relevant time.
“operator”	shall have the meaning given to it in the Regulations.
“Ordinary Shares”	the ordinary shares of £0.01 in the capital of the Company as sub-divided or consolidated from time to time, having the rights and being subject to the restrictions set out in Article 6.
“paid”	paid or credited as paid.
“principal place”	has the meaning given to it in Article 48.2.
“properly authenticated dematerialised instruction”	shall have the meaning given to it in the dematerialised instruction Regulations.
“recognised person”	a recognised clearing house or a nominee of a recognised clearing house or of a recognised investment exchange which is designated as mentioned in section 778(2) of the Act.
“Register”	the register of members of the Company.

“Regulations”	The Uncertificated Securities Regulations 2001 (SI 2001 No 3755) as from time to time amended and in force or such re-enactment or replacement of the name as the Directors consider appropriate and applicable to the Company.
“satellite place”	has the meaning given to it in Article 48.2.
“Seal”	the Common Seal of the Company or any official seal of the Company which it may be permitted to have under the Act.
“Securities Act”	the U.S. Securities Act of 1933, as amended.
“uncertificated shares” or “participating security”	a share which is recorded in the Register as “participating security” being in uncertificated form and title to which may be transferred by means of a relevant system and references to a share being held in uncertificated form shall be construed accordingly.
“the United Kingdom”	Great Britain and Northern Ireland.
“writing” or “written”	any method of representing or reproducing words or other information in a legible and non-transitory form including by way of electronic communication (but in respect of the use of electronic communications only to the extent that (a) the Directors so decide; and (b) the recipient (if not the Company) has requested or agreed).
“year(s)”	calendar year(s).

2.2
Interpretation

2.2.1
“debenture” and “debenture-holder” respectively include “debenture stock” and “debenture stockholder”.

2.2.2
“Secretary” includes any person appointed by the Directors to perform any of the duties of the Secretary and, if two or more persons are appointed to act as Joint Secretaries or any person or persons are appointed to assist the Secretary, includes any one of those persons.

2.2.3
“Director”, “Chairman” and “Deputy Chairman” means any person at the relevant time appointed to and holding the respective office in accordance with these Articles.

2.2.4
All those provisions of these Articles applicable to paid-up shares shall apply to stock and the word “share” and “shareholder” shall be construed accordingly.

2.2.5
If not clearly inconsistent with the subject or context or an express definition contained in these Articles, any words or expressions defined in the Act shall have the same meaning in these Articles.

2.2.6
References to statutory provisions include references to any statutory extension, modification or re-enactment of the same in force at the relevant time.

2.2.7
A reference to one gender shall include a reference to the other genders and the singular the plural and vice versa.

2.2.8
Headings are used for convenience only and shall not affect the construction or interpretation of these Articles.

2.2.9
A Special Resolution shall be effective for any purpose for which an Ordinary Resolution is expressed to be required under any provision of these Articles or the Act.

2.2.10
References to a “meeting” mean a meeting convened and held in any manner permitted by these Articles, including without limitation a general meeting at which some (but not all) of those persons entitled to be present attend and participate by electronic facility, and such persons shall be deemed to be present at that meeting for all purposes of the Act and these Articles, and “present”, “attend”, “participate”, “being present”, “attending”, “participating”, “presence”, “attendance” and “participation” shall be construed accordingly.
2.2.11
References to “electronic facility” mean a device, system, procedure, method or facility providing an electronic means of attendance at or participation in (or both attendance at and participation in) a General Meeting.

3.
LIABILITY OF THE MEMBERS

The liability of the members is limited to the amount, if any, unpaid on the shares held by them.
4.
CHANGE OF NAME

The Company may change its name by resolution of the Board.
SHARE CAPITAL
5.
PURCHASE OF THE COMPANY’S SHARES

5.1
Limited Power

Subject to the requirements and restrictions of the Act, the Company may from time to time purchase any shares in the capital of the Company with the prior authority of a Special Resolution and with the prior sanction, in accordance with Article 7, of the holder or holders of any class of shares in the capital of the Company convertible into shares of another class in any manner authorised by the Act (including, but not limited to, by way of purchase, redemption or gift) and may hold any shares purchased for consideration as treasury shares provided that the number of shares held as treasury shares shall not at any time exceed any limit set out in the Act.
5.2
General Prohibition

Save as aforesaid and except to the extent permitted by the Act and these Articles, no part of the assets of the Company shall be employed in the subscription for or purchase of or in loans upon the security of shares in the Company or in any company which is its holding company, nor (save and except as aforesaid) shall the Company directly or indirectly give any financial assistance for the purpose of or in connection with a subscription for or purchase of such shares.
5.3
Manner of Purchase

Neither the Company nor the Board shall be required to select the shares to be purchased ratably, or in any particular manner, as between the holders of shares of the same class, or as between them and the holders of shares of any other class, or in accordance with the rights as to dividends or capital conferred by any class of shares.
5.4
No Variation

Any lawful purchase by the Company of its own shares of any class shall be deemed not to be a variation of the rights of the holders of that or any other class of shares in the capital of the Company unless otherwise expressly provided by these Articles or by the rights attached to the shares of that or such other class of shares.
6.
RIGHTS ATTACHED TO ORDINARY SHARES AND NON-VOTING ORDINARY SHARES

6.1
The Ordinary Shares shall rank pari passu as a single class. The Non-Voting Ordinary Shares shall rank pari passu as a single class and pari passu with the Ordinary Shares save as set out in Article 6.5 below.

6.2
In the event of the liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution to members shall be distributed amongst all holders of the Ordinary Shares and Non-Voting Ordinary Shares (if any) in proportion to the number of shares held irrespective of the amount paid or credited as paid on any share.

6.3
At a general meeting of the Company and at any separate class meeting of the holders of Ordinary Shares, where a holder of Ordinary Shares is entitled to vote, such holder is entitled to one vote for each Ordinary Share held.

6.4
A holder of Ordinary Shares is entitled to receive notice of any general meeting of the Company (and notice of any separate class meeting of the holders of Ordinary Shares) and a copy of every report, accounts, circular or other document sent out by the Company to members.

6.5
The Non-Voting Ordinary Shares shall have the same rights and restrictions as the Ordinary Shares and shall otherwise rank pari passu in all respects with the Ordinary Shares and a holder of Non-Voting Ordinary Shares shall be subject to the same obligations and liabilities as a holder of Ordinary Shares save as set out below:

6.5.1
a holder of Non-Voting Ordinary Shares shall, in relation to the Non-Voting Ordinary Shares held by him, have no right to receive notice of, or to attend or vote at, any general meeting of shareholders save in relation to a variation of class rights of the Non-Voting Ordinary Shares. At any such general meeting of the Company in relation to a variation of class rights of the Non-Voting Ordinary Shares and at any separate class meeting of the holders of Non-Voting Ordinary Shares, where a holder of Non-Voting Ordinary Shares is entitled to vote, such holder is entitled to one vote for each Non-Voting Ordinary Share held; and

6.5.2
the Non-Voting Ordinary Shares shall be re-designated as Ordinary Shares by the Company (acting by the Board, or a duly authorised committee or representative thereof) upon delivery by a holder of Non-Voting Ordinary Shares to the Company of a Non-Voting Ordinary Share Re-Designation Notice and otherwise subject to the terms and conditions set out in this Article 6.

6.6
A holder of Non-Voting Ordinary Shares may elect to have some or all of their Non-Voting Ordinary Shares re-designated as Ordinary Shares by providing a written notice (a “Non-Voting Ordinary Share Re-Designation Notice”) to the Company, specifying the number of Non-Voting Ordinary Shares he wishes to have re-designated as Ordinary Shares and including instructions as to whether the relevant Ordinary Shares are to be held in certificated or uncertificated form in accordance with Article 6.8.3 and in the case of Ordinary Shares to be held in uncertificated form the details of the relevant account of the holder of Non-Voting Ordinary Shares’ broker into which they are to be credited in accordance with Article 6.8.3(b), and being accompanied by the relevant share certificate(s) (or indemnity in respect of such share certificate or other evidence as the Company may require) in respect of the relevant Non-Voting Ordinary Shares, save that a holder of Non-Voting Ordinary Shares shall not be entitled to have any Non-Voting Ordinary Shares re-designated as Ordinary Shares where such re-designation would result in such holder thereof beneficially owning (for purposes of section 13(d) of the Exchange Act), when aggregated with “affiliates” and “group” members with whom such holder is required to aggregate beneficial ownership for purposes of section 13(d) of the Exchange Act, in excess of the Beneficial Ownership Limitation (and the Company shall be entitled to receive written confirmation from such holder of this fact prior to the redesignation as Ordinary Shares of the relevant Non-Voting Ordinary Shares).

6.7
Within three business days following delivery of a Non-Voting Ordinary Share Re-Designation Notice to the Company, and such documentation and/or confirmations as the Company may reasonably request as specifically provided for in Article 6.6, the relevant Non-Voting Ordinary Shares shall be re-designated as Ordinary Shares by the Board, or a duly authorised committee or representative thereof.

6.8
Following any re-designation of Non-Voting Ordinary Shares in accordance with Article 6.6 above, the Company shall:

6.8.1
procure that the Register is updated to reflect the re-designation;

6.8.2
where less than all of the Non-Voting Ordinary Shares represented by any certificate delivered in accordance with Article 6.6 above are re-designated as Ordinary Shares, issue and deliver to the holder a new certificate in respect of the balance of Non-Voting Ordinary Shares comprised in the surrendered certificate within fourteen days of the date of re-designation to such holder, by post to its address as shown in the Register, at his, her or its own risk and free of charge; and
6.8.3
either:

(a)
where the Ordinary Shares into which the Non-Voting Ordinary Shares are to be re-designated are to be held in certificated form, issue and deliver to the holder a new certificate in respect of the appropriate number of Ordinary Shares within fourteen days of the date of re-designation to such holder, by post to its address as shown in the Register, at his, her or its own risk and free of charge; or

(b)
where the Ordinary Shares into which the Non-Voting Ordinary Shares are to be re-designated are to be held in uncertificated form, procure that the appropriate number of Ordinary Shares are credited to the relevant account of the holder of Non-Voting Ordinary Shares’ broker in the relevant system as specified in the Non-Voting Ordinary Share Re-Designation Notice within two business days of the date of re-designation.

6.9
Upon the re-designation of the Non-Voting Ordinary Shares as Ordinary Shares, such Ordinary Shares shall rank pari passu with the other Ordinary Shares of the Company in all respects.

7.
VARIATION OF RIGHTS

7.1
Class Consents

Subject to the provisions of the Act, whenever the share capital of the Company is divided into different classes of shares, the special rights attached to any class may be varied or abrogated either with the consent in writing of the holders of three-fourths in nominal value of the issued shares of the class, or with the sanction of a Special Resolution passed at a separate General Meeting of the holders of the shares of the class (but not otherwise) and may be so varied or abrogated either whilst the Company is a going concern or during or in contemplation of a winding up.
7.2
Class Meetings

To every such separate General Meeting all the provisions of these Articles relating to General Meetings of the Company and to the proceedings thereat shall mutatis mutandis apply, except that the necessary quorum shall be two persons holding or representing by proxy at least one-third in nominal amount of the issued shares of the class (but so that if at any adjourned meeting a quorum as above defined is not present, any one holder of shares of the class present in person or by proxy shall be a quorum) and that any holder of shares of the class present in person or by proxy may demand a poll, and that every such holder shall on a poll have one vote for every share of the class held by him.
7.3
Variation of Special Rights

The provisions of this Article shall apply to the variation or abrogation of the special rights attached to some only of the shares of any class as if each group of shares of the class differently treated formed a separate class whose special rights are to be varied.
7.4
Issue of Shares

The rights attached to any class of shares having preferential rights shall not (unless otherwise expressly provided by the terms of their issue) be deemed to be varied by the creation or issue of further shares ranking as regards participation in the profits or assets of the Company in some or all respects pari passu therewith but in no respect in priority thereto.
8.
ALTERATION OF CAPITAL

8.1
Basis of Share Issues

All new shares shall in all respects be subject to the provisions of the Act and of these Articles.

8.2
Fractional Holdings

If any exercise of the foregoing powers or any issue of shares or other matter gives or would give rise to any fractional shareholding or other difficulty, the Directors may resolve the matter as they see fit and in particular without limitation may arrange for the sale of any fractional entitlement for the account of the Member or Members concerned and may empower any person to effect any such sale and transfer the fractional shares to any purchaser or other person, who shall not be concerned with the regularity of the proceedings and shall receive a good title.
9.
ALLOTMENT

9.1
Directors’ Power to Allot

Subject to the provisions of the Act in relation to authority, pre-emption rights and otherwise and subject to any resolution of the Company in general meeting passed pursuant thereto, all unissued shares in the original or any increased capital of the Company are at the disposal of the Directors and they may allot (with or without conferring a right of renunciation) grant warrants, options and other rights to subscribe for or convert into or otherwise dispose of all unissued shares to such persons at such times and on such terms as they think proper provided that no share shall be issued at a discount except in accordance with the Act and, for so long as the Company is a public company, no shares shall be allotted except as paid up at least as to one-quarter of its nominal value and the whole of any premium upon it, save as permitted by the Act.
9.2
Statutory Authorities and Powers

Any authority to allot relevant securities (pursuant to sections 549(1) and 551 of the Act) shall comply with the requirements of section 551 of the Act and any power granted to the Directors to disapply the pre-emption rights provided for by section 561 of the Act shall comply with the requirements of sections 570 to 573 of the Act.
9.3
Renewal, Modification and Revocation

The authorities and powers conferred by or pursuant to Articles 9.1 and 9.2, whether as originally granted or as from time to time renewed, may be revoked or varied by the Company in general meeting at any time or times.
9.4
Special Rights

Without prejudice to any special rights previously conferred on the holders of any shares or class of shares for the time being issued, any share in the Company may be issued with such preferred, deferred or other special rights, or subject to such restrictions, whether as regards dividend, return of capital, voting or otherwise, as the Company may from time to time by ordinary resolution determine (or, in the absence of such determination, as the Directors may determine) and subject to the provisions of the Act and of these Articles and without limiting the foregoing provisions of this Article 9.4, the Directors may allot and issue on such terms as they consider appropriate any shares which are, or at the option of the Company or the holder are liable, to be converted into any other class of share in the capital of the Company in existence at the relevant time or into any other class of share in the capital of the Company (whether constituted by the terms of these Articles or by their terms of issue or otherwise) the rights attached to which are in no respect more favourable than those attached to any class of share in the capital of the Company in existence at the relevant time.
9.5
Redeemable Shares

Subject to the provisions of the Act and to any rights attached to any existing shares, any shares in the capital of the Company may be issued on terms that they are to be redeemed or, at the option of the Company or the holder, are liable to be redeemed, and the directors may determine the terms, conditions and manner of redemption of any such shares.
10.
RENUNCIATION OF ALLOTMENT

At any time after the allotment of any share but before any person has been entered in the Register of Members as the holder of it, the Directors may recognise a renunciation thereof by the allottee in favour of some other person and may accord to any allottee of a share a right to effect such renunciation upon and subject to such terms and conditions as the Directors may think fit to impose.
11.
SHARE ISSUE COMMISSIONS

The Company may, in connection with the issue of any shares or sale for cash of treasury shares, exercise the powers of paying commissions conferred or permitted by the Act. The rate per cent or the amount of the commission paid or agreed to be paid shall be disclosed in the manner required by the Act and shall not exceed 10 per cent of the price at which the shares in respect of which the commission is paid are issued. The Company may also on any issue of shares pay such brokerage as may be lawful. Any such commission may be satisfied in cash or by the allotment of fully paid or partly paid shares or the issue of share warrants carrying the right to subscribe for shares in the Company at a specified price or partly in one way or partly in another.
12.
TRUSTS AFFECTING SHARES

Except as required by law, no person shall be recognised by the Company as holding any share upon trust and the Company shall not be bound by or compelled in any way to recognise any equitable, contingent, future or partial interest in any share or any interest in any fractional part of a share or (except only as by these Articles or by law otherwise provided) any other right in respect of any share, except an absolute right to the entirety thereof in the registered holder.
CALLS ON SHARES
13.
MAKING OF CALLS

The Directors may from time to time make calls upon the Members in respect of any monies unpaid on their shares (whether on account of the nominal value of the shares or, when permitted, by way of premium), subject to any terms of issue whereby such monies are to be payable at fixed times, and (subject to being given at least fourteen days’ notice) each Member shall pay to the Company the amount called on his shares at the time or times and place specified in the notice. The Director will be entitled to revoke or postpone a call. A person upon whom a call is made shall remain liable for all calls made upon him notwithstanding the subsequent transfer of the shares in respect of which the call was made.
14.
TIME OF CALL

A call shall be deemed to have been made at the time when the resolution of the Directors authorising the call was passed and may be made payable by instalments.
15.
LIABILITY OF JOINT HOLDERS

The joint holders of a share shall be jointly and severally liable to pay all calls in respect of that share.
16.
INTEREST

If a sum called in respect of a share is not paid before or on the day appointed for payment, the person from whom the sum is due shall pay interest on the sum from the day appointed for payment to the time of actual payment at such rate, not exceeding 20 per cent. per annum, as the Directors determine, but the Directors shall be at liberty to waive payment of such interest wholly or in part.
17.
SUMS PAYABLE UNDER TERMS OF ISSUE OF SHARES

Any sum (whether on account of the nominal value of the share or by way of premium) which by the terms of issue of a share becomes payable upon allotment or at any fixed or ascertainable date shall for all the purposes of these Articles be deemed to be a call duly made and payable on the date on which, by the terms of issue, the same becomes payable and in case of non-payment all the provisions of these Articles relating to payment of interest and expenses, forfeiture or otherwise shall apply as if such sum had become payable by virtue of a call duly made and notified.

18.
DIFFERENTIATION BETWEEN MEMBERS

The Directors may on the issue of shares differentiate between Members as to the amount of calls to be paid and the times of payment.
19.
PAYMENTS IN ADVANCE

The Directors may, if they think fit, receive from any Member willing to advance the same all or any part of the monies (whether on account of the nominal value of the shares or by way of premium) uncalled and unpaid upon the shares held by him and such payment in advance of calls shall extinguish so far as the same shall extend the liability upon the shares in respect of which it is made and the Company may pay interest upon the money so received, or so much thereof as from time to time exceeds the amount of the calls then made upon the shares concerned, at such rate (not exceeding 15 per cent per annum) as the Member paying such sum and the Directors agree upon.
FORFEITURE AND LIEN
20.
NOTICES OF NON-PAYMENT

If a Member fails to pay in full any call or instalment of a call on the day appointed for payment thereof, the Directors may at any time thereafter serve a notice on him requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued thereon and any expenses incurred by the Company by reason of such non-payment.
21.
NOTICE OF FORFEITURE

The notice shall name a further day (not being less than seven days from the date of service of the notice) on or before which and the place where the payment required by the notice is to be made and shall state that in the event of non-payment in accordance with the notice the shares on which the call was made will be liable to be forfeited.
22.
FORFEITURE

If the requirements of any such notice as aforesaid are not complied with, any share in respect of which such notice has been given may at any time thereafter, before payment of all calls and interest and expenses due in respect thereof have been made, be forfeited by a resolution of the Directors to that effect. Such forfeiture shall include all dividends declared in respect of the forfeited share and not actually paid before forfeiture. The Directors may accept a surrender of any share liable to be forfeited hereunder.
23.
FORFEITED SHARES

Subject to the provisions of the Act, a share so forfeited or surrendered shall be deemed to be the property of the Company and may be sold, re-allotted or otherwise disposed of, either to the person who was before such forfeiture or surrender the holder thereof or entitled thereto or to any other person, upon such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture or surrender may be cancelled on such terms as the Directors think fit. The Directors may if necessary authorise some person to transfer a forfeited or surrendered share to any such other person as aforesaid.
24.
MEMBER’S LIABILITY ON FORFEITURE

A Member whose shares have been forfeited or surrendered shall cease to be a Member in respect of the shares but shall, notwithstanding the forfeiture or surrender, remain liable to pay to the Company all monies which at the date of forfeiture or surrender were presently payable by him to the Company in respect of the shares, with interest thereon at a rate not exceeding 20 per cent per annum (or such lower rate as the Directors may approve) from the date of forfeiture or surrender until payment, but the Directors may at their absolute discretion enforce payment without any allowance for the value of the shares at the time of forfeiture or surrender or waive payment in whole or in part.

25.
COMPANY’S LIEN

The Company shall have a first and paramount lien on every share not being a fully paid share for all monies, whether presently payable or not, called or payable at a fixed time in respect of such share. The Company’s lien (if any) on a share shall extend to all dividends payable thereon. The Directors may resolve that any share for some specified period be exempt from the provisions of this Article.
26.
SALE UNDER LIEN

The Company may sell in such manner as the Directors think fit any share on which the Company has a lien, but no sale shall be made unless some sum in respect of which the lien exists is presently payable nor until the expiration of fourteen days after a notice in writing stating and demanding payment of the sum presently payable and giving notice of intention to sell in default shall have been given to the holder for the time being of the share or the person entitled thereto by reason of his death or bankruptcy.
27.
APPLICATION OF SALE PROCEEDS

The net proceeds of such sale after payment of the costs of such sale shall be applied in or towards payment or satisfaction of the debts or liabilities in respect whereof the lien exists, so far as the same are presently payable, and (subject to a like lien for debts or liabilities not presently payable as existed upon the shares sold prior to such sale) any residue shall be paid to the person entitled to the shares at the time of the sale. For giving effect to any such sale the Directors may authorise some person to transfer the shares sold to the purchaser, and execution of the transfer by that person shall be deemed to be execution by the holder of the shares.
28.
TITLE TO SHARES SOLD

A statutory declaration in writing that the declarant is a Director or the Secretary of the Company and that a share has been duly forfeited or surrendered or sold to satisfy a lien of the Company on a date stated in the declaration shall be conclusive evidence of the facts therein stated as against all persons claiming to be entitled to the share, and such declaration and the receipt of the Company for the consideration (if any) given for the share on the sale, re-allotment or disposal thereof, together with the share certificate delivered to a purchaser or allottee thereof, shall (subject to the execution of the transfer if the same be required) constitute a good title to the share and the person to whom the share is sold, re-allotted or disposed of shall be registered as the holder of the share and shall not be bound to see to the application of the purchase money (if any) nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, surrender, sale, re-allotment or disposal of the share.
29.
SHARE CERTIFICATES

29.1
Share Certificates

Except in the case of a recognised person in respect of whom the Company is not by law required to complete and have ready for delivery a certificate, every person whose name is entered as a Member in the Register of Members shall either be entitled without payment to receive within two months after allotment or lodgement of transfer (or within such other period as the terms of issue shall provide) one certificate for all his shares of any one class or, upon payment of such reasonable out-of-pocket expenses for every certificate after the first as the Directors shall from time to time decide, several certificates, each for one or more of his shares of any one class. Where a Member transfers part only of the shares comprised in a certificate, the old certificate shall be cancelled and a new certificate for the balance of such shares issued in lieu without charge.
29.2
Execution and Contents of Certificate

Any certificate in respect of shares, stock, debentures, loan notes or other securities of or issued from time to time by or on behalf of the Company shall be executed or authenticated in such manner as the Directors decide. Any such execution or authentication may be sealed with the common or official seal of the Company or may be by the signature of one or two officers of the Company or other person or persons authorised by the directors in that behalf. The signature of any such officer or other person so authorised may be placed or reproduced upon any such certificate manually by the officer or person so authorised or by any electronic, laser, mechanical or other similar means in place of any actual signature. Every certificate shall specify the number and class of shares to which it relates and the amount paid up thereon provided that in the case of a share held jointly by several persons the Company shall not be bound to issue more than one certificate therefor and delivery of a certificate to one of such persons shall be sufficient delivery to all.
29.3
Replacement Certificate

If a share certificate is defaced, worn out, lost or destroyed, it may be renewed without payment of any fee, on such terms (if any) as to evidence and indemnity and the payment of any exceptional out-of-pocket expenses of the Company in investigating evidence and preparing such indemnity as the Directors think fit.
29.4
Split Certificates

If any Member surrenders for cancellation a share certificate representing shares held by him and requests the Company to issue in lieu two or more share certificates representing such shares in such proportions as he may specify, the Directors may, if they think fit, comply with such request.
29.5
Consolidated Certificates

Any two or more certificates representing shares of any one class held by any Member may at his request be cancelled and a single new certificate for such shares issued in lieu without charge save reimbursement of out-of-pocket expenses thereby incurred by the Company.
29.6
Joint Holdings

In the case of shares held jointly by several persons any such request may be made by any one of the joint holders.
30.
UNCERTIFICATED SHARES

30.1
Uncertificated shares permitted

Notwithstanding anything in these Articles to the contrary, any shares in the Company may be issued, held, registered, converted to, transferred or otherwise dealt with in uncertificated form and converted from uncertificated form to certificated form in accordance with the Regulations and practices instituted by the operator of the relevant system. Any provisions of these Articles shall not apply to any uncertificated shares to the extent that such provisions are inconsistent with:
30.1.1
the holding of shares in uncertificated form;

30.1.2
the transfer of title to shares by means of a relevant system; or

30.1.3
any provision of the Regulations.

30.2
Articles shall apply

Without prejudice to the generality of the foregoing:
30.2.1
Articles 29, 31 and 32.4 shall apply in relation to such shares as if the reference therein to the date on which the transfer was lodged with the Company were a reference to the date on which the appropriate instruction was received by or on behalf of the Company in accordance with the facilities and requirements of the relevant system;

30.2.2
without prejudice to Article 32 in relation to uncertificated shares, the Board may also refuse to register a transfer of uncertificated shares in such other circumstances as may be permitted or required by the Regulations and the relevant system;

30.2.3
references in these Articles to a requirement on any person to execute or deliver an instrument of transfer or certificate or other document which shall not be appropriate in the case of uncertificated shares shall, in the case of uncertificated shares, be treated as references to a requirement to comply with any relevant requirements of the relevant system and any relevant arrangements or regulations which the Board may make from time to time pursuant to Article 30.2.11 below;
30.2.4
for the purposes referred to in Article 38, a person entitled by transmission to a share in uncertificated form who elects to have some other person registered shall either:

(a)
procure that instructions are given by means of the relevant system to effect transfer of such uncertificated share to that person; or

(b)
change the uncertificated share to certificated form and execute an instrument of transfer of that certificated share to that person;

30.2.5
the Company shall enter on the Register the number of shares which are held by each member in uncertificated form and in certificated form and shall maintain the Register in each case as is required by the Regulations and the relevant system and, unless the Board otherwise determines, holdings of the same holder or joint holders in certificated form and uncertificated form shall be treated as separate holdings;

30.2.6
a class of share shall not be treated as two classes by virtue only of that class comprising both certificated shares and uncertificated shares or as a result of any provision of these Articles or the Regulations which applies only in respect of certificated shares or uncertificated shares;

30.2.7
references in Article 31 to instruments of transfer shall include, in relation to uncertificated shares, instructions and/or notifications made in accordance with the relevant system relating to the transfer of such shares;

30.2.8
for the purposes referred to in Article 8.2, the Board may in respect of uncertificated shares authorise some person to transfer and/or require the holder to transfer the relevant shares in accordance with the facilities and requirements of the relevant system;

30.2.9
for the purposes of any dividend payable, any payment in the case of uncertificated shares may be made by means of the relevant system (subject always to the facilities and requirements of the relevant system) and without prejudice to the generality of the foregoing such payment may be made by the sending by the Company or any person on its behalf of an instruction to the operator of the relevant system to credit the cash memorandum account of the holder or joint holders of such shares or, if permitted by the Company, of such person as the holder or joint holders may in writing direct the making of a payment in accordance with the facilities and requirements of the relevant system concerned shall be a good discharge to the Company;

30.2.10
subject to the Act the Board may issue shares as certificated shares or as uncertificated shares in its absolute discretion and Articles 9, 123 and 125 shall be construed accordingly;

30.2.11
the Board may make such arrangements or regulations (if any) as it may from time to time in its absolute discretion consider appropriate in relation to the evidencing and transfer of uncertificated shares and otherwise for the purpose of implementing and/or supplementing the provisions of this Article 30 and the Regulations and the facilities and requirements of the relevant system and such arrangements and regulations (as the case may be) shall have the same effect as if set out in this Article 30;

30.2.12
the Board may utilise the relevant system to the fullest extent available from time to time in the exercise of the Company’s powers or functions under the Act or these Articles or otherwise in effecting any actions; and

30.2.13
the Board may resolve that a class of shares is to become a participating security and may at any time determine that a class of shares shall cease to be a participating security.

30.3
Rights of Company

Where any class of shares in the capital of the Company is a participating security and the Company is entitled under any provisions of the Act or the rules made and practices instituted by the operator of any relevant system or under these Articles to dispose of, forfeit, enforce a lien or sell or otherwise procure the sale of any shares which are held in uncertificated form, such entitlement (to the extent permitted by the Regulations and the rules made and practices instituted by the operator of the relevant system) shall include the right to:
30.3.1
request or require the deletion of any computer-based entries in the relevant system relating to the holding of such shares in uncertificated form; and/or

30.3.2
require any holder of any uncertificated shares which are the subject of any exercise by the Company of any such entitlement, by notice in writing to the holder concerned, to change his holding of such uncertificated shares into certificated form within such period as may be specified in the notice, prior to completion of any disposal, sale or transfer of such shares or direct the holder to take such steps, by instructions given by means of a relevant system or otherwise, as may be necessary to sell or transfer such shares; and/or

30.3.3
send a notification to the operator requiring the conversion of those shares into certificated form (such conversion being required to enable the Company to deal with the shares in question in accordance with the Articles); and/or

30.3.4
appoint any person to take such other steps, by instruction given by means of a relevant system or otherwise, in the name of the holder of such shares as may be required to effect a transfer of such shares and such steps shall be as effective as if they had been taken by the registered holder of the uncertificated shares concerned; and/or

30.3.5
take such other action as may be necessary to enable those shares to be registered in the name of the person to whom the shares have been sold or disposed of or as directed by him.

30.4
Records

The Company may assume that the entries on any record of securities which it maintains in accordance with the Regulations is regularly reconciled against the relevant operator register of securities that those entries are a complete and accurate copy of the particulars entered in the operator register of securities. The Company shall not be liable in respect of any act or thing done or omitted to be done by or on behalf of the Company in relying on such assumption, in particular, any provision of these Articles which requires or envisages that action will be taken in reliance on information contained in the Register shall be construed to permit that action to be taken in reliance on information contained in any relevant record of securities (as so maintained and reconciled).
TRANSFER AND TRANSMISSION OF SHARES
31.
DOCUMENT AND EXECUTION

31.1
Form of Transfers

Subject to and save as permitted by Article 30 and the Relevant Laws referred to therein, all transfers of shares may be effected by transfer in writing in the usual common form, or in such other form as the Directors may accept, and may be under hand only.
31.2
Execution of Transfers

Subject to and save as permitted by Article 30 and the Relevant Laws referred to therein, the instrument of transfer of a share shall be signed by or on behalf of the transferor and in the case of a transfer of partly paid shares shall be signed by both the transferor and the transferee. The transferor shall be deemed to remain the holder of the share until the name of the transferee is entered in the Register of Members in respect thereof provided that the Directors may dispense with the execution of the instrument of transfer by the transferee in any case in which they think fit in their discretion so to do.

32.
REGISTRATION

32.1
Directors Power to Refuse Registration

The Directors may, in their absolute discretion and without assigning any reason therefor, decline to register:
32.1.1
any transfer of shares which are not fully paid shares provided that the Board shall not refuse to register any transfer or renunciation of partly paid shares which are listed or quoted on any recognised investment exchange within the meaning of section 285 Financial Services and Markets Act 2000, or for which depositary instruments representing such shares are listed on Nasdaq, on the grounds that they are partly paid shares in circumstances where such refusal would prevent dealings in such shares from taking place on an open and proper basis;

32.1.2
any transfer of shares on which the Company has a lien; or

32.1.3
any transfer which does not comply with Article 32.2 but they shall not otherwise decline to register any transfer save as expressly provided in these Articles.

32.2
Requirements for Registration

Subject to Article 30 the Directors may decline to register any transfer of shares, whether fully or partly paid, unless:
32.2.1
the instrument of transfer duly executed and stamped is deposited at the Office or at such other place (if any) as the Directors may appoint accompanied by the certificate for the shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer (and if the instrument of transfer is executed by some other person on his behalf, the authority of that person so to do) provided that in the case of a transfer by a Stock Exchange nominee where no certificate has been issued in respect of the shares in question, the lodgment of a share certificate shall not be required; and

32.2.2
the instrument of transfer is in respect of only one class of share; and

32.2.3
in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred does not exceed four.

32.3
Disfranchised Shares

The Directors may refuse to register the transfer of any shares which are the subject of a direction notice pursuant to Article 62 which contains a direction pursuant to Article 62.2.2 unless the requirements in respect of transfer therein specified have been complied with.
32.4
Notice of Refusal to Transfer

If the Directors refuse to register a transfer, they shall within two months after the date on which the transfer was lodged with the Company send to the transferee notice of the refusal stating their reasons for it.
33.
RETENTION OF TRANSFERS

All instruments of transfer which are registered may be retained by the Company. Any instrument of transfer not registered shall be returned to the person who deposited it.
34.
SUSPENSION OF REGISTRATION

The registration of transfers may be suspended at such times and for such periods as the Directors determine, whether generally or in respect of any class of shares provided that such registration shall not be suspended for more than thirty days in any year.
35.
NO REGISTRATION FEES

No fee shall be charged by the Company in respect of the registration of any instrument of transfer, probate, letters of administration, certificate of marriage or death, stop notice, notice in lieu of distringas, power of attorney or other document relating to or affecting the title to any shares or for making any entry in the register affecting the title to any share or otherwise relating to any share.
36.
RECOGNITION OF RENUNCIATION OF ALLOTMENTS

Nothing in these Articles shall preclude the Directors from recognising a renunciation of the allotment of any share by the allottee in favour of some other person but the Directors shall not recognise such renunciation unless they believe it to have been duly executed and stamped.
37.
SUCCESSION ON DEATH

In case of the death of a shareholder, the survivors or survivor where the deceased was a joint holder and the executors or administrators of the deceased where he was a sole or only surviving holder, shall be the only persons recognised by the Company as having any title to his interest in the shares but nothing in this Article shall release the estate of a deceased holder (whether sole or joint) from any liability in respect of any share held by him.
38.
DEALINGS ON DEATH AND BANKRUPTCY

Upon supplying to the Company such evidence as the Directors may reasonably require to show his title to the share, and subject as hereinafter provided, any person becoming entitled to a share in consequence of the death or bankruptcy of a Member may either be registered himself as holder of the share upon giving to the Company notice in writing of such his desire, or transfer such share to some other person. All the limitations, restrictions and provisions of these Articles relating to the right to transfer and the registration of transfers of shares shall be applicable to any such notice or transfer as aforesaid as if the death or bankruptcy of the Member had not occurred and the notice or transfer were a transfer executed by such Member. The Directors may at any time require such person either to elect to be registered himself or to transfer the shares and if such person fails to do either within such period (not being less than forty-two days) specified by the Directors in their notice to such person, the Directors may thereafter withhold dividends and other sums payable in respect of the shares until their notice is complied with.
39.
ENTITLEMENT ON DEATH

Save as otherwise provided by or in accordance with these Articles, a person becoming entitled to a share in consequence of the death or bankruptcy of a Member (upon supplying to the Company such evidence as the Directors may reasonably require to show his title to the share) shall be entitled to the same dividends and other advantages as those to which he would be entitled if he were the registered holder of the share except that (save with the authority of the Directors) he shall not be entitled in respect thereof to exercise any right conferred by membership in relation to meetings of the Company until he shall have been registered as a Member in respect of the share.
40.
UNTRACED SHAREHOLDERS

40.1
Company’s Power of Sale

The Company shall be entitled to sell at the best price reasonably obtainable any share or stock of a Member or any share or stock to which a person is entitled by transmission if and provided that:
40.1.1
for a period of twelve years no cheque or warrant sent by the Company through the post in a pre-paid letter addressed to the Member or to the person entitled by transmission to the share or stock at his address on the Register or other the last known address given by the Member or the person entitled by transmission to which cheques and warrants are to be sent has been cashed and no communication has been received by the Company from the Member or the person entitled by transmission provided that in any such period of twelve years the Company has paid at least three dividends whether interim or final and no such dividend has been claimed; and

40.1.2
the Company has at the expiration of the said period of twelve years, by advertisement in both a leading London daily newspaper and in a newspaper circulating in the area in which the address referred to in Article 40.1.1 is located, given notice of its intention to sell such share or stock; and
40.1.3
the Company has not, during the further period of three months after the date of the advertisement and prior to the exercise of the power of sale, received any communication from the Member or person entitled by transmission; and

40.1.4
the Company has given notice in writing to the London Stock Exchange of its intention to sell such shares or stock if shares of such class are listed or dealt in on that exchange; and

40.1.5
the Company has given notice in writing to Nasdaq or the SEC of its intention to sell such shares or stock, if shares of such class, or depositary instruments representing shares of such class, are listed on Nasdaq.

40.2
Mechanics of Sale

To give effect to any such sale the Company may appoint any person to execute as transferor an instrument of transfer of such share or stock and such instrument of transfer shall be as effective as if it had been executed by the registered holder of or person entitled by transmission to such share or stock and the title of the transferee shall not be affected by any irregularity or invalidity in the application of this Article. The Company shall account to the Member or other person entitled to such share or stock for the net proceeds of such sale by carrying all monies in respect thereof to a separate account which shall be a permanent debt of the Company and the Company shall be deemed to be a debtor and not a trustee in respect thereof for such Member or other person. Monies carried to such separate account may either be employed in the business of the Company or invested in such investments (other than shares of the Company or its holding company if any) as the Directors may from time to time think fit. No interest shall be payable in respect of such monies and the Company shall not be required to account for any money earned on the net proceeds of any investments of such monies.
GENERAL MEETINGS
41.
GENERAL MEETINGS

41.1
The Directors may whenever they think fit, and shall on a member’s requisition in accordance with the Act, convene a General Meeting.

41.2
The Directors may make whatever arrangements they consider fit to allow those entitled to do so to attend and participate in any General Meeting. The Directors shall determine in relation to each General Meeting the means of attendance at and participation in the General Meeting.

42.
NOTICE OF GENERAL MEETINGS

42.1
Notice

42.1.1
the accidental omission to give notice to, or the non-receipt of notice by, any person entitled thereto shall not invalidate the proceedings at any General Meeting; and

42.1.2
any member present (in person or by proxy) at any meeting shall be deemed to have received due notice of that meeting and of the purposes for which it was convened.

42.2
Persons to receive Notice

Notice of every General Meeting shall be given to those persons specified in section 310 of the Act and to the Auditors.
43.
CONTENTS OF NOTICES

43.1
Time and Place

43.1.1
Every notice calling a General Meeting shall specify the place and the day and hour of the meeting and there shall appear with reasonable prominence in every such notice a statement that a Member entitled to attend and vote is entitled to appoint a proxy or proxies to attend and vote instead of him and that a proxy need not be a Member of the Company. The notice may also identify any satellite places determined in accordance with Article 48.2.
43.1.2
If the Directors determine that a General Meeting shall be held partly by electronic facility or facilities, the notice shall specify details of such electronic facility or facilities, including any related access, identification and security arrangements, or shall state where such details will be made available by the Company prior to the meeting.

43.2
Annual General Meeting

In the case of an Annual General Meeting, the notice shall also specify the meeting as such.
43.3
Business

The notice of any General Meeting shall specify the general nature of the business to be transacted at such General Meeting.
43.4
Special Resolutions

If at any General Meeting any resolution is to be proposed as a Special Resolution, the notice shall contain a statement to that effect.
44.
BUSINESS AT GENERAL MEETINGS

No business may be transacted at any General Meeting save business the nature of which has been stated in the notice convening the meeting or, in the case of an Annual General Meeting only, business which the Chairman in his discretion admits as being ordinary business of the meeting.
45.
MEMBERS’ REQUISITIONS

The Directors shall on the requisition of Members in accordance with the provisions of the Act, but subject as therein provided:
45.1.1
give to the Members entitled to receive notice of the next Annual General Meeting notice of any resolution which may properly be moved and is intended to be moved at that meeting; and

45.1.2
circulate to the Members entitled to have notice of any General Meeting, any statement of not more than one thousand words with respect to the matter referred to in any proposed resolution or the business to be dealt with at that meeting.

46.
HYBRID AND ELECTRONIC MEETINGS

46.1.1
Without prejudice to Article 46.1.2, the Directors may determine in relation to any General Meeting (including any General Meeting that is being held at more than one physical place) to enable persons entitled to attend and participate to do so by simultaneous attendance and participation by means of electronic facility or facilities determined by the Directors (any such general meeting being a “hybrid general meeting”). The members or their proxies present personally or by means of an electronic facility or facilities shall be counted in the quorum for, and entitled to participate in, the General Meeting in question. The General Meeting shall be duly constituted and its proceedings valid if the chairman of the general meeting is satisfied that adequate facilities are available throughout the General Meeting to ensure that members attending the General Meeting by all means (including by means of an electronic facility or facilities) are able to:

(a)   participate in the business for which the General Meeting has been convened;
(b)   hear all persons who speak at the General Meeting; and
(c)   be heard by all other persons attending and participating in the General Meeting.

46.1.2
Without prejudice to Article 46.1.1, the Directors may determine in relation to any General Meeting to enable persons entitled to attend and participate to do so by means of electronic facility or facilities determined by the Directors with no member necessarily in physical attendance (any such general meeting being an “electronic general meeting”). The members or their proxies present by means of an electronic facility or facilities shall be counted in the quorum for, and entitled to participate in, the General Meeting in question. The General Meeting shall be duly constituted and its proceedings valid if the chairman of the General Meeting is satisfied that adequate facilities are available throughout the General Meeting to ensure that members attending the General Meeting who are not present together at the same place may, by means of an electronic facility or facilities, attend, speak and vote at it.

46.1.3
If a General Meeting is held as a hybrid general meeting or an electronic general meeting, the Directors (and, at a General Meeting, the chairman) may (subject to the requirements of the Act) make any arrangement and impose any requirement or restriction in connection with participation by such electronic facility or facilities, including any arrangement, requirement or restriction that is:

(a)
necessary to ensure the identification of those taking part and the security of the electronic facility or facilities; and

(b)
proportionate to the achievement of those objectives.

46.1.4
If, after the sending of notice of a General Meeting but before the meeting is held, or after the adjournment of a General Meeting but before the adjourned meeting is held (whether or not notice of the adjourned meeting is required), the Directors decide that it is impracticable or unreasonable to hold the meeting at the time specified in the notice of meeting and/or using the means of electronic facility or facilities stated in the notice of meeting or made available prior to the meeting, they may change the meeting to remove the ability for persons entitled to attend and participate to do so by simultaneous attendance and participation by means of electronic facility or facilities (such that the meeting is no longer a hybrid general meeting or electronic general meeting and the General Meeting is to be held by way of physical attendance at the principal place or any satellite place only), or change the means of electronic facility or facilities to be used for such General Meeting and/or postpone the time at which the meeting is to be held. If such a decision is made, the Directors may then change again the electronic facility or facilities and/or postpone the time if they decide that it is reasonable to do so. In any case:

(a)
no new notice of the meeting need be sent, but the Directors shall take reasonable steps to publicise the date and time of the meeting, and the means of attendance and participation (including any place and/or electronic facility) for the meeting and shall take reasonable steps to ensure that notice of the change or removal of the electronic facility or facilities for participation in the meeting (if any), and/or postponement, shall appear at the original place or places and/or on the original electronic facility or facilities, in each case at the original time;

(b)
if the General Meeting is postponed in accordance with this Article 46.1.4 the appointment of a proxy will be valid if it is received as required by these Articles not less than 48 hours before the postponed time appointed for holding the meeting, provided that the Directors may at their discretion determine that, in calculating the period of 48 hours, no account shall be taken of any part of a day that is not a working day; and

(c)
this Article 46.1.4 does not apply to a meeting convened in accordance with a Members’ requisition under the Act or any other meeting that is not called by a resolution of the Directors.

46.1.5
In no circumstances shall the inability of one or more Members to access, or to continue to access, the electronic facility or facilities for participation in the meeting for all or part of the meeting affect the validity of the meeting or any business conducted at the meeting, provided that sufficient Members are able to participate in the meeting as are required to constitute a quorum under Article 47.
46.1.6
In this respect, the Board may authorise any voting application, system or facility for hybrid general meetings or electronic general meetings as it sees fit.

46.1.7
Nothing in these Articles:

(a)
shall preclude the holding and conducting of a General Meeting in such a way that persons who are not present together at the same place may by electronic means attend and speak and vote at it; or

(b)
prevents a General Meeting being held both physically and electronically.

PROCEEDINGS AT GENERAL MEETINGS
47.
QUORUM

47.1
Quorum

No business shall be transacted at any General Meeting unless a quorum is present when the meeting commences and when the business is voted upon. Two Members present in person or proxy or (being a corporation) acting by its representative shall be a quorum for all purposes; for this purpose all persons appointed a proxy or corporate representative of the same Member shall be deemed to be one Member.
47.2
Absence of Quorum

If within fifteen minutes (or such longer time not exceeding one hour as the chairman of the meeting may determine to wait) from the time appointed for a General Meeting a quorum is not present, the meeting, if convened on the requisition of Members, shall be dissolved. In any other case it shall stand adjourned to such other day and such time and place as may have been specified for the purpose in the notice convening the meeting or (if not so specified) as the Chairman of the meeting may determine and in the latter case not less than seven days’ notice of the adjourned meeting shall be given in like manner as in the case of the original meeting. If at such adjourned meeting a quorum is not present within fifteen minutes from the time appointed for holding the meeting, any two members present in person or by proxy shall be a quorum failing which the meeting shall be dissolved.
48.
FORM OF MEETING

48.1
In the case of any General Meeting, the Directors or the chairman of the meeting may make arrangements for simultaneous attendance at and participation in the General Meeting in more than one physical place by persons entitled to attend the meeting. The Members present in person or by proxy at a satellite place shall be counted in the quorum for, and entitled to vote at, the General Meeting in question. The General Meeting shall be duly constituted and its proceedings valid if the chairman of the general meeting is satisfied that adequate facilities are available throughout the meeting to ensure that Members attending at the Principal place and any satellite place(s) are able to:

48.1.1
participate in the business for which the meeting has been convened; and

48.1.2
see, and be seen by, persons attending at the principal place and any other satellite place(s) at which the meeting is convened.

48.2
The General Meeting shall be deemed to take place at the place where the chairman of the general meeting presides (the “principal place”, with any other location where that meeting takes place being referred in these Articles as a “satellite place”). The powers of the chairman shall apply equally to each satellite place, including his power to adjourn the meeting as referred to in Article 50.

49.
CHAIRMAN OF MEETINGS

The Chairman, failing whom the Deputy Chairman, shall preside as chairman at a General Meeting. If there be no such Chairman or Deputy Chairman for the time being in office, or if at any meeting neither be present within fifteen minutes after the time appointed for holding the meeting and willing to act, the Directors present shall choose one of their number (or, if no Director be present or if all the Directors present decline to take the chair, the Members present shall choose one of their number) to be chairman of the meeting.
50.
ADJOURNMENTS

The chairman of the meeting may, if he believes it to be impracticable to hold or continue the meeting, or with the consent of any General Meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time (or sine die) and from place to place with such additional means of attendance and participation (including at such place(s) and/or by means of such electronic facility or facilities) determined by the chairman in his absolute discretion, but no business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting from which the adjournment took place. When a meeting is adjourned sine die or for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting, with such additional means of attendance and participation (including at such place(s) and/or by such means of electronic facility or facilities). If a meeting is adjourned sine die, the time and place for the adjourned meeting shall be fixed by the Directors. Save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.
51.
AMENDMENTS

Any amendment to any Ordinary Resolution must be delivered to the Office not less than forty eight hours before the time of the meeting at which it is to be proposed. If an amendment shall be proposed to any resolution under consideration but shall in good faith be ruled out of order by the chairman of the meeting, the proceedings on the substantive resolution shall not be invalidated by any error in such ruling. In the case of a resolution duly proposed as a Special Resolution no amendment thereto (other than a mere clerical amendment to correct a patent error) may in any event be considered or voted upon.
52.
FORM OF VOTING

52.1
At any General Meeting a resolution put to the vote of the meeting shall be decided on a show of hands unless (before or on the declaration of the result of the show of hands or upon the withdrawal of any other demand for a poll) a poll is duly demanded.

52.2
A resolution put to the vote at a General Meeting held partly by means of electronic facility or facilities shall, unless the chairman of the meeting determines that it shall be decided on a show of hands, be decided on a poll.

52.3
Unless a poll be so demanded (and the demand be not withdrawn) a declaration by the chairman of the meeting that a resolution has been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the minute book shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded for or against such resolution.

52.4
Subject to any rights or restrictions for the time being attached to any class or classes of shares and to any other provisions of these Articles or statutes, on a show of hands every Member present in person, and each person present as a duly appointed proxy of a Member, shall have one vote, and on a poll every Member present in person or by proxy shall have one vote for each share of which he is the holder.

52.5
In the case of joint holders of a share, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders; and for this purpose seniority shall be determined by the order in which the names stand in the Register in respect of the share.

53.
POLL

53.1
Demand for Poll

53.2
Subject to the provisions of the Act a poll may be demanded by:

53.2.1
the chairman of the meeting; or

53.2.2
not less than three Members present in person or by proxy and entitled to vote; or

53.2.3
a Member or Members present in person or by proxy entitled to vote and representing in aggregate not less than one-tenth of the total voting rights of all the Members having the right to vote at the meeting; or

53.2.4
a Member or Members present in person or by proxy and holding shares in the Company conferring a right to vote at the meeting being shares on which an aggregate sum has been paid up equal to not less than one tenth of the total sum paid up on all the shares conferring that right.

53.3
Withdrawal of Demand for Poll

A demand for a poll may be withdrawn with the consent of the chairman of the meeting at any time before the close of the meeting or the taking of the poll (whichever shall be earlier). If the demand for a poll is withdrawn and no further demand for a poll is thereupon made, the result of any vote already taken on a show of hands shall be effective.
54.
CONDUCT OF POLL

If a poll is duly demanded (and the demand is not withdrawn):
54.1.1
it shall be taken in such manner (including the use of ballot or voting papers or tickets and by post or not), with such additional means of attendance and participation (including at such place(s) and/or by means of such electronic facility or facilities) as the chairman of the meeting may direct and the result of a poll shall be deemed to be the resolution of the meeting at which the poll was demanded;

54.1.2
on a poll votes may be given personally or by proxy and a Member entitled to more than one vote need not, if he votes, use all his votes or cast all the votes he uses in the same way;

54.1.3
the chairman of the meeting may (and if so directed by the meeting shall) appoint scrutineers and may adjourn the meeting to some place and time fixed by him for the purpose of declaring the result of the poll; and

54.1.4
a poll demanded on the election of the chairman of the meeting or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken either immediately or at such subsequent time (not being more than thirty days from the date of the meeting) and place and by such additional means of attendance and participation (including at such place and/or by means of such electronic facility or facilities) as the chairman of the meeting may direct. No notice need be given of a poll not taken immediately.

55.
PUBLICATION OF RESULT OF POLL

The Company shall comply with the requirements of the Act regarding making available on its website the results of a poll.
56.
CONTINUANCE OF BUSINESS

The demand for a poll shall not prevent the meeting continuing for the transaction of any business other than the question on which the poll has been demanded.
57.
PROCEEDINGS AT GENERAL MEETINGS

57.1
Security

The Directors may direct that members or proxies for members who wish to attend any general meeting shall submit to such searches and/or comply with such security arrangements or restrictions as in each case the Directors shall, in their absolute discretion, consider appropriate and may, in their absolute discretion, consider appropriate and may, in their absolute discretion, refuse entry to any member or proxy for a member who fails to comply with any such direction.

57.2
Varying Arrangements

The Directors may, for the purpose of facilitating the organisation and administration of any general meeting to which arrangements made under this Article 57 apply, from time to time make arrangements, whether involving the issue of tickets (on a basis intended to offer to all members and proxies entitled to attend the meeting an equal opportunity of being admitted to the principal place) or the imposition of some random means of selection otherwise such additional means of participation (including at such a place and/or by such means of electronic facility or facilities) or otherwise as they shall in their absolute discretion consider to be appropriate, and may from time to time vary any such arrangements or make new arrangements in their place and the entitlement of any member or proxy to attend the meeting at the principal place shall be subject to such arrangements as for the time being may be in force whether stated in the notice of the meeting to apply to that meeting or notified to the members concerned subsequent to the provision of the notice of the meeting.
58.
VOTES OF MEMBERS

58.1
Votes

Subject to any special rights or restrictions as to voting attached by or in accordance with these Articles to any class of shares (including, without limitation, in respect of the Non-Voting Ordinary Shares, Article 6):
58.1.1
on a show of hands:

(a)
each Member present in person has one vote;

(b)
except as provided in (c) and (d) below, each proxy present in person who has been duly appointed by one or more Members entitled to vote on a resolution has one vote;

(c)
each proxy present in person has one vote for and one vote against a resolution if the proxy has been duly appointed by more than one Member entitled to vote on the resolution and the proxy has been instructed by one or more of those Members to vote for the resolution and by one or more other of those Members to vote against it;

(d)
each proxy present in person has one vote for and one vote against a resolution if the proxy has been duly appointed by more than one Member entitled to vote on the resolution and either:

(i)
the proxy has been instructed by one or more of those Members to vote for the resolution and has been given any discretion by one or more other of those Members to vote and the proxy exercises that discretion to vote against it; or

(ii)
the proxy has been instructed by one or more other of those Members to vote against the resolution and has been given any discretion by one or more other of those Members to vote and the proxy exercises that discretion to vote for it; and

(e)
each duly authorised representative present in person of a Member that is a corporation has one vote;

58.1.2
on a poll, every Member present in person or by proxy or corporate representative has one vote for every share of which he is the holder or in respect of which his appointment as proxy or corporate representative has been made; and

58.1.3
for votes on a show of hands or a poll, any Member, proxy or corporate representative entitled to more than one vote need not, if he votes, use all his votes or cast all the votes he uses the same way.

58.2
Joint Holders

In the case of joint holders of a share, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members in respect of the joint holding.
59.
MENTAL INCAPACITY

A Member of unsound mind or in respect of whom or whose property an order has been made by any court having jurisdiction in matters of mental incapacity may vote, whether on a show of hands or on a poll, by his committee, receiver, curator bonis or other person in the nature of a committee, receiver or curator bonis appointed by such court, provided that such evidence as the Directors may require of the authority of the person claiming to vote shall have been deposited at the Office not less than forty-eight hours before the time appointed for holding the meeting or adjourned meeting or for the taking of the poll at which it is desired to vote.
60.
OBJECTIONS TO VOTES

No objection shall be raised as to the admissibility of any vote or the correctness of the result of any voting upon a resolution except at the meeting or adjourned meeting at which the vote objected to is or may be given or tendered or the resolution passed, and every vote not disallowed at such meeting and every resolution declared thereat to be passed shall be valid for all purposes. Any such objection shall be referred to the chairman of the meeting, whose decision shall be final and conclusive. Whether a proxy or corporate representative has voted in accordance with any instructions given by the Member who has appointed such proxy or corporate representative need not be verified by the Company or any other person and any vote (whether on a show of hands or on a poll) given by such proxy or corporate representative will be valid for all purposes notwithstanding any failure to follow such instructions.
61.
MANNER OF VOTING

On a poll, votes may be given either personally, which in the case of a body corporate shall include its authorised representative, or by proxy and a person entitled to more than one vote need not use all his votes or cast all the votes he uses in the same way.
62.
DISFRANCHISEMENT

62.1
Direction Notice

If any Member, or any other person appearing to be interested in shares held by such Member, has been duly served with a notice under section 793 of the Act and is in default for the prescribed period in supplying to the Company the information thereby required, then the Board may in its absolute discretion at any time thereafter by a notice (a “Direction Notice”) to such Member direct that, in respect of the shares in relation to which the default occurred (the “Default Shares” which expression shall include any further shares which are issued in respect of such shares), the Member shall not be entitled to vote either personally or by proxy at a General Meeting of the Company or a meeting of the holders of any class of shares of the Company or to exercise any other right conferred by membership in relation to General Meetings of the Company or meetings of the holders of any class of shares of the Company.
62.2
Additional Directions

Where the Default Shares represent at least 0.25 per cent of the issued shares of that class, then the direction notice may additionally direct:
62.2.1
that any dividend or part thereof or other money which would otherwise be payable in respect of the Default Shares shall be retained by the Company without any liability to pay interest thereon when such money is finally paid to the Member; and/or

62.2.2
that no transfer of any of the shares held by such Member shall be registered unless:

(a)
the Member is not himself in default as regards supplying the information required and the transfer is of part only of the Member’s holding which, when presented for registration, is accompanied by a certificate by the Member in a form satisfactory to the

Board to the effect that after due and careful enquiry the Member is satisfied that none of the shares the subject of the transfer are Default Shares; or
(b)
the transfer is an approved transfer.

62.3
Copies of Direction Notice

The Company shall send to each other person appearing to be interested in the shares the subject of any Direction Notice a copy of the notice, but the failure or omission by the Company to do so shall not invalidate such notice.
62.4
Currency of Direction Notice

Any Direction Notice shall have effect in accordance with its terms for so long as the default in respect of which it is issued continues, but shall cease to have effect in relation to any shares which are transferred by any such Member by means of an approved transfer upon the expiry of seven days from the receipt by the Company of notice of such transfer having been made provided that the Board may at any time give notice cancelling or suspending a Direction Notice.
62.5
Interpretation

For the purposes of this Article:
62.5.1
a person shall be treated as appearing to be interested in any shares if the member holding such shares has given to the Company a notification under the said section 793 of the Act which either (a) names such person as being so interested or (b) fails to establish the identities of those interested in the shares and (after taking into account the said notification and any other relevant section 793 notification) the Company knows or has reasonable cause to believe that the person in question is or may be interested in the shares;

62.5.2
the prescribed period is twenty eight days from the date of service of the notice under the said section 793 except where the Default Shares represent at least 0.25 per cent of the issued shares of that class in which case the prescribed period is fourteen days from such date; and

62.5.3
a transfer of shares is an approved transfer if:

(a)
it is a transfer of shares to an offeror by way or in pursuance of acceptance of a takeover offer for a company (as defined in Section 974 of the Act); or

(b)
the Board is satisfied that the transfer is made pursuant to a sale of the whole of the beneficial ownership of the shares to a party unconnected with the transferring Member and/or with any other person appearing to be interested in such shares; or

(c)
the transfer results from a sale made through Nasdaq or any other recognised investment exchange within the meaning of the Financial Services and Markets Act 2000 or any other stock exchange on which the Company’s shares or depositary instruments representing such shares are normally traded.

62.6
Freedom from Interests

The Company shall not be, nor be deemed to be, affected with notice of or put on enquiry as to the rights of any person in any shares as a consequence of this Article or its application.
62.7
Statutory Rights

The provisions of this Article are without prejudice to and shall not affect the right of the Company to apply any of the provisions referred to in Part 22 of the Act.
63.
PROXIES

63.1
Right to Appoint

Any Member may appoint another person or persons as his proxy to exercise all or any of his rights to attend, speak and vote at a meeting of Members or any class of Members. A Member may appoint more than one proxy to attend and to speak and to vote on the same occasion, provided that each proxy is appointed to exercise the rights attached to a different share or shares held by the Member. The appointment of a proxy shall not preclude a Member from attending and voting in person at the meeting or any adjournment thereof.
63.2
Form and Execution

63.2.1
An instrument appointing a proxy shall be in writing in the usual common form or in any other form which the Directors may accept and:

(a)
in the case of an individual shall be signed by the appointor or by his attorney; and

(b)
in the case of a corporation shall be either given under its common seal (if any) or signed on its behalf by an attorney or a duly authorised officer of the corporation.

63.2.2
The Directors may, but shall not be bound to, require evidence of the authority of any such attorney or officer. The signature on such instrument need not be witnessed.

63.3
Identity of Proxy

A proxy need not be a Member.
64.
UNCERTIFICATED PROXY INSTRUCTION

64.1
Uncertificated Shares

Without limiting the foregoing, in relation to any shares which are held in uncertificated form, the Directors may from time to time permit appointments of a proxy to be made by means of an electronic communication in the form of an Uncertificated Proxy Instruction, (that is, a properly authenticated dematerialised instruction, and/or other instruction or notification, which is sent by means of the relevant system concerned and received by such participant in that system acting on behalf of the Company as the Directors may prescribe, in such form and subject to such terms and conditions as may from time to time be prescribed by the Directors (subject always to the facilities and requirements of the relevant system concerned)); and may in a similar manner permit supplements to, or amendments or revocations of, any such Uncertificated Proxy Instruction to be made by like means.
64.2
Form of Instruction

The Directors may in addition prescribe the method of determining the time at which any such properly authenticated dematerialised instruction (and/or other instruction or notification) is to be treated as received by the Company or such participant. The Directors may treat any such Uncertificated Proxy Instruction which purports to be or is expressed to be sent on behalf of a holder of a share as sufficient evidence of the authority of the person sending that instruction to send it on behalf of that holder.
64.3
Poll

The appointment of a proxy to vote on a matter at a meeting of the Company shall be deemed to confer authority on the proxy to demand or join in demanding a poll on that matter.
65.
PROXY FORMS

65.1
Lodgement with the Company

An instrument appointing a proxy, together with the power of attorney or other authority under which it is signed (or a copy thereof certified notarially or in accordance with the Powers of Attorney Act 1971 or as the Directors shall accept) must be left at such place (if any) as is specified for that purpose in or by way of note to the notice convening the meeting or adjourned meeting or, in the case of an appointment contained in an electronic communication, at the address specified in such notice or note by the Company for the purpose of receiving such electronic communications (or, if no place or address is so specified for the purpose, at the Office), so as to be received there not less than:
65.1.1
in the case of a meeting or adjourned meeting, forty-eight hours before the time appointed for the holding of the meeting or adjourned meeting;

65.1.2
in the case of a poll taken more than forty-eight hours after it was demanded, twenty-four hours before the time appointed for the taking of the poll; or

65.1.3
in the case of a poll taken not more than forty-eight hours after it was demanded, the time at which it was demanded and in default may be treated as invalid.

65.2
Periods

In calculating the periods mentioned in the preceding Article 65.1, no account shall be taken of any part of a day that is not a working day (as defined in section 1173 of the Act).
65.3
Multiple Proxy Forms

If two or more valid but differing appointments of a proxy are delivered or (in the case of appointments in electronic form) received in accordance with this Article in respect of the same share for use at the same meeting, the one which is last delivered or, as the case may be, received as aforesaid (regardless of its date, its date of sending or the date of its execution) shall be treated as replacing and revoking the others as regards that share. If the Company is unable to determine which was delivered or received last, none of them shall be treated as valid in respect of that share.
65.4
Voting by Proxy

On a vote on a resolution on a show of hands at a general meeting, a proxy has one vote for and one vote against the resolution if:
65.4.1
the proxy has been duly appointed by more than one member entitled to vote on the resolution; and

65.4.2
the proxy has been instructed by, or exercises his discretion given by one or more of those members to vote for the resolution and has been instructed by, or exercises his discretion given by, one or more other of those members to vote against it.

66.
POWER OF PROXY

An instrument appointing a proxy shall be deemed to include the right to demand or join in demanding a poll and, unless his appointment expressly excludes such right, shall also confer the right to speak at the meeting.
67.
REVOCATION

67.1
The termination of the authority of a person to act as proxy must be notified to the Company in writing.

67.2
The termination of the authority of a person to act as proxy does not affect:

67.2.1
whether that person counts in deciding whether there is a quorum at a meeting, the validity of anything that person does as chairman of a meeting or the validity of a poll demanded by that person at a meeting unless the Company receives notice of termination before the commencement of the meeting; and

67.2.2
the validity of a vote given by that person unless the Company receives notice of termination before the commencement of the meeting or adjourned meeting at which the vote is given or, in the case of a poll taken more than 48 hours after it is demanded, before the time appointed for taking the poll.

67.3
The notice of the termination must be received at an address that is specified in the form of proxy or, where the appointment of the proxy was sent by electronic means, at an address that is specified or deemed to be specified in such form of proxy, or in either case, in the notice convening the meeting or any document accompanying it.

67.4
A vote cast by proxy shall not be invalidated by the previous death or insanity of the principal or by the revocation of the appointment of the proxy or of the authority under which the appointment was made, provided that no intimation in writing of such previous death or insanity or revocation has been received by the Company at the Office at least one hour before the commencement of the meeting or adjourned meeting or the time appointed for the taking of the poll at which the vote is cast.
68.
CORPORATIONS ACTING BY REPRESENTATIVES AT MEETINGS

Any corporation which is a Member may by resolution of its board authorise a person or persons to act as its representative or representatives at any meeting of the Company or of any class of Members. Any one person so authorised and any one of several persons so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual Member and such corporation shall for the purposes of these Articles be deemed to be present in person at any such meeting if a person so authorised is present thereat. Any appointment of more than one corporate representative may be in respect of a different share or shares held by the appointing corporation and in that case each such representative may exercise the powers attached to the shares in respect of which he is appointed in a different way to the way in which a representative appointed by the appointing corporation in respect of other shares exercises the powers attached to those other shares. If more than one corporate representative is appointed pursuant to this article in respect of the same shares and such representatives purport to exercise the powers attached to those shares in different ways, those powers shall be treated as not being exercised.
DIRECTORS
69.
NUMBER

Subject as hereinafter provided, the Directors shall not be less than two but unless and until otherwise resolved by the Company in general meeting there shall be no maximum number of Directors. The Company may by Ordinary Resolution from time to time increase or reduce the minimum number of Directors or impose, increase or reduce any maximum number of Directors.
70.
VACANCIES

The continuing Directors or Director may act notwithstanding any vacancy in their number, but if and for so long as the number of Directors is less than the minimum number fixed by or in accordance with these Articles, the continuing Director or Directors may act for the purpose of appointing an additional Director or Directors or of summoning a General Meeting of the Company but not for any other purpose. If no Directors are in office and willing and able to act, any two Members may convene a General Meeting of the Company in order to appoint Directors.
71.
DIRECTORS AT MEETINGS

71.1
No Share Qualification

No Director shall be required to hold any shares in the capital of the Company by way of qualification for office.
71.2
General Meetings

A Director shall by virtue of his office be entitled to attend and speak at any meeting of Members or of any class of Members.
DIRECTORS’ REMUNERATION
72.
ORDINARY REMUNERATION

The ordinary remuneration of the Directors for their services as such shall be such sum as the Directors or any committee of the Directors empowered in that behalf shall determine but shall not exceed in aggregate the sum of £350,000 per annum or such higher sum as is from time to time determined by the Company in general meeting. No Director may vote or be counted in a quorum for the purposes of determining his own remuneration.

73.
EXECUTIVE REMUNERATION

Any Director who is appointed to any executive office pursuant to Article 78 (including for avoidance of doubt the office of Chairman or Deputy Chairman whether or not such office is held in an executive capacity) or who serves on any committee or who otherwise performs services which in the opinion of the Directors are outside the scope of the ordinary duties of a Director, may be paid (in addition to any other remuneration to which he may be entitled) such remuneration by way of salary, percentage of profits or otherwise as the Directors or any committee of the Directors empowered in that behalf in their sole discretion may determine.
74.
EXPENSES

The Directors may repay to any Director all such reasonable expenses as he may incur in attending and returning from meetings of the Directors or of any committee of the Directors or General Meetings or otherwise in the business of the Company and in the performance of his duties as a Director.
75.
PENSIONS

Subject to the provisions of the Act, the Directors shall have power to pay and agree to pay pensions or other retirement, superannuation, death or disability benefits to or to any person in respect of any person, including any Director or ex-Director, who may hold or have held any executive office or any office of profit under the Company or any subsidiary undertaking or the dependants or relations of any of the same and for the purpose of providing any such pensions or other benefits to contribute to any scheme or fund or to pay premiums. No Director shall be accountable to the Company by reason of his office for any benefits received by him from the exercise of this power and receipt of any such benefit shall not disqualify any person from being or becoming a director of the Company.
76.
DIRECTORS’ INTERESTS

Subject to the provisions of the Act (and, subject to any conflict of interest which might arise being authorised under Article 77), a Director may contract or be in any way directly or indirectly interested in any contract, arrangement or transaction with the Company or in which the Company may be in any way interested and may hold and be remunerated in respect of any office or place of profit (other than the office of Auditor of the Company) under the Company or any other company in which the Company may be interested; he or any firm of which he is a member may act in a professional capacity for the Company or any such other company and be remunerated therefore; in any such case (unless otherwise agreed) he or his firm (as the case may be) may retain for his or their own account absolutely all profits and advantages accruing to him therefrom or as a consequence thereof. A Director may be or become a director or other officer of, or otherwise interested in, any company promoted by the Company or in which the Company may be interested or with which the Company has any commercial relations or dealings and shall not be liable to account to the Company for any remuneration, profit or benefit received by him in respect or by reason of such office or interest. The Directors may cause the voting rights attached to any shares in any other company held by the Company to be exercised as they see fit even upon a resolution for their own appointment to an office or place of profit with such company or the voting by such company of remuneration to themselves. The Company shall have no claim arising from, or in consequence of, the Director’s interest in any contract, arrangement or transaction within the scope of this Article 76and the Director shall not be in breach of duty to the Company by having that interest.
77.
DIRECTORS POWERS TO AUTHORISE CONFLICTS OF INTEREST

77.1
Authorisation

The Directors may (subject to such terms and conditions, if any, as they may think fit to impose from time to time, and subject always to their right to vary or terminate such authorisation) authorise, to the fullest extent permitted by law:
77.1.1
any matter which would otherwise result in a Director infringing his duty to avoid a situation in which he has, or can have, a direct or indirect interest that conflicts, or possibly may conflict,

with the interests of the Company and which may reasonably be regarded as likely to give rise to a conflict of interest (including a conflict of interest and duty or conflict of duties);
77.1.2
a Director to accept or continue in any office, employment or position in addition to his office as a Director of the Company and without prejudice to the generality of paragraph (a) above may authorise the manner in which a conflict of interest arising out of such office, employment or position may be dealt with, either before or at the time that such a conflict of interest arises.

Provided that for this purpose the Director in question and any other interested Director are not counted in the quorum at any board meeting at which such matter, or such office, employment or position, is approved and it is agreed to without their voting or would have been agreed to if their votes had not been counted.
77.2
Consequences of Authorisation

If a matter, or office, employment or position has been authorised by the Directors in accordance with this Article 77 then:
77.2.1
the Director shall not be required to disclose any confidential information relating to such matter, or such office, employment or position, to the Company if to make such a disclosure would result in a breach of a duty or obligation of confidence owed by him in relation to or in connection with that matter, or that office, employment or position;

77.2.2
the Director may absent himself from meetings of the Directors at which anything relating to that matter, or that office, employment or position, will or may be discussed; and

77.2.3
the Director may make such arrangements as such Director thinks fit for Board and committee papers to be received and read by a professional adviser on behalf of that Director.

77.3
Approved Benefits

A Director shall not, by reason of his office, be accountable to the Company for any benefit which he derives from any matter, or from any office, employment or position, which has been approved by the Directors pursuant to this Article 77 (subject in any such case to any limits or conditions to which such approval was subject).
77.4
Without Prejudice

This Article is without prejudice to the operation of Article 76 above.
78.
EXECUTIVE OFFICE

78.1
Appointment

Subject to the provisions of the Act, the Directors may from time to time appoint one or more of their body to be the holder of any offices, including without limitation the offices of Chairman, Deputy Chairman, Chief Executive and Managing Director, on such terms and (subject to the Act) for such period as they may determine and, without prejudice to the terms of any contract entered into in any particular case, may at any time revoke any such appointment.
78.2
Termination of Directorship

The Company may terminate the appointment of any Director to any executive office if he ceases from any cause to be a Director, and in the case of the Chairman or Deputy Chairman or Chief Executive his appointment shall automatically terminate if he ceases to be a Director, but in any such case such termination of his appointment shall be without prejudice to any claim he may have for damages for breach of any contract of service between him and the Company.
78.3
Delegation of Powers

The Directors may entrust to and confer upon a Director holding any executive office any of the powers exercisable by them as Directors (save the determination of remuneration of any of the

Directors or Alternate Directors) upon such terms and conditions and with such restrictions as they think fit and either collaterally with or to the exclusion of their own powers and may from time to time revoke, withdraw, alter or vary all or any of such powers. Any such delegation shall, in the absence of express provision to the contrary in the terms of the delegation, be deemed to include authority to sub-delegate to one or more Directors (whether or not acting as a committee) or to any employee or agent of the Company all or any of the powers and discretions delegated and may be made subject to such conditions as the Directors may specify and may be revoked or altered.
79.
PRESIDENT

Either the Company in general meeting or the Directors may from time to time appoint any person to the office of President, Honorary President or Life President on such terms and for such period as the resolution appointing him may specify and (whether such appointment was made by the Company in general meeting or by the Directors) may from time to time remove any person from such office or vary the terms or period of his appointment. Any person holding such office may do so on an honorary basis or may be paid such remuneration as is specified in his appointment or as the Directors in their discretion shall think fit and may, but need not, be a Director. Subject to the terms of his appointment, any person holding such office shall not be entitled by virtue of that office to receive notice of, attend, speak or vote at meetings of the Board of Directors nor receive information which Directors are entitled to receive by virtue of their office nor have any other power, authority or responsibility. Any person for the time being holding such office may at any time resign therefrom by notice to the Office.
APPOINTMENT AND RETIREMENT OF DIRECTORS
80.
GENERAL POWER OF APPOINTMENT

Subject to the provisions of these Articles, the Company in General Meeting may elect any person to be a Director whether to fill a casual vacancy or as an additional Director, but so that the total number of Directors shall not exceed any maximum number for the time being fixed by or in accordance with these Articles.
81.
SEPARATE RESOLUTIONS FOR APPOINTMENT

A motion for the appointment of two or more persons as Directors by a single resolution shall not be made at any General Meeting unless first agreed by the meeting without any vote being given against it; and any resolution moved in contravention of this provision shall be void.
82.
ELIGIBILITY AND NOTICE OF CANDIDACY

No person other than a Director retiring at the meeting shall, unless recommended by the Directors for election, be eligible for appointment as a Director at any General Meeting unless, not less than seven nor more than forty-two days (inclusive of the date on which the notice is given) before the day appointed for the meeting, there shall have been left at the Office notice in writing signed by some Member duly qualified to attend and vote at the meeting for which such notice is given of his intention to propose such person for election and also notice in writing signed by the person to be proposed of his willingness to be elected.
83.
DIRECTORS’ POWER TO APPOINT

The Directors shall have power at any time and from time to time to appoint any person to be a Director either to fill a casual vacancy or as an additional Director, but so that the total number of Directors shall not at any time exceed any maximum number fixed by or in accordance with these Articles. Any Director so appointed shall hold office only until the conclusion of the next Annual General Meeting and shall then be eligible for election, but shall not be taken into account in determining the number of Directors who are to retire by rotation at such meeting. If not reappointed he shall vacate office at the conclusion of such meeting.
84.
TERMINATION OF OFFICE

The office of a Director shall be vacated in any of the following events, namely:

84.1.1
if by law or, (if applicable) by the rules of any stock exchange, he ceases to be, or he becomes prohibited from acting as, a Director;

84.1.2
if (not being a Director holding office as such for a fixed term) he resigns by writing under his hand left at the Office or if he offers his resignation in writing and that offer is accepted by the Directors;

84.1.3
if he has a receiving order made against him or compounds with his creditors generally;

84.1.4
if he becomes of unsound mind or a patient for any purpose of any statute relating to mental health and the Board resolves that his office is vacated;

84.1.5
if he is absent from meetings of the Directors for six months without leave, or is convicted of any criminal offence involving dishonesty, and in either event the Directors resolve that his office be vacated;

84.1.6
if he is removed from office pursuant to these Articles;

84.1.7
if, being an Executive Director, his employment with the Company and its subsidiaries and subsidiary undertakings terminates for whatsoever cause, unless in any case the Board otherwise resolves (and for this purpose a Director shall be an Executive Director if he acts as an executive or holds any executive position of or with the Company or any subsidiary or subsidiary undertaking of the Company); or

84.1.8
if he is removed as Director by notice in writing signed by not less than three quarters of the Directors.

85.
RETIREMENT AT GENERAL MEETINGS

85.1
Retirement by Rotation

At each Annual General Meeting there shall retire from office by rotation every Director who was elected or last re-elected at or before the annual general meeting held in the third calendar year preceding that Annual General Meeting.
85.2
Eligibility for Re-election

A Director retiring at a meeting shall be eligible for re-election and his retirement shall not have effect until the conclusion of the meeting except where a resolution is passed to elect some other person in the place of the retiring Director or a resolution for his re-election is put to the meeting and lost and accordingly a retiring Director who is re-elected or deemed to have been re-elected will continue in office without a break.
85.3
Filling of Vacated Office

At the meeting at which a Director retires under any provision of these Articles, the Company may by ordinary resolution fill the vacated office by electing a person thereto. In default, the retiring Director shall be deemed to have been re-elected unless:
85.3.1
at such meeting it is expressly resolved not to fill up such vacated office or a resolution for the re-election of such Director is put to the meeting and not passed; or

85.3.2
such Director has given notice in writing to the Company that he is unwilling to be re-elected; or

85.3.3
the default is due to the moving of a resolution in contravention of the next following Article 86; or

85.3.4
such Director has attained any mandatory retirement age specified by the Act.

A retiring Director who is re-elected or deemed to have been re-elected shall be treated as having continued in office without break and any person (other than a retiring Director) appointed a Director at the meeting shall take up office upon conclusion of the meeting.

86.
REMOVAL

The Company may by ordinary resolution of which Special Notice has been given remove any Director before the expiration of his period of office, notwithstanding any provision of these Articles or of any agreement between the Company and such Director, but without prejudice to any claim he may have for damages for breach of any such agreement. The Company may by a like resolution appoint another person in place of a Director so removed from office. Any person so appointed shall be subject to retirement by rotation at the same time as if he had become a Director on the day on which the Director in whose place he is appointed was last elected a Director. In default of such appointment, the vacancy so arising may be filled by the Directors as a casual vacancy.
87.
ALTERNATES

No director may appoint any person to be his alternate.
PROCEEDINGS OF DIRECTORS
88.
DIRECTORS MEETINGS

Subject to the provisions of these Articles, the Directors may meet together for the despatch of business, adjourn and otherwise regulate their meetings as they think fit. A Director may, and the Secretary on the requisition of a Director shall, at any time summon a meeting of the Directors. It shall not be necessary to give notice of a meeting of Directors to any Director or Alternate Director for the time being absent from the United Kingdom unless he has requested that in such event notice be given to him in writing at an address within the United Kingdom. Subject thereto, notice of any meeting shall be given to each Director verbally or in writing but any Director may waive notice of any meeting, in advance or retrospectively.
89.
QUORUM

The quorum necessary for the transaction of the business of the Directors may be fixed from time to time by the Directors and, unless so fixed at any other number, shall be two. A meeting of the Directors at which a quorum is present shall be competent to exercise all powers and discretions for the time being exercisable by the Directors. For the purposes of these Articles, any Director show is able to participate in any meeting of the Board by way of telephonic communication or electronic communication shall be deemed to be present in person at such meeting and shall be entitled to vote and count in the quorum accordingly. Such meeting of the Board shall be deemed to take place where the largest number of those participating is assembled, or, failing that where the Chairman of the Board meeting then is.
90.
VOTING

Questions arising at any meeting of the Directors shall be determined by a majority of votes and each Director shall have one vote. In case of an equality of votes the chairman of the meeting shall have a second or casting vote.
91.
DECLARATION OF INTERESTS

A Director who is in any way, whether directly or indirectly, interested in a transaction or proposed transaction with the Company shall declare the nature of his interest in accordance with the provisions of the Act. The failure to notify such interest shall not invalidate the proceedings or any resolution passed if, disregarding the vote of such Director and taking into account in the case of a resultant equality of votes the second or casting vote of the Chairman of the meeting (and so that if the Chairman did not in fact exercise his casting vote, he be deemed to have cast it the same way as he cast his first vote as a Director) the resolution would in any event have been passed.
92.
CONFLICT OF INTEREST

92.1
Conflicts of Interest

Save as herein otherwise provided, a Director shall not vote upon any resolution of the Directors concerning his own appointment as the holder of any office or place of profit with the Company or any other company in which the Company is interested (including the arrangement or variation of the terms thereof or the termination thereof) nor shall he vote in respect of any contract or arrangement or any other proposal whatsoever in which he has any material interest other than through his holding of shares, debentures or other securities of the Company or otherwise through the Company (and if he shall do so his vote shall not be counted) nor shall he be counted for the purpose of any resolution regarding the same in the quorum present at the meeting, but (subject to the provisions of the Act and to his not having some other material interest) this Article shall not apply to any of the following matters, namely:
92.1.1
any arrangement for giving to him any security or indemnity in respect of money lent by him or obligations undertaken by him for the benefit of the Company or any of its subsidiary undertakings;

92.1.2
any arrangement for the giving by the Company or any of its subsidiaries of any security or indemnity to a third party in respect of a debt or obligation of the Company or any of its subsidiaries for which he himself has assumed responsibility in whole or in part under a guarantee or indemnity or by the giving of security;

92.1.3
any proposal concerning an offer of shares or debentures or other securities of or by the Company or any of its subsidiaries for subscription or purchase by Members or any holders of any securities of the Company or by the public or any section of the public in which offer he is or is to be interested as a subscriber or as a participant in the underwriting or sub-underwriting thereof;

92.1.4
any proposal concerning any other company in which he is interested directly or indirectly and whether as an officer or shareholder or otherwise howsoever, provided that he is not interested in one percent or more of the equity share capital of such company within the meaning of Article 92.3;

92.1.5
any such scheme or fund as is referred to in Article 75 which relates both to Directors and to employees or a class of employees and does not accord to any Director as such any privilege or advantage not generally accorded to the employees to which such scheme or fund relates;

92.1.6
any contract, arrangement, transaction or proposal concerning the adoption, modification or operation of any scheme which provides for persons employed by the Company and its subsidiary undertakings (including Directors holding executive positions with the Company or any of its subsidiary undertakings) to acquire shares in the capital of the Company and does not accord to any Director as such any privilege or advantage not generally accorded to other participating employees;

92.1.7
any proposal concerning any insurance in respect or for the benefit of any person or persons who is or are or include Directors of the Company, being insurance of the kind referred to in Article 156 or any other insurance which the Company has power to arrange and maintain;

92.1.8
any other proposal for the benefit of employees of the Company or any subsidiary of the Company under which a Director benefits in a similar manner as the employees and which does not accord to any Director as such any privilege or advantage not generally accorded to the employees to whom such proposal relates.

92.2
Specific Relaxation of Voting Restrictions

The provisions of this Article may at any time be suspended or relaxed to any extent and either generally or in respect of any particular contract, arrangement or transaction, and any particular contract, arrangement or transaction carried out in contravention of this Article may be ratified by ordinary resolution of the Company.
92.3
Interests in One Per Cent Shareholdings

A company shall be deemed to be a company in which a Director is interested in one percent or more of its equity share capital if and so long as (but only if and so long as) the Director together with any persons connected with him within the meaning of the Act (a “connected person”) is (either directly or indirectly) the holder of or beneficially interested in one percent or more of any class of the equity share capital of such company or of the voting rights available to Members of such company. For the purpose of this paragraph there shall be disregarded any shares held by a Director or connected person as bare or custodian trustee and in which he has no beneficial interest, any shares comprised in a trust in which the interest of the Director or connected person is in reversion or remainder if and so long as some other person is entitled to receive the income thereof, and any shares comprised in an authorised unit trust scheme in which the Director or connected person is interested only as a unit holder.
92.4
Decisions upon Director’s Material Interest

If any question shall arise at any time as to the materiality of a Director’s interest or as to the entitlement of any Director to vote and such question is not resolved by his voluntarily agreeing to abstain from voting, such question shall be referred to the chairman of the meeting and his ruling in relation to any other Director shall be final and conclusive unless the nature or extent of the interests of such Director has not been fairly disclosed. If any such question shall arise in respect of the chairman of the meeting, it shall be decided by resolution of the Board (for which purpose the chairman shall neither be counted in the quorum nor vote) and such resolution shall be final and conclusive unless the nature or extent of the interests of the chairman have not been fairly disclosed.
93.
RESOLUTIONS ON APPOINTMENTS

Where proposals are under consideration concerning the appointment (including the arrangement or variation of the terms of appointment or its termination) of two or more Directors to offices or employments with the Company or any company in which the Company is interested, such proposals may be divided and considered in relation to each Director separately and in such case each of the Directors concerned (if not debarred from voting under the provisions of Article 92.1) shall be entitled to vote (and be counted in the quorum) in respect of each resolution except that concerning his own appointment (including the arrangement or variation of the terms thereof or the termination thereof).
94.
ELECTION OF OFFICERS

The Directors may from time to time elect a Chairman and Deputy Chairman (or two or more Deputy Chairmen) and determine the period for which each is to hold office.
95.
CHAIRMAN OF MEETINGS

Subject as otherwise stated in this Article, the Chairman shall be the chairman of any meeting of the Directors. If there is for the time being no Chairman holding that office, or if at any meeting the Chairman is not present within fifteen minutes after the time appointed for holding the same, the Deputy Chairman (or if there be more than one Deputy Chairman in office, the one of those present who has the longest continuous period of holding that office or if they be equal in that respect the one appointed to act as chairman by the Directors) shall be the chairman of the meeting. If for the time being there is neither a Chairman nor a Deputy Chairman holding that office, or if at any meeting neither be present within fifteen minutes after the time appointed for holding the same, the Directors present may choose one of their number to be the chairman of the meeting.
96.
WRITTEN RESOLUTIONS

A resolution in writing signed or confirmed electronically by all the Directors for the time being entitled to receive notice of a Board meeting and to vote on the resolution and not being less than a quorum (or by all the members of a committee of the Board for the time being entitled to receive notice of such committee meeting and to vote on the resolution and not being less than a quorum of that committee), shall be as valid and effective for all purposes as a resolution duly passed at a meeting of the Board (or committee, as the case may be). Such a resolution may consist of several documents or electronic communications in the same form each signed or authenticated by one or more of the Directors or members of the relevant committee.

97.
ELECTRONIC AND TELEPHONIC MEETINGS

Any Director may participate in a meeting of Directors or Committee of Directors by electronic means, including by means of a conference telephone, videoconference or similar communications equipment whereby all persons participating in a meeting can hear and be heard by each other. Participation in any such meeting in this way shall be deemed to constitute presence in person at the said meeting and the place of the meeting shall be deemed to be that place where the largest number of directors are present or if none such place as agreed by the meeting.
98.
DEFECT IN FORM

All acts done by any meeting of Directors or of a committee of Directors or by any person acting as a Director or as a member of any committee, shall as regards all persons dealing in good faith with the Company, notwithstanding that there was some defect in the appointment or continuance in office of any such Director or person acting as aforesaid, or that they or any of them were disqualified or had vacated office or were not entitled to vote, be as valid as if every such person had been duly appointed and was qualified and had continued to be a Director and had been entitled to vote.
99.
COMMITTEES

99.1
Delegation to Committees

The Directors may delegate any of their powers (including those relating to the determination of the remuneration of Directors, Associate Directors or Alternate Directors) to committees consisting of such member or members of their body and such (if any) other persons as they think fit save that such other persons shall at all times comprise less than one half of such committee and no resolution of any meeting of any such committee shall be effective unless a majority of members of such committee present at the meeting at the time that the resolution was put to the vote are Directors. Any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed by the Directors.
Any such delegation shall, in the absence of express provision to the contrary in the terms of delegation, be deemed to include authority to sub-delegate to one or more Directors (whether or not acting as a committee) or to any employee or agent of the Company all or any of the powers and discretions delegated and may be made subject to such conditions as the Directors may specify, and may be revoked or altered.
99.2
Regulation of Committee Proceedings

The meetings and proceedings of any such committee consisting of two or more Directors shall be governed by the provisions of these Articles regulating the meetings and proceedings of the Directors, so far as the same are applicable and are not superseded by any regulations made by the Directors under Article 99.1.
100.
DIVISIONS, LOCAL BOARDS AND REGIONS

100.1
Establishment

The Directors may establish any Local Boards or Agencies for managing any of the affairs of the Company, either in the United Kingdom or elsewhere, and may appoint any persons to be members of such Local Boards or any Managers or Agents and may fix their remuneration and may delegate to any Local Board, Manager or Agent any of the powers, authorities and discretions vested in the Directors, with power to sub-delegate, and may authorise members of any Local Boards or any of them to fill any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made upon such terms and subject to such conditions as the Directors may think fit and the Directors may remove any person so appointed and may annul or vary any such delegation but no person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

100.2
Divisions

The Directors may from time to time provide for the management and carrying on of the business and the affairs of the Company in Divisions whether at home or abroad, in such manner as they think fit, and the particular provisions contained in this Article shall be without prejudice to this general power.
100.3
Divisional Boards

The Directors from time to time and at any time may establish any Divisional Board for managing and carrying on the business and the affairs of any division of the Company and may appoint any persons to be members of such Divisional Board and may fix their remuneration. Any person so appointed shall be known as a Divisional Director. The Directors from time to time and at any time may delegate to any person or persons so appointed any of the powers, authorities and discretions for the time being vested in the Directors so far as the same relate to the business and the affairs of that Division and may authorise the members for the time being of any Divisional Board or any of them to fill up any vacancies therein and to act notwithstanding vacancies; and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any person so appointed and may annul or vary any such delegation. A Divisional Director need not be a member of the Board of Directors of the Company or of any committee of Directors of the Company and, if not a member thereof, shall not be deemed to be a Director of the Company by virtue of his appointment nor shall he be entitled to be present at any meeting of the Board of Directors or of any such committee, except at the request of the Board of Directors or of such committee, nor shall he be entitled to receive notice of any such meeting and, if present at such request, he shall not be entitled to vote thereat.
100.4
Local Divisional Directors

The Directors may at any time and from time to time appoint any person to advise and assist any Divisional Board. Any person so appointed shall be known as a Local Divisional Director but he shall not be a member of the Divisional Board. The Directors shall determine the period of his appointment, the powers and duties to be exercisable or undertaken by him and the amount or manner of his remuneration.
101.
ASSOCIATE DIRECTORS

101.1
Appointment

The Directors may at any time and from time to time appoint any person or persons to the office of an associate director bearing such qualified title including the word ‘director’ (with or without the word ‘associate’) as the Directors shall think fit.
101.2
Status

Any person so appointed as an associate director shall not be a Director of the Company and shall not have power by virtue of this appointment to exercise any of the rights or powers of a Director of the Company, save only as may from time to time be specifically delegated to him by the Directors.
101.3
Term of Office

Any person appointed as an associate director shall hold that office for so long as the Directors think fit and regardless of any provision in any contract between him and the Company may be removed from such office by resolution of the Directors and as otherwise provided by the terms of his appointment.
101.4
Delegation of Powers

The Directors may from time to time delegate to any person appointed an associate director such powers, duties and responsibilities as they shall think fit but such associate director shall exercise the same in all respects subject to and in accordance with the directions of the Directors.

101.5
Meetings

An associate director shall not be entitled to attend, speak or vote at any meeting of the Directors save at the express invitation of the Directors, but if invited to attend, shall be entitled to speak but not to vote upon any matter under discussion at the meeting so attended. Any associate director present at a meeting of the Directors shall not be counted in the quorum of Directors required for such meeting.
101.6
Remuneration

An associate director shall not be entitled to any remuneration or other benefits in connection with his appointment save only any which may be specifically agreed between the Directors and the appointee.
102.
BORROWING POWERS

Subject to the provisions of the Act, the Directors may exercise all the powers of the Company to borrow money and to mortgage or charge all or any part of its undertaking, property and assets (present and future) and uncalled capital and to issue debentures and other securities whether outright or as collateral security for any debt, liability or obligation of the Company or of any third party.
GENERAL POWERS OF DIRECTORS
103.
GENERAL AUTHORITY

The business of the Company shall be managed by the Directors, who may exercise all such powers of the Company as are not by the Act or by these Articles required to be exercised by the Company in General Meeting, subject nevertheless to any regulations of these Articles, to the provisions of the Act and to such regulations (being not inconsistent with the aforesaid regulations or provisions) as may be prescribed by Special Resolution of the Company, but no regulation so made by the Company shall invalidate any prior act of the Directors which would have been valid if such regulation had not been made. The general powers given by this Article 103 shall not be limited or restricted by any special authority or power given to the Directors by any other Article.
104.
PROVISION FOR EMPLOYEES

The Directors may by resolution exercise any power conferred by the Act to make provision for the benefit of persons employed or formerly employed by the Company or any of its subsidiaries in connection with the cessation or the transfer to any person of the whole or part of the undertaking of the Company or that subsidiary.
105.
APPOINTMENT OF ATTORNEYS

The Directors may from time to time and at any time by power of attorney executed as a deed by the Company in accordance with the Act and Article 110 or otherwise appoint any company, firm or person or any fluctuating body of persons, whether nominated directly or indirectly by the Directors, to be the Attorney or Attorneys or agent or agents of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit and any such power of attorney or other appointments may contain such provisions for the protection and convenience of persons dealing with any such Attorney or agent as the Directors may think fit and may also authorise any such Attorney or agent to sub-delegate all or any of the powers, authorities and discretions vested in him.
106.
OVERSEAS SHARE REGISTERS

Subject to and to the extent permitted by the Act, the Company or the Directors on behalf of the Company may cause to be kept an overseas or local register wherever the Directors think expedient and the Directors may make and vary such regulations as they may think fit respecting the keeping of any such register.

107.
NEGOTIABLE INSTRUMENTS

All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall from time to time by resolution determine.
SECRETARY
108.
APPOINTMENT, TERMS AND REMOVAL

Subject to the provisions of the Act, the Secretary shall be appointed by the Directors for such term, at such remuneration and upon such conditions as they may think fit; and any Secretary so appointed may be removed by them but without prejudice to any claim he may have for damages for breach of any contract of service between him and the Company.
109.
JOINT AND ASSISTANT SECRETARIES

The Directors may appoint more than one person to act as Joint Secretaries and may appoint any person or persons to act as Assistant Secretary. Any person so appointed may exercise such of the powers of the Secretary as may be conferred upon him in his appointment.
110.
SEALS AND EXECUTION OF DOCUMENTS

110.1
Power to Have Seal

The Company may exercise the powers conferred by the Act with regard to having official seals and such powers shall be vested in the Directors.
110.2
Use of Seal

The Directors shall provide for the safe custody of the Seal and any official seal (if any), which shall be used only by the authority of the Directors or of a committee of the Directors authorised by the Directors in that behalf and, subject as otherwise provided by these Articles, every instrument to which any seal shall be affixed shall be signed by a Director and shall be countersigned by the Secretary or by a second Director or by some other person appointed by the Directors for the purpose. The Directors may by resolution determine that such signatures or either of them shall be dispensed with or affixed by some method or system of mechanical signature.
110.3
Execution of Documents

To the extent permitted by the Act, any document expressed (in whatever form of words) to be executed by the Company as a deed shall be effectively executed by the Company if:
110.3.1
it is executed under seal and countersigned in accordance with Article 110.3.3; or

110.3.2
it is signed by a Director and the Secretary of the Company, or by two of the Directors; or

110.3.3
it is signed by any Director in the presence of a witness (who also signs as having witnessed the Director’s signature).

110.4
Execution on behalf of Others

Whenever and to the extent so authorised by resolution in General Meeting, any of the Directors may execute on behalf of any person who is or is seeking to become a Member any transfer or any other document specified in the authorising resolution and the Company and all other persons may accept and rely upon such execution as if it were by that person personally.
DOCUMENTS
111.
POWER TO AUTHENTICATE

Any Director or the Secretary or any person appointed by the Directors for the purpose shall have power to authenticate any documents affecting the constitution of the Company and any resolutions passed by the Company or the Directors or any committee, and any books, records, documents and accounts relating to the business of the Company, and to certify copies thereof or extracts therefrom as true copies or extracts; and where any books, records, documents or accounts are elsewhere than at the Office, the local manager or other officer of the Company having the custody thereof shall be deemed to be a person appointed by the Directors as aforesaid.
112.
CERTIFIED MINUTES

A document purporting to be a copy of a resolution of Members or of the Directors or an extract from the minutes of a meeting of Members or the Directors which is certified as such in accordance with Article 111, shall be conclusive evidence in favour of all persons dealing with the Company upon the faith thereof that such resolution has been duly passed or, as the case may be, that such extract is a true and accurate record of a duly constituted meeting of the Directors.
113.
DESTRUCTION OF DOCUMENTS

The Company may destroy:
113.1.1
any share certificate which has been cancelled, at any time after the expiry of one year from the date of such cancellation;

113.1.2
any dividend mandate or any variation or cancellation thereof or any notification of change of name or address, at any time after the expiry of two years from the date such mandate, variation cancellation or notification was recorded by the Company;

113.1.3
any instrument of transfer of shares which has been registered, at any time after the expiry of six years from the date of registration; and

113.1.4
any other document on the basis of which any entry in the Company’s register of members is made, at any time after the expiry of six years from the date an entry in the Company’s register of members was first made in respect of it;

and it shall conclusively be presumed in favour of the Company that every share certificate so destroyed was a valid certificate duly and properly cancelled and that every instrument of transfer so destroyed was a valid and effective instrument duly and properly registered and that every other document destroyed hereunder was a valid and effective document in accordance with the recorded particulars thereof in the books or records of the Company. Provided always that:
(a)
the foregoing provisions of this Article 113 shall apply only to the destruction of a document in good faith and without express notice to the Company that the preservation of such document was relevant to a claim;

(b)
nothing contained in this Article shall be construed as imposing upon the Company any liability in respect of the destruction of any such document earlier than as aforesaid or in any case where the conditions of proviso (i) above are not fulfilled; and

(c)
references in this Article to the destruction of any document include references to its disposal in any manner.

RESERVES
114.
ESTABLISHMENT AND APPLICATION

The Directors may from time to time set aside out of the profits of the Company and carry to reserve such sums as they think proper which, at the discretion of the Directors, shall be applicable for any purpose to which the profits of the Company may properly be applied and pending such application may either be employed in the business of the Company or be invested. The Directors may divide the reserve into such special funds as they think fit, and may consolidate into one fund any special funds or any parts of any special funds into which the reserve may have been divided. The Directors may also without placing the same to reserve carry forward any profits. In carrying sums to reserve and in applying the same the Directors shall comply with the provisions of the Act.

DIVIDENDS
115.
DECLARATION IN GENERAL MEETING

Subject to the provisions of the Act, the Company may by ordinary resolution declare dividends but (without prejudice to the powers of the Company to pay interest on share capital as hereinbefore provided) no dividend shall be declared or paid except out of the profits of the Company or in excess of the amount recommended by the Directors.
116.
FIXED AND INTERIM DIVIDENDS

Subject to the provisions of the Act and if and so far as in the opinion of the Directors the profits of the Company justify such payments, the Directors may declare and pay the fixed dividends on any class of shares carrying a fixed dividend expressed to be payable on fixed dates on the half-yearly or other dates prescribed for the payment thereof and may also from time to time declare and pay interim dividends of such amounts and on such dates and in respect of such periods as they think fit.
117.
ENTITLEMENT AND APPORTIONMENT

Unless and to the extent that the special rights attached to any shares or the terms of issue thereof otherwise provide, all dividends shall be declared and paid according to the amounts paid on the shares in respect whereof the dividend is paid, but (for the purposes of this Article 117 only) no amount paid on a share in advance of calls shall be treated as paid on the share. All dividends shall be apportioned and paid pro rata according to the amounts paid on the shares during any portion or portions of the period in respect of which the dividend is paid, save that if any share is issued on terms providing that it shall rank for dividend in whole or in part as from a particular date, such share shall rank for dividend accordingly. All dividends may be declared in any currency or currencies, and paid in the same currency or currencies or in any other currency or currencies. The Directors may decide the rate of exchange for any currency conversions that may be required and how any costs involved are to be met, in relation to the currency of any dividend.
118.
RECORD DATE

The Company or the Directors may determine any date as the record date for any dividend, distribution, allotment or issue whether it is before or after the date upon which the same is declared made or paid.
119.
PRE-ACQUISITION PROFITS

Subject to the provisions of the Act, where any asset, business or property is acquired by the Company as from a past date (whether before or after incorporation of the Company) upon the terms that the Company shall as from that date take the profits and bear the losses thereof, such profits or losses, at the discretion of the Directors may be carried to revenue account, in whole or in part, and treated for all purposes as profits or losses of the Company. Subject as aforesaid, if any shares or securities are purchased cum dividend or interest such dividend or interest may at the discretion of the Directors be treated as revenue and it shall not be obligatory to capitalise the same or any part thereof.
120.
SHARE PREMIUM ACCOUNT

If the Company shall issue shares at a premium, whether for cash or otherwise, the Directors shall, subject to the provisions of the Act, transfer a sum equal to the aggregate amount or value of the premiums to an account to be called “Share Premium Account” and any amount for the time being standing to the credit of such account shall not be applied in the payment of dividends.
121.
NO INTEREST PAYABLE

No dividend or other monies payable on or in respect of a share shall bear interest as against the Company.
122.
DEDUCTION OF CALLS

The Directors may deduct from any dividend or other monies payable to any Member on or in respect of a share all sums of money (if any) presently payable by him to the Company on account of calls or otherwise in relation to shares of the Company.

123.
EXERCISE OF LIEN

The Directors may retain any dividend or other monies payable on or in respect of a share on which the Company has a lien and may apply the same in or towards satisfaction of the debts, liabilities or engagements in respect of which the lien exists.
124.
DISFRANCHISED SHARES

The Directors may cause to be withheld any dividends otherwise payable in respect of any shares which are for the time being the subject of a direction pursuant to Article 62.2.1.
125.
SHARES SUBJECT TO TRANSMISSION

The Directors may retain the dividends payable upon shares in respect of which any person is entitled to become a Member under the provisions as to the transmission of shares hereinbefore contained, or which any person is under those provisions entitled to transfer, until such person shall become a Member in respect of such shares or shall transfer the same.
126.
UNCLAIMED DIVIDENDS

The payment into a separate account by the Directors of any unclaimed dividend or other monies payable on or in respect of a share shall not constitute the Company a trustee in respect thereof and any dividend unclaimed after a period of twelve years from the date of declaration of such dividend shall be forfeited and shall revert to the Company.
127.
POWER TO WITHHOLD

If on two consecutive occasions a cheque or warrant for a dividend payable to a Member is returned undelivered or remains uncashed, the Directors may cause any further dividends upon shares held by that Member to be withheld until they receive notice from that Member of an address to which payment may be sent.
128.
DIVIDEND WAIVERS

The waiver in whole or in part of any dividend or any share by any document (whether or not under seal) shall be effective only if such document is signed by the shareholder (or the person entitled to the share in consequence of the death or bankruptcy of the holder) and delivered to the Company and if or to the extent that the same is accepted as such or acted upon by the Company.
129.
DIVIDENDS IN SPECIE

The Company, upon the recommendation of the Directors, may by Ordinary Resolution direct or offer payment of a dividend or a series of dividends in respect of a specified period in whole or in part by the issue or distribution of specific assets (and in particular of paid-up shares or debentures of any other company) or in any one or more of such ways and the Directors shall give effect to such resolution. Where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional certificates, fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the footing of the value so fixed in order to adjust the rights of all parties and may vest any such specific assets in trustees as may seem expedient to the Directors.
130.
SCRIP DIVIDENDS

Subject to the Act, the Directors may, with the sanction of an ordinary resolution of the Company and subject to such terms and conditions as the Board may determine, offer the holders of shares (excluding any member holding shares as treasury shares) the right to elect to receive shares (as applicable to the class of share held), credited as fully paid, in whole or in part instead of cash in respect of such dividend or dividends or parts thereof as are specified by such resolution (the “foregone dividend rights”) and the following provisions shall apply:
130.1.1
the said resolution may specify a particular dividend, or may specify all or any dividends declared within a specified period, ending not later than the beginning of the Annual General Meeting next following the date of the meeting at which such resolution is passed;
130.1.2
the entitlement of each member to shares so offered shall be so that the aggregate value thereof shall be as nearly as possible equal to (but not in excess of) the cash amount of his foregone dividend rights. For this purpose the value of the entitlement shall be calculated by reference to the average of the middle market quotations for the shares on The London Stock Exchange as derived from the Daily Official List (and/or depositary instruments representing such shares on Nasdaq), as the Board may determine, on the day when the shares are first quoted “ex” the foregone dividend rights and the four subsequent dealing days;

130.1.3
the basis of allotment shall be such that no member may receive a fraction of a share;

130.1.4
the Directors, after determining the basis of allotment, shall notify the holders of shares in writing of the right of election offered to them and shall send with, or following, such notification forms of election and specify the procedure to be followed and place at which, and the latest time by which, duly completed forms of election must be lodged in order to be effective;

130.1.5
the foregone dividend rights shall not be payable in respect of shares in respect of which the election has been duly made (the “elected Shares”) and instead thereof additional shares shall be allotted to the holders of the elected Shares on the basis of allotment determined as aforesaid. For such purpose the Directors shall capitalise out of such of the sums standing to the credit of reserves (including any share premium account, capital redemption reserve or redenomination reserve) or any of the profits which could otherwise have been applied in paying dividends in cash as the Directors may determine, a sum equal to the aggregate nominal amount of the additional shares to be allotted on such basis and apply the same in paying up in full the appropriate number of unissued shares for allotment and issue to the holders of the elected Shares on such basis; and

130.1.6
the additional shares so allotted shall rank pari passu in all respects with the fully paid shares then in issue save only as regards the foregone dividend rights.

131.
MANNER OF PAYMENT

Any dividend or other monies payable in cash on or in respect of a share may be paid by cheque or warrant sent through the post to the registered address of the Member or person entitled thereto or, if two or more persons are registered as joint holders of the share or are entitled thereto in consequence of the death or bankruptcy of the holder, to any one of such persons or to such person and such address as such person or persons or to such person at such address as such member or person or persons may by writing direct or by bank or other funds transfer system as the Directors may consider appropriate. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent or to such person as the holder or joint holders or person or persons entitled to the share in consequence of the death or bankruptcy of the holder may direct, and payment of the cheque shall be a good discharge to the Company. Every such cheque or warrant shall be sent at the risk of the person entitled to the monies represented thereby.
132.
RETURNED CHEQUES OR WARRANTS

Notwithstanding the provisions of Article 131 or any direction given to the Company pursuant thereto, the Company may stop sending dividend cheques or warrants by post in relation to a share if:
132.1.1
dividend cheques or warrants have been sent by post and returned undelivered or left uncashed for a period of at least six months on two consecutive occasions; or

132.1.2
a dividend cheque or warrant has been sent by post to the registered address of the member or other person entitled to the dividend on that share and returned undelivered or left uncashed for a period of at least six months and thereafter reasonable enquiries have failed to establish any new address of such member or person.

If the Company exercises the right conferred upon it by the foregoing provisions of this Article 131, it shall not be required to use any other method of paying dividends on the share in question but, subject to the provisions of these Articles, shall recommence sending cheques or warrants (or using another method of payment) in respect of dividends on that share if the member or other person entitled to the dividend claims the arrears of dividend and does not instruct the Company to pay future dividends in some other way.
133.
JOINT HOLDERS

If two or more persons are registered as joint holders of any share or are entitled jointly to a share in consequence of the death or bankruptcy of the holder, any one of them may give effectual receipts for any dividend or other monies payable on or in respect of the share.
CAPITALISATION OF PROFITS AND RESERVES
134.
POWER OF CAPITALISATION

The Company, upon the recommendation of the Directors, may from time to time by Ordinary Resolution resolve that it is desirable to capitalise any sum standing to the credit of any of the Company’s reserve accounts (including any Share Premium Account, Capital Redemption Reserve, share-based payment reserve and redenomination reserve) or any sum standing to the credit of profit and loss or retained earnings account or otherwise available for distribution and accordingly that the Directors be authorised and directed to appropriate the sum resolved to be capitalised to the Members or any class of Members who would be entitled thereto if distributed by way of dividend and in the same proportions and to apply such sum on their behalf, either in or towards paying up the amounts, if any, for the time being unpaid on any shares held by such Members respectively, or in paying up in full unissued shares or debentures of the Company of a nominal amount equal to such sum, such shares or debentures to be allotted and distributed credited as fully paid up to and amongst such Members in the proportion aforesaid or partly in one way and partly in the other provided that the Share Premium Account, Capital Redemption Reserve, share-based payment reserve or redenomination reserve may be applied hereunder only in the paying up of unissued shares to be issued to Members as fully paid.
135.
IMPLEMENTATION BY DIRECTORS

The Directors may do all acts and things considered necessary or expedient to give effect to any such capitalisation, with full power to the Directors to make such provisions as they think fit for any fractional entitlements which would arise on the basis aforesaid (including provisions whereby fractional entitlements are disregarded or the benefit thereof accrues to the Company rather than to the members concerned or whereby fractional entitlements are retained and accumulated on behalf of any holder of Ordinary Shares or Non-Voting Ordinary Shares and such retained entitlements are applied in the allotment of fully paid Ordinary Shares or Non-Voting Ordinary Shares by way of bonus to such member or cash subscription of fully paid Ordinary Shares or Non-Voting Ordinary Shares on such member’s behalf). The Directors may authorise any person to enter into an agreement with the Company on behalf of all the members interested providing for any such capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.
MINUTES
136.
MINUTES OF PROCEEDINGS

The Directors shall cause minutes to be made of:
136.1.1
all appointments of officers made by the Directors;

136.1.2
the names of the Directors present at each meeting of Directors and of any committee of Directors;

136.1.3
all resolutions and proceedings at all meetings of the Company and of any class of Members of the Company and of the Directors and of Committees of Directors.

137.
STATUTORY REGISTERS

The Directors shall duly comply with the provisions of the Act in regard to keeping a Register of Members, a Register of Directors’ Interests, a Register of Debenture Holders, a Register of Mortgages and Charges and a Register of interests in the voting shares of the Company and in regard to the production and furnishing of copies of such registers of the Company.
138.
FORM OF RECORDS

Any registers, minutes, accounting records or other documents required by these Articles or the Act to be kept by or on behalf of the Company may be kept by making entries in hard copy documents or by making entries in computer software, or by recording them in any other manner. The Directors shall take adequate precautions for guarding the records of the Company against falsification and for facilitating their discovery.
ACCOUNTS
139.
ACCOUNTING RECORDS

The Directors shall cause to be kept such accounting records as are necessary to comply with the provisions of the Act. The accounting records shall be kept at the Office or at such other place within Great Britain as the Directors think fit and shall always be open to the inspection of the Directors. No Member (other than a Director) shall have any right of inspecting any accounting records or documents of the Company except as conferred by law or authorised by the Directors.
140.
PREPARATION AND SUBMISSION OF ACCOUNTS

The Directors shall from time to time in accordance with the provisions of the Act cause to be prepared and to be laid before a General Meeting of the Company such profit and loss accounts, balance sheets, group accounts (if any) and reports as may be necessary.
141.
SUMMARY FINANCIAL STATEMENTS

Subject to compliance with the provisions of Section 426 to 429 of the Act and of any relevant regulations made by the Secretary of State, the Directors may send summary financial statements to Members instead of the documents referred to in Section 423(1) of the Act.
142.
DESPATCH OF ACCOUNTS

A copy of the summary financial statement, or, if the Directors do not send or are not permitted to send to Members summary financial statements, then a printed copy of every balance sheet and profit and loss account which is to be laid before a General Meeting of the Company (including every document required by law to be comprised therein or attached or annexed thereto) together with a copy of every report of the Auditors relating thereto and of the Directors’ report shall, not less than twenty-one days before the date of the meeting, be sent to every Member and every debenture holder of the Company and to every other person who is entitled to receive notices from the Company under the provisions of the Act or of these Articles provided that this Article 142 shall not require a copy of these documents to be sent to any person of whose address the Company is not aware or to more than one of any joint holders, any Member to whom a copy of these documents has not been sent shall be entitled to receive a copy free of charge on application at the Office.
143.
INFORMATION ON INVESTMENTS

Save as may be necessary for complying with the provisions of the Act or as the Company may by Special Resolution otherwise resolve, the Directors shall not be bound to publish any list or particulars of the securities or investments held by the Company or to give any information with reference to the same to any Member.
AUDITORS
144.
APPOINTMENT AND DUTIES

Auditors shall be appointed and their duties regulated in accordance with the provisions of the Act.

145.
DEFECTIVE APPOINTMENT

Subject to the provisions of the Act, all acts done by any person acting as an Auditor shall, as regards all persons dealing in good faith with the Company, be valid notwithstanding that there was some defect in his appointment or that he was at the time of his appointment not qualified for appointment or subsequently become disqualified.
146.
GENERAL MEETINGS

The Auditors shall be entitled to attend any General Meeting and to receive all notices of and other communications relating to any General Meeting which any Member is entitled to receive and to be heard at any General Meeting on any part of the business of the meeting which concerns him as Auditor.
NOTICES
147.
MANNER AND TIME OF SERVICE

147.1
Any notice or document may be served by the Company on any Member either personally, by electronic communication to an address for the time being notified to the Company by the Member for the purpose of receiving electronic communications, by making it available on a website and notifying the Member of its availability in accordance with this Article, or by sending it through the post in a prepaid letter addressed to such Member at his registered address or (if he has no registered address within the United Kingdom) to the address, if any, within the United Kingdom supplied by him to the Company as his address for the service of notices. Where a notice or other document is served by electronic communication, service shall be deemed to be effected at the expiration of 24 hours after the time it was sent (even if the Company subsequently sends a hard copy of such notice or other information by post). Proof that a notice contained in an electronic communication was sent in accordance with guidance issued by The Chartered Governance Institute UK and Ireland from time to time shall be conclusive evidence that the notice was given. An electronic communication shall not be treated as received by the Company if it is rejected by computer virus protection arrangements. Any notice, document or other information made available on a website shall be deemed to have been received on the day on which it was first made available on the website or, if later, when notice of its availability is given or deemed given under this Article. In the case of a notice served by first class post, service shall be deemed to be effected twenty-four hours (or, where second-class mail is employed, forty-eight hours) after the time when the letter containing the same is posted (save that, if the foregoing provisions of this sentence would otherwise result in a notice or other document being deemed to have been served on any day which is not a working day (as defined in section 1173 of the Act), such service shall be deemed to be effected at 9.00am on the next following day which is a working day) and in proving such service it shall be sufficient to prove that such letter was properly addressed, stamped and posted. Any notice or other document delivered or left at a registered address otherwise than by post shall be deemed to have been served or delivered at the time when it is so delivered or left.

147.2
Without prejudice to any other Articles, the accidental failure to send any document, notice or information to or the non-receipt of any document, notice or information relating to any meeting or other proceeding shall not invalidate the relevant meeting or other proceeding.

147.3
A Member present either in person or by proxy, or in the case of a corporate Member by duly authorised representative, at any meeting of the Company or holders of any class of shares shall be deemed to have received notice of the meeting and, where requisite, of the purpose for which is was called.

148.
JOINT HOLDINGS

In respect of joint holdings, all notices shall be given to that one of the joint holders whose name stands first in the Register of Members and notice so given shall be sufficient notice to all the joint Members.

149.
DEATH OR BANKRUPTCY

A person entitled to a share in consequence of the death or bankruptcy of a Member, upon supplying to the Company such evidence as the Directors may reasonably require to show his title to the share and upon supplying also an address within the United Kingdom for the service of notices, shall be entitled to have served upon him at such address any notice or document to which the Member but for his death or bankruptcy would be entitled, and such service shall for all purposes be deemed a sufficient service of such notice or document on all persons interested (whether jointly with or as claiming through or under him) in the share. Save as aforesaid, any notice or document delivered or sent by post to or left at the registered address of any Member in pursuance of these Articles shall, notwithstanding that such Member be then dead or bankrupt and whether or not the Company have notice of his death or bankruptcy, be deemed to have been duly served in respect of any share registered in the name of such Member as sole or joint holder.
150.
ABSENCE OF U.K. ADDRESS

A Member who (having no registered address within the United Kingdom) has not supplied to the Company an address (not being an address for communication by electronic means) within the United Kingdom for the service of notices shall not be entitled to receive notices from the Company.
151.
ADVERTISED NOTICE OF MEETING

If at any time by reason of the suspension or curtailment of postal services within the United Kingdom the Company is unable effectively to convene a General Meeting by notices sent through the post, a General Meeting may be convened by a notice advertised on the same date in at least two leading national daily newspapers with appropriate circulation and such notice shall be deemed to have been duly served on all members entitled thereto at noon on the day when the advertisement appears. In any such case the Company shall send confirmatory copies of the notice by post if at least seven days prior to the meeting the posting of notices to addresses throughout the United Kingdom again becomes practicable.
152.
OVERRIDING STATUTORY REQUIREMENTS

Nothing in these Articles shall affect any requirement of the Act that any particular offer, notice or other document be served in any particular manner.
ELECTRONIC COMMUNICATION
153.
ELECTRONIC COMMUNICATION

The Company is generally and unconditionally authorised to use electronic communications with its shareholders and in particular to send or supply documents or information to its shareholders by making them available on a website. Accordingly, the Company may subject to the provisions of the Act, give or send to any members any notice or other document (excluding a share certificate) by electronic communication where:
153.1.1
the Company and that member have agreed to the use of electronic communication for sending copies of documents to the member and:

(a)
the documents are documents to which the agreement applies; and

(b)
copies of the documents are sent using electronic communication to such address (or to one of such addresses if more than one) as may for the time being be notified by the member to the Company for that purpose; or

153.1.2
the Company and that member have agreed to that member having access to documents on a website (instead of the documents being sent to him) and:

(a)
the documents are documents to which the agreement applies; and

(b)
the text and images in the documents can be read or seen using the naked eye; and

(c)
the member is notified in a manner for the time being agreed for the purpose between the member and the Company of:

(i)
the presence of the documents on a website;

(ii)
the address of that website;

(iii)
the place on that website where the documents may be accessed and how;

(iv)
the period of time for which the documents will be available on the website, which must be the period specified in any applicable provision of the Companies Acts or, if there is no such period specified, for a period of not less than twenty-eight days from the

153.1.3
a member of the Company which is itself a company shall be deemed to have agreed that the Company may send a notice or other document in accordance with Article 153.1.1 above if that member is deemed by a provision of the Act to have agreed that the notice or document may be so sent.

154.
WINDING-UP

If the Company shall be wound up (whether the liquidation is voluntary, under supervision or by the Court) the Liquidator may, with the authority of a Special Resolution, divide among the Members in specie or kind the whole or any part of the assets of the Company and whether or not the assets shall consist of property of one kind or shall consist of properties of different kinds and may for such purpose set such value as he deems fair upon any one or more class or classes of property and may determine how such division shall be carried out as between the Members or different classes of Members. The Liquidator may with the like authority vest any part of the assets in trustees upon such trusts for the benefit of Members as the Liquidator with the like authority shall think fit and the liquidation of the Company may be closed and the Company dissolved, but so that no contributory shall be compelled to accept any shares in respect of which there is liability. The Liquidator may make any provision or arrangement sanctioned by the Court.
155.
INDEMNITY

Subject to the provisions of the Act, every Director, Alternate Director, Secretary or other officer of the Company shall be entitled to be indemnified by the Company against all costs, charges, losses, expenses and liabilities incurred by him in the actual or purported execution, discharge or exercise of his duties or powers or otherwise in relation to his duties, powers, office or employment (including, without limitation, in connection with the Company’s activities as trustee of an occupational pension scheme, within the meaning of section 235(6) of the Act) including without limitation any liability incurred by him in defending any proceedings (whether civil or criminal) relating to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of the Company and in which judgment is given in his favour or he is acquitted or the proceedings in which are otherwise disposed of without any finding or admission of any material breach of duty on his part or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him by the court. The Company may also provide any such person with funds to meet expenditure incurred or to be incurred by him in connection with any such proceedings or application, and may otherwise take any action to enable any such person to avoid incurring such expenditure.
156.
LIABILITY INSURANCE

Subject to the provisions of the Act, the Directors shall have power to effect and maintain insurance for or in respect or for the benefit of any person or persons who hold or at any time held office as a director, secretary or auditor of, or is or was employed by, the Company or any other company which is its holding company or in which the Company or any such holding company or any predecessor of the Company or any such holding company has any direct or indirect interest or which is in any way associated with the Company or who are or were at any time trustees of any pension fund in which employees of the Company or of any such other company are interested, including without limitation insurance against any liability which any such person might incur by reason of their holding any such office, employment or position or of any act or omission in the actual or purported execution, discharge or exercise of any of their duties or powers.
157.
SECRECY

No member or general meeting or other meeting of members shall be entitled to require discovery of or any information respecting any detail of the Company’s trading or the trading of any of its subsidiaries or any matter that is or may be in the nature of a trade secret or secret process, or that may relate to the conduct of the business of the Company or any of its subsidiaries which in the opinion of the Board it would be inexpedient in the interests of the Company to communicate to the public.
158.
JURISDICTION AND DISPUTES

158.1
Save in respect of any cause of action arising under the Securities Act or the Exchange Act, unless the Company by ordinary resolution consents to the selection of an alternative forum, the courts of England and Wales shall be the exclusive forum for the resolution of:

158.1.1
any derivative action or proceeding brought on behalf of the Company;

158.1.2
any action or proceeding asserting a claim of breach of fiduciary duty owed by any director, officer or other employee to the Company;

158.1.3
any action or proceeding asserting a claim arising out of any provision of the Companies Acts or these Articles; or

158.1.4
any action or proceeding asserting a claim or otherwise related to the affairs of the Company.

158.2
Unless the Company by ordinary resolution consents to the selection of an alternative forum in the United States, the United States District Court for the Southern District of New York shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the Exchange Act.

158.3
Any person or entity purchasing or otherwise acquiring any interest in the Company’s shares shall be deemed to have notice of and to have consented to the provisions of this Article 158.

Annex E
COMPANY VOTING AND SUPPORT AGREEMENT
THIS COMPANY VOTING AND SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of July 23, 2026, by and among Scancell Holdings plc, a public limited company incorporated under the laws of England and Wales (“Parent”), Scancell Merger Sub, Inc., a Delaware corporation and an indirect wholly owned Subsidiary of Parent (“Merger Sub”), and the stockholder(s) of Neuphoria Therapeutics Inc., a Delaware corporation (the “Company”) listed on Schedule A hereto (“Securityholder”). Capitalized terms used but not defined herein are used as they are defined in the Merger Agreement (as defined below).
RECITALS:
WHEREAS, Securityholder is the record or beneficial owner of the securities of the Company (including options, warrants and convertible securities) as set forth opposite Securityholder’s name on Schedule A hereto (such securities, together with any other securities of the Company or Parent acquired by Securityholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the “Subject Securities”).
WHEREAS, Upon the satisfaction or waiver of the terms and conditions of the Agreement and Plan of Merger by and among Parent, Merger Sub and the Company, dated as of the date hereof (as amended, restated or supplemented from time to time, the “Merger Agreement”), Merger Sub will be merged with and into the Company, with the Company to be the surviving corporation of such merger (the “Merger”).
WHEREAS, In order to induce Parent and Merger Sub to enter into the Merger Agreement and in consideration of the execution thereof by Parent and Merger Sub and to enhance the likelihood that the Merger and the other transactions contemplated by the Merger Agreement (collectively, the “Transactions”) will be consummated, Securityholder, solely in Securityholder’s capacity as holder of the Subject Securities, has entered into this Agreement and agrees to be bound hereby.
NOW THEREFORE, in consideration of the promises and the covenants and agreements set forth below, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1.   No Transfer of Subject Securities.   During the term of this Agreement, Securityholder shall not cause or permit any Transfer (as defined below) of any of the Subject Securities or enter into any agreement, option or arrangement with respect to a Transfer of any of the Subject Securities. Following the date hereof and except as required by this Agreement, Securityholder shall not deposit (or permit the deposit of) any Subject Securities in a voting trust or grant any proxy or enter into any voting agreement or similar agreement with respect to any of the Subject Securities or in any way grant any other Person any right whatsoever with respect to the voting or disposition of the Subject Securities. For purposes hereof, a Person shall be deemed to have effected a “Transfer” of Subject Securities if such Person directly or indirectly: (a) sells, pledges, encumbers, grants an option with respect to, transfers, assigns, or otherwise disposes of any Subject Securities, or any interest in such Subject Securities; or (b) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such Subject Securities or any interest therein. Notwithstanding the foregoing, Securityholder may make (i) solely for Securityholders who are individuals, transfers by will or by operation of law or other transfers for estate-planning purposes or charitable purposes, in which case this Agreement shall bind the transferee, (ii) with respect to Securityholder’s Company Stock Options which expire on or prior to the termination of this Agreement, transfers, sale, or other disposition of Subject Securities to the Company as payment for or to fund the payment of the (x) exercise price of Securityholder’s Company Stock Options and (y) taxes applicable to the exercise of Securityholder’s Company Stock Options, (iii) if Securityholder is a partnership or limited liability company, a transfer to one or more partners or members of Securityholder or to an Affiliated corporation, trust or other entity under common control with Securityholder, or if Securityholder is a trust, a transfer to a beneficiary, provided that in each such case the applicable transferee has signed a voting agreement in substantially the form hereof, (iv) transfers to a transferee that has signed a voting agreement in substantially the form hereof or (v) pursuant to a Rule 10b5-1 trading plan in effect as of the date hereof; provided that, in each of (i), (iii) and (iv) above, as a condition to such transfer the transferee agrees in writing to be bound by the terms and conditions of this Agreement. If any voluntary or involuntary transfer of any Subject Securities covered hereby shall occur (including a transfer or disposition permitted by Section 1(i) through Section 1(v), sale by a Securityholder’s trustee in bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Securities subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect, notwithstanding that such transferee is not a Securityholder and has not executed a counterpart hereof or joinder hereto.
2.   Agreement to Vote Shares.   At any meeting of stockholders of the Company or at any adjournment thereof, in any action by written consent or in any other circumstances upon which Securityholder’s vote, consent or other approval is sought, Securityholder shall (a) appear (in person or by proxy) at each such meeting or otherwise cause all of the Subject Securities that such Securityholder is entitled to vote to be counted as present thereat for purposes of calculating a quorum and (b) vote (or cause to be voted, in person or by proxy), as applicable, all of the Subject Securities that are then entitled to be voted (i) in favor of: (1) the Merger Agreement and the Transactions, and (2) any proposal to adjourn or postpone such meeting of stockholders of the Company to a later date if there are not sufficient votes to approve the Merger Agreement and the Transactions; and (ii) against (1) any Company Acquisition Proposal, or any of the transactions contemplated thereby, (2) any action, proposal, transaction, or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty, or any other obligation or agreement of the Company under the Merger Agreement or of Securityholder under this Agreement, and (3) any action, proposal, transaction, or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect, or inhibit the timely consummation of the Transactions or the fulfillment of the Company’s conditions under the Merger Agreement or change in any manner the voting rights of any class of shares of the Company (including any amendments to the Company Organizational Documents). Securityholder agrees that the Subject Securities that are entitled to be voted shall be voted (or caused to be voted) as set forth in the preceding sentence whether or not such Securityholder’s vote, consent or other approval is sought on only one or on any combination of the matters set forth in this Section 2 and at any time or at multiple times during the term of this Agreement.
3.   Irrevocable Proxy.   The Securityholder hereby revokes (or agrees to cause to be revoked) any proxies that the Securityholder has heretofore granted with respect to the Subject Securities. The Securityholder hereby irrevocably appoints Parent as attorney-in-fact and proxy for and on behalf of the Securityholder, for and in the name, place and stead of the Securityholder, to: (a) attend any and all meetings of the Company’s stockholders, (b) vote, express consent or dissent or issue instructions to the record holder to vote the Subject Securities in accordance with the provisions of Section 2 at any and all meetings of the Company’s stockholders or in connection with any action sought to be taken by written consent of the Company’s stockholders without a meeting and (c) grant or withhold, or issue instructions to the record holder to grant or withhold, consistent with the provisions of Section 3, all written consents with respect to the Subject Securities at any and all meetings of the Company’s stockholders or in connection with any action sought to be taken by written consent of the Company’s stockholders without a meeting. Parent agrees not to exercise the proxy granted herein for any purpose other than the purposes described in this Agreement. The foregoing proxy shall be deemed to be a proxy coupled with an interest, is irrevocable (and as such shall survive and not be affected by the death, incapacity, mental illness or insanity of the Securityholder, as applicable) until the termination of this Agreement and shall not be terminated by operation of law or upon the occurrence of any other event other than the termination of this Agreement pursuant to Section 9. The Securityholder authorizes such attorney and proxy to substitute any other Person to act hereunder, to revoke any substitution and to file this proxy and any substitution or revocation with the secretary of the Company. The Securityholder hereby affirms that the proxy set forth in this Section 3 is given in connection with and granted in consideration of and as an inducement to Parent, the Company and the Merger Sub to enter into the Merger Agreement and that such proxy is given to secure the obligations of the Securityholder under Section 2. The proxy set forth in this Section 3 is executed and intended to be irrevocable, subject, however, to its automatic termination upon the termination of this Agreement pursuant to Section 9. With respect to any Subject Securities that are owned beneficially by the Securityholder but are not held of record by the Securityholder (other than shares beneficially owned by the Securityholder that are held in the name of a bank, broker or nominee), the Securityholder shall take all action necessary to cause the record holder of such Subject Securities to grant the irrevocable proxy and take all other actions provided for in this Section 3 with respect to such Subject Securities.

4.   Opportunity to Review.   Securityholder acknowledges receipt of the Merger Agreement and represents that he, she, or it has had (a) the opportunity to review, and has read, reviewed and understands, the terms and conditions of the Merger Agreement and this Agreement, and (b) the opportunity to review and discuss the Merger Agreement, the Transactions and this Agreement with his, her or its own advisors and legal counsel.
5.   No Inconsistent Agreements.   Each Securityholder hereby represents, covenants and agrees that, except for this Agreement, such Securityholder (a) has not entered into any voting agreement, voting trust or similar agreement or understanding with respect to any of the Subject Securities, and shall not enter into any other voting agreement, voting trust or similar agreement or understanding with respect to any of the Subject Securities, (b) has not granted, and shall not grant at any time prior to the Expiration Date, a proxy, consent or power of attorney with respect to any of the Subject Securities (other than pursuant to Section 2), (c) has not given, and shall not give, prior to the Expiration Date, any voting instructions or authorities in any manner inconsistent with Section 2, with respect to any of the Subject Securities and (d) has not taken and shall not take any action that would reasonably be expected to constitute a breach hereof or make any representation or warranty of such Securityholder contained herein untrue or incorrect or have the effect of preventing such Securityholder from performing any of its obligations under this Agreement.
6.   Confidentiality; Further Assurances and Public Disclosure.   From the date of this Agreement until the Closing, Securityholder shall not make any public announcements regarding this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby; provided, however, that nothing herein shall be deemed to prohibit such public announcement (a) that the Company and Parent agree upon in writing, or (b) required by obligations pursuant to any listing agreement with any national securities exchange or stock market or Applicable Law. From time to time and without additional consideration, each Securityholder shall execute and deliver, or cause to be executed and delivered, such additional instruments, and shall take such further actions, as the Company or Parent may reasonably request for the purpose of carrying out the intent of this Agreement. Without limiting the foregoing, each Securityholder hereby severally as to itself only, but not jointly with any other Securityholder, authorizes Parent and the Company to publish and disclose in any public filing made in connection with the Merger Agreement and the transactions contemplated thereby and in any other announcement or disclosure required by applicable Law, such Securityholder’s identity and ownership of the Subject Securities and the nature of such Securityholder’s obligations under this Agreement and authorizes the Company and Parent to include this Agreement as an exhibit to any filing required to be made by the Company or Parent, as applicable, with the SEC in connection with the Merger Agreement and the Transactions.
7.   Waiver of Appraisal Rights.   In connection with the Transactions, the Securityholder hereby expressly (a) waives, to the extent permitted under applicable Law, any and all rights under Section 262 of the Delaware General Corporation Law, a copy of which is attached hereto as Appendix I, with respect to any Subject Securities and any and all rights under any other applicable Law granting the Securityholder the right to have any Subject Securities appraised in connection with the Transactions or to otherwise dissent from the Transactions, (b) agrees that the Securityholder will not, under any circumstances in connection with the Transactions, exercise any dissenters’ or appraisal rights in respect of any Subject Securities, and (c) agrees that the Securityholder will not bring, commence, institute, maintain, prosecute, participate in or voluntarily aid any action, claim, suit or cause of action, in law or in equity, in any court or before any governmental body, which (i) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement or (ii) alleges that the execution and delivery of this Agreement by the Securityholder, or the approval of the Merger Agreement by the board of directors of the Company, breaches any fiduciary duty of the board of directors of the Company or any member thereof; provided that the Securityholder may defend against, contest or settle any such action, claim, suit or cause of action brought against the Securityholder that relates solely to the Securityholder’s capacity as a director, officer or securityholder of the Company.
8.   Representations and Warranties of Securityholder.   Securityholder hereby represents and warrants as follows:
(a)   Securityholder (i) is the record or beneficial owner of the Subject Securities, free and clear of any liens, adverse claims, charges or other encumbrances of any nature whatsoever (other than pursuant to (x) restrictions on transfer under applicable securities laws, or (y) this Agreement), and (ii) does not beneficially own any securities of the Company (including options, warrants or convertible securities) other than the Subject Securities set forth opposite its name on Schedule A.
(b)   Except with respect to obligations under the bylaws of the Company, as applicable, Securityholder has the sole right to Transfer, to vote (or cause to vote) and to direct (or cause to direct) the voting of the Subject Securities, and none of the Subject Securities are subject to any voting trust or other agreement, arrangement or restriction with respect to the Transfer or the voting of the Subject Securities (other than restrictions on transfer under applicable securities laws), except as set forth in this Agreement.
(c)   Securityholder (i) if not a natural person, is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and (ii) has the requisite corporate, company, partnership or other power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to comply with the terms hereof. The execution and delivery by Securityholder of this Agreement, the consummation by Securityholder of the transactions contemplated hereby and the compliance by Securityholder with the provisions hereof have been duly authorized by all necessary corporate, company, partnership or other action on the part of Securityholder, and no other corporate, company, partnership or other proceedings on the part of Securityholder are necessary to authorize this Agreement, to consummate the transactions contemplated hereby or to comply with the provisions hereof.
(d)   This Agreement has been duly executed and delivered by Securityholder, constitutes a valid and binding obligation of Securityholder and, assuming due authorization, execution and delivery by the other parties thereto, is enforceable against Securityholder in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.
(e)   As of the date hereof, there is no Action pending against Securityholder or, to the knowledge of Securityholder, threatened against Securityholder or any of its Subsidiaries or Affiliates or any of the Securityholder’s properties or assets (including the Subject Shares), or any Order to which Securityholder or any of its Subsidiaries or Affiliates is subject that could reasonably be expected to prevent, delay or impair the ability of the Securityholder to perform the Securityholder’s obligations hereunder or to consummate the transactions contemplated hereby.
(f)   The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance with the provisions hereof do not and will not conflict with, or result in (i) any violation or breach of, or default (with or without notice or lapse of time, or both) under, any provision of the organizational documents of Securityholder, if applicable, (ii) any material violation or breach of, or default (with or without notice or lapse of time, or both) under any (x) statute, law, ordinance, rule or regulation or (y) judgment, order or decree, in each case, applicable to Securityholder or its properties or assets, or (iii) any material violation or breach of, or default (with or without notice or lapse of time, or both) under any material contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which Securityholder is a party or by which Securityholder or Securityholder’s assets are bound.
(g)   The Securityholder has had the opportunity to review the Merger Agreement, including the provisions relating to the payment and allocation of the consideration to be paid to the stockholders of the Company, and this Agreement with counsel of the Securityholder’s own choosing. The Securityholder has had an opportunity to review with its own tax advisors the tax consequences of the Merger and the transactions contemplated by the Merger Agreement. The Securityholder understands that it must rely solely on its advisors and not on any statements or representations made by Parent, the Company or any of their respective agents or representatives. The Securityholder understands that such Securityholder (and not Parent, the Company or the Surviving Corporation) shall be responsible for such Securityholder’s tax liability that may arise as a result of the Merger or the transactions contemplated by the Merger Agreement. The Securityholder understands and acknowledges that the Company, Parent and Merger Sub are entering into the Merger Agreement in reliance upon the Securityholder’s execution, delivery and performance of this Agreement.

9.   Termination.   This Agreement shall terminate automatically upon the earliest of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be terminated in accordance with its terms, (c) as to Securityholder, such date and time as (i) any amendment or change to the Merger Agreement is effected without Securityholder’s prior written consent that decreases the amount, or changes the form, of consideration payable under the Merger Agreement (provided, that any decrease in the amount of or change to the form of consideration payable under the Merger Agreement that is effected in accordance with Section [2] of the Merger Agreement shall not constitute an amendment or change to the Merger Agreement for purposes of this Section 9(c)(i)), (ii) any waiver, supplement, amendment or change to the Merger Agreement is effected without Securityholder’s prior written consent that otherwise materially and adversely affects Securityholder, or (iii) upon a Company Adverse Recommendation Change and (d) as to Securityholder, at such date and time as may be set forth in a written agreement of Parent and Securityholder (each of (a) through (d), the “Expiration Date”). In the event of the termination of this Agreement, this Agreement shall forthwith become null and void, there shall be no liability on the part of any of the parties, and all rights and obligations of each party hereto shall cease; provided, however, that (i) no such termination of this Agreement shall relieve any party hereto from any liability for any breach of any provision of this Agreement prior to such termination, and (ii) Section 6 and Section 10 through Section 21 hereof shall survive any termination of this Agreement.
10.   No Solicitation.   Subject to Section 11, Securityholder shall not, and shall cause its Subsidiaries (if any) not to, and shall use its reasonable best efforts to cause its Affiliates and Representatives (if any) not to: (a) directly or indirectly solicit, seek, initiate, knowingly encourage, or knowingly facilitate any inquiries regarding, or the making of, any submission or announcement of a proposal or offer that constitutes, or is reasonably likely to lead to, any Company Acquisition Proposal; (b) directly or indirectly engage in, continue, or otherwise participate in any discussions or negotiations regarding, or furnish or afford access to any other Person any information in connection with or for the purpose of encouraging or facilitating, any proposal or offer that constitutes, or is reasonably likely to lead to, any Company Acquisition Proposal; (c) enter into any agreement, agreement in principle, letter of intent, memorandum of understanding, or similar arrangement with respect to a Company Acquisition Proposal; (d) solicit proxies with respect to a Company Acquisition Proposal (other than the Transactions and the Merger Agreement) or otherwise encourage or assist any Person in taking or planning any action that is reasonably likely to compete with, restrain, or otherwise serve to interfere with or inhibit the timely consummation of the Transactions in accordance with the terms of the Merger Agreement; or (e) initiate a stockholders’ vote or action by written consent of the Company’s stockholders with respect to a Company Acquisition Proposal.
11.   No Agreement as Director or Officer.   To the extent Securityholder is a director or an officer of the Company or any of the Company’s Subsidiaries, Securityholder makes no agreement or understanding in this Agreement in Securityholder’s capacity as such director or officer, and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by Securityholder in Securityholder’s capacity as such a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement; or (b) will be construed to prohibit, limit, or restrict Securityholder from exercising Securityholder’s fiduciary duties as an officer or director of the Company, any of the Company’s Subsidiaries or any of their respective stockholders.
12.   No Securityholder Litigation.   Securityholder agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, that may be brought against the Company, Parent, Merger Sub or any of their respective successors and assigns relating to the negotiation, execution or delivery of this Agreement, the Merger Agreement or the consummation of the transactions contemplated hereby or thereby; provided that this Section 12 shall not be deemed a waiver of any rights of Securityholder or its Affiliates for any breach of this Agreement or the Merger Agreement by Parent, the Company or any of their respective Affiliates.
13.   Voluntary Execution of Agreement.   This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties. Each of the parties hereby acknowledges, represents and warrants that (a) it has read and fully understood the Merger Agreement, including the provisions relating to the payment and allocation of the consideration to be paid to Securityholders of the Company, this Agreement and the implications and consequences thereof; (b) it has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of its own choice, or it has made a voluntary and informed decision to decline to seek such counsel; and (c) it is fully aware of the legal and binding effect of this Agreement. The Securityholder has had an opportunity to review with its own tax advisors the tax consequences of the Transactions. The Securityholder understands that it must rely solely on its advisors and not on any statements or representations made by Parent, the Company or any of their respective agents or representatives. The Securityholder understands that such Securityholder (and not Parent, or the Company) shall be responsible for such Securityholder’s tax liability that may arise as a result of the Transactions. The Securityholder understands and acknowledges that Parent, the Company and Merger Sub are entering into the Merger Agreement in reliance upon the Securityholder’s execution, delivery and performance of this Agreement.
14.   Successors, Assigns and Transferees Bound.   Without limiting Section 1 hereof in any way, each Securityholder agrees that this Agreement and the obligations hereunder shall attach to the Subject Securities from the date hereof through the termination of this Agreement and shall, to the extent permitted by Applicable Laws, be binding upon any Person to which legal or beneficial ownership of the Subject Securities shall pass, whether by operation of law or otherwise, including Securityholder’s heirs, guardians, administrators or successors, and Securityholder further agrees to take all reasonable actions necessary to effectuate the foregoing.
15.   Remedies.   Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. Securityholder acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by it, and that any such breach would cause Parent irreparable harm. Accordingly, Securityholder agrees that in the event of any breach or threatened breach of this Agreement, Parent, in addition to any other remedies at law or in equity each may have, shall be entitled to seek immediate equitable relief, including injunctive relief and specific performance, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction.
16.   Notices.   All notices and other communications hereunder shall be in writing (including electronic mail) and shall be deemed to have been duly given in accordance with the terms of the Merger Agreement and addressed to the respective parties as follows: if to Company, Parent or Merger Sub, to the address or electronic mail address set forth in Section 10.01 of the Merger Agreement and if to Securityholder, to the address or electronic mail address set forth on Schedule A hereto or to such other address or electronic mail address as such party may hereafter specify for the purpose of providing notice to the other party hereto.
17.   Severability.   Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Applicable Law, each party hereby waives any provision of Applicable Law that renders any such provision prohibited or unenforceable in any respect.
18.   Entire Agreement/Amendment.   This Agreement (including the provisions of the Merger Agreement referenced herein) represent the entire agreement of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement may not be amended, modified, altered or supplemented except by means of a written instrument executed and delivered by the parties hereto.
19.   Governing Law.   This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by and construed in accordance with the internal laws of the State of Delaware without reference to its choice of law rules. Each party agrees that any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced exclusively in the Court of Chancery of the State of Delaware or any federal court of competent jurisdiction in the State of Delaware. Each of the parties consents to service of process in any such proceeding in any manner permitted by the laws of the State of Delaware, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 16 of this Agreement is reasonably calculated to give actual notice. Each party waives and agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in such courts, any claim that such party is not subject personally to the jurisdiction of such courts, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such courts. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.
20.   No Agreement Until Executed.   Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a Contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the board of directors of the Company has approved, for purposes of any applicable anti-takeover laws and regulations and any applicable provision of the certificate of incorporation of the Company, the Merger Agreement and the Transactions, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.
21.   Counterparts.   This Agreement may be executed by delivery of electronic signatures and in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one of such counterparts.
[SIGNATURE PAGES FOLLOW]

In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.
SECURITYHOLDER
By:

Name:
Title
[Signature Page to Company Voting and Support Agreement]

In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.
NEUPHORIA THERAPEUTICS INC.
By:

Name:
Title
SCANCELL HOLDINGS PLC
By:

Name:
Title
SCANCELL MERGER SUB, INC.
By:

Name:
Title
[Signature Page to Company Voting and Support Agreement]

SCHEDULE A
Name, Address and Electronic Mail Address of Securityholder	Number and Class of Subject Securities
[•]	[•]

APPENDIX I
Section 262 of the Delaware General Corporation Law
§ 262. Appraisal rights
(a)
Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository; the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person; and the word “person” means any individual, corporation, partnership, unincorporated association or other entity.

(b)
Appraisal rights shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation in a merger, consolidation, conversion, transfer, domestication or continuance to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title (other than, in each case and solely with respect to a converted or domesticated corporation, a merger, consolidation, conversion, transfer, domestication or continuance authorized pursuant to and in accordance with the provisions of § 265 or § 388 of this title):

(1)
Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders, or at the record date fixed to determine the stockholders entitled to consent pursuant to § 228 of this title, to act upon the agreement of merger or consolidation or the resolution providing for the conversion, transfer, domestication or continuance (or, in the case of a merger pursuant to § 251(h) of this title, as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)
Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation if the holders thereof are required by the terms of an agreement of merger or consolidation, or by the terms of a resolution providing for conversion, transfer, domestication or continuance, pursuant to § 251, § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title to accept for such stock anything except:

a.
Shares of stock of the corporation surviving or resulting from such merger or consolidation, or of the converted entity or the entity resulting from a transfer, domestication or continuance if such entity is a corporation as a result of the conversion, transfer, domestication or continuance, or depository receipts in respect thereof;

b.
Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger, consolidation, conversion, transfer, domestication or continuance will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.
Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.
Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)
In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)
[Repealed.]

(c)
Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, the sale of all or substantially all of the assets of the corporation or a conversion effected pursuant to § 266 of this title or a transfer, domestication or continuance effected pursuant to § 390 of this title. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d)
Appraisal rights shall be perfected as follows:

(1)
If a proposed merger, consolidation, conversion, transfer, domestication or continuance for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations or the converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and, § 114 of this title, if applicable) may be accessed without subscription or cost. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger, consolidation, conversion, transfer, domestication or continuance, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger, consolidation, conversion, transfer, domestication or continuance shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity shall notify each stockholder of each constituent or converting, transferring, domesticating or continuing corporation who has complied with this subsection and has not voted in favor of or consented to the merger, consolidation, conversion, transfer, domestication or continuance, and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section, of the date that the merger, consolidation or conversion has become effective; or

(2)
If the merger, consolidation, conversion, transfer, domestication or continuance was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent, converting, transferring, domesticating or continuing corporation before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, or the surviving, resulting or converted entity within 10 days after such effective date, shall notify each stockholder of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation who is entitled to appraisal rights of the approval of the merger, consolidation, conversion, transfer, domestication or continuance and that appraisal rights are available for any or all shares of such class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting, transferring, domesticating or continuing corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and § 114 of this title, if applicable) may be accessed without subscription or cost. Such notice may, and, if given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, shall, also notify such stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving, resulting or converted entity the appraisal of such holder’s shares; provided that a demand may be delivered to such entity by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs such entity of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, either (i) each such constituent corporation or the converting, transferring, domesticating or continuing corporation shall send a second notice before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance notifying each of the holders of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation that are entitled to appraisal rights of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance or (ii) the surviving, resulting or converted entity shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation or entity that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation or the converting, transferring, domesticating or continuing corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
(3)
Notwithstanding subsection (a) of this section (but subject to this paragraph (d)(3)), a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with either paragraph (d)(1) or (2) of this section, as applicable; provided that (i) such beneficial owner continuously owns such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of this section and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving, resulting or converted entity hereunder and to be set forth on the verified list required by subsection (f) of this section.

(e)
Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity, or any person who has complied with subsections (a) and (d) of this section and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance. Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person who has complied with the requirements of subsections (a) and (d) of this section, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the surviving, resulting or converted entity a statement setting forth the aggregate number of shares not voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2) of this title)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to paragraph (d)(3) of this section, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement shall be given to the person within 10 days after such person’s request for such a statement is received by the surviving, resulting or converted entity or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section, whichever is later.

(f)
Upon the filing of any such petition by any person other than the surviving, resulting or converted entity, service of a copy thereof shall be made upon such entity, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by such entity. If the petition shall be filed by the surviving, resulting or converted entity, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving, resulting or converted entity and to the persons shown on the list at the addresses therein stated. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving, resulting or converted entity.

(g)
At the hearing on such petition, the Court shall determine the persons who have complied with this section and who have become entitled to appraisal rights. The Court may require the persons who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Court may dismiss the proceedings as to such person. If immediately before the merger, consolidation, conversion, transfer, domestication or continuance the shares of the class or series of stock of the constituent, converting, transferring, domesticating or continuing corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger, consolidation, conversion, transfer, domestication or continuance for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h)
After the Court determines the persons entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, consolidation, conversion, transfer, domestication or continuance, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger, consolidation, conversion, transfer, domestication or continuance through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger, consolidation or conversion and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving, resulting or converted entity may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving, resulting or converted entity or by any person entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under this section.

(i)
The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving, resulting or converted entity to the persons entitled thereto. Payment shall be so made to each such person upon such terms and conditions as the Court may order. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving, resulting or converted entity be an entity of this State or of any state.

(j)
The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section who participated in the proceeding and incurred expenses in connection therewith, the Court may order all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of this section or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of this section.

(k)
Subject to the remainder of this subsection, from and after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, no person who has demanded appraisal rights with respect to some or all of such person’s shares as provided in subsection (d) of this section shall be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger, consolidation, conversion, transfer, domestication or continuance). If a person who has made a demand for an appraisal in accordance with this section shall deliver to the surviving, resulting or converted entity a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares in accordance with subsection (e) of this section, either within 60 days after such effective date or thereafter with the written approval of the corporation, then the right of such person to an appraisal of the shares subject to the withdrawal shall cease. Notwithstanding the foregoing, an appraisal proceeding in the Court of Chancery shall not be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under subsection (j) of this section; provided, however that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, as set forth in subsection (e) of this section. If a petition for an appraisal is not filed within the time provided in subsection (e) of this section, the right to appraisal with respect to all shares shall cease.
(l)
The shares or other equity interests of the surviving, resulting or converted entity to which the shares of stock subject to appraisal under this section would have otherwise converted but for an appraisal demand made in accordance with this section shall have the status of authorized but not outstanding shares of stock or other equity interests of the surviving, resulting or converted entity, unless and until the person that has demanded appraisal is no longer entitled to appraisal pursuant to this section.

Annex F
PARENT VOTING AND SUPPORT DEED
THIS PARENT VOTING AND SUPPORT DEED (this “Deed”) is made and entered into as of 23 July 2026, by and among Scancell Holdings plc, a public limited company incorporated under the laws of England and Wales (“Parent”), Scancell Merger Sub, Inc., a Delaware corporation and an indirect wholly owned Subsidiary of Parent (“Merger Sub”), Neuphoria Therapeutics Inc., a Delaware corporation (the “Company”) and the shareholder(s) of Parent listed on Schedule A hereto (“Securityholder”). Capitalized terms used but not defined herein are used as they are defined in the Merger Agreement (as defined below).
RECITALS:
WHEREAS, Securityholder is the record or beneficial owner of the ordinary shares of 0.1 pence each in the capital of the Parent as set forth opposite Securityholder’s name on Schedule A hereto (such securities, together with any other securities of the Company or Parent acquired by Securityholder after the date hereof and during the term of this Deed, being collectively referred to herein as the “Subject Securities”).
WHEREAS, Upon the satisfaction or waiver of the terms and conditions of the Agreement and Plan of Merger by and among Parent, Merger Sub and the Company, dated as of the date hereof (as amended, restated or supplemented from time to time, the “Merger Agreement”), Merger Sub will be merged with and into the Company, with the Company to be the surviving corporation of such merger (the “Merger”).
WHEREAS, In order to induce Parent, Merger Sub and the Company to enter into the Merger Agreement and in consideration of the execution thereof by Parent, Merger Sub and the Company and to enhance the likelihood that the Merger and the other transactions contemplated by the Merger Agreement (collectively, the “Transactions”) will be consummated, Securityholder, solely in Securityholder’s capacity as holder of the Subject Securities, has entered into this Deed and agrees to be bound hereby.
NOW THEREFORE, the parties hereby agree as follows:
1.
No Transfer of Subject Securities.   During the term of this Deed, Securityholder shall not cause or permit any Transfer (as defined below) of any of the Subject Securities or enter into any agreement, option or arrangement with respect to a Transfer of any of the Subject Securities. Following the date hereof and except as required by this Deed, Securityholder shall not deposit (or permit the deposit of) any Subject Securities in a voting trust or grant any proxy or enter into any voting agreement or similar agreement with respect to any of the Subject Securities or in any way grant any other Person any right whatsoever with respect to the voting or disposition of the Subject Securities. For purposes hereof, a Person shall be deemed to have effected a “Transfer” of Subject Securities if such Person directly or indirectly: (a) sells, pledges, encumbers, grants an option with respect to, transfers, assigns, or otherwise disposes of any Subject Securities, or any interest in such Subject Securities; or (b) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such Subject Securities or any interest therein. Notwithstanding the foregoing, Securityholder may make (i) solely for Securityholders who are individuals, transfers by will or by operation of law or other transfers for estate-planning purposes or charitable purposes, provided that in each such case the applicable transferee has signed a voting agreement in substantially the form hereof; (ii) if Securityholder is a partnership or limited liability company, a transfer to one or more partners or members of Securityholder or to an Affiliated corporation, trust or other entity under common control with Securityholder, or if Securityholder is a trust, a transfer to a beneficiary, provided that in each such case the applicable transferee has signed a voting agreement in substantially the form hereof; and (iii) transfers to a transferee that has signed a voting agreement in substantially the form hereof; provided that, in each of (i), (ii) and (iii) above, as a condition to such transfer the transferee agrees in writing to be bound by the terms and conditions of this Deed.

2.
Agreement to Vote Shares.   At any meeting of the shareholders of the Parent or at any adjournment thereof, the Securityholder shall (a) appear (in person or by proxy) at each such meeting or otherwise cause all of the Subject Securities that such Securityholder is entitled to vote to be counted as present thereat for purposes of calculating a quorum and (b) vote (or cause to be voted, in person or by proxy), as applicable, all of the Subject Securities that are then entitled to be voted (i) in favor of: (1) the Parent Shareholder Approval, and (2) any proposal to adjourn or postpone such meeting of shareholders of the Parent to a later date if there are not sufficient votes to approve the Parent Shareholder Approval; and (ii) against (1) any Parent Acquisition Proposal, or any of the transactions contemplated thereby, (2) any action, proposal, transaction, or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty, or any other obligation or agreement of the Parent under the Merger Agreement or of Securityholder under this Deed, and (3) any action, proposal, transaction, or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect, or inhibit the timely consummation of the Transactions or the fulfillment of the Parent’s conditions under the Merger Agreement or change in any manner the voting rights of any class of shares of the Parent (including any amendments to the Parent Organizational Documents (save for such amendments to the Parent Organizational Documents as are required in order to effect the Transactions and as are described in the Parent Circular). Securityholder agrees that the Subject Securities that are entitled to be voted shall be voted (or caused to be voted) as set forth in the preceding sentence whether or not such Securityholder’s vote, consent or other approval is sought on only one or on any combination of the matters set forth in this Section 2 and at any time or at multiple times during the term of this Deed.
3.
Irrevocable Proxy.   The Securityholder hereby revokes (or agrees to cause to be revoked) any proxies that the Securityholder has heretofore granted with respect to the Subject Securities. The Securityholder hereby irrevocably appoints Parent as attorney-in-fact and proxy for and on behalf of the Securityholder, for and in the name, place and stead of the Securityholder, to: (a) attend any and all meetings of the Parent’s shareholders and (b) vote, express consent or dissent or issue instructions to the record holder to vote the Subject Securities in accordance with the provisions of Section 2 at any and all meetings of the Parent’s shareholders. Parent agrees not to exercise the proxy granted herein for any purpose other than the purposes described in this Deed. The foregoing proxy shall be deemed to be a proxy coupled with an interest, is irrevocable (and as such shall survive until the termination of this Deed and shall not be terminated upon the occurrence of any other event other than the termination of this Deed pursuant to Section 19. The Securityholder authorizes such attorney and proxy to substitute any other Person to act hereunder, to revoke any substitution and to file this proxy and any substitution or revocation with the secretary of the Parent. The Securityholder hereby affirms that the proxy set forth in this Section 3 is given in connection with and granted in consideration of and as an inducement to Parent, the Company and the Merger Sub to enter into the Merger Agreement and that such proxy is given to secure the obligations of the Securityholder under Section 2. The proxy set forth in this Section 3 is executed and intended to be irrevocable, subject, however, to its automatic termination upon the termination of this Deed pursuant to Section 9. With respect to any Subject Securities that are owned beneficially by the Securityholder but are not held of record by the Securityholder (other than shares beneficially owned by the Securityholder that are held in the name of a bank, broker or nominee), the Securityholder shall take all action necessary to cause the record holder of such Subject Securities to grant the irrevocable proxy and take all other actions provided for in this Section 3 with respect to such Subject Securities.

4.
Opportunity to Review.   Securityholder acknowledges receipt of the Merger Agreement and represents that he, she, or it has had (a) the opportunity to review, and has read, reviewed and understands, the terms and conditions of the Merger Agreement and this Deed, and (b) the opportunity to review and discuss the Merger Agreement, the Transactions and this Deed with his, her or its own advisors and legal counsel.

5.
No Inconsistent Agreements.   Each Securityholder hereby represents, covenants and agrees that, except for this Deed, such Securityholder (a) has not entered into any voting agreement, voting trust or similar agreement or understanding with respect to any of the Subject Securities, and shall not enter into any other voting agreement, voting trust or similar agreement or understanding with respect to any of the Subject Securities, (b) has not granted, and shall not grant at any time prior to the Expiration Date, a proxy, consent or power of attorney with respect to any of the Subject Securities (other than pursuant to Section 2), (c) has not given, and shall not give, prior to the Expiration Date, any voting instructions or authorities in any manner inconsistent with Section 2,

F-2

with respect to any of the Subject Securities and (d) has not taken and shall not take any action that would reasonably be expected to constitute a breach hereof or make any representation or warranty of such Securityholder contained herein untrue or incorrect or have the effect of preventing such Securityholder from performing any of its obligations under this Deed.
6.
Confidentiality; Further Assurances and Public Disclosure.   From the date of this Deed until the Closing, Securityholder shall not make any public announcements regarding this Deed, the Merger Agreement or the transactions contemplated hereby or thereby; provided, however, that nothing herein shall be deemed to prohibit such public announcement (a) that the Company and Parent agree upon in writing, or (b) required by obligations pursuant to any listing agreement with any national securities exchange or stock market or Applicable Law. From time to time and without additional consideration, each Securityholder shall execute and deliver, or cause to be executed and delivered, such additional instruments, and shall take such further actions, as the Company or Parent may reasonably request for the purpose of carrying out the intent of this Deed. Without limiting the foregoing, each Securityholder hereby severally as to itself only, but not jointly with any other Securityholder, authorizes Parent and the Company to publish and disclose in any public filing made in connection with the Merger Agreement and the transactions contemplated thereby and in any other announcement or disclosure required by applicable Law, such Securityholder’s identity and ownership of the Subject Securities and the nature of such Securityholder’s obligations under this Deed and authorizes the Company and Parent to include this Deed as an exhibit to any filing required to be made by the Company or Parent, as applicable, with the SEC in connection with the Merger Agreement and the Transactions.

7.
Waiver of Rights.   In connection with the Transactions, the Securityholder hereby expressly agrees that the Securityholder will not bring, commence, institute, maintain, prosecute, participate in or voluntarily aid any action, claim, suit or cause of action, in law or in equity, in any court or before any governmental body, which (i) challenges the validity of or seeks to enjoin the operation of any provision of this Deed or (ii) alleges that the execution and delivery of this Deed by the Securityholder, or the approval of the Merger Agreement by the board of directors of the Parent, breaches any fiduciary duty of the board of directors of the Parent or any member thereof; provided that the Securityholder may defend against, contest or settle any such action, claim, suit or cause of action brought against the Securityholder that relates solely to the Securityholder’s capacity as a director, officer or shareholder of the Parent.

8.
Representations and Warranties of Securityholder.   Securityholder hereby represents and warrants as follows:

(a)
Securityholder (i) is the record or beneficial owner of the Subject Securities, free and clear of any liens, adverse claims, charges or other encumbrances of any nature whatsoever (other than pursuant to (x) restrictions on transfer under applicable securities laws, or (y) this Deed), and (ii) does not beneficially own any securities of the Company (including options, warrants or convertible securities) other than the Subject Securities set forth opposite its name on Schedule A.

(b)
Securityholder has the sole right to Transfer, to vote (or cause to vote) and to direct (or cause to direct) the voting of the Subject Securities, and none of the Subject Securities are subject to any voting trust or other agreement, arrangement or restriction with respect to the Transfer or the voting of the Subject Securities (other than restrictions on transfer under applicable securities laws), except as set forth in this Deed.

(c)
Securityholder (i) if not a natural person, is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of organization, and (ii) has the requisite corporate, company, partnership or other power and authority to execute and deliver this Deed, to consummate the transactions contemplated hereby and to comply with the terms hereof. The execution and delivery by Securityholder of this Deed, the consummation by Securityholder of the transactions contemplated hereby and the compliance by Securityholder with the provisions hereof have been duly authorized by all necessary corporate, company, partnership or other action on the part of Securityholder, and no other corporate, company, partnership or other

F-3

proceedings on the part of Securityholder are necessary to authorize this Deed, to consummate the transactions contemplated hereby or to comply with the provisions hereof.
(d)
This Deed has been duly executed and delivered by Securityholder, constitutes a valid and binding obligation of Securityholder and, assuming due authorization, execution and delivery by the other parties thereto, is enforceable against Securityholder in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.

(e)
As of the date hereof, there is no Action pending against Securityholder or, to the knowledge of Securityholder, threatened against Securityholder or any of its Subsidiaries or Affiliates or any of the Securityholder’s properties or assets (including the Subject Shares), or any Order to which Securityholder or any of its Subsidiaries or Affiliates is subject that could reasonably be expected to prevent, delay or impair the ability of the Securityholder to perform the Securityholder’s obligations hereunder or to consummate the transactions contemplated hereby.

(f)
The execution and delivery of this Deed, the consummation of the transactions contemplated hereby and compliance with the provisions hereof do not and will not conflict with, or result in (i) any violation or breach of, or default (with or without notice or lapse of time, or both) under, any provision of the organizational documents of Securityholder, if applicable, (ii) any material violation or breach of, or default (with or without notice or lapse of time, or both) under any (x) statute, law, ordinance, rule or regulation or (y) judgment, order or decree, in each case, applicable to Securityholder or its properties or assets, or (iii) any material violation or breach of, or default (with or without notice or lapse of time, or both) under any material contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which Securityholder is a party or by which Securityholder or Securityholder’s assets are bound.

(g)
The Securityholder has had the opportunity to review the Merger Agreement and this Deed with counsel of the Securityholder’s own choosing. The Securityholder has had an opportunity to review with its own tax advisors the tax consequences of the Merger and the transactions contemplated by the Merger Agreement. The Securityholder understands that it must rely solely on its advisors and not on any statements or representations made by Parent, the Company or any of their respective agents or representatives. The Securityholder understands that such Securityholder (and not Parent, the Company or the Surviving Corporation) shall be responsible for such Securityholder’s tax liability that may arise as a result of the Merger or the transactions contemplated by the Merger Agreement. The Securityholder understands and acknowledges that the Company, Parent and Merger Sub are entering into the Merger Agreement in reliance upon the Securityholder’s execution, delivery and performance of this Deed.

9.
Termination.   This Deed shall terminate automatically upon the earliest of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be terminated in accordance with its terms, (c) as to Securityholder, such date and time as (i) any waiver, supplement, amendment or change to the Merger Agreement is effected without Securityholder’s prior written consent that materially and adversely affects Securityholder, or (ii) upon a Parent Adverse Recommendation Change and (d) as to Securityholder, at such date and time as may be set forth in a written agreement of Parent and Securityholder (each of (a) through (d), the “Expiration Date”). In the event of the termination of this Deed, this Deed shall forthwith become null and void, there shall be no liability on the part of any of the parties, and all rights and obligations of each party hereto shall cease; provided, however, that (i) no such termination of this Deed shall relieve any party hereto from any liability for any breach of any provision of this Deed prior to such termination, and (ii) Section 6 and Section 10 through Section 21 hereof shall survive any termination of this Deed.

10.
No Solicitation.   Subject to Section 11, Securityholder shall not, and shall cause its Subsidiaries (if any) not to, and shall use its reasonable best efforts to cause its Affiliates and Representatives (if any) not to: (a) directly or indirectly solicit, seek, initiate, knowingly encourage, or knowingly facilitate any inquiries regarding, or the making of, any submission or announcement of a proposal or offer

F-4

that constitutes, or is reasonably likely to lead to, any Parent Acquisition Proposal; (b) directly or indirectly engage in, continue, or otherwise participate in any discussions or negotiations regarding, or furnish or afford access to any other Person any information in connection with or for the purpose of encouraging or facilitating, any proposal or offer that constitutes, or is reasonably likely to lead to, any Parent Acquisition Proposal; (c) enter into any agreement, agreement in principle, letter of intent, memorandum of understanding, or similar arrangement with respect to a Parent Acquisition Proposal; (d) solicit proxies with respect to a Parent Acquisition Proposal (other than the Transactions and the Merger Agreement) or otherwise encourage or assist any Person in taking or planning any action that is reasonably likely to compete with, restrain, or otherwise serve to interfere with or inhibit the timely consummation of the Transactions in accordance with the terms of the Merger Agreement; or (e) initiate a vote of the Company’s shareholders at a general meeting with respect to a Parent Acquisition Proposal.
11.
No Agreement as Director or Officer.   To the extent Securityholder is a director or an officer of the Parent or any of the Parent’s Subsidiaries, Securityholder makes no agreement or understanding in this Deed in Securityholder’s capacity as such director or officer, and nothing in this Deed: (a) will limit or affect any actions or omissions taken by Securityholder in Securityholder’s capacity as such a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Deed; or (b) will be construed to prohibit, limit, or restrict Securityholder from exercising Securityholder’s fiduciary duties as an officer or director of the Parent, any of the Parent’s Subsidiaries or any of their respective shareholders.

12.
No Securityholder Litigation.   Securityholder agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, that may be brought against the Company, Parent, Merger Sub or any of their respective successors and assigns relating to the negotiation, execution or delivery of this Deed, the Merger Agreement or the consummation of the transactions contemplated hereby or thereby; provided that this Section 12 shall not be deemed a waiver of any rights of Securityholder or its Affiliates for any breach of this Deed or the Merger Agreement by Parent, the Company or any of their respective Affiliates.

13.
Voluntary Execution of Agreement.   This Deed is executed voluntarily and without any duress or undue influence on the part or behalf of the parties. Each of the parties hereby acknowledges, represents and warrants that (a) it has read and fully understood the Merger Agreement, this Deed and the implications and consequences thereof; (b) it has been represented in the preparation, negotiation, and execution of this Deed by legal counsel of its own choice, or it has made a voluntary and informed decision to decline to seek such counsel; and (c) it is fully aware of the legal and binding effect of this Deed. The Securityholder has had an opportunity to review with its own tax advisors the tax consequences of the Transactions. The Securityholder understands that it must rely solely on its advisors and not on any statements or representations made by Parent, the Company or any of their respective agents or representatives. The Securityholder understands that such Securityholder (and not Parent, or the Company) shall be responsible for such Securityholder’s tax liability that may arise as a result of the Transactions. The Securityholder understands and acknowledges that Parent, the Company and Merger Sub are entering into the Merger Agreement in reliance upon the Securityholder’s execution, delivery and performance of this Deed.

14.
Successors, Assigns and Transferees Bound.   Without limiting Section 1 hereof in any way, each Securityholder agrees that this Deed and the obligations hereunder shall attach to the Subject Securities from the date hereof through the termination of this Deed and shall, to the extent permitted by Applicable Laws, be binding upon any Person to which legal or beneficial ownership of the Subject Securities shall pass, whether by operation of law or otherwise, including Securityholder’s heirs, guardians, administrators or successors, and Securityholder further agrees to take all reasonable actions necessary to effectuate the foregoing.

15.
Remedies.   Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. Securityholder acknowledges that money damages would be both incalculable and an insufficient

F-5

remedy for any breach of this Deed by it, and that any such breach would cause Parent irreparable harm. Accordingly, Securityholder agrees that in the event of any breach or threatened breach of this Deed, Parent, in addition to any other remedies at law or in equity each may have, shall be entitled to seek immediate equitable relief, including injunctive relief and specific performance, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of this Deed and to enforce specifically the terms and provisions hereof in the courts of England and Wales.
16.
Notices.   All notices and other communications hereunder shall be in writing (including electronic mail) and shall be deemed to have been duly given in accordance with the terms of the Merger Agreement and addressed to the respective parties as follows: if to Company, Parent or Merger Sub, to the address or electronic mail address set forth in Section 10.01 of the Merger Agreement and if to Securityholder, to the address or electronic mail address set forth on Schedule A hereto or to such other address or electronic mail address as such party may hereafter specify for the purpose of providing notice to the other party hereto.

17.
Severability.   Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Applicable Law, each party hereby waives any provision of Applicable Law that renders any such provision prohibited or unenforceable in any respect.

18.
Entire Agreement/Amendment.   This Deed (including the provisions of the Merger Agreement referenced herein) represent the entire agreement of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Deed may not be amended, modified, altered or supplemented except by means of a written instrument executed and delivered by the parties hereto.

19.
Third Party Rights.   Except for as otherwise stated in this Deed, a person that is not party to this Deed shall have no right pursuant to the Contracts (Rights of Third Parties) Act 1999 to rely upon or enforce any term of this Deed. This Section 19 shall not affect any right or remedy of a third party which exists or is available apart from that Act.

20.
Applicable Law and Jurisdiction.   The validity, construction and performance of this Deed and any claim, dispute or matter (whether contractual or non-contractual) arising under or in connection with this Deed or its enforceability shall be governed by and construed in accordance with the law of England. Each party irrevocably submits to the exclusive jurisdiction of the courts of England over any claim, dispute or matter arising under or in connection with this Deed or its enforceability or the legal relationships established by this Deed (including non-contractual disputes or claims) and waives any objection to proceedings being brought in such courts on the grounds of venue or on the grounds that proceedings have been brought in an inconvenient forum. Each party further irrevocably agrees that a judgment in any proceedings brought in the courts of England shall be conclusive and binding upon each party and may be enforced in the courts of any other jurisdiction.

21.
Agent for Service of Process.   The Securityholder undertakes to ensure that at all times a person with an address in England is appointed as its process agent to receive on its behalf service of any proceedings in respect of any dispute or claim that arises out of or in connection with this Deed or its subject matter or formation (including non-contractual disputes or claims) (the “Process Agent”). Such service shall be deemed completed on delivery to the Process Agent, whether or not it is forwarded to or received by the corresponding party. At the date of this Deed, the Securityholder has appointed [•] of [•] as its Process Agent. If such person ceases to be able to act as process agent or no longer has an address in England, the Securityholder shall immediately appoint a replacement Process Agent and deliver to the Parent and the Company a notice setting out the new Process Agent’s name and address together with a copy of the new Process Agent’s acceptance of its appointment. Any proceedings or document served on the Process Agent will be validly served if

F-6

delivered in accordance with this Section 21. Nothing in this Deed shall affect the right to serve process in any manner permitted by law.
22.
Counterparts.   This Deed may be executed by delivery of electronic signatures and in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Deed or the terms hereof to produce or account for more than one of such counterparts.

[SIGNATURE PAGES FOLLOW]

F-7

EXECUTED AS A DEED BY	)
[SECURITYHOLDER]	)
[acting by a director] in the presence of	)	Name of director:
Signature of witness:
Name of witness:
Address of witness:

Occupation of witness:
[Signature Page to Parent Voting and Support Deed]

EXECUTED AS A DEED BY	)
SCANCELL HOLDINGS PLC	)
acting by a director in the presence of	)	Name of director:
Signature of witness:
Name of witness:
Address of witness:

Occupation of witness:
EXECUTED AS A DEED BY	)
SCANCELL MERGER SUB, INC	)
acting by a director in the presence of	)	Name of director:
Signature of witness:
Name of witness:
Address of witness:

Occupation of witness:
[Signature Page to Parent Voting and Support Deed]

EXECUTED AS A DEED BY	)
NEUPHORIA THERAPEUTICS INC.	)
acting by a director in the presence of	)	Name of director:
Signature of witness:
Name of witness:
Address of witness:

Occupation of witness:
[Signature Page to Parent Voting and Support Deed]

SCHEDULE A
Name, Address and Electronic Mail Address of Securityholder	Number and Class of Subject Securities
[•]	[•]

Annex G
NEUPHORIA THERAPEUTICS INC.
100 Summit Drive
Burlington, Massachusetts 01803
July 20, 2026
Armistice Capital Master Fund Ltd.
510 Madison Avenue, 7th Floor
New York, New York 10022
Re: Common Stock Purchase Warrant of Neuphoria Therapeutics Inc.
Ladies and Gentlemen:
Reference is made to (a) that certain Common Stock Purchase Warrant (the “Warrant”) issued on December 24, 2024 by Neuphoria Therapeutics Inc. (the “Company” or “Neuphoria”) to Armistice Capital Master Fund Ltd. (“Armistice” or the “Holder”) and (b) the proposed Agreement and Plan of Merger (the “Merger Agreement”), expected to be dated on or about July 20, 2026, among Scancell Holdings plc (“Parent”), Scancell Merger Sub, Inc. (“Merger Sub”) and Neuphoria, pursuant to which Merger Sub will merge with and into the Company and the Company will become an indirect subsidiary of Parent (the “Merger”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Warrant or the Merger Agreement, as applicable.
The parties acknowledge and agree that consummation of the Merger will constitute a “Fundamental Transaction” as defined in Section 3(e) of the Warrant. Pursuant to Section 3(e) of the Warrant, the Holder has the right, at its option, exercisable concurrently with, or within thirty (30) days after, the consummation of a Fundamental Transaction, to require the Company (or any Successor Entity) to purchase the unexercised portion of the Warrant for an amount of cash equal to the “Black Scholes Value” (as defined in the Warrant) of the remaining unexercised portion of the Warrant on the date of consummation of such Fundamental Transaction (such right, the “Cash-Out Right”).
1.   Black Scholes Value Payment.   The parties agree that, notwithstanding any provision of the Warrant to the contrary, if the Black Scholes Value otherwise payable to Armistice upon exercise of the Cash-Out Right in connection with the Merger exceeds $3,500,000, then the amount by which the Black Scholes Value exceeds $3,500,000 (such amount in excess of $3,500,000, the “Excess Amount”) shall be payable to the Holder, at the option of the Holder and in lieu of in cash, in the form of (a) duly authorized, validly issued, fully paid and non-assessable ordinary shares of Parent (“Parent Ordinary Shares”), (b) American Depositary Shares (“ADSs”) representing Parent Ordinary Shares, (c) warrants to purchase Parent Ordinary Shares or ADSs, or (d) a combination of (a), (b) and/or (c) (collectively, the “Equity Consideration”).
2.   Equity Consideration.   The aggregate number of Parent Ordinary Shares constituting or underlying the Equity Consideration that may be issuable to Armistice pursuant to Section 1 above shall be: (a) the Excess Amount (or the portion thereof that is being paid as Equity Consideration); divided by (b) the Parent Per Share Price (as defined in the Merger Agreement); multiplied by (c) 125%. The Parent Ordinary Shares constituting or underlying the Equity Consideration issued pursuant to Section 1 above shall be, promptly following such issuance, registered for resale on an appropriate registration statement with the U.S. Securities and Exchange Commission such that, from and after the effectiveness of such registration statement, the Equity Consideration will be freely tradeable without restriction under the U.S. federal securities laws.
3.   No Other Modification.   Except as expressly modified by this letter agreement, all other terms and conditions of the Warrant remain unmodified and in full force and effect, and nothing in this letter agreement shall be deemed to waive, release, or modify any other right of Armistice under the Warrant.
4.   Governing Law.   This letter agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law.
5.   Counterparts.   This letter agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Delivery of an executed counterpart by electronic transmission (including PDF) shall be effective as delivery of a manually executed counterpart.

G-1

6.   Entire Agreement.   This letter agreement, together with the Warrant, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations, representations, and agreements relating to this subject matter.
7.   Binding Effect.   This letter agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
If the foregoing accurately reflects our mutual agreement, please execute and return a counterpart of this letter agreement, whereupon it shall become a binding agreement between the parties.
Very truly yours,
NEUPHORIA THERAPEUTICS INC.
By:
/s/ Alan Fisher

Name:
Alan Fisher

Title:
Chairman

ACCEPTED AND AGREED:
ARMISTICE CAPITAL MASTER FUND LTD.
By:
/s/ Steven Boyd

Name:
Steven Boyd

Title:
CIO of Armistice Capital, LLC,
the Investment Manager

G-2

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of Directors and Officers
Subject to the U.K. Companies Act 2006, members of the registrant’s board of directors and its officers have the benefit of the following indemnification provisions in the registrant’s articles of association:
Current and former members of the registrant’s board of directors or officers shall be indemnified against all costs, charges, losses expenses and liabilities incurred by them in the actual or purported execution, discharge or exercise of their duties or powers, or otherwise in relation to their duties, powers, office or employment, including without limitation, any liability incurred by them in defending any proceedings (whether civil or criminal) relating to anything done or omitted or alleged to have been done or omitted by them as an officer or employee of the registrant and in which judgment is given in their favor or if they are acquitted or the proceedings in which are otherwise disposed of without any finding or admission of any material breach of duty on their part or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to them by the court.
The registrant may also provide such persons with funds to meet expenditure incurred, or to be incurred by them in connection with any such proceedings or application, and may otherwise take any action to enable any such person to avoid incurring such expenditure.
In the case of current or former members of the registrant’s board of directors, in compliance with the U.K. Companies Act 2006, there shall be no entitlement to reimbursement as referred to above for (i) any liability incurred to the registrant or any associated company, (ii) the payment of a fine imposed in any criminal proceeding or a penalty imposed by a regulatory authority for non-compliance with any requirement of a regulatory nature, (iii) the defense of any criminal proceeding if the member of the registrant’s board of directors is convicted, (iv) the defense of any civil proceeding brought by the registrant or an associated company in which judgment is given against the director, and (v) any application for relief under the statutes of the United Kingdom and any other statutes that concern and affect the registrant as a company in which the court refuses to grant relief to the director.
In addition, members of the registrant’s board of directors and its officers who have received payment from the registrant under these indemnification provisions must repay the amount they received in accordance with the Companies Act or in any other circumstances that the registrant may prescribe or where the registrant has reserved the right to require repayment.
The registrant may also provide such persons with funds to meet expenditure incurred, or to be incurred by them in connection with any such proceedings or application, and may otherwise take any action to enable any such person to avoid incurring such expenditure.
Item 21.   Exhibits and Financial Statement Schedules
(a)   Exhibits.
Exhibit Number	Description
2.1†
Agreement and Plan of Merger, dated as of July 23, 2026, by and among Scancell Holdings plc, Scancell Merger Sub, Inc. and Neuphoria Therapeutics Inc. (included as Annex A to the proxy statement/prospectus).

2.2
Scheme Implementation Agreement, dated October 1, 2024, between Bionomics Limited and Neuphoria Therapeutics Inc. (incorporated by reference to Exhibit 2.1 to Form 8-K filed by Neuphoria on October 2, 2024).

2.3
Amending Agreement to Scheme Implementation Agreement, dated October 24, 2024, between Bionomics Limited and Neuphoria Therapeutics Inc (incorporated by reference to Exhibit 99.1 to Form 8-K filed by Neuphoria on November 8, 2024).

Exhibit Number	Description
3.1
Amended and Restated Certificate of Incorporation of Neuphoria, as filed with the Secretary of State of the State of Delaware on October 3, 2024 (incorporated by reference to Exhibit 3.1 to Form 8-K filed by Neuphoria on December 23, 2024).

3.2	Bylaws of Neuphoria, dated August 2, 2024 (incorporated by reference to Exhibit 3.2 to Form 8-K filed by Neuphoria on December 23, 2024).
3.3
Certificate of Designation of Series A Preferred Stock of Neuphoria filed with the Secretary of State of the State of Delaware on October 27, 2025 (incorporated by reference to Exhibit 3.1 to Neuphoria Therapeutics Inc.’s Current Report on Form 8-K, filed by Neuphoria on October 27, 2025).

3.4*	Articles of Association of Scancell Holdings plc. (included as Annex D to the proxy statement/prospectus).
4.1*	Form of Deposit Agreement between Scancell Holdings plc and Citibank, N.A.
4.2*	Form of American Depositary Receipt (included in Exhibit 4.1).
4.3*
August 2020 Loan Note Instrument, dated August 12, 2020, and November 2020 Loan Note Instrument, dated November 10, 2020, as amended by the Agreement Regarding Amendment of Loan Note Instrument and Partial Redemption of Loan Notes, dated July 1, 2024.

4.4*	Side Letter Deed between the Redmile Entities and Scancell dated July 23, 2026.
4.5*	Form of Kreos Warrant Instrument.
4.6
Rights Agreement, dated as of October 27, 2025 between Neuphoria Therapeutics Inc. and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.1 to Neuphoria Therapeutics Inc.’s Current Report on Form 8-K, filed by Neuphoria on October 27, 2025).

5.1**	Opinion of Cooley (UK) LLP as to the validity of Scancell’s ordinary shares.
10.1	Neuphoria Therapeutics Inc. 2024 Equity Incentive Plan (incorporated by reference to Exhibit 10.2 to Form 8-K filed by Neuphoria on December 23, 2024)
10.2††+*	License Agreement between Genmab A/S and Scancell Limited, dated October 21, 2022.
10.3††+*	Options and License Agreement between Genmab A/S and Scancell Limited, dated June 3, 2024.
10.4††+*	Strategic Partnership Agreement between Scancell Limited and PharmaJet Inc., dated September 16, 2024.
10.5††+
Research Collaboration and License Agreement, dated September 15, 2014, by and between Bionomics Limited (n/k/a Neuphoria Therapeutics Inc.) and Merck Sharp & Dohme Corp., as amended (incorporated by reference to Exhibit 10.1 to Bionomics Limited’s Registration Statement on Form F-1 filed on November 22, 2021)

10.6††+
IP License Agreement, dated November 2020, by and between Bionomics Limited (n/k/a Neuphoria Therapeutics Inc.) and Carina Biotech Pty Ltd (incorporated by reference to Exhibit 10.6 to Bionomics Limited’s Registration Statement on Form F-1 filed on November 22, 2021)

10.7
Consulting Agreement, dated July 2021, by and between Neuphoria Therapeutics Inc. (f/k/a Bionomics Limited) and Danforth Advisors LLC, as amended (incorporated by reference to Exhibit 4.24 to Bionomics Limited’s Annual Report on Form 20-F for the fiscal year ended June 30, 2023, filed on October 18, 2023 (as amended on January 17, 2024))

10.8
Engagement Letter, dated December 1, 2023, between WG Partners and Bionomics Limited (n/k/a Neuphoria Therapeutics Inc.) (incorporated by reference to Exhibit 10.25 to Bionomics Limited’s Registration Statement on Form F-1 filed on June 18, 2024), amended on January 20, 2026.

10.9
Consulting Agreement, effective January 1, 2026, between the Company and Mr. Papapetropoulos (incorporated by reference to Exhibit 10.1 to Neuphoria Therapeutics Inc.’s Current Report on Form 8-K, filed on January 7, 2026)

Exhibit Number	Description
10.10*	Form of Contingent Value Rights Agreement (included as Annex B to the proxy statement/prospectus).
10.11*	Form of Company Voting and Support Agreement (included as Annex E to the proxy statement/prospectus).
10.12*	Form of Parent Voting and Support Deed (included as Annex F to the proxy statement/prospectus).
10.13	Form of Lock-Up Agreement (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed by Neuphoria on July 24, 2026).
10.14
Form of Subscription Agreement, by and among Scancell Holdings plc, Scancell Merger Sub, Inc., Neuphoria and institutional investors (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed by Neuphoria on July 24, 2026).

10.15
Form of Subscription Agreement, by and among Scancell Holdings plc, Scancell Merger Sub, Inc., Neuphoria and individual investors (incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K filed by Neuphoria on July 24, 2026).

10.16*	Letter Agreement, dated as of July 20, 2026, between Neuphoria Therapeutics Inc. and Armistice Capital Master Fund Ltd. (included as Annex G to the proxy statement/prospectus).
10.17
Common Stock Purchase Warrant, dated June 4, 2024, as replaced on December 24, 2024, issued to Armistice Capital Master Fund Ltd. (incorporated by reference to Exhibit 10.1 to Neuphoria Therapeutics Inc.’s Registration Statement on Form S-3 filed on January 6, 2025)

10.18*	Loan Agreement, dated as of September 24, 2026, between Kreos Capital VIII (UK) Ltd. and Scancell.
21.1*	List of subsidiaries of Scancell Holdings plc.
23.1*	Consent of Wolf & Company, P.C., independent registered accounting firm for Neuphoria Therapeutics Inc.
23.2*	Consent of RSM US LLP, independent registered accounting firm for Scancell Holdings plc.
23.3**	Consent of Cooley (UK) LLP (included as part of Exhibit 5.1).
24.1*	Power of Attorney (included on signature page to the initial filing of the Registration Statement).
99.1*	Consent of Newbridge Securities Corporation.
99.2*	Consent of Phillip L’Huillier be named as a director.
99.3*	Consent of Jean-Michel Cosséry be named as a director.
99.4*	Consent of Susan Clement Davies to be named as a director.
99.5*	Consent of Lindy Durrant be named as a director.
99.6*	Consent of Ursula Ney to be named as a director.
99.7*	Consent of Florian Reinaud be named as a director.
99.8*	Consent of Martin Diggle be named as a director.
107*	Filing Fee Table

*
Filed herewith.

**
To be filed by amendment.

†
Schedules and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of any omitted schedule of exhibit to the SEC upon request.

††
Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit.

+
Certain schedules and exhibits to this Exhibit have been omitted pursuant to Regulation S-K Item 601(a)(5). The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

Item 22.   Undertakings
A.   Scancell hereby undertakes:
(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)   That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)   To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.
(5)   For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
B.   Scancell hereby undertakes:
(1)   that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(2)   That every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C.   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
D.   The undersigned registrant hereby undertakes (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
E.   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Oxford on the 9th day of October 2026.
By:
/s/ Phillip L’Huillier

Name: Phillip L’Huillier
Title:  Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Phillip L’Huillier, David Schilansky and Lindy Durrant, jointly and severally, as his or her true and lawful agent, proxy and attorneys-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his substitutes may lawfully do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Phillip L’Huillier Phillip L’Huillier	Chief Executive Officer and Director (Principal Executive Officer)	October 9, 2026
/s/ David Schilansky David Schilansky	Interim Chief Financial Officer (Principal Financial Officer)	October 9, 2026
/s/ Alex Hayward Alex Hayward	Finance Director and Company Secretary (Principal Accounting Officer)	October 9, 2026
/s/ Jean-Michel Cosséry Jean-Michel Cosséry	Chair of the Board of Directors	October 9, 2026
/s/ Susan Clement Davies Susan Clement Davies	Deputy Chair of the Board of Directors	October 9, 2026
/s/ Lindy Durrant Lindy Durrant	Director and Chief Scientific Officer	October 9, 2026

Signature	Title	Date
/s/ Ursula Ney Ursula Ney	Director	October 9, 2026
/s/ Florian Reinaud Florian Reinaud	Director	October 9, 2026
/s/ Martin Diggle Martin Diggle	Director	October 9, 2026

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF THE REGISTRANT
Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Scancell Holdings plc, has signed this registration statement or amendment thereto in New York on October 9, 2026.
Authorized U.S. Representative
Cogency Global Inc.
By:
/s/ Colleen A. De Vries

Name: Colleen A. De Vries
Title:  Senior Vice President